As filed with the Securities and Exchange Commission on December 22, 2022
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Quality Gold Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (Jurisdiction of Incorporation or Organization)	5094 (Primary Standard Industrial Classification Code Number)	92-0654360 (I.R.S. Employer Identification Number)
500 Quality Blvd.
Fairfield, OH 45014
800-354-9833
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael Langhammer
Chief Executive Officer and President
500 Quality Blvd.
Fairfield, OH 45014
800-354-9833
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Patricia Plavko Alan MacDonald Frost Brown Todd LLP 9277 Centre Pointe Drive, Suite 300 West Chester, OH 45069 (513) 870-8200	Sidney Burke Stephen P. Alicanti DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, NY 10020 (212) 335-4500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT AND PROSPECTUS
SUBJECT TO COMPLETION, DATED DECEMBER 22, 2022
LETTER TO STOCKHOLDERS OF TASTEMAKER ACQUISITION CORP.
Tastemaker Acquisition Corp.
501 Madison Avenue, Floor 5
New York, NY 10019
Dear Tastemaker Acquisition Corp. Stockholders:
Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker”), is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination (as defined below). At the Tastemaker special meeting of stockholders, which will be held on [•], 2023, at [•] a.m., Eastern time, virtually at [•], unless postponed or adjourned to a later date, Tastemaker will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination, and approve the other proposals described in this proxy statement/prospectus. The special meeting of stockholders will be held in a virtual meeting format only. You will not be able to physically attend the special meeting.
On October 20, 2022, Tastemaker entered into a business combination agreement (the “Business Combination Agreement”) with the following entities:
•
Quality Gold Holdings, Inc., a newly organized holding company and Delaware corporation (together with, unless the context otherwise requires, its consolidated subsidiaries for periods following the Business Combination, “New Parent”);

•
Five newly incorporated subsidiaries of New Parent: Tastemaker Merger Sub, Inc., a Delaware Corporation (“Merger Sub I”), QGM Merger Sub, Inc., an Ohio corporation (“Merger Sub II”), J&M Merger Sub, Inc., a Delaware corporation (“Merger Sub III”), L&L Merger Sub, Inc., an Ohio corporation (“Merger Sub IV”), and Quality Gold Merger Sub, Inc., an Ohio corporation (“Merger Sub V” and together with Merger Sub I, Merger Sub II, Merger Sub III and Merger Sub IV, the “Merger Subs”); and

•
Four operating companies affiliated with each other and New Parent: Quality Gold, Inc., an Ohio corporation (“Quality Gold”), QGM, LLC, an Ohio limited liability company (“QGM”), J & M Group Holdings Inc., a Delaware corporation (“J&M”), and L & L Group Holdings, LLC, an Ohio limited liability company (“L&L” and together with Quality Gold, QGM, J&M, the “Quality Gold Companies”).

Pursuant to the Business Combination Agreement, Tastemaker and the Quality Gold Companies will become wholly-owned subsidiaries of New Parent through a series of five concurrent Mergers (as defined below). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. The Business Combination Agreement specifically provides:
•
in the first merger, Merger Sub I will merge with and into Tastemaker, with Tastemaker surviving the merger as a wholly-owned subsidiary of New Parent (the “First Merger”);

•
in the second merger, Merger Sub II will merge with and into QGM, with QGM surviving the merger as a wholly-owned subsidiary of New Parent (the “Second Merger”);

•
in the third merger, Merger Sub III will merge with and into J&M, with J&M surviving the merger as a wholly-owned subsidiary of New Parent (the “Third Merger”);

•
in the fourth merger, Merger Sub IV will merge with and into L&L, with L&L surviving the merger as a wholly-owned subsidiary of New Parent (the “Fourth Merger”); and

•
in the fifth merger, Merger Sub V will merge with and into Quality Gold, with Quality Gold surviving the merger as a wholly-owned subsidiary of New Parent (the “Fifth Merger” and together with the First Merger, the Second Merger, the Third Merger and the Fourth Merger, the “Mergers”).

We refer to the Mergers, together with the other transactions described in the Business Combination Agreement, as the “Business Combination”. Each Merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware or the Secretary of State of Ohio, as the case may be. We refer to the date and time at which the Mergers become effective as the “Effective Time.”
At the Effective Time, each warrant (a “Tastemaker Warrant”) to purchase shares of Class A common stock, par value $0.0001 per share, of Tastemaker (“Tastemaker Class A Common Stock”) that is outstanding immediately prior to the Effective Time will, pursuant to the terms of that certain warrant agreement, dated January 7, 2021, by and between

Tastemaker and Continental Stock Transfer & Trust Company, as amended by the warrant assignment, assumption and amendment agreement, dated as of the date of the closing of the Business Combination, by and among Tastemaker, New Parent, and Continental Stock Transfer & Trust Company (as so amended, the “Warrant Agreement”), cease to represent the right to acquire one share of Tastemaker Class A Common Stock and shall be converted in accordance with the terms of such Warrant Agreement, at the Effective Time, into a right to acquire one share of New Parent Common Stock (each, a “New Parent Warrant” and collectively, the “New Parent Warrants”) on substantially the same terms that were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement.
Immediately upon the occurrence of the Effective Time, Tastemaker Sponsor LLC, a Delaware limited liability company (the “Sponsor”), will automatically forfeit up to 2,070,000 shares of New Parent Common Stock and, immediately after the Effective Time, will transfer 2,610,000 private placement warrants to equityholders of the Quality Gold Companies. In connection with the closing of the Business Combination (the “Closing” and the date of the Closing, the “Closing Date”) (a) the equityholders of the Quality Gold Companies will subject 11,700,000 newly-issued shares of New Parent Common Stock (the “Deferred Company Shares”) and the Closing Adjustment Deferred Shares (as defined below), if any, and (b) the Sponsor will subject 2,070,000 shares of New Parent Common Stock to be issued to the Sponsor (the “Deferred Sponsor Shares” and, together with the Deferred Company Shares and the Closing Adjustment Deferred Shares, the “Deferred Shares”) to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement. The Deferred Shares will have voting rights but no right to dividends or distributions until such restrictions have lapsed. One third of each of the Deferred Company Shares and the Deferred Sponsor Shares will vest upon the occurrence of each of the following events: (i) the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share, (ii) the first time the closing price of the New Parent Common Stock equals or exceeds $15.00, and (iii) the first time the closing price of the New Parent Common Stock equals or exceeds $17.00 per share, in each case, for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment in the event that any dividends are paid. All of the Closing Adjustment Deferred Shares, if any, will vest upon the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment in the event that any dividends are paid. If a definitive agreement with respect to a Change in Control (as defined in the Business Combination Agreement) is entered into, then, effective as of immediately prior to closing of such Change in Control, unless previously vested pursuant to clauses (i) through (iii) of the preceding sentence, each of the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares will vest. In addition, on the seventh anniversary of the Closing, each of the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares will vest.
At the Effective Time, all equity interests in the Quality Gold Companies (the “Quality Gold Company Shares”) issued and outstanding immediately prior to the Effective Time will be cancelled and, subject to the terms of the Business Combination Agreement, converted into the right of the holder thereof to receive the applicable portion of the Merger Consideration (as defined below), as allocated pursuant to an allocation schedule (the “Allocation Schedule”) setting forth each Quality Gold Company equityholder’s percentage allocation of the Cash Consideration (as defined below), Stock Consideration (as defined below), Deferred Company Shares and the Closing Adjustment Deferred Shares, if any.
The aggregate consideration to be paid to the equityholders of the Quality Gold Companies in the Mergers (the “Merger Consideration”) will consist of up to $35,000,000 (the “Cash Consideration”), 83,100,000 newly issued shares of New Parent Common Stock (the “Stock Consideration”), the Deferred Company Shares and the Closing Adjustment Deferred Shares, subject to adjustment as described herein. If, after giving effect to redemptions of Tastemaker Class A Common Stock, (x) the amount of cash in Tastemaker’s trust account (the “Trust Account”) to be released to Tastemaker at the Closing plus (y) the aggregate proceeds to be received pursuant to any private placement of equity interests of Tastemaker or New Parent plus (z) all funds held outside of the Trust Account and immediately available to Tastemaker (the sum of clauses (x), (y) and (z), the “Tastemaker Closing Cash”) is less than $27,900,000 (the “Threshold Amount”), then the Cash Consideration will be reduced by the difference between the Threshold Amount and the Tastemaker Closing Cash (the “Cash Consideration Shortfall”), and the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal, in the aggregate, to the quotient of (i) the Cash Consideration Shortfall divided by (ii) $10.10.
The Stock Consideration is also subject to a customary working capital adjustment, which will be no more than $10 million, a customary net debt adjustment and an adjustment based on specified expenses incurred by Tastemaker (the “Closing Adjustment”). The Stock Consideration will be adjusted upwards (if the Closing Adjustment is positive) or downwards (if the Closing Adjustment is negative) by a number of shares of New Parent Common Stock equal to (x) the Closing Adjustment divided by (y) $10.10. In addition, if the working capital adjustment exceeds $10 million, then the total amount of Deferred Company Shares will be increased by a number of shares equal to (x) such excess amount divided by (y) $10.10 (the “Closing Adjustment Deferred Shares”). Further, the equityholders of the Quality Gold Companies may elect, by written notice delivered to Tastemaker at least two days prior to the Closing Date, to reduce the Cash Consideration (after taking into account any Cash Consideration Shortfall), in which case the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal to the quotient of (x) such reduction in the Cash Consideration divided by (y) $10.10.

Tastemaker’s units, Tastemaker Class A Common Stock and Tastemaker Warrants are currently listed on the Nasdaq Capital Market under the symbols “TMKRU,” “TMKR,” and “TMKRW,” respectively. Upon the closing of the Business Combination, Tastemaker securities are expected to be delisted from Nasdaq. Shares of New Parent Common Stock and New Parent Warrants are expected to trade under the symbols “QGLD” and “QGLDW,” respectively, following the consummation of the Business Combination.
As described in this proxy statement/prospectus, certain equityholders of the Quality Gold Companies are parties to a support agreement with Tastemaker (the “Support Agreement”) whereby such equityholders agreed to, among other things, vote all of their Quality Gold Company Shares in favor of approving the Business Combination and other proposed transactions (together, the “Proposed Transactions”) contemplated by the Business Combination Agreement. Collectively, as of December 22, 2022, these equityholders of the Quality Gold Companies held 100% of the outstanding Quality Gold Company Shares.
After careful consideration, the board of directors of Tastemaker has unanimously approved the Business Combination and recommends that Tastemaker stockholders vote “FOR” the proposals described in this proxy statement/prospectus. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder.
More information about Tastemaker, the Quality Gold Companies and the Proposed Transactions is contained in this proxy statement/prospectus. You are urged to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 43 OF THIS PROXY STATEMENT/PROSPECTUS.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
[•]	David Pace Co-Chief Executive Officer and Director
This proxy statement/prospectus is dated [•], and is first being mailed to the stockholders of Tastemaker on or about that date.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Tastemaker Acquisition Corp.
501 Madison Avenue, Floor 5
New York, NY 10019
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•]
To the Stockholders of Tastemaker Acquisition Corp.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker,” “we,” “our” or “us”), will be held on [•], at [•] a.m., Eastern time, virtually at [•]. You are cordially invited to virtually attend the special meeting for the following purposes:
1.
The “Business Combination Proposal” — to approve and adopt the Business Combination Agreement, dated as of October 20, 2022 (as it may be amended from time to time, the “Business Combination Agreement”), by and among Tastemaker Acquisition Corp., Quality Gold Holdings, Inc., a Delaware corporation (together with, unless the context otherwise requires, its consolidated subsidiaries for periods following the Business Combination, “New Parent”), and the other parties thereto, and the transactions contemplated thereby (collectively, the “Business Combination”).

2.
The “Stockholder Adjournment Proposal” — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or if Tastemaker determines that additional time is necessary to effectuate the Business Combination.

Only holders of record of our common stock at the close of business on [•] are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.
Pursuant to our amended and restated certificate of incorporation, as amended, we are providing our Public Stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $29.8 million on December 12, 2022, the estimated per share redemption price would have been approximately $10.20. Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal and any of the other proposals presented. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the public shares. Holders of our outstanding warrants to purchase shares of our Class A common stock do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of our Class B common stock (“Founder Shares”) have agreed to waive their redemption rights with respect to their Founder Shares and any public shares that they may have acquired during or after our initial public offering in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Tastemaker Sponsor LLC owns approximately 70% of our issued and outstanding shares of common stock, consisting of 100% of the Founder Shares.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.
The special meeting will be held in virtual meeting format only. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted.
By Order of the Board of Directors,
[•]	David Pace Co-Chief Executive Officer and Director

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Quality Gold Holdings, Inc., a Delaware corporation (“New Parent”) (File No. 333-[•]), constitutes a prospectus of New Parent under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.0001 per share, of New Parent (“New Parent Common Stock”) to be issued if the transactions contemplated by the Business Combination Agreement (the “Business Combination”) are consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of stockholders of Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker”), at which stockholders of Tastemaker will be asked to consider and vote upon a proposal to approve the Business Combination, as described herein, by the approval and adoption of the Business Combination Agreement (as defined below), among other matters (the “special meeting” or the “special meeting of stockholders”).
FREQUENTLY USED TERMS AND CERTAIN ASSUMPTIONS
In this document:
“2023 Plan” means the Quality Gold Holdings, Inc. 2023 Incentive Compensation Plan.
“broker non-vote” means the failure of a Tastemaker stockholder, who holds its, his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the business combination agreement, dated as of October 20, 2022, as may be amended from time to time, by and among Tastemaker, New Parent, the Quality Gold Companies and the Merger Subs.
“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.
“Closing” means the consummation of the Business Combination.
“Closing Adjustment Deferred Shares” means the shares of New Parent Common Stock that will be issued at Closing to the equityholders of the Quality Gold Companies in connection with any Closing Adjustment and will be subject to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“DGCL” means the Delaware General Corporation Law.
“Deferred Company Shares” means an aggregate of 11,700,000 newly-issued shares of New Parent Common Stock to be issued at Closing to the equityholders of the Quality Gold Companies that will be subject to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement.
“Deferred Shares” means, collectively, the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares.
“Deferred Sponsor Shares” means 2,070,000 shares of New Parent Common Stock to be issued at Closing to the Sponsor that will be subject to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Fifth Merger” means the merger of Merger Sub V with and into Quality Gold, with Quality Gold surviving the Fifth Merger.

“First Merger” means the merger of Merger Sub I with and into Tastemaker, with Tastemaker surviving the First Merger.
“Founder Shares” means the shares of Tastemaker Class B Common Stock initially purchased by the Sponsor in a private placement in connection with the IPO.
“Fourth Merger” means the merger of Merger Sub IV with and into L&L, with L&L surviving the Fourth Merger.
“GAAP” means U.S. generally accepted accounting principles.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means Tastemaker’s initial public offering of units, consummated on January 12, 2021.
“J&M” means J & M Group Holdings Inc., a Delaware corporation.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Key Quality Gold Equityholders” means, collectively, Michael Langhammer and Jason Langhammer and/or entities controlled by such individuals which currently own equity interests in any of the Quality Gold Companies (including trusts for the benefit of any family member of the foregoing).
“L&L” means L & L Group Holdings, LLC, an Ohio limited liability company.
“Mergers” means, collectively, the First Merger, the Second Merger, the Third Merger, the Fourth Merger and the Fifth Merger.
“Merger Sub I” means Tastemaker Merger Sub, Inc., a Delaware corporation.
“Merger Sub II” means QGM Merger Sub, Inc., an Ohio corporation.
“Merger Sub III” means J&M Merger Sub, Inc., a Delaware corporation.
“Merger Sub IV” means L&L Merger Sub, Inc., an Ohio corporation.
“Merger Sub V” means Quality Gold Merger Sub, Inc., an Ohio corporation.
“Merger Subs” means, collectively, Merger Sub I, Merger Sub II, Merger Sub III, Merger Sub IV and Merger Sub V.
“Nasdaq” means the NASDAQ Stock Market LLC.
“New Parent” means Quality Gold Holdings, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries (including each of the Quality Gold Companies) for periods following the Business Combination.
“New Parent Common Stock” means validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of New Parent.
“New Parent Private Placement Warrants” means warrants to acquire New Parent Common Stock on substantially equivalent terms and conditions as the Private Placement Warrants.
“New Parent Warrants” means warrants to acquire New Parent Common Stock on substantially equivalent terms and conditions as set forth in the Tastemaker Warrants.
“OGCL” means the Ohio General Corporation Law.
“OLLCA” means the Ohio Revised Limited Liability Company Act.
“PCAOB” means the Public Company Accounting Oversight Board.
“Private Placement Warrants” means the warrants to purchase shares of Tastemaker Class A Common Stock purchased by the Sponsor in a private placement in connection with the IPO.

“Proposed Transactions” means the Business Combination and other proposed transactions contemplated by the Business Combination Agreement.
“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-[•]) filed with the SEC.
“Public Stockholders” means the holders of shares of Tastemaker Class A Common Stock.
“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of Tastemaker Class A Common Stock, in accordance with its terms.
“QGM” means QGM, LLC, an Ohio limited liability company.
“Quality Gold” means Quality Gold, Inc., an Ohio corporation.
“Quality Gold Companies” means collectively, Quality Gold, QGM, J&M and L&L. Following the closing of the Business Combination, each of Quality Gold, QGM, J&M and L&L will be direct, wholly-owned subsidiaries of New Parent.
“Quality Gold Company Shares” means all equity interests in the Quality Gold Companies issued and outstanding immediately prior to the Effective Time.
“Registration Rights and Lock-Up Agreement” means the Registration Rights and Lock-Up Agreement attached as Annex D to this proxy statement/prospectus, which is to be entered into by and among New Parent and each of the persons or entities listed on Schedule A thereto.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Merger” means the merger of Merger Sub II with and into QGM, with QGM surviving the Second Merger.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Sponsor” means Tastemaker Sponsor LLC, a Delaware limited liability company.
“Sponsor Support Agreement” means the letter agreement, dated as of October 20, 2022, by and between the Sponsor and Quality Gold.
“Support Agreement” means the sponsor support and waiver letter agreement, dated as of October 20, 2022, by and among Tastemaker, Michael Langhammer, Jason Langhammer and the other parties thereto, which is attached as Annex E to this proxy statement/prospectus.
“Tastemaker” means Tastemaker Acquisition Corp., a Delaware corporation.
“Tastemaker Charter” means the Amended and Restated Certificate of Incorporation of Tastemaker, dated January 7, 2021, as amended by the First Amendment to the Amended and restated Certificate of Incorporation of Tastemaker, dated December 12, 2022.
“Tastemaker Class A Common Stock” means shares of Class A common stock, par value $0.0001 per share, of Tastemaker issued as part of the units sold in the IPO.
“Tastemaker Unit” or “unit” means one share of Tastemaker Class A common stock and one-half of one Tastemaker Warrant.
“Tastemaker Warrants” means warrants to purchase shares of Tastemaker Class A Common Stock as contemplated under the Warrant Agreement, with each warrant exercisable for one share of Tastemaker Class A Common Stock at an exercise price of $11.50.
“Third Merger” means the merger of Merger Sub III with and into J&M, with J&M surviving the Third Merger.
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.

“Warrant Agreement” means the warrant agreement, dated as of January 7, 2021, by and between Tastemaker and Continental Stock Transfer & Trust Company, governing Tastemaker’s outstanding warrants, to be amended at Closing by that certain warrant assignment, assumption and amendment agreement, by and among Tastemaker, New Parent, and Continental Stock Transfer & Trust Company.
Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by Tastemaker’s Public Stockholders; (ii) prior to the consummation of the Business Combination, no inclusion of the 22,500,000 shares of Tastemaker Class A Common Stock issuable upon the exercise of 13,800,000 Public Warrants and 8,700,000 Private Placement Warrants; (iii) after the consummation of the Business Combination, no inclusion of the 22,500,000 shares of New Parent Common Stock issuable upon the exercise of 13,800,000 New Parent Warrants and 8,700,000 New Parent Private Placement Warrants; (iv) the inclusion of the Deferred Company Shares and the Deferred Sponsor Shares, (v) no issuance of any Closing Adjustment Deferred Shares and (vi) no inclusion of the 18,758,529 shares of New Parent Common Stock available for issuance under the 2023 Plan.
In addition, unless otherwise specified and assuming no redemptions, ownership interests presented on a fully diluted basis include (1) 102,556,927 shares of New Parent Common Stock issued as of the Closing (including the 11,700,000 Deferred Company Shares and 2,070,000 Deferred Sponsor Shares), (2) 13,800,000 shares of New Parent Common Stock underlying the New Parent Warrants and (3) 8,700,000 shares of New Parent Common Stock underlying the New Parent Private Placement Warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Tastemaker stockholders. You are urged to carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Questions and Answers About the Special Meeting of Tastemaker’s Stockholders and the Related Proposals
Q.
Why am I receiving this proxy statement/prospectus?

A.
Tastemaker stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Business Combination, together with other proposals. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Tastemaker has entered into the Business Combination Agreement with New Parent, the Merger Subs and the Quality Gold Companies pursuant to which Tastemaker and the Quality Gold Companies will become wholly-owned subsidiaries of New Parent through a series of five concurrent Mergers. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. The Business Combination Agreement specifically provides:
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in the First Merger, Merger Sub I will merge with and into Tastemaker, with Tastemaker surviving the merger as a wholly-owned subsidiary of New Parent;

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in the Second Merger, Merger Sub II will merge with and into QGM, with QGM surviving the merger as a wholly-owned subsidiary of New Parent;

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in the Third Merger, Merger Sub III will merge with and into J&M, with J&M surviving the merger as a wholly-owned subsidiary of New Parent;

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in the Fourth Merger, Merger Sub IV will merge with and into L&L, with L&L surviving the merger as a wholly-owned subsidiary of New Parent; and

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in the Fifth Merger, Merger Sub V will merge with and into Quality Gold, with Quality Gold surviving the merger as a wholly-owned subsidiary of New Parent.

Each Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or the Secretary of State of Ohio, as the case may be. We refer to the date and time at which the Mergers become effective as the “Effective Time.”
At the Effective Time, (a) each outstanding share of Tastemaker Class A Common Stock and each outstanding Founder Share will be converted into the right to receive one share of New Parent Common Stock and (b) each Tastemaker Warrant outstanding immediately prior to the Effective Time will be converted into a right to acquire one share of New Parent Common Stock (instead of the right to acquire one share of Tastemaker Class A Common Stock) on substantially the same terms of the Warrant Agreement that were in effect immediately prior to the Effective Time.
In addition, at the Effective Time, the Sponsor will automatically forfeit up to 2,070,000 shares of New Parent Common Stock and, immediately after the Effective Time, will transfer 2,610,000 Private Placement Warrants to the equityholders of the Quality Gold Companies.
In connection with the Closing, (a) the equityholders of the Quality Gold Companies will subject 11,700,000 Deferred Company Shares and any Closing Adjustment Deferred Shares, and (b) the Sponsor will subject 2,070,000 Deferred Sponsor Shares to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement.
The Deferred Shares will have voting rights but no right to dividends or distributions until the restrictions have lapsed. One-third of each of the Deferred Company Shares and the Deferred Sponsor

Shares will vest when each of the following events occurs: (i) the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share, (ii) the first time the closing price of the New Parent Common Stock equals or exceeds $15.00, and (iii) the first time the closing price of the New Parent Common Stock equals or exceeds $17.00 per share, in each case, for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment if any dividends are paid. All of the Closing Adjustment Deferred Shares, if any are issued, will vest upon the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment if any dividends are paid. If a definitive agreement providing for a Change in Control (as defined in the Business Combination Agreement) is entered into, then, effective immediately prior to closing of such Change in Control, each of the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares will vest, unless previously vested. In addition, any unvested Deferred Company Shares, Closing Adjustment Deferred Shares and Deferred Sponsor Shares will vest on the seventh anniversary of the Closing.
At the Effective Time, all of the outstanding Quality Gold Company Shares issued and outstanding immediately prior to the Effective Time will be cancelled and, subject to the terms of the Business Combination Agreement, converted into the right of the holder thereof to receive the applicable portion of the Merger Consideration (as defined below). The Merger Consideration to be paid to the equityholders of the Quality Gold Companies in the Mergers will consist of up to $35,000,000 in cash (the “Cash Consideration”), 83,100,000 newly issued shares of New Parent Common Stock (the “Stock Consideration”), the Deferred Company Shares and any Closing Adjustment Deferred Company Shares, subject to adjustment as described below. The Merger Consideration will be allocated among the Quality Gold Company equityholders according to an allocation schedule setting forth each equityholder’s percentage allocation of the Cash Consideration, Stock Consideration, Deferred Company Shares and any Closing Adjustment Deferred Shares.
If, after giving effect to redemptions of Tastemaker Class A Common Stock, (x) the amount of cash in the Trust Account to be released to Tastemaker at the Closing plus (y) the aggregate proceeds to be received pursuant to any private placement of equity interests of Tastemaker or New Parent plus (z) all funds held outside of the Trust Account and immediately available to Tastemaker (the sum of clauses (x), (y) and (z), the “Tastemaker Closing Cash”) is less than $27,900,000 (the “Threshold Amount”), then the Cash Consideration will be reduced by the difference between the Threshold Amount and the Tastemaker Closing Cash (the “Cash Consideration Shortfall”), and the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal, in the aggregate, to the quotient of (i) the Cash Consideration Shortfall divided by (ii) $10.10.
The Stock Consideration is also subject to a closing adjustment (the “Closing Adjustment”), which is comprised of a customary working capital adjustment of up to $10 million, a customary net debt adjustment, and an adjustment based on specified expenses incurred by Tastemaker. The Stock Consideration will be adjusted upwards (if the Closing Adjustment is positive) or downwards (if the Closing Adjustment is negative) by a number of shares of New Parent Common Stock equal to (x) the Closing Adjustment divided by (y) $10.10. In addition, if the working capital adjustment exceeds $10 million, then a number of Closing Adjustment Deferred Shares, equal to (x) such excess amount divided by (y) $10.10, will be issued.
In addition, the equityholders of the Quality Gold Companies may elect, by written notice delivered to Tastemaker at least two days prior to the Closing Date, to reduce the Cash Consideration (after taking into account any Cash Consideration Shortfall), in which case the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal to (x) the reduction in the Cash Consideration divided by (y) $10.10.
Upon the closing of the Business Combination, Tastemaker securities will be delisted from Nasdaq. New Parent Common Stock and New Parent Warrants are expected to trade on Nasdaq under the symbols “QGLD” and “QGLDW,” respectively, following the consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of New Parent with respect to the New Parent Common Stock issuable in connection with the Business Combination.
Q.
What matters will stockholders consider at the special meeting?

A.
At the Tastemaker special meeting of stockholders, Tastemaker will ask its stockholders to vote in favor of the following proposals (the “Proposals”):

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The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

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The Stockholder Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or if Tastemaker determines that additional time is necessary to effectuate the Business Combination.

Q.
Are any of the proposals conditioned on one another?

A.
The Stockholder Adjournment Proposal does not require the approval of the Business Combination Proposal to be effective. It is important for you to note that if the Business Combination Proposal is not approved, Tastemaker will not consummate the Business Combination. If Tastemaker does not consummate the Business Combination, and then fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), Tastemaker will be required to dissolve and liquidate.

Q.
Why is Tastemaker proposing the Business Combination Proposal?

A.
Tastemaker was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Tastemaker is not limited to any particular industry or sector. The Tastemaker board of directors believes the proposed Business Combination accomplishes the purpose for which Tastemaker was organized by providing Tastemaker stockholders the opportunity to acquire an equity interest in a leading diversified distributor, wholesaler and manufacturer for the U.S. jewelry industry.

Tastemaker received $276,000,000 from its IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Private Placement Warrants, which funds were deposited into the Trust Account immediately following the IPO. In accordance with the Tastemaker Charter, the funds held in the Trust Account will be released upon the consummation of the Business Combination. In connection with the Extension Amendment (as defined below), holders of 24,673,073 shares of Tastemaker Class A Common Stock elected to redeem their shares at a per share redemption price of approximately $10.20 thereby reducing the amount in the Trust Account by an aggregate of approximately $251.6 million. After the redemption of the 24,673,073 shares of Tastemaker Class A Common Stock outstanding, there were 2,926,927 shares of Tastemaker Class A Common Stock remaining. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”
There currently are 9,826,927 shares of Tastemaker common stock issued and outstanding, comprised of 2,926,927 shares of Tastemaker Class A Common Stock and 6,900,000 Founder Shares. In addition, there currently are 22,500,000 Tastemaker Warrants issued and outstanding, consisting of 13,800,000 Public Warrants and 8,700,000 Private Placement Warrants. At the Effective Time, the Sponsor will automatically forfeit up to 2,070,000 shares of New Parent Common Stock and, immediately thereafter will transfer 2,610,000 Private Placement Warrants to equityholders of the Quality Gold Companies.

In connection with the Closing, (a) the equityholders of the Quality Gold Companies will subject 11,700,000 Deferred Company Shares and any Closing Adjustment Deferred Shares, and (b) the Sponsor will subject 2,070,000 Deferred Sponsor Shares to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement.
The Deferred Shares will have voting rights but no right to dividends or distributions until the restrictions have lapsed. One-third of each of the Deferred Company Shares and the Deferred Sponsor Shares will vest when each of the following events occurs: (i) the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share, (ii) the first time the closing price of the New Parent Common Stock equals or exceeds $15.00, and (iii) the first time the closing price of the New Parent Common Stock equals or exceeds $17.00 per share, in each case, for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment if any dividends are paid. All of the Closing Adjustment Deferred Shares, if any are issued, will vest upon the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment if any dividends are paid. If a definitive agreement providing for a Change in Control (as defined in the Business Combination Agreement) is entered into, then, effective immediately prior to closing of such Change in Control, each of the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares will vest, unless previously vested. In addition, any unvested Deferred Company Shares, Closing Adjustment Deferred Shares and Deferred Sponsor Shares will vest on the seventh anniversary of the Closing.
Each whole Tastemaker Warrant entitles the holder thereof to purchase one share of Tastemaker Class A Common Stock at a price of $11.50 per share. The Tastemaker Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Placement Warrants, however, are not redeemable so long as they are held by their initial purchasers or their permitted transferees.
Under the Tastemaker Charter, Tastemaker must allow all holders of Tastemaker Class A Common Stock to redeem their Tastemaker Class A Common Stock upon the consummation of Tastemaker’s initial business combination in conjunction with a stockholder vote.
Q.
Who are the Quality Gold Companies?

A.
The Quality Gold Companies are Quality Gold, Inc.; QGM, LLC; J & M Group Holdings Inc.; and L & L Group Holdings, LLC. The Quality Gold Companies are currently controlled by the same group, and, following the closing of the Business Combination, will be direct subsidiaries of New Parent.

For more information about the Quality Gold Companies, see the sections entitled “Information About the Quality Gold Companies” and “The Quality Gold Companies’ Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
Q.
What equity stake will current Tastemaker stockholders and equityholders of the Quality Gold Companies have in New Parent after the Closing?

A.
Assuming that (i) no Public Stockholders exercise their redemption rights in connection with the Business Combination, (ii) there is no Closing Adjustment to the Stock Consideration issuable to the equityholders of the Quality Gold Companies, (iii) no Closing Adjustment Deferred Shares are issued to the equityholders of the Quality Gold Companies, (iv) there is no cash held by Tastemaker outside of the Trust Account and (v) the Sponsor forfeits 2,070,000 shares of New Parent Common Stock (the

“Minimum Redemption Scenario”), upon the completion of the Business Combination the ownership of New Parent is expected to be as follows:
	Minimum Redemption Scenario
	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding
Equityholders of the Quality Gold Companies	94,800,000	92.4%
Public Stockholders	2,926,927	2.9%
Holders of Founder Shares	4,830,000	4.7%
Total	102,556,927	100.0%
Assuming that (i) Public Stockholders elect to redeem 1,926,927 shares of Tastemaker Class A Common Stock (the maximum number of shares that could be redeemed while satisfying the closing conditions contained in the Business Combination Agreement) in connection with the Business Combination, (ii) there is no Closing Adjustment to the Stock Consideration issuable to the equityholders of the Quality Gold Companies, (iii) no Closing Adjustment Deferred Shares are issued to the equityholders of the Quality Gold Companies, (iv) there is no cash held by Tastemaker outside of the Trust Account and (v) the Sponsor forfeits 2,070,000 shares of New Parent Common Stock (the “Maximum Redemption Scenario”), upon the completion of the Business Combination the ownership of New Parent is expected to be as follows:
	Maximum Redemption Scenario
	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding
Equityholders of the Quality Gold Companies(1)	96,552,673	94.3%
Public Stockholders	1,000,000	1.0%
Holders of Founder Shares	4,830,000	4.7%
Total	102,382,673	100.0%

(1)
Includes 1,752,673 shares of New Parent Common Stock issued pursuant to the Cash Consideration Shortfall.

Stockholders will experience additional dilution to the extent New Parent issues additional shares after the Closing. The tables above exclude (a) 22,500,000 shares of New Parent Common Stock that will be issuable upon the exercise of 8,700,000 New Parent Private Placement Warrants and 13,800,000 New Parent Warrants; and (b) shares of New Parent Common Stock that will be available for issuance under the 2023 Plan, which will initially be equal to 15% of the fully-diluted shares as of the Closing. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.
	Minimum Redemption Scenario		Maximum Redemption Scenario
	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding
Total shares of New Parent Common Stock outstanding at the Closing (including the Deferred Shares)	102,556,927	71.4%	102,382,673	71.3%
Shares underlying the New Parent Warrants	13,800,000	9.6%	13,800,000	9.6%
Shares underlying the New Parent Private Placement Warrants	8,700,000	6.0%	8,700,000	6.1%
Shares initially reserved for issuance under the 2023 Plan	18,758,539	13.0%	18,732,401	13.0%

The Public Warrants and Private Placement Warrants will become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Founder shares will be converted into shares of New Parent Common Stock at the Closing on a one-for-one basis. For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Parent After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information.”
The number of shares and percentage interests set forth in the tables above are based on certain hypothetical scenarios related to redemptions, as described above. The actual outcome of the redemptions depends on the actions of third parties and, accordingly, is outside of our control. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. For that reason, we are unable to predict the likelihood of a particular outcome.
Q.
Who will be the officers and directors of New Parent if the Business Combination is consummated?

A.
The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the board of directors of New Parent (the “New Parent Board”) will be comprised of Michael Langhammer, five directors designated by the Quality Gold Companies and one independent director designated by Tastemaker and reasonably acceptable to the Quality Gold Companies. Immediately following the consummation of the Business Combination, we expect that the following will be the officers of New Parent: Michael Langhammer, Jason Langhammer, and Dennis Horn. See “Management After the Business Combination.”

Q.
What conditions must be satisfied to complete the Business Combination?

A.
There are a number of closing conditions in the Business Combination Agreement, including that Tastemaker’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.
What happens if I sell my shares of Tastemaker Class A Common Stock before the special meeting of stockholders?

A.
The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Tastemaker Class A Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains a proxy to vote those shares from you, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any shares of New Parent Common Stock following the Closing because only Tastemaker’s stockholders on the date of the Closing will be entitled to receive shares of New Parent Common Stock.

Q.
What vote is required to approve the proposals presented at the special meeting of stockholders?

A.
The approval of the Business Combination Proposal requires the affirmative vote (in person (which would include presence at a virtual meeting) or by proxy) of the holders of a majority of all then outstanding shares of Tastemaker Class A Common Stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a Tastemaker stockholder’s failure to vote at the special meeting (whether in person (which would include presence at a virtual meeting) or by proxy), an abstention from voting, or a broker non-vote will have the same effect as a vote against this proposal.

The approval of the Stockholder Adjournment Proposal requires the affirmative vote (in person (which would include presence at a virtual meeting) or by proxy) of the holders of a majority of the shares of Tastemaker Class A Common Stock that are voted at the special meeting of stockholders. Accordingly, a Tastemaker stockholder’s failure to vote at the special meeting (whether in person (which would include presence at a virtual meeting) or by proxy), an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on this proposal.

Q.
Do the equityholders of the Quality Gold Companies need to approve the Business Combination?

A.
Yes. In accordance with the Support Agreement, the equityholders of each Quality Gold Company, by unanimous written consent on October 22, 2022, adopted and approved the Business Combination and approved the transactions contemplated by the Business Combination Agreement. For further information, please see the section entitled “Certain Agreements Related to The Business Combination — Support Agreement.”

Q.
May the Sponsor, Tastemaker’s board of directors, officers or advisors, or any of their respective affiliates, purchase shares in connection with the Business Combination?

A.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Tastemaker or its securities, the Sponsor, Tastemaker’s board of directors, officers or advisors, the Quality Gold Companies and/or their respective affiliates may purchase shares from investors, or they may enter into transactions with investors and others to provide them with incentives to acquire shares of Tastemaker Class A Common Stock. In such transactions, the purchase price for the shares of Tastemaker Class A Common Stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the shares of Tastemaker Class A Common Stock they acquire in such transactions. However, any shares of Tastemaker Class A Common Stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of the Business Combination when it may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on the trading price of the Tastemaker Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Tastemaker will file a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Tastemaker Class A Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Tastemaker Class A Common Stock for which Tastemaker has received redemption requests.
Q.
How many votes do I have at the special meeting of stockholders?

A.
Tastemaker’s stockholders are entitled to one vote at the special meeting for each share of Tastemaker common stock held of record as of the record date. As of the close of business on the record date, there were 9,826,927 outstanding shares of Tastemaker common stock.

Q.
What interests do the Sponsor and Tastemaker’s directors and officers have in the Business Combination?

A.
The Sponsor and certain of Tastemaker’s directors and officers may have interests in the Business Combination that are different from, in addition to, or that conflict with, yours. These interests include:

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the Sponsor and certain of Tastemaker’s directors and officers (the “Tastemaker Initial Stockholders”) beneficially own an aggregate of 6,900,000 Founder Shares and 8,700,000 Private Placement

Warrants, which shares and warrants would become worthless if Tastemaker does not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). Those shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Tastemaker Class A Common Stock and Tastemaker Warrants of $[•] and $[•], respectively, on Nasdaq on [•], the record date for the special meeting of stockholders;
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the fact that the Sponsor and Tastemaker’s directors and officers have agreed, as part of the IPO and to induce Tastemaker and the underwriters to enter into the underwriting agreement in connection with the IPO, not to redeem any shares of Tastemaker common stock in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that the Sponsor and Tastemaker’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Tastemaker fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination);

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the fact that the Sponsor paid $25,000 for the Founder Shares and those securities will have a significantly higher value at the time of the Business Combination. Because the Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to shares of Tastemaker common stock held by it, those shares will be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). If unrestricted and freely tradable, those shares (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock and including the Deferred Sponsor Shares) would have had an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], the record date, but given the restrictions on those shares, we believe those shares have less value;

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the fact that the Sponsor paid $8,700,000 for its 8,700,000 Private Placement Warrants, and those warrants would be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). After giving effect to the transfer of an aggregate of 2,610,000 Private Placement Warrants to the equityholders of the Quality Gold Companies, those warrants had an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], the record date;

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the fact that the Sponsor has invested an aggregate of $8,725,000 (consisting of $25,000 for the Founder Shares, or approximately $0.004 per share, and $8,700,000 for the Private Placement Warrants), which means that the Sponsor and our officers and directors stand to make a significant profit on their investment and could potentially recoup their entire investment in the Company even if the trading price of the Tastemaker Class A Common Stock was as low as $1.81 per share (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock, including the Deferred Sponsor Shares and even if the private placement warrants are worthless). Therefore, our Sponsor, officers, and directors may experience a positive rate of return on their investment, even if our Public Stockholders experience a negative rate of return on their investment;

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the fact that after the Business Combination, assuming the Minimum Redemption Scenario, the Sponsor will beneficially own approximately 7.59% of the New Parent Common Stock on a fully diluted basis. Please see the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Parent After the Closing” for additional information;

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the fact that the Sponsor and Tastemaker’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, which would cause the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether the Quality Gold Companies are an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination;

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the fact that the Sponsor and Tastemaker’s officers and directors (or their affiliates) have made, and may make in the future, working capital loans to Tastemaker to fund certain capital requirements. On March 22, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $150,000 to the Sponsor. On July 21, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $375,000 to the Sponsor. On December 9, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $1,000,000 to the Sponsor. As of the date of this proxy statement/prospectus, the Sponsor has loaned an aggregate of $606,100 to Tastemaker under such promissory notes to fund operating and transaction expenses in connection with the Business Combination and may make additional loans after the date of this proxy statement/prospectus for such purposes. If the Business Combination is not consummated and another business combination is not otherwise completed, these working capital loans may not be repaid and would be forgiven except to the extent there are funds available to Tastemaker outside of the trust account;

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the fact that although no compensation of any kind was or will be paid by Tastemaker to the Sponsor, Tastemaker’s officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on Tastemaker’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are approximately $50,000 of out-of-pocket expenses for which the Sponsor or Tastemaker’s officers or directors are awaiting reimbursement;

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the fact that the Sponsor will transfer a portion of its Private Placement Warrants to the equityholders of the Quality Gold Companies and will receive deferred shares of New Parent Common Stock;

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the anticipated service of [•] as a director of New Parent following the Business Combination;

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the fact that the continued indemnification of Tastemaker’s existing directors and officers and the continuation of Tastemaker’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that at the Closing, New Parent will enter into the Registration Rights and Lock-Up Agreement, which provides for registration rights to the parties thereto (including the Sponsor) and their permitted transferees, and will replace the letter agreement, dated January 7, 2021 (the “Insider Letter”), effectively shortening the lock-up period with respect to the Sponsor’s shares of New Parent Common Stock, subject to certain exceptions, to 180 days following the Closing;

•
the fact that the Sponsor and Tastemaker’s officers and directors, other than Christopher Bradley and Andrew Heyer, may not participate in the formation of, or become directors or officers of, any other blank check company with a class of securities registered or intended to be registered under the Exchange Act until Tastemaker (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination); and

•
the fact that if the Trust Account is liquidated, including in the event Tastemaker is unable to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), the Sponsor has agreed to indemnify Tastemaker to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Tastemaker has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Tastemaker, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.
These interests may influence Tastemaker’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal.
Q.
Did Tastemaker’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
Tastemaker’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Tastemaker’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Tastemaker’s board of directors also determined, without seeking a valuation from a financial advisor, that the Quality Gold Companies’ fair market value was at least 80% of Tastemaker’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of Tastemaker’s board of directors as described above in valuing the Quality Gold Companies’ business and assuming the risk that Tastemaker’s board of directors may not have properly valued such business.

Q.
What happens if the Business Combination Proposal is not approved?

A.
If the Business Combination Proposal is not approved, and Tastemaker does not consummate a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), Tastemaker will be required to dissolve and liquidate the Trust Account. For more information on Tastemaker’s ability to extend the time to complete a business combination, see the section entitled “Information About Tastemaker — Overview”.

Q.
Do I have redemption rights?

A.
If you are a holder of Tastemaker Class A Common Stock, you may redeem your shares of Tastemaker Class A Common Stock for cash upon the consummation of the Business Combination. If you redeem your shares, you would receive your pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Tastemaker to pay its taxes. The per share amount Tastemaker will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Tastemaker will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to their warrants in connection with the Business Combination. The Sponsor and Tastemaker’s directors and officers have agreed to waive their redemption rights with respect to the Founder Shares and any Tastemaker Class A Common Stock that they may have acquired during or after the IPO, in connection with the completion of Tastemaker’s initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $29.8 million on December 12, 2022, the estimated per share redemption price would have been approximately $10.20. Tastemaker Class A Common Stock properly tendered for redemption will only be redeemed if the Business Combination is consummated. Otherwise, holders of Tastemaker Class A Common Stock will be entitled only to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Tastemaker and up to $100,000 to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Q.
Is there a limit on the number of shares I may redeem?

A.
Yes. A Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Tastemaker Class A Common Stock. Accordingly, all shares in excess of 15% of the Tastemaker Class A Common Stock owned by a holder will not be redeemed. On the other hand, a Public Stockholder who (together with any affiliates and other group members) holds less than 15% of the Tastemaker Class A Common Stock may redeem all of its Tastemaker Class A Common Stock for cash.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Tastemaker Class A Common Stock for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Tastemaker Class A Common Stock and no longer remain stockholders, leaving stockholders who choose not to redeem their Tastemaker Class A Common Stock holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.
How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must take the following actions before 5:00 p.m. Eastern time on [•] (two business days before the special meeting): (i) submit a written request to Tastemaker’s transfer agent that Tastemaker redeem your Tastemaker Class A Common Stock for cash, and (ii) deliver your stock to Tastemaker’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, Tastemaker’s transfer agent, is listed under the question “Who can help answer my questions?” below. Tastemaker requests that any requests for redemption include the identity of the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Tastemaker’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Tastemaker’s transfer agent will need to act to facilitate the request. It is Tastemaker’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Tastemaker does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Tastemaker’s consent (which may be withheld in Tastemaker’s sole discretion). If you delivered your shares for redemption to Tastemaker’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Tastemaker’s transfer agent return the shares (physically or electronically). You may make such request by contacting Tastemaker’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”
Exercising your redemption rights will not result in either the exercise or loss of any of the warrants you may hold. Your warrants will continue to be outstanding following a redemption of your Tastemaker Class A Common Stock and will become exercisable 30 days after the completion of the Business Combination.
Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
Tastemaker stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Tastemaker Class A Common Stock, should such redemption qualify as a sale of

Tastemaker Class A Common Stock for U.S. federal income tax purposes, generally will be required to treat the transaction as a sale of their shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the redeemed shares. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its shares of Tastemaker Class A Common Stock generally will equal the cost of such shares. A stockholder who purchased Tastemaker Units will have to allocate the cost between the shares of Tastemaker Class A Common Stock and Tastemaker Warrants comprising the Tastemaker Units based on their relative fair market values at the time of the purchase. For a more complete discussion of the U.S. federal income tax considerations of the redemption, see the section entitled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination — U.S. Federal Income Tax Considerations of the Redemption to the Holders of Tastemaker Class A Common Stock.”
Q.
If I hold Tastemaker Warrants, can I exercise redemption rights with respect to my warrants?

A.
No. There are no redemption rights with respect to the Tastemaker Warrants.

Q.
Do I have appraisal rights if I object to the proposed Business Combination?

A.
No. There are no appraisal rights available to holders of shares of Tastemaker Class A Common Stock in connection with the Business Combination.

Q.
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Tastemaker stockholders who properly exercise their redemption rights, (ii) certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Quality Gold Companies and Tastemaker in connection with the transactions contemplated by the Business Combination Agreement, including the Business Combination, and pursuant to the terms of the Business Combination Agreement, and (iii) cash consideration to the equityholders of the Quality Gold Companies as part of the Business Combination. Any additional funds available for release from the Trust Account will be used for general corporate purposes of New Parent following the Business Combination.

Q.
What happens if the Business Combination is not consummated?

A.
There are certain circumstances in which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Tastemaker is unable to complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), the Tastemaker Charter provides that Tastemaker will:
(i)
cease all operations except for the purpose of winding up,

(ii)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Tastemaker Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to Tastemaker to pay taxes, net of taxes payable (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding shares of Tastemaker Class A Common Stock, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and

(iii)
as promptly as reasonably possible following such redemption, and subject to the approval of our remaining stockholders and Tastemaker’s board of directors, dissolve and liquidate, subject to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

See the sections entitled “Risk Factors — Tastemaker may not be able to complete its initial Business Combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), in which case Tastemaker would cease all operations except for the purpose of winding up, and Tastemaker would redeem its public shares and liquidate, in which case Public Stockholders may only receive $10.10 per share of Tastemaker Class A Common Stock, or less than such amount in certain circumstances, and Tastemaker’s existing warrants will expire worthless” and — “Tastemaker’s stockholders may be held liable for claims by third parties against Tastemaker to the extent of distributions received by them upon redemption of their shares.” Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.
In the event of liquidation, there will be no distribution with respect to outstanding Tastemaker Warrants. Accordingly, the Tastemaker Warrants will expire worthless.
Q.
When is the Business Combination expected to be completed?

A.
It is currently anticipated that the Business Combination will be consummated during the first quarter of 2023, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing of the Business Combination.”
Q.
What do I need to do now?

A.
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.
How can I vote my shares at the Virtual Special Meeting?

A.
The special meeting of stockholders will be held in virtual meeting format only. If you were a holder of record of Tastemaker common stock on [•], the record date for the special meeting, you may vote electronically at the special meeting of stockholders. If you choose to attend the special meeting, you will need to visit [•], and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the special meeting by following the instructions available on the meeting website.

If you are a beneficial owner of Tastemaker Class A Common Stock but not the stockholder of record of such Tastemaker Class A Common Stock, you will also need to obtain a legal proxy for the special meeting from your bank, broker, or nominee. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the special meeting of stockholders, you will not be permitted to vote electronically at the special meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy before the special meeting of stockholders.
Q.
What will happen if I abstain from voting or fail to vote at the special meeting?

A.
At the special meeting of stockholders, Tastemaker will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Business Combination Proposal and will have no effect on any of the other proposals.
Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by Tastemaker without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.
How can I vote my shares without attending the special meeting of stockholders?

A.
If you are a stockholder of record of Tastemaker common stock as of the close of business on [•], the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee. Your vote is important. Tastemaker encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.
If I am not going to attend the virtual special meeting of stockholders in person, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, then under the applicable stock exchange rules, your broker may not vote your shares on any of the Proposals. If you do not give your bank, broker or other nominee any voting instructions, your shares will not be voted on any of the Proposals and will not be counted for purposes of determining the presence of a quorum at the special meeting of stockholders.

Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a failure to vote your shares affect your right to redeem your shares for a pro rata portion of the Trust Account.
Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. If you are a stockholder of record of Tastemaker common stock as of the close of business on the record date, whether or not you vote by mail, you can change or revoke your proxy before it is voted at the special meeting in one of the following ways:

•
submit a new proxy card bearing a later date;

•
give written notice of your revocation to Tastemaker’s secretary, provided such revocation is received prior to the vote at the special meeting; or

•
vote electronically at the special meeting by visiting [•] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the special meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.
What is the quorum requirement for the special meeting of stockholders?

A.
A quorum will be present at the special meeting if a majority of the shares of Tastemaker common stock outstanding and entitled to vote at the meeting is represented in person (which would include presence at a virtual meeting) or by proxy. In the absence of a quorum, the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will have the power to adjourn the special meeting.

As of the record date for the special meeting, 4,913,465 shares of Tastemaker common stock would be required to achieve a quorum. As of the record date, there were 9,826,927 shares of Tastemaker common stock outstanding, 6,900,000 of which are Founder Shares held by the Sponsor.
Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person (which includes presence at the virtual meeting) at the special meeting. Abstentions will be counted towards the quorum requirement. In the absence of a quorum, the chairman of the special meeting may adjourn the meeting until a quorum is present.
Q.
What happens to the Tastemaker Warrants I hold if I vote my shares of Tastemaker common stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.
Your Tastemaker Warrants will not be affected by either an exercise of your redemption rights with respect to shares of Tastemaker Class A Common Stock that you currently own or by your vote, either for or against approval of the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Tastemaker Warrants, and if Tastemaker does not otherwise consummate an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), in which case your Tastemaker Warrants will expire and be worthless.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Tastemaker will pay the cost of soliciting proxies for the special meeting. Tastemaker has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Tastemaker has agreed to pay Morrow Sodali LLC a fee of $35,000, reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses, and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Tastemaker also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Tastemaker common stock for their expenses in forwarding soliciting materials to beneficial owners of Tastemaker common stock and in obtaining voting instructions from those owners. Tastemaker’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Who can help answer my questions?

A.
If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: TMKR.info@investor.morrowsodali.com
You may also contact Tastemaker at:
Tastemaker Acquisition Corp.
501 Madison Avenue, Floor 5
New York, NY 10019
Telephone: (212) 616-9600
To obtain timely delivery, Tastemaker’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.
You may also obtain additional information about Tastemaker from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to seek redemption of your Tastemaker Class A Common Stock, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Tastemaker’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”
The Quality Gold Companies
References in this section to “we,” “our,” “us” and the “Company” generally refer to the Quality Gold Companies and their consolidated subsidiaries. Unless otherwise indicated, the operating and financial metrics presented throughout this section exclude those of MTM, Inc. Quality Gold acquired 50% of MTM, Inc. in 2016 and the remaining 50% in 2021.
Based in Fairfield, Ohio, the Company is a leading diversified distributor, wholesaler and manufacturer of jewelry. The Company has garnered a strong reputation over its 40-plus year operating history by offering customers same-day shipments of in-stock products, without minimum order requirements. The Company currently serves more than 15,000 retailers across North America and offers approximately 165,000 jewelry products. During the fiscal year ended March 31, 2022, the Company generated approximately $544.6 million of revenue.
Since 2017, the Company has demonstrated consistent revenue growth that has outpaced the broader retail jewelry industry. Despite the COVID-19 pandemic, the Company grew significantly during the fiscal years ended March 31, 2022 and 2021 due, in part, to the increased adoption of lab grown diamonds across its customer base. Lab grown diamonds are a relatively new product offering for the Company and have significantly higher price points compared to most other products offered by the Company. The Company expects the adoption of lab grown diamonds to continue as technologies develop to create larger-sized carats at higher levels of clarity, while remaining significantly less expensive than traditional mined diamonds.
While the Company does not sell directly to consumers, the Company believes that the size of its addressable market can be inferred by reference to adjacent industry reports, such as those focused on the U.S. retail jewelry sector. For example, in 2022, the U.S. retail jewelry market was estimated to be $69.3 billion, up 10% year-over-year from 2021, according to a research report entitled, “Jewellery in the US,” published by Euromonitor International.
In addition to the sizeable addressable market, the Company believes that it will continue to benefit from several key industry trends and characteristics, including:
•
The Company expects more opportunities to grow through acquisitions, capitalizing on industry fragmentation and ongoing consolidation trends. The Company has an extensive history of completing and integrating strategic acquisitions, which have ranged from suppliers to smaller jewelry brands. The Company has acquired and integrated 12 businesses since 2012.

•
Industry operators have faced increased competition from larger companies with greater e-commerce presence, such as Amazon, Walmart and Costco. According to an industry report published by IBISWorld entitled “Jewelry Stores in the US”, smaller industry operators are expected to place a greater emphasis on e-commerce and omnichannel sales. The Company currently serves as the online digital catalog and back-end operator for many industry participants, including retailers with pure online operations and those with brick and mortar locations. The Company expects to leverage its capabilities to satisfy growing demand based on the aforementioned shift in market dynamics.

•
According to “Jewelry Stores in the US” published by IBISWorld, consumers have expressed an interest in substitutes to traditional diamond jewelry, including lab grown diamonds. As the Company is a supplier of both diamond types and an early mover in lab grown diamonds, it is well positioned to supply its customers with lab grown diamonds to meet the shifting consumer demand.

•
The jewelry industry is highly fragmented with no clear dominant market player. The Company expects many retail jewelry stores to consolidate, and many of those consolidated entities will seek to simplify their supply chains. The Company has the capability and capacity to serve as a one-stop-shop to these consolidated businesses.

Competitive Strengths
The Company’s management team believes that the following competitive strengths differentiate the Company from its competitors and contribute to the Company’s continued success:
Large Independent Retailer Customer Base Generates Diversified Cash Flow.   Approximately 59% of the Company’s revenue in the fiscal year ended March 31, 2022 came from a large diversified group of independent jewelry stores, with the remaining revenue coming from club stores, wholesalers, e-tailers, major jewelry chains, small regional jewelry chains, department stores and broadcast sales shows. Many of these independent jewelry store customers have been doing business with the Company for over ten years and, in some cases, over 20 years. Company management believes that the Company’s diversification across this wide customer base of independent jewelers enables the Company to succeed despite changes in product trends and macroeconomic forces. The mix of products sold by each independent jeweler varies, requiring the Company to maintain a diverse product selection to satisfy the demands of its wide customer base. The Company’s diversified customer base and product offering help to mitigate the impact of product trends on the Company’s sales.
Expansive Product Catalog and Flexibility to Address Consumers’ Changing Preferences.   The Company offers an expansive product catalog of approximately 165,000 jewelry products at numerous price points. By maintaining a diversified portfolio, the Company captures value across jewelry segments. This breadth of product enables the Company’s jewelry store customers to offer their consumers a wide range of products without having to maintain significant inventory themselves. The Company continually refines its existing product offerings by closely monitoring market trends and actively seeks to add new product categories as appropriate. Internal data analysis enables the Company to identify trends and adjust planning accordingly.
Extensive Distribution Capabilities.   During the fiscal year ended March 31, 2022, the Company processed and shipped approximately 1.5 million orders. On its single busiest day of that fiscal year, the Company processed approximately 16,450 orders. The Company is strategically located within two-day shipping service of most of the United States and its customers. The Company has made recent investments in a new shipping line to increase its daily shipping capacity.
Robust Manufacturing Capabilities.   The Company maintains in-house manufacturing capabilities, including: 3D printing; lost wax and continuous casting; computer numerical control machining; laser cutting, etching and welding; metal stamping; metal cutting; enamel coloring; stone setting; and precious metal melting. Internal manufacturing scrap that the Company produces is collected and recycled into casting grain before being re-melted. Additional consumer scrap programs are offered through partnerships with several major customers, allowing them to benefit further from the Company’s manufacturing capabilities. The Company also utilizes in-house tumble reactor processes to refine gold to 0.999 fineness, which it offers to a subset of customers. The Company continuously evaluates investments in different manufacturing capabilities to improve profit margin and gain operational efficiencies.
Differentiated Marketing Channels.   The Company utilizes a variety of marketing channels, including physical product catalogs, online and trade shows. While the Company has experienced an increase in online purchases, management believes that specific customer groups will continue to order from print catalogs for the foreseeable future. The Company currently offers over 30 unique catalogs ranging in size from four to over 1,400 pages. The Company actively supports over 7,500 pages of catalog content. The most recent 2022 catalog distribution was sent to over 21,500 recipients and is often portrayed by the Company’s customers as their own product offering extension.
Experienced Management with Significant Ownership.   The Company’s management team, led by Chief Executive Officer, Michael Langhammer, and Chief Operating Officer, Jason Langhammer, has a strong track record of revenue growth and profitability improvement. Michael and Jason joined the Company in 1987 and 1992, respectively. The Company’s talented senior management team has an average tenure of 20 years. Michael and Jason, together with their respective estate planning trusts, are expected to retain over 90% of the outstanding New Parent Common Stock following completion of the Business Combination. For more information, please see the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Parent After the Closing.”

Well-Known and Respected Reputation across the Jewelry Industry.   The Company was founded in 1979 and built on the foundation of customer service and an extensive product offering. As the business has grown, those foundational roots have remained the guiding principles of the Company. The Company is a well-known and a highly regarded participant within the broader jewelry industry that has continued to serve its customers throughout major macroeconomic, geopolitical and public health events. This reputation helps engender a sense of trust in the Company from both current and prospective clients.
Strong Balance Sheet with Capacity to Execute Growth Strategy.   Upon completion of the Business Combination, the Company is expected to have approximately $[•] of capacity available under its existing credit facilities. In addition, the Company maintains consignment facilities with one or more banks that enable the Company to substantially reduce the amounts of cash and working capital required to operate its business. The consignment facilities allow the Company to hold precious metals in its inventory that are consigned from banks. At any time that the Company holds precious metals that are consigned under the consignment facilities, the precious metals are owned by the consigning bank. As a result of these financial resources, Company management believes that the Company will have ample financial flexibility to execute on its growth strategy. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Growth Strategies
The Company’s management team believes that the Company has an opportunity to increase its sales and profitability by (i) continuing to execute its operating strategy, (ii) capturing a larger market share of large and small carat lab grown diamond sales, (iii) enhancing its marketing initiatives to increase sales to current customers, and (iv) completing strategic acquisitions. The Company expects to use a portion of the cash available to it as a result of the Business Combination to fund its growth strategy. Specific elements of the Company’s growth strategy include the following:
Product Catalog Enhancement through Acquisition.   The Company’s robust inventory, operations and fulfillment processes enable it to sell and distribute most types of jewelry products. The Company has a strong history of acquiring jewelry companies, eliminating duplicative costs and realizing immediate synergies once an acquired catalog of products enters the Quality Gold system. Since 2012, the Company has acquired and successfully integrated 12 businesses, all of which have benefitted from the Company’s infrastructure for revenue growth. The Company recently acquired two companies, I.B. Goodman Manufacturing during the fiscal quarter ended September 30, 2022 and DeBeer Watch Bands during the fiscal quarter ended June 30, 2022, and is currently in the process of fully integrating these companies.
Operational Efficiencies through Internal Development and Acquisition.   The Company employs a skilled management team with significant industry experience. This experience has enabled the Company to pursue certain internal projects, such as insourcing certain manufacturing capabilities to improve product turnaround times, increase supply reliability and increase profit margins. The Company continuously seeks to optimize its business and is well positioned to continue driving profitable growth. In addition to completing acquisitions for product catalogs, the Company has a successful history of completing and integrating acquisitions to enhance its supply chain, such as the acquisition of MTM, Inc., which was one of the Company’s largest suppliers.
Enhanced Marketing Initiatives — Independent Customer Base Wallet Share.   The Company’s largest customer segment is comprised of approximately 15,000 independent jewelry stores. The Company provides these stores with its catalogs and products. However, the Company has a small team that is currently dedicated to outbound sales with a limited portion of its expansive customer base. Due to the vast size of the Company’s offerings, Company management believes that most independent customers are not familiar with the Company’s full product offering and customer service benefits. By establishing a dedicated team to interface with these customers, Company management believes that increased incremental revenue could be generated from existing independent customer relationships. The Company began adding marketing resources in mid-2022 to start driving this initiative forward.
Lab Grown Diamonds.   The Company has identified a market opportunity for large carat lab grown diamonds. Customer demand has increased for this product category as awareness has spread among consumers. Company management also believes the current supply of mined small carat diamonds is shrinking as some key small carat mines are ending their productive lifecycle. There is an opportunity to replace natural small diamonds with small lab grown diamonds.
Products
The Company maintains a strong position in the market with its extensive product offerings. The Company continuously refines its product offerings by closely monitoring market trends and adding new product categories as appropriate. New product ideas are typically sourced from customer conversations or from external research and development. Factories across the Company’s supplier relationships often approach the Company with new product ideas and comment on current market trends. Further, the Company continually analyzes internal data to understand product trends across the portfolio. This process enables the Company to identify upcoming demand shifts and plan accordingly. The in-house capabilities of the Company’s fulfillment and inventory systems allow the Company to sell a wide array of in-stock products with same day or next day shipping. The following chart shows the Company’s sales by product category during the fiscal year ended March 31, 2022.

Sales by Product Category
14K Gold; 54%
Lab Grown Diamonds; 16%
10K Gold & Other Golds; 9%
Sterling Silver; 8%
Diamonds; 7%
Gemstones & Other Stones; 3%
Other; 4% (1)

(1)
Includes platinum, alternative metals, watches, fashion, gift, tools and display packaging

The majority of the Company’s sales come from gold, with lab grown diamonds, sterling silver, and finished or mined diamonds also representing major sales categories. Generally, a product that includes a stone, such as a diamond, lab grown diamond or gemstone, that is set in gold will be categorized under the applicable stone category and not the type of gold it is set in. The product mix can vary from year to year due to several factors, including the economic environment and changes in consumers’ desired price points. Historically, the Company has been successful, in part, because its broad product offering enabled it to capture sales across many styles and price points, mitigating the effects of some changes in consumer preferences from year to year. Lab grown diamonds are a relatively new offering for the Company, starting in 2019, and have experienced meaningful growth as a product category, driven by a substantial increase in customer demand for competitively priced and ethically sourced diamonds. The Company’s seven major product categories are:
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14 karat gold;

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Lab grown diamonds;

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10 karat and other golds;

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Sterling silver;

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Finished diamonds;

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Gemstones and other stones; and

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A general category that includes platinum, alternative metals, watches, fashion, gift, tools and display packaging.

Customers
The Company supplies most customer segments in the retail jewelry industry, and its largest customer segment is independent jewelry retailers. The Company serves over 15,000 independent jewelry retailers, some of which the Company has had a relationship with for over 20 years. In addition to independent jewelers, the Company supplies club stores, wholesalers, e-tailers, major jewelry chains, small regional jewelry chains, department stores and broadcast sales shows. The Company is well diversified across its customer base, with no single customer accounting for more than 8% of sales. The following graphic illustrates the Company’s sales by customer segment for the fiscal year ended March 31, 2022.

Other; 5% (3)
Department; 2%
Regional; 6%
Large; 6%
E-Tail; 7%
Sales by Channel
Wholesale; 7%
15,000+ Independents; 59%
Club; 8%

(3)
Includes Television, Specialty, Internet Catalogs and Intercompany.

Seasonality
The Company’s business is seasonal, with a higher proportion of its sales and operating profit being generated during its fiscal third quarter, which includes the holiday season. The Company also experiences some seasonality related to other holidays as well, such as Valentine’s Day and Mother’s Day, but to a lesser extent compared to the holiday season during its fiscal third quarter.
Sales & Marketing
The Company primarily markets itself through its catalog production. The Company’s catalogs are sent to over 21,500 recipients, including existing and potential customers. These catalogs are developed entirely in-house, and Company management believes the Company’s catalog collection is considered to be the most comprehensive in the industry. Even with an increase in online purchasing, specific customer groups anticipate and order from the Company’s print catalogs. All of the Company’s catalogs are available digitally, but many customers believe that having a tangible catalog for their customers is valuable. Many of the Company’s customers portray the Company’s catalogs as an extension of their own product offering.
The Company employs in-house and contracted external sales staff. In-house representatives are responsible for large account management and e-commerce accounts. In mid-2022, the Company hired a new business development manager and several additional sales representatives to focus on expanding relationships with smaller customers, who were not previously part of the Company’s regular marketing outreach program. The Company believes that there is an opportunity to expand its wallet share with such customers by conducting outbound sales efforts to educate them about the breadth of the Company’s product offerings.
Real Estate
As of September 30, 2022, the Quality Gold Companies and their subsidiaries did not own any real estate. The Company leases its primary facilities in Fairfield, Ohio from an entity that is owned by Michael and Jason Langhammer. Additionally, the Company maintains third-party leases for a sales office in North Hollywood, California, a sales office in Ontario, Canada, and an office, warehouse, and manufacturing facility in Mumbai, India.

Corporate Information
The Quality Gold Companies are Quality Gold, Inc., an Ohio corporation, QGM, LLC, an Ohio limited liability company, J & M Group Holdings Inc., a Delaware corporation and L & L Group Holdings, LLC, an Ohio limited liability company, which together form a group that is a leading distributor, wholesaler, and manufacturer of jewelry. The Quality Gold Companies are each currently controlled by the same group, and, following the closing of the Business Combination, will be direct, wholly-owned subsidiaries of New Parent. None of the Quality Gold Companies are currently a reporting company under the Exchange Act.
The mailing address of the Quality Gold Companies’ principal executive office is 500 Quality Blvd., Fairfield, OH 45014, their website is www.qgold.com and their telephone number is 800-354-9833.
For more information about the Quality Gold Companies, see the sections entitled “Information About the Quality Gold Companies” and “The Quality Gold Companies’ Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
Tastemaker
Tastemaker is a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus as its initial business combination. Although Tastemaker may pursue its initial business combination in any business, industry or geographic location, it has focused on opportunities to capitalize on the ability of its management team, particularly its officers, to identify, acquire and operate a business in the restaurant, hospitality and related technology and service sectors globally.
Tastemaker’s units, Tastemaker Class A Common Stock and Tastemaker Warrants are currently listed on the Nasdaq Capital Market, under the symbols “TMKRU,” “TMKR,” and “TMKRW,” respectively. Upon the closing of the Business Combination, Tastemaker securities are expected to be delisted from Nasdaq. Shares of New Parent Common Stock and New Parent Warrants are expected to trade on Nasdaq under the symbols “QGLD” and “QGLDW,” respectively, following the consummation of the Business Combination.
On December 12, 2022, Tastemaker’s stockholders approved an amendment (the “Extension Amendment”) to its amended and restated certificate of incorporation to extend the deadline by which it must complete an initial business combination from January 12, 2023 on a monthly basis to July 12, 2023. Any such extension is to be made on a monthly basis and is conditioned on the deposit into the Trust Account of a payment equal to $0.05 per share of Tastemaker Class A Common Stock outstanding. In connection with the stockholder vote on the Extension Amendment, Tastemaker was required to provide its Public Stockholders with the right to redeem their shares of Tastemaker Class A Common Stock. Holders of 24,673,073 shares of Tastemaker Class A Common Stock elected to redeem their shares at a per share redemption price of approximately $10.20 thereby reducing the amount in the Trust Account by an aggregate of approximately $251.6 million. After the redemption of the 24,673,073 shares of Tastemaker Class A Common Stock outstanding, there were 2,926,927 shares of Tastemaker Class A Common Stock remaining.
The mailing address of Tastemaker’s principal executive office is 501 Madison, Floor 5, New York, NY 10019, and its telephone number is (212) 616-9600.
New Parent
New Parent is a Delaware corporation that was incorporated on October 3, 2022. To date, New Parent has not conducted any material activities other than those incident to its formation. New Parent is not currently a reporting company under the Exchange Act. Upon the closing of the Business Combination, the New Parent Common Stock and New Parent Warrants will be registered under the Exchange Act and are expected to be listed on Nasdaq under the symbols “QGLD” and “QGLDW,” respectively.
The mailing address of New Parent’s principal executive office is 500 Quality Blvd., Fairfield, OH 45014, and its telephone number is 800-354-9833.

New Parent is currently managed by a board of directors with two directors. Currently, the directors of New Parent are Michael Langhammer and Jason Langhammer. Michael Langhammer, serving as Chief Executive Officer and President, Jason Langhammer, serving as Chief Operating Officer and Secretary, and Dennis Horn, serving as Chief Financial Officer, are the sole officers at New Parent.
The Business Combination
General
On October 20, 2022, Tastemaker, New Parent, the Merger Subs and the Quality Gold Companies entered into the Business Combination Agreement, pursuant to which New Parent, Tastemaker and each Quality Gold Company will enter into a business combination resulting in the Quality Gold Companies and Tastemaker becoming wholly-owned subsidiaries of New Parent. The consideration payable under the Business Combination Agreement to the equityholders of the Quality Gold Companies consists of a combination of cash and shares of New Parent (as further explained below) and the stockholders and warrant holders of Tastemaker will receive shares and warrants of New Parent (as further explained below). The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby, are summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.
For more information about the transactions contemplated in the Business Combination Agreement, please see the sections entitled “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
Organizational Structure
The acquisition is structured as a “double dummy” transaction, resulting in the following:
(a)
Each of New Parent and the Merger Subs are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. New Parent is a direct, wholly-owned subsidiary of Quality Gold and each Merger Sub is a direct, wholly-owned subsidiary of New Parent.

(b)
On the Closing Date, each of the following transactions will occur simultaneously, resulting in Tastemaker and the four Quality Gold Companies becoming wholly-owned subsidiaries of New Parent:

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Merger Sub I will merge with and into Tastemaker, with Tastemaker surviving;

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Merger Sub II will merge with and into QGM, with QGM surviving;

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Merger Sub III will merge with and into J&M, with J&M surviving;

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Merger Sub IV will merge with and into L&L, with L&L surviving; and

•
Merger Sub V will merge with and into Quality Gold, with Quality Gold surviving.

Consideration in the Business Combination
Effect of the Business Combination on Existing Tastemaker Equity
Subject to the terms and conditions of the Business Combination Agreement (including certain adjustments described under “Consideration to be Received in the Business Combination — Forfeiture and Deferral of New Parent Equity” pursuant to and in accordance with the terms of the Business Combination Agreement), the Business Combination will result in, among other things, (a) each share of Tastemaker Class A Common Stock issued and outstanding immediately prior to the Effective Time being automatically converted into the right to receive one validly issued, fully paid and nonassessable share of New Parent Common Stock and (b) each of the Tastemaker Warrants, in accordance with its terms, becoming exercisable (commencing 30 days after the Closing Date) for one share of New Parent Common Stock.

Forfeiture and Deferral of New Parent Equity
At the Effective Time, the Sponsor will automatically forfeit up to 2,070,000 shares of New Parent Common Stock and, immediately after the Effective Time, will transfer 2,610,000 Private Placement Warrants to equityholders of the Quality Gold Companies.
In connection with the Closing, (a) the equityholders of the Quality Gold Companies will subject 11,700,000 Deferred Company Shares and any Closing Adjustment Deferred Shares, and (b) the Sponsor will subject 2,070,000 Deferred Sponsor Shares to certain restrictions pending the achievement of the price targets or other triggers set forth in the Business Combination Agreement and described in the following paragraph.
The Deferred Shares will have voting rights but no right to dividends or distributions until the restrictions have lapsed. One-third of each of the Deferred Company Shares and the Deferred Sponsor Shares will vest when each of the following events occurs: (i) the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share, (ii) the first time the closing price of the New Parent Common Stock equals or exceeds $15.00, and (iii) the first time the closing price of the New Parent Common Stock equals or exceeds $17.00 per share, in each case, for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment if any dividends are paid. All of the Closing Adjustment Deferred Shares, if any are issued, will vest upon the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment if any dividends are paid. If a definitive agreement providing for a Change in Control (as defined in the Business Combination Agreement) is entered into, then, effective immediately prior to closing of such Change in Control, each of the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares will vest, unless previously vested. In addition, any unvested Deferred Company Shares, Closing Adjustment Deferred Shares and Deferred Sponsor Shares will vest on the seventh anniversary of the Closing.
Conversion of Quality Gold Company Shares
At the Effective Time, all of the outstanding Quality Gold Company Shares issued and outstanding immediately prior to the Effective Time will be cancelled and, subject to the terms of the Business Combination Agreement, converted into the right of the holder thereof to receive the applicable portion of the Merger Consideration. The Merger Consideration to be paid to the equityholders of the Quality Gold Companies in the Mergers will consist of up to $35,000,000 in cash (the “Cash Consideration”), 83,100,000 newly issued shares of New Parent Common Stock (the “Stock Consideration”), the Deferred Company Shares and any Closing Adjustment Deferred Company Shares, subject to adjustment as described below. The Merger Consideration will be allocated among the Quality Gold Company equityholders according to an allocation schedule setting forth each equityholder’s percentage allocation of the Cash Consideration, Stock Consideration, Deferred Company Shares and any Closing Adjustment Deferred Shares.
If, after giving effect to redemptions of Tastemaker Class A Common Stock, (x) the amount of cash in the Trust Account to be released to Tastemaker at the Closing plus (y) the aggregate proceeds to be received pursuant to any private placement of equity interests of Tastemaker or New Parent plus (z) all funds held outside of the Trust Account and immediately available to Tastemaker (the sum of clauses (x), (y) and (z), the “Tastemaker Closing Cash”) is less than $27,900,000 (the “Threshold Amount”), then the Cash Consideration will be reduced by the difference between the Threshold Amount and the Tastemaker Closing Cash (the “Cash Consideration Shortfall”), and the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal, in the aggregate, to the quotient of (i) the Cash Consideration Shortfall divided by (ii) $10.10.
The Stock Consideration is also subject to a closing adjustment (the “Closing Adjustment”), which is comprised of a customary working capital adjustment of up to $10 million, a customary net debt adjustment, and an adjustment based on specified expenses incurred by Tastemaker. The Stock Consideration will be adjusted upwards (if the Closing Adjustment is positive) or downwards (if the Closing Adjustment is negative) by a number of shares of New Parent Common Stock equal to (x) the Closing Adjustment divided by

(y) $10.10. In addition, if the working capital adjustment exceeds $10 million, then a number of Closing Adjustment Deferred Shares, equal to (x) such excess amount divided by (y) $10.10, will be issued.
In addition, the equityholders of the Quality Gold Companies may elect, by written notice delivered to Tastemaker at least two days prior to the Closing Date, to reduce the Cash Consideration (after taking into account any Cash Consideration Shortfall), in which case the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal to (x) the reduction in the Cash Consideration divided by (y) $10.10.
Other Agreements Related to the Business Combination Agreement
Registration Rights and Lock-Up Agreement
In connection with the Proposed Transactions, New Parent will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, New Parent will be obligated to file a registration statement to register the resale of certain securities of New Parent held by the Holders (as defined in the Registration Rights and Lock-Up Agreement). The Registration Rights and Lock-Up Agreement also provides for certain “demand” and “piggy-back” registration rights, subject to certain requirements and customary conditions.
The Registration Rights and Lock-Up Agreement further provides that the Holders be subject to certain restrictions on transfer of New Parent Common Stock, subject to certain exceptions, until the earliest of (x) 180 days following the Closing, (y) the date after the Closing Date on which the last reported sale price of the New Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period or (z) the date after the Closing Date on which New Parent consummates a liquidation, merger, share exchange, or other similar transaction with an unaffiliated third party that results in all of New Parent’s stockholders having the right to exchange their equity holdings in New Parent for cash, securities or other property. The Registration Rights and Lock-Up Agreement will replace the Insider Letter, pursuant to which the Sponsor and Tastemaker’s directors and officers had agreed to, among other things, certain restrictions on the transfer of Founder Shares (or any shares of Tastemaker common stock issuable upon conversion thereof) for one year following the Closing, subject to certain exceptions.
Support Agreement
In connection with the execution of the Business Combination Agreement, Tastemaker entered into the Support Agreement with the Key Quality Gold Equityholders. Pursuant to the Support Agreement, each Key Quality Gold Equityholder, as an equityholder of the Quality Gold Companies, agreed to vote at any meeting of the equityholders of such Quality Gold Company, and in any action by written consent of the equityholders of each Company, all of the Key Quality Gold Equityholder’s Quality Gold Company Shares:
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in favor of the approval and adoption of the Business Combination Agreement and related transaction documents, including the Mergers,

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in favor of any matter reasonably necessary to the consummation of the Business Combination and considered and voted upon by the equityholders of the Quality Gold Company,

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in favor of any proposal to adjourn or postpone to a later date any meeting of the equityholders of the Quality Gold Company at which any of the foregoing matters are submitted for consideration and vote of the equityholders of the Quality Gold Company if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and

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against at any action, agreement or transactions (other than the Business Combination Agreement and the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent, impede, delay or adversely affect in any material respects the transactions contemplated by the Business Combination Agreement or any other transaction document or (ii) result in failure of the transactions contemplated by the Business Combination to be consummated.

Additionally, each of the Key Quality Gold Equityholders has agreed (i) not to, among other things, sell, assign, transfer, or dispose of any of the Quality Gold Company Shares they hold, (ii) to repay in full, at or prior to the Effective Time, any indebtedness owed by the Key Quality Gold Equityholder to any Quality Gold Company and its respective subsidiaries and (iii) indemnify the Quality Gold Companies and their respective subsidiaries for certain tax liabilities, if incurred.
Each Key Quality Gold Equityholder has also agreed to terminate all agreements between itself or any of its affiliates and any of the Quality Gold Companies and their respective subsidiaries, except for those listed on Exhibit B to the Support Agreement.
Warrant Amendment
At the Effective Time, Tastemaker, New Parent, and Continental Stock Transfer & Trust Company will enter into the warrant assignment, assumption and amendment agreement. Such agreement will amend the Warrant Agreement, as Tastemaker will assign all its rights, title and interest in the Warrant Agreement to New Parent. Pursuant to the amendment, all Tastemaker Warrants will no longer be exercisable for shares of Tastemaker Class A Common Stock, but instead will be exercisable for shares of New Parent Common Stock on substantially the same terms that were in effect prior to the Effective Time under the terms of the Warrant Agreement.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, New Parent entered into the Sponsor Support Agreement with the Sponsor, pursuant to which the Sponsor has agreed to vote all of its shares of Tastemaker common stock (a) in favor of the approval and adoption of the Business Combination Agreement and other transaction documents, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement, and (c) against at any action, agreement or transactions (other than the Business Combination Agreement and the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent or materially delay the transactions contemplated by the Business Combination Agreement or any other transaction document or (ii) result in failure of the transactions contemplated by the Business Combination to be consummated.
At the Effective Time, the Sponsor will automatically forfeit up to 2,070,000 shares of New Parent Common Stock and, immediately after the Effective Time, will transfer 2,610,000 Private Placement Warrants to equityholders of the Quality Gold Companies. In connection with the Closing the Sponsor will subject 2,070,000 Deferred Sponsor Shares to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement. For more information about the Sponsor’s right to receive Deferred Shares, see the section entitled “Consideration to be Received in the Business Combination — Forfeiture and Deferral of New Parent Equity.” The number of forfeited shares of New Parent Common stock described above will be reduced by (i) the number of Founder Shares and (ii) one-third of the number of Private Placement Warrants, in each case, that are transferred by the Sponsor to facilitate any private placement of equity securities of Tastemaker or New Parent, any non-redemption agreement, or any similar arrangement, in each case, approved by the Quality Gold Companies.
Interests of Certain Persons in the Business Combination
In considering the recommendation of Tastemaker’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
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the Sponsor and certain of Tastemaker’s directors and officers (the “Tastemaker Initial Stockholders”) beneficially own an aggregate of 6,900,000 Founder Shares and 8,700,000 Private Placement Warrants, which shares and warrants would become worthless if Tastemaker does not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). Those shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Tastemaker Class A Common Stock and Tastemaker Warrants of $[•] and $[•], respectively, on Nasdaq on [•], the record date for the special meeting of stockholders;
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the fact that the Sponsor and Tastemaker’s directors and officers have agreed, as part of the IPO and to induce Tastemaker and the underwriters to enter into the underwriting agreement in connection with the IPO, not to redeem any shares of Tastemaker common stock in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that the Sponsor and Tastemaker’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Tastemaker fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination);

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the fact that the Sponsor paid $25,000 for the Founder Shares and those securities will have a significantly higher value at the time of the Business Combination. Because the Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to shares of Tastemaker common stock held by it, those shares will be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). If unrestricted and freely tradable, those shares (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock and including the Deferred Sponsor Shares) would have had an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], the record date, but given the restrictions on those shares, we believe those shares have less value;

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the fact that the Sponsor paid $8,700,000 for its 8,700,000 Private Placement Warrants, and those warrants would be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). After giving effect to the transfer of an aggregate of 2,610,000 Private Placement Warrants to the equityholders of the Quality Gold Companies, those warrants had an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], the record date;

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the fact that the Sponsor has invested an aggregate of $8,725,000 (consisting of $25,000 for the Founder Shares, or approximately $0.004 per share, and $8,700,000 for the Private Placement Warrants), which means that the Sponsor and our officers and directors stand to make a significant profit on their investment and could potentially recoup their entire investment in the Company even if the trading price of the Tastemaker Class A Common Stock was as low as $1.81 per share (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock, including the Deferred Sponsor Shares and even if the private placement warrants are worthless). Therefore, our Sponsor, officers, and directors may experience a positive rate of return on their investment, even if our Public Stockholders experience a negative rate of return on their investment;

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the fact that after the Business Combination, assuming the Minimum Redemption Scenario, the Sponsor will beneficially own approximately 7.59% of the New Parent Common Stock on a fully diluted basis. Please see the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Parent After the Closing” for additional information;

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the fact that the Sponsor and Tastemaker’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, which would cause the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether the Quality Gold Companies are an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination;

•
the fact that the Sponsor and Tastemaker’s officers and directors (or their affiliates) have made, and may make in the future, working capital loans to Tastemaker to fund certain capital requirements. On March 22, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $150,000 to the Sponsor. On July 21, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $375,000 to the Sponsor. On December 9, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $1,000,000 to the Sponsor. As of the date of this proxy statement/prospectus, the Sponsor has loaned an aggregate of $606,100 to Tastemaker under such promissory notes to fund operating and transaction expenses in connection with the Business Combination and may make additional loans after the date of this proxy statement/prospectus for such purposes. If the Business Combination is not consummated and another business combination is not otherwise completed, these working capital loans may not be repaid and would be forgiven except to the extent there are funds available to Tastemaker outside of the trust account;

•
the fact that although no compensation of any kind was or will be paid by Tastemaker to the Sponsor, Tastemaker’s officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on Tastemaker’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are approximately $50,000 of out-of-pocket expenses for which the Sponsor or Tastemaker’s officers or directors are awaiting reimbursement;

•
the fact that the Sponsor will transfer a portion of its Private Placement Warrants to the equityholders of the Quality Gold Companies and will receive deferred shares of New Parent Common Stock;

•
the anticipated service of [•] as a director of New Parent following the Business Combination;

•
the fact that the continued indemnification of Tastemaker’s existing directors and officers and the continuation of Tastemaker’s directors’ and officers’ liability insurance after the Business Combination;

•
the fact that at the Closing, New Parent will enter into the Registration Rights and Lock-Up Agreement, which provides for registration rights to the parties thereto (including the Sponsor) and their permitted transferees, and will replace the letter agreement, dated January 7, 2021 (the “Insider Letter”), effectively shortening the lock-up period with respect to the Sponsor’s shares of New Parent Common Stock, subject to certain exceptions, to 180 days following the Closing;

•
the fact that the Sponsor and Tastemaker’s officers and directors, other than Christopher Bradley and Andrew Heyer, may not participate in the formation of, or become directors or officers of, any other blank check company with a class of securities registered or intended to be registered under the Exchange Act until Tastemaker (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination); and

•
the fact that if the Trust Account is liquidated, including in the event Tastemaker is unable to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), the Sponsor has agreed to indemnify Tastemaker to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Tastemaker has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Tastemaker, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.
These interests may influence Tastemaker’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal.
Reasons for the Approval of the Business Combination
After careful consideration, Tastemaker’s board of directors recommends that Tastemaker stockholders vote “FOR” each Tastemaker proposal being submitted to a vote of the Tastemaker stockholders at the Tastemaker special meeting of stockholders.
For a description of Tastemaker’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “The Business Combination — Tastemaker’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume that no Public Stockholders exercise their redemption rights in connection with the Business Combination.
Sources of Funds (in millions)
Tastemaker cash held in Trust Account and operating cash(1)	$30.1
Quality Gold Companies Equity Rollover	813.6
Debt Proceeds	26.4
Founder Shares	28.0
Total Sources	$898.1
Uses of Funds (in millions)
Quality Gold Companies Equity Rollover	$813.6
Cash Consideration	35.0
Cash to Balance Sheet	—
Transaction costs and existing Tastemaker debt(2)	21.5
Founder Shares	28.0
Total Uses	$898.1

(1)
Reflects the redemption of 24,673,073 shares of Tastemaker Class A Common Stock on December 12, 2022 in connection with the Extension Amendment.

(2)
Represents an estimated amount inclusive of advisory, banking, printing, legal and accounting fees.

Redemption Rights
Under the Tastemaker Charter, holders of Tastemaker Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Tastemaker to pay its taxes, by (b) the total number of shares of Tastemaker Class A Common Stock included as part of the units issued in the IPO. However, Tastemaker will not redeem any public shares to the extent that such redemption would result in Tastemaker having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001.
For illustrative purposes, based on funds in the Trust Account of approximately $29.8 million on December 12, 2022, the estimated per share redemption price would have been approximately $10.20. Under the Tastemaker Charter, a Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares in connection with an initial business combination.
If a holder exercises its redemption rights, then the holder will be exchanging its shares of Tastemaker Class A Common Stock for cash, will no longer own shares of Tastemaker Class A Common Stock, and will not participate in the future growth of New Parent, if any. A redeeming holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Tastemaker’s transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of Tastemaker Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Ownership of New Parent After the Closing
Assuming the Minimum Redemption Scenario, upon the completion of the Business Combination the ownership of New Parent is expected to be as follows:
	Minimum Redemption Scenario
	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding
Equityholders of the Quality Gold Companies	94,800,000	92.4%
Public Stockholders	2,926,927	2.9%
Holders of Founder Shares	4,830,000	4.7%
Total	102,556,927	100.0%
Assuming the Maximum Redemption Scenario, upon the completion of the Business Combination the ownership of New Parent is expected to be as follows:
	Maximum Redemption Scenario
	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding
Equityholders of the Quality Gold Companies(1)	96,552,673	94.3%
Public Stockholders	1,000,000	1.0%
Holders of Founder Shares	4,830,000	4.7%
Total	102,382,673	100.0%

(1)
Includes 1,752,673 shares of New Parent Common Stock issued pursuant to the Cash Consideration Shortfall.

Stockholders will experience additional dilution to the extent New Parent issues additional shares after the Closing. The tables above exclude (a) 22,500,000 shares of New Parent Common Stock that will be issuable upon the exercise of 8,700,000 New Parent Private Placement Warrants and 13,800,000 New Parent Warrants; and (b) shares of New Parent Common Stock that will be available for issuance under the 2023 Plan, which will initially be equal to 15% of the fully-diluted shares as of the Closing. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.

	Minimum Redemption Scenario		Maximum Redemption Scenario
	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding
Total shares of New Parent Common Stock outstanding at the Closing (including the Deferred Shares)	102,556,927	71.4%	102,382,673	71.3%
Shares underlying the New Parent Warrants	13,800,000	9.6%	13,800,000	9.6%
Shares underlying the New Parent Private Placement Warrants	8,700,000	6.0%	8,700,000	6.1%
Shares initially reserved for issuance under the 2023 Plan	18,758,539	13.0%	18,732,401	13.0%
The Public Warrants and Private Placement Warrants will become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Founder shares will be converted into shares of New Parent Common Stock at the Closing on a one-for-one basis. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The number of shares and percentage interests set forth in the tables above are based on certain hypothetical scenarios related to, as described above, redemptions. The actual outcome of the redemptions is dependent on the actions of third parties and, accordingly, is outside of our control. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. For that reason, we are unable to predict the likelihood of a particular outcome.
Summary Risk Factors
In evaluating the proposals to be presented at the special meeting, stockholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 43. In particular, such risks include, but are not limited to, the following:
•
New Parent’s principal stockholders and management control New Parent and their interests may conflict with yours in the future.

•
Each of Michael Langhammer, Jason Langhammer, their respective estate planning trusts and the Sponsor will own a significant portion of New Parent Common Stock and Michael Langhammer, Jason Langhammer and the Sponsor will have representation on the New Parent Board. Michael Langhammer, Jason Langhammer and the Sponsor may have interests that differ from those of other stockholders.

•
The Sponsor and Tastemaker’s officers and directors have interests in the Business Combination that are different from or are in addition to other Tastemaker stockholders in recommending that Tastemaker stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement/prospectus.

•
Each of Tastemaker and the Quality Gold Companies have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

•
The market price and trading volume of New Parent Common Stock may be volatile and could decline significantly following the Business Combination.

•
There can be no assurance that New Parent’s common stock will be approved for listing on Nasdaq or that New Parent will be able to comply with the continued listing standards of Nasdaq.

•
While Tastemaker and the Quality Gold Companies work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

•
The Sponsor can earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in New Parent.

•
A decline in discretionary consumer spending on jewelry may unfavorably impact the Quality Gold Companies’ future sales and earnings, particularly if such decline occurs during the holiday shopping season.

•
Any deterioration in the Quality Gold Companies’ customers’ financial position, changes to the regulatory requirements regarding the granting of credit to customers or disruption in the availability of credit to customers could adversely impact the Quality Gold Companies’ sales and results of operations.

•
Following the consummation of the Business Combination, New Parent will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

•
The Quality Gold Companies’ sales, operating income, cash and inventory levels fluctuate on a seasonal basis, with sales traditionally greater during holiday seasons, so events and circumstances that adversely affect holiday consumer spending will have a disproportionately adverse effect on the Quality Gold Companies’ results of operations.

•
The Quality Gold Companies’ ability to borrow is important to their operations, and financial covenants and interest rate volatility could impact the availability of credit and adversely affect the Quality Gold Companies’ ability to achieve their planned growth and operating results.

•
The Quality Gold Companies’ pricing compared to competitors, the increased price transparency in the market and the highly fragmented, competitive nature of the jewelry industry, may have an adverse impact on their business and results of operations.

•
An inability to successfully develop and maintain a relevant online experience for customers, failure to anticipate changing fashion trends in the jewelry industry, or poor execution of marketing programs could result in a loss of confidence by consumers in the Quality Gold Companies’ brand and have an adverse impact on sales.

•
Competition in the jewelry industry could cause the Quality Gold Companies to lose market share, materially and adversely affecting the Quality Gold Companies’ business, results of operations and financial condition.

•
The Quality Gold Companies’ exposure to legal proceedings, tax matters, environmental concerns and/or regulatory or other investigations could adversely affect their results of operations and financial position, as well as negatively impact debt covenants, leverage ratios and the Quality Gold Companies’ reputation and divert management attention.

•
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Tastemaker common stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Tastemaker common stock issued in the IPO.

•
Fluctuations in foreign exchange rates could adversely impact the Quality Gold Companies’ results of operations and financial condition.

•
The Quality Gold Companies utilize insurance to help protect their business and assets against loss, and the inability to obtain sufficient levels of insurance, the misjudgment by management of appropriate levels of insurance or exclusions from existing insurance coverage could have a material adverse effect on the Quality Gold Companies’ business.

•
The Quality Gold Companies’ inability to protect physical assets or intellectual property could have a material adverse impact on our brand, reputation and results of operations.

•
Inadequacies in and disruption to the Quality Gold Companies’ systems, or those of their service providers, could result in disruptions to the Quality Gold Companies’ business and adversely affect their results of operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THE QUALITY GOLD COMPANIES
New Parent is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
The Quality Gold Companies’ unaudited consolidated balance sheet data as of September 30, 2022 and unaudited statements of operations and cash flows data for the six months ended September 30, 2022 and the audited financial statements of the Quality Gold Companies as of and for the fiscal year ended March 31, 2022 are derived from the Quality Gold Companies’ financial statements included elsewhere in this proxy statement/prospectus.
This information is only a summary and should be read in conjunction with the Quality Gold Companies’ financial statements and related notes and the sections entitled “The Quality Gold Companies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of the Quality Gold Companies.
September 30, 2022
Balance Sheet Data:
Cash and cash equivalents	$5,128
Trade receivables	$63,875
Inventory	$165,530
Total current assets	$242,589
Total assets	$262,623
Short-term debt	$59,883
Total current liabilities	$100,048
Long-term debt	$11,458
Total liabilities	$116,955
Total stockholders’ equity	$145,668
	For the Six Months Ended September 30, 2022	For the Fiscal Year Ended March 31, 2022
Statement of Operations Data:
Revenue	$221,420	$544,568
Gross profit	$56,429	$123,188
Total operating expenses	$25,417	$49,531
Income from operations	$31,012	$73,657
Total other (expense) income	$(1,394)	$2,234
Income before income taxes	$29,618	$75,891
Provision for income taxes	$1,454	$3,117
Net income	$28,164	$72,774
Net income attributable to non-controlling interest in affiliate	$306	$2,147
Net income attributable to controlling interests	$27,858	$70,627
Statement of Cash Flows Data:
Net cash provided by operating activities	$12,905	$37,944
Net cash (used in) provided by investing activities	$(4,289)	$2,237
Net cash used in financing activities	$(7,249)	$(43,595)

SELECTED HISTORICAL FINANCIAL INFORMATION OF TASTEMAKER
Tastemaker is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
Tastemaker’s statements of operations and cash flows data for the nine months ended September 30, 2022 and the audited financial statements of Tastemaker as of December 31, 2021 and consolidated balance sheet data as of September 30, 2022 are derived from Tastemaker’s financial statements included elsewhere in this proxy statement/prospectus.
This information is only a summary and should be read in conjunction with Tastemaker’s financial statements and related notes and the sections entitled “Tastemaker’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Tastemaker.
(in thousands)	September 30, 2022
Balance Sheet Data:
Cash	$220
Investments held in Trust Account	$280,525
Total assets	$280,831
Total liabilities	$14,573
Common stock subject to possible redemption	$279,896
Total stockholders’ deficit	$(13,638)
(in thousands, except for share and per share data)	For the Nine Months Ended September 30, 2022	For the Year Ended December 31, 2021
Statement of Operations Data:
Loss from operations	$(2,078)	$(1,039)
Gain on investments held in Trust Account	$1,833	$—
Interest income	$—	$60
Change in fair value of warrant liabilities	$9,000	$10,350
Expensed offering costs	$—	$(737)
Change in fair value of convertible promissory note – related party	$33	$—
Income before income taxes	$8,789	$8,634
Income tax expense	$308	$—
Net income	$8,481	$8,634
Basic and diluted weighted average shares outstanding, Class A common stock	27,600,000	26,692,603
Basic and diluted net loss per share, Class A common stock	$0.25	$0.26
Basic and diluted weighted average shares outstanding, Class B common stock	6,900,000	6,872,877
Basic and diluted net loss per share, Class B common stock	$0.25	$0.26
Statement of Cash Flows Data:
Net cash used in operating activities	$(610)	$(1,048)
Net cash provided by (used in) investing activities	$129	$(278,760)
Net cash provided by financing activities	$520	$279,971

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Tastemaker will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of the Quality Gold Companies issuing shares for the net assets of Tastemaker, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of the Quality Gold Companies. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the Business Combination. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Business Combination as if it had occurred on September 30, 2022. The summary unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2022 and the fiscal year ended March 31, 2022 gives effect to the Business Combination as if they had occurred on April 1, 2021.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Tastemaker and the Quality Gold Companies for the applicable periods included elsewhere in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Quality Gold Companies’ financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Quality Gold Companies following the reverse recapitalization.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Tastemaker common stock:
•
Minimum Redemption Scenario:   This scenario assumes that no additional Public Stockholders exercise redemption rights with respect to their share of Tastemaker Class A Common Stock for a pro rata share of the funds in the Trust Account.

•
Maximum Redemption Scenario:   This scenario assumes that 1,926,927 shares of Tastemaker Class A Common Stock (the maximum number of shares that could be redeemed while satisfying the closing conditions contained in the Business Combination Agreement) are redeemed for an aggregate payment of approximately $19.6 million (based on an estimated per share redemption price of approximately $10.20 that was calculated using the $29,846,946 of cash in the Trust Account divided by 2,926,927 shares of Tastemaker Class A Common Stock subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Business Combination Agreement).

	Pro Forma Combined
	Minimum Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended September 30, 2022
Net income	$28,592	$28,592
Net income per share – basic and diluted	$0.28	$0.28
Weighted average shares outstanding – basic and diluted	102,556,927	102,382,673
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Fiscal Year Ended March 31, 2021
Net income	$58,632	$58,632
Net income per share – basic and diluted	$0.57	$0.57
Weighted average shares outstanding – basic and diluted	102,556,927	102,382,673
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2022
Total assets	$262,709	$262,709
Total liabilities	$149,003	$150,950
Total stockholders’ equity	$113,706	$111,759

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
our ability to consummate the Business Combination, of if we do not consummate such Business Combination, any other initial business combination;

•
the expected benefits of the Business Combination;

•
satisfaction of conditions to the Business Combination;

•
New Parent’s public securities’ potential liquidity and trading;

•
New Parent’s financial and business performance following the Business Combination, including financial projections and business metrics;

•
New Parent’s business, expansion plans, opportunities and prospects;

•
expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•
New Parent’s future capital requirements and sources and uses of cash;

•
New Parent’s ability to raise financing in the future; and

•
the Quality Gold Companies’ success in retaining or recruiting, or changes required in, its officers, key employees or directors following the completion of the Business Combination.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•
the outcome of any legal proceedings that may be instituted against Tastemaker following announcement of the proposed Business Combination and transactions contemplated thereby;

•
the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Tastemaker or to satisfy other conditions to the Closing in the Business Combination Agreement;

•
the number of shares submitted for redemption by Tastemaker’s stockholders in connection with the stockholder meeting to approve the proposed transaction;

•
the inability to obtain or maintain the listing of shares of New Parent Common Stock and New Parent Warrants on Nasdaq following the Business Combination;

•
the risk that the proposed Business Combination disrupts current plans and operations of the Quality Gold Companies as a result of the announcement and consummation of the transactions described herein;

•
our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Quality Gold Companies to grow and manage growth profitably and retain their key employees following the Business Combination;

•
costs related to the Business Combination;

•
changes in applicable laws, regulations or policy;

•
the effects of seasonal and cyclical trends on the Quality Gold Companies’ results of operations;

•
risks and uncertainties related to the Quality Gold Companies’ business, including, but not limited to, changes in the costs of diamonds, lab grown diamonds, other gemstones and precious metals, changes in consumer preferences and discretionary spending, the impact of competition, availability of credit, changes in the financial position of the Quality Gold Companies’ customers, environmental risks, dependency on suppliers, acquisition and integration risks, supply chain interruptions, currency exchange and interest rate risks, inflation, reliability and durability of our key internal systems, the ability to maintain an effective system of internal control over financial reporting, the ability to obtain and management sufficient levels of insurance coverage, the ability to protect our intellectual property and physical assets, and the ability to successful manage inventory balances and inventory shrinkage;

•
the Quality Gold Companies’ ability to implement and maintain compliance policies and procedures designed to comply with laws and regulations, including, but not limited to, areas such as privacy, data protection and information security laws;

•
the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction;

•
New Parent’s, and its subsidiaries’, ability to raise capital and access credit on acceptable terms;

•
the possibility that Tastemaker or the Quality Gold Companies may be adversely affected by other economic, business, and/or competitive factors; and

•
other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS
New Parent will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. You should also read and consider the other information in this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.
Risks Related to the Quality Gold Companies Business and Industry
Following the closing of the Business Combination, each Quality Gold Company will be a direct, wholly-owned subsidiary of New Parent. Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to the Quality Gold Companies and their subsidiaries prior to the consummation of the Business Combination and to New Parent and its subsidiaries (including the Quality Gold Companies) subsequent to the Business Combination.
A decline in discretionary consumer spending on jewelry may unfavorably impact our future sales and earnings, particularly if such decline occurs during the holiday shopping season.
Jewelry purchases depend on discretionary consumer spending, particularly because jewelry is often perceived to be a luxury purchase. Factors that affect discretionary consumer spending include general economic and business conditions, consumer confidence, employment levels, costs of basic necessities and other goods, inflationary pressures, levels of consumers’ disposable income, interest rates, the availability, cost and level of consumer debt, asset values, availability of credit, and levels of taxation. Consumer spending may also be affected by the effects of weather, natural disasters, epidemics, contagious disease outbreaks, pandemics and other public health concerns, and lockdowns of our customers’ stores, factories, suppliers’ facilities, support centers and distribution centers due to governmental mandates or social unrest. Prior increases in consumer discretionary spending during times of crisis, such as those related to government stimulus programs, may be temporary. We believe government economic stimulus measures related to COVID-19 have had a positive impact on our sales. However, consumer spending may decrease now that the government has terminated stimulus programs. Additionally, as travel restrictions ease following the COVID-19 pandemic, consumers may now be inclined to redirect discretionary spending to things such as travel and other experience-oriented expenditures.
Other retail categories, such as electronics, and experience-oriented categories, such as travel and entertainment, compete for consumers’ discretionary spending, particularly during the holiday shopping season. Therefore, the price of jewelry relative to such other categories may influence the proportion of discretionary consumer spending on jewelry. If the relative price of jewelry increases, if our competitive position deteriorates, or if consumer demand shifts toward other retail or experience-oriented categories, particularly as a result of fewer restrictions related to the COVID-19 pandemic, our sales and operating profits would be adversely impacted.
Any decreases in consumer discretionary spending on jewelry could decrease our sales. We may respond by increasing discounts or initiating marketing promotions to reduce excess inventory, which would have a negative impact on our operating margins and could negatively affect our business, results of operations and cash flows, particularly if consumer spending levels are depressed for a prolonged period of time.
Any deterioration in our customers’ financial position, changes to the regulatory requirements regarding the granting of credit to customers or disruption in the availability of credit to customers could adversely impact our sales and results of operations.
We extend credit to our customers in a majority of sales. When in-house financing is not utilized, customers pay with cash, credit cards or other third-party financing. Any significant deterioration in consumers’ financial position, changes to the regulatory requirements regarding the granting of credit to our customers or disruption in the availability of credit to our customers or to consumers may decrease or eliminate customers’ access to credit which, in turn, could have an adverse effect on our sales and results of operations. In addition, our failure to collect any significant portion of our customer loan receivables or the need to place a significant reserve against these receivables could materially impair our financial condition and the results of our operations.
Our sales, operating income, cash and inventory levels fluctuate on a seasonal basis, with sales traditionally greater during holiday seasons, so events and circumstances that adversely affect holiday consumer spending will have a disproportionately adverse effect on our results of operations.
Our business is seasonal, with a higher proportion of our sales and operating profit generated during our third fiscal quarter, which includes the holiday season. We expect to continue to experience seasonal fluctuations in sales and earnings. Therefore, our ability to compensate for shortfalls in third quarter results of operations by modifying operations and strategies in other quarters is limited. For example, sudden adverse changes in consumer confidence, consumer spending ability, economic conditions, unexpected trends in merchandise demand, significant competitive and promotional activity by competitors, inclement weather conditions or disruptions to our warehousing and distribution systems during the holiday season could have a disproportionately adverse effect on our results of operations.
Additionally, in anticipation of increased sales activity in the holiday season, we incur certain significant incremental expenses prior to and during peak selling seasons, including costs associated with increased shipping, overtime and hiring temporary employees to supplement our existing workforce. A significant shortfall in our results for the third quarter of any fiscal year would therefore be expected to have a material adverse effect on our annual results of operations as well as cash and inventory levels. To a lesser extent, similar disruptions around Valentine’s Day and Mother’s Day could also adversely affect our results of operations for a fiscal year.
Fluctuations in foreign exchange rates could adversely impact our results of operations and financial condition.
We report our results of operations in U.S. dollars, but we have operations in India and Canada and purchase inventory and raw goods from many countries throughout the world. We have certain assets related to our India operations that are held in Indian rupees. In addition, we pay certain expenses in foreign currencies. Therefore, our results of operations and financial condition are subject to fluctuations in the exchange rates between the U.S. dollar and foreign currencies, such as the Indian rupee, the European euro and the Canadian dollar. Any increase in the value of those currencies against the U.S. dollar would increase the cost of goods we purchase from those countries, decreasing our margins and operating income.
Our future results of operations may be adversely affected by input cost inflation.
Many aspects of our business have been, and may continue to be, directly affected by volatile commodity costs and other inflationary pressures. Commodities are subject to price volatility that can be caused by, among other factors, commodity market fluctuations, changes in currency exchange rates, imbalances between supply and demand, and government programs and policies. Volatile fuel costs have contributed to unpredictable costs for the products and services we receive from our third-party providers. While we seek to offset increased costs with a combination of price increases to our customers, purchasing strategies, cost savings initiatives and operating efficiencies, we may not be able to fully offset our increased costs in a timely manner or at all. As a result, these cost increases could materially and adversely affect our results of operations.
Our business could be adversely affected by extreme weather conditions, natural disasters, or terrorism, armed conflict and acts of war, particularly if such events affect Southwestern Ohio, the location of our domestic headquarters and primary manufacturing and warehousing site.
Extreme weather conditions in the area in which our domestic headquarters and primary manufacturing and warehousing site is located could harm our business and results of operations. For example, frequent or unusually heavy snowfall, ice storms or other extreme weather conditions over a prolonged period of time could make it difficult for our employees to travel to work and reduce our productivity. In addition, natural disasters such as tornadoes, earthquakes or wildfires could damage or destroy our facilities or make it difficult for them to distribute products, negatively affecting our business and results of operations. Because our domestic headquarters and primary manufacturing and warehousing operations are concentrated at one site in Southwestern Ohio, we could have greater difficulty recovering from a local or regional natural disaster than if our facilities were more geographically dispersed.
Terrorism, armed conflict, and acts of war (or the expectation of such events), in the United States and abroad, could also have a significant impact on our business. For example, the Russia-Ukraine conflict has given rise to regional instability and resulted in economic sanctions from the United States and the international community. This conflict could adversely impact, among other things, local markets and suppliers, global and local macroeconomic conditions, foreign exchange rates and financial markets, raw material, energy and transportation costs, and cause further supply chain disruptions, any of which could adversely affect our business, including our ability to manufacture and ship our merchandise to customers. The Russia-Ukraine conflict has indirectly affected our business through general increases in fuel costs, inflation and higher prices from some of our suppliers in Italy, as they pass along rising utility costs.
The effects of the ongoing COVID-19 pandemic on our business, operating results and cash flows are uncertain.
The COVID-19 pandemic continues to present business challenges primarily driven by the emergence of new variants of the virus. For example, we rely on paper sourced in Finland for our print catalogues. Supply chain delays due to the COVID-19 pandemic have slowed deliveries and resulted in delays in printing catalogs. The extent to which the COVID-19 pandemic will continue to impact us will depend on numerous evolving factors and future developments that are uncertain, including: the severity, duration and scope of the pandemic and potential subsequent waves of infection; the governmental, business, individual and other actions taken in response; the effectiveness and adoption of vaccines, boosters, and therapeutics; the effect on our suppliers and distributors, and disruptions to the global supply chain; the impact on global economic activity; the effect on consumer demand and purchasing behavior; the effect as pandemic-related restrictions are curtailed or lifted, remote working declines and discretionary spending patterns shift, and our ability to timely and effectively respond to any resulting changes in demand; the effect of any closures or other changes in operations of our and our suppliers’ and distributors’ facilities; the health of and the effect on our employees and our ability to meet staffing needs in our manufacturing and distribution facility and other critical functions, particularly if employees become ill, are quarantined as a result of exposure or are reluctant to show up for work; our ability to sell our products worldwide and provide customer support, including as a result of travel restrictions or disruptions to transportation; the ability of our customers to pay for our products; and the diversion of management as they focus on the short- and long-term ramifications of the pandemic. For these reasons, we cannot predict the full impact the pandemic will ultimately have on our business, financial condition, results of operations and cash flows.
Fluctuations in the pricing and availability of commodities, particularly gold and rough lab grown diamonds, which represent the majority of our merchandise costs, could adversely impact our results of operations and cash flow.
Our business is subject to fluctuations in the pricing and availability of commodities, particularly gold and rough lab grown diamonds. While jewelry manufacturing is a large source of demand for gold, the cost of gold is impacted by many factors, including investment transactions, which have resulted in significant volatility in gold prices in recent years. In the 5-year period between December 1, 2017 and December 1, 2022, the cost of gold varied between a high of $2,067.15 per ounce and a low of $1,178.40 per ounce. Our cost of merchandise and, in turn, our results of operations, may be adversely impacted by investment market considerations that cause the price of gold to significantly fluctuate. We have historically been able to mitigate our exposure to volatility in costs despite fluctuations in the price of gold through our gold consignment programs and the use of forward contracts and exchange listed futures. Our consignment facilities allow us to hold precious metals in our inventory that are consigned from banks. At any time that we hold precious metals that are consigned under the consignment facilities, the precious metals are owned by the consigning bank. In addition, inventory levels and buying patterns of jewelry retailers and other parties in the supply chain greatly impact the pricing of lab grown diamonds. The demand for and pricing of natural diamonds, which are subject to their own subset of supply factors, also significantly influence the price of lab grown diamonds. Our primary supplier of rough lab grown diamonds operates under a contract with three years remaining, after which time, we may need to renegotiate pricing.

We may be unable to raise our prices, or do so in a timely or sustained manner, in response to higher commodity costs. In addition, sustained increases in commodity costs could result in higher inventory costs or changes in the merchandise available to the customer. These factors could adversely affect our results of operations.
Constraints in the supply of diamonds of the sizes and qualities that we require to meet our merchandising requirements may cause us to modify our supply chain practices. For example, in the fiscal year ended March 31, 2022, one of our primary suppliers of rough lab grown diamonds experienced production issues that adversely impacted our ability to satisfy the market demand for lab grown diamonds of a certain grade. Although the production issues with that specific supplier have been resolved, we face the possibility of similar production issues in the future. From time to time, we may choose to hold more inventory, purchase raw materials at an earlier stage in the supply chain, or enter into new commercial agreements to seek to mitigate supply constraints. These steps could require additional capital or management resources and may not resolve supply constraints or deliver the projected benefits anticipated by management.
The conflict mineral diligence process, the results from that process and the related reporting obligations could increase costs, adversely affect our reputation and adversely affect our ability to obtain merchandise.
We have adopted a Responsible Sourcing Policy that requires all entities in our supply chain to provide certification and documentation about the origins of “conflict minerals.” Under this Policy, we will not knowingly accept products that contain “conflict minerals” originating from “conflict regions,” and will continue to work with our supply chain to maintain this commitment. Additionally, we are regularly audited and certified by the Responsible Jewellery Counsel (RJC). Such audit includes responsible sourcing compliance testing for gold.
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the SEC issued rules in 2012 that require annual disclosure and reporting on the source and use of certain minerals, including gold, from the Democratic Republic of Congo and adjoining countries. Under these “conflict mineral” rules, certain SEC reporting companies must exercise reasonable due diligence in determining the countries of origin of statutorily designated minerals (e.g., gold, tin, tantalum and tungsten) that are used in the products they sell. Companies who meet certain criteria are required to file reports with the SEC disclosing their due diligence measures with regard to countries of origin, the results of those activities, and related determinations. It is possible that the sourcing and sale of other minerals, like diamonds, could become subject to similar rules.
We anticipate that the disclosure and reporting requirements of such conflict mineral rules will apply to us beginning in calendar year 2024. As a public company, compliance with these rules will require us to conduct a reasonable country of origin inquiry of any “conflict minerals” contained in products we manufacture or contract to manufacture and file reports with the SEC disclosing our due diligence measures. We cannot be certain of the costs that might be associated with such regulatory compliance and reporting. Other minerals, such as diamonds, could be added to those currently covered by these rules. We may incur reputational risks with customers and stockholders if, due to the complexity of the global supply chain, we are unable to sufficiently verify the origins of relevant metals. Also, inadequate or adverse responses from portions of our supply chain to our verification requests could harm our ability to obtain merchandise and further add to compliance costs.
We rely heavily on the services of our senior management personnel and key employees, and if we are not successful in attracting or retaining these individuals, our business and results of operations could be adversely affected.
Our future success will be substantially dependent on our ability to attract, retain and motivate our senior management personnel and key employees. We rely on these individuals in the areas of operations, product management, marketing, sales, partnerships, mergers and acquisitions, support, and general and administrative functions. In addition, certain key employees operate our in-house enterprise resource planning system.
We do not maintain fixed term employment contracts with any of our employees, including the members of our senior management team. As a result, our executives and other key employees could leave our company with little or no prior notice and would be free to work for a competitor. The failure to properly manage succession plans, develop leadership talent or replace the loss of services of senior management or other key employees and qualified personnel, could significantly delay or prevent the achievement of our objectives.
Although we expect to enter into employment agreements with certain of our senior management personnel and key employees following the consummation of the Business Combination, these individuals will be employed on an “at-will” basis, which means they may terminate their employment with us at any time. If one or more of our senior management personnel or key employees resigns or otherwise ceases to provide us with their service, our business and results of operations could be adversely affected.
If we misjudge the demand for our products and fail to manage inventory levels, it could have a materially adverse impact on our business and results of operations.
We must maintain appropriate inventory levels in order to successfully operate our business. This requires forecasting, especially during the holiday season, and a balance between meeting customer demand and avoiding accumulating excess inventory. If consumer demand is lower than expected, inventory levels can rise, causing a strain on operating cash flow. If the inventory cannot be sold, write-downs or write-offs to future earnings could be necessary. Conversely, if consumer demand is higher than expected, insufficient inventory levels could result in unfulfilled customer orders, loss of revenue and an unfavorable impact on customer relationships.
Factors that could affect our inventory management and ability to accurately forecast customer demand for our products include:
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a substantial increase or decrease in demand for products of our competitors;

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failure to accurately forecast trends and customer acceptance for new products;

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new product introductions, promotions or pricing strategies by competitors, particularly during holiday periods;

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changes in our product offerings, including seasonal items and our ability to replenish these items in a timely manner;

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changes to our overall seasonal promotional cadence and the number and timing of promotional events and clearance sales;

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weakening of economic conditions or consumer confidence in the future, which could reduce demand for discretionary items, such as jewelry;

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volatility and uncertainty related to macro-economic factors; and

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acts or threats of war or terrorism or epidemics, which could adversely affect consumer confidence and spending or interrupt production and distribution of our products and raw materials.

If we misjudge expected customer demand, fail to identify changes in customer demand, or our supply chain does not respond in a timely manner, a shortage of merchandise or an accumulation of excess inventory could occur, either of which could adversely impact our business, financial condition and results of operations.
The financial difficulties or insolvency of several of our major customers or their lack of willingness and ability to market our products could adversely affect our results of operations.
We are subject to credit risk amongst our largest customers, and a default by several of these customers on their amounts owed to us at the same time could have a material adverse effect on our financial position. In general, our sales correlate to our accounts receivable such that the larger the customer, the larger the impact of a default on such client’s accounts receivables. Future sales and our ability to collect accounts receivable depend, in part, on the financial strength of our customers and our distributors’ willingness and ability to successfully market our products. Our results of operations will be adversely affected if our customers experience financial difficulties, insolvency, or difficulty marketing products and we are unable to collect accounts receivable. In these circumstances, we may demand the return of products sold to such customers, resulting in an increase in inventory and a reduction in accounts receivable. Although we maintain an allowance for doubtful accounts, the actual amount of uncollectible receivables may exceed such allowance. Uncertainty in the current economic environment, as a result of the COVID-19 pandemic and geopolitical unrest, constrained access to capital, the impact of inflation, and general market contractions have heightened, and may continue to heighten our exposure to customer defaults and result in lower-than-expected distributor sales.
Difficulties or delays in executing or integrating acquisitions or implementing strategic initiatives may prevent us from realizing expected returns and other projected benefits during the anticipated timeframes or at all.
In order to expand our business, we have executed acquisitions and implemented various strategic initiatives. Numerous factors could impact the success of these acquisitions and initiatives, many of which are outside of our control, and there can be no assurance that they will be successful or deliver their anticipated benefits. Some acquisitions and initiatives may require us to devote significant management, financial and other resources and may expose us to new and unforeseen risks and challenges. We may also incur significant asset impairment and other charges in connection with any such acquisitions or strategic initiatives. Further, our ability to retain key employees of an acquired company, maintain pre-acquisition cultural dynamics and team morale, and foster the entrepreneurial spirit of an acquired company, particularly while implementing policies, procedures and compliance measures we require, may impact our ability to successfully integrate an acquisition. Difficulties or delays in executing or integrating acquisitions or implementing strategic initiatives may prevent us from realizing expected returns and other projected benefits during the anticipated timeframes or at all.
Shifts in consumer attitudes toward jewelry could be unfavorable and harm jewelry sales.
Consumer attitudes toward diamonds, gold and other precious metals and gemstones impact our sales. Attitudes could be affected by a variety of issues, including concerns related to the source of raw materials, the impact of mining and refining of minerals on the environment, the local community and the political stability of the producing country, labor conditions in the supply chain, and the availability of and consumer attitudes about substitute products, such as cubic zirconia, moissanite and lab created diamonds. In addition, transparency regarding newer products, such as lab created diamonds, is important to maintain consumer confidence. If we are unable to effectively address shifts in consumer attitudes toward jewelry, our results of operations could be adversely impacted.
Our business could be adversely affected if our relationships with any of our primary vendors are terminated or if the delivery of our products is delayed or interrupted. Deficiencies in product quality related to vendor errors or failure to adhere to industry trademark and carat laws could negatively impact our business and reputation.
We obtain materials and manufactured items from third-party suppliers. We compete with other jewelry and timepiece manufacturers and wholesalers for access to vendors that will provide us with the quality and quantity of products necessary to operate our business, and our sourcing strategy depends upon our ability to maintain good relations with significant vendors. During the fiscal year ended March 31, 2022, excluding the MTM, Inc. acquisition, total purchases from our largest supplier and top-10 suppliers represented approximately 18% and 59% of our total purchases, respectively. Our relationships with our primary suppliers are generally not subject to long-term agreements, except for our relationship with one of our largest lab grown rough diamond suppliers, which is subject to an agreement set to expire in 2025. In addition, government requirements regarding sources of commodities, such as those required by the Dodd-Frank Act or sanctions on any of our suppliers, could result in us terminating relationships with suppliers due to a change in sourcing practices or our compliance with laws and internal policies. Any delay or interruption in our suppliers’ abilities to provide us with necessary materials and components may require us to seek alternative supply sources. The loss of any of our significant third-party suppliers or a decline in the quality or quantity of materials supplied by any third-party suppliers could cause a significant disruption in our business.

We rely on a limited number of suppliers for certain raw materials and supplied components, including rough lab grown diamonds, which may cause supply chain disruptions. We may not be able to obtain sufficient raw materials or supplied components that meet our manufacturing, design, and operating needs and standards, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill orders in a timely manner or increase costs of design and production.
Our ability to produce our current and future merchandise depends upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Global supply chains have recently experienced disruptions as a result of capacity constraints, tariffs, material availability and global logistics delays. Our reliance on suppliers to secure raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supplies of raw materials or supplied components on favorable terms or at all, which could result in delays in the availability of our products, increased costs, or both, any of which could have a material adverse effect on our business, financial condition and results of operations.
A loss or prolonged disruption in the operation of our internal manufacturing facilities could adversely affect our business and results of operations.
Our internal manufacturing facilities produce approximately 13% of the jewelry we sell. Any prolonged disruption in the operation of our internal manufacturing facilities could require us to seek alternate sources of production and have a material adverse effect on inventory availability and, in turn, on our business and results of operations, until those alternative sources are established.
We maintain a relatively large inventory of raw materials and jewelry products to support customer delivery requirements, and if this inventory is lost due to theft, our results of operations would be negatively impacted.
We purchase large volumes of precious metals and store significant quantities of raw materials and jewelry products at our facility in Ohio. Although we have an insurance policy covering the raw materials and jewelry, if we were to encounter significant inventory losses due to third party or employee theft from our facility that required us to implement additional security measures, our operating costs would increase. In addition, losses of inventory could exceed the limits of, or be subject to an exclusion from, coverage under our current insurance policy. Claims filed by us under our insurance policies could lead to increases in our insurance premiums or possible termination of coverage under the relevant policies.
The potential market for the Quality Gold Companies’ lab grown diamonds is relatively new and may be affected by public perception.
The market for lab grown diamonds is new and continues to evolve. We believe that while awareness is currently growing, many consumers and retailers operating in the gemstone field may not be fully aware of the existence, attributes, and benefits of lab grown diamonds. As is the case with any new or potential product, market acceptance and demand are subject to a significant amount of uncertainty. Our future financial performance will depend upon consumer acceptance of lab grown diamonds as a realistic and comparable alternative to mined diamonds and other gemstones. Because no widely developed markets now exist for lab grown diamond gemstones, it is difficult to predict the future growth rate, if any, and the size of the market for our lab grown diamond gemstones. We may spend significant amounts of capital to acquire diamond production systems at a time when demand for our lab grown diamonds is not sufficient to fund those expenditures. The market for our lab grown diamond gemstones may never develop or may develop at a slower pace than expected due to a general lack of consumer acceptance. If the market fails to develop or develops more slowly than expected, or if our lab grown diamond gemstones do not achieve significant market acceptance, our business, results of operations, financial condition, and prospects would be materially and adversely affected.
The industrial market for lab grown diamond materials is dispersed and fragmented across a range of applications and geography. This market also uses a wide range of diamond and diamond-like technologies, including diamond dust, diamond grit, diamond bort, polycrystalline diamond, diamond-like carbon, diamond coatings, and single crystal diamond. Our diamond technology produces large, pure single crystal diamond which is appropriate for a subset of the industrial market. This subset includes precision milling and grinding equipment, precision cutting devices, scientific equipment and semiconductors. It is difficult to predict the future growth rates of subsets of this market, and we may spend capital to pursue these subsets without any guarantee of market acceptance.
Recent and potential tariffs imposed, and retaliatory trade restrictions taken, by the U.S. government or other countries could have a material adverse effect on our business, financial condition and results of operations.
The U.S. government has made significant changes in trade policy and taken certain actions that could negatively impact U.S. trade, including imposing tariffs on certain goods imported into the United States. For example, in retaliation for tariffs imposed on certain goods imported into the United States from China, China has implemented, and continues to evaluate imposing additional tariffs on a wide range of American products. The imposition of additional tariffs by the United States could result in the adoption of tariffs by other countries as well, leading to a global trade war.
Additional tariffs, particularly those imposed on jewelry imported from China, could have a significant adverse impact on our business. If we attempt to renegotiate prices with suppliers or diversify our supply chain in response to tariffs, such efforts may not yield immediate results or may be ineffective. We may also consider increasing prices to our customers; however, such action could reduce the competitiveness of our products and adversely affect our sales. If we fail to manage these dynamics successfully, gross margins and profitability could be adversely affected.
Sustained uncertainty about, or worsening of, trade tensions between the United States and its trading partners, especially China, could result in a global economic slowdown and long-term changes to global trade, including retaliatory trade restrictions that restrict the ability of our suppliers to operate in China. Any alterations to our business strategy or operations made in order to adapt to or comply with any such changes would be time-consuming and expensive, and certain of our competitors may be better suited to withstand or react to these changes.
As of the date of this proxy statement/prospectus, tariffs and retaliatory trade restrictions have not had a material impact on our business, but increased tariffs or trade restrictions implemented by the United States or other countries could have a material adverse effect on our business, financial condition and results of operations. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. Any further deterioration in the relations between the United States and China could exacerbate these actions and other governmental intervention.
The market for precious metals is inherently unpredictable.
Bullion, crafted precious metal, and other precious metal products are purchased and sold based on prevailing market prices for precious metals. Therefore, our inventories are subject to market-value changes driven by the commodities markets. We may periodically enter into futures contracts to hedge our exposure against market-price changes. Factors that may impact commodities prices include the policies of the U.S. Federal Reserve, inflation rates, global economic uncertainty and governmental and private mint supplies. If there are significant shifts in the commodity markets that we are not properly hedged against, our business could suffer adverse consequences. Substantial changes in precious-metal prices could affect our ability to continue purchasing sufficient volumes of bullion, crafted precious metal, and other precious metal products to support our business, which could negatively affect our profitability.
Risks Related to the Quality Gold Companies’ Competition, Innovation and Branding
Our pricing compared to competitors, the increased price transparency in the market and the highly fragmented, competitive nature of the jewelry industry, may have an adverse impact on our business and results of operations.
We seek to maintain an optimal customer experience through a multi-faceted value proposition focused on attractive brand and category assortments, availability of financing, deep customer service and relationship building with our sales professionals, as well as competitive pricing. Price increases, particularly in the light of pricing by competitors of similar products, may adversely impact our results of operations.
The jewelry industry is competitive. Our competitors, Stuller, Richline Group, Royal Chain Group, Frederick Goldman and Overnight, among others, have a variety of jewelry collections featuring diamond and other precious and semi-precious gemstones. The companies with whom we compete may have greater financial resources than we do to develop and market their products. Aggressive discounting by competitors may adversely impact our business and results of operations.
Customers are increasingly shopping online, which makes it easier for them to compare prices and quality with other jewelry suppliers. If we do not offer the same or similar items at competitive prices, or if competitors offer a better and more user-friendly website experience than us, or financing that is easier to access or on better terms, customers may purchase their products from competitors, which would adversely impact our business, financial condition and results of operations.
An inability to successfully develop and maintain a relevant online experience for customers, failure to anticipate changing fashion trends in the jewelry industry, or poor execution of marketing programs could result in a loss of confidence by consumers in our brand and have an adverse impact on sales.
We have invested significant resources in developing our e-commerce sales channel, including maintaining an online purchasing portal for clients through our website. A significant change in consumer online behavior or the introduction of new or disruptive technology could adversely affect overall e-commerce trends and diminish the value of investments we have made in our online channels. Customers purchasing through our e-commerce channels are accustomed to fast shipping, and any problems in processing or shipping packages purchased through our e-commerce platforms could adversely affect the business. Any of these results could cause a significant reduction in our revenue and have a material adverse effect on our results of operations.
Fashion-related trends and consumer tastes influence demand for jewelry. Changes in consumer tastes and fashion trends can have an impact on our financial performance. If we are unable to anticipate and respond to trends in the marketplace for jewelry and changing consumer demands, our business could suffer.
We target existing and potential customers through an integrated marketing approach designed to reach the customer through a variety of media channels, including digital advertising, trade shows, e-mail, social media, direct mail and print advertising. One of our primary marketing mechanisms is printed product catalogs. While online purchases through our e-commerce channels continue to increase, we believe that specific customer groups will continue to order from print catalogs for the foreseeable future. We currently offer over 30 unique catalogs ranging in size from four to over 1,400 pages and support over 7,500 pages of catalog content. The most recent 2022 catalog distribution was sent to over 21,500 recipients and is often portrayed by our customers as their own product offering extension. Any delay in producing such catalogs or changes in customer preferences regarding the usefulness of catalog advertising could have a material adverse effect on our revenues, business and results of operations.
Competition in the jewelry industry could cause us to lose market share, materially and adversely affecting our business, results of operations and financial condition.
The jewelry industry is highly fragmented and very competitive. We believe that the market may become even more competitive as the industry grows and consolidates. We compete with local jewelry manufacturers and large foreign multinational companies that offer products that are similar to ours. Some of these competitors have larger local or regional customer bases, more locations, more brand equity, and substantially greater financial, marketing and other resources than we have. As a result of this increasing competition, we could lose market share, thereby materially and adversely affecting our business, results of operations and financial condition.
We may experience quality control challenges from time to time that can result in lost revenue and harm our brand and reputation.
Part of our strategy is to align with reputable, high-quality, and sophisticated strategic customers. To execute this strategy, we depend, in large part, on our ability to provide customers with high-quality jewelry. Although we take measures to ensure that we sell high-quality products, we may face quality control challenges, which could impact our competitive advantage. There can be no assurance we will be able to detect and resolve all quality control issues prior to shipment of products to our distributors, manufacturers, retailers, and end consumers. Failure to do so could result in lost revenue and harm our brand and reputation.

Our current customers may perceive us as a competitor in the finished jewelry business.
Our design, manufacture, and marketing of finished jewelry for sale to distributors and retailers may result in some of our current customers perceiving us as a competitor, despite our efforts to use primarily non-conflicting sales channels. As a result, these customers may choose to reduce their orders for our products, which could materially and adversely affect our business, results of operations and financial condition.
If we fail to maintain and enhance our brand, our ability to engage or expand our base of customers may be impaired and our business, financial condition, and results of operations may suffer.
We believe that maintaining and enhancing our brand is important for our business to succeed, particularly because we operate in a highly competitive market. As we expand, we may expand resources to conduct various marketing and brand promotion activities to continue promoting our brand, but we can make no assurance that these activities will be successful. In addition, negative publicity, regardless of its veracity, could harm our brand and reputation, which may materially and adversely affect our business, results of operations and prospects.
Risks Related to the Quality Gold Companies’ Technology and Security
Inadequacies in and disruption to our systems, or those of our service providers, could result in disruptions to our business and adversely affect our results of operations.
We depend on the suitability, reliability and durability of our systems and procedures, including our accounting, enterprise resource planning, information technology, data protection, warehousing and distribution systems, and those of our service providers. The bulk of our software is developed internally and, therefore, may be more susceptible to operational issues. If we lose key personnel, we may have difficulty hiring and training replacement personnel with the technical skills to operate our systems, or we may be forced to rely on an externally supplied software packages or systems, either of which could lead to temporary disruptions in service, which could adversely affect our results of operations.
Our information technology infrastructure as well as the information technology infrastructure of our service providers and contractors are subject to and have been subject to cyberattacks and security incidents, which could interfere with our operations, including causing downtime and affecting service reliability as well as threatening the confidentiality, integrity and availability of information.
Our business operations rely on the secure processing, storage, and transmission of certain confidential, proprietary, and other information, as well as personal information (which, includes, for purposes of this disclosure form, personal data, personally identifiable information, and any similar term used by an applicable privacy or data protection law) about our customers and employees. Cyberattacks are rapidly evolving as cyber criminals have become increasingly sophisticated and carry out large-scale, complex, and automated attacks directly against companies or through their vendors. We are routinely the target of attempted cyberattacks, but, to our knowledge, have historically been able to prevent or minimize the effects of such attempts.
Breaches of our technology systems, whether from circumvention of security systems, denial-of-service attacks or other cyber-attacks, hacking, “phishing” attacks, computer viruses, ransomware or malware, employee or insider error, malfeasance, social engineering, vendor software supply chain compromises, physical breaches or other actions, have and may result in manipulation or corruption of proprietary data, material interruptions or malfunctions in our websites, applications, data processing and certain products and services, or disruption of other business operations. Furthermore, any such breaches could compromise the confidentiality and integrity of material information held by us (including information about our business, employees, or customers), as well as personal information, the disclosure of which could lead to identity theft. Measures that we take to avoid, detect, mitigate, or recover from material incidents may be insufficient, be circumvented, or may be ineffective.
We are not able to anticipate or prevent all such cyber-attacks and, to the extent a cyber-attack or other security incident results in a breach of the above-described information, it could disrupt our business operations, harm our reputation, compel us to comply with applicable data breach notification laws, subject us to litigation, regulatory investigation, or otherwise subject us to liability under laws, regulations and contractual obligations. This could result in increased costs to us and result in significant legal and financial exposure and/or reputational harm.
We have invested and continue to invest in risk management and information security and data privacy measures in order to protect our systems and data, including employee training, organizational investments, incident response plans, table-top exercises, and technical defenses. The cost and operational consequences of implementing, maintaining, and enhancing data or system protection measures could increase significantly to overcome intense, complex, and sophisticated global cyber threats.
In connection with our e-commerce business, we rely on commercially available encryption and authentication technology to effect secure transmission of confidential information. Our disclosure controls and procedures address cybersecurity and include elements intended to ensure that there is an analysis of potential disclosure obligations arising from security breaches. A breakdown in existing controls and procedures around our cybersecurity environment may prevent us from detecting, reporting or responding to cyber incidents in a timely manner and could have a material adverse effect on our financial position and value of our Company’s stock. Despite our implementation of security measures, our IT systems and e-commerce business are potentially vulnerable to damages from computer viruses, natural disasters, unauthorized access, cyber-attacks and other similar disruptions.
We collect data, and, as such, are subject to data protection regulations in the United States, Canada, India and Peru. These data protection regulations, implementation of new regulations, or self-regulatory standards regarding privacy, data protection, and information security could require us to modify or implement processes to comply with these regulations, which could change the way in which we do business, ultimately increasing costs, and potentially limiting our ability to collect, share and use data from data subjects due to these laws.
We and certain of our third-party vendors receive and store certain information associated with our sales operations and other aspects of our business, including business contact information, employee data, and data from end-user customers. We, along with our clients and vendors, are subject to laws, rules, regulations, and industry standards related to data protection and information security, and restrictions or technological requirements regarding the use, storage, protection, retention, transfer, and other processing of personal information. In the United States, the rules and regulations to which we may be subject include those promulgated under the authority of the Federal Trade Commission, state regulators, and regulator enforcement positions and expectations. At the state level, all states have implemented security breach notification laws. Additionally, several states, including California, Colorado, Connecticut, Virginia, Maryland, and Utah, have enacted laws creating new individual privacy rights for consumers (as that word is broadly defined in the law) and placing increased privacy and security obligations on entities handling personal data of consumers or households. We must evaluate whether and to what extent we are required to comply with any such law; to the extent that we are subject to these or other privacy laws, we may be required to implement additional processes or procedures or change the way in which we do business, ultimately increasing costs and limiting our ability to collect, use, and share data from data subjects due to those laws.
Additionally, other countries in which we operate, including Canada, Peru, and India, have enacted or are considering enacting data protection regulations, which could increase the cost and complexity of delivering our services and operating our business. Although we have taken steps to comply with these laws, we cannot assure that our efforts to achieve and remain in compliance have been or will continue to be successful.
Globally, governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, regulations, and standards covering user privacy, data security, technologies such as cookies that are used to collect, store and/or process data, marketing online, the use of data to inform marketing, the taxation of products and services, unfair and deceptive practices, and the collection (including the collection of information), use, processing, transfer, storage and/or disclosure of data associated with unique individual internet users. New regulation or legislative actions regarding data privacy and security (together with applicable industry standards) may increase the costs of doing business and could have a material adverse impact on our operations and cash flows.

Any failure or perceived failure (including as a result of deficiencies in our policies, procedures, or measures relating to privacy, data protection, marketing, or client communications) by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our clients and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and information security in the markets in which we operate, and we cannot determine the impact such future laws, regulations and standards may have on our business.
Risks Related to the Quality Gold Companies’ Asset Management
We utilize insurance to help protect our business and assets against loss, and the inability to obtain sufficient levels of insurance, the misjudgment by management of appropriate levels of insurance or exclusions from existing insurance coverage could have a material adverse effect on our business.
We maintain insurance policies to cover a variety of operational risks, including inventory insurance. However, our insurance policies may not fully cover all of the consequences of any event, including theft, cyber-attack, damage to persons or property, business interruptions, lapses in insurance during transit, failure of counterparties to conform to the terms of an agreement or other liabilities. If a significant claim or number of claims is made on any of our insurance policies, we may be subject to significant increases in premiums or even find it difficult, prohibitively expensive, or impossible to obtain sufficient levels of insurance coverage thereafter. In addition, we may fail to maintain sufficient levels of insurance. If our insurance coverage is not sufficient for any reason, we could incur significant out-of-pocket expenses, which could have a material adverse effect on our business, financial condition, results of operation and prospects.
Our inability to protect physical assets or intellectual property could have a material adverse impact on our brand, reputation and results of operations.
Our jewelry products carry high value with resale potential and are therefore subject to loss by theft by employees, organized crime or other third parties. In addition, products held by us for repair or service are also subject to risk of loss or theft. We have experienced theft in the past and loss by theft may continue or increase in the future. In addition, the security measures we undertake may not be effective in reducing losses. Furthermore, other costs and expenses resulting from criminal activity, such as increased security costs and measures to prevent such activity and increased costs to retain, replace or recruit team members, also adversely impact our results of operations and financial condition.
Our trade names, trademarks, copyrights and other intellectual property are important assets and an essential element of our strategy. The unauthorized reproduction, theft or misappropriation of our intellectual property could diminish the value of our brands or reputation and adversely impact our results of operations. Protection of our intellectual property and maintenance of distinct branding are particularly important as they distinguish our products and services from those of our competitors. The costs of defending intellectual property may adversely affect our operating results. If an infringement or other intellectual property claim against the Company were successful, there is a risk that we may be forced to stop selling one or more product lines. In addition, any infringement or other intellectual property claim made against us, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays, or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our results of operations.
If our goodwill, indefinite-lived intangible assets or long-lived assets become impaired, we may be required to record significant charges to earnings.
We have certain goodwill, intangible assets and long-lived assets on our balance sheet, which we review for impairment annually or whenever events or circumstances indicate impairment may have occurred. The impairment evaluation requires significant judgment and estimates by management, and unfavorable changes in these assumptions or other factors could result in future impairment charges and have a significant adverse impact on the our results of operations. Such factors include our operating performance and results of operations, changes in customer behavior post-pandemic, changes in discount rates and changes to other key business initiatives.
Risks Related to the Quality Gold Companies’ Indebtedness
Our ability to borrow is important to our operations, and financial covenants and interest rate volatility could impact the availability of credit and adversely affect our ability to achieve our planned growth and operating results.
We require continued access to capital, and a significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results. We depend on our revolving credit agreement, precious metal leasing facility, senior secured term loan and other third-party financing arrangements to meet our liquidity needs. Credit and equity markets remain sensitive to world events and macro-economic developments. In addition, our $60 million revolving line of credit and $15.6 million term loan with PNC Bank, National Association (the “PNC Loan”) are subject to interest rate fluctuations. Therefore, our cost of borrowing may increase, and it may be more difficult to obtain financing for our operations or to refinance long-term obligations as they become payable. Additionally, our borrowing costs can be affected by independent rating agencies’ short- and long-term debt ratings which are based largely on our performance as measured by credit metrics, including interest coverage and leverage ratios. A decrease in these ratings would likely increase our borrowing cost and make it more difficult for us to obtain financing. A significant increase in our costs to finance operations may have a material adverse impact on our business results and financial condition.
We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.
We have funded our capital requirements since inception primarily through credit facilities and cash flows from operations. We intend to continue to make investments to support our business, which may require us to engage in debt financings, in addition to the funds we receive in connection with the Business Combination. However, additional financing may not be available on terms favorable to us, if at all.
If our lenders reduce or terminate our access to amounts under our credit facilities, we may not have sufficient capital to fund our working capital requirements and other needs, and we may need to secure additional capital or financing to fund our operations or repay outstanding debt under our credit facilities. If we are unable to raise additional capital when needed or if adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could have a material adverse effect on our business, results of operations, financial condition and prospects.
We may not be able to generate sufficient cash to fulfill our obligations under our outstanding indebtedness or to incur additional indebtedness to fund future needs.
Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, and the proceeds from any dispositions may not be adequate to meet debt service obligations then due.
In addition, our failure to comply with the various covenants in the instruments governing our indebtedness (including covenants under the PNC Loan) could result in an event of default. In the event of a default, the holders of our indebtedness could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest, the lenders under the PNC Loan could elect to terminate their commitments under the governing instruments and cease making further loans, and we could be forced into bankruptcy or liquidation.
Our indebtedness, and the agreements governing our indebtedness, may limit our flexibility in operating our business and a substantial majority of our assets are collateral under our debt agreements.
We currently have a $60 million revolving line of credit and $15.6 million term loan with PNC Bank, National Association. We also maintain a consignment limit with (a) HSBC under their Consignment Agreement of up to $75 million of consigned precious metals and (b) Bank of Montreal under their Master Bullion Consignment Agreement of up to $40 million of consigned precious metals. At any time that we hold precious metals that are consigned under the consignment facilities, the precious metals are owned by the consigning bank.
We will use a substantial portion of our cash flows, cash on hand and/or capital raises to pay the principal and interest on our indebtedness. These payments will reduce the funds available for working capital, capital expenditures and other corporate purposes and will limit our ability to obtain additional financing for working capital or making capital expenditures for expansion plans and other investments, which may in turn limit our ability to implement our business strategy. Our debt may also increase our vulnerability to downturns in our business, in our industry or in the economy as a whole and may limit our flexibility in terms of planning or reacting to changes in our business and in the industry and could prevent us from taking advantage of business opportunities as they arise. Our business might not generate sufficient cash flow from operations and future financing might not be available in sufficient amounts or on favorable terms to enable us to make timely and necessary payments under the terms of our indebtedness or to fund our activities.
In addition, the terms of certain of our debt facilities subject us to certain limitations in the operation of its business, due to restrictions on incurring additional debt and encumbrances, carrying out corporate reorganizations, selling assets, paying dividends or making other distributions. Any debt that we incur or guarantee in the future could be subject to additional covenants that could make it difficult to pursue our business strategy, including through potential acquisitions or divestitures.
Risks Related to the Quality Gold Companies’ Compliance
Our exposure to legal proceedings, tax matters, environmental concerns and/or regulatory or other investigations could adversely affect our results of operations and financial position, as well as negatively impact debt covenants, leverage ratios and our reputation and divert management attention.
Litigation is inherently unpredictable. Any actual or potential claims against us, whether meritorious or not, or regulatory or other investigations, could be time consuming, result in costly litigation or litigation settlements, require significant amounts of management time, negatively impact our reputation and result in the diversion of significant operational resources. In addition, while we maintain insurance to cover various types of liabilities and loss, such coverage may not be sufficient to cover the full extent of any damages and expenses and the timing of any reimbursement may not correspond to the liabilities accrued or incurred.
At any point in time, various tax years are subject to, or are in the process of, audit by various taxing authorities. To the extent that management’s estimates of settlements change, or the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax in the period in which such determinations are made.
The cost, time and reputational damages resulting from material litigation, tax audit or regulatory investigations directed at us, whether ultimately determined in our favor or not, may adversely affect our results of operations and financial position.
Our inability to satisfy the accounting requirements for “hedge accounting,” or the default or insolvency of a counterparty to a hedging contract, as well as changes in estimates, assumptions or applications in other or new accounting policies, could adversely impact our results of operations.
We hedge a substantial majority of our purchases of gold. The failure to satisfy the appropriate accounting requirements, or a default or insolvency of a counterparty to a contract, could increase the volatility of results and may impact the timing of recognition of gains and losses in our statement of operations, which could have a negative impact on our results of operations. Other accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to, revenue recognition for extended service plans and lifetime warranty agreements and pension accounting, are highly complex and involve many subjective assumptions, estimates and judgments by us. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported or expected financial performance.
Failure to comply with labor regulations could adversely affect our business.
Various state, federal and global laws and regulations govern our relationship with our employees. Some examples of these laws include requirements related to minimum wage, sick pay, overtime pay, paid time off, workers’ compensation rates and healthcare reform. These laws and regulations change frequently, and the ultimate cost of compliance cannot be precisely estimated. Our failure to comply with labor regulations could result in fines and legal actions. In addition, the ability to recruit and retain staff could be harmed. These consequences could adversely affect our business, results of operations and financial condition.
Any non-compliance with laws and regulations and any failure or inability to adapt to changes thereto could adversely affect our business.
Our policies and procedures are designed to comply with applicable laws and regulations. Changing legal and regulatory requirements in the United States and other jurisdictions in which we operate have increased the complexity of the regulatory environment in which the business operates and associated costs of compliance. Failure to comply with the various regulatory requirements may result in damage to our reputation, civil and criminal proceedings and associated liability, fines and penalties, and further increase the cost of regulatory compliance. Substantial changes in such legal and regulatory factors could require the Company to significantly modify its business, with potential adverse effects on its future financial results.
In addition, we are members of the Responsible Jewelry Council (“RJC”), a not-for-profit company which is the leading standards authority in the global watch and jewelry industry. As a member of RJC, we are subject to additional quality and performance standards, and regular audits. Failure to meet these additional standards may result in damage to our reputation and increase costs associated with regulatory compliance.
Changes in existing tax laws, rules or practices may adversely affect our business, results of operations and financial condition.
We operate through subsidiaries in multiple countries throughout the world. Consequently, we are subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the United States and jurisdictions where our subsidiaries operate or are incorporated. Tax laws, treaties and regulations are highly complex and subject to interpretation. Our income tax expense is based on interpretation of the tax laws in effect in various countries at the time such expense was incurred. If these tax laws, treaties or regulations were to change or any tax authority were to successfully challenge our assessment of the effects of such laws, treaties and regulations in any country, this could result in a higher effective tax rate on our taxable earnings, which could have a material adverse effect on our business, results of operations and financial condition.
International laws and regulations and foreign taxes could impact our ability to continue sourcing and manufacturing materials for our products on a global scale.
We are engaged in sourcing and manufacturing on a global scale, and as such, could be impacted by foreign governmental laws and regulations, foreign duties, taxes, and other charges on importing products, and international shipping delays or disruptions. Our global operations are also subject to the Foreign Corrupt Practices Act and other anti-corruption laws. In addition, labor relations and general political conditions in the countries where we source and manufacture our materials could impact the ultimate shipment and receipt of the supplies and products we import. Failure to comply with such laws and regulations could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to the Business Combination and Integration of Business
Following the closing of the Business Combination, each Quality Gold Company will be a direct, wholly-owned subsidiary of New Parent. Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to the Quality Gold Companies and their subsidiaries prior to the consummation of the Business Combination and to New Parent and its subsidiaries (including the Quality Gold Companies) subsequent to the Business Combination.
Each of Tastemaker and the Quality Gold Companies have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.
As part of the Business Combination, each of Tastemaker and the Quality Gold Companies are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates.
While Tastemaker and the Quality Gold Companies work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.
Successful completion of the Business Combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm New Parent’s business, financial condition, results of operations and prospects, including with respect to any future growth-oriented acquisitions undertaken by the Quality Gold Companies.
Following the consummation of the Business Combination, New Parent will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, New Parent will face increased legal, accounting, administrative and other costs and expenses as a public company that the Quality Gold Companies do not currently incur.
The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Parent to carry out activities the Quality Gold Companies have not done previously. For example, New Parent will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), New Parent could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Parent’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Parent’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Parent to divert a significant amount of money that could otherwise be used to expand the business of the Quality Gold Companies and achieve certain strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New Parent may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.
Each Quality Gold Company is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, New Parent will be required to comply with Section 404 of the Sarbanes-Oxley Act, which requires, among other things, New Parent to evaluate annually the effectiveness of its internal controls over financial reporting. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of each Quality Gold Company prior to the Business Combination. Section 404(a) of the Sarbanes-Oxley Act requires that, beginning with the second annual report following the Business Combination, management assess and report annually on the effectiveness of internal control over financial reporting and identify any material weaknesses in internal control over financial reporting. Additionally, Section 404(b) requires the independent registered public accounting firm to issue an annual report that addresses the effectiveness of internal control over financial reporting. New Parent expects its first Section 404(a) assessment will take place for its annual report for the year ending March 31, 2024. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Parent is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its shares of common stock.
If New Parent fails to maintain an effective system of internal control over financial reporting, New Parent may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in New Parent’s financial and other public reporting, which is likely to negatively affect New Parent’s business and the market price of New Parent Common Stock.
Effective internal control over financial reporting is necessary for New Parent to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in New Parent’s implementation could cause New Parent to fail to meet its reporting obligations. In addition, any testing conducted by New Parent, or any testing conducted by New Parent’s independent registered public accounting firm, may reveal deficiencies in New Parent’s internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to New Parent’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in New Parent’s reported financial information, which is likely to negatively affect New Parent’s business and the market price of New Parent Common Stock.
The Quality Gold Companies’ and Tastemaker’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.
Prior to the consummation of the Business Combination, each of the Quality Gold Companies is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without Tastemaker’s consent. As a result, each of the Quality Gold Companies may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.
If the First Merger does not qualify as a transaction described in Section 351 of the Code, the Tastemaker stockholders may recognize substantial taxable gain as a result of the merger, and may be required to pay substantial additional U.S. federal income taxes, in the taxable year in which the transactions occur.
The First Merger is intended to qualify as a transaction described in Section 351 of the Code. The positions of each Quality Gold Company and Tastemaker are not binding on the Internal Revenue Service (the “IRS”) or the courts, and the parties do not intend to request a ruling from the IRS with respect to the transactions described in the merger agreement. Accordingly, there can be no assurance that the IRS will not challenge the qualification of the First Merger, as a transaction described in Section 351 of the Code or that a court will not sustain such a challenge. If the IRS were to be successful in any such contention, or if for any other reason the First Merger was not treated as a transaction described in Section 351 of the Code, then the Tastemaker stockholders would not be entitled to defer any portion of the gain realized as a result of receiving shares of New Parent Common Stock in the transactions and may be required to pay substantial additional U.S. federal income taxes with respect to the taxable year in which such transactions occur. For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination — U.S. Federal Income Tax Considerations of The Business Combination for Tastemaker and equityholders of the Quality Gold Companies and for Tastemaker Warrant holders.”
New Parent may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.
New Parent may be subject to certain liabilities of Tastemaker and each Quality Gold Company. Tastemaker and each Quality Gold Company at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters. From time to time, Tastemaker and each Quality Gold Company may also face claims from third parties, and some of these claims may lead to litigation. We may also initiate certain claims against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from our business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect Tastemaker, the Quality Gold Companies and New Parent negatively.
The scope of due diligence Tastemaker has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event the Quality Gold Companies pursued an underwritten initial public offering, and you may be less protected as an investor from any material issues with respect to the Quality Gold Companies’ business, including any material omissions or misstatements contained in the registration statement or this proxy statement/prospectus, than an investor in an initial public offering.
The scope of due diligence Tastemaker has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event the Quality Gold Companies pursued an initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omission in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the New Parent Common Stock and New Parent Warrants that will be issued pursuant to the registration statement of which this proxy statement/prospectus forms a part and thus no corresponding right of action is available to investors in the Business Combination for any material misstatements or omissions in such registration statement. Therefore, as an investor in the Business Combination, you may be exposed to future write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative impact on New Parent’s financial condition and its stock price, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten offering.
New Parent, Tastemaker and each Quality Gold Company’s ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of the Quality Gold Companies, all of whom we expect to stay with New Parent following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of New Parent.
Our ability to successfully effect the Business Combination and successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of the Quality Gold Companies. Although we expect key personnel to remain with New Parent following the Business Combination, there can be no assurance that they will do so. It is possible that the Quality Gold Companies will lose some key personnel, and that loss could negatively impact the operations and profitability of New Parent. Furthermore, following the Closing, certain of the key personnel of the Quality Gold Companies may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Parent to have to expend time and resources helping them become familiar with such requirements.
Some of the Quality Gold Companies’ relationships with their respective customers, vendors and suppliers may experience disruptions in connection with the Business Combination, which may limit New Parent’s business.
Parties with which each Quality Gold Company currently does business or may do business in the future, including customers, vendors and suppliers, may experience uncertainty associated with the Business Combination, including with respect to future business relationships with New Parent. As a result, the business relationships of the Quality Gold Companies may be subject to disruptions if customers, vendors, suppliers or others attempt to renegotiate changes in existing business relationships or consider entering into business relationships with parties other than the Quality Gold Companies. For example, certain customers and partners of the Quality Gold Companies may exercise contractual termination rights as they arise or elect to not renew contracts with the Quality Gold Companies. These disruptions could harm relationships with existing customers, vendors, suppliers or others and preclude the Quality Gold Companies from attracting new customers, all of which could have a material adverse effect on the business, financial condition and results of operations of the Quality Gold Companies and/or New Parent. The effect of such disruptions could be exacerbated by any delay in the consummation of the Business Combination.
Risks Related to Our Organizational Structure
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to New Parent and its subsidiaries following the consummation of the Business Combination.
New Parent’s principal stockholders and management control New Parent and their interests may conflict with yours in the future.
Assuming the Minimum Redemption Scenario, immediately following the anticipated Business Combination and the application of net proceeds, New Parent’s executive officers and directors and significant stockholders will beneficially own approximately 97.37% of the outstanding voting stock of New Parent. Assuming the Maximum Redemption Scenario, immediately following the anticipated Business Combination and the application of net proceeds, New Parent’s executive officers and directors and significant stockholders will beneficially own approximately 99.10% of the outstanding voting stock of New Parent. Each share of New Parent Common Stock initially entitles its holders to one vote on all matters presented to stockholders generally. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the directors of New Parent and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the certificate of incorporation and bylaws and other significant corporate transactions of New Parent for so long as they retain significant ownership. This concentration of ownership may delay or deter possible changes in control of New Parent, which may reduce the value of an investment in the Common Stock of New Parent. So long as they continue to own a significant amount of the combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions of New Parent.
New Parent’s amended and restated certificate of incorporation designates specific courts as the exclusive forum for certain litigation that may be initiated by New Parent’s stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Pursuant to our amended and restated certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any state law claim for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of or based on a breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders; (3) any action asserting a claim pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our amended and restated certificate of incorporation further provides that unless we consent in writing to the selection of an alternative forum, the United States District Court in Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our amended and restated certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of New Parent Common Stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
We recognize that the Delaware Forum Provision and the Federal Forum Provision in our amended and restated certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clauses in our amended and restated certificate of incorporation may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Risks Related to Ownership of New Parent Common Stock and New Parent Warrants
Following the closing of the Business Combination, each Quality Gold Company will be a direct, wholly-owned subsidiary of New Parent. Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to New Parent and its subsidiaries (including each Quality Gold Company) following the consummation of the Business Combination.
Each of Michael Langhammer, Jason Langhammer, their respective estate planning trusts and the Sponsor will own a significant portion of New Parent Common Stock and Michael Langhammer, Jason Langhammer and the Sponsor will have representation on the New Parent Board. Michael Langhammer, Jason Langhammer and the Sponsor may have interests that differ from those of other stockholders.
Assuming that the Minimum Redemption Scenario, upon the completion of the Business Combination the ownership of New Parent is expected to be as follows: approximately 4.11% of New Parent Common Stock will be beneficially owned by Michael Langhammer, approximately 6.70% of New Parent Common Stock will be beneficially owned by Jason Langhammer, approximately 42.88% of New Parent Common Stock will be beneficially owned by Stephen J. Schuh, the Independent Special Trustee of each of the Michael J. Langhammer Irrevocable Family Trust and the Michelle C. Langhammer Irrevocable Trust, approximately 40.34% of New Parent Common Stock will be beneficially owned by Jonathan Theders, the Independent Special Trustee of each of the Langhammer Children Irrevocable Trust and the Jason A. Langhammer Irrevocable Family Trust, and approximately 10.05% of New Parent Common Stock will be beneficially owned by the Sponsor. Alternatively, assuming the Maximum Redemption Scenario, upon the completion of the Business Combination the ownership of New Parent is expected to be as follows: approximately 4.19% of New Parent Common Stock will be beneficially owned by Michael Langhammer, approximately 6.83% of New Parent Common Stock will be beneficially owned by Jason Langhammer, approximately 43.72% of New Parent Common Stock will be beneficially owned by Stephen J. Schuh, the Independent Special Trustee of each of the Michael J. Langhammer Irrevocable Family Trust and the Michelle C. Langhammer Irrevocable Trust, approximately 41.14% of New Parent Common Stock will be beneficially owned by Jonathan Theders, the Independent Special Trustee of each of the Langhammer Children Irrevocable Trust and the Jason A. Langhammer Irrevocable Family Trust, and approximately 10.07% of New Parent Common Stock will be beneficially owned by the Sponsor. In addition, director nominees were designated by and affiliated with the Quality Gold Companies and the Sponsor. As a result, the Quality Gold Companies and the Sponsor may be able to significantly influence the outcome of matters submitted for director action, subject to New Parent’s directors’ obligation to act in the interest of all of New Parent’s stockholders, and for stockholder action, including the designation and appointment of the New Parent board of directors (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. The influence of the Quality

Gold Companies and the Sponsor over New Parent’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of New Parent, which could cause the market price of New Parent Common Stock to decline or prevent New Parent’s stockholders from realizing a premium over the market price for New Parent Common Stock. Additionally, the Sponsor is in the business of making investments in companies, and the Sponsor (or its affiliates) may from time to time acquire and hold interests in businesses that compete directly or indirectly with New Parent or that supply New Parent with goods and services. the Sponsor (or its affiliates) may also pursue acquisition opportunities that may be complementary to (or competitive with) New Parent’s business, and as a result those acquisition opportunities may not be available to New Parent. Under the “Corporate Opportunity” section of New Parent’s amended and restated certificate of incorporation, among other things, New Parent has renounced any interest or expectancy of New Parent or its subsidiaries being offered an opportunity to participate in any potential transaction opportunities available to the Quality Gold Companies and certain of its affiliates and related parties, such parties have no obligation to communicate or offer such potential transaction opportunities to New Parent, and such parties will have no duty to refrain from engaging in the same or similar businesses as New Parent. Prospective investors in New Parent Common Stock should consider that the interests of the Quality Gold Companies and the Sponsor may differ from their interests in material respects.
The market price and trading volume of New Parent Common Stock may be volatile and could decline significantly following the Business Combination.
Nasdaq, the stock market on which New Parent intends to list the New Parent Common Stock, has from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for New Parent Common Stock following the Business Combination, the market price of New Parent Common Stock may be volatile and could decline significantly. In addition, the trading volume in New Parent Common Stock may fluctuate and cause significant price variations to occur. If the market price of New Parent Common Stock declines significantly, you may be unable to resell your shares at or above the market price of New Parent Common Stock as of the date of the consummation of the Business Combination. New Parent cannot assure you that the market price of New Parent Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
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the realization of any of the risk factors presented in this proxy statement/prospectus;

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actual or anticipated differences in New Parent’s estimates, or in the estimates of analysts, for New Parent’s revenues, results of operations, level of indebtedness, liquidity or financial condition;

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additions and departures of key personnel;

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failure to comply with the requirements of Nasdaq;

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failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

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future issuances, sales or resales, or anticipated issuances, sales or resales, of New Parent Common Stock;

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publication of research reports about New Parent, its sites, or the jewelry industry generally;

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the performance and market valuations of other similar companies;

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broad disruptions in the financial markets, including sudden disruptions in the credit markets;

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speculation in the press or investment community;

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actual, potential or perceived control, accounting or reporting problems; and

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changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert New Parent’s management’s attention and resources, which could have a material adverse effect on New Parent.

There can be no assurance that New Parent’s common stock will be approved for listing on Nasdaq or that New Parent will be able to comply with the continued listing standards of Nasdaq.
In connection with the closing of the Business Combination, we intend to list New Parent’s common stock and warrants on Nasdaq under the symbols “QGLD” and “QGLDW,” respectively. New Parent’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists New Parent’s shares and/or warrants from trading on its exchange for failure to meet the listing standards, the combined company and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for the New Parent’s securities;

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a determination that the New Parent’s common stock is a “penny stock” which will require brokers trading in the New Parent’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the New Parent’s common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about New Parent or the jewelry industry, New Parent’s stock price and trading volume could decline significantly.
The market for New Parent Common Stock will depend in part on the research and reports that securities or industry analysts publish about New Parent, its business or its industry. Securities and industry analysts do not currently, and may never, publish research on New Parent. If no securities or industry analysts commence coverage of New Parent, the market price and liquidity for New Parent Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New Parent downgrade their opinions about New Parent Common Stock, publish inaccurate or unfavorable research about New Parent, or cease publishing about New Parent regularly, demand for New Parent Common Stock could decrease, which might cause its stock price and trading volume to decline significantly. Additionally, if securities or industry analysts publish negative information regarding the jewelry industry generally or certain competitors of New Parent, this may affect the market price of all stocks in New Parent’s sector, even if unrelated to the performance of New Parent.
Even if the Business Combination is consummated the New Parent Warrants may never be in the money, and they may expire worthless.
The exercise price for the New Parent Warrants is $11.50 per share of New Parent Common Stock. The New Parent Warrants may never be in the money prior to their expiration, and as such, the warrants may expire worthless.
Public Stockholders will experience immediate dilution as a consequence of the issuance of shares of New Parent Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Tastemaker’s current stockholders have on the management of New Parent.
It is anticipated that, immediately following the Business Combination, (1) Public Stockholders are expected to own approximately 2.9% (assuming the Minimum Redemption Scenario) and 1.0% (assuming the Maximum Redemption Scenario) of the outstanding New Parent Common Stock, (2) the equityholders of the Quality Gold Companies are expected to collectively own approximately 92.4% (assuming the Minimum Redemption Scenario) or 94.3% (assuming the Maximum Redemption Scenario) of the outstanding New Parent Common Stock, and (3) the Sponsor is expected to own approximately 4.7% (assuming the Minimum Redemption Scenario) or 4.7% (assuming the Maximum Redemption Scenario) of the outstanding New Parent Common Stock. These percentages (i) assume that New Parent issues 94,800,000 shares of New Parent Common Stock (assuming the Minimum Redemption Scenario) and 96,552,673 shares of New Parent Common Stock (assuming the Maximum Redemption Scenario) to former equityholders of the Quality Gold Companies as of immediately prior to the Closing, (ii) include the

Deferred Shares and (iii) exclude the shares issuable upon exercise of the New Parent Warrants. In addition, New Parent employees, after Business Combination, are expected to be granted, equity awards under the 2023 Plan. You will experience additional dilution when those equity awards become vested and settled or exercisable, as applicable, for shares of New Parent Common Stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of Tastemaker securities and may adversely affect prevailing market prices for New Parent Common Stock and New Parent Warrants.
Future issuances of debt securities and/or equity securities may adversely affect New Parent, including the market price of New Parent Common Stock, and may be dilutive to existing New Parent stockholders.
In the future, New Parent may incur debt and/or issue equity ranking senior to the New Parent Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting New Parent’s operating flexibility. Additionally, any convertible or exchangeable securities that New Parent issues in the future may have rights, preferences and privileges more favorable than those of the New Parent Common Stock. Because New Parent’s decision to issue debt and/or equity in the future will depend, in part, on market conditions and other factors beyond New Parent’s control, it cannot predict or estimate the amount, timing, nature or success of New Parent’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of New Parent Common Stock and be dilutive to existing New Parent stockholders.
Future sales, or the perception of future sales, by New Parent or its stockholders in the public market following the Business Combination, the issuance of rights to purchase the New Parent’s common stock, including pursuant to the 2023 Plan, and future exercises of registration rights could result in the additional dilution of the percentage ownership of New Parent’s stockholders and cause the market price for New Parent’s common stock to decline.
The sale of shares of New Parent Common Stock, convertible securities or other equity securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Parent Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Parent to sell equity securities in the future at a time and at a price that it deems appropriate. In addition, if New Parent sells shares of New Parent Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to New Parent’s existing stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of New Parent Common Stock, including shares of New Parent Common Stock issued in connection with the business combination.
Pursuant to the 2023 Plan, which will become effective upon Closing, New Parent is authorized to grant equity awards to its employees, directors and consultants. New Parent will initially reserve 15% of the shares of New Parent Common Stock outstanding on a fully-diluted basis upon the Closing for future issuance under the 2023 Plan.
In the future, New Parent may also issue its securities in connection with investments or acquisitions. The amount of shares of New Parent Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of New Parent Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Parent’s stockholders.
Certain provisions in New Parent’s amended and restated certificate of incorporation may limit stockholders’ ability to affect a change in management or control.
New Parent’s amended and restated certificate of incorporation includes certain provisions which may have the effect of delaying or preventing a future takeover or change in control of New Parent that stockholders may consider to be in their best interests. Among other things, New Parent’s amended and restated certificate of incorporation provides for a classified board of directors serving staggered terms of three years. New Parent’s equity plans and its officers’ employment agreements provide certain rights to plan participants and those officers, respectively, in the event of a change in control of New Parent. For more information, see “Description of Quality Gold Holdings, Inc.’s Securities.”
In the foreseeable future after the Closing, New Parent plans to reinvest all of its earnings and does not plan to pay dividends.
In the foreseeable future after the Closing, New Parent plans to reinvest all of its earnings in order to pursue its business plan, cover operating costs and otherwise remain competitive. After the Closing, New Parent does not plan to pay any cash dividends with respect to its securities in the foreseeable future. There can be no assurance that after the Closing New Parent will, at any time, generate sufficient surplus cash that would be available for distribution to the holders of its common stock as a dividend. Therefore, investors in New Parent should not expect to receive cash dividends in the foreseeable future after the Closing.
Risks Related to Tastemaker
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Tastemaker.
Subsequent to the consummation of the Business Combination, New Parent may be required to take write-downs or write-offs, or New Parent may be subject to restructuring, impairment or other charges that could have a significant negative effect on New Parent’s financial condition, results of operations and the price of Tastemaker common stock, which could cause you to lose some or all of your investment.
Although Tastemaker has conducted due diligence on the Quality Gold Companies, this diligence may not surface all material issues that may be present with the Quality Gold Companies’ business. Factors outside of the Quality Gold Companies’ and outside of Tastemaker’s control may, at any time, arise. As a result of these factors, New Parent may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New Parent reporting losses. Even if Tastemaker’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on New Parent’s liquidity, the fact that New Parent reports charges of this nature could contribute to negative market perceptions about New Parent or its securities. In addition, charges of this nature may cause New Parent to be unable to obtain future financing on favorable terms or at all.
The Sponsor and Tastemaker’s officers and directors have interests in the Business Combination that are different from or are in addition to other Tastemaker stockholders in recommending that Tastemaker stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement/prospectus.
When considering the recommendation of Tastemaker’s board of directors that Tastemaker stockholders vote in favor of the approval of the Business Combination Proposal, Tastemaker stockholders should be aware that aside from their interests as stockholders, to the extent that such persons own Tastemaker common stock, the Sponsor and certain of Tastemaker’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Tastemaker stockholders generally. These interests include, among other things:
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the Sponsor and certain of Tastemaker’s directors and officers (the “Tastemaker Initial Stockholders”) beneficially own an aggregate of 6,900,000 Founder Shares and 8,700,000 Private Placement Warrants, which shares and warrants would become worthless if Tastemaker does not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). Those shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Tastemaker Class A Common Stock and Tastemaker Warrants of $[•] and $[•], respectively, on Nasdaq on [•], the record date for the special meeting of stockholders;

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the fact that the Sponsor and Tastemaker’s directors and officers have agreed, as part of the IPO and to induce Tastemaker and the underwriters to enter into the underwriting agreement in connection with the IPO, not to redeem any shares of Tastemaker common stock in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that the Sponsor and Tastemaker’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Tastemaker fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination);

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the fact that the Sponsor paid $25,000 for the Founder Shares and those securities will have a significantly higher value at the time of the Business Combination. Because the Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to shares of Tastemaker common stock held by it, those shares will be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). If unrestricted and freely tradable, those shares (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock and including the Deferred Sponsor Shares) would have had an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], the record date, but given the restrictions on those shares, we believe those shares have less value;

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the fact that the Sponsor paid $8,700,000 for its 8,700,000 Private Placement Warrants, and those warrants would be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). After giving effect to the transfer of an aggregate of 2,610,000 Private Placement Warrants to the equityholders of the Quality Gold Companies, those warrants had an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], the record date;

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the fact that the Sponsor has invested an aggregate of $8,725,000 (consisting of $25,000 for the Founder Shares, or approximately $0.004 per share, and $8,700,000 for the Private Placement Warrants), which means that the Sponsor and our officers and directors stand to make a significant profit on their investment and could potentially recoup their entire investment in the Company even if the trading price of the Tastemaker Class A Common Stock was as low as $1.81 per share (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock, including the Deferred Sponsor Shares and even if the private placement warrants are worthless). Therefore, our Sponsor, officers, and directors may experience a positive rate of return on their investment, even if our Public Stockholders experience a negative rate of return on their investment;

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the fact that after the Business Combination, assuming the Minimum Redemption Scenario, the Sponsor will beneficially own approximately 7.59% of the New Parent Common Stock on a fully diluted basis. Please see the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Parent After the Closing” for additional information;

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the fact that the Sponsor and Tastemaker’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, which would cause the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether the Quality Gold Companies are an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination;
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the fact that the Sponsor and Tastemaker’s officers and directors (or their affiliates) have made, and may make in the future, working capital loans to Tastemaker to fund certain capital requirements. On March 22, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $150,000 to the Sponsor. On July 21, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $375,000 to the Sponsor. On December 9, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $1,000,000 to the Sponsor. As of the date of this proxy statement/prospectus, the Sponsor has loaned an aggregate of $606,100 to Tastemaker under such promissory notes to fund operating and transaction expenses in connection with the Business Combination and may make additional loans after the date of this proxy statement/prospectus for such purposes. If the Business Combination is not consummated and another business combination is not otherwise completed, these working capital loans may not be repaid and would be forgiven except to the extent there are funds available to Tastemaker outside of the trust account;

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the fact that although no compensation of any kind was or will be paid by Tastemaker to the Sponsor, Tastemaker’s officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on Tastemaker’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are approximately $50,000 of out-of-pocket expenses for which the Sponsor or Tastemaker’s officers or directors are awaiting reimbursement;

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the fact that the Sponsor will transfer a portion of its Private Placement Warrants to the equityholders of the Quality Gold Companies and will receive deferred shares of New Parent Common Stock;

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the anticipated service of [•] as a director of New Parent following the Business Combination;

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the fact that the continued indemnification of Tastemaker’s existing directors and officers and the continuation of Tastemaker’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that at the Closing, New Parent will enter into the Registration Rights and Lock-Up Agreement, which provides for registration rights to the parties thereto (including the Sponsor) and their permitted transferees, and will replace the letter agreement, dated January 7, 2021 (the “Insider Letter”), effectively shortening the lock-up period with respect to the Sponsor’s shares of New Parent Common Stock, subject to certain exceptions, to 180 days following the Closing;

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the fact that the Sponsor and Tastemaker’s officers and directors, other than Christopher Bradley and Andrew Heyer, may not participate in the formation of, or become directors or officers of, any other blank check company with a class of securities registered or intended to be registered under the Exchange Act until Tastemaker (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination); and

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the fact that if the Trust Account is liquidated, including in the event Tastemaker is unable to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), the Sponsor has agreed to indemnify Tastemaker to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Tastemaker has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Tastemaker, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

These interests may influence Tastemaker’s directors in making their recommendation that Tastemaker stockholders vote in favor of the approval of the Business Combination.
The Sponsor can earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in New Parent.
On August 10, 2020, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. On January 7, 2021, we effected a 1.2 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares (up to 900,000 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was not exercised in full). On January 12, 2021, we consummated our IPO of 27,600,000 units of the Company (which includes 3,600,000 Tastemaker Units sold pursuant to the underwriters fully exercising their over-allotment option on January 12, 2021). Since the underwriters fully exercised the over-allotment option, the Sponsor forfeited none of its Founder Shares. As of the date of this proxy statement/prospectus, the Sponsor owns 6,900,000 Founder Shares. Thus, our Sponsor paid an aggregate of $25,000 for 6,900,000 founder shares, or approximately $0.004 per share.
Each Unit consists of one share of Tastemaker Class A Common Stock, and one-half of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of Tastemaker Class A Common Stock at an exercise price of $11.50 per share of Tastemaker Class A Common Stock. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $276,000,000. Consequently, our Sponsor may realize a positive rate of return on its initial $25,000 investment even if the public price per share of Class A common stock drops to below $10.00 per share, in which case our public stockholders will likely experience a negative rate of return on their investment.
The Sponsor holds a significant number of shares of Tastemaker common stock and will lose its entire investment in Tastemaker if a Business Combination is not completed.
The Sponsor currently holds 6,900,000 Founder Shares, representing 70% of the total outstanding shares of Tastemaker common stock prior to the completion of the Business Combination. The Founder Shares will be worthless if Tastemaker does not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). In addition, the Sponsor holds an aggregate of 8,700,000 Private Placement Warrants that will also be worthless if Tastemaker does not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination).
The personal and financial interests of Tastemaker’s officers and directors may have influenced their motivation in identifying and selecting the Quality Gold Companies, completing a business combination with such entities and may influence their operation of New Parent following the Business Combination.
Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”
As of December 31, 2021, we had cash of $181,220 available for working capital needs. We expect to incur significant costs in pursuit of financing plans and our initial business combination. Our officers and directors’ plans to address this need are discussed in the section entitled “Tastemaker’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our plans to raise capital and to consummate our initial business combination may not be successful.
If we do not consummate an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), there will be a mandatory liquidation and subsequent dissolution of Tastemaker. Our management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about Tastemaker’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after January 12, 2023, subject to any extension or stockholder approval to extend the date by which Tastemaker must consummate an initial business combination.
Because the Sponsor and Tastemaker’s officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses, to the extent such expenses exceed the amount not required to be retained in the Trust Account, if a Business Combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.
At the closing of Tastemaker’s initial business combination, the Sponsor and Tastemaker’s officers and directors, and any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Tastemaker’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Tastemaker’s behalf. These financial interests of the Sponsor and Tastemaker’s officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Business Combination. As of the date of this proxy statement/prospectus, there are approximately $50,000 of out-of-pocket expenses for which the Sponsor or Tastemaker’s officers or directors are awaiting reimbursement.
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Tastemaker’s securities or, following the Closing, New Parent’s securities, may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Tastemaker’s securities prior to the Closing may decline. The market values of New Parent’s securities at the time of the Business Combination may vary significantly from the market values of Tastemaker securities on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Tastemaker’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of New Parent’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the Quality Gold Companies’ capital stock. Accordingly, the valuation ascribed to the Quality Gold Companies may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Parent’s securities develops and continues, the trading price of New Parent’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Parent’s control. Any of the factors listed below could have a material adverse effect on your investment in New Parent’s securities and New Parent’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Parent’s securities may not recover and may experience a further decline.
Factors affecting the trading price of New Parent’s securities may include:
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actual or anticipated fluctuations in New Parent’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in the market’s expectations about New Parent’s operating results;

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success of competitors;

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New Parent’s operating results failing to meet the expectations of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New Parent or the industry in which it operates;

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operating and stock price performance of other companies that investors deem comparable to New Parent;

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New Parent’s ability to market new and enhanced products and services on a timely basis;

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New Parent’s ability to make acquisitions;

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changes in laws and regulations affecting New Parent’s business;

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New Parent’s ability to meet compliance requirements;

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commencement of, or involvement in, litigation involving New Parent;

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changes in New Parent’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of New Parent’s shares of common stock available for public sale;

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any major change in New Parent’s board of directors or management;

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sales of substantial amounts of New Parent’s shares of common stock by New Parent’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, precious metals prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Parent’s securities irrespective of New Parent’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Parent’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Parent could depress the market price of New Parent’s securities regardless of New Parent’s business, prospects, financial conditions or results of operations. A decline in the market price of New Parent’s securities also could adversely affect New Parent’s ability to issue additional securities and New Parent’s ability to obtain additional financing in the future.
Tastemaker does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Tastemaker to consummate the Business Combination even if a substantial majority of Tastemaker’s stockholders do not agree.
The Tastemaker Charter does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). As a result, Tastemaker may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or Tastemaker’s or the Quality Gold Companies’ directors, officers, managers or advisors, or any of their respective affiliates, or to not redeem their shares. For more information, see “— The Sponsor and Tastemaker’s directors, officers, advisors, and their respective affiliates may elect to purchase shares from Public Stockholders or take other actions, which may influence a vote on the Business Combination and reduce the public “float” of Tastemaker Class A Common Stock.” As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Tastemaker or the persons described above, or to not redeem shares, have been entered into with any such investor or holder. In no event will Tastemaker redeem Tastemaker Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that Tastemaker cannot satisfy the net tangible asset requirement, Tastemaker would not proceed with the redemption of Tastemaker Class A Common Stock and the Business Combination, and instead may search for an alternate business combination.
Tastemaker is not required to obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price Tastemaker is paying for the business is fair to Tastemaker from a financial point of view.
Tastemaker is not required to, and did not, obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc., or from an independent accounting firm, that the price Tastemaker is paying under the Business Combination Agreement is fair to Tastemaker from a financial point of view. Tastemaker’s public stockholders are therefore relying on the judgment of Tastemaker’s board of directors, who determined fair market value based on standards generally accepted by the financial community. The Sponsor and Tastemaker’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Tastemaker stockholders generally. Tastemaker’s board of directors was aware of and considered those interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to Tastemaker stockholders that they approve the Business Combination. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for more information.
The Sponsor may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support.
The Sponsor currently owns shares representing 70% of Tastemaker’s issued and outstanding shares of common stock. Accordingly, it may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support, including amendments to the Tastemaker Charter and approval of major corporate transactions. If the Sponsor purchases any additional securities in an open-market transaction or in privately negotiated transactions, this would increase its control. In addition, Tastemaker’s board of directors, whose members were elected by the Sponsor, the initial stockholder of Tastemaker, is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. Accordingly, the Sponsor will continue to exert a substantial influence at least until the completion of the Business Combination.
Further, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote all of its shares of Tastemaker common stock in favor of the Proposals. Accordingly, if all of Tastemaker’s outstanding shares of common stock were to be voted, Tastemaker would not need any additional affirmative vote of the outstanding shares in order to approve the Business Combination.
The Sponsor and Tastemaker’s directors, officers, advisors, and their respective affiliates may elect to purchase shares from Public Stockholders or take other actions, which may influence a vote on the Business Combination and reduce the public “float” of Tastemaker Class A Common Stock.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Tastemaker or its securities, the Sponsor, Tastemaker’s board of directors, officers or advisors, the Quality Gold Companies and/or their respective affiliates may purchase shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Tastemaker Class A Common Stock. In such transactions, the purchase price for the shares of Tastemaker Class A Common Stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the shares of Tastemaker Class A Common Stock they acquire in such transactions. However, any shares of Tastemaker Class A Common Stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on the Tastemaker Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Tastemaker will file a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Tastemaker Class A Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Tastemaker Class A Common Stock for which Tastemaker has received redemption requests.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances to liquidate your investment, therefore, you may be forced to sell your Tastemaker Class A Common Stock potentially at a loss.
Tastemaker’s public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination, and then only in connection with those shares of Tastemaker Class A Common Stock that such stockholder properly elects to redeem, subject to the limitations described in this proxy statement/prospectus; (ii) the redemption of public shares in connection with a stockholder vote to amend any provisions of the Tastemaker Charter to modify the substance or timing of our obligation to redeem 100% of the shares of Tastemaker Class A Common Stock if we do not complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination); and (iii) the redemption of public shares if Tastemaker is unable to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), subject to applicable law and as further described herein. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your shares of Tastemaker Class A Common Stock, potentially at a loss.
Tastemaker may not be able to complete its initial Business Combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), in which case Tastemaker would cease all operations except for the purpose of winding up and Tastemaker would redeem its public shares and liquidate, in which case Public Stockholders may only receive $10.10 per share of Tastemaker Class A Common Stock, or less than such amount in certain circumstances, and Tastemaker’s existing warrants will expire worthless.
Tastemaker must complete its initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). Tastemaker’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt marketer, and other risks described herein. If Tastemaker has not completed its initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Tastemaker Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to Tastemaker to pay taxes, net of taxes payable (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding shares of Tastemaker Class A Common Stock, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and Tastemaker’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, Public Stockholders may only receive $10.10 per share of Class A Common Stock, and the Tastemaker’s existing warrants will expire worthless. In certain circumstances, Tastemaker’s public stockholders may receive less than $10.10 per share of Tastemaker Class A Common Stock on the redemption of their shares.

If the Business Combination is not completed, potential target businesses may have leverage over Tastemaker in negotiating a Business Combination and Tastemaker’s ability to conduct due diligence on a Business Combination as it approaches its dissolution deadline may decrease, which could undermine Tastemaker’s ability to complete a Business Combination on terms that would produce value for Tastemaker’s stockholders.
Any potential target business with which Tastemaker enters into negotiations concerning a business combination will be aware that Tastemaker must complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). Consequently, if Tastemaker is unable to complete this Business Combination, a potential target may obtain leverage over Tastemaker in negotiating a business combination, knowing that Tastemaker may be unable to complete a business combination with another target business by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). This risk will increase as Tastemaker gets closer to the timeframe described above. In addition, Tastemaker may have limited time to conduct due diligence and may enter into a business combination on terms that Tastemaker would have rejected upon a more comprehensive investigation.
Because of Tastemaker’s limited resources and the significant competition for Business Combination opportunities, if this Business Combination is not completed, it may be more difficult for Tastemaker to complete an initial business combination. In addition, resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If Tastemaker is unable to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), Public Stockholders may receive only approximately $10.10 per share, on the liquidation of the Trust Account (or less than $10.10 per share in certain circumstances), and the Tastemaker Warrants will expire worthless.
If Tastemaker is unable to complete the Business Combination, Tastemaker would expect to encounter intense competition from other entities having a business objective similar to its business objective, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses Tastemaker could acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Tastemaker does, and Tastemaker’s financial resources will be relatively limited when contrasted with those of many of these competitors. While Tastemaker believes there are numerous target businesses Tastemaker could potentially acquire with the net proceeds of the IPO and the sale of the Private Placement Warrants, Tastemaker’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by Tastemaker’s available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, if Tastemaker is obligated to pay cash for shares of Tastemaker Class A Common Stock being redeemed and/or makes purchases of its public shares, the resources available to Tastemaker for a business combination will be reduced. Any of these obligations may place Tastemaker at a competitive disadvantage in successfully negotiating a business combination.
Tastemaker anticipates that, if Tastemaker is unable to complete this Business Combination, the investigation of other specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If Tastemaker decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if Tastemaker reaches an agreement relating to a specific target business, Tastemaker may fail to complete such business combination (including the Business Combination described in this proxy statement/prospectus) for any number of reasons including those beyond

Tastemaker’s control. Any such event will result in a loss to Tastemaker of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.
If Tastemaker does not complete this Business Combination and is unable to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), Tastemaker’s public stockholders may receive only approximately $10.10 per share on the liquidation of the Trust Account (or less than $10.10 per share in certain circumstances) and Tastemaker Warrants will expire worthless. For more information on Tastemaker’s ability to extend the time to complete a business combination, see the section entitled “Information About Tastemaker — Overview”.
The exercise of discretion by Tastemaker’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in, the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the Public Stockholders of Tastemaker.
In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require Tastemaker to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that Tastemaker is entitled to under those agreements. Such events could arise because of changes in the course of the Quality Gold Companies’ business, a request by the Quality Gold Companies’ equityholders or the Quality Gold Companies to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the Quality Gold Companies’ business and would entitle Tastemaker to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of Tastemaker, acting through Tastemaker’s board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of Tastemaker’s directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Tastemaker and the public stockholders of Tastemaker and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Tastemaker does not believe there will be any changes or waivers that Tastemaker’s directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, Tastemaker may be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of the Tastemaker public stockholders with respect to the Business Combination Proposal.
If third parties bring claims against Tastemaker, the Proceeds Held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.10 per share.
Tastemaker’s placing of funds in the Trust Account may not protect those funds from third-party claims against Tastemaker. Although Tastemaker will seek to have all vendors, service providers (other than Tastemaker’s independent auditors), prospective target businesses or other entities with which Tastemaker does business execute agreements with Tastemaker waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of Tastemaker’s public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Tastemaker’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, Tastemaker’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to Tastemaker than any alternative. Marcum LLP, our independent registered public accounting firm, will not execute agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where Tastemaker may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Tastemaker and will not seek recourse against the Trust Account for any reason. Upon redemption of Tastemaker Class A Common Stock, if Tastemaker is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, Tastemaker will be required to provide for payment of claims of creditors that were not waived that may be brought against Tastemaker within the ten years following redemption. Accordingly, the per-share redemption amount received by Tastemaker’s public stockholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to Tastemaker if and to the extent any claims by a vendor for services rendered or products sold to Tastemaker, or a prospective target business with which Tastemaker has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Tastemaker’s indemnity of the underwriters of the Tastemaker IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Tastemaker has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Tastemaker. The Sponsor may not have sufficient funds available to satisfy those obligations. Tastemaker has not asked the Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.10 per public share. In such event, Tastemaker may not be able to complete a business combination, and Tastemaker stockholders would receive such lesser amount per share in connection with any redemption of public shares. None of Tastemaker’s officers or directors will indemnify Tastemaker for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Tastemaker’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Tastemaker’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Tastemaker currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Tastemaker, it is possible that Tastemaker’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Tastemaker’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Tastemaker’s public stockholders may be reduced below $10.10 per share.
If, before distributing the proceeds in the Trust Account to Public Stockholders, Tastemaker files a bankruptcy petition or an involuntary bankruptcy petition is filed against Tastemaker that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Tastemaker’s stockholders and the per-share amount that would otherwise be received by Tastemaker’s stockholders in connection with Tastemaker’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to Tastemaker public stockholders, Tastemaker files a bankruptcy petition or an involuntary bankruptcy petition is filed against Tastemaker that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Tastemaker’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Tastemaker’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Tastemaker’s stockholders in connection with its liquidation may be reduced.
Tastemaker’s stockholders may be held liable for claims by third parties against Tastemaker to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Tastemaker’s public stockholders upon the redemption of the shares of Tastemaker Class A Common Stock in the event Tastemaker does not complete its initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Tastemaker’s intention to redeem shares of Tastemaker Class A Common Stock as soon as reasonably possible following January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), in the event Tastemaker does not complete its business combination and, therefore, Tastemaker does not intend to comply with the foregoing procedures.
Because Tastemaker will not be complying with Section 280, Section 281(b) of the DGCL requires Tastemaker to adopt a plan, based on facts known to Tastemaker at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the 10 years following Tastemaker’s dissolution. However, because Tastemaker is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Tastemaker’s vendors (such as lawyers, investment bankers and auditors) or prospective target businesses. If Tastemaker’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Tastemaker cannot assure you that it will properly assess all claims that may be potentially brought against Tastemaker. As such, Tastemaker’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Tastemaker’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to Tastemaker’s public stockholders upon the redemption of the Tastemaker Class A Common Stock in the event Tastemaker does not complete its initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after Tastemaker distributes the proceeds in the Trust Account to its Public Stockholders, Tastemaker files a bankruptcy petition or an involuntary bankruptcy petition is filed against Tastemaker that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of Tastemaker’s board of directors may be viewed as having breached their fiduciary duties to Tastemaker’s creditors, thereby exposing the members of Tastemaker’s board of directors and Tastemaker to claims of punitive damages.
If, after Tastemaker distributes the proceeds in the Trust Account to its public stockholders, Tastemaker files a bankruptcy petition or an involuntary bankruptcy petition is filed against Tastemaker that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Tastemaker’s stockholders. In addition, Tastemaker’s board of directors may be viewed as having breached its fiduciary duty to Tastemaker’s creditors and/or having acted in bad faith, thereby exposing itself and Tastemaker to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.
Tastemaker identified a material weakness in its internal control over financial reporting as of September 30, 2022. If Tastemaker is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Tastemaker and materially and adversely affect its business and operating results.
Tastemaker has identified a material weakness in its internal controls over financial reporting relating to its accounting for complex financial instruments, as well as inaccurate reporting of payables and accrued interest on the financial statements. Under the supervision and with the participation of Tastemaker’s management, including its Co-Chief Executive Officers and Chief Financial Officer, Tastemaker carried out an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on the foregoing, Tastemaker’s management concluded that its disclosure controls and procedures were not effective as September 30, 2022, due to Tastemaker’s restatement of its January 12, 2021, March 31, 2021, and June 30, 2021 financial statements relating to the accounting for complex financial instruments, the inaccurate reporting of period end accruals on Tastemaker’s June 30, 2022 financial statements, and inaccurate reporting of complex financial instruments on Tastemaker’s September 30, 2022 financial statements.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. As of September 30, 2022, the material weakness had not been remediated.
In light of this material weakness, Tastemaker has enhanced its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of accruals and complex accounting standards that apply to its financial statements including making greater use of third-party professionals with whom it consults regarding complex accounting applications. The elements of Tastemaker’s remediation plan can only be accomplished over time, and it can offer no assurance that these initiatives will ultimately have the intended effects. Tastemaker believe its efforts will enhance its controls relating to accounting for complex financial transactions and period end accruals, but Tastemaker can offer no assurance that its controls will not require additional review and modification in the future as industry accounting practice may evolve over time.
Effective internal controls are necessary for Tastemaker to provide reliable financial reports and prevent fraud. Measures to remediate material weaknesses may be time-consuming and costly and there is no assurance that such initiatives will ultimately have the intended effects. If Tastemaker is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Tastemaker and materially and adversely affect its business and operating results.
If Tastemaker identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of Tastemaker’s annual or interim financial statements. In such case, Tastemaker may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Tastemaker’s financial reporting and adversely affect its business and operating results. Tastemaker cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.
Tastemaker stockholders may have limited remedies if their shares suffer a reduction in value following the Business Combination.
Any Tastemaker stockholders who choose to remain stockholders following a business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Tastemaker’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to a business combination contained an actionable material misstatement or material omission.
Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for Tastemaker to consummate an initial business combination.
Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including Tastemaker’s, and may lead to other national, regional and international economic disruptions, any of which could make it more difficult for Tastemaker to consummate an initial business combination.
Military conflict in Ukraine or elsewhere may lead to increased and price volatility for publicly traded securities, which could make it more difficult for Tastemaker to consummate an initial business combination.
Military conflict in Ukraine or elsewhere may lead to increased and price volatility for publicly traded securities, including Tastemaker’s, and to other national, regional and international economic disruptions and economic uncertainty, any of which could make it more difficult for Tastemaker to consummate an initial business combination on acceptable commercial terms or at all.
The SEC has recently issued proposed rules relating to certain activities of special purpose acquisition companies (“SPACs”). Certain of the procedures that Tastemaker, a potential business combination target, or others may determine to undertake in connection with such proposals may increase Tastemaker’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which Tastemaker could complete an initial business combination. The need for compliance with the SPAC Rule Proposals (as defined below) may cause Tastemaker to liquidate the funds in the Trust Account or liquidate the company at an earlier time than Tastemaker might otherwise choose.
On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in business combination transactions between SPACs, such as Tastemaker, and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted, and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that Tastemaker, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which Tastemaker could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause Tastemaker to liquidate the funds in the Trust Account or liquidate the company at an earlier time than Tastemaker might otherwise choose.

If Tastemaker is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and its activities would be severely restricted. As a result, in such circumstances, unless Tastemaker is able to modify its activities so that it would not be deemed an investment company, it would expect to abandon its efforts to complete an initial business combination and instead to liquidate the company.
The SPAC Rule Proposals would provide a safe harbor from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement. Because the SPAC Rule Proposals have not yet been adopted, there is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like Tastemaker, that has not entered into a definitive agreement within 18 months after the effective date of the IPO Registration Statement or that does not complete its business combination within 24 months after such date. Tastemaker did not enter into a definitive business combination agreement within 18 months after the effective date of its IPO Registration Statement and may not complete its initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that Tastemaker has been operating as an unregistered investment company.
To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, Tastemaker may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of its initial business combination or its liquidation. As a result, following the liquidation of securities in the Trust Account, Tastemaker would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of Tastemaker.
The funds in the Trust Account have, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of it being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Tastemaker may, at any time, and Tastemaker expects that it will, on or prior to the 24-month anniversary of the effective date of its IPO Registration Statement, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of Tastemaker’s initial business combination or liquidation of the company. Following such liquidation, Tastemaker would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to it to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount Public Stockholders would receive upon any redemption or liquidation of the company. Tastemaker has determined that it will convert all of its investments in the Trust Account into cash, which will remain in the Trust Account, on or prior to January 12, 2023. After such date, Tastemaker no longer intends to invest the net proceeds in securities or interest-bearing accounts prior to an initial business combination.
In addition, even prior to the 24-month anniversary of the effective date of Tastemaker’s IPO Registration Statement, Tastemaker may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that Tastemaker may be considered an unregistered investment company, in which case it may be required to liquidate the company. Accordingly, Tastemaker may determine, in its discretion, to liquidate the securities held in the Trust Account at any time, even prior to the 24-month anniversary, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount Public Stockholders would receive upon any redemption or liquidation of the company.
Risks Related to the Redemption
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Tastemaker common stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Tastemaker common stock issued in the IPO.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Tastemaker Class A Common Stock included in the units sold in the IPO. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Tastemaker will require each public stockholder seeking to exercise redemption rights to certify to Tastemaker whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to share ownership available to Tastemaker at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Tastemaker makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Tastemaker’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Tastemaker if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Tastemaker consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the IPO and, in order to dispose of such excess shares, would be required to sell your shares of Tastemaker Class A Common Stock in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of Tastemaker Class A Common Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge Tastemaker’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, Tastemaker’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
A stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put the stockholder in a better future economic position.
The price at which a Tastemaker stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination may not be favorable. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the stock price, and may result in a lower value realized now than a stockholder of Tastemaker might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Stockholders of Tastemaker who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Tastemaker Class A Common Stock for a pro rata portion of the funds held in the Trust Account.
Tastemaker public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the

Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the special meeting of stockholders. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. Stockholders should generally allot at least one week to obtain physical certificates from the Transfer Agent. However, because Tastemaker does not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “The Special Meeting of Tastemaker Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
A new 1% U.S. federal excise tax could be imposed on us in connection with future redemptions by us of our shares.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022. It is unclear at this time how and to what extent it will apply to SPAC redemptions and liquidations.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with a business combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the business combination) and (iv) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined.
If a Public Stockholder fails to receive notice of Tastemaker’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
Tastemaker will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite Tastemaker’s compliance with these rules, if a public stockholder fails to receive Tastemaker’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that Tastemaker will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
New Parent is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Tastemaker and the Quality Gold Companies adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The historical financial information of Tastemaker was derived from the unaudited financial statements of Tastemaker as of and for the nine months ended September 30, 2022 and as of and for the three months ended March 31, 2022 and the audited financial statements of Tastemaker as of and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of the Quality Gold Companies was derived from the unaudited consolidated and combined financial statements of the Quality Gold Companies as of and for the six months ended September 30, 2022 and the audited consolidated and combined financial statements of the Quality Gold Companies as of and for the fiscal year ended March 31, 2022, included elsewhere in this proxy statement/prospectus. This information should be read together with Tastemaker’s and the Quality Gold Companies’ financial statements and related notes, the sections titled “Tastemaker’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Quality Gold Companies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Business Combination and related transactions occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2022 and for the fiscal year ended March 31, 2022 give pro forma effect to the Business Combination and related transactions as if they had occurred on April 1, 2021, the beginning of the earliest period presented. Tastemaker and the Quality Gold Companies have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
Description of the Business Combination
On October 20, 2022, Tastemaker and the Quality Gold Companies, entered into the Business Combination Agreement pursuant to which Tastemaker and the Quality Gold Companies will consummate a business combination. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”
The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Mergers (as defined below) and the other transactions contemplated thereby, are summarized below.
Structure of the Transaction
The acquisition is structured as a “double dummy” transaction, resulting in the following:
•
Each of New Parent and the Mergers Subs are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination

Agreement. New Parent is a wholly-owned direct subsidiary of Quality Gold and each Merger Sub is a wholly-owned direct subsidiary of New Parent.
•
On the Closing Date, each of the following transactions will occur contemporaneously: (i) Merger Sub I will merge with and into Tastemaker (the “First Merger”), with Tastemaker surviving the First Merger as a wholly-owned subsidiary of New Parent (the “First Surviving Company”); (ii) Merger Sub II will merge with and into QGM (the “Second Merger”), with QGM surviving the Second Merger as a wholly-owned subsidiary of New Parent (the “Second Surviving Company”); (iii) Merger Sub III will merge with and into J&M (the “Third Merger”), with J&M surviving the merger as a subsidiary of New Parent (the “Third Surviving Company”); (iv) Merger Sub IV will merge with and into L&L (the “Fourth Merger”), with L&L surviving the merger as a subsidiary of New Parent (the “Fourth Surviving Company”); and (v) Merger Sub V will merge with and into Quality Gold (the “Fifth Merger,” and together with the First Merger, the Second Merger, the Third Merger and the Fourth Merger, the “Mergers”), with Quality Gold surviving the merger as a subsidiary of New Parent (the “Fifth Surviving Company” and, together with the First Surviving Company, the Second Surviving Company, the Third Surviving Company and the Fourth Surviving Company, the “Surviving Companies”). Following the transactions, the Surviving Companies will be wholly-owned subsidiaries of New Parent.

Effect of the Business Combination on Existing Tastemaker Equity
Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:
•
each share of Tastemaker Class A Common Stock and Tastemaker Class B Common Stock issued and outstanding immediately prior to the Effective Time being automatically converted into the right to receive one validly issued, fully paid and nonassessable share of New Parent Common Stock;

•
each of the Tastemaker Warrants will become exercisable (commencing 30 days after the Closing Date) for one share of New Parent Common Stock (the “New Parent Warrants”); and

•
the Sponsor will forfeit up to 2,070,000 shares of New Parent Common Stock, transfer an aggregate of 2,610,000 private placement warrants to the equityholders of the Quality Gold Companies, and subject 2,070,000 Deferred Sponsor Shares to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement (as further described below). See the section entitled Forfeiture and Deferral of New Parent Equity.

Forfeiture and Deferral of New Parent Equity
Immediately upon the occurrence of the Effective Time, the Sponsor will automatically forfeit up to 2,070,000 shares of New Parent Common Stock and, immediately after the Effective Time, will transfer 2,610,000 private placement warrants to equityholders of the Quality Gold Companies. In connection with the Closing, (a) the equityholders of the Quality Gold Companies will subject 11,700,000 newly-issued shares of New Parent Common Stock (the “Deferred Company Shares”) and (b) the Sponsor will subject 2,070,000 shares of New Parent Common Stock issuable to the Sponsor (the “Deferred Sponsor Shares” and, together with the Deferred Company Shares, the “Deferred Shares”) to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement. The Deferred Shares will have voting rights but no right to dividends or distributions until such restrictions and potential forfeiture have lapsed. One third of each of the Deferred Company Shares and the Deferred Sponsor Shares will vest upon the occurrence of each of the following events: (i) the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share, (ii) the first time the closing price of the New Parent Common Stock equals or exceeds $15.00, and (iii) the first time the closing price of the New Parent Common Stock equals or exceeds $17.00 per share, in each case, for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment in the event that any dividends are paid. If a definitive agreement with respect to a Change in Control (as defined in the Business Combination Agreement) is entered into, then, effective as of immediately prior to closing of such Change in Control, unless previously vested pursuant to clauses (i) through (iii) of the preceding sentence, each of the Deferred Company Shares and the Deferred Sponsor Shares will vest. In addition, on the seventh anniversary of the Closing, any unvested Deferred Company Shares and Deferred Sponsor Shares will vest.

Conversion of Quality Gold Company Shares
At the Effective Time, the Quality Gold Companies Shares issued and outstanding immediately prior to the Effective Time will be cancelled and, subject to the terms of the Business Combination Agreement, converted into the right of the holder thereof to receive the applicable portion of the Merger Consideration, as allocated pursuant to the “Allocation Schedule setting forth each Quality Gold Company equityholder’s percentage allocation of the Cash Consideration (as defined below), Stock Consideration (as defined below) and Deferred Company Shares.
The aggregate consideration to be paid to the equityholders of the Quality Gold Companies in the Mergers (the “Merger Consideration”) will consist of up to $35,000,000 (the “Cash Consideration”), 83,100,000 newly issued shares of New Parent Common Stock (the “Stock Consideration”) and the Deferred Company Shares, subject to adjustment as described herein. If, after giving effect to redemptions of Tastemaker Class A Common Stock, (x) the amount of cash in the Trust Account to be released to Tastemaker at the Closing plus (y) the aggregate proceeds to be received pursuant to any private placement of equity interests of Tastemaker or New Parent plus (z) all funds held outside of the Trust Account and immediately available to Tastemaker (the sum of clauses (x), (y) and (z), the “Tastemaker Closing Cash”) is less than $27,900,000 (the “Threshold Amount”), then the Cash Consideration will be reduced by the difference between the Threshold Amount and the Tastemaker Closing Cash (the “Cash Consideration Shortfall”), and the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal, in the aggregate, to the quotient of (i) the Cash Consideration Shortfall divided by (ii) $10.10.
The Stock Consideration is also subject to a customary working capital adjustment, which will be no more than $10 million, a customary net debt adjustment and an adjustment based on specified expenses incurred by Tastemaker (the “Closing Adjustment”). The Stock Consideration will be adjusted upwards (if the Closing Adjustment is positive) or downwards (if the Closing Adjustment is negative) by a number of shares of New Parent Common Stock equal to (x) the Closing Adjustment divided by (y) $10.10. In addition, if the working capital adjustment exceeds $10 million, then the total amount of Deferred Company Shares will be increased by a number of shares equal to (x) such excess amount divided by (y) $10.10. Further, the equityholders of the Quality Gold Companies may elect, by written notice delivered to Tastemaker at least two days prior to the Closing Date, to reduce the Cash Consideration (after taking into account any Cash Consideration Shortfall), in which case the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal to the quotient of (x) such reduction in the Cash Consideration divided by (y) $10.10.
Anticipated Accounting Treatment
Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization, with no new goodwill or other intangible assets recorded, in accordance with GAAP. Tastemaker will be treated as the “acquired” company and the Quality Gold Companies will be treated as the acquirer for financial reporting purposes. The Quality Gold Companies have been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
The Quality Gold Companies’ existing equityholders will have the greatest voting interest in the combined entity under both the no additional redemptions and maximum redemption scenarios;

•
The Quality Gold Companies’ equityholders will have the ability to nominate at least a majority of the members of the Board of Directors of the combined entity;

•
The Quality Gold Companies, collectively, are the larger entity based on historical operating activity and has the larger employee base; and

•
the post-combination company will assume Quality Gold’s name.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Tastemaker common stock:
•
Minimum Redemption Scenario:   This scenario assumes that no additional Public Stockholders exercise redemption rights with respect to their share of Tastemaker Class A Common Stock for a pro rata share of the funds in the Trust Account.

•
Maximum Redemption Scenario:   This scenario assumes that 1,926,927 shares of Tastemaker Class A Common Stock (the maximum number of shares that could be redeemed while satisfying the closing conditions contained in the Business Combination Agreement) are redeemed for an aggregate payment of approximately $19.6 million (based on an estimated per share redemption price of approximately $10.20 that was calculated using the $29.8 million of cash in the Trust Account divided by 2,926,927 shares of Tastemaker Class A Common Stock subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Business Combination Agreement).

The following summarizes the pro forma ownership of common stock of New Parent following the Business Combination and related transactions under both the minimum redemption and maximum redemption scenarios:
	Minimum Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%
Quality Gold Company Equityholders(1)(2)	94,800,000	92.4%	96,552,673(8)	94.3%
Public Stockholders(3)(4)	2,926,927	2.9%	1,000,000	1.0%
Tastemaker Sponsor(5)(6)(7)	4,830,000	4.7%	4,830,000	4.7%
Total	102,556,927	100.0%	102,382,673	100.0%

(1)
Includes 11,700,000 Deferred Company Shares issued to Quality Gold Company Equityholders at Closing. The Deferred Shares are subject to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement. Holders of the Deferred Shares will have voting rights but no rights to receive dividends or distributions until such restrictions have lapsed.

(2)
Excludes 2,610,000 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants.

(3)
Reflects the redemption of 24,673,073 shares of Tastemaker Class A Common Stock on December 12, 2022 in connection with the Extension Amendment.

(4)
Excludes 13,800,000 shares of New Parent Common Stock issuable upon exercise of the New Parent Warrants.

(5)
Reflects the forfeiture of 2,070,000 shares of New Parent Common Stock by the Sponsor at the Effective Time.

(6)
Includes 2,070,000 Deferred Sponsor Shares issued to the Sponsor at Closing. The Deferred Shares are subject to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement. Holders of the Deferred Shares will have voting rights but no right to receive dividends or distributions until such restrictions have lapsed.

(7)
Excludes 6,090,000 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants.

(8)
Includes 1,752,673 shares of New Parent Common Stock issued as a result of the Cash Consideration Shortfall.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2022
(in thousands, except share and per share amounts)
	Tastemaker (Historical)	Quality Gold Companies (Historical)	Transaction Accounting Adjustments (Minimum Redemption Scenario)		Pro Forma Combined (Minimum Redemption Scenario)	Transaction Accounting Adjustments (Maximum Redemption Scenario)		Pro Forma Combined (Maximum Redemption Scenario)
ASSETS
Current assets:
Cash and cash equivalents	$220	$5,128	$29,847	B	$5,128	$(19,649)	N	$5,128
			(20,966)	D		17,702	O
			(520)	E		1,947	P
			26,419	G
			(35,000)	H
Trade receivables	—	63,875	—		63,875	—		63,875
Notes receivable	—	420	—		420	—		420
Inventory	—	165,530	—		165,530	—		165,530
Deposits – current	—	2,500	—		2,500	—		2,500
Prepaid expenses and other current assets	86	5,136	—		5,222	—		5,222
Total current assets	306	242,589	(220)		242,675	—		242,675
Property and equipment, net	—	6,854	—		6,854	—		6,854
Investments held in Trust Account	280,525	—	(250,678)	A	—	—		—
			(29,847)	B
Noncurrent notes receivable	—	2,558	—		2,558	—		2,558
Noncurrent notes receivable – related parties	—	106	—		106	—		106
Deposits	—	4,603	—		4,603	—		4,603
Goodwill	—	2,911	—		2,911	—		2,911
Intangible assets, net	—	1,435	—		1,435	—		1,435
Other long-term assets	—	1,567	—		1,567	—		1,567
Total assets	$280,831	$262,623	$(280,745)		$262,709	$—		$262,709
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable – trade	$17	$28,834	$—		$28,851	$—		28,851
Accrued payables	—	5,871	—		5,871	—		5,871
Franchise tax payable	150	—	—		150	—		150
Income tax payable	308	—	—		308	—		308
Short-term debt	—	59,883	26,419	G	86,302	1,947	P	88,249
Short-term debt – related party	—	2,178	—		2,178	—		2,178
Convertible promissory note – related party	41	—	(41)	E	—	—		—
Note payable	—	—	4,000	D	4,000	—		4,000
Uncertain tax position liability	—	3,270	—		3,270	—		3,270
Other current liabilities	1,457	12	(1,173)	D	296	—		296
Total current liabilities	1,973	100,048	29,205		131,226	1,947		133,173
Long-term debt	—	11,458	—		11,458	—		11,458
Long-term debt – related parties	—	5,405	—		5,405	—		5,405
Deferred underwriting fee payable	10,350	—	(10,350)	C	—	—		—
Warrant liabilities	2,250	—	(1,380)	I	870	—		870
Other long-term liabilities	—	44	—		44	—		44
Total liabilities	14,573	116,955	17,475		149,003	1,947		150,950
Class A common stock subject to possible redemption	279,896	—	(250,678)	A	—	—		—
			(29,218)	F

	Tastemaker (Historical)	Quality Gold Companies (Historical)	Transaction Accounting Adjustments (Minimum Redemption Scenario)		Pro Forma Combined (Minimum Redemption Scenario)	Transaction Accounting Adjustments (Maximum Redemption Scenario)		Pro Forma Combined (Maximum Redemption Scenario)
Stockholders’ equity (deficit):
Quality Gold, Inc. capital stock	—	1	(1)	M	—	—		—
J&M Group Holdings, Inc. capital stock	—	5	(5)	M	—	—		—
Preferred stock	—	—	—		—	—		—
Tastemaker class A common stock	—	—	—	F	—	—		—
			—	J
Tastemaker class B common stock	1	—	(1)	J	—	—		—
New Parent common stock	—	—	1	J	10	—	N	10
			9	L
Additional paid-in capital	—	—	(10,800)	D	—	(17,702)	N	—
			29,218	F		17,702	O
			(15,237)	H
			1,380	I
			(13,639)	K
			(9)	L
			9,087	M
Retained earnings (accumulated deficit)	(13,639)	132,819	10,350	C	109,934	(1,947)	N	107,987
			(12,993)	D
			(479)	E
			(19,763)	H
			13,639	K
Members’ equity	—	9,095	(9,095)	M	—	—		—
Less: Quality Gold, Inc. treasury stock	—	(14)	14	M	—	—		—
Total Quality Gold, Inc. and affiliates stockholders’ equity	—	141,906	(18,324)		109,944	(1,947)		107,997
Noncontrolling interest	—	3,762	—		3,762	—		3,762
Total stockholders’ equity (deficit)	(13,638)	145,668	(18,324)		113,706	(1,947)		111,759
Total liabilities, temporary equity and stockholders’ equity (deficit)	$280,831	$262,623	$(280,745)		$262,709	$—		$262,709

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2022
(in thousands, except share and per share amounts)
	Tastemaker (Historical)	Quality Gold Companies (Historical)	Transaction Accounting Adjustments (Minimum Redemption Scenario)		Pro Forma Combined (Minimum Redemption Scenario)	Transaction Accounting Adjustments (Maximum Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Revenue	$—	$221,420	$—		$221,420	$—	$221,420
Cost of revenues	—	164,991	—		164,991	—	164,991
Gross profit	—	56,429	—		56,429	—	56,429
Operating expenses:
Formation and operating costs	1,609	—	(1,108)	BB	501	—	501
Franchise tax expense	100	—	—		100	—	100
Selling and shipping expenses	—	8,069	—		8,069	—	8,069
General and administrative expenses	—	17,348	(599)	BB	16,749	—	16,749
Total operating expenses	1,709	25,417	(1,707)		25,419	—	25,419
(Loss) income from operations	(1,709)	31,012	1,707		31,010	—	31,010
Other income (expense):
Unrealized gain on investments held in Trust Account	1,826	—	(1,826)	AA	—	—	—
Change in fair value of warrant liabilities	2,700	—	(1,656)	CC	1,044	—	1,044
Change in fair value of convertible promissory note – related party	28	—	(28)	DD	—	—	—
Interest expense	—	(1,901)	—		(1,901)	—	(1,901)
Miscellaneous income	—	507	—		507	—	507
Total other income (expense)	4,554	(1,394)	(3,510)		(350)	—	(350)
Income before income taxes	2,845	29,618	(1,803)		30,660	—	30,660
Provision for income taxes	308	1,454	—		1,762	—	1,762
Net income	2,537	28,164	(1,803)		28,898	—	28,898
Net income attributable to non-controlling interest in affiliate	—	306	—		306	—	306
Net income attributable to controlling interests	$2,537	$27,858	$(1,803)		$28,592	$—	$28,592
Net income per share (Note 4):
Basic and diluted weighted average shares outstanding, Class A common stock	27,600,000
Basic and diluted net loss per share, Class A common stock	$0.07
Basic and diluted weighted average shares outstanding, Class B common stock	6,900,000
Basic and diluted net loss per share, Class B common stock	$0.07
Weighted average shares outstanding – basic and diluted					102,556,927		102,382,673
Net income per share – basic and diluted					$0.28		$0.28

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
	For the Year Ended December 31, 2021	For the Year Ended March 31, 2022	Transaction Accounting Adjustments (Minimum Redemption Scenario)		For the Year Ended March 31, 2022	Transaction Accounting Adjustments (Maximum Redemption Scenario)	For the Year Ended March 31, 2022
	Tastemaker (Historical)	Quality Gold Companies (Historical)			Pro Forma Combined (Minimum Redemption Scenario)		Pro Forma Combined (Maximum Redemption Scenario)
Revenue	$—	$544,568	$—		$544,568	$—	$544,568
Cost of revenues	—	421,380	—		421,380	—	421,380
Gross profit	—	123,188	—		123,188	—	123,188
Operating expenses:
Operating and formation costs	839	—	—		839	—	839
Franchise tax expense	200	—	—		200	—	200
Selling and shipping expenses	—	15,371	—		15,371	—	15,371
General and administrative expenses	—	34,160	14,700	BB	48,381	—	48,381
			(479)	EE
Total operating expenses	1,039	49,531	14,221		64,791	—	64,791
(Loss) income from operations	(1,039)	73,657	(14,221)		58,397	—	58,397
Other income (expense):
Interest income	60	—	(60)	AA	—	—	—
Change in fair value of warrant liabilities	10,350	—	(6,348)	CC	4,002	—	4,002
Expensed offering costs	(737)	—	—		(737)	—	(737)
Interest expense	—	(2,438)	—		(2,438)	—	(2,438)
Miscellaneous income	—	1,457	—		1,457	—	1,457
Forgiveness of SBA Paycheck Protection Program loan payable	—	3,283	—		3,283	—	3,283
Bad debt expense	—	(68)	—		(68)	—	(68)
Service agreement expense – net	—	—	—		—	—	—
Total other income	9,673	2,234	(6,408)		5,499	—	5,499
Income (loss) before income taxes	8,634	75,891	(20,629)		63,896	—	63,896
Provision for income taxes	—	3,117	—		3,117	—	3,117
Net income	8,634	72,774	(20,629)		60,779	—	60,779
Net income attributable to non-controlling interest in affiliate	—	2,147	—		2,147	—	2,147
Net income attributable to controlling interests	$8,634	$70,627	$(20,629)		$58,632	$—	$58,632
Net income per share (Note 4):
Basic and diluted weighted average shares outstanding, Class A common stock	26,692,603
Basic and diluted net income per share, Class A common stock	$0.26
Basic and diluted weighted average shares outstanding, Class B common stock	6,872,877
Basic and diluted net income per share, Class B common stock	$0.26
Weighted average shares outstanding – basic and diluted					102,556,927		102,382,673
Net income per share – basic and diluted					$0.57		$0.57

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Tastemaker will be treated as the “accounting acquiree” and the Quality Gold Companies as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Quality Gold Companies issuing shares for the net assets of Tastemaker, followed by a recapitalization. The net assets of the Quality Gold Companies will be stated at historical cost. Operations prior to the Business Combination will be those of the Quality Gold Companies.
The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Business Combination and related transactions as if they occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2022 and for the fiscal year ended March 31, 2022 give effect to the Business Combination and related transactions as if they occurred on April 1, 2021. These periods are presented on the basis that the Quality Gold Companies is the acquirer for accounting purposes.
The unaudited pro forma condensed combined statement of financial position as of September 30, 2022 has been prepared using, and should be read in conjunction with, the following:
•
The Quality Gold Companies’ unaudited consolidated and combined balance sheet as of September 30, 2022 and the related notes for the six months ended September 30, 2022, included elsewhere in this proxy statement/prospectus; and

•
Tastemaker’s unaudited balance sheet as of September 30, 2022 and the related notes for the nine months ended September 30, 2022, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2022 has been prepared using, and should be read in conjunction with, the following:
•
The Quality Gold Companies’ unaudited consolidated and combined statement of operations for the six months ended September 30, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

•
Tastemaker’s unaudited statement of operations for the nine months ended September 30, 2022 and the related notes, included elsewhere in this proxy statement/prospectus. Tastemaker’s historical unaudited statement of operations for the six months ended September 30, 2022 was calculated using Tastemaker’s results of operations for the nine months ended September 30, 2022, less Tastemaker’s results of operations for the three months ended March 31, 2022.

The table below provides a reconciliation of Tastemaker’s historical unaudited statement of operations for the six months ended September 30, 2022 as presented for pro forma purposes (in thousands):
	Nine Months Ended September 30, 2022	Less: Three Months Ended March 31, 2022	Six Months Ended September 30, 2022
Operating and formation costs	$1,928	$319	$1,609
Franchise tax expense	150	50	100
Loss from operations	(2,078)	(369)	(1,709)
Gain from investments held in Trust Account	1,833	7	1,826
Change in fair value of warrant liabilities	9,000	6,300	2,700
Change in fair value of convertible promissory note – related party	33	5	28
Loss before income taxes	8,788	5,943	2,845
Income tax expense	308	—	308
Net loss	$8,480	$5,943	$2,537

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•
The Quality Gold Companies’ audited consolidated and combined statement of operations for the fiscal year ended March 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

•
Tastemaker’s audited statement of operations for the year ended December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that Tastemaker management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Tastemaker management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Tastemaker and the Quality Gold Companies.
Note 2. Accounting Policies and Reclassifications
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Tastemaker has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Tastemaker and the Quality Gold Companies have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of New Parent Common Stock outstanding, assuming the Business Combination and related transactions occurred on April 1, 2021.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:
Transaction Accounting Adjustments
A.
Reflects the redemption payment totaling approximately $251.6 million as a result of the redemption of 24,673,073 shares of Tastemaker Class A Common Stock in connection with the Extension Amendment, offset by $0.9 million of available interest at December 12, 2022.

B.
Reflects the reclassification of $29.8 million held in the Trust Account, inclusive of interest earned on the Trust Account, to cash and cash equivalents that becomes available at closing of the Business Combination, assuming no redemptions.

C.
Reflects the waiver of the deferred underwriting fee related to the Tastemaker IPO. Pursuant to the terms of an engagement letter between Tastemaker and Stifel, Stifel has agreed to waive the deferred underwriting fee subject to the payment of a cash acquisition fee of $4.0 million and the issuance of the $4.0 million Subordinated Note. The recognition of the cash acquisition fee and Subordinate Note are included in adjustment D.

D.
Represents estimated transaction costs of $25.5 million in relation to the Business Combination. Equity issuance costs of approximately $10.8 million are offset to additional paid-in capital and other transaction costs of $14.7 million are expensed through retained earnings. The costs expensed through retained earnings are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 (see adjustment AA). The cash payment at Closing of $21.0 million is calculated as total estimated transaction costs of $25.5 million, less the $4.0 million Subordinated Note to be issued to Stifel, less $0.5 million of transaction costs that have been paid by Tastemaker and the Quality Gold Companies prior to September 30, 2022. The Subordinated Note has a nine-month term and is payable in cash or stock, at the option of New Parent, any time between one month after the date of the Subordinated Note and the nine-month term of the Subordinated Note. Tastemaker’s preliminary assessment of the conversion feature resulted in no bifurcation of embedded derivatives or beneficial conversion features.

E.
Reflects the repayment of the Tastemaker convertible promissory note issued to Tastemaker Sponsor resulting in the cash payment of $0.5 million, elimination of convertible promissory note (measured at fair value) of approximately $41 thousand, and a loss on the extinguishment of convertible promissory note of $0.5 million (see adjustment EE).

F.
Reflects the reclassification of approximately $29.2 million of Tastemaker Class A Common Stock subject to possible redemption to permanent equity.

G.
Reflects a draw on Quality Gold’s debt facility which will be used to (i) pay the Cash Consideration of $35.0 million to the Quality Gold Company equityholders (adjustment H), (ii) repay the Tastemaker convertible promissory note of $0.5 million (adjustment E); and (iii) pay estimated cash transaction expenses of $21.0 million (adjustment D).

H.
Reflects the payment of the Cash Consideration of $35.0 million to the Quality Gold Company equityholders, which is offset to additional paid-in capital (to the extent available) and retained earnings.

I.
Reflects adjustment to reclassify New Parent Public Warrants from liabilities to additional paid-in capital. Upon consummation of the Business Combination, New Parent Public Warrants are expected to be equity classified under Financial Accounting Standards Board (“FASB”) Accounting

Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”) after considering, amongst other factors, New Parent will have a single class equity structure.
J.
Reflects the conversion of Tastemaker common stock into 7,756,927 shares of New Parent Common Stock, including 2,070,000 Deferred Sponsor Shares. Adjustment reflects the forfeiture of 2,070,000 shares of New Parent Common Stock by the Sponsor at the Effective Time.

K.
Reflects the reclassification of Tastemaker’s historical accumulated deficit to additional paid-in capital as part of the reverse recapitalization.

L.
Reflects the issuance of 94,800,000 shares of New Parent Common Stock to the Quality Gold Company equityholders, including 11,700,000 Deferred Company Shares.

M.
Reflects the reclassification of historical Quality Gold members’ equity and treasury stock to additional paid-in capital.

N.
Reflects a scenario in which 1,926,927 Public Shares are redeemed in connection with the Business Combination, for aggregate payments to redeeming Public Shareholders of $19.6 million (assuming a redemption price of $10.20 per share), allocated to Common Stock, additional paid-in capital (to the extent available), and retained earnings using par value $0.0001 per share.

O.
Reflects an adjustment of $17.7 million to the $35.0 million Cash Consideration (see adjustment H) as a result of the Cash Consideration Shortfall in the maximum redemption scenario. The adjustment results in the issuance of an additional 1,752,673 shares of New Parent Common Stock to the Quality Gold Company equityholders in lieu of the cash payment.

P.
Reflects an additional draw on Quality Gold’s debt facility (see adjustment G) which will be used to (i) pay the net Cash Consideration of $17.3 million to the Quality Gold Company equityholders (see Adjustment O), (ii) repay the Tastemaker convertible promissory note of $0.5 million; and (iii) pay estimated cash transaction expenses of $21.0 million.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2022 and the fiscal year ended March 31, 2022 are as follows:
AA.
Reflects elimination of investment income on the Trust Account.

BB.
Reflects the estimated transaction costs of approximate $14.7 million as if incurred on April 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This amount includes $1.1 million and $0.6 million of transaction costs recognized in the historical statements of operations for the six months ended September 30, 2022 for Tastemaker and Quality Gold, respectively. The historical amounts have been reversed in the pro forma statement of operations for the six months ended September 30, 2022 to recognize all transaction costs as of the beginning of the earliest period presented. This is a non-recurring item.

CC.
Reflects the elimination of the change in fair value of the derivative warrant liability associated with Tastemaker’s Public Warrants, which are expected to be equity classified upon the consummation of the Business Combination, as discussed in Adjustment I above.

DD.
Reflects the elimination of the unrealized gain on the change in the fair value of the Tastemaker convertible promissory note.

EE.
Reflects the loss on the extinguishment of the Tastemaker convertible promissory note as discussed in adjustment E above.

Note 4. Net Income per Share
Net income per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since April 1, 2021. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.
The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to redemption of Common Stock by Tastemaker Public Stockholders at the time of the Business Combination for the six months ended September 30, 2022 and for the fiscal year ended March 31, 2022:
	Six Months Ended September 30, 2022(1)		Year Ended March 31, 2022(1)
	Minimum Redemption Scenario	Maximum Redemption Scenario	Minimum Redemption Scenario	Maximum Redemption Scenario
Pro forma net income	$28,592	$28,592	$58,632	$58,632
Weighted average shares outstanding – basic and diluted	102,556,927	102,382,673	102,556,927	102,382,673
Pro forma net income per share – basic and diluted	$0.28	$0.28	$0.57	$0.57
Potentially dilutive securities:(2)
Public Warrants	13,800,000	13,800,000	13,800,000	13,800,000
Private Warrants	6,090,000	6,090,000	6,090,000	6,090,000

(1)
Pro forma income per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
The Public Warrants and Private Warrants are excluded from diluted EPS as the effect of the warrants would be anti-dilutive using the treasury stock method.

THE SPECIAL MEETING OF TASTEMAKER STOCKHOLDERS
The Tastemaker Special Meeting
Tastemaker is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders to be held on [•], 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Tastemaker’s stockholders on or about [•], 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.
Date, Time and Place of the Special Meeting
The special meeting of stockholders of Tastemaker will be held at [•] a.m., Eastern time, on [•], 2023, virtually at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. You will not be able to attend the special meeting of stockholders physically.
The special meeting will be held in virtual meeting format only. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.
Purpose of the Special Meeting
At the Tastemaker special meeting of stockholders, Tastemaker will ask the Tastemaker stockholders to vote in favor of the following proposals:
•
The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

•
The Stockholder Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or if Tastemaker determines that additional time is necessary to effectuate the Business Combination.

Recommendation of the Tastemaker Board of Directors
Tastemaker’s board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of Tastemaker and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
When you consider the recommendation of Tastemaker’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain of Tastemaker’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
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the Sponsor and certain of Tastemaker’s directors and officers (the “Tastemaker Initial Stockholders”) beneficially own an aggregate of 6,900,000 Founder Shares and 8,700,000 Private Placement Warrants, which shares and warrants would become worthless if Tastemaker does not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). Those shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Tastemaker Class A Common Stock and Tastemaker Warrants of $[•] and $[•], respectively, on Nasdaq on [•], the record date for the special meeting of stockholders;

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the fact that the Sponsor and Tastemaker’s directors and officers have agreed, as part of the IPO and to induce Tastemaker and the underwriters to enter into the underwriting agreement in connection with the IPO, not to redeem any shares of Tastemaker common stock in connection with a stockholder vote to approve a proposed initial business combination;
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the fact that the Sponsor and Tastemaker’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Tastemaker fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination);

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the fact that the Sponsor paid $25,000 for the Founder Shares and those securities will have a significantly higher value at the time of the Business Combination. Because the Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to shares of Tastemaker common stock held by it, those shares will be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). If unrestricted and freely tradable, those shares (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock and including the Deferred Sponsor Shares) would have had an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], the record date, but given the restrictions on those shares, we believe those shares have less value;

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the fact that the Sponsor paid $8,700,000 for its 8,700,000 Private Placement Warrants, and those warrants would be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). After giving effect to the transfer of an aggregate of 2,610,000 Private Placement Warrants to the equityholders of the Quality Gold Companies, those warrants had an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], the record date;

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the fact that the Sponsor has invested an aggregate of $8,725,000 (consisting of $25,000 for the Founder Shares, or approximately $0.004 per share, and $8,700,000 for the Private Placement Warrants), which means that the Sponsor and our officers and directors stand to make a significant profit on their investment and could potentially recoup their entire investment in the Company even if the trading price of the Tastemaker Class A Common Stock was as low as $1.81 per share (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock, including the Deferred Sponsor Shares and even if the private placement warrants are worthless). Therefore, our Sponsor, officers, and directors may experience a positive rate of return on their investment, even if our Public Stockholders experience a negative rate of return on their investment;

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the fact that after the Business Combination, assuming the Minimum Redemption Scenario, the Sponsor will beneficially own approximately 7.59% of the New Parent Common Stock on a fully diluted basis. Please see the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Parent After the Closing” for additional information;

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the fact that the Sponsor and Tastemaker’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, which would cause the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether the Quality Gold Companies are an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination;

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the fact that the Sponsor and Tastemaker’s officers and directors (or their affiliates) have made, and may make in the future, working capital loans to Tastemaker to fund certain capital requirements. On March 22, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $150,000 to the Sponsor. On July 21, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $375,000 to the Sponsor. On December 9, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $1,000,000 to the Sponsor. As of the date of this proxy statement/prospectus, the Sponsor has loaned an aggregate of $606,100 to Tastemaker under such promissory notes to fund operating and transaction expenses in connection with the Business Combination and may make additional loans after the date of this proxy statement/prospectus for such purposes. If the Business Combination is not consummated and another business combination is not otherwise completed, these working capital loans may not be repaid and would be forgiven except to the extent there are funds available to Tastemaker outside of the trust account;

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the fact that although no compensation of any kind was or will be paid by Tastemaker to the Sponsor, Tastemaker’s officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on Tastemaker’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are approximately $50,000 of out-of-pocket expenses for which the Sponsor or Tastemaker’s officers or directors are awaiting reimbursement;

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the fact that the Sponsor will transfer a portion of its Private Placement Warrants to the equityholders of the Quality Gold Companies and will receive deferred shares of New Parent Common Stock;

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the anticipated service of [•] as a director of New Parent following the Business Combination;

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the fact that the continued indemnification of Tastemaker’s existing directors and officers and the continuation of Tastemaker’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that at the Closing, New Parent will enter into the Registration Rights and Lock-Up Agreement, which provides for registration rights to the parties thereto (including the Sponsor) and their permitted transferees, and will replace the letter agreement, dated January 7, 2021 (the “Insider Letter”), effectively shortening the lock-up period with respect to the Sponsor’s shares of New Parent Common Stock, subject to certain exceptions, to 180 days following the Closing;

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the fact that the Sponsor and Tastemaker’s officers and directors, other than Christopher Bradley and Andrew Heyer, may not participate in the formation of, or become directors or officers of, any other blank check company with a class of securities registered or intended to be registered under the Exchange Act until Tastemaker (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination); and

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the fact that if the Trust Account is liquidated, including in the event Tastemaker is unable to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), the Sponsor has agreed to indemnify Tastemaker to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Tastemaker has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Tastemaker, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Record Date and Voting
You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Tastemaker common stock at the close of business on [•], which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of Tastemaker common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 9,826,927 shares of Tastemaker common stock outstanding, of which 2,926,927 are shares of Tastemaker Class A Common Stock and 6,900,000 are Founder Shares held by the Sponsor.
The Sponsor has agreed to vote all of its Founder Shares and any Tastemaker Class A Common Stock acquired by it in favor of the Business Combination Proposal. The issued and outstanding Tastemaker Warrants do not have voting rights at the special meeting of stockholders.
Voting Your Shares
Tastemaker stockholders may vote electronically at the special meeting of stockholders by visiting [•]. Tastemaker recommends that you submit your proxy even if you plan to attend the special meeting of stockholders. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the special meeting of stockholders.
If your shares of common stock are owned directly in your name with our transfer agent, Continental Stock & Transfer Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”
If you are a Tastemaker stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the special meeting of stockholders.
Your shares will be counted for purposes of determining a quorum if you vote:
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by submitting a properly executed proxy card or voting instruction by mail; or

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electronically at the special meeting of stockholders.

Each share of Tastemaker common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Tastemaker common stock that you own.
Abstentions will be counted for determining whether a quorum is present for the special meeting of stockholders.
Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting of stockholders.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of Tastemaker common stock, you may contact our proxy solicitor at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: TMKR.info@investor.morrowsodali.com

Quorum and Vote Required for the Proposals
A quorum of Tastemaker’s stockholders is necessary to hold a valid meeting. A quorum will exist at the special meeting of stockholders with respect to each matter to be considered at the special meeting of stockholders if the holders of a majority of Tastemaker common stock are present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting of stockholders. All shares represented by proxy are counted as present for purposes of establishing a quorum.
The approval of the Business Combination Proposal requires the affirmative vote (in person (which would include presence at a virtual meeting) or by proxy) of the holders of a majority of all then outstanding shares of Tastemaker common stock entitled to vote thereon at the special meeting. Accordingly, a Tastemaker stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against this proposal.
The approval of the Stockholder Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Tastemaker common stock that are voted at the special meeting of stockholders. Accordingly, a Tastemaker stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on this proposal.
Abstentions and Broker Non-Votes
Broker non-votes are not considered present for the purposes of establishing a quorum and will (i) be counted as a vote “AGAINST” the Business Combination Proposal, but (ii) have no effect on the Stockholder Adjournment Proposal.
Abstentions are considered present for the purposes of establishing a quorum and will (i) be counted as a vote “AGAINST” the Business Combination Proposal, but (ii) have no effect on the Stockholder Adjournment Proposal.
In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the special meeting of stockholders are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the special meeting of stockholders.
Revocability of Proxies
If you are a Tastemaker stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting of stockholders by:
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timely delivering a written revocation letter to the secretary of Tastemaker;

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signing and returning by mail a proxy card with a later date so that it is received prior to the special meeting of stockholders; or

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attending the special meeting of stockholders and voting electronically by visiting [•] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the special meeting of stockholders will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) Tastemaker stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.
Redemption Rights
We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding shares of Tastemaker Class A Common Stock, subject to the limitations described herein. All of the holders of Founder Shares, including the Sponsor and Tastemaker’s directors and officers, have agreed to waive their redemption rights with respect to their Founder Shares or any shares of Tastemaker Class A Common Stock held by them.
We will consummate the Business Combination only if a majority of the outstanding shares of Tastemaker common stock entitled to vote at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of the Sponsor, officers, directors, advisors or their affiliates in open market or privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.
The Sponsor has agreed to vote the Founder Shares and any shares of Tastemaker Class A Common Stock purchased during or after the IPO in favor of the Business Combination. Public stockholders may elect to redeem their shares of Tastemaker Class A Common Stock whether they vote for or against the Business Combination.
Pursuant to the Tastemaker Charter, if we are unable to complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, subject to lawfully available funds therefor, redeem the shares of Tastemaker Class A Common Stock, at a per-share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable by us and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding shares of Tastemaker Class A Common Stock, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and our officers and directors have entered into the Insider Letter with us, pursuant to which they have agreed to (1) waive their redemption rights with respect to any common stock held by them in connection with the completion of our initial business combination or any amendment to the provisions of the Tastemaker Charter relating to our pre-initial business combination activity and related stockholders’ rights and (2) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete a business combination within the prescribed timeframe (although they will be entitled to liquidating distributions from the Trust Account with respect to any shares of Tastemaker Class A Common Stock they hold).
A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the IPO, which we refer to as the “Excess Shares.” However, our stockholders are permitted to vote all of their shares (including Excess Shares) for or against the Business Combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete the Business Combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares would be required to sell their stock in open market transactions, potentially at a loss.
In the event of a liquidation, dissolution or winding up of New Parent after the Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their shares of Tastemaker Class A Common Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable by us), divided by the number of then outstanding shares of Tastemaker Class A Common Stock, subject to the limitations described herein.
If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Business Combination, net of any taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $29.8 million on December 12, 2022, the estimated per share redemption price would have been approximately $10.20.
Redemption rights are not available to holders of Tastemaker Warrants in connection with the Business Combination.
In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on [•], 2023 (two business days before the special meeting), both:
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Submit a request in writing that Tastemaker redeem your Tastemaker Class A Common Stock for cash to Continental Stock Transfer & Trust Company, Tastemaker’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com
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Deliver your Tastemaker Class A Common Stock either physically or electronically through DTC to Tastemaker’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Tastemaker’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Tastemaker does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Tastemaker Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Tastemaker’s consent (which may be withheld in Tastemaker’s sole discretion). If you delivered your shares for redemption to Tastemaker’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Tastemaker’s transfer agent return the shares (physically or electronically). You may make such request by contacting Tastemaker’s transfer agent at the phone number or address listed above.
Each redemption of Tastemaker Class A Common Stock by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Tastemaker redeem Tastemaker Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.
Prior to exercising redemption rights, stockholders should verify the market price of their Tastemaker Class A Common Stock as they may receive higher proceeds from the sale of their Tastemaker Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Tastemaker cannot assure you that you will be able to sell your shares of Tastemaker Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Tastemaker Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Tastemaker Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.
If the Business Combination Proposal is not approved and Tastemaker does not consummate an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), it will be required to dissolve and liquidate and the Tastemaker Warrants will expire worthless.
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of shares of Tastemaker common stock or Tastemaker Warrants in connection with the Business Combination.
Solicitation of Proxies
Tastemaker will pay the cost of soliciting proxies for the special meeting. Tastemaker has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Tastemaker has agreed to pay Morrow Sodali LLC a fee of $35,000, reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses, and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Tastemaker also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Tastemaker common stock for their expenses in forwarding soliciting materials to beneficial owners of Tastemaker common stock and in obtaining voting instructions from those owners. Tastemaker’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.
Stock Ownership
As of the record date, the Sponsor beneficially owned an aggregate of approximately 70% of the outstanding shares of Tastemaker common stock. The Sponsor has agreed to vote all of its Founder Shares and any Tastemaker Class A Common Stock acquired by it in favor of the Business Combination Proposal.

PROPOSALS TO BE CONSIDERED BY TASTEMAKER’S STOCKHOLDERS:
PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
THE BUSINESS COMBINATION
The Background of the Business Combination
Tastemaker is a blank check company incorporated in Delaware on August 10, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for a potential transaction utilizing the network and investing and operating experience of Tastemaker’s officers and directors. The terms of the Business Combination were the result of extensive arms-length negotiations between representatives of the board of directors of Tastemaker, Tastemaker’s officers, and the Sponsor, on the one hand, and the Quality Gold Companies and their equityholders on the other hand. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among representatives of Tastemaker, the Quality Gold Companies, the equityholders of the Quality Gold Companies, and other parties. All meetings described herein were held telephonically or virtually, unless otherwise noted.
On January 12, 2021, Tastemaker completed the IPO through the sale of 27,600,000 public units at $10.00 per unit, including 3,600,000 units issued pursuant to the exercise of the underwriters’ over-allotment option in full. Each unit consisted of one share of Tastemaker Class A Common Stock and one-half of one Public Warrant. Each whole Public Warrant is exercisable to purchase one share of Tastemaker Class A Common Stock. Simultaneously with the IPO, the Sponsor purchased an aggregate of 8,700,000 Private Placement Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $8,700,000. Pursuant to the Insider Letter, the Sponsor and the directors and officers of Tastemaker agreed to waive their redemption rights in order to induce Tastemaker and the underwriters of the IPO to enter into the underwriting agreement in connection with the IPO, and did not receive any additional consideration for their waiver of redemption rights. Stifel, Nicolaus & Company, Incorporated (“Stifel”) served as the underwriter in the IPO.
Prior to consummation of the IPO, neither Tastemaker, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Tastemaker. Promptly following the IPO, Tastemaker’s officers and directors commenced an active search for prospective businesses and assets to acquire using the Sponsor’s network of investment bankers, private equity firms, consulting firms, legal and accounting firms, and numerous other business relationships. Andrew Pforzheimer and David Pace, co-Chief Executive Officers and directors of Tastemaker, Christopher Bradley, Chief Financial Officer and Secretary of Tastemaker, and Gregory Golkin, President and a director of Tastemaker, as representatives of Tastemaker, contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities. As part of this process, Tastemaker management considered and conducted an analysis of over 56 potential acquisition targets (including the Quality Gold Companies) in a wide variety of industry sectors. The annual revenue of the potential acquisition targets ranged from approximately $0.0 million to over $740 million. Tastemaker completed some level of analysis on 45 of those potential targets, and entered into non-disclosure agreements with, and engaged in significant due diligence and detailed discussions directly with senior executives and/or shareholders of, 33 of those potential acquisition targets, including target businesses in the technology services, restaurant, hospitality, energy, food and beverage, consumer services, and specialty distribution industries. Of those 33 target businesses, Tastemaker executed 15 indications of interest (including one for the Quality Gold Companies) and two letters of intent (including one for the Quality Gold Companies).
The first of these indications of interest was submitted on March 10, 2021 to a franchisor of a retail food concept (“Company A”), which reflected a pro forma enterprise value of approximately $875 million. On April 6, 2021, Tastemaker submitted an indication of interest to an experiential retail company (“Company B”), which reflected a pro forma enterprise value of approximately $2.1 billion. On April 14, 2021, Tastemaker submitted an indication of interest to a company in the restaurant industry (“Company C”), which reflected a pro forma enterprise value of approximately $900 million. On April 21, 2021, Tastemaker submitted an indication of interest to a company in the wholesale coffee industry (“Company D”), which reflected a pro forma enterprise value of approximately $1.2 billion. On April 28, 2021, Tastemaker submitted an indication of interest to a direct-to-consumer e-tailer of outdoor lifestyle products (“Company E”), which reflected a pro forma enterprise value of approximately $1.0 billion. On June 3, 2021, Tastemaker submitted an indication of interest to a direct-to-consumer e-tailer of alcoholic beverages (“Company F”), which reflected a pro forma enterprise value of approximately $1.0 billion. On November 4, 2021, Tastemaker submitted an indication of interest to a company in the retail coffee industry (“Company G”), which reflected a pro forma enterprise value of approximately $1.2 billion. On February 18, 2022, Tastemaker submitted an indication of interest to a company in the experiential retail industry (“Company H”), which reflected a pro forma enterprise value of approximately $1.2 billion. On March 9, 2022, Tastemaker submitted an indication of interest to a company in the restaurant industry (“Company I”), which reflected a pro forma enterprise value of approximately $700 million. On March 9, 2022, Tastemaker submitted an indication of interest to a company in the restaurant industry (“Company J”), which reflected a pro forma enterprise value of approximately $840 million. On March 14, 2022, Tastemaker submitted an indication of interest to a company in the dental services industry (“Company K”), which reflected a pro forma enterprise value of approximately $625 million. On March 15, 2022, Tastemaker submitted an indication of interest to a franchisor of consumer services (“Company L”), which reflected a pro forma enterprise value of approximately $1.0 billion. On May 25, 2022, Tastemaker submitted an indication of interest to a company in the managed services industry (“Company M”), which reflected a pro forma enterprise value of approximately $700 million. Tastemaker ultimately decided to end its negotiations with Companies A through M because Tastemaker, after conducting initial diligence, determined that the proposed valuation of the target businesses would be difficult to sustain in the public equity markets. In addition, in each case, Companies A through M demanded a higher valuation than what Tastemaker had originally proposed. Of the 15 companies for which Tastemaker executed an indication of interest, prior to the entry into the Business Combination Agreement three had announced business combinations with other SPACs (at valuations higher than those that Tastemaker had proposed), and two of those transactions were successfully completed (the third was cancelled by mutual agreement of the parties involved).
In addition to the letter of intent entered into with Quality Gold, which is described below, Tastemaker executed a non-binding letter of intent on June 25, 2021, with a company in the renewable energy industry (“Company N”), which reflected a pro forma enterprise value of approximately $702 million. On October 15, 2021, the exclusivity period set forth in the letter of intent with Company N expired, which effectively terminated such agreement. Due to operational issues caused by the departure of an executive of Company N, Tastemaker elected to not extend its exclusivity period with Company N and terminated discussions regarding a potential transaction. Each of Companies A through N were identified through the broad network of contacts and corporate relationships of Tastemaker’s directors and officers. Tastemaker ultimately determined that the business of the Quality Gold Companies was more attractive because of its historical performance, attractive growth prospects and valuation relative to other potential targets.
On July 14, 2021, the Quality Gold Companies engaged RKCA, Inc. (“RKCA”) as financial advisor in connection with the Quality Gold Companies’ exploration of a strategic transaction, including a potential business combination.
On February 24, 2022, Tastemaker was contacted by RKCA to discuss, on a preliminary and introductory basis, a potential business combination with the Quality Gold Companies. On March 8, 2022, Tastemaker and Quality Gold executed a non-disclosure agreement. At that time, Christopher Bradley received the Quality Gold Companies’ confidential information memorandum, including a detailed business plan, a financial forecast, and other financial and business information, which was subsequently distributed to Tastemaker’s board of directors and executive team.
Beginning on March 8, 2022, Tastemaker’s directors and officers, led by Mr. Pforzheimer, Mr. Pace and Mr. Bradley, commenced due diligence on the Quality Gold Companies based on the information provided on behalf of the Quality Gold Companies. In addition, Mr. Golkin, Dan Fleischmann (Tastemaker’s Chief Strategy Officer), and Mr. Bradley, among other directors and officers of Tastemaker, conducted research on the Quality Gold Companies, the industry in which the Quality Gold Companies operate and other companies in the Quality Gold Companies’ industry sector. This due diligence review continued until the execution of the Business Combination Agreement on October 20, 2022. As part of an extensive due diligence process, certain of Tastemaker’s directors and officers met with current and potential customers of the Quality Gold Companies, and participated in discussions with various subject matter experts to better understand the Quality Gold Companies’ business, operations, opportunities and risks. This diligence included several trips to the Quality Gold Companies’ facilities in Ohio. During the same period, Mr. Bradley, Mr. Pforzheimer and Mr. Pace, with the assistance of other Tastemaker directors and officers, reviewed trading values of certain publicly-traded companies to analyze the potential transaction. Further information about the Tastemaker board of directors’ financial and valuation analysis is available under the section entitled “Proposal No. 1 — The Business Combination Proposal — Tastemaker’s Board of Directors’ Reasons for the Approval of the Business Combination — Selected Public Company Analysis.”
On March 22, 2022, Mr. Bradley, Mr. Golkin and Mr. Fleischmann of Tastemaker, and Dennis Horn of the Quality Gold Companies, along with representatives of RKCA, met to discuss the Quality Gold Companies’ financial model.
On April 5, 2022, Tastemaker submitted an initial indication of interest to Quality Gold outlining its view of the Quality Gold Companies’ valuation, as well as a potential structure for the transaction. Mr. Bradley of Tastemaker met with representatives of RKCA telephonically to discuss the indication of interest that was submitted.
On April 14, 2022, Mr. Bradley, Mr. Pace, Mr. Golkin, Mr. Fleischmann and Mr. Pforzheimer of Tastemaker, and Michael Langhammer and Jason Langhammer of Quality Gold, had their first telephonic meeting to discuss a potential business combination and for Tastemaker to learn more about the Quality Gold Companies’ operations.
On April 26, 2022, Mr. Bradley discussed with a representative of RCKA changes proposed by Quality Gold to the terms proposed in Tastemaker’s initial indication of interest.
On May 10, 2022, Mr. Bradley, Mr. Pace, Mr. Pforzheimer and Mr. Golkin discussed with representatives of RKCA various financial terms, tax considerations and the timeframe of a potential transaction.
Throughout May, June and July, Tastemaker received additional financial information regarding the Quality Gold Companies, including audited financial statements, and legal and tax information, via an electronic data room.
On May 23, 2022, Tastemaker submitted a revised indication of interest to Quality Gold reflecting various tax and legal matters discussed over the course of May, as well as detailed views on valuation, and Mr. Bradley discussed the revised indication of interest with representatives of RKCA.
On June 3, 2022, Quality Gold invited Tastemaker management and board members to visit its facility in Ohio and discuss the proposed transaction.
On June 20, 2022, Mr. Bradley, Mr. Heyer, Mr. Pace, Mr. Pforzheimer, Mr. Golkin and Mr. Fleischmann, along with several representatives of Stifel and RKCA, visited with Michael Langhammer, Jason Langhammer and Mr. Horn of Quality Gold at the Company’s facilities in Ohio to learn more about Quality Gold’s operations, tour its facilities and discuss its financial projections and capital structure. The timing and steps of the proposed transaction were also discussed.
Commencing on June 23, 2022, and continuing through July 20, 2022, Mr. Bradley, Mr. Pace and Mr. Pforzheimer engaged in conversations with representatives of RKCA about a letter of intent. During this time period, DLA Piper LLP (US) (“DLA”), legal counsel to Tastemaker, and Frost Brown Todd LLP (“FBT”), legal counsel to the Quality Gold Companies, exchanged multiple drafts of the letter of intent, reflecting divergent views on various business and legal points.
On July 9, 2022, following extensive discussion and review, the board of directors of Tastemaker approved the most recent draft non-binding letter of intent.
Between July 9, 2022 and July 20, 2022, Mr. Bradley, Mr. Pforzheimer, and representatives from RKCA, DLA and FBT negotiated the final form of the letter of intent. Tastemaker’s management kept the board of directors of Tastemaker apprised of the substantive changes that occurred during those negotiations.

On July 20, 2022, with the approval of the board of directors of Tastemaker, Mr. Bradley executed and delivered the non-binding letter of intent to the Quality Gold Companies, which was accepted and agreed upon as of such date. The non-binding letter of intent was based on an enterprise valuation of the Quality Gold Companies of approximately $989 million and provided for an exclusivity period until October 3, 2022, subject to extension. Following the execution of the letter of intent, Tastemaker focused exclusively on pursuing the acquisition of the Quality Gold Companies as its initial business combination and began confirmatory due diligence efforts.
From July 20, 2022 through July 23, 2022, Mr. Bradley, Mr. Horn, and representatives of RKCA interviewed various accounting firms to gauge their ability to perform a PCAOB audit of the Quality Gold Companies or to advise the Quality Gold Companies with respect to IPO readiness.
From July 20, 2022, through October 20, 2022, representatives of Tastemaker, including Mr. Bradley, Mr. Fleischmann, Mr. Pforzheimer, Mr. Pace and Mr. Golkin, and representatives of Quality Gold, including Michael Langhammer, Jason Langhammer and Mr. Horn, held weekly telephonic conferences to discuss, among other things, the status of due diligence and the steps and timing necessary to finalize the definitive transaction documentation, including the Business Combination Agreement, and to prepare the proxy statement/prospectus. These weekly telephonic conferences generally included representatives of Stifel and RKCA.
On July 22, 2022, DLA and FBT held a telephonic conference to discuss legal due diligence regarding the Quality Gold Companies and structuring considerations for the potential transaction.
On various dates during July, August, September and October 2022, representatives of Tastemaker, including Mr. Bradley, Mr. Pforzheimer, Mr. Pace, Mr. Fleischmann, Mr. Golkin and Starlette Johnson, a board member of Tastemaker, and representatives of Quality Gold, including Michael Langhammer, Jason Langhammer and Mr. Horn, held telephonic conferences to further discuss business, tax, legal, insurance, regulatory and financial due diligence.
On September 3, 2022, DLA provided an initial draft of the Business Combination Agreement to FBT.
On September 14, 2022, Tastemaker engaged Stifel as a financial advisor. In connection with that engagement, Stifel and Tastemaker amended the terms of the deferred underwriting fees owed to Stifel in connection with the IPO. Stifel agreed to waive the $10,350,000 deferred underwriting commission payable by Tastemaker pursuant to the underwriting agreement, dated January 7, 2021, while Tastemaker agreed to pay Stifel for its services as a financial advisor a cash acquisition fee of $4,000,000 plus a $4,000,000 subordinated note (payable in cash or New Parent Common Stock) to be issued by New Parent. For more information, see the section entitled “Information About Tastemaker — Advisory Engagements”. As a result of the amended terms, the aggregate fees payable to Stifel that are contingent on the completion of the Business Combination are approximately $8.0 million.
On September 21, 2022, Tastemaker’s board of directors, along with Mr. Bradley, discussed the status of the proposed Business Combination and the potential need for Tastemaker to ask investors to extend Tastemaker’s operating timeframe beyond its expiry date of January 12, 2023. Tastemaker’s board of directors concluded to proceed with diligence of the Quality Gold Companies.
On September 23, 2022, Tastemaker engaged Craig-Hallum Capital Group LLC (“Craig-Hallum”) as a financial advisor.
On September 28, 2022, FBT sent comments to the Business Combination Agreement to DLA. The revised draft generally addressed various business and drafting points, including the introduction of a working capital adjustment to the Stock Consideration payable to the equityholders of the Quality Gold Companies and changes to the representations and warranties, covenants and closing conditions.
During September and October 2022, DLA and FBT held various telephonic conferences to discuss transaction structure (including tax considerations) and negotiate the terms of various transaction documents.
On October 4, 2022, DLA and FBT held a telephonic conference to discuss various matters related to FBT’s comments to the Business Combination Agreement.

On October 6, 2022, Tastemaker’s board of directors, along with Mr. Bradley and Mr. Fleischmann, met telephonically with Tastemaker’s advisors DLA and CohnReznick LLP to discuss their diligence findings.
On October 8, 2022, DLA provided a revised draft of the Business Combination Agreement to FBT. The revised draft of the Business Combination Agreement addressed, among other things, certain terms related to the working capital adjustment and the treatment of potential costs associated with taxes imposed on Tastemaker as a result of redemptions of Tastemaker Class A Common Stock.
On October 11, 2022, Tastemaker engaged Cowen and Company, LLC (“Cowen” and together with Stifel and Craig Hallum, the “TMKR Financial Advisors”) as a financial advisor. The roles of the TMKR Financial Advisors were limited to those described in the section entitled “Information About Tastemaker —  Advisory Engagements”. The TMKR Financial Advisors did not conduct any due diligence on the Quality Gold Companies on behalf of the Company.
On October 13, 2022, Tastemaker and Quality Gold agreed to extend the Quality Gold Companies’ exclusivity obligations to November 13, 2022.
Between October 14, 2021 and October 20, 2022, DLA and FBT exchanged several drafts of the Business Combination Agreement, the substantially final form of which provided for, among other things, (i) an agreed-upon closing adjustment to the Stock Consideration based on working capital, net debt and specified expenses incurred by Tastemaker, (ii) an agreed-upon adjustment to the number of Deferred Company Shares issued to the equityholders of the Quality Gold Companies, (iii) agreed-upon representations, warranties and closing conditions related to the Business Combination, (iv) agreed-upon treatment of potential costs associated with the extension of the deadline for Tastemaker to consummate its initial business combination, and (v) agreed-upon covenants, including with respect to claims against Tastemaker’s trust account.
Between September 20, 2022 and October 20, 2022, DLA and Tastemaker, on the one hand, and FBT and Quality Gold, on the other hand, exchanged drafts of the other transaction documents related to the proposed Business Combination, including the Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement and the warrant assignment, assumption and amendment agreement, and engaged in negotiations of such documents and agreements. For a description of the aforementioned ancillary agreements, see the section entitled “Certain Agreements Related to the Business Combination.”
On October 17, 2022, the board of directors of Tastemaker held a telephonic meeting to discuss the proposed Business Combination and the Business Combination Agreement. Mr. Bradley, Mr. Fleischmann, and representatives from DLA and Stifel also participated in the meeting. Following discussions among the participants and determining that the Business Combination was in the best interest of Tastemaker and its stockholders, the board of directors of Tastemaker unanimously approved the Business Combination Agreement and the Business Combination.
On October 20, 2022, the parties executed and delivered the Business Combination Agreement and certain other related transaction documents.
On October 21, 2022, a press release was issued announcing the Business Combination. On the same day, Tastemaker filed a current report on Form 8-K, which included, among other things, a press release, an investor presentation, a transcript of a presentation by representatives of the Quality Gold Companies and Tastemaker, the Business Combination Agreement and certain other related transaction documents.
On December 12, 2022, Tastemaker filed an amendment to its amended and restated certificate of incorporation extending its term to complete a business combination from January 12, 2023 on a monthly basis to July 12, 2023.
Tastemaker’s Board of Directors’ Reasons for the Approval of the Business Combination
Tastemaker’s board of directors, in evaluating the transaction with the Quality Gold Companies, consulted with its legal counsel and financial, accounting, insurance, risk management and other due diligence advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business

Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Tastemaker and its stockholders and (ii) to recommend that the stockholders adopt and approve the Business Combination Proposal, the Tastemaker board of directors considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Tastemaker board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Tastemaker board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Tastemaker’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” of this document.
The Tastemaker board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:
•
Attractive, Growing Industry with Entrenched Cultural Relevance Across Millennia.   The jewelry industry has had a demonstrable, positive impact to the human experience for millennia. The U.S. jewelry industry is estimated to grow 10% year-over-year from 2021 to 2022 according to Euromonitor International. Also, despite the COVID-19 pandemic, the Quality Gold Companies experienced significant growth during the fiscal years ended March 31, 2022 and 2021.

•
Ability to Acquire and Integrate Acquisitions in a Highly Fragmented Market.   Between the years of 2016 and 2020, the top-20 jewelry brands in the United States accounted for approximately 9% of the total jewelry market, according to Euromonitor International. As a result of this fragmentation, the Quality Gold Companies have the ability to further vertically integrate their operations and acquire companies within the industry. Since 2012, the Quality Gold Companies have completed 12 acquisitions.

•
Diversified and Fragmented Customer Base.   The Quality Gold Companies’ largest customer segment is comprised of approximately 15,000 independent jewelry stores. No single customer accounts for more than 8% of the Quality Gold Companies’ sales. Approximately 50% of the Quality Gold Companies’ customers have actively purchased inventory from the Quality Gold Companies for over 20 years. In addition, the Quality Gold Companies sell products to customers regardless of their channel. Channels served include: online e-tailers, independent jewelry stores, club stores, large and regional jewelry chains, wholesalers and department stores. Although the share of consumer spending for each channel has shifted slightly over time with more sales coming from online channels, the Quality Gold Companies have been able to gain market share because of their varied sales channels.

•
Diversified Supplier Base With Vertical Integration.   None of the Quality Gold Companies’ suppliers accounts for more than 18% of their purchases, which provides the Quality Gold Companies with supply chain stability and the ability to resist price increases, to prevent stock outs and to obtain exclusive inventory.

•
Mission Critical Logistics Capabilities.   The Quality Gold Companies’ customers can order approximately 165,000 items from the Quality Gold Companies and can receive same-day shipments of in-stock products and no minimum order quantities. In addition, the Quality Gold Companies can ship packages to end consumers on behalf of retailers and e-tailers. These capabilities are crucial to channel partners seeking to reduce the amount of inventory they hold, to retailers seeking to compete with e-tailers around selection and delivery, and e-tailers seeking to outsource the time-consuming and expensive task of shipping.

•
Long-Term Growth Opportunities.   Tastemaker’s board of directors believes that the Quality Gold Companies’ business model is well-positioned for sustained and profitable long-term organic growth, supplemented by acquisitions. The Quality Gold Companies’ ability to generate sales and profitability, pay down debt, and withstand recessionary pressures were all attractive considerations for Tastemaker’s board of directors.

•
Flexible Capital Structure.   Because the Quality Gold Companies have net debt of approximately 1.5x net leverage estimated at the Closing based on their Adjusted EBITDA for the fiscal year ended March 31, 2022, they are expected to have the financial ability to execute on their growth plans, including acquisitions. In addition, they are expected to be able to borrow capital to fund any shortfalls in earnings that may result from a recession in the U.S. economy.

•
Experienced and Proven Management Team.   Following the Business Combination, the Quality Gold Companies’ current management team will remain in place. Michael Langhammer is an accomplished executive with an outstanding business track record, and notably improved the Quality Gold Companies’ revenues and profitability. Jason Langhammer is as equally qualified. The Quality Gold Companies’ senior management team has an average of 20 years, and the broader management team has an average of 16 years, of experience with the Quality Gold Companies.

•
Financial Condition and Valuation.   Tastemaker’s board of directors also considered factors such as the Quality Gold Companies’ historical financial results, outlook, financial plan, debt structure and owned asset base, as well as valuations and trading of selected publicly traded companies.

•
Due Diligence.   Prior to entering into the Business Combination Agreement, the Tastemaker board of directors reviewed and discussed in detail the results of the due diligence examination of the Quality Gold Companies conducted by Tastemaker’s management team and Tastemaker’s financial and legal advisors, which included a substantial number of virtual and in-person meetings among the management team and advisors of the Quality Gold Companies regarding the Quality Gold Companies’ business and business plan, operations, prospects and forecasts, valuation analyses with respect to the Business Combination, review of significant contracts, management interviews and reviews of other material matters, as well as general financial, technical, legal, regulatory and accounting due diligence.

•
Other Alternatives.   Tastemaker’s board of directors believed, after a thorough review of other business combination opportunities reasonably available to Tastemaker, that the proposed Business Combination represented the best potential business combination reasonably available to Tastemaker and, based upon the process utilized to evaluate and assess other potential acquisition targets, Tastemaker’s board of directors believed that such processes had not presented a better alternative.

•
Terms of the Business Combination Agreement.   Tastemaker’s board of directors considered the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. In its estimation, the terms and conditions of the Business Combination Agreement were viewed as advisable, fair to, and in the best interests of Tastemaker and its stockholders.

•
Independent Director Role.   The Tastemaker board of directors is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. Tastemaker’s independent directors evaluated and unanimously approved, as members of Tastemaker’s board of directors, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

Tastemaker’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•
Benefits Not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or achieved within the expected timeframe.

•
Liquidation of Tastemaker.   The risks and costs to Tastemaker if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Tastemaker being unable to effect a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination) and forced to liquidate.

•
No Third-Party Valuation or Fairness Opinion.   The risk that the Board may not have properly valued the Quality Gold Companies’ business and did not obtain a fairness opinion to assist in its analysis. For more information, see“Questions and Answers About the Business Combination — Did Tastemaker’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?”
•
Stockholder Vote.   The risk that Tastemaker’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•
Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Tastemaker’s control.

•
Listing Risks.   The challenges associated with preparing the Quality Gold Companies, privately held entities, for the applicable disclosure, controls and listing requirements to which New Parent will be subject as a publicly traded company on Nasdaq.

•
Tastemaker Stockholders Receiving a Minority Position in New Parent.   The fact that current Tastemaker stockholders will hold a minority position in New Parent.

•
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

•
Regulatory Risks.   The risks of changes in the Quality Gold Companies’ regulatory environment, including with respect to import compliance, jewelry and intellectual property regulations or laws.

•
Other Risks.   Various other risks associated with the Business Combination, the business of Tastemaker and the business of the Quality Gold Companies described under the section entitled “Risk Factors” of this proxy statement/prospectus.

In addition to considering the factors described above, Tastemaker’s board of directors also considered that:
•
Interests of Certain Persons.   Some officers and directors of Tastemaker have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Tastemaker’s stockholders (see “The Business Combination — Interests of Certain Persons in the Business Combination”). The members of Tastemaker’s board of directors, including Tastemaker’s independent directors, reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

Tastemaker’s board of directors concluded that the potential benefits that it expected Tastemaker and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Tastemaker’s board of directors unanimously determined, based on its consideration of the specific factors listed above, that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and the consideration to be paid by Tastemaker in the Business Combination, were advisable, fair to, and in the best interests of, Tastemaker and its stockholders.
Selected Public Company Analysis
Tastemaker’s management utilized a selected company analysis to assess the value that the public markets would likely ascribe to the Quality Gold Companies, and this analysis was presented to Tastemaker’s board of directors. The selected companies Tastemaker’s board of directors reviewed were leading specialty distribution companies that operate across a variety of end-markets. These companies included Pool Corporation, SiteOne Landscape Supply, Inc., Ferguson PLC, Genuine Parts Company, W.W. Grainger, Inc., Fastenal Company, MSC Industrial Direct Co., Inc. and LKQ Corporation.
These companies were selected by Tastemaker as publicly traded companies having businesses that were considered, in certain respects, to be similar to the Quality Gold Companies’ business. Many of the selected companies are significantly larger enterprises, with a more diversified product base, distribute products into different end markets, and have larger financial resources than the Quality Gold Companies. Although none of the selected companies reviewed in this analysis are directly comparable to the Quality Gold Companies, the selected companies had one or more similar operating and financial characteristics as the Quality Gold Companies. Although the selected companies are in different industry sectors and have different drivers of end-consumer demand, these companies have barriers to entry and leading market shares that can be considered generally similar to the Quality Gold Companies.
Tastemaker’s board of directors reviewed the revenue compound annual growth rate and adjusted EBITDA margin for the selected companies, which are summarized in the table below:
	Operating Data of Selected Public Companies
	FY 2017 – 2022 Revenue CAGR(1)	FY 2022 Adjusted EBITDA Margin(1)(2)
Pool Corporation	16.8%	17.4%
SiteOne Landscape Supply, Inc.	17.0%	12.3%
Ferguson PLC	7.4%	10.5%
Genuine Parts Company	4.9%	9.0%
W.W. Grainger, Inc.	6.0%	14.4%
Fastenal Company	9.4%	23.3%
MSC Industrial Direct Co., Inc.	3.6%	14.4%
LKQ Corporation	8.1%	13.4%

(1)
Revenue and adjusted EBITDA reflect last twelve months as of March 31.

(2)
Adjusted EBITDA includes EBITDA of Quality Gold, adjusted to add back (1) professional fees, (2) excess compensation, (3) EBITDA of MTM, Inc. and (4) an estimated $3 million of incremental EBITDA from other entities that is specific to FY2022, and to deduct PPP loan forgiveness for Quality Gold and MTM, Inc.

Tastemaker’s board of directors compared the revenue compound annual growth rate for 2017 to 2022 and adjusted EBITDA margin for 2022 for the Quality Gold Companies with the median of these metrics for the selected public companies. This comparison illustrated a 2017 to 2022 revenue compound annual growth rate of approximately 28.9% and an adjusted EBITDA margin of approximately 15.3% for 2022 with respect to the Quality Gold Companies, and median revenue compound annual growth rate of 7.7% for 2017 to 2022 and median adjusted EBITDA margin of 13.9% for 2022 for the selected public companies. Tastemaker’s board of director’s comparison of the Quality Gold Companies to the selected companies allowed Tastemaker’s board of directors to conclude that the Quality Gold Companies’ revenue compound annual growth rate for 2017 to 2022 and adjusted EBITDA margin for 2022 were similar to or above the selected companies’ benchmarks. This analysis supported Tastemaker’s board of director’s determination that the terms of the Business Combination were fair to and in the best interest of Tastemaker and its stockholders.
In addition, the Board reviewed an analysis of the trading metrics and historical and projected/forecasted financial performance for selected publicly traded companies that the directors and officers of Tastemaker deemed relevant for purposes of this analysis.
Tastemaker management calculated, as of October 18, 2022, among other things, various public market trading multiples for the selected publicly traded companies (based on publicly available consensus research analysts’ estimates and other publicly available information, including each company’s most recent publicly available financial filings), which are summarized in the table below:
Operating Data of Selected Public Companies
	EV / FY 2022 Revenue(1)	EV / FY 2022 Adjusted EBITDA(1)(2)
Pool Corporation	2.5x	14.3x
SiteOne Landscape Supply, Inc.	1.5x	11.9x
Ferguson PLC	0.9x	8.9x
Genuine Parts Company	1.3x	14.5x
W.W. Grainger, Inc.	2.2x	15.0x
Fastenal Company	4.4x	18.7x
MSC Industrial Direct Co., Inc.	1.5x	10.5x
LKQ Corporation	1.2x	9.1x

(1)
Revenue and adjusted EBITDA reflect last twelve months as of March 31.

(2)
Adjusted EBITDA includes EBITDA of Quality Gold, adjusted to add back (1) professional fees, (2) excess compensation, (3) EBITDA of MTM, Inc. and (4) an estimated $3 million of incremental EBITDA from other entities that is specific to FY2022, and to deduct PPP loan forgiveness for Quality Gold and MTM, Inc.

Tastemaker’s board of directors compared the estimated enterprise value, based on the value implied by the terms of the Business Combination, to 2022 revenue and 2022 adjusted EBITDA for the Quality Gold Companies with the median estimated enterprise value over revenue and median estimated enterprise value over adjusted EBITDA for the selected public companies. This comparison illustrated an estimated enterprise value over 2022 revenue of 1.9x and an estimated enterprise value over 2022 adjusted EBITDA of 12.1x with respect to the Quality Gold Companies, and a median estimated enterprise value over 2022 revenue of 1.5x and a median estimated enterprise value over 2022 adjusted EBITDA of 13.1x with respect to the selected public companies. This analysis further supported Tastemaker’s board of director’s determination that the terms of the Business Combination were fair to and in the best interest of Tastemaker and its stockholders.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of Tastemaker’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Tastemaker’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrantholder.
In considering the recommendation of Tastemaker’s board of directors to vote in favor of approval of the Business Combination, stockholders should be aware that aside from their interests as stockholders, the Sponsor and certain members of Tastemaker’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Tastemaker’s board of directors was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
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the Sponsor and certain of Tastemaker’s directors and officers (the “Tastemaker Initial Stockholders”) beneficially own an aggregate of 6,900,000 Founder Shares and 8,700,000 Private Placement Warrants, which shares and warrants would become worthless if Tastemaker does not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). Those shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Tastemaker Class A Common Stock and Tastemaker Warrants of $[•] and $[•], respectively, on Nasdaq on [•], the record date for the special meeting of stockholders;
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the fact that the Sponsor and Tastemaker’s directors and officers have agreed, as part of the IPO and to induce Tastemaker and the underwriters to enter into the underwriting agreement in connection with the IPO, not to redeem any shares of Tastemaker common stock in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that the Sponsor and Tastemaker’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Tastemaker fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination);

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the fact that the Sponsor paid $25,000 for the Founder Shares and those securities will have a significantly higher value at the time of the Business Combination. Because the Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to shares of Tastemaker common stock held by it, those shares will be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). If unrestricted and freely tradable, those shares (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock and including the Deferred Sponsor Shares) would have had an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of $[•] based upon the closing price of $[•] per share of Tastemaker Class A Common Stock on Nasdaq on [•], the record date, but given the restrictions on those shares, we believe those shares have less value;

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the fact that the Sponsor paid $8,700,000 for its 8,700,000 Private Placement Warrants, and those warrants would be worthless if a business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). After giving effect to the transfer of an aggregate of 2,610,000 Private Placement Warrants to the equityholders of the Quality Gold Companies, those warrants had an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of approximately $[•] based upon the closing price of $[•] per Public Warrant on Nasdaq on [•], the record date;

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the fact that the Sponsor has invested an aggregate of $8,725,000 (consisting of $25,000 for the Founder Shares, or approximately $0.004 per share, and $8,700,000 for the Private Placement Warrants), which means that the Sponsor and our officers and directors stand to make a significant profit on their investment and could potentially recoup their entire investment in the Company even if the trading price of the Tastemaker Class A Common Stock was as low as $1.81 per share (after giving effect to an assumed forfeiture of 2,070,000 shares of New Parent Common Stock, including the Deferred Sponsor Shares and even if the private placement warrants are worthless). Therefore, our Sponsor, officers, and directors may experience a positive rate of return on their investment, even if our Public Stockholders experience a negative rate of return on their investment;

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the fact that after the Business Combination, assuming the Minimum Redemption Scenario, the Sponsor will beneficially own approximately 7.59% of the New Parent Common Stock on a fully diluted basis. Please see the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Parent After the Closing” for additional information;

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the fact that the Sponsor and Tastemaker’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, which would cause the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether the Quality Gold Companies are an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination;

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the fact that the Sponsor and Tastemaker’s officers and directors (or their affiliates) have made, and may make in the future, working capital loans to Tastemaker to fund certain capital requirements. On March 22, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $150,000 to the Sponsor. On July 21, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $375,000 to the Sponsor. On December 9, 2022, Tastemaker issued an unsecured promissory note in the principal amount of $1,000,000 to the Sponsor. As of the date of this proxy statement/prospectus, the Sponsor has loaned an aggregate of $606,100 to Tastemaker under such promissory notes to fund operating and transaction expenses in connection with the Business Combination and may make additional loans after the date of this proxy statement/prospectus for such purposes. If the Business Combination is not consummated and another business combination is not otherwise completed, these working capital loans may not be repaid and would be forgiven except to the extent there are funds available to Tastemaker outside of the trust account;

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the fact that although no compensation of any kind was or will be paid by Tastemaker to the Sponsor, Tastemaker’s officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on Tastemaker’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are approximately $50,000 of out-of-pocket expenses for which the Sponsor or Tastemaker’s officers or directors are awaiting reimbursement;

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the fact that the Sponsor will transfer a portion of its Private Placement Warrants to the equityholders of the Quality Gold Companies and will receive deferred shares of New Parent Common Stock;

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the anticipated service of [•] as a director of New Parent following the Business Combination;

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the fact that the continued indemnification of Tastemaker’s existing directors and officers and the continuation of Tastemaker’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that at the Closing, New Parent will enter into the Registration Rights and Lock-Up Agreement, which provides for registration rights to the parties thereto (including the Sponsor) and their permitted transferees, and will replace the letter agreement, dated January 7, 2021 (the “Insider Letter”), effectively shortening the lock-up period with respect to the Sponsor’s shares of New Parent Common Stock, subject to certain exceptions, to 180 days following the Closing;

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the fact that the Sponsor and Tastemaker’s officers and directors, other than Christopher Bradley and Andrew Heyer, may not participate in the formation of, or become directors or officers of, any other blank check company with a class of securities registered or intended to be registered under the Exchange Act until Tastemaker (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination); and

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the fact that if the Trust Account is liquidated, including in the event Tastemaker is unable to complete an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), the Sponsor has agreed to indemnify Tastemaker to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Tastemaker has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Tastemaker, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.
Potential Actions to Secure Requisite Stockholder Approvals
In connection with the stockholder vote to approve the Business Combination, the Sponsor and Tastemaker’s board of directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or Tastemaker’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Tastemaker Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Tastemaker’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Tastemaker for use in the Business Combination.
Regulatory Approvals Required for the Business Combination
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act”), and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is provided to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or termination of the applicable waiting period under the HSR Act. On [•], 2022, Tastemaker, the Quality Gold Companies and certain other parties caused the submissions required under the HSR Act in connection with the Business Combination to be made to the FTC and the Antitrust Division of the DOJ.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Listing of Common Stock and Warrants
Prior to the Closing Date, each of Tastemaker and New Parent has further agreed to use its reasonable best efforts to cause the shares of New Parent Common Stock and New Parent Warrants to be issued in connection with the Business Combination to be approved for listing on Nasdaq under the ticker symbols “QGLD” and “QGLDW,” respectively. The listing of the shares of New Parent’s Common Stock on Nasdaq, subject to official notice of issuance, is also a condition to the obligations of each party to the Business Combination Agreement.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations

(“ASC 805”), in accordance with GAAP. Under this method of accounting, Tastemaker will be treated as the “acquired” company and Quality Gold will be considered the accounting acquirer for accounting purposes. The Business Combination will be treated as the equivalent of Quality Gold issuing stock in exchange for the net assets of Tastemaker, accompanied by a recapitalization. The net assets of the Quality Gold Companies and Tastemaker will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

THE BUSINESS COMBINATION AGREEMENT
The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Tastemaker, New Parent, the Quality Gold Companies or the Merger Subs. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.
The Business Combination Agreement contains representations and warranties that Tastemaker, on the one hand, and New Parent, the Quality Gold Companies and the Merger Subs, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Tastemaker and the Quality Gold Companies do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Tastemaker or the Quality Gold Companies, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Tastemaker, New Parent, the Merger Subs and the Quality Gold Companies and are modified by the disclosure schedules.
The Business Combination
On October 20, 2022, Tastemaker, New Parent, the Merger Subs and the Quality Gold Companies entered into the Business Combination Agreement pursuant to which New Parent, Tastemaker and the Quality Gold Companies will enter into a business combination resulting in each of the Quality Gold Companies and Tastemaker becoming direct, wholly-owned subsidiaries of New Parent. The consideration payable under the Business Combination Agreement to the equityholders of the Quality Gold Companies consists of a combination of cash and shares of New Parent (as further explained below) and the stockholders and warrant holders of Tastemaker will receive shares and warrants of New Parent (as further explained below). The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the mergers and the other transactions contemplated thereby, are summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.
Structure of the Business Combination
The acquisition is structured as a “double dummy” transaction, resulting in the following:
(a)
Each of New Parent and the Merger Subs are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. New Parent is a direct, wholly-owned subsidiary of Quality Gold and each Merger Sub is a direct, wholly-owned subsidiary of New Parent.

(b)
On the Closing Date, each of the following transactions will occur simultaneously, resulting in Tastemaker and the four Quality Gold Companies becoming wholly-owned subsidiaries of New Parent:

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Merger Sub I will merge with and into Tastemaker, with Tastemaker surviving the First Merger;

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Merger Sub II will merge with and into QGM, with QGM surviving the Second Merger;

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Merger Sub III will merge with and into J&M, with J&M surviving the Third Merger;

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Merger Sub IV will merge with and into L&L, with L&L surviving the Fourth Merger; and

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Merger Sub V will merge with and into Quality Gold, with Quality Gold surviving the Fifth Merger.

Effective Time and Closing of the Business Combination
The Closing will be on a date to be mutually agreed by Tastemaker and Quality Gold, but no later than three business days following the satisfaction or waiver of all of the closing conditions (other than those to be satisfied at the Closing). It is expected that consummation of the business combination will occur on or before April 20, 2023, which is the outside date to complete a business combination, provided that this date will be automatically extended until June 20, 2023, if this registration statement has not been declared effective prior to February 14, 2023.
Consideration to be Received in the Business Combination
Effect of the Business Combination on Existing Tastemaker Equity
Subject to the terms and conditions of the Business Combination Agreement (including certain adjustments described under “Consideration to be Received in the Business Combination — Forfeiture and Deferral of New Parent Equity” pursuant to and in accordance with the terms of the Business Combination Agreement), the Business Combination will result in, among other things, the following:
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each share of Tastemaker Class A Common Stock issued and outstanding immediately prior to the Effective Time being automatically converted into the right to receive one validly issued, fully paid and nonassessable share of New Parent Common Stock;

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each of the Tastemaker Warrants, in accordance with its terms, becoming exercisable (commencing 30 days after the Closing Date) for one share of New Parent Common Stock; and

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the Sponsor forfeiting up to 2,070,000 shares of New Parent Common Stock, transferring an aggregate of 2,610,000 Private Placement Warrants to the equityholders of the Quality Gold Companies, and subjecting 2,070,000 Deferred Sponsor Shares to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement (as further described below). See the section entitled “Consideration — Forfeiture and Deferral of New Parent Equity.”

Forfeiture and Deferral of New Parent Equity
At the occurrence of the Effective Time, the Sponsor will automatically forfeit up to 2,070,000 shares of New Parent Common Stock and, immediately after the Effective Time, will transfer 2,610,000 Private Placement Warrants to equityholders of the Quality Gold Companies.
In connection with the Closing, (a) the equityholders of the Quality Gold Companies will subject 11,700,000 Deferred Company Shares and any Closing Adjustment Deferred Shares, and (b) the Sponsor will subject 2,070,000 Deferred Sponsor Shares to certain restrictions pending the achievement of the price targets or other triggers set forth in the Business Combination Agreement and described in the following paragraph.
The Deferred Shares will have voting rights but no right to dividends or distributions until the restrictions have lapsed. One-third of each of the Deferred Company Shares and the Deferred Sponsor Shares will vest when each of the following events occurs: (i) the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share, (ii) the first time the closing price of the New Parent Common Stock equals or exceeds $15.00, and (iii) the first time the closing price of the New Parent Common Stock equals or exceeds $17.00 per share, in each case, for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment if any dividends are paid. All of the Closing Adjustment Deferred Shares, if any are issued, will vest upon the first time the closing price of the New Parent Common Stock equals or exceeds $13.00 per share for 20 trading days within any 30 consecutive trading day period following the Closing and subject to adjustment if any dividends are paid. If a definitive agreement providing for a Change in Control (as defined in the Business Combination Agreement) is entered into, then, effective immediately prior to closing of such Change in Control, each of the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares will vest, unless previously vested. In addition, any unvested Deferred Company Shares, Closing Adjustment Deferred Shares and Deferred Sponsor Shares will vest on the seventh anniversary of the Closing.
Conversion of Quality Gold Company Shares
At the Effective Time, all of the outstanding Quality Gold Company Shares issued and outstanding immediately prior to the Effective Time will be cancelled and, subject to the terms of the Business Combination Agreement, converted into the right of the holder thereof to receive the applicable portion of the Merger Consideration. The Merger Consideration to be paid to the equityholders of the Quality Gold Companies in the Mergers will consist of up to $35,000,000 in cash (the “Cash Consideration”), 83,100,000 newly issued shares of New Parent Common Stock (the “Stock Consideration”), the Deferred Company Shares and any Closing Adjustment Deferred Company Shares, subject to adjustment as described below. The Merger Consideration will be allocated among the Quality Gold Company equityholders according to an allocation schedule setting forth each equityholder’s percentage allocation of the Cash Consideration, Stock Consideration, Deferred Company Shares and any Closing Adjustment Deferred Shares.
If, after giving effect to redemptions of Tastemaker Class A Common Stock, (x) the amount of cash in the Trust Account to be released to Tastemaker at the Closing plus (y) the aggregate proceeds to be received pursuant to any private placement of equity interests of Tastemaker or New Parent plus (z) all funds held outside of the Trust Account and immediately available to Tastemaker (the sum of clauses (x), (y) and (z), the “Tastemaker Closing Cash”) is less than $27,900,000 (the “Threshold Amount”), then the Cash Consideration will be reduced by the difference between the Threshold Amount and the Tastemaker Closing Cash (the “Cash Consideration Shortfall”), and the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal, in the aggregate, to the quotient of (i) the Cash Consideration Shortfall divided by (ii) $10.10.
The Stock Consideration is also subject to a Closing Adjustment, which is comprised of a customary working capital adjustment of up to $10 million, a customary net debt adjustment, and an adjustment based on specified expenses incurred by Tastemaker. The Stock Consideration will be adjusted upwards (if the Closing Adjustment is positive) or downwards (if the Closing Adjustment is negative) by a number of shares of New Parent Common Stock equal to (x) the Closing Adjustment divided by (y) $10.10. In addition, if the working capital adjustment exceeds $10 million, then a number of Closing Adjustment Deferred Shares, equal to (x) such excess amount divided by (y) $10.10, will be issued.
For purposes of the calculation directly above, “Closing Adjustment” is amount equal to the sum of (a) the net working capital of Quality Gold and its subsidiaries (the “Specified Group Companies”) on a consolidated basis as of the day immediately prior to closing minus an agreed upon net working capital target; provided, that if the amount calculated under this clause (a) is greater than $10 million, then this clause (a) will equal $10 million, plus (b) the net debt of the Specified Group Companies on a consolidated basis as of the day immediately prior to closing minus an agreed upon net debt target, plus (c) the total amount of (i) any debt of Tastemaker, including any working capital loans from the Sponsor, that is outstanding at the Closing, plus (ii) any unpaid expenses incurred in connection Tastemaker extending the deadline for Tastemaker to consummate an initial business combination, plus (iii) any taxes imposed under Section 4501 of the Code as a result of redemptions of Tastemaker Class A Common Stock, plus (iv) all premiums and other costs and expenses attributable to the D&O Tail Policy (as defined in the Business Combination Agreement) for the benefit of Tastemaker as mutually agreed by Tastemaker and the Quality Gold Companies minus (v) all funds held by Tastemaker outside of the Trust Account and immediately available to Tastemaker, minus (vi) all taxes payable to any governmental authority in India as a result of the consummation of the Transactions.
In addition, the equityholders of the Quality Gold Companies may elect, by written notice delivered to Tastemaker at least two days prior to the Closing Date, to reduce the Cash Consideration (after taking into account any Cash Consideration Shortfall), in which case the Stock Consideration will be increased by a number of shares of New Parent Common Stock equal to (x) the reduction in the Cash Consideration divided by (y) $10.10.
Ownership of New Parent Upon Completion of the Business Combination
Following the Mergers, each of the Surviving Companies will be a direct, wholly-owned subsidiary of New Parent.
Representations and Warranties
The Business Combination Agreement contains customary representations, warranties and covenants of (a) Tastemaker and (b) the Quality Gold Companies, New Parent, and the Merger Subs, in each case, relating to, among other things, their business, operations, ability to enter into the Business Combination Agreement and their outstanding capitalization.
Conduct of Business Pending Consummation of the Business Combination; Covenants
(a) Conduct of Business by Tastemaker
Between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement in accordance with its terms, except as expressly contemplated by the Business Combination Agreement or any other transaction documents, as required by applicable law, or as consented to in writing by Quality Gold: Tastemaker (i) must conduct its business in the ordinary course of business and in a manner consistent with past practice and (ii) must not directly or indirectly (a) incur or suffer any indebtedness, debts or other liabilities, commitments and obligations, except any fees and expenses incurred in connection with the Business Combination Agreement, any other transaction document or consummating the Transactions, or (b) take any action that would violate the conduct of business covenants of the Business Combination Agreement if such actions were taken by New Parent, the Merger Subs, the Quality Gold Companies or their subsidiaries.
Notwithstanding the foregoing, Tastemaker may (a) incur indebtedness pursuant to working capital loans from the Sponsor (including to pay expenses incurred in connection with any amendment to the Tastemaker Charter and/or Tastemaker’s bylaws and the Investment Management Trust Agreement, dated January 7, 2021, by and between Tastemaker and Continental Stock Transfer & Trust Company (the “Trust Agreement”), to extend the deadline for Tastemaker to consummate a business combination) and repay such indebtedness pursuant to the terms thereof, (b) amend the Tastemaker Charter and/or Tastemaker’s bylaws and the Trust Agreement in order to extend the deadline to complete its initial business combination, (c) give effect to redemptions of the Tastemaker Class A Common Stock and (d) issue equity or debt to service providers in lieu of cash fees owed to them.
(b) Conduct of Business by the Quality Gold Companies, New Parent and the Merger Subs pending the Effective Time
Between the date of the Business Combination Agreement and the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, except as expressly contemplated by the Business Combination Agreement or any other transaction document, as required by law or any governmental authority, as set forth in the Company Disclosure Schedule, or unless Tastemaker otherwise consents in writing: (i) the business of the Quality Gold Companies and their subsidiaries shall be conducted in, and the Quality Gold Companies and their subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; provided that, the Quality Gold Companies and their subsidiaries may take actions reasonably in response to an emergency or urgent conditions arising from COVID-19, or legal requirements related to COVID-19, so long as such actions are reasonably designed to protect the health or welfare of the Quality Gold Companies’ and their subsidiaries employees, directors, officers or agents or to meet legal requirements, (ii) each of the Quality Gold Companies and its subsidiaries must use commercially reasonable efforts to preserve substantially intact the business organization of the Quality Gold Companies and their subsidiaries, to keep available the services of the current officers, key employees and key consultants of the Quality Gold Companies and their subsidiaries and to preserve the current relationships of the Quality Gold Companies and their subsidiaries with material customers, suppliers and other persons with which any Quality Gold Company or subsidiary of a Quality Gold Company has significant business relations and (iii) New Parent and each of the Merger Subs must not engage in any activities of any nature except as provided in or contemplated by the Business Combination Agreement or any other transaction document.
Except as expressly contemplated by any provision of the Business Combination Agreement or any other transaction documents, as required by law or any governmental authority, or as set forth in the Quality Gold Companies’ disclosure schedule, no Quality Gold Company or subsidiary of a Quality Gold Company will, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, take any of the following actions without the prior written consent of Tastemaker (such consent not to be unreasonably conditioned, withheld or delayed):
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amend or otherwise change its organizational documents;

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issue, sell, pledge, dispose of, transfer, grant or encumber, or authorize the issuance, sale, pledge, disposition, transfer, grant or encumbrance of, any equity or voting interests of any Quality Gold Company or subsidiary of a Quality Gold Company, or any options, warrants, convertible securities or other rights of any kind to acquire any equity or voting interests, or any other ownership interest (including, without limitation, any phantom interest), of any Quality Gold Company or subsidiary of a Quality Gold Company, except in connection with the incurrence or refinancing of indebtedness permitted pursuant to the Business Combination Agreement;

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declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, provided that, so long as the net debt of Quality Gold and its subsidiaries, as of the date of the Business Combination Agreement, does not exceed $170,000,000 prior to or as a result thereof, the Quality Gold Companies and their subsidiaries may declare, set aside, authorize, make or pay cash dividends or other cash distributions in an aggregate amount following the date of the Business Combination Agreement not to exceed $40,000,000;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests or debt securities;

•
sell, pledge, dispose of, transfer, abandon, allow to lapse, dedicate to the public, lease, license, mortgage, grant any lien (other than permitted liens or liens securing indebtedness permitted to be incurred pursuant to Business Combination Agreement) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of any Quality Gold Company or subsidiary of a Quality Gold Company having a fair market value in excess of $2,000,000 in the aggregate, except (A) sales (including consignment sales) in the ordinary course of business, (B) transfers solely among the Quality Gold Companies and their subsidiaries, (C) disposition of obsolete tangible assets or inventory, (D) with respect to leases, licenses or other similar grants of real property, any grant, amendment, extension, modification, renewal or non-renewal in the ordinary course of business, (E) non-exclusive licenses of intellectual property to customers or suppliers in their capacities as such in the ordinary course of business, and (F) hedging transactions entered into in the ordinary course of business (and not for speculative purposes);

•
forgive any loans or advances to any officers, employees or directors of any of the Quality Gold Companies or subsidiaries of the Quality Gold Companies, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business;

•
redeem, pay, discharge or satisfy any indebtedness that has a material repayment cost, “make whole” amount or prepayment penalty (other than indebtedness incurred by any of the Quality Gold Companies or subsidiaries of the Quality Gold Companies and owed to any of the Quality Gold Companies or subsidiaries of the Quality Gold Companies), except as required by the terms of any contract existing as of the date of the Business Combination Agreement;

•
acquire (including, without limitation, by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, joint venture, other business organization or any division thereof or any material amount of assets, unless such acquisition is a permitted acquisition pursuant to the Quality Gold Companies’ disclosure schedule, or such acquisition is for consideration equal to or less than $10,000,000 for any such acquisition or group of related acquisitions;
•
incur or refinance any indebtedness for borrowed money or issue or sell any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, if after giving effect to such transaction, the net debt of Quality Gold and its subsidiaries would equal or exceed $170,000,000;

•
discontinue any material line of business, other than the discontinuation of product lines in the ordinary course of business;

•
liquidate, dissolve, or reorganize;

•
(A) other than as required by law, the terms of a written employment agreement or routine raises in the ordinary course of business consistent with past practice, increase the annual level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or independent contractor of any Group Company, (B) hire any individual to be employed by any Quality Gold Company or subsidiary of a Quality Gold Company other than in the ordinary course of business; (C) enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement or contract with, or amend the terms of existing agreements or contracts with, any current director, officer, employee or independent contractor of any of the Quality Gold Companies or their subsidiaries other than in the ordinary course of business; or (D) except to the extent required pursuant to any Company Employee Benefit Plan (as defined in the Business Combination Agreement) or Labor Agreement (as Defined in the Business Combination Agreement) as in effect on the date of the Business Combination Agreement, establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Employee Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Employee Benefit Plan if it had been in effect on the date of the Business Combination Agreement, except, in each case, in the ordinary course of business;

•
Except in connection with any refinancing of indebtedness permitted pursuant to the Business Combination Agreement, (A) terminate, materially amend or modify, or waive any material rights under, any Material Contract (as defined in the Business Combination Agreement) or material Real Property Lease (as defined in the Business Combination Agreement) or (B) enter into any contract that would have been a Material Contract had it been entered into prior to the date of the Business Combination Agreement, in each case other than in the ordinary course of business and other than with respect to (1) Contracts for hedging activities or services, and (2) Contracts described in Section 3.18(a)(iv) of the Business Combination Agreement;

•
terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering any Quality Gold Company or subsidiary of a Quality Gold Company or their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policies, as applicable, are entered into;

•
amend, modify or extend any existing Labor Agreement, or enter into any new agreement or arrangement that would be a Labor Agreement if it had been in effect on the date of the Business Combination Agreement, except (A) as required by law or as required pursuant to an applicable contract in effect as of the date of the Business Combination Agreement or (B) where such actions are made in the ordinary course of business on terms that do not impose any additional material obligations or extend any existing Labor Agreements beyond their current terms;

•
make any material change to its methods of financial accounting, except as required by GAAP (or any interpretation thereof) or a governmental authority or quasi-governmental authority;

•
without the consent of Tastemaker, which consent shall not be unreasonably withheld, conditioned or delayed, (A) change any material aspect of its method of tax accounting, (B) file any material amendment to a material tax return, (C) settle or compromise any audit or proceeding with respect to material tax matters, or (D) surrender any right to claim a material tax refund;

•
merge or consolidate any Quality Gold Company or a subsidiary of a Quality Gold Company with any person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of any Quality Gold Company or a subsidiary of a Quality Gold Company, other than solely among the respective subsidiaries of each Quality Gold Company and so long as such transaction would not be adverse in any material respect to Tastemaker and would not reasonably be expected to prevent, impede or delay the consummation of any of the Mergers or the Business Combination;

•
enter into, engage in or amend any transaction or contract with any affiliates, or current or former director, officer or manager of a Quality Gold Company or a subsidiary of a Quality Gold Company, or any of his or her immediate family members, or any holder of five percent or more of the outstanding Quality Gold Company Shares, except for transactions between the Quality Gold Companies and their subsidiaries on arm’s length terms;

•
release, compromise, assign, settle or agree to settle any proceeding, disputes or claims other than settlements that result solely in monetary obligations of any Quality Gold Company or a subsidiary of a Quality Gold Company (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Tastemaker or any of the Quality Gold Companies or their subsidiaries) of an amount not greater than $1,500,000 in the aggregate; or

•
enter into any binding agreement, or otherwise make a binding commitment, to do any of the foregoing.

Board of Directors
Immediately following the Closing, the directors and officers of the Surviving Companies, and their respective subsidiaries will be the individuals determined by the New Parent Board.
The officers and directors of New Parent, as of immediately following the Effective Time, will be determined by the parties prior to Closing. At the Closing, the New Parent Board will initially have seven members, with six members designated by the Quality Gold Companies (one of which shall be Michael Langhammer) and one member designated by Tastemaker and reasonably acceptable to the Quality Gold Companies. New Parent will have a classified board, and the Tastemaker designee will be included in the “class” of directors with the longest initial term after the Closing. The New Parent Board must comply with Nasdaq Stock Market requirements, including with respect to independence and committee composition.
Conditions to Closing of the Business Combination
The obligations of the Quality Gold Companies, Tastemaker, New Parent and the Merger Subs to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver (where permissible) by Tastemaker and the Quality Gold Companies of the following conditions: (a) the Tastemaker Stockholder Approval (as defined in the Business Combination Agreement) must have been received by Tastemaker, (b) no governmental authority has enacted, issued, promulgated, enforced or entered in any law, rule, regulation, judgment, decree, writ, injunction, determination, order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement and the related transaction documents, including the Mergers (the “Transactions”), illegal or otherwise prohibiting consummation of the Transactions, (c) all required filings under the HSR Act must have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act must have expired or terminated, (d) the consents, approvals and authorizations legally required to be obtained to consummate the Transactions must have been obtained and made, (e) certain third-party consents, approvals and authorizations required to be obtained to consummate the Transactions must have been obtained, (f) (A) the shares of New Parent Common Stock issuable in connection with the Transactions have been duly authorized by the New Parent board of directors and New Parent’s organizational documents and (B) New Parent must satisfy any applicable initial and continuing listing requirements of the Nasdaq Stock Market, New Parent must not have received any notices of non-compliance therewith, and the shares of New Parent Common Stock must have been approved for listing on the Nasdaq Stock Market, and (g) the Tastemaker proxy statement/prospectus and this registration statement must have become effective, no stop order has been issued by the SEC and remains in effect and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remains pending.
Tastemaker Conditions to Closing
The obligations of Tastemaker to consummate the First Merger and the other Transactions are subject to the satisfaction or waiver (where permissible) by Tastemaker of the following additional conditions:
•
The representations and warranties of the Quality Gold Companies contained in the Business Combination Agreement (other than the Company Fundamental Representations (as defined in the Business Combination Agreement and the representation and warranty set forth in Section 3.09 of the Business Combination Agreement) must be true and correct (without giving effect to any limitation as to any materiality or Company Material Adverse Effect (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Company Material Adverse Effect;

•
The Company Fundamental Representations must be true and correct in all respects s of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date).

•
The representation and warranty in Section 3.09 of the Business Combination Agreement, without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, must be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made.

•
Each of the Quality Gold Companies, New Parents, and the Merger Subs, respectively, must have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time.

•
Each Quality Gold Company must have delivered to Tastemaker a certificate, dated the Closing Date, signed by an authorized officer of the applicable Quality Gold Company certifying (i) as to the satisfaction of the conditions specified in Section 8.02(a) and 8.02(b) of the Business Combination Agreement and (ii) the calculation of the Cash Consideration and Stock Consideration as of the Effective Time (with such supporting materials and calculations thereof as Tastemaker may reasonably request).

•
Quality Gold must have delivered to Tastemaker a certificate, dated the Closing Date, signed by the Secretary of Quality Gold certifying as to the resolutions of Quality Gold’s, New Parent’s, and the Merger Subs’ respective board of directors, unanimously authorizing and approving the Business Combination Agreement, the amended and restated certificate of incorporation of New Parent, the Mergers and the other Transactions, and their respective equityholders’ authorization and approval of this Agreement, the amended and restated certificate of incorporation of New Parent, the Mergers and the other Transactions.

•
Each of QGM, J&M and L&L must have delivered to Tastemaker a certificate, dated the Closing Date, signed by the Secretary of each such Company certifying as to its respective equityholders approval and to the resolutions of each such board of directors or board of managers, as applicable, authorizing and approving the Business Combination Agreement, the amended and restated

certificate of incorporation of New Parent, the applicable Merger to which such Quality Gold Company is a party, and the other Transactions.
•
The individuals described on Exhibit D to the Business Combination Agreement must have been appointed to the New Parent Board effective as of the Effective Time.

•
New Parent must have delivered, or caused to be delivered, to the Quality Gold Companies and Tastemaker a fully executed warrant assignment, assumption and amendment agreement, dated as of the Closing Date.

•
Since the date of the Business Combination Agreement, a Company Material Adverse Effect must not have occurred.

•
New Parent must have delivered, or caused to be delivered, to Tastemaker a counterpart signature of the Registration Rights and Lock-Up Agreement executed by the Key Quality Gold Company Shareholders and New Parent.

•
Each Quality Gold Company shall have delivered to Tastemaker a properly completed and duly executed IRS Form W-9.

The Quality Gold Companies, New Parent and the Merger Subs Conditions to Closing
The obligations of the Quality Gold Companies, New Parent and the Merger Subs to consummate the Mergers and the other Transactions are subject to the satisfaction or waiver (where permissible) by the Quality Gold Companies of the following additional conditions:
•
The representations and warranties of Tastemaker set forth in the Business Combination Agreement (other than the Tastemaker Fundamental Representations (as defined in the Business Combination Agreement) and the representations and warranties in Section 5.03 of the Business Combination Agreement), in each case, without giving effect to any materiality or Tastemaker Material Adverse Effect (as defined in the Business Combination Agreement) qualifiers contained therein, must be true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Tastemaker Material Adverse Effect.

•
The Tastemaker Fundamental Representations must be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct in all material respects as of such date).

•
The representation and warranty set forth in Section 5.03 of the Business Combination Agreement, without giving effect to any materiality or Tastemaker Material Adverse Effect qualifiers contained therein, must be true and correct, as of the date of the Business Combination Agreement and as of the Closing Date, as though then made, in all respects other than de minimis inaccuracies and any inaccuracies resulting from redemptions of shares of Tastemaker Class A Common Stock by Tastemaker’s stockholders or any issuance of equity interests consented to by Quality Gold.

•
Tastemaker must have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time.

•
Tastemaker must have delivered to the Companies a certificate, dated the Closing Date, signed by an authorized officer of Tastemaker, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b) of the Business Combination Agreement.

•
Tastemaker must have delivered to the Quality Gold Companies a certificate, dated the Closing Date, signed by the Secretary of Tastemaker certifying as to the resolutions of Tastemaker’s board of directors unanimously authorizing and approving the Business Combination Agreement and the other Transactions and its stockholders’ authorization and approval of the Business Combination Agreement and the other Transactions.

•
Tastemaker must have delivered, or cause to be delivered, to New Parent a counterpart signature of the Registration Rights and Lock-Up Agreement executed by Tastemaker.

•
Tastemaker must have delivered, or caused to be delivered, to New Parent a fully executed warrant assignment, assumption and amendment agreement, dated as of the Closing Date.

•
The Sponsor must have performed, in all material respects, all of its obligations under the Sponsor Support Agreement to be performed by or before the Effective Time.

Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated at any time prior to the Effective Time, as follows:
(a)
By mutual written consent of Tastemaker and Quality Gold;

(b)
By either Tastemaker or Quality Gold if the Effective Time has not occurred on or before April 20, 2023 (the “Outside Date”); provided that the Outside Date will be automatically extended without any further action by any party until June 20, 2023 if this registration statement has not been declared effective by the SEC prior to February 14, 2023; provided, further, that the Business Combination may not be terminated by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the primary cause of the failure of a condition set forth in Article VIII of the Business Combination Agreement to be satisfied on or prior to the Outside Date;

(c)
By either Tastemaker or Quality Gold if any governmental authority enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers;

(d)
By either Tastemaker or Quality Gold if the Tastemaker Stockholder Approval is not adopted and approved by the requisite Tastemaker stockholders at the special meeting;

(e)
By Tastemaker upon a breach of any representation, warranty, covenant or agreement on the part of any of the Quality Gold Companies, New Parent and the Merger Subs set forth in the Business Combination Agreement, or if any representation or warranty of any of the Quality Gold Companies has become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) of the Business Combination Agreement would not be satisfied (“Terminating Company Breach”); provided, that Tastemaker has not waived such Terminating Company Breach and Tastemaker is not then in breach of any representation, warranty, covenant or agreement on the part of Tastemaker set forth in the Business Combination Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) of the Business Combination Agreement would not be satisfied; provided, however, that, if such Terminating Company Breach is curable by the Quality Gold Companies, New Parent or the Merger Subs, Tastemaker may not terminate the Business Combination Agreement pursuant to a Terminating Company Breach unless such breach is not cured by the earlier of (i) 30 days after written notice of such breach is provided by Tastemaker to the Quality Gold Companies; and (ii) the Outside Date; or

(f)
By Quality Gold upon a breach of any representation, warranty, covenant or agreement on the part of Tastemaker set forth in the Business Combination Agreement, or if any representation or warranty of Tastemaker has become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) of the Business Combination Agreement would not be satisfied (“Terminating Tastemaker Breach”); provided, that Quality Gold has not waived such Terminating Tastemaker Breach and the Quality Gold Companies, New Parent and the Merger Subs are not then in breach of any representation, warranty, covenant or agreement on the part of the Quality Gold Companies, New Parent or the Merger Subs set forth in the Business Combination Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) of the Business Combination Agreement would not be satisfied; provided, however, that, if such Terminating Tastemaker Breach is curable by Tastemaker, Quality Gold may not terminate the

Business Combination Agreement pursuant to a Terminating Tastemaker Breach unless such breach is not cured by the earlier of (i) 30 days after written notice of such breach is provided by the Quality Gold Companies to Tastemaker; and (ii) the Outside Date.
Amendment; Waiver and Extension of the Business Combination Agreement
The Business Combination Agreement may be amended by the parties to the Business Combination Agreement at any time prior to the Effective Time.
At any time prior to the Effective Time, any party to the Business Combination Agreement may (a) extend the time for the performance of any obligation or other act of any other party thereto, (b) waive any inaccuracy in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
Governing Law; Consent to Jurisdiction
The Business Combination Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. Subject to certain exceptions, all actions and proceedings arising out of or relating to the Business Combination Agreement must be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The parties to the Business Combination Agreement (a) submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware) for the purpose of any action arising out of or relating to the Business Combination Agreement or any other transaction document brought by any party thereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that the Business Combination Agreement or the Transactions may not be enforced in or by any of the above-named courts.
Expenses
Except as otherwise set forth in the Business Combination Agreement or any transaction document, if the Transactions are not consummated, all expenses incurred in connection with the Business Combination Agreement and the Transactions shall be paid by the party incurring such expenses. Notwithstanding the foregoing, the Quality Gold Companies must pay (i) any filing or similar fees with respect to any regulatory or governmental approval (including any fees with respect to notifications required under the HSR Act), (ii) all fees and expenses incurred in connection with preparing and filing this proxy statement/prospectus, the special meeting and the receipt of stock exchange approval in connection with the listing of New Parent Common Stock issued as consideration in connection with the Closing, (iii) all transfer taxes and (iv) all other transaction expenses (which, if the Closing does not occur, must not include any taxes imposed on Tastemaker under Section 4501 of the Code as a result of a redemption of Tastemaker Class A Common Stock or any fees or other costs incurred by Tastemaker to extend the deadline for Tastemaker to consummate a business combination), except that Tastemaker will be responsible for the costs of Tastemaker’s advisors if the Closing does not occur.
Vote Required for Approval
The Business Combination Proposal will be approved and adopted if the holders of a majority of the shares of Tastemaker common stock represented in person (which would include presence at a virtual meeting) or by proxy and voted thereon at the special meeting vote “FOR” the Business Combination Proposal.
Recommendation of the Board
TASTEMAKER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION
PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.
Registration Rights and Lock-Up Agreement
In connection with the Proposed Transactions, New Parent will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, New Parent will be obligated to file a registration statement to register the resale of certain securities of New Parent held by the Holders (as defined in the Registration Rights and Lock-Up Agreement). The Registration Rights and Lock-Up Agreement also provides for certain “demand” and “piggy-back” registration rights, subject to certain requirements and customary conditions.
The Registration Rights and Lock-Up Agreement further provides that the Holders be subject to certain restrictions on transfer of New Parent Common Stock for 180 days following the Closing, subject to certain exceptions. The Registration Rights and Lock-Up Agreement will replace the Insider Letter, pursuant to which the Sponsor and Tastemaker’s directors and officers had agreed to, among other things, certain restrictions on the transfer of Founder Shares (or any shares of Tastemaker common stock issuable upon conversion thereof) for one year following the Closing, subject to certain exceptions.
Support Agreement
In connection with the execution of the Business Combination Agreement, Tastemaker entered into the Support Agreement with the Key Quality Gold Equityholders. Pursuant to the Support Agreement, each Key Quality Gold Equityholder, as an equityholder of the Quality Gold Companies, agreed to vote at any meeting of the equityholders of each Quality Gold Company, and in any action by written consent of the equityholders of such Company, all of the Key Quality Gold Equityholder’s Quality Gold Company Shares:
•
in favor of the approval and adoption of the Business Combination Agreement and related transaction documents, including the Mergers,

•
in favor of any matter reasonably necessary to the consummation of the Business Combination and considered and voted upon by the equityholders of the Quality Gold Company,

•
in favor of any proposal to adjourn or postpone to a later date any meeting of the equityholders of the Quality Gold Company at which any of the foregoing matters are submitted for consideration and vote of the equityholders of the Quality Gold Company if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and

•
against at any action, agreement or transactions (other than the Business Combination Agreement and the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent, impede, delay or adversely affect in any material respects the transactions contemplated by the Business Combination Agreement or any other transaction document or (ii) result in failure of the transactions contemplated by the Business Combination to be consummated.

Additionally, each of the Key Quality Gold Equityholders has agreed (i) not to, among other things, sell, assign, transfer, or dispose of any of the Quality Gold Company Shares they hold, (ii) to repay in full, at or prior to the Effective Time, any indebtedness owed by the Key Quality Gold Equityholder to any Quality Gold Company and its respective subsidiaries and (iii) indemnify the Quality Gold Companies and their respective subsidiaries for certain tax liabilities, if incurred.
Each Key Quality Gold Equityholder has also agreed to terminate all agreements between itself or any of its affiliates and any of the Quality Gold Companies and their respective subsidiaries, except for those listed on Exhibit B to the Support Agreement.

Warrant Amendment
At the Effective Time, Tastemaker, New Parent, and Continental Stock Transfer & Trust Company will enter into the warrant assignment, assumption and amendment agreement. Such agreement will amend the Warrant Agreement, as Tastemaker will assign all its rights, title and interest in the Warrant Agreement to New Parent. Pursuant to the amendment, all Tastemaker Warrants will no longer be exercisable for shares of Tastemaker Class A Common Stock, but instead will be exercisable for shares of New Parent Common Stock on substantially the same terms that were in effect prior to the Effective Time under the terms of the Warrant Agreement.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, New Parent entered into the Sponsor Support Agreement with the Sponsor, pursuant to which the Sponsor has agreed to vote all of its shares of Tastemaker common stock (a) in favor of the approval and adoption of the Business Combination Agreement and other transaction documents, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement, and (c) against at any action, agreement or transactions (other than the Business Combination Agreement and the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent or materially delay the transactions contemplated by the Business Combination Agreement or any other transaction document or (ii) result in failure of the transactions contemplated by the Business Combination to be consummated.
At the Effective Time, the Sponsor will automatically forfeit up to 2,070,000 shares of New Parent Common Stock and, immediately after the Effective Time, will transfer 2,610,000 Private Placement Warrants to equityholders of the Quality Gold Companies. In connection with the Closing the Sponsor will subject 2,070,000 Deferred Sponsor Shares to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement. For more information about the Sponsor’s right to receive Deferred Shares, see the section entitled “Consideration to be Received in the Business Combination — Forfeiture and Deferral of New Parent Equity.” The number of forfeited shares of New Parent Common stock described above will be reduced by (i) the number of Founder Shares and (ii) one-third of the number of Private Placement Warrants, in each case, that are transferred by the Sponsor to facilitate any private placement of equity securities of Tastemaker or New Parent, any non-redemption agreement, or any similar arrangement, in each case, approved by the Quality Gold Companies.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION
The following is a discussion of certain U.S. federal income tax consequences for (i) holders of Tastemaker Class A Common Stock who elect to have their Tastemaker Class A Common Stock redeemed for cash, (ii) holders of Tastemaker Class A Common Stock and equity interests in the Quality Gold Companies who exchange their Tastemaker Common Stock or equity interests in the Quality Gold Companies, as the case may be, for New Parent Class A Common Stock and, to avoid the issuance of fractional shares, cash in the Business Combination and (iii) holders of Tastemaker Warrants who exchange their Tastemaker Warrants for New Parent Warrants. This discussion applies only to Tastemaker Class A Common Stock, Tastemaker Warrants or equity interests in the Quality Gold Companies, as the case may be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).
This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons subject to the alternative minimum tax;

•
persons holding Tastemaker Class A Common Stock, Tastemaker Warrants or equity interests in the Quality Gold Companies as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•
banks, insurance companies and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Tastemaker Class A Common Stock, Tastemaker Warrants or equity interests in the Quality Gold Companies being taken into account in an applicable financial statement;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
regulated investment companies (RICs) or real estate investment trusts (REITs);

•
persons who received Tastemaker Class A Common Stock, Tastemaker Warrants or equity interests in the Quality Gold Companies as compensation for services;

•
persons who own or are deemed to own 10% or more (by vote or value) of the stock of Tastemaker or a Quality Gold Company;

•
tax-qualified retirement plans; and

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

In addition, this discussion does not address the U.S. federal income tax consequences to persons who actually or constructively own both Tastemaker Class A Common Stock and equity interests in the Quality Gold Companies immediately prior to the Business Combination. The application and the consequences of the rules described below to persons who own shares of both Tastemaker Class A Common Stock and equity interests in the Quality Gold Companies immediately prior to the Business Combination may differ from the application and the consequences of such rules to persons who own solely Tastemaker Class A

Common Stock or equity interests in the Quality Gold Companies immediately prior to the Business Combination. Persons who own shares of Tastemaker Class A Common Stock and equity interests in the Quality Gold Companies immediately prior to the Business Combination should consult their tax advisors regarding the application and the consequences of the rules below to them in light of their particular circumstances.
If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Tastemaker Class A Common Stock, Tastemaker Warrants or equity interests in the Quality Gold Companies, as the case may be, who is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States,

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

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an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

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an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Tastemaker Class A Stock, Tastemaker Warrants or equity interests in the Quality Gold Companies, as the case may be, who is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Federal Income Tax Considerations of the Redemption to the Holders of Tastemaker Class A Common Stock
The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain redemptions of Tastemaker Class A Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Tastemaker did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combination and has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a position contrary to the tax consequences discussed below.
U.S. Holders
Redemption of Tastemaker Class A Common Stock.   In the event that a U.S. holder’s Tastemaker Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled

“The Special Meeting of Tastemaker Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Tastemaker Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Tastemaker Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Tastemaker Class A Common Stock” below. If the redemption does not qualify as a sale of the Tastemaker Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”
Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Tastemaker’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Tastemaker’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Tastemaker’s shares outstanding both before and after the redemption. The redemption of Tastemaker Class A Common Stock generally will be treated as a sale of the Tastemaker Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in Tastemaker or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Tastemaker Class A Common Stock that could be acquired pursuant to the exercise of the Tastemaker Warrants. Moreover, any Tastemaker stock that a U.S. holder constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of Tastemaker’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Tastemaker Class A Common Stock must, among other requirements, be less than 80% of the percentage of Tastemaker’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Tastemaker Class A Common Stock and the shares of New Parent Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Tastemaker Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Tastemaker. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Tastemaker will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Tastemaker Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Tastemaker Class A Common Stock.   If the redemption qualifies as a sale of Tastemaker Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of Tastemaker Class A Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its Tastemaker Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Tastemaker Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Tastemaker Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Taxation of Redemption Treated as a Distribution.   If the redemption does not qualify as a sale of Tastemaker Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Tastemaker Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Tastemaker Class A Common Stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Tastemaker Class A Common Stock” above.
Dividends (including constructive dividends paid pursuant to a redemption of Tastemaker Class A Common Stock) Tastemaker pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Tastemaker Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Tastemaker pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Tastemaker Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Information Reporting and Backup Withholding.   In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Tastemaker Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Tastemaker Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
Redemption of Tastemaker Class A Common Stock.   The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Tastemaker Class A Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of Tastemaker Stockholders —  Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Tastemaker Class A Common Stock, as described under “U.S.

Holders — Redemption of Tastemaker Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Tastemaker Class A Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.
Gain on Redemption Treated as a Sale of Tastemaker Class A Common Stock.   A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Tastemaker Class A Common Stock unless:
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the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

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Tastemaker is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Tastemaker Class A Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Tastemaker Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Tastemaker Class A Common Stock (Tastemaker would be treated as a buyer with respect to a redemption of Tastemaker Class A Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Tastemaker believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.
Taxation of Redemption Treated as a Distribution.   If the redemption does not qualify as a sale of Tastemaker Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Tastemaker’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Tastemaker’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Tastemaker Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Tastemaker Class A Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Tastemaker Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, Tastemaker will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).
If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such

Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding.   Payments of dividends (including constructive dividends received pursuant to a redemption of Tastemaker Class A Common Stock) on Tastemaker Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Tastemaker Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Tastemaker Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Tastemaker Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes.   Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Tastemaker Class A Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Tastemaker Class A Common Stock.
U.S. Federal Income Tax Considerations of The Business Combination for Tastemaker and equityholders of the Quality Gold Companies and for Tastemaker Warrant holders
The following is a discussion of the material U.S. federal income tax consequences for (1) holders who exchange their Tastemaker Class A Common Stock or equity interests in any of the Quality Gold Companies, as the case may be, for New Parent Common Stock and, if so elected by holders of equity interests in the

Quality Gold Companies or to avoid the issuance of fractional shares, cash in the Business Combination and (2) holders who receive New Parent Warrants in the Business Combination. This discussion applies only to Tastemaker Class A Common Stock, Tastemaker Warrants and equity interests in any of the Quality Gold Companies held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).
The following discussion assumes that the Mergers will be consummated as described in the Business Combination Agreement and in this joint proxy and solicitation statement/prospectus. Each of Tastemaker and the Quality Gold Companies will take the position that the Mergers qualify as a transaction described in Section 351 of the Code.
The following does not purport to be a complete analysis of all potential tax effects for holders of Tastemaker Class A Common Stock, Tastemaker Warrants or equity interests in any of the Quality Gold Companies, as the case may be, stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither Tastemaker nor the Quality Gold Companies has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a position contrary to the tax consequences discussed below.
U.S. Federal Income Tax Consequences for U.S. Holders
Receipt of New Parent Common Stock.   Subject to the discussion below regarding Tastemaker Warrants, the receipt of shares of New Parent Common Stock in exchange for Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies pursuant to the Mergers should qualify as an “exchange” described in Section 351 of the Code. Therefore, a U.S. holder of shares of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies receiving shares of New Parent Common Stock pursuant to the Business Combination should not recognize gain or loss with respect to the receipt of such shares for U.S. federal tax purposes, subject to the discussion below of (i) a U.S. holder of equity interests in the Quality Gold Companies who elects to receive a combination of New Parent Common Stock and cash in the Business Combination, (ii) cash received in lieu of a fractional share of New Parent Common Stock and (iii) a U.S. holder who exchanges Tastemaker Warrants for New Parent Public Warrants under “— U.S. Federal Income Tax Consequences for U.S. Holders — Tastemaker Warrants.”
Subject to the discussion below of cash received in lieu of a fractional share of New Parent Common Stock, a U.S. holder of equity interests in the Quality Gold Companies who elects to receive a combination of New Parent Common Stock and cash should recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of the cash received pursuant to such election or (ii) the amount of gain realized in the exchange, measured by the difference between the fair market value, at the time of the exchange, of the New Parent Common Stock plus the amount of cash received and such holder’s tax basis in the equity interests in the Quality Gold Companies surrendered in the Business Combination. Such gain will constitute capital gain, and any such gain will constitute long-term capital gain if the U.S. holder’s holding period in the equity interests in the Quality Gold Companies surrendered in the Business Combination is more than one year as of the Effective Date.
Subject to the discussion under “— U.S. Federal Income Tax Consequences for U.S. Holders —  Tastemaker Warrants” below, a U.S. holder’s aggregate tax basis for the shares of New Parent Common Stock received in the Business Combination (including any fractional share interest for which cash is received) will equal the U.S. holder’s aggregate tax basis in the shares of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies surrendered in the Business Combination, decreased by the amount of cash (if any) received in the Business Combination (excluding cash received in exchange for any fractional share interest), and increased by the amount of gain recognized by such holder in the Business Combination (excluding any gain attributable to the receipt of cash in exchange for any fractional share interest). The holding period of the shares of New Parent Common Stock received by a U.S. holder in the

Business Combination will include the holding period of the shares of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies surrendered in exchange therefor, although the running of the holding period for the Tastemaker Class A Common Stock may be suspended as a result of any redemption rights with respect thereto.
A U.S. holder who receives cash in lieu of a fractional share of New Parent Common Stock in the Business Combination will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s tax basis allocable to such fractional share. Such gain or loss will constitute capital gain or loss and any such gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period in the Tastemaker common stock or equity interests in the Quality Gold Companies surrendered in the Business Combination is more than one year as of the Effective Date.
Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate. Under current law, the deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion regarding the determination of the bases and holding periods for shares of New Parent Common Stock received in the Business Combination, U.S. holders who acquired different blocks of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies at different times for different prices must calculate their bases and holding periods in their shares of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies separately for each identifiable block of such stock exchanged in the Business Combination.
If the Business Combination fails to qualify as an “exchange” described in Section 351 of the Code, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies for shares of New Parent Common Stock and cash (if any) equal to the difference between the fair market value, at the time of the exchange, of the New Parent Common Stock and cash received in the Business Combination (including any cash received in lieu of a fractional share of New Parent Common Stock) and such U.S. holder’s tax basis in the shares of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies were held for more than one year at the time of the Business Combination. In addition, the U.S. holder’s aggregate tax basis in the shares of New Parent Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of New Parent Common Stock would commence the day after the closing of the Business Combination.
Tastemaker Warrants.   The appropriate U.S. federal income tax treatment of Tastemaker Warrants in connection with the Business Combination is not certain. It is possible that a U.S. holder of Tastemaker Warrants could be treated as exchanging such Tastemaker Warrants for “new” warrants. If so treated, a U.S. holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the New Parent Public Warrants held by it immediately following the Business Combination and the adjusted tax basis of the Tastemaker Warrants held by it immediately prior to the Business Combination. Alternatively, because the economic terms of Tastemaker Warrants are not otherwise being changed pursuant to the Business Combination, and the terms of the warrants, when originally issued, contemplated the warrants becoming exercisable for shares of another corporation under circumstances similar to the Business Combination, it is possible that each of the Tastemaker Warrants, which will become exercisable on 30 days following the Business Combination for one share of New Parent Common Stock, should not be treated for U.S. federal income tax purposes as having been exchanged for “new” warrants or otherwise transferred or exchanged pursuant to the Business Combination, in which case a U.S. holder of Tastemaker Warrants should not recognize gain or loss with respect to such warrants as a result of the Business Combination. As a third alternative, it is also possible that a U.S. holder of Tastemaker Warrants could be treated as transferring its Tastemaker Warrants and Tastemaker Class A Common Stock to New Parent in exchange for New Parent Public Warrants and New Parent Common Stock in an exchange described in Section 351(b) of the Code. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the New Parent Public Warrants treated as received by such holder and the New Parent Common Stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the Tastemaker Warrants and Tastemaker Class A Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the New Parent Public Warrants treated as having been received by such holder in such exchange. U.S. holders of Tastemaker Warrants are urged to consult with their tax advisors regarding the treatment of their Tastemaker Warrants in connection with the Business Combination.
Potential Application of Section 304 of the Code.   The results described above to U.S. holders of equity interests in the Quality Gold Companies who receive cash in the Business Combination could be different if Section 304 of the Code applies to the Second Merger. Section 304 of the Code may apply to the Second Merger if the equityholders of the Quality Gold Companies, in the aggregate, own stock of New Parent possessing 50% or more of the total combined voting power or 50% or more of the total combined value of all classes of stock of New Parent, taking into account certain constructive ownership rules under the Code. It may not be possible to establish with certainty at the time of the Second Merger whether the 50% ownership requirement is satisfied because the ownership information necessary to make such determination may not be available.
If Section 304 of the Code were to apply to the Second Merger, a U.S. holder of equity interests in the Quality Gold Companies would be treated as having (1) exchanged a portion of such U.S. holder’s equity interests in the Quality Gold Companies equal in value to the New Parent Common Stock received pursuant to the Second Merger in a nontaxable transaction and (2) received the cash received pursuant to the Business Combination as a distribution in redemption of New Parent Common Stock deemed received by such U.S. holder in exchange for such U.S. holder’s remaining portion of its equity interests in the Quality Gold Companies, which we refer to as the “deemed redemption.” As a result, subject to the discussion below regarding potential dividend treatment, U.S. holders of equity interests in the Quality Gold Companies would recognize capital gain or loss equal to the difference between the amount of such cash and such U.S. holder’s tax basis in the portion of its New Parent Common Stock that is treated as being exchanged for such cash. Any such gain or loss recognized by such U.S. holder would be treated as capital gain or loss and would be treated as long-term capital gain or loss if such U.S. holder’s holding period for equity interests in the Quality Gold Companies treated as exchanged for cash is more than one year as of the Effective Date. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Notwithstanding the above, in certain circumstances, the cash consideration received by a U.S. holder of equity interests in the Quality Gold Companies pursuant to the Second Merger could be treated as having been received in a deemed redemption of New Parent Common Stock having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder generally would recognize dividend income up to the lesser of (i) the amount of the cash received and (ii) the combined earnings and profits of equity interests in the Quality Gold Companies and New Parent. Under those tests, such deemed redemption generally would be treated as having the effect of a distribution of a dividend if the receipt of the cash consideration by a U.S. holder is not “substantially disproportionate” with respect to such holder or is “essentially equivalent to a dividend.” The deemed redemption generally will not be “substantially disproportionate” with respect to a U.S. holder if the percentage of the outstanding New Parent Common Stock that the U.S. holder actually and constructively owns immediately after the Second Merger is greater than or equal to 80% of the percentage of the outstanding New Parent Common Stock that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will be considered to be “essentially equivalent to a dividend” if it does not result in a “meaningful reduction” in the U.S. holder’s deemed percentage of stock ownership of New Parent applying constructive ownership rules. The IRS has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have experienced a “meaningful reduction” if the stockholder has even a small reduction in such stockholder’s percentage of stock ownership under the above analysis. In applying the “substantially disproportionate” and “not essentially equivalent to a dividend” tests to a holder, sales or purchases of New Parent Common Stock made by such holder (or by persons whose shares are attributed to such holder) in connection with the Second Merger will be taken into account.
Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of equity interests in the Quality

Gold Companies should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Information Reporting and Backup Withholding
A U.S. holder of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash received in connection with the Business Combination. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) certifies the U.S. holder is otherwise exempt from backup withholding. U.S. holders of shares of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In the event of backup withholding, consult with your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.
Further, U.S. holders of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies that receive shares of New Parent Common Stock and, upon completion of the Business Combination, own shares of New Parent Common Stock representing at least 5.0% of the total combined voting power or value of the total outstanding shares of New Parent Common Stock, are required to attach to their tax returns for the year in which the Business Combination is consummated, and maintain a permanent record of, a statement containing the information listed in Treasury Regulations section 1.351-3. The facts to be disclosed by a U.S. holder include the aggregate fair market value of, and the U.S. holder’s basis in, the Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies, as applicable, exchanged pursuant to the Business Combination.
Non-U.S. Holders
The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of Tastemaker Class A Common Stock, Tastemaker Warrants and/or equity interests in the Quality Gold Companies will generally be the same as for U.S. holders except as noted below.
Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., with respect to cash received in lieu of fractional shares of New Parent Common Stock or received, pursuant to Non-U.S. Quality Gold Company equityholders’ election, in combination with New Parent Common Stock, if non-U.S. holders of Tastemaker Warrants are treated either as exchanging such warrants for “new” warrants or as receiving New Parent Warrants in an exchange described in Section 351(b) of the Code or if the Business Combination does not qualify as an “exchange” described in Section 351 of the Code) unless:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•
in the case of a Non-U.S. holder of Tastemaker Common Shares and/or Tastemaker Warrants, Tastemaker is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held Tastemaker Class A Common Stock or Tastemaker Warrants, as applicable.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s Tastemaker Class A Common Stock, and/or Tastemaker Warrants as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Tastemaker believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and New Parent does not expect to be a United States real property holding corporation immediately after the Business Combination is completed. No assurance can be given that New Parent will not become a United States real property holding corporation in the future.
As discussed above and under the section entitled “— U.S. Federal Income Tax Consequences for U.S. Holders — Potential Application of Section 304 of the Code,” in certain circumstances, the cash consideration received pursuant to the Business Combination by a Non-U.S. holder of equity interests in the Quality Gold Companies could be treated as a distribution of a dividend, which may be subject to U.S. withholding tax in certain circumstances. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, Non-U.S. holders of equity interests in the Quality Gold Companies should consult their tax advisors regarding the application of these rules to their particular circumstances.
Information Reporting and Backup Withholding
A Non-U.S. holder of Tastemaker Class A Common Stock or equity interests in the Quality Gold Companies may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash received in connection with the Business Combination. Backup withholding will not apply, however, if the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the non-U.S. holder either certifies its Non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption.

PROPOSAL NO. 2 — THE STOCKHOLDER ADJOURNMENT PROPOSAL
The Stockholder Adjournment Proposal
The Stockholder Adjournment Proposal, if adopted, will allow Tastemaker’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Stockholder Adjournment Proposal will only be presented to Tastemaker’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes or Tastemaker determines that additional time is necessary to effectuate the Business Combination at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting. In no event will Tastemaker’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the Tastemaker Charter and Delaware law.
Consequences if the Stockholder Adjournment Proposal is Not Approved
If the Stockholder Adjournment Proposal is not approved by Tastemaker’s stockholders, Tastemaker’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or if Tastemaker determines that additional time is necessary to effectuate the Business Combination.
Vote Required for Approval
The Stockholder Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of Tastemaker common stock represented in person (which would include presence at a virtual meeting) or by proxy and voted thereon at the special meeting vote “FOR” the Stockholder Adjournment Proposal. Adoption of the Stockholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.
Recommendation of the Board
TASTEMAKER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE QUALITY GOLD COMPANIES
References in this section to “we,” “our,” “us” and the “Company” generally refer to the Quality Gold Companies and their consolidated subsidiaries. The Quality Gold Companies are currently controlled by the same group and, following the closing of the Business Combination, will be direct, wholly-owned subsidiaries of New Parent. Unless otherwise indicated, the operating and financial metrics presented throughout this section exclude those of MTM, Inc. Quality Gold acquired 50% of MTM, Inc. in 2016 and the remaining 50% in 2021.
Overview
Based in Fairfield, Ohio, the Company is a leading diversified distributor, wholesaler and manufacturer of jewelry. The Company has garnered a strong reputation over its 40-plus year operating history by offering customers same-day shipments of in-stock products, without minimum order requirements. The Company currently serves more than 15,000 retailers across North America and offers approximately 165,000 jewelry products. During the fiscal year ended March 31, 2022, the Company generated approximately $544.6 million of revenue.
Since 2017, the Company has demonstrated consistent revenue growth that has outpaced the broader retail jewelry industry. Despite the COVID-19 pandemic, the Company grew significantly during the fiscal years ended March 31, 2022 and 2021 due, in part, to the increased adoption of lab grown diamonds across its customer base. Lab grown diamonds are a relatively new product offering for the Company and have significantly higher price points compared to most other products offered by the Company. The Company expects the adoption of lab grown diamonds to continue as technologies develop to create larger-sized carats at higher levels of clarity, while remaining significantly less expensive than traditional mined diamonds.
While the Company does not sell directly to consumers, the Company believes that the size of its addressable market can be inferred by reference to adjacent industry reports, such as those focused on the U.S. retail jewelry sector. For example, in 2022, the U.S. retail jewelry market was estimated to be $69.3 billion, up 10% year-over-year from 2021, according to a research report entitled, “Jewellery in the US,” published by Euromonitor International.
In addition to the sizeable addressable market, the Company believes that it will continue to benefit from several key industry trends and characteristics, including:
•
The Company expects more opportunities to grow through acquisitions, capitalizing on industry fragmentation and ongoing consolidation trends. The Company has an extensive history of completing and integrating strategic acquisitions, which have ranged from suppliers to smaller jewelry brands. The Company has acquired and integrated 12 businesses since 2012.

•
Industry operators have faced increased competition from larger companies with greater e-commerce presence, such as Amazon, Walmart and Costco. According to an industry report published by IBISWorld entitled “Jewelry Stores in the US”, smaller industry operators are expected to place a greater emphasis on e-commerce and omnichannel sales. The Company currently serves as the online digital catalog and back-end operator for many industry participants, including retailers with pure online operations and those with brick and mortar locations. The Company expects to leverage its capabilities to satisfy growing demand based on the aforementioned shift in market dynamics.

•
According to “Jewelry Stores in the US” published by IBISWorld, consumers have expressed an interest in substitutes to traditional diamond jewelry, including lab grown diamonds. As the Company is a supplier of both diamond types and an early mover in lab grown diamonds, it is well positioned to supply its customers with lab grown diamonds to meet the shifting consumer demand.

•
The jewelry industry is highly fragmented with no clear dominant market player. The Company expects many retail jewelry stores to consolidate, and many of those consolidated entities will seek to simplify their supply chains. The Company has the capability and capacity to serve as a one-stop-shop to these consolidated businesses.

Competitive Strengths
The Company’s management team believes that the following competitive strengths differentiate the Company from its competitors and contribute to the Company’s continued success:
Large Independent Retailer Customer Base Generates Diversified Cash Flow.   Approximately 59% of the Company’s revenue in the fiscal year ended March 31, 2022 came from a large diversified group of independent jewelry stores with the remaining revenue coming from club stores, wholesalers, e-tailers, major jewelry chains, small regional jewelry chains, department stores and broadcast sales shows. Many of these customers have been doing business with the Company for over ten years and, in some cases, over 20 years. Company management believes that the Company’s diversification across this wide customer base of independent jewelers enables the Company to succeed despite changes in product trends and macroeconomic forces. The mix of products sold by each independent jeweler varies, requiring the Company to maintain a diverse product selection to satisfy the demands of its wide customer base. The Company’s diversified customer base and product offering help to mitigate the impact of product trends on the Company’s sales.
Expansive Product Catalog and Flexibility to Address Consumers’ Changing Preferences.   The Company offers an expansive product catalog of approximately 165,000 jewelry products at numerous price points. By maintaining a diversified portfolio, the Company captures value across jewelry segments. This breadth of product enables the Company’s jewelry store customers to offer their consumers a wide range of products without having to maintain significant inventory themselves. The Company continually refines its existing product offerings by closely monitoring market trends and actively seeks to add new product categories as appropriate. Internal data analysis enables the Company to identify trends and adjust planning accordingly.
Extensive Distribution Capabilities.   During the fiscal year ended March 31, 2022, the Company processed and shipped approximately 1.5 million orders. On its single busiest day of that fiscal year, the Company processed approximately 16,450 orders. The Company is strategically located within two-day shipping service of most of the United States and its customers. The Company has made recent investments in a new shipping line to increase its daily shipping capacity.
Robust Manufacturing Capabilities.   The Company maintains in-house manufacturing capabilities, including: 3D printing; lost wax and continuous casting; computer numerical control machining; laser cutting, etching and welding; metal stamping; metal cutting; enamel coloring; stone setting; and precious metal melting. Internal manufacturing scrap that the Company produces is collected and recycled into casting grain before being re-melted. Additional consumer scrap programs are offered through partnerships with several major customers, allowing them to benefit further from the Company’s manufacturing capabilities. The Company also utilizes in-house tumble reactor processes to refine gold to 0.999 fineness, which it offers to a subset of customers. The Company continuously evaluates investments in different manufacturing capabilities to improve profit margin and gain operational efficiencies.
Differentiated Marketing Channels.   The Company utilizes a variety of marketing channels, including physical product catalogs, online and trade shows. While the Company has experienced an increase in online purchases, management believes that specific customer groups will continue to order from print catalogs for the foreseeable future. The Company currently offers over 30 unique catalogs ranging in size from four to over 1,400 pages. The Company actively supports over 7,500 pages of catalog content. The most recent 2022 catalog distribution was sent to over 21,500 recipients and is often portrayed by the Company’s customers as their own product offering extension.
Experienced Management with Significant Ownership.   The Company’s management team, led by Chief Executive Officer, Michael Langhammer, and Chief Operating Officer, Jason Langhammer, has a strong track record of revenue growth and profitability improvement. Michael and Jason joined the Company in 1987 and 1992, respectively. The Company’s talented senior management team has an average tenure of 20 years. Michael and Jason, together with their respective estate planning trusts, are expected to retain over 90% of the outstanding New Parent Common Stock following completion of the Business Combination. For more information, please see the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Parent After the Closing.”

Well-Known and Respected Reputation across the Jewelry Industry.   The Company was founded in 1979 and built on the foundation of customer service and an extensive product offering. As the business has grown, those foundational roots have remained the guiding principles of the Company. The Company is a well-known and a highly regarded participant within the broader jewelry industry that has continued to serve its customers throughout major macroeconomic, geopolitical and public health events. This reputation helps engender a sense of trust in the Company from both current and prospective clients.
Strong Balance Sheet with Capacity to Execute Growth Strategy.   Upon completion of the Business Combination, the Company is expected to have approximately $[•] of capacity available under its existing credit facilities. In addition, the Company maintains consignment facilities with one or more banks that enable the Company to substantially reduce the amounts of cash and working capital required to operate its business. The consignment facilities allow the Company to hold precious metals in its inventory that are consigned from banks. At any time that the Company holds precious metals that are consigned under the consignment facilities, the precious metals are owned by the consigning bank. As a result of these financial resources, Company management believes that the Company will have ample financial flexibility to execute on its growth strategy. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Growth Strategies
The Company’s management team believes that the Company has an opportunity to increase its sales and profitability by (i) continuing to execute its operating strategy, (ii) capturing a larger market share of large and small carat lab grown diamond sales, (iii) enhancing its marketing initiatives to increase sales to current customers, and (iv) completing strategic acquisitions. The Company expects to use a portion of the cash available to it as a result of the Business Combination to fund its growth strategy. Specific elements of the Company’s growth strategy include the following:
Product Catalog Enhancement through Acquisition.   The Company’s robust inventory, operations and fulfillment processes enable it to sell and distribute most types of jewelry products. The Company has a strong history of acquiring jewelry companies, eliminating duplicative costs and realizing immediate synergies once an acquired catalog of products enters the Quality Gold system. Since 2012, the Company has acquired and successfully integrated 12 businesses, all of which have benefitted from the Company’s infrastructure for revenue growth. The Company recently acquired two companies, I.B. Goodman Manufacturing during the fiscal quarter ended September 30, 2022 and DeBeer Watch Bands during the fiscal quarter ended June 30, 2022, and is currently in the process of fully integrating these companies.
Operational Efficiencies through Internal Development and Acquisition.   The Company employs a skilled management team with significant industry experience. This experience has enabled the Company to pursue certain internal projects, such as insourcing certain manufacturing capabilities to improve product turnaround times, increase supply reliability and increase profit margins. The Company continuously seeks to optimize its business and is well positioned to continue driving profitable growth. In addition to completing acquisitions for product catalogs, the Company has a successful history of completing and integrating acquisitions to enhance its supply chain, such as the acquisition of MTM, Inc., which was one of the Company’s largest suppliers.
Enhanced Marketing Initiatives — Independent Customer Base Wallet Share.   The Company’s largest customer segment is comprised of approximately 15,000 independent jewelry stores. The Company provides these stores with its catalogs and products. However, the Company has a small team that is currently dedicated to outbound sales with a limited portion of its expansive customer base. Due to the vast size of the Company’s offerings, Company management believes that most independent customers are not familiar with the Company’s full product offering and customer service benefits. By establishing a dedicated team to interface with these customers, Company management believes that increased incremental revenue could be generated from existing independent customer relationships. The Company began adding marketing resources in mid-2022 to start driving this initiative forward.
Lab Grown Diamonds.   The Company has identified a market opportunity for large carat lab grown diamonds. Customer demand has increased for this product category as awareness has spread among consumers. Company management also believes the current supply of mined small carat diamonds is shrinking as some key small carat mines are ending their productive lifecycle. There is an opportunity to replace natural small diamonds with small lab grown diamonds.
Business
Products
The Company maintains a strong position in the market with its extensive product offerings. The Company continuously refines its product offerings by closely monitoring market trends and adding new product categories as appropriate. New product ideas are typically sourced from customer conversations or from external research and development. Factories across the Company’s supplier relationships often approach the Company with new product ideas and comment on current market trends. Further, the Company continually analyzes internal data to understand product trends across the portfolio. This process enables the Company to identify upcoming demand shifts and plan accordingly. The in-house capabilities of the Company’s fulfillment and inventory systems allow the Company to sell a wide array of in-stock products with same day or next day shipping. The following chart shows the Company’s sales by product category during the fiscal year ended March 31, 2022.

(1)
Includes platinum, alternative metals, watches, fashion, gift, tools and display packaging

The majority of the Company’s sales come from gold, with lab grown diamonds, sterling silver, and finished or mined diamonds also representing major sales categories. Generally, a product that includes a stone, such as a diamond, lab grown diamond or gemstone, that is set in gold will be categorized under the applicable stone category and not the type of gold it is set in. The product mix can vary from year to year due to several factors, including the economic environment and changes in consumers’ desired price points. Historically, the Company has been successful, in part, because its broad product offering enabled it to capture sales across many styles and price points, mitigating the effects of some changes in consumer preferences from year to year. Lab grown diamonds are a relatively new offering for the Company, starting in 2019, and have experienced meaningful growth as a product category, driven by a substantial increase in customer demand for competitively priced and ethically sourced diamonds. The Company’s seven major product categories are illustrated in the following graphic.

14k Gold

CERTIFIED
LAB GROWN
DIAMONDS

Lab Grown Diamonds

10k Gold & Other Golds

Sterling Silver

Finished Diamonds

Gemstones & Other Stones

Other

Customers
The Company supplies most customer segments in the retail jewelry industry, and its largest customer segment is independent jewelry retailers. The Company serves over 15,000 independent jewelry retailers, some of which the Company has had a relationship with for over 20 years. In addition to independent jewelers, the Company supplies club stores, wholesalers, e-tailers, major jewelry chains, small regional jewelry chains, department stores and broadcast sales shows. The Company is well diversified across its customer base, with no single customer accounting for more than 8% of sales. The following graphic illustrates the Company’s sales by customer segment for the fiscal year ended March 31, 2022.

(3)
Includes Television, Specialty, Internet Catalogs and Intercompany.

Seasonality
The Company’s business is seasonal, with a higher proportion of its sales and operating profit being generated during its fiscal third quarter, which includes the holiday season. The Company also experiences some seasonality related to other holidays as well, such as Valentine’s Day and Mother’s Day, but to a lesser extent compared to the holiday season during its fiscal third quarter.
Sales & Marketing
The Company primarily markets itself through its catalog production. The Company’s catalogs are sent to over 21,500 recipients, including existing and potential customers. These catalogs are developed entirely in-house, and Company management believes the Company’s catalog collection is considered to be the most comprehensive in the industry. Even with an increase in online purchasing, specific customer groups anticipate and order from the Company’s print catalogs. All of the Company’s catalogs are available digitally, but many customers believe that having a tangible catalog for their customers is valuable. Many of the Company’s customers portray the Company’s catalogs as an extension of their own product offering.
The Company employs in-house and contracted external sales staff. In-house representatives are responsible for large account management and e-commerce accounts. In mid-2022, the Company hired a new business development manager and several additional sales representatives to focus on expanding relationships with smaller customers, who were not previously part of the Company’s regular marketing outreach program. The Company believes that there is an opportunity to expand its wallet share with such customers by conducting outbound sales efforts to educate them about the breadth of the Company’s product offerings.
Real Estate
As of September 30, 2022, the Quality Gold Companies and their subsidiaries did not own any real estate. The Company leases its primary facilities in Fairfield, Ohio from an entity that is owned by Michael and Jason Langhammer. Additionally, the Company maintains third-party leases for a sales office in North Hollywood, California, a sales office in Ontario, Canada, and an office, warehouse, and manufacturing facility in Mumbai, India.
Competition
The Company operates in a highly fragmented industry that includes several similar or larger sized competitors and a significant number of smaller competitors. The Company believes that due to its breadth of offerings and vertical integration, there are few competitors that are directly comparable. The below chart details our principal competitors’ offerings compared to the Company (based on publicly available information):
Company	Quality Gold	Stuller	Richline Group, Inc.	Royal Chain Group	Frederick Goldman Inc.	Overnight Mountings	Fenix Diamonds	Washington Diamond
Number of Locations	4	3	7	1	4	1	3	1
Geographic Area	United States, Canada and India	United States, Thailand and Spain	United States, Canada, China, Hong Kong, Italy, Dominican Republic and South Africa	United States	United States, Mexico, India and China	United States	United States, Antwerp and Hong Kong	United States
Services Provided	Manufactures and distributes jewelry and jewelry-related products	Manufactures and distributes jewelry and jewelry-related products	Manufactures and distributes jewelry	Jewelry distributor	Manufactures and distributes jewelry	Manufactures and distributes jewelry	Manufactures and distributes jewelry	Manufactures and distributes jewelry

Company	Quality Gold	Stuller	Richline Group, Inc.	Royal Chain Group	Frederick Goldman Inc.	Overnight Mountings	Fenix Diamonds	Washington Diamond
Products Sold	14K gold, 10K gold/other gold, finished diamonds, lab grown diamonds, sterling silver, gemstones/other stones	Bridal jewelry, contemporary metal bands. mountings, metals, diamonds, gemstones, findings, settings, shanks/guards, earrings, earring posts and pendants	Precious metals, pearls, findings, gemstones, raw materials, hand tools, equipment, displays, packaging products, fashion and earrings	Karat jewelry, sterling silver, chains and fashion	Bridal, men’s rings and karat jewelry	Sterling silver, 10K gold, 14K gold, 18K gold, 950 platinum and 950 palladium	Lab grown diamond jewelry	Traditional and lab grown diamond jewelry
The Company’s management team believes that the primary barriers to entry in its industry are significant given the level of financial resources necessary to maintain sufficient levels of inventory. At any point in time, the Company could have over six million pieces of inventory at its primary facility, representing over $100 million in value. Over the course of its 40-plus year operating history, the Company has refined its process as a leading logistics operation for small-package, high-value items, which enabled the Company to ship approximately 1.5 million orders efficiently and expeditiously in the fiscal year ended March 31, 2022.
The Company’s management team believes that the primary factors influencing customer purchasing decisions are fast delivery times, competitive prices, breadth of product offering and catalog, no minimum order requirements, minimizing retailers’ inventory risk, a track record of reliability and quality of product.
Government Regulation
The Company’s operations are subject to numerous legal and regulatory requirements at the federal, state and local levels, including, among others, product safety; trade, transportation and customs; anti-bribery and anti-corruption; environmental; privacy and data security; advertising and consumer protection; health care, employment and labor, including forced labor protection; and zoning and occupancy.
The Company is committed to providing safe, high-quality products to its customers and appropriate safe conditions for its employees and other stakeholders. It is subject to numerous laws governing its products, such as laws relating to diamonds, gemstones, and jewelry administration (including the Kimberley Process, the Clean Diamond Trade Act, the Guides for Jewelry, Precious Metals, and Pewter Laws and the Federal Trade Commission Act of 1914).
The Company sources its products through a network of suppliers around the world, primarily from the United States, Italy, Peru, South Africa, Thailand, China and India. These products are subject to various customs laws, which may impose tariffs, duties, or other charges, as well as quota restrictions. In addition, we are subject to the export and import laws and regulations of each of the countries in which the Company’s products are sold. From time to time, the United States and other countries in which the Company’s products are sold or manufactured may impose new duties, tariffs, surcharges, or other import controls or restrictions, or adjust current prevailing duty or tariff rates or levels, or may require changes with respect to imports, including the Company’s imports, that result in increased duties, tariffs, or charges. The Company monitors import and export restrictions and related developments, and seeks to minimize its potential exposure to such related risks, including, to the extent practicable, through shifts of production among countries.
In addition, the Company is subject to certain laws governing the use of “conflict minerals.” As required by the Dodd-Frank Act, the SEC issued rules in 2012 that require annual disclosure and reporting on the source and use of certain minerals, including gold, from the Democratic Republic of Congo and adjoining countries. Under these “conflict mineral” rules, certain SEC reporting companies must exercise reasonable due diligence in determining the countries of origin of statutorily designated minerals (e.g., gold, tin, tantalum and tungsten) that are used in the products they sell. Companies who meet certain criteria are required to file reports with the SEC disclosing their due diligence measures with regard to countries of origin, the results of those activities, and related determinations.
The Company and its subsidiaries hold various federal, state, and local licenses and permits, some of which are perpetual, but some of which must be renewed annually. These include, but are not limited to, general business licenses, vendor licenses, import licenses and export licenses.
The Company’s operations are subject to federal and state laws governing such matters as healthcare, minimum wage, overtime, working conditions, retirement and employment eligibility requirements (including the Patient Protection and Affordable Care Act of 2010, the Fair Labor Standards Act, state and local wage and hour laws, and the Employee Retirement Income Security Act of 1974).
Legal Proceedings
As of the date of this proxy statement/prospectus, the Quality Gold Companies and their subsidiaries were not party to any material legal proceedings other than those arising in the ordinary course of business.
Intellectual Property
The Company uses a variety of measures, such as trademarks, to protect its intellectual property. The Company also places appropriate restrictions on its proprietary information to control access and prevent unauthorized disclosures as a key part of its broader risk management strategy. As of September 30, 2022, the Company held 99 registered copyrights, 217 registered domain names, 173 registered trademarks, two protection guaranteed trademarks and seven pending trademarks.
Suppliers, Products, and Materials Sourcing
The Company employs a broad network of global suppliers to offer a vast product assortment. The Company has key suppliers in the United States, Italy, Peru, South Africa, Thailand, China, India and many other countries. The Company has several strategic partnerships with key suppliers where the Company represents all or substantially all of the revenues of that supplier. The Company does not currently have any material dependence on a single third-party supplier.
Finished & Partially Finished Products
The Company is primarily a distributor of jewelry and related products and thus mainly purchases finished or partially finished products, rather than raw commodities. The Company sources its finished products and raw materials from over 400 vendors across 19 different countries. Purchases across the vendor base will vary from year to year depending on the styles of finished and partially finished products made by each vendor and how the Company believes those products will be viewed in the market.
Raw Materials
The Company’s costs are generally affected by fluctuations in the price and supply of gold, diamonds, rough lab grown diamonds, and, to a much lesser extent, other precious and semi-precious metals and stones. The Company’s costs are also affected by fluctuations in labor and manufacturing costs.
Precious Metal Sourcing
The Company purchases precious metals in different forms to manufacture or finish certain items. During the fiscal year ended March 31, 2022, the Company purchased precious metals from 257 different vendors and believes that it could find additional suppliers if needed, as its primary raw metals are widely available in the market.
Diamond, Lab Grown Diamond, and Gemstone Sourcing
The Company purchases loose finished natural diamonds and gemstones from various vendors. The Company sells loose gemstones to its customers and also mounts stones in settings purchased from manufacturers using third-party and in-house resources. Most finishing work is completed by the Company’s factory in India, although some finishing is done in the United States.
The Company sells both loose finished lab grown diamonds as well as finished lab grown diamond jewelry products. The Company obtains rough lab grown diamonds from multiple vendors. The Company has a strategic relationship with a factory in India that is responsible for cutting all of its rough lab grown diamonds. This facility is not owned by the Company but works almost exclusively with the Company.
Supply Chain Initiatives
The Company continues to take steps to advance its vertical integration, which includes partnerships with key suppliers of different products and services. In the fiscal year ended March 31, 2022, the Company purchased the remaining interest in one of its key gold chain suppliers, which sources product from Peru. The Company currently has a contract in place with a key supplier of rough lab grown diamonds for a set volume of monthly carats.
The Company continuously seeks to optimize its business and has a history of developing its internal production capabilities to drive margin and operational improvements. This insourcing also helps limit the Company’s reliance on third-party suppliers.
Human Capital Management
The Company’s success depends on its ability to attract, develop, and retain highly engaged and motivated team members. The Company is currently led by a seasoned team of fifteen senior managers and supervisors that have 295 years of combined experience in the jewelry industry, many of whom have been with the Company for more than 10 years. Several members of the management team have been with the Company for over 20 years. As of March 31, 2022, the Company employed 349 employees (55 salaried and 294 hourly) based in the United States, one employee based in Canada, and 319 employees and 113 contractors based in India.
Compensation and Benefits
One of the Company’s primary retention strategies is providing competitive wages as part of the overall team member experience. This fundamental approach to human capital management is intended to attract and retain a talented and diverse workforce.
Competitive benefits are critical to the Company’s success in identifying, recruiting, retaining, and incentivizing its existing and prospective team members.
•
Salaried employees are eligible to participate in Company-sponsored health, dental, vision, life and disability insurance plans.

•
Employees earn paid time off based on hours per pay period worked. The paid time off available to be earned increases with an employee’s tenure.

•
Eligible employees are offered participation in a 401(k) plan with a Company match up to a certain percentage.

•
At the Company’s discretion, the Company may contribute to a profit-sharing pool so employees can benefit from Company performance. Each member of the plan receives a portion of the profits based on their annual compensation and Company performance.

•
Employees are also eligible to receive a bonus each year which can be taken through payroll or as additional time off.

Collective Bargaining
None of the Company’s employees are currently represented by a labor union or have terms of employment that are subject to a collective bargaining agreement. The Company considers its relationships with its employees to be good and has not experienced any work stoppages.

THE QUALITY GOLD COMPANIES’ EXECUTIVE COMPENSATION
Introduction
This section provides information regarding the compensation paid by the Quality Gold Companies for fiscal years ended March 31, 2022 and March 31, 2021 to the executive officers who are named in the “Summary Compensation Table” below. During the fiscal year ended March 31, 2022, the Quality Gold Company “named executive officers” (“NEOs”) and their positions were as follows:
•
Michael Langhammer, Chief Executive Officer, Co-President and Treasurer

•
Jason Langhammer, Chief Operating Officer, Co-President and Secretary

•
Dennis Horn, Chief Financial Officer*

*
Mr. Horn was promoted to Chief Financial Officer in September 2022. He previously held the position of Controller of Quality Gold.

Following the Closing, Michael Langhammer will serve as Chief Executive Officer and President of New Parent, Jason Langhammer will serve as Chief Operating Officer and Secretary of New Parent, and Dennis Horn will serve as Chief Financial Officer of New Parent.
Summary Compensation Table
The following table presents the compensation earned or received by the NEOs for services rendered during the fiscal years ended March 31, 2022 and March 31, 2021.
Summary Compensation Table
Name and principal position	Fiscal year	Salary ($)	Bonus ($)	All other compensation ($)(1)	Total ($)
Michael Langhammer, Chief Executive Officer, Co-President and Treasurer	2022	500,000	—	4,800	504,800
	2021	500,000	—	4,800	504,800
Jason Langhammer, Chief Operating Officer, Co-President and Secretary	2022	500,000	767,407(2)	4,800	1,272,207
	2021	500,000	—	4,800	504,800
Dennis Horn, Controller(3)	2022	148,720	—	—	148,720
	2021	144,282			144,282

(1)
Amounts include car allowances.

(2)
Reflects a bonus payment related to Jason Langhammer’s contributions to the growth of the Quality Gold Companies’ lab grown diamond business during calendar year 2021. Mr. Langhammer was directly responsible for this product category and instrumental to its growth.

(3)
Dennis Horn was appointed as Chief Financial Officer of Quality Gold in September 2022.

Outstanding Equity Awards at Fiscal Year End
None of the NEOs held equity awards as of March 31, 2022.
401(k) and Profit-Sharing Plan
The Quality Gold Companies maintain a retirement savings plan, or 401(k) and Profit Sharing Plan (the “401(k) Plan”), that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the 401(k) Plan, eligible employees may defer up to 75% of their compensation subject to applicable annual contribution limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”). The Quality Gold Companies’ employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code.
The Quality Gold Companies match a portion of employee contributions according to the 401(k) Plan (subject to Internal Revenue Service limits and non-discrimination testing). For the fiscal years ended March 31, 2022 and 2021, the matching contribution was 50% of the first 6% of contributions made by the participants for each plan year. The Quality Gold Companies made matching contributions of $298,431 to the 401(k) Plan during the fiscal year ended March 31, 2022.
The Quality Gold Companies may make annual discretionary profit sharing contributions to the 401(k) Plan. Any profit sharing contribution would be divided among participants eligible to share in the contribution for the plan year on a pro rata basis based upon the participant’s annual compensation in comparison to the total annual compensation of all eligible participants. The Quality Gold Companies made profit sharing contributions of $1 million to the 401(k) Plan during the fiscal year ended March 31, 2022.
Employment, Termination or Change in Control Agreements
The Quality Gold Companies do not currently maintain employment, termination or change in control agreements with any of the NEOs.
Director Compensation
The Quality Gold Companies did not pay their directors or managers, as applicable, any compensation for serving on their board of directors or board of managers, as applicable, during the fiscal year ended March 31, 2022.
The 2023 Plan Summary
The 2023 Plan will be adopted by New Parent’s sole stockholder and board of directors prior to the Closing and will become effective upon the Closing. The 2023 Plan allows New Parent to make equity-based incentive awards to officers, employees, directors and other key persons (including consultants). New Parent’s board anticipates that providing such persons with a direct stake in New Parent will assure a closer alignment of their interests with the interests of New Parent and its stockholders, thereby stimulating their efforts on New Parent’s behalf and strengthening their desire to remain with New Parent.
New Parent will initially reserve 15% of the shares of New Parent Common Stock outstanding on a fully-diluted basis upon the Closing for the issuance of awards under the 2023 Plan (the “Initial Limit”). The number of reserved shares is subject to adjustment in the event of a stock split, stock dividend or other change in New Parent’s capitalization. The maximum aggregate number of shares of New Parent Common Stock that may be issued upon exercise of incentive stock options under the Plan cannot exceed the Initial Limit.
To the extent any shares subject to an award are forfeited, expire or are otherwise not issued before an award terminates, or if any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to an award, then the unissued portion of the shares will again become available for delivery with respect to new awards made under the 2023 Plan. Shares used to pay the exercise price or tax withholding associated with awards are not returned to the pool.
The 2023 Plan also limits the aggregate number of shares with respect to all awards under the 2023 Plan to any non-employee director for services as a non-employee director in any fiscal year to not more than [•] shares via stock options and stock appreciation rights and [•] via restricted stock or stock units (provided, however, that such limits do not apply to cash-based directors fees which directors elect to have paid in shares instead).
The 2023 Plan will be administered by the Compensation Committee of the Board of New Parent. The Compensation Committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2023 Plan. Persons eligible to participate in the 2023 Plan will be full or part-time officers, employees, non-employee directors and other key persons (including consultants).
Under the 2023 Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, stock units, other equity-based awards and cash incentive awards as described below. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee. Subject to adjustments resulting from a change in the number or kind of shares outstanding, options and stock appreciation rights cannot be repriced without shareholder approval.
The 2023 Plan permits the Compensation Committee to grant both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2023 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of New Parent and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant unless the option is granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. The term of each option will be fixed by our Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine the times when each option may be exercised, including when the vesting of options may be accelerated.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature that reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the aggregate exercise price.
The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The term of each stock appreciation right will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine the times when each stock appreciation right may be exercised.
The Compensation Committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the 2023 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The Compensation Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.
The 2023 Plan provides that upon the effectiveness of a “change of control,” as defined in the 2023 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2023 Plan or cash out awards. The Compensation Committee has the discretion to accelerate vesting of awards.
Participants in the 2023 Plan are responsible for the payment of any federal, state or local taxes that New Parent is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have up to the maximum tax withholding obligations satisfied by authorizing New Parent to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award.
The Compensation Committee may make such adjustments to awards as it considers appropriate to preserve their value in the event of an extraordinary dividend, recapitalization, stock split, spin-off or any other event that constitutes an equity restructuring, including adjustments to the terms of (i) the number of shares with respect to which awards may be granted under the Equity Plan and (ii) the terms of outstanding awards (including adjustments to exercise prices of options and other affected terms of awards).
New Parent may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2023 Plan or otherwise in accordance with any company policies that currently exist or that may from time to time be adopted or modified in the future by New Parent and/or applicable law, each of which we refer to as a “clawback policy.” In addition, a participant may be required to repay to New Parent certain previously paid compensation, whether provided under the 2023 Plan or an award agreement or otherwise, in accordance with any clawback policy. By accepting an award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by New Parent, or any amendments that may from time to time be made to the clawback policy in the future by New Parent in its discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s award agreements may be unilaterally amended by New Parent, without the participant’s consent, to the extent that New Parent in its discretion determines to be necessary or appropriate to comply with any clawback policy.
Except as otherwise provided by the Compensation Committee or set forth in an award agreement, awards are not transferable except by will or by laws of descent and distribution. In no event may any award be transferred to a third party in exchange for value without the consent of the Company’s stockholders prior to vesting.
The Compensation Committee may amend or discontinue the 2023 Plan and the Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2023 Plan require the approval of New Parent’s stockholders.
No awards may be granted under the 2023 Plan after the date that is ten years from the date of stockholder approval of the 2023 Plan. No awards under the 2023 Plan have been made prior to the date of this proxy statement/prospectus.
New Plan Benefits
No awards have been previously granted under the 2023 Plan. The awards to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2023 Plan are subject to the discretion of the Compensation Committee. Consequently, no new plan benefits table is included in this proxy statement/ prospectus.
United States Tax Aspects Under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the 2023 Plan. It does not describe all federal tax consequences under the 2023 Plan, nor does it describe state or local tax consequences.
Incentive Options.   No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) New Parent will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.
If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options.   No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Stock Awards.   Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the shares of common stock are received equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. If, however, the shares are not vested when they are received under the 2023 Plan (for example, if the recipient is required to work for a period of time in order to have the right to sell the shares), the recipient generally will not recognize income until the shares become vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the shares on the date they become vested over any amount paid by the recipient in exchange for the shares. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the shares on the date the Award is granted over any amount paid by the recipient in exchange for the shares. New Parent generally will be entitled to a tax deduction in connection with stock awards under the 2023 Plan in an amount equal to the ordinary income realized by the recipient at the time the recipient recognizes such income.
Other Awards.   New Parent generally will be entitled to a tax deduction in connection with other awards under the 2023 Plan in an amount equal to the ordinary income realized by the recipient at the time the recipient recognizes such income. Recipients typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.
Section 409A Compliance.   The 2023 Plan is intended to comply with Section 409A of the Code to the extent that such section would apply to any award under the 2023 Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of restricted stock units that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture (even if the award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the award.
Parachute Payments.   The vesting of any portion of an award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to New Parent, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions.   Under Section 162(m) of the Code, New Parent’s deduction for awards under the 2023 Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

THE QUALITY GOLD COMPANIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of the Quality Gold Companies’ financial condition and plan of operations together with the Quality Gold Companies’ financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. The Quality Gold Companies’ actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus. All amounts in this report are in U.S. dollars, unless otherwise noted. For purposes of this section, references to the “Company,” “we,” “us” and “our” refer to Quality Gold and its subsidiaries and affiliates.
Overview
Nature of Operations
Quality Gold, Inc. and its subsidiaries and affiliates are wholesalers in the jewelry and precious metals market, provide refining, manufacturing, and distribution services, and export gold and various other precious metals. Quality Gold, Inc and its subsidiaries and affiliates operates under four main legal entities (as noted below), which are collectively referred to as the “Quality Gold Companies”:
•
Quality Gold, Inc. (“Quality Gold, Inc.)

•
QGM, LLC (“QGM”)

•
J&M Group Holdings, Inc. (“J&M”)

•
L&L Group Holdings, LLC (“L&L”)

Quality Gold, Inc. is a holding company headquartered in Fairfield, Ohio, and operates four subsidiaries: (1) Gold, LLC (75.1% owned by Quality Gold, Inc.), which operates as a sales and distribution center in North Hollywood, CA; (2) MTM, Inc. (“MTM”, which is 100% owned by Quality Gold, Inc.), founded in 2007 and serves the wholesale jewelry market by supplying gold and silver products; (3) Gotham Jewelry, LLC (100% owned by Quality Gold, Inc.), which is an E-Commerce distributor of watchbands; and (4) IB Goodman Manufacturing Co., Inc. (“I.B. Goodman”) (100% owned by Quality Gold, Inc.), which is a fine jewelry manufacturer.
QGM is a manufacturer and precious metal refiner which also operates LogoArt, LLC (100% owned by QGM), a wholesaler of licensed jewelry with retail customers throughout the United States.
J&M was created by the stockholders of Quality Gold, Inc. in November 2015 as a holding company for various entities in India and to help facilitate business transactions. J&M operates four subsidiaries: (1) QGC Importers ULC (100% owned by J&M); (2) Quality Gold Manufacturing India LLP (99.9% owned by J&M); QG Technologies (India) Private Limited (99.9% owned by J&M); and (4) QG India Lab Grown LLP (99.9% owned by J&M). The subsidiaries of J&M specialize in the importation/exportation of precious metals and studded jewelry, engage in the trading of lab grown diamonds, and provide photography, IT services, and administrative services for its operations in India.
L&L was created by the stockholders of Quality Gold, Inc. in August 2017 as a holding company that owns a 100% interest in Clas Investment Holdings, which encompasses a service center that handles administration and prepares annual financial statements for L&L. Clas Investment Holdings is the immediate stockholder of 99.9% of Steckbeck Jewelry Private Limited’s shares, which is an entity that operates as an office, warehouse, and manufacturing facility for fine jewelry and precious metals in India.
Seasonality
The Quality Gold Companies’ sales and revenues have a seasonal pattern as sales and revenue are typically higher in the period from October through December. This seasonal pattern typically results in higher net revenues during the Quality Gold Companies’ third quarter ending December 31.

Recent Developments
In the 2023 fiscal year, the Quality Gold Companies acquired DeBeer Watch Bands, Inc., an online retailer, and I.B. Goodman Manufacturing Co, a fine jewelry manufacturer.
Impact of the COVID-19 Pandemic on our Operations
We continue to monitor the ongoing impact of the COVID-19 pandemic, including the effects of recent notable variants of the virus. The health, safety and security of our employees and the communities in which we operate remains our highest priority. We have adapted our operations and implemented a number of measures to facilitate a safer sales center environment for both our customers and employees, which includes following best practices and guidelines from the Centers for Disease Control and Prevention (CDC). We implemented enhanced hygiene and sanitation practices at our sales centers and at our corporate offices in 2020, and we continue to evaluate and maintain them.
The COVID-19 pandemic did not have any significant or lasting negative impact on customer demand in the jewelry market. Minimal supply chain impacts affecting the Quality Gold Companies were overcome during the six months ended September 30, 2022.
Financial Position and Liquidity
Cash provided by operations was $12,904,926 for the six months ended September 30, 2022. Cash provided by operations throughout the period helped fund the acquisition of DeBeer Watch Bands, Inc. and I.B. Goodman Manufacturing Co.
Total net receivables decreased 1% to $63,874,984 as of September 30, 2022 compared to $64,554,108 as of March 31, 2022, primarily driven by decrease in sales. Our allowance for credit losses and sales returns was $5,007,970 as of September 30, 2022 and $6,000,000 as of March 31, 2022.
Inventory increased 21% to $165,530,193 as of September 30, 2022 compared to $137,316,858 as of March 31, 2022, reflecting the need to meet expected increased seasonal customer demand and increased product breadth. Our inventory turns, as calculated on a trailing four quarters basis, were 2.71 times as of September 30, 2022 and 3.48 times as of March 31, 2022. Our inventory turns at September 30, 2022 decreased from March 31, 2022 because of our increased inventory on hand.
Accrued expenses and other current liabilities increased 51% to $34,717,250 as of September 30, 2022 compared to $22,973,575 as of March 31, 2022, primarily reflecting an increase in trade payables to suppliers in connection with the expected increased seasonal demand.
Total debt outstanding increased 64% to $78,924,294 as of September 30, 2022 compared to $48,237,337 as of March 31, 2022. Total debt increased due to draws on the line of credit for increased inventory purchases in connection with the expected increased seasonal demand, acquisitions of IB Goodman Manufacturing Co. and DeBeer Watch Bands, Inc., and the payment of distributions to cover taxes.
Current Trends and Outlook
The market for jewelry continues to remain strong, despite macroeconomic and inflationary pressures. Forbes notes that jewelry sales have continued to grow since 2014. With this positive outlook, the Quality Gold Companies continue to evaluate opportunities for strategic acquisitions.
Results of Operations
Comparison of Results of Operations for the Three and Six Months Ended September 30, 2022 and 2021
Net Sales
	Six Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Revenue	$221,420,391	$254,282,547	$(32,862,156)	(13)%

Net sales decreased 13% to $221,420,391 for the six months ended September 30, 2022 compared to $254,282,547 for the six months ended September 30, 2021, due to decreased demand due to the downturn in the recent economic environment.
	Three Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Revenue	$100,634,840	$122,363,015	$(21,728,175)	(18)%
Net sales decreased 18% to $100,634,840 for the three months ended September 30, 2022 compared to $122,363,015 for the three months ended September 30, 2021, due to decreased demand due to the downturn in the recent economic environment.
Gross Profit
	Six Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Gross profit	$56,429,391	$57,180,470	$(751,079)	(1)%
Gross margin	25.5%	22.5%
Gross profit decreased 1% to $56,429,391 for the six months ended September 30, 2022 compared to $57,180,470 for the six months ended September 30, 2021, primarily driven by a decrease in revenue due to changes in customer mix, primarily a decrease in wholesale business, and due to an increase in cost of revenues as a result of changes in metal prices. Gross margin increased to 25.5% for the six months ended September 30, 2022 compared to 22.5% for the six months ended September 30, 2021, based mostly on the product mix of sales and an increase in costs of revenues as a result of changes in metal prices.
	Three Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Gross profit	26,843,100	28,953,783	(2,110,683)	(7)%
Gross margin	26.7%	23.7%
Gross profit decreased 7% to 26,843,100 for the three months ended September 30, 2022 compared to 28,953,783 for the three months ended September 30, 2021, primarily driven by decrease in revenue due to the changes in customer mix, primarily a decrease in wholesale business, and due to an increase in cost of revenues as a result of changes in metal prices. Gross margin increased to 26.7% for the three months ended September 30, 2022 compared to 23.7% for the three months ended September 30, 2021, based mostly on the product mix of sales and an increase in costs of revenues as a result of changes in metal prices.
Operating Expenses
	Six Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Selling and shipping expenses	$8,068,848	$7,045,795	$1,023,053	15%
General and administrative expenses	$17,348,098	$14,984,487	$2,363,611	16%
Operating expenses as a percentage of revenue	11.5%	8.7%
Operating expenses increased 15% to $25,416,946 for the six months ended September 30, 2022 compared to $22,030,282 for the six months ended September 30, 2021, primarily driven by increased salaries due to base wage increases, inflation, and professional fees connected with the various acquisitions and with the IPO readiness process. Operating expenses as a percentage of revenue increased to 11.5% for the six months ended September 30, 2022 compared to 8.7% for the six months ended September 30, 2021, primarily driven by the same factors.

	Three Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Selling and shipping expenses	4,063,309	3,799,932	263,377	7%
General and administrative expenses	9,389,710	7,516,810	1,872,900	25%
Operating expenses as a percentage of revenue	13.4%	9.2%
Operating expenses increased 7% to 13,453,019 for the three months ended September 30, 2022 compared to 11,316,742 for the three months ended September 30, 2021, primarily driven by increased salaries due to base wage increases, inflation, and professional fees connected with the various acquisitions and with the IPO readiness process. Operating expenses as a percentage of revenue increased to 13.4% for the three months ended September 30, 2022 compared to 9.2% for the three months ended September 30, 2021, primarily driven by the same factors.
Operating Income
	Six Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Income from operations	31,012,445	$35,150,188	$(4,137,743)	(12)%
Operating income as a percentage of revenue	14.0%	13.8%
Operating income decreased 12% to $31,012,445 for the six months ended September 30, 2022, compared to $35,150,188 for the six months ended September 30, 2021. Operating margin, which is calculated as operating income divided by net revenue slightly increased to 14.0% in 2022 compared to 13.8% in 2021. The increase in operating margin was primarily due to the changes in customer mix and an increase in cost of revenues as a result of changes in metal prices, being partially offset by increased salaries due to base wage increases, inflation, and professional fees connected with the various acquisitions and with the IPO readiness process over the six months ended September 30, 2022.
	Three Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Income from operations	13,390,081	17,637,041	(4,246,960)	(24)%
Operating income as a percentage of revenue	13.3%	14.4%
Operating income decreased 24% to 13,390,081 for the six months ended September 30, 2022, compared to 17,637,041 for the six months ended September 30, 2021. Operating margin, which is calculated as operating income divided by net revenue slightly decreased to 13.3% in 2022 compared to 14.4% in 2021. The decrease in operating margin was mostly due to increased salaries due to base wage increases, inflation, and professional fees connected with the various acquisitions and with the IPO readiness process, being partially offset by the changes in customer mix and an increase in cost of revenues as a result of changes in metal prices over the three months ended September 30, 2022.
Non-operating Income
Non-operating income decreased 54% to $2,742,746 for the six months ended September 30, 2022 compared to $5,999,260 for the six months ended September 30, 2021 and decreased 75% to 1,180,368 for the three months ended September 30, 2022 compared to 4,815,902 for the three months ended September 30, 2021 primarily driven by the forgiveness of the SBA Paycheck Protection Program loan payable in 2021.
Non-operating Expenses
Non-operating expenses increased 15% to $4,137,128 for the six months ended September 30, 2022 compared to $3,585,191 for the six months ended September 30, 2021 and decreased 12% to 1,858,075 for the three months ended September 30, 2022 compared to 2,115,247 for the three months ended September 30, 2021, primarily driven by an increase in interest expense.

Income Taxes
The Quality Gold Companies’ effective tax rate for the six months ended September 30, 2022, and September 30, 2021, was 4.91% and 2.84% respectively. The Quality Gold Companies’ effective tax rate for the three months ended September 30, 2022, and September 30, 2021, was 4.60% and 1.70% respectively. The effective tax rates for all periods differs from the US federal statutory tax rate of 21% because substantially all the income of the entities included in the consolidated financial statements are US pass through entities not subject to income taxes at the entity level. Instead, the income is taxed to the shareholders.
The income tax expense for each period is primarily due to activities in India, US city income taxes assessed at the entity level, and an accrual for US state uncertain tax positions. For those states that assess tax at the entity level for pass through entities, and where the Quality Gold Companies do not file a tax return but where state taxable nexus is likely, the Quality Gold Companies accrue the tax, interest and penalties. The Quality Gold Companies estimate an annual effective tax rate based on projected full year income and estimated tax expense, and then records the quarterly income tax expense using the estimated annual effective tax rate.
Net Income
	Six Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Net Income	$28,163,973	$36,497,300	$(8,333,327)	(23)%
Net income as a percentage of revenue	12.7%	14.4%
Net income decreased 23% to $28,163,973 for the six months ended September 30, 2022 compared to $36,497,300 for the six months ended September 30, 2021. Net income decreased as a percentage of net sales due to factors noted for operating income above, along with decrease in non-operating income in connection with the forgiveness of the Paycheck Protection Program loan.
	Three Months Ended September 30,		Change
	2022	2021	Dollars	Percentage
Net Income	$12,127,481	$19,991,642	$(7,864,161)	(39)%
Net income as a percentage of revenue	12.1%	16.3%
Net income decreased 39% to $12,127,481 for the three months ended September 30, 2022 compared to $19,991,642 for the three months ended September 30, 2021. Net income decreased as a percentage of net sales due to factors noted for operating income above, along with decrease in non-operating income in connection with the forgiveness of the Paycheck Protection Program loan.
Comparison of Results of Operations for the Years Ended March 31, 2022 and 2021
Net Sales
	Years Ended March 31,		Change
	2022	2021	Dollars	Percentage
Revenue	$544,568,257	$391,727,758	$152,840,499	39%
Net sales increased 39% to $544,568,257 for the year ended March 31, 2022 compared to $391,727,758 for the year ended March 31, 2021, primarily driven by increased customer demand from organic growth of the Quality Gold Companies and additional focus on the sales of lab grown diamonds, in order of magnitude.

Gross Profit
	Years Ended March 31,		Change
	2022	2021	Dollars	Percentage
Gross profit	$123,188,546	$101,842,681	$21,345,865	21%
Gross margin	22.6%	26.0%
Gross profit increased 21% to $123,188,546 for the year ended March 31, 2022 compared to $101,842,681 for the year ended March 31, 2021, primarily driven by additional focus on the sales of lab grown diamonds and organic growth of the Quality Gold Companies. Gross margin decreased to 22.6% for the year ended March 31, 2022 compared to 26.0% for the year ended March 31, 2021, based mostly on the product mix of sales which are dependent on consumer purchasing trends. In 2022, greater sales were made through wholesale channels which have lower operating margins.
Operating Expenses
	Years Ended March 31,		Change
	2022	2021	Dollars	Percentage
Selling and shipping expenses	$15,371,478	$12,726,141	$2,645,337	21%
General and administrative expenses	$34,159,683	$29,568,754	$4,590,929	16%
Operating expenses as a percentage of revenue	9.1%	10.8%
Operating expenses increased 17% to $49,531,161 for the year ended March 31, 2022 compared to $42,294,895 for the year ended March 31, 2021, primarily driven by increased customer demand. Operating expenses as a percentage of revenue decreased to 9.1% for the year ended March 31, 2022 compared to 10.8% for the year ended March 31, 2021, primarily driven by operating efficiencies that we were able to gain based on previous investments in infrastructure that allowed us to support larger sales quantities without proportionate increases in cost.
Operating Income
	Years Ended March 31,		Change
	2022	2021	Dollars	Percentage
Income from operations	$73,657,385	$59,547,786	$14,109,599	24%
Operating income as a percentage of revenue	13.5%	15.2%
Operating income increased 24% to $73,657,385 for the year ended March 31, 2022, compared to $59,547,786 for the year ended March 31, 2021. Operating margin, which is calculated as operating income divided by net revenue slightly decreased from 13.5% in 2022 compared to 15.2% in 2021. The decrease in operating margin was mostly due to the changes in customer trends and increased sales in wholesale channels having a larger impact on our operating income than the operating efficiencies that we were able to achieve within operating expenses based on our enhanced internal infrastructure.
Non-operating Income
Non-operating income increased 5% to $10,226,450 for the year ended March 31, 2022 compared to $9,770,830 for the year ended March 31, 2021, primarily driven by a gain on the forgiveness of SBA Paycheck Protection Program Loan Payable, including interest of $3,282,820 during the year ended March 31, 2022.
Non-operating Expenses
Non-operating expenses decreased 47% to $7,993,008 for the year ended March 31, 2022 compared to $15,209,829 for the year ended March 31, 2021, primarily driven by a decrease in bad debt in 2022 compared to 2021 as a result of the write-off of certain non-operating notes receivable in 2021.
Income Taxes
The Quality Gold Companies’ effective tax rate for the years ended March 31, 2022, and March 31, 2021, was 4.11% and 3.74% respectively. The effective tax rates for these years differs from the US federal statutory tax rate of 21% because substantially all the income of the entities included in the consolidated financial statements are US pass through entities not subject to income taxes at the entity level. Instead, the income is taxed to the shareholders.
The income tax expense for each year is primarily due to activities in India, US city income taxes assessed at the entity level, and an accrual for US state uncertain tax positions. For those states that assess tax at the entity level for pass through entities, and where the Quality Gold Companies do not file a tax return but where state taxable nexus is likely, the Quality Gold Companies accrue the tax, interest and penalties. The Quality Gold Companies estimate an annual effective tax rate based on projected full year income and estimated tax expense, and then records the quarterly income tax expense using the estimated annual effective tax rate.
Net Income
	Years Ended March 31,		Change
	2022	2021	Dollars	Percentage
Net Income	$72,773,806	$52,082,563	$20,691,243	40%
Net income as a percentage of revenue	13.4%	13.3%
Net income increased 40% to $72,773,806 for the year ended March 31, 2022 compared to $52,082,563 for the year ended March 31, 2021. Net income increased as a percentage of net sales due to factors noted for operating income above, along with increases in non-operating income in connection with the forgiveness of the Paycheck Protection Program loan.
Liquidity and Capital Resources
Sources of Liquidity
Liquidity is defined as the ability to generate adequate amounts of cash to meet short-term and long-term cash needs. We assess our liquidity in terms of our ability to generate cash to fund our operating activities. Significant factors which could affect our liquidity include the following:
•
cash flows generated from operating activities;

•
the adequacy of available bank lines of credit;

•
the quality of our receivables;

•
acquisitions;

•
dividend payments;

•
capital expenditures;

•
changes in income tax laws and regulations;

Our primary capital needs are funding working capital, acquisitions, operating expenses and taxes.
We prioritize our use of cash based on investing in our business, primarily to fund the depth and breadth of inventory, potential acquisitions, funding operations, and reducing debt and credit facilities. Our specific priorities for the use of cash are as follows:
•
Increasing the depth and breadth of inventory using the consignment facilities and working capital line of credit;

•
Capital spending relating to potential acquisitions to grow the business;

•
Operations;

•
Reducing debt — reducing line of credit.

Based on management’s current plans, we project capital expenditures for the year ended March 31, 2023 will continue to increase.
We believe we have adequate availability of capital to fund present operations and the current capacity to finance any working capital needs that may arise. We continually evaluate potential acquisitions and hold discussions with acquisition candidates. If suitable acquisition opportunities arise that would require financing, we believe that we have the ability to finance such transactions.
Sources and Uses of Cash
The following table shows a summary of the Quality Gold Companies’ cash flows for the six months ended September 30, 2022 and 2021:
	Six Months Ended September 30,
	2022	2021
Net cash provided by operating activities	$12,904,926	$10,150,993
Net cash provided (used) by investing activities	(4,289,145)	2,247,693
Net cash used in financing activities	(7,249,042)	(16,852,709)
Net change in cash and cash equivalents	$1,366,739	$(4,454,023)
Cash provided by operations of $12,904,926 for the six months ended September 30, 2022 increased $2,753,933 compared to the six months ended September 30, 2021. The increase in cash provided by operations is driven by a decrease in accounts receivable, and an increase in accounts payable in the current year, partially offset by an increased inventory and decreased net income.
Cash used by investing activities of $4,289,145 for the six months ended September 30, 2022 decreased $6,536,838 compared to the six months ended September 30, 2021 due to decreases in repayments of notes receivable and payments made for acquisitions.
Cash used in financing activities of $7,249,042 for the six months ended September 30, 2022 increased $9,603,667 compared to the six months ended September 30, 2021 due to an increase in proceeds from lines of credit and a decrease in repayments of lines of credit, partially offset by an increase in shareholder distributions.
The following table shows a summary of the Quality Gold Companies’ cash flows for the years ended March 31, 2022 and 2021:
	Years Ended March 31,
	2022	2021
Net cash provided by operating activities	$37,944,365	$27,337,390
Net cash provided (used) by investing activities	2,237,200	(4,399,831)
Net cash used in financing activities	(43,594,867)	(17,966,365)
Net change in cash and cash equivalents	$(3,413,302)	$4,971,194
Cash provided by operations of $37,944,365 for the year ended March 31, 2022 increased $10,606,975 compared to the year ended March 31, 2021. The increase in cash provided by operations is driven by increased net income in the current year, partially offset by increased cash used for working capital.
Cash provided by investing activities of $2,237,200 for the year ended March 31, 2022 increased $6,637,031 compared to the year ended March 31, 2021 due to increases in repayments of notes receivable and decreases in issuances of notes receivable.
Cash used in financing activities of $43,594,867 for the year ended March 31, 2022 decreased $25,628,502 compared to the year ended March 31, 2021 due to the consideration paid by the Quality Gold Companies to purchase MTM and an increase in shareholder distributions.

Future Sources and Uses of Cash
To supplement cash from operations as our primary source of working capital, we will continue to utilize the following major credit facilities, which are the Line of Credit (as defined below) and the QGC Land Holdings Line of Credit (as defined below). Additionally, we have two consignment facilities (as defined below) that we use to reduce exposure to precious metal price movements and to reduce working capital investment. For additional details regarding these facilities, see the summary descriptions below and more complete descriptions in Note 10 and Note 5 of our “Notes to Consolidated Financial Statements,” included elsewhere in this proxy statement/prospectus.
Line of Credit
The Quality Gold Companies have a secured credit agreement (the “Line of Credit”) with a bank (the “Lender”) that allows for borrowings up to $60,000,000 (subject to adjustment based on inventory and accounts receivable levels) and is payable on demand. The maturity date on the Line of Credit is September 30, 2023. The Line of Credit is secured by all assets, excluding consigned inventory as discussed in Note 5 to the financial statements, of Quality Gold, Inc., MTM, Gold, LLC, and LogoArt, LLC. The Line of Credit has various financial covenant provisions which must be met (as described in the Financial Covenants section below). Additionally, there is an ‘intercreditor agreement’ between the Lender and the Consignment Banks (see Note 5 to the financial statements) to ensure the distribution of collateral. The Quality Gold Companies were compliant with all covenants as of September 30, 2022 and March 31, 2022. Unused amounts under the Line of Credit were $12,781,927 and $22,998,724 (as of March 31, 2022, the Line of Credit allowed borrowings up to $40,000,000) at September 30, 2022 and March 31, 2022, respectively. The weighted average interest rate on the Line of Credit was 3.50% and 1.24% for the three months ended September 31, 2022 and 2021, respectively. The weighted average interest rate on the Line of Credit was 2.78% and 1.24% for the six months ended September 31, 2022 and 2021, respectively.
Consignment Facilities
In conjunction with the Line of Credit (as defined in Note 10 to the financial statements), there are two related consignment facilities with two separate banks (each a “Consignment Bank,” and, collectively, the “Consignment Banks”). Quality Gold, Inc., MTM, Gold, LLC and LogoArt, LLC have an agreement with these banks under which gold and silver inventory owned by the Consignment Banks is consigned to Quality Gold, Inc. and MTM. Title to such gold and silver remains with the bank until the Quality Gold Companies have paid for amounts used. During such time as the gold and silver is consigned, the Quality Gold Companies must pay a consignment fee. Under the agreement with one Consignment Bank, the consignment fee is 2.55% for gold and 3.80% for silver at September 30, 2022 and 2.05% for gold and 2.00% for silver at March 31, 2022. Under the agreement with the second Consignment Bank, the consignment fee is 2.25% for gold and silver at September 30, 2022 and March 31, 2022. The fixed consignment fees are calculated based upon the fair value of the underlying consigned metal on the drawdown date. The fair value is determined by the London Bullion Market Association (“LBMA”), a globally recognized precious metals trade platform, on that specified date. In addition, Quality Gold, Inc., MTM, Gold, LLC and LogoArt, LLC are required to maintain and pay the insurance premium and in addition are responsible for making the Consignment Banks whole in instances where the insurance does not cover the value of the consigned inventory. Therefore Quality Gold, Inc., MTM, Gold, LLC and LogoArt, LLC bear the risk of loss, theft, damage, or destruction of such gold, silver or platinum inventory for which appropriate insurance coverage has been obtained.
QGC Land Holdings Line of Credit
QGC Land Holdings has a secured credit agreement (the “QGC Land Holdings Line of Credit”) with a bank that allows for borrowings up to $7,784,000 and is payable on demand. The maturity date on the QGC Land Holdings Line of Credit is October 26, 2023. The QGC Land Holdings Line of Credit is secured by mortgages taken out by QGC Land Holdings on two buildings. The QGC Land Holdings Line of Credit does not have any financial covenant provisions. Unused amounts under the QGC Land Holdings Line of Credit were $619,000 and $4,379,000 at September 30, 2022 and March 31, 2022, respectively. The weighted average interest rate on the QGC Land Holdings Line of Credit was 4.78% and 2.50% for the

three months ended September 30, 2022 and 2021, respectively. The weighted average interest rate on the QGC Land Holdings Line of Credit was 3.89% and 2.50% for each of the six months ended September 30, 2022 and 2021, respectively.
Term Loan
Quality Gold, Inc. has a note payable due to a bank for the purchase of equipment (the “Term Loan”). The note is secured by the purchased equipment. In October 2021, Quality Gold, Inc. refinanced the Term Loan and increased the principal balance to $22,000,000. In April 2022, the interest benchmark was changed from daily LIBOR to daily Bloomberg Short Term Bank Yield Index (“BSBY”). The balance outstanding at September 30, 2022 and March 31, 2022 was $16,958,333 and $19,708,333, respectively. Payments are made monthly with a maturity date of October 2025. Interest is charged daily at BSBY plus 1.15% (4.29% at September 30, 2022).
Small Business Administration (“SBA”) Paycheck Protection Program Loan Payable
In April 2020, Quality Gold, Inc. and MTM. each received a loan in the amount of $3,227,500 and $55,320, respectively, under the Paycheck Protection Program (“PPP Loans”). The loans accrued interest at a rate of 1% and had an original maturity date of two years which could be extended to five years by mutual agreement of the companies and SBA. The PPP Loans contained customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The PPP Loans were forgiven in full during the year ended March 31, 2022. The Quality Gold Companies recognized a gain on the forgiveness of SBA Paycheck Protection Program Loan Payable, of $3,227,500 and $3,282,820 during the three and six months ended September 30, 2022 and 2021, respectively.
Notes Payable — Related Parties
MTM has an unsecured note payable to a company owned by a former stockholder (the “MTM Note Payable”) in the amount of $3,267,353 at both September 30, 2022 and March 31, 2022. On July 1, 2021, MTM agreed to payment and interest terms on the MTM Note Payable. Pursuant to the agreement, the MTM Note Payable bears interest from and after June 30, 2021 at 2% per annum and is payable in installment over a period of three years. The first installment is due June 30, 2022 in the amount of one-third of the principal amount plus all interest accumulated to that date. The second installment is due June 30, 2023 in the amount of one-half of the outstanding principal balance plus all interest accumulated to that date. The balance and all remaining accumulated interest is due and payable on June 30, 2024. In June 2022, MTM and holder of the note agreed to delay the payment of the first installment until December 2022.
A former stockholder of MTM has from time to time loaned MTM gold (the “Gold Loan”) for use in operations. The quantity of gold loaned to MTM was 2,500 ounces at September 30, 2022 and March 31, 2022. The carrying value of the Gold Loan is adjusted to reflect the fair market value of the loaned gold at each balance sheet date using the market price of gold, with changes in fair value recognized within cost of revenues in the condensed consolidated and combined statements of income. The carrying value of the Gold Loan was $4,179,375 and $4,855,375 at September 30, 2022 and March 31, 2022, respectively. Beginning July 1, 2021 the Gold Loan accrues interest at a rate of 2%. The accrued interest on the Gold Loan was $38,562 and $85,752 at September 30, 2022 and March 31, 2022, respectively, and was included within accrued payables as applicable, in the condensed, consolidated and combined balance sheets. There are no payment terms associated with the Gold Loan. The Gold Loan has been classified as long-term in the condensed, consolidated and combined balance sheets.
QG Technologies (India) Private Limited, a subsidiary of J&M, has a note payable to a director in the aggregate of $136,160 at September 30, 2022. There are no payment terms or interest on the note payable. The note payable has been classified as long-term in the condensed, consolidated and combined balance sheets.

Financial Covenants
Financial covenants of the Line of Credit include maintenance of a minimum average fixed charge coverage ratio and a maximum senior ratio, which are our most restrictive financial covenants. As of September 30, 2022, the calculations of these two covenants are detailed below:
•
Minimum Fixed Charge Coverage Ratio. On the last day of each fiscal quarter, our fixed charge ratio must be greater than or equal to 1.20 to 1.00. Fixed Charge Ratio is, with respect to borrowers on a consolidated basis, the ratio (a) EBITDA to (b) debt payments, plus taxes paid or required to have been paid, plus distributions, dividends, redemptions and other repurchases of equity interests, plus unfunded capital expenditures. As of September 30, 2022, our fixed charge ratio equaled 1.53 (compared to 1.92 as of March 31, 2022).

•
Maximum Average Senior Leverage Ratio. On the last day of each fiscal quarter, our average total leverage ratio must be less than 3.25 to 1.00. Average Total Leverage Ratio is the ratio of (a) the total sum of senior funded debt outstanding as of such day, to (b) EBITDA for the four fiscal quarter period ending on such day. As of September 30, 2022, our senior leverage ratio equaled 0.59 (compared to 0.58 as of March 31, 2022).

The Line of Credit limits the declaration and payment of dividends or distributions on equity interests of any borrower or guarantor (other than dividends or distributions payable in the Quality Gold Companies’ stock, or split-ups or reclassifications of the Quality Gold Companies’ stock) or apply any of the Quality Gold Companies’ funds, property or assets to the purchase, redemption or other retirement of any equity interest, or of any options to purchase or acquire equity interest of any borrower or guarantor other than permitted dividends and dividends or distributions to any borrower or guarantor.
Other covenants include restrictions on our ability to create liens, incur indebtedness, make investments, merge or consolidate, and sell or transfer assets. Failure to comply with any of our financial covenants or any other terms of the Line of Credit could result in higher interest rates on our borrowings or the acceleration of the maturities of our outstanding debt.
Contractual Obligations and Commitments
Legal Contingencies
The Quality Gold Companies are involved in various litigation arising from the ordinary course of business. In the opinion of management, none of the litigation is expected to materially affect the financial position of the Quality Gold Companies.
License Agreements
LogoArt, LLC has entered into various licensing agreements with professional organizations to manufacture and sell certain trademarked jewelry. The agreements expire at various dates through December 2024. LogoArt, LLC is obligated to pay the licensor guaranteed royalties. Royalty rates range between 1% and 18% of net sales proceeds of these products. Included in royalty expense for the three months ended September 30, 2022 and 2021 was $48,524 and $56,161, respectively. Included in royalty expense for the six months ended September 30, 2022 and 2021 was $90,430 and $116,598, respectively. Amounts due under the guaranteed royalties were $19,453 and $31,965 at September 30, 2022 and March 31, 2022, respectively, and was included within accrued payables as applicable, in the consolidated and combined balance sheets.
Off-Balance Sheet Arrangements
The Quality Gold Companies maintain a portion of its metals on a consignment basis in order to reduce its exposure to price movements and to reduce its working capital investment. This inventory is usually in the form of finished jewelry pieces that are purchased from third-party vendors. The notional value of off-balance sheet precious metals was $92,261,351 and $79,154,798 as of September 30, 2022 and March 31, 2022, respectively. The Quality Gold Companies remained in compliance with all of the covenants contained in the consignment agreements as of September 30, 2022 and March 31, 2022.

The Quality Gold Companies have no guarantees or obligations other than those which arise out of normal business operations.
Critical Accounting Policies and Significant Judgments and Estimates
The Quality Gold Companies management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires the Quality Gold Companies to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of expenses during the reporting period. In accordance with U.S. GAAP, the Quality Gold Companies evaluates its estimates and judgments on an ongoing basis. The most significant estimates relate to the allowance of doubtful accounts, inventory valuation, and the valuation of intangible assets and goodwill. The Quality Gold Companies base estimates and assumptions on current facts, historical experiences, and various other factors that the Quality Gold Companies believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
The Quality Gold Companies define its critical accounting policies as those accounting principles that require it to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which the Quality Gold Companies apply those principles. While its significant accounting policies are more fully described in Note 2 to its financial statements appearing elsewhere in this proxy statement / prospectus, the Quality Gold Companies believe the following are the critical accounting policies used in the preparation of its financial statements that require significant estimates and judgments.
Variable Interest Entity
The Quality Gold Companies follow ASC Topic 810, Consolidation (“ASC 810”), under the generally accepted accounting principles (“GAAP”) provisions of accounting for consolidation of VIEs. These provisions introduce a framework for determining the primary beneficiary of a VIE. The primary beneficiary of a VIE is required to consolidate the assets and liabilities of the VIE. Under ASC 810, the primary beneficiary is the party that has both the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.
To assess whether the Quality Gold Companies have the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Quality Gold Companies consider all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE or have the right to unilaterally remove those decision makers are deemed to have the power to direct the activities of a VIE.
To assess whether the Quality Gold Companies have the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Quality Gold Companies consider all facts and circumstances, including their role in establishing the VIE and its ongoing rights and responsibilities. This assessment requires that the Quality Gold Companies apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include: common ownership and management, the entity’s equity balance, and the services performed for the VIE by personnel of the Quality Gold Companies.
The Quality Gold Companies perform on-going reassessments of whether any entities previously evaluated under the majority voting interest framework have become VIE’s, based on certain events, and therefore subject to the VIE consolidation framework and whether changes in the facts and circumstances regarding the Quality Gold Companies’ involvement with a VIE cause the Quality Gold Companies’ consolidation conclusion regarding the VIE to change.

Fair Value Measurements
The Quality Gold Companies apply ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Quality Gold Companies’ principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:
Level 1 —  Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 —  Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 —  Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
The carrying amounts of cash and cash equivalents, accounts receivables, notes receivables, prepaid catalog costs, prepaid expenses, accounts payable, accrued payables, and other current liabilities approximate fair value due to their short-term nature. The carrying amounts of lines of credit and notes payable to unrelated parties approximate fair value based on the borrowing rates currently available to the Quality Gold Companies for bank loans with similar terms and average maturities.
Revenue Recognition
The Quality Gold Companies account for revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The Quality Gold Companies’ revenue recognition policies are established in accordance with ASC 606, and accordingly, revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Quality Gold Companies expect to be entitled to in exchange for those goods or services.
The Quality Gold Companies generate revenue primarily from the sale of finished products to customers, whereby each product unit represents a single performance obligation. The Quality Gold Companies recognize revenue from product sales when the customer has obtained control of the products, which is either at point of sale or delivery to the customer, depending upon the specific terms and conditions of the contact. Revenue is measured based on consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties.
Control transfers to the customer at a point in time. The Quality Gold Companies’ principal terms of sale are FOB Shipping Point and FOB Destination and the Quality Gold Companies transfer control and records revenue for product sales either upon shipment or delivery to the customer, respectively. For goods on consignment with retailers, revenue is recorded when a predetermined event occurs. This is typically when the retailer has sold the goods to its customer or when the consignment period ends which is the point in time at which control of the consigned goods has transferred to the retailer.

The nature of the Quality Gold Companies’ business gives rise to variable consideration, including discounts, product returns and other price concessions that generally decrease the transaction price which reduces revenue. Variable consideration is estimated at the most likely amount that is expected to be earned based on historical information.
The majority of the Quality Gold Companies’ contracts contain warranty clauses that relate solely to assurance that the products provided meet those expectations and without defect. Such warranties are accounted for in accordance with the ASC Topic 460, Guarantees. In addition, there are certain products sold by the Quality Gold Companies which contain a lifetime warranty against manufacturing defects. The Quality Gold Companies defer a portion of revenue related to this performance obligation based on historical claim information. The revenue allocated to the lifetime warranty has historically been immaterial to the consolidated and combined financial statements.
The Quality Gold Companies elected to account for shipping and handling expenses that occur after the customer has obtained control of products as a fulfillment activity in cost of revenues. Shipping and handling expenses in the amount of $6,497,218 and $5,395,881 were classified as selling and shipping expenses on the consolidated and combined statements of income for the years ended March 31, 2022 and 2021, respectively. The Quality Gold Companies apply the practical expedient provided for by the applicable revenue recognition guidance by not adjusting the transaction price for significant financing components for periods less than one year. The Quality Gold Companies also apply the practical expedient provided by the applicable revenue recognition guidance based upon which the Quality Gold Companies expense sales commissions when incurred because the amortization period is one year or less. Sales commissions are recorded within “Selling and shipping expenses” in the consolidated and combined statements of income.
Receivables and Credit Policies
Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Quality Gold, Inc. collects finance charges for unpaid accounts receivable with invoice dates over 30 days old, which bear interest at 2.0% per month. Accounts receivable are stated at the amount billed to the customer plus any accrued and unpaid interest. Interest is accrued monthly on delinquent accounts until the invoice is paid in full or written off. All of the other consolidated and combined companies do not charge interest on delinquent accounts receivable. Accounts receivable for these customers are stated at the amount billed to the customer. Accounts receivable at March 31, 2022 and 2021 was $64,554,108 and $55,070,929, respectively.
Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by an allowance for credit losses that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that exceed 90 days from invoice date and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. Management also uses past experiences and future economic conditions in estimating the total uncollectible amount.
Inventory
The Quality Gold Companies’ inventory, consisting primarily of gold and silver jewelry, is stated at the lower of cost or net realizable value. Amounts are removed from inventory and recognized in costs of revenues on a weighted average basis.
Hedging Activities
The cost of the Quality Gold Companies’ precious metal inventory is linked to the prevailing price of the underlying precious metal commodity. The Quality Gold Companies seek to minimize the effect of price changes of the underlying commodity and enters into inventory hedging transactions, principally utilizing metals commodity futures contracts traded on national futures exchanges or forward contracts with credit worthy financial institutions.
Forward and futures contracts entered into for hedging purposes are recorded at fair value on the trade date and are marked-to-market each period. The difference between the original contract values and the market values of these contracts are reflected as derivative assets or derivative liabilities in the consolidated and combined balance sheets at fair value, with the corresponding unrealized gains or losses included as a component of cost of revenues.
The Quality Gold Companies enter into forward and futures contracts solely for the purpose of hedging certain precious metal inventory subject to price risk, and not for speculation.
The Quality Gold Companies are not using hedge accounting as defined under ASC Topic 815, Derivatives and Hedging (“ASC 815”), whereby the gains or losses would be deferred and included as a component of other comprehensive income. As such, the changes in fair value are recorded in current earnings.
Use of Estimates
The preparation of the consolidated and combined financial statements in conformity with GAAP and US Securities and Exchange (“SEC”) regulations require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could materially differ from those estimates. Estimates and assumptions are primarily made in relation to determination of fair value (primarily with respect to derivatives, certain financial instruments, and certain investments), impairment assessments of property, plant and equipment and intangible assets, valuation allowance determination on deferred tax assets, and revenue recognition judgments.
Recently Adopted Accounting Pronouncements
In February 2016, FASB issued ASU No. 2016-02, (“ASU 2016-02” or “ASC 842”), Leases (Topic 842). The amendments in this update require lessees to recognize a lease liability measured on a discounted basis and a right-of-use (“ROU”) asset for all leases at the commencement date. The Company adopted ASC 842 as of April 1, 2022 using the modified retrospective transition approach. The Company elected the transition package of practical expedients provided within the amended guidance, which eliminated the requirements to reassess lease identification, lease classification, and initial direct costs for leases that commenced before the effective date. The Company also elected to combine lease and non-lease components and to exclude short-term leases from its consolidated balance sheets. The Company did not elect the hindsight practical expedient in determining the lease term.
In connection with the adoption of ASC 842, the Company recognized operating lease liabilities of $48,518 and right-of-use (“ROU”) assets of $48,518. The operating lease liabilities were included within other long-term liabilities as applicable, in the condensed consolidated and combined balance sheets. The ROU assets were included within other long-term assets as applicable, in the condensed consolidated and combined balance sheets. The Company’s lease liabilities were based on the present value of the remaining minimum lease commitments using the Company’s incremental borrowing rates as of April 1, 2022, and the Company’s ROU assets were based upon the operating lease liabilities adjusted for prepaid and deferred rents. The adoption of ASC 842 did not have a material impact on the Company’s results of operations or cash flows.
In March 2020, the FASB issued ASU 2020-04 (“ASU 2020-04”), Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (“IBORs”) and, particularly, the risk of cessation of the London Interbank Offered Rate (“LIBOR”), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. ASU 2020-04 provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. We adopted ASU 2020-04 effective April 1, 2022. The Company’s primary association with LIBOR was through interest rates applicable to its Term Loan (as defined in Note 10), which was amended in April 2022 to change the interest benchmark from daily LIBOR to daily Bloomberg Short Term Bank Yield Index (“BSBY”). Accordingly, the Company applied the optional expedients and accounts for the contract as if the modification were not substantial. As a result, the modification is accounted for by prospectively adjusting the effective interest rate in the agreement.

CERTAIN QUALITY GOLD COMPANY RELATIONSHIPS AND RELATED
PARTY TRANSACTIONS
For purposes of this section, references to the “Company,” “we,” “us” and “our” refer to Quality Gold and its subsidiaries and affiliates.
Certain Quality Gold Company Relationships and Related Transactions
QGC Land Holdings Lease
Quality Gold rents the warehouse, office space, and manufacturing facilities located at 500 Quality Blvd., Fairfield Ohio 45014, and the distribution warehouse located at 530 Quality Blvd., Fairfield Ohio 45014 (together, the “Fairfield Properties”) from QGC Land Holdings, LLC (“Land Holdings”), an entity owned by Jason Langhammer, our Chief Operating Officer, Co-President and Secretary, Michael Langhammer, our Chief Executive Officer, Co-President and Treasurer, and Michael Langhammer’s wife, Michelle Langhammer. The lease for the Fairfield Properties (the “Fairfield Lease”) was effective on April 1, 2022, and expires on March 31, 2027, with an option to renew for one three-year term. The lease requires payments of $89,900/month for the first year of the lease, $92,300/month for the second year, $94,800/month for the third year, $97,400/month for the fourth year and $100,000/month for the fifth year. The Company has paid $526,950 in rental expenses through September 30, 2022, under the Fairfield Lease. The Company paid Land Holdings $1,053,900 per fiscal year under its prior lease for the Fairfield Properties.
QGC Land Holdings Promissory Note
On April 18, 2022, Quality Gold, Inc. issued an unsecured promissory note in favor of Land Holdings in the principal amount of $4,000,000 (the “Land Holdings Note”). The Land Holdings Note bears interest at the Wall Street Journal Prime rate minus 1.00%. There are no required monthly payments, and the outstanding principal is due upon the demand of Land Holdings, or upon default. During the six months ended September 30, 2022, Quality Gold made no principal payments, leaving an outstanding principal balance of $4,000,000 at September 30, 2022. Through September 30, 2022, the Company has paid $28,493 in accrued interest under the Land Holdings Note, with $16,712 in accrued but unpaid interest remaining under the Land Holdings Note.
Related Party Approval Policies
New Parent will implement policies and procedures with respect to the approval of related party transactions in connection with the closing of the Business Combination.

INFORMATION ABOUT TASTEMAKER
References in this section to “we,” “our,” and “us” generally refer to Tastemaker.
Overview
We are a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Although we may pursue our initial business combination in any business, industry or geographic location, we have focused on opportunities to capitalize on the ability of our management team, particularly our officers, to identify, acquire and operate a business operating in the restaurant, hospitality and related technology and service sectors globally, which we believe has many potential target businesses. Following our initial business combination, our objective will be to implement or support the acquired business’ growth and operating strategies.
The registration statement on Form S-1 (File No. 333-249278) for our IPO was declared effective by the SEC on January 7, 2021. On January 12, 2021, we consummated our IPO of 27,600,000 Tastemaker Units (which includes 3,600,000 Tastemaker Units sold pursuant to the underwriters fully exercising their over-allotment option on January 12, 2021), with each Tastemaker Unit consisting of one share of Tastemaker Class A Common Stock and one-half of redeemable Tastemaker Warrant. Each Tastemaker Warrant entitles the holder to purchase one share of Tastemaker Class A Common Stock, $0.0001 par value per share, at $11.50 per share. The Tastemaker Warrants will expire at 5:00 p.m., New York City time, five years after the completion of Tastemaker’s initial business combination, or earlier upon redemption or liquidation. The Tastemaker Units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $276,000,000. A qualified institutional buyer (the “Anchor Investor”) expressed an interest to purchase units in the IPO at a level of 14.9% of the units sold in the IPO. The Anchor Investor was allocated and purchased a total of 2,980,000 units or approximately 10.8% of the units sold in the IPO.
Simultaneously with the consummation of our IPO, we consummated a private placement of an aggregate of 8,700,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $8,700,000. Additionally, the Sponsor was issued 6,900,000 Founder Shares in connection with our IPO.
In connection with the IPO, we incurred transaction costs of $15,057,447, consisting of $5,520,000 of underwriting fees, $10,350,000 of deferred underwriting fees and $539,847 of other IPO costs, partially offset by reimbursed offering costs of $1,352,400. A total of $278,760,000 from the net proceeds of the sale of the Tastemaker Units in the IPO and the private placement were placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.
On December 12, 2022, Tastemaker’s stockholders approved the Extension Amendment to extend the deadline by which it must complete an initial business combination from January 12, 2023 on a monthly basis to July 12, 2023. Any such extension is to be made on a monthly basis and is conditioned on the deposit into the Trust Account of a payment equal to $0.05 per share of Tastemaker Class A Common Stock outstanding. In connection with the stockholder vote on the Extension Amendment, Tastemaker was required to provide its Public Stockholders with the right to redeem their shares of Tastemaker Class A Common Stock. Holders of 24,673,073 shares of Tastemaker Class A Common Stock elected to redeem their shares at a per share redemption price of approximately $10.20 thereby reducing the amount in the Trust Account by an aggregate of approximately $251.6 million. After the redemption of the 24,673,073 shares of Tastemaker Class A Common Stock outstanding, there were 2,926,927 shares of Tastemaker Class A Common Stock remaining.
Initial Business Combination
Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. Tastemaker’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination.
Submission of Our Initial Business Combination to a Stockholder Vote
We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public Stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.
The Sponsor and our officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed business combination, including the Founder Shares, (2) not to redeem any shares of common stock in connection with a stockholder vote to approve a proposed initial business combination, and (3) not sell any shares of common stock in any tender in connection with a proposed initial business combination. Assuming that the Sponsor and Tastemaker’s officers and directors vote their Founder Shares in favor of the Business Combination, we would not need any of the 2,926,927 shares of Tastemaker Class A Common Stock currently outstanding in order to proceed with an initial business combination.
Redemption Rights for Public Stockholders
We will provide the Public Stockholders with the opportunity to redeem all or a portion of their shares of Tastemaker Class A Common Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, less any taxes then due but not yet paid (which taxes may be paid only from the interest earned on the funds in the Trust Account). As of December 12, 2022, the amount in the Trust Account was approximately $29.8 million, which is equal to approximately $10.20 per public share. Our initial investors have entered into the Insider Letter with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Tastemaker Class A Common Stock held by them in connection with the completion of the Business Combination.
Limitation on Redemption Rights
Notwithstanding the foregoing, the Tastemaker Charter provides that a Public Stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of common stock sold in the IPO without our prior written consent. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in our IPO could threaten to exercise its redemption rights if such stockholder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our IPO, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares for or against the business combination.

Redemption of Tastemaker Class A Common Stock and Liquidation if No Initial Business Combination
The Tastemaker Charter provides that we will have until January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), to complete a business combination. If we are unable to complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Tastemaker Class A Common Stock, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining Public Stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Public Warrants, which will expire worthless if we fail to complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination).
The Sponsor and our officers and directors have entered into the Insider Letter, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). However, if the Sponsor and our officers or directors acquire Tastemaker Class A Common Stock, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by such date.
The Sponsor and our officers and directors have agreed, pursuant to the Insider Letter, that they will not propose any amendment to the Tastemaker Charter (A) to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our Tastemaker Class A Common Stock if we do not complete our initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our Public Stockholders with the opportunity to redeem their shares of Tastemaker Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding shares of Tastemaker Class A Common Stock. However, we will only redeem our Tastemaker Class A Common Stock so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon completion of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Tastemaker Class A Common Stock such that we cannot satisfy the net tangible asset requirement (described above) we would not proceed with the amendment or the related redemption of our Tastemaker Class A Common Stock.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $219,812 of proceeds held outside the Trust Account (as of September 30, 2022), although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of the IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.10. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.10. Under Section 281(b) of the Delaware General Corporation Law or, DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business (other than our auditors) execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm, has not executed agreements with us waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. We have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we believe it is unlikely that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.10 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we believe it is unlikely that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.
We will seek to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business (other than our auditors) execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. We have access to up to approximately $219,812 from the proceeds held outside the Trust Account (as of September 30, 2022) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we are complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, and auditors) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business (other than our auditors) execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.10 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of Tastemaker Class A Common Stock if we do not complete a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to the Tastemaker Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), or (iii) our completion of an initial business combination, and then only in connection with those shares of our common stock that such stockholder properly elected to redeem, subject to the limitations described in this Report. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above.
Facilities
Our executive offices are located at 501 Madison Avenue, Floor 5, New York, NY 10019, and our telephone number is (212) 616-9600. Our executive offices are provided to us by the Sponsor. Commencing on January 7, 2021, we have agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. We consider our current office space adequate for our current operations. We believe, based on rents and fees for similar services in the New York Metropolitan area, that the fee charged by the Sponsor is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our officers, adequate for our current operations.
Employees
We currently have four officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the consummation of a business combination.
Advisory Engagements
Pursuant to the terms of an engagement letter between Tastemaker and Stifel, Stifel agreed to (i) review the business, financial condition and prospects of the Quality Gold Companies and their suitability in the public markets, (ii) assist with capital markets support for the Business Combination, (iii) assist Tastemaker and the Quality Gold Companies with an investor presentation, and (iv) assist with any other matters which Tastemaker and Stifel deem relevant to assist and advise Tastemaker in the Business Combination. Tastemaker agreed to pay Stifel a non-refundable cash acquisition fee of $4,000,000. In addition, Tastemaker agreed to issue to Stifel a $4,000,000 subordinated note (the “Subordinated Note”) with a nine-month term, payable by Tastemaker in cash or stock at any time between one month after the date of the Subordinated Note and the nine-month term of the Subordinated Note. Following the Closing, New Parent is expected to assume the obligations of Tastemaker under the Subordinated Note and issue the Subordinated Note to Stifel. Tastemaker also agreed to reimburse Stifel for certain expenses and to indemnify Stifel in the event of certain liabilities arising out of a transaction or the services provided by Stifel. In addition, the engagement letter provides that, subject to the payment of the cash acquisition fee and the issuance of the Subordinated Note, Stifel has agreed to waive the deferred underwriting fee that it would otherwise be entitled to.
Pursuant to the terms of an engagement letter between Tastemaker and Craig-Hallum, Craig-Hallum was retained to act as buy-side financial advisor to Tastemaker in connection with the Business Combination. Craig-Hallum agreed to provide capital markets advisory services, including introductions to potential investors and such other matters as Tastemaker and Craig-Hallum may mutually agree to with respect to Tastemaker’s financial interests and needs. Tastemaker agreed to pay Craig-Hallum a one-time cash fee of $700,000 upon the Closing. Tastemaker also agreed to indemnify Craig-Hallum in the event of certain liabilities arising out of a transaction or the services provided by Craig-Hallum.

Pursuant to the terms of an engagement letter between Tastemaker and Cowen, Cowen was retained to act as buy-side capital markets advisor to Tastemaker in connection with the Business Combination. Cowen agreed to provide capital markets advisory services, including familiarizing itself with the business, properties and operations of Tastemaker and the Quality Gold Companies, advising Tastemaker with respect to investor outreach, and, at Tastemaker’s request, assisting Tastemaker in negotiating with current and prospective security holders. Tastemaker agreed to pay Cowen, upon consummation of the Business Combination, a cash fee of $1.0 million. Tastemaker also agreed to reimburse Cowen for certain expenses and to indemnify Cowen in the event of certain liabilities arising out of a transaction or the services provided by Cowen.
Each of Stifel, Craig-Hallum and Cowen confirmed to Tastemaker that it did not have any known interests in, or relationships with, the Quality Gold Companies or their affiliates of which it was aware, and would not otherwise be conflicted in its ability to act as an advisor, in the capacities described above, to Tastemaker. Each of Stifel, Craig-Hallum and Cowen also confirmed that, in the two years prior to its engagement, it had not (except for its engagement in connection with the transactions described herein and, in the case of Stifel, the IPO) been engaged to provide financial advisory or other services to Tastemaker or the Quality Gold Companies, and had not received any compensation from any of the foregoing during such period. Stifel, Craig-Hallum and Cowen were engaged to provide, and did provide, capital markets and financial advice to Tastemaker and were not engaged for the purpose of providing, and did not provide, a fairness opinion with respect to the Business Combination.
Directors and Officers
As of the date of this proxy statement/prospectus, Tastemaker’s officers and non-employee directors were as follows:
Name	Age	Position
David Pace	62	Co-Chief Executive Officer and Director
Andrew Pforzheimer	60	Co-Chief Executive Officer and Director
Gregory Golkin	37	President and Director
Christopher Bradley	44	Chief Financial Officer and Secretary
Daniel Fleischmann	33	Chief Strategy Officer
Hal Rosser	72	Director
Rick Federico	67	Director
Starlette Johnson	58	Director
Andrew Heyer	64	Director
Officers
David Pace, Tastemaker’s co-Chief Executive Officer and a director since January 2021, is a tenured restaurant executive and investor, with over 30 years of public company management experience spanning upscale, casual, fast casual and quick-service restaurant dining. Mr. Pace has served on the Board of Directors of casual dining chain, Red Robin Gourmet Burgers (NASDAQ: RRGB), since August 2019 and was named Board Chairman in November 2019. Previously, Mr. Pace served as President and CEO of Jamba, Inc. (NASDAQ: JMBA) from March 2016 to September 2018, after having served as a board member since 2012. During his tenure with Jamba, Mr. Pace led a turnaround that saw the completion of the company’s refranchising strategy and return to profitability, ultimately resulting in a sale to Roark Capital Group-owned Focus Brands, Inc. Prior to Jamba, Mr. Pace served in a variety of executive roles at Bloomin’ Brands, Inc. (NASDAQ: BLMN), the most recent of which was President of Carrabba’s Italian Grill from 2014 to 2016. During his tenure at Bloomin’ Brands, Mr. Pace also served as Executive Vice President and Chief Resource Officer from 2010 to 2014, where he had responsibility for leading the company’s Real Estate & Restaurant Development and Human Resources teams, and oversaw the Fine Dining group. Earlier in his career, Mr. Pace held various management roles at Starbucks Corporation, Yum! Brands and PepsiCo. Mr. Pace received a B.S. from Cornell University. Mr. Pace is well qualified to serve on our board of directors because of his extensive management history and experience in identifying, investing in and building businesses in the restaurant and hospitality industries.
Andrew Pforzheimer, Tastemaker’s co-Chief Executive Officer and a director since January 2021, is a decorated restaurant executive and entrepreneur with over 40 years of experience with growth brands. Mr. Pforzheimer is the co-founder of the highly successful Barcelona and Bartaco brands, of which he was CEO for 22 years from 1996 to 2018. He led several private equity growth rounds before selling the brands to Del Frisco’s Restaurant Group (NYSE: DFRG) for $325 million in June 2018. Mr. Pforzheimer currently serves as an Independent Director and operating advisor for restaurant growth brands owned by L Catterton, Brentwood Associates and Rosser Capital Partners, and as a mentor to emerging-brand CEOs nationally. He is also a Director on the board of US Foods Holding Corp. (NYSE: USFD), the second-largest foodservice distributor in the world, Lead Director at Wisely, Inc., a restaurant technology company serving leading fast casual and full-service restaurant chains across the country, and a Director of Upward Projects, Hickory Tavern Restaurants, and Barcelona Restaurants LLC. Mr. Pforzheimer earned a B.A. from Harvard University. Mr. Pforzheimer is well qualified to serve on our board of directors because of his extensive executive, entrepreneurial and investment experience in the restaurant and restaurant technology industries.
Gregory Golkin, Tastemaker’s President and a director since January 2021, has been the Managing Partner at Kitchen Fund, a leading investor in growth restaurant brands, since 2016. At Kitchen Fund, Mr. Golkin leads a team in identifying investment opportunities, completing due diligence and closing transactions in segment-defining restaurant brands and hospitality technology. Kitchen Fund has completed 14 investments to date across two funds. Previously, Mr. Golkin founded Thinkbinder in 2011, an education technology business focused on distance learning and communication. As CEO, he successfully grew the business and sold the company to Echo360, a global leader in the space, where he then served as Head of Innovation from 2013 to 2016. Prior to Thinkbinder and Echo360, Mr. Golkin was an investor at Maverick Capital, where he covered small cap public market consumer businesses, with a focus on the shifting preferences in the food sector, and an investment banker on the Technology, Media and Telecom team at Goldman Sachs & Co. Mr. Golkin received a B.S. in Economics from the University of Pennsylvania’s Wharton School. Mr. Golkin is well qualified to serve on our board of directors because of his extensive business, M&A, capital markets and investment experience in the food, retail, and technology industries.
Christopher Bradley, Tastemaker’s Chief Financial Officer since January 2021, is a Managing Director at Mistral, which he joined in 2008. Mr. Bradley brings over 20 years of experience identifying acquisition candidates, due diligence experience including accounting and financial modeling acumen, and a background in deal structuring. He currently serves as the Chief Financial Officer and Secretary of AF Acquisition Corp. (Nasdaq: AFAQ), a SPAC that completed its $224 million initial public offering on March 23, 2021. Mr. Bradley also serves as Chief Financial Officer and Secretary of Haymaker Acquisition Corp. IV, a SPAC that has not yet completed its initial public offering. Mr. Bradley also serves as an advisor to Coliseum Acquisition Corp. (Nasdaq: MITA), a SPAC that completed its $150 million initial public offering on June 25, 2021, and The Growth for Good Acquisition Corporation (Nasdaq: GFGDU), a SPAC that completed its $253 million initial public offering on December 14, 2021. From 2020 until its business combination in May 2022, Mr. Bradley served as Chief Financial Officer and Secretary of Haymaker Acquisition Corp. III. In addition, from 2019 until its business combination in December 2020, Mr. Bradley served as the Chief Financial Officer and Secretary of Haymaker Acquisition Corp. II. From 2017 until its business combination in March 2019, he served as the Chief Financial Officer of Haymaker Acquisition Corp. Since 2016, Mr. Bradley has served as the Co-CEO and a member of the board of directors of The Beacon Consumer Incubator Fund, a venture capital fund that invests in consumer technology companies. Mr. Bradley has also previously served on the board of directors of Creminelli Fine Meats, LLC, a privately held premium-priced charcuterie wholesaler from 2016 to January 2020 and The Lovesac Company, Inc. (Nasdaq: LOVE) from 2010 to 2018. Mr. Bradley has also guided Mistral portfolio companies in an operational role and, through Mistral, served on the board of Jamba, Inc. (Nasdaq: JMBA) from 2009 to 2013. Prior to Mistral, Mr. Bradley served as an investment banker at Banc of America Securities from 2005 to 2006, a Manager in Burger King’s strategy group in 2004, and a Manager at PricewaterhouseCoopers management consulting practice from 1999 to 2004. Mr. Bradley earned an A.B. from the University of Chicago and an M.B.A. from Harvard Business School.
Daniel Fleischmann, our Chief Strategy Officer since March 2020, is a Vice President at Kitchen Fund, a leading investor in growth restaurant brands, since 2018. At Kitchen Fund, Mr. Fleischmann sources investment opportunities, conducts due diligence, and provides portfolio support to segment-defining restaurant brands and hospitality technology companies. Currently, Mr. Fleischmann serves on the board of Gregorys Coffee, a leading specialty coffee brand. Previously, Mr. Fleischmann was an investment banker at Moelis & Company in its M&A and Restructuring Group where he advised emerging consumer and hospitality businesses from 2017 to 2018. Prior to Moelis & Company, Mr. Fleischmann was in the Global Technology Investment Banking Group at RBC Capital Markets where he advised companies on strategic M&A and capital raise transactions from 2014 to 2017. Prior to 2014, Mr. Fleischmann was an M&A technology advisor at Ernst & Young. Mr. Fleischmann received a B.S. in Finance from the University of Maryland’s Robert H. Smith School of Business.
Non-Employee Directors
Hal Rosser, one of Tastemaker’s directors since January 2021, is the Founder and Managing Partner of Rosser Capital Partners, which was founded in 2011. Previously, Mr. Rosser was the co-founder of Bruckmann, Rosser, Sherrill & Co. LLC and served as its Managing Director from 1995 to 2010. During his 40 plus year investing career, Mr. Rosser has originated, evaluated, monitored and exited many consumer transactions, including 19 investments in the restaurant industry. Previous board positions include Au Bon Pain, Barteca Restaurant Group, Bravo Brio Restaurant Group, California Pizza Kitchen, DavCo Restaurants, Il Fornaio, Logan’s Roadhouse, McCormick & Schmick’s, Real Mex Restaurants and Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH). Mr. Rosser received his B.S. from Clarkson University and completed the Executive Development Program at Carnegie Mellon University. Mr. Rosser is well qualified to serve on our board of directors because of his extensive business and investment experience in the consumer and service industries.
Rick Federico, one of Tastemaker’s directors since January 2021, has over 40 years of experience in the restaurant sector. Mr. Federico is a member of the Board of Directors of Domino’s Pizza, Inc. (NYSE: DPZ) and RPT Realty (NYSE: RPT), a publicly-traded REIT. Previously, Mr. Federico served as the CEO or Co-CEO of P.F. Chang’s China Bistro, Inc. from 1997 to 2015 and as Chairman from 1997 to 2019. Mr. Federico began his tenure at P.F. Chang’s as President in 1996, which is also when he joined the company’s Board. Prior to this, Mr. Federico served in various executive roles at Brinker International, Inc. (NYSE: EAT), including President of the Italian Concept division, which includes Macaroni Grill and Spageddies. Mr. Federico began his career in managerial positions at Steak & Ale and Bennigan’s, and co-founded Grady’s Goodtimes, which Brinker International acquired in 1989. Mr. Federico’s board experience includes Domino’s Pizza, Inc. (NYSE: DPZ), Jamba, Inc. (NASDAQ: JMBA), Prime Steak Concepts, P.F. Chang’s, and RPT Realty (NYSE: RPT). Mr. Federico received his B.A. from the University of Tennessee. Mr. Federico is well qualified to serve on our board of directors because of his extensive executive and investment experience in the restaurant industry.
Starlette Johnson, one of Tastemaker’s directors since January 2021, has served as an independent consultant to private equity funds, and to companies in the restaurant and hospitality industries since 2020 and served as the President and Director of Lucky Strike Entertainment a privately-held bowling and entertainment company from February 2019 to November 2020. In October of 2019, Ms. Johnson also joined the board of directors of privately held Jack’s Family Restaurants and serves on its Audit Committee. Ms. Johnson brings three decades of restaurant and entertainment executive and board experience, with executive experience including President & CEO of Twin Peaks Holdings, Inc. from October 2015 to October 2016, President & COO of Dave & Buster’s Entertainment, Inc. (NASDAQ: PLAY) from June 2006 to September 2010, and Executive Vice President & Chief Strategic Officer of Brinker International, Inc. (NYSE: EAT) from May 1995 to November 2004. Ms. Johnson began her career in the finance department of PepsiCo’s KFC division. Ms. Johnson currently serves on the Board of Directors of Chuy’s Holdings, Inc. (NASDAQ: CHUY), Jack’s Family Restaurants, and a privately-held restaurant, with previous board experience including Bojangles’ Inc., Tuesday Morning Corporation (OTCPK: TUES.Q), Front Burner Restaurant Group, and Dave & Buster’s and SusieCakes, LLC. In addition, Ms. Johnson is a member of the advisory board for the Hospitality & Tourism Program at Virginia Tech and serves on the Pamplin College of Business Cabinet at Virginia Tech as well as on the Investment Committee for the Virginia Tech Foundation. Ms. Johnson received her B.S. in Finance from Virginia Tech and MBA from Duke University. Ms. Johnson is well qualified to serve on our board of directors because of her extensive managerial and operational experience in the restaurant and entertainment industries.

Andrew Heyer, one of Tastemaker’s directors since January 2021, is a finance professional with over 40 years of experience investing in the consumer and consumer-related products and services industries, as well as a senior banker in leveraged finance during which time his clients included many large private equity firms. Mr. Heyer served as President and Director of Haymaker Acquisition Corp. III until it completed its business combination in May 2022 with BioTe Holdings, LLC., where the combined company changed its name to biote Corp. (Nasdaq: BTMD) as part of the business combination, and has remained on the board since such time. Mr. Heyer served as President and Director of Haymaker Acquisition Corp. II until it completed its business combination in December 2020 with GPM and ARKO Holdings, which together merged under a new holding company, ARKO Corp. (Nasdaq: ARKO) as part of the business combination, and has remained on the board since such time. Mr. Heyer was President and Director of Haymaker Acquisition Corp. until it completed its business combination with OneSpaWorld Holdings in March 2019, and has since remained on its board since such time. Currently, Mr. Heyer is the Chief Executive Officer and founder of Mistral Equity Partners (“Mistral”), a private equity fund manager founded in 2007 that invests in the consumer industry. Prior to founding Mistral in 2007, from 2000 to 2007, Mr. Heyer served as a Founding Managing Partner of Trimaran Capital Partners, a $1.3 billion private equity fund. Mr. Heyer was formerly a vice chairman of CIBC World Markets Corp. and a co-head of the CIBC Argosy Merchant Banking Funds from 1995 to 2001. Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. from 1985 to 1995. Before Argosy, from 1984 to 1985, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated and, previous to that, he worked at Shearson/American Express. Mr. Heyer also currently serves as President and a Director of Haymaker Acquisition Corp. IV, a SPAC that has not yet completed its initial public offering, a Director of AF Acquisition Corp. (Nasdaq: AFAQ), a SPAC that completed its $224 million initial public offering on March 23, 2021, and a Director of Coliseum Acquisition Corp. (Nasdaq: MITA), a SPAC that completed its $150 million initial public offering on June 25, 2021. In addition, Mr. Heyer serves as an advisor to the board of directors of Ascendant Digital Acquisition Corp. III (NYSE: ACDI), a SPAC that completed its $300 million initial public offering on November 15, 2021. From 1993 through 2009, Mr. Heyer also served on the board of The Hain Celestial Group, Inc. (Nasdaq: HAIN), a natural and organic food and products company, rejoining the board from 2012 to April 2019. Mr. Heyer also serves on the board of several private companies owned in whole or in part by Mistral, including Worldwise, Inc., a pet accessories business from 2011 to the present, and The Lovesac Company, Inc. (Nasdaq: LOVE), a branded omni-channel retailer of technology-forward furniture, from 2010 to the present. Mr. Heyer has also served on the board of Insomnia Cookies, a retailer of desserts open primarily in the evening and nighttime, and on the investment committee of AF Ventures, an investor in high-growth consumer product companies. In the past, Mr. Heyer has served as a director of XpresSpa Group, Inc. from 2016 to 2019, Las Vegas Sands Corp., a casino company, from 2006 to 2008, El Pollo Loco Holdings, Inc., a casual Mexican restaurant, from 2005 to 2008, and Reddy Ice Holdings, Inc., a manufacturer of packaged ice products, from 2003 to 2006. Mr. Heyer received his B.Sc. and M.B.A. from the Wharton School of the University of Pennsylvania, graduating magna cum laude. Mr. Heyer is qualified to serve as a director due to his extensive finance, investment and operations experience, particularly in the consumer and consumer-related products and services industries.
Number, Terms of Office and Election of Officers and Directors
Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Rosser and Federico, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Johnson and Mr. Heyer, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Golkin, Pace and Pforzheimer, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination (unless required by Nasdaq).
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of one or more Chief Executive Officers, a Chief Financial Officer, a Secretary, and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined by the board of directors.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Rosser, Federico and Heyer and Ms. Johnson are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee will be entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
None of our officers or directors have received any cash compensation for services rendered to us. We have agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Parent. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New Parent to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
Following a business combination, to the extent we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.
Committees of the Board of Directors
Our board of directors has two standing committees, an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that is approved by our board of directors and has the composition and responsibilities described below.
Audit Committee
Upon the completion of the IPO, we established an audit committee of the board of directors. Ms. Johnson and Messrs. Federico and Rosser serve as members of our audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Ms. Johnson and Messrs. Federico and Rosser meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.
Each member of the audit committee is financially literate, and our board of directors has determined that Ms. Johnson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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setting clear hiring policies for employees or former employees of the independent auditors, including but not limited to, as required by applicable laws and regulations;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report , at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent auditor and us to assess the independent registered public accounting firm’s independence;

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most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Upon the completion of the IPO, we established a compensation committee of the board of directors. The members of our Compensation Committee are Messrs. Federico and Rosser. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Messrs. Federico and Rosser meet the independent director standard under Nasdaq listing standards applicable to members of the compensation committee. We adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our co-Chief Executive Officers’ compensation, evaluating our Co-Chief Executive Officers’ performance in light of such goals and objectives, and determining and approving the remuneration (if any) of our Co-Chief Executive Officers based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

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reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

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reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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if required producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by applicable law or stock exchange rules. In accordance with Rule 5605(e)(2) of the Nasdaq listing rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq listing rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
Prior to our initial business combination, the board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the board should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Tastemaker Class A Common Stock will not have the right to recommend director candidates for nomination to our board of directors.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serve, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of Tastemaker common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2021 there were no delinquent filers.
Code of Ethics
We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter and our compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

TASTEMAKER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors” and “Information About Tastemaker,” our audited financial statements for the years ended December 31, 2021 and 2020, our unaudited interim financial statements for the six and nine months ended September 30, 2022 and 2021, and the notes related thereto, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “Tastemaker” refer to Tastemaker Acquisition Corp.
Overview
We are a blank check company incorporated on August 10, 2020 as a Delaware corporation and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the private placement of the Private Placement Warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of the IPO or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.
Recent Developments
On October 20, 2022, Tastemaker, New Parent, the Merger Subs and the Quality Gold Companies entered into the Business Combination Agreement, pursuant to which Tastemaker and the Quality Gold Companies will enter into a business combination. For a more detailed description of the Business Combination Agreement and the transactions contemplated therein, see the section entitled “The Business Combination Agreement.”
On December 12, 2022, Tastemaker held a special meeting of stockholders in lieu of the 2022 annual meeting for stockholders to consider and vote on a proposal (the “Extension Proposal”) to amend the Tastemaker Charter to (i) extend the date by which Tastemaker has to consummate an initial business combination, or (ii) cease its operations if it fails to complete such business combination and redeem or repurchase 100% of the shares of Tastemaker Class A Common Stock, from January 12, 2023 (the date that is 24 months from the closing date of the IPO) on a monthly basis up to July 12, 2023 (the date that is 30 months from the closing date of the IPO). Tastemaker’s stockholders approved the Extension Amendment at the special meeting of stockholders in lieu of the 2022 annual meeting. On December 12, 2022, Tastemaker filed the Extension Amendment with the Secretary of State of the State of Delaware.
In connection with its solicitation of proxies in connection with the Extension Proposal, Tastemaker was required to permit Public Stockholders to redeem their shares of Tastemaker Class A Common Stock. Of the 27,600,000 shares of Tastemaker Class A Common Stock outstanding, the holders of 24,673,073 shares of Tastemaker Class A Common Stock elected to redeem their shares at a per share redemption price of approximately $10.20. As a result, approximately $251.6 million was removed from the Trust Account to pay such holders and approximately $29.8 million will remain in the Trust Account. Following the redemptions, Tastemaker had 2,926,927 shares of Tastemaker Class A Common Stock outstanding and Tastemaker will deposit approximately $146,346 (or approximately $0.05 per share of Tastemaker Class A Common Stock that remains outstanding) for each calendar month commencing on January 12, 2023 and on the twelfth day of each subsequent month, or a portion thereof, until July 12, 2023.
On December 9, 2022, the Sponsor agreed to loan Tastemaker an aggregate of $1,000,000 to cover working capital expenses (the “December Working Capital Note”). The December Working Capital Note is non-interest bearing and payable on the earlier of the completion of the initial business combination and the date the winding up of the company is effective. As of December 9, 2022, the total amount drawn on the December Working Capital Note was $86,100.
Results of Operations
Three and Nine Months Ended September 30, 2022 and 2021
We have neither engaged in any operations nor generated any revenues to date. Our only activities for the period from August 10, 2020 (inception) through September 30, 2022 were formation and operational activities, and since the closing of the IPO, those related to identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents held after the IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended September 30, 2022, we had net loss of $769,128, which resulted primarily from a gain on investments held in Trust Account of $1,415,358, interest income of $2, and a change in fair value of convertible promissory note — related party of $17,200, partially offset by a loss on change in fair value of warrant liabilities for $450,000, income tax expense of $286,673, and a loss from operations for $1,465,015.
For the three months ended September 30, 2021, we had a net loss of $1,768,123, which resulted primarily from a gain on the change in fair value of warrant liabilities of $2,112,000 and interest income of $7,190, offset by a loss from operations of $351,067.
For the nine months ended September 30, 2022, we had a net income of $8,480,988, which primarily resulted from a gain in the change in fair value of warrant liabilities of $9,000,000, an gain on investments held in the Trust Account for $1,833,426, a gain in the change in fair value of the convertible promissory note to a related party for $33,400, and interest income of $3, partially offset by a loss from operations for $2,078,120 and income tax expense of $307,721.
For the nine months ended September 30, 2021, we had a net income of $5,558,941, which primarily resulted from a gain in the change in fair value of warrant liabilities of $6,975,006, a gain on investments held in the trust account for $20,871, interested income of $32,368, partially offset by a loss from operations for $1,469,304.
Year Ended December 31, 2021
For the year ended December 31, 2021, we had net income of $8,634,557, which resulted primarily from a gain on the change in fair value of warrant liabilities of $10,350,006, and interest income of $60,347, partially offset by operating and formation costs of $838,745, franchise tax expense of $200,424, and expensed offering costs of $736,627.
August 10, 2020 (inception) through December 31, 2020
For the period from August 10, 2020 (inception) through December 31, 2020, we had a net loss of $106,670, which resulted from operating and formation costs of $28,314, and franchise tax expense of $78,356.
Factors That May Adversely Affect Our Results of Operations
Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.
Liquidity and Capital Resources
On January 12, 2021, we consummated the IPO of 27,600,000 units, including 3,600,000 units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds to the Company of $276,000,000. Simultaneously with the consummation of the IPO, we completed the private sale of 8,700,000 Private Placement Warrants to the Sponsor at a purchase price of $1.00 per warrant, generating gross proceeds of $8,700,000.
For the nine months ended September 30, 2022, net cash used in operating activities was $610,156, which was primarily due to change in fair value of warrant liabilities of $9,000,000, and a gain on investments held in the Trust Account of $1,833,426, offset by net income of $8,480,988, changes in operating assets and liabilities of $1,775,682, and a change in fair value of convertible promissory note — related party of $33,400.
For the nine months ended September 30, 2021, net cash used in operating activities was $901,635, which was primarily due to change in fair value of warrant liabilities of $6,975,006, gain on investments held in Trust Account of $20,871, interest income on investments held in Trust Account of $32,343, changes in operating assets and liabilities of $168,983, offset by net income of $5,558,941, and expensed offering costs on issuance of Public Warrants of $736,627.
For the nine months ended September 30, 2022, net cash provided by investing activities was $128,748, which resulted from proceeds from the trust account to pay for franchise taxes.
Net cash used in investing activities for the nine months ended September 30, 2021 was $278,760,000 which was a result of a cash deposited into the Trust Account.
For the nine months ended September 30, 2022, net cash provided from financing activities was $520,000 which was a result of proceeds from convertible promissory notes.
Net cash provided by financing activities for the nine months ended September 30, 2021 was $279,970,523 was comprised of $270,480,000 in proceeds from IPO, net of underwriter’s discount paid, $8,700,000 for proceeds from the sale of private placement warrants, $1,352,400 for reimbursed offering costs partially offset by $366,877 in offering costs paid and repayment of promissory note for $195,000.
As of September 30, 2022 and December 31, 2021, we had cash of $219,812 and $181,220 held outside the trust account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account. On March 22, 2022, we entered the March Working Capital Note (as defined below) in the amount of $150,000, pursuant to which the Company received proceeds of $150,000. The March Working Capital Note is non-interest bearing and payable upon the earlier of (i) completion of the initial business combination or (ii) the date the winding up of the Company is effective. The unpaid principal balance on the promissory note may be convertible into warrants at the option of the Sponsor at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Further, on July 21, 2022, we entered into the July Working Capital Loan in the amount of $375,000. The July Working Capital Note matures on the earliest to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. The promissory note in connection with the July Working Capital Note is convertible into warrants at $1.00 per warrant on terms identical to those of the Private Placement Warrants. On July 21, 2022, we drew $370,000 from the July Working Capital Note, which has not yet been repaid as of September 30, 2022. On December 9, 2022, the Sponsor agreed to loan Tastemaker an aggregate of $1,000,000 to cover working capital expenses pursuant to the December Working Capital Note. The December Working Capital Note is non-interest bearing and payable on the earlier of the completion of the initial business combination and the date the winding up of the company is effective. As of December 9, 2022, the total amount drawn on the December Working Capital Note was $86,100.
We anticipate that the cash held outside of the Trust Account as of September 30, 2022, will be not sufficient to allow us to operate for at least the next 12 months from the issuance of the financial statements, assuming that an initial business combination is not consummated during that time. We have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. These conditions raise substantial doubt about our ability to continue as a going concern from the date that the financial statements are released to January 12, 2023, the date at which the Company must complete an initial business combination, which is less than one year from the issuance of the financial statements. If an initial business combination is not consummated by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), there will be a mandatory liquidation and subsequent dissolution of the Company. There is no assurance that our plans to consummate the initial business combination will be successful or successful by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of September 30, 2022 and December 31, 2021.
Contractual Obligations
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and Tastemaker Warrants that may be issued upon conversion of the working capital loans (and any Tastemaker Class A Common Stock issuable upon the exercise of the Private Placement Warrants) will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the IPO, to pay the Sponsor a total of $10,000 per month for secretarial and administrative support. Upon completion of the business combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the three and nine months ended September 30, 2022, the Company incurred expenses of $30,000 and $90,000 under this agreement.

Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,600,000 additional Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. On January 12, 2021 the underwriters exercised the over-allotment option in full and purchased 3,600,000 Units at an offering price of $10.00 per Unit, generating additional gross proceeds of $36,000,000 to the Company.
The underwriters were paid a cash underwriting fee of $0.20 per Unit, or $5,520,000 in the aggregate. In addition, $0.375 per Unit, or $10,350,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.
Convertible Note — Related Party
On March 22, 2022, the Company entered into a working capital loan with the Sponsor (the “March Working Capital Note”) in the amount of $150,000, pursuant to which the Company received proceeds of $150,000. The March Working Capital Note is non-interest bearing and payable upon the earlier of (i) completion of the initial business combination or (ii) the date the winding up of the Company is effective. The unpaid principal balance on the promissory note may be convertible into warrants at the option of the Sponsor at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2022, the total amount drawn on the March Working Capital Note was $150,000.
On July 21, 2022, the Company entered into a separate working capital loan with the Sponsor (the “July Working Capital Note,” together with the March Working Capital Note, the “Sponsor Working Capital Notes”) in the amount of $375,000. The July Working Capital Note matures on the earliest to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. The promissory note in connection with the July Sponsor Working Capital Loan is convertible into warrants at $1.00 per warrant on terms identical to those of the Private Placement Warrants. On July 21, 2022, the Company drew $370,000 from the promissory note, which has not yet been repaid as of September 30, 2022.
The fair value option was elected and, as such, the fair value of both of the Sponsor Working Capital Loans, as of September 30, 2022, was $41,200.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Convertible Promissory Note — Related Party
The Company accounts for the convertible promissory notes under ASC 815 (as defined below). The Company has made the election under 815-15-25 to account for the notes under the fair value option. Using the fair value option, the convertible promissory notes are required to be recorded at their initial fair value on the date of issuance, and each balance sheet thereafter. Differences between the face value of the note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the condensed statements of operations.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statement of operations. The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the IPO. As of September 30, 2022 and December 31, 2021, Tastemaker estimated the fair value of the warrant derivative liabilities to be $2,250,000 and $11,250,000, respectively.
Common stock subject to possible redemption
All of the 27,600,000 shares of Tastemaker Class A Common Stock sold as part of the units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the initial business combination and in connection with certain amendments to the Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Tastemaker Class A Common Stock has been classified outside of permanent equity.
Net Income Per Common Share
Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Remeasurement associated with the redeemable shares of Tastemaker Class A Common Stock is excluded from net income per share as the redemption value approximates fair value. Therefore, the earnings per share calculation allocates income shared pro rata between Class A and Class B common stock.
As a result, the calculated net income per share is the same for Class A and Class B shares of common stock. The Company has not considered the effect of the warrants sold in the IPO and private placement to purchase an aggregate of 22,500,000 shares in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events.
Recent Accounting Standards
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

CERTAIN TASTEMAKER RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
References in this section to “we,” “our,” and “us” generally refer to Tastemaker.
In August 2020, the Sponsor acquired 5,750,000 Founder Shares for an aggregate purchase price of $25,000. On January 7, 2021, we effected a 1.2 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares (up to 900,000 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was not exercised in full). Since the underwriters fully exercised the over-allotment option, the Sponsor forfeited none of its Founder Shares.
The Sponsor purchased an aggregate of 8,700,000 Private Placement Warrants at a price of $1.00 per warrant ($8,700,000 in the aggregate) in a private placement that closed simultaneously with the closing of our IPO. The Private Placement Warrants (including the warrants that may be issued upon conversion of working capital loans and the Tastemaker Class A Common Stock issuable upon exercise of such warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations to other entities that may take priority over their duties to us.
No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
We have agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
Prior to the closing of our IPO, the Sponsor agreed to loan Tastemaker an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note. The note was non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. On January 12, 2021, Tastemaker repaid the full $195,000 borrowed under the note.
In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds (at a nominal interest rate) as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. However, the right to convert such loans to warrants has been waived in connection with the Business Combination. Other than as described above, the terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
On March 22, 2022, the Sponsor agreed to loan Tastemaker an aggregate of $150,000 to cover working capital expenses (the “March Working Capital Note”). The March Working Capital Note is non-interest bearing and payable on the earlier of the completion of the initial business combination and the date the winding up of the company is effective. As of September 30, 2022, the total amount drawn on the March Working Capital Note was $150,000. The unpaid principal on the March Working Capital Note may be convertible into warrants at the opinion of the Sponsor at a price of $1.00 per warrant.
On July 25, 2022, the Sponsor agreed to loan Tastemaker an aggregate of $375,000 to cover working capital expenses (the “July Working Capital Note”). The July Working Capital Note is non-interest bearing and payable on the earlier of the completion of the initial business combination and the date the winding up of the company is effective. As of September 30, 2022, the total amount drawn on the July Working Capital Note was $370,000. The unpaid principal on the July Working Capital Note may be convertible into warrants at the opinion of the Sponsor at a price of $1.00 per warrant.
On December 9, 2022, Tastemaker issued the December Working Capital Loan in the principal amount of up to $1,000,000 to the Sponsor. The December Working Capital Note is non-interest bearing and payable on the earlier of the completion of the initial business combination and the date the winding up of the company is effective. As of December 9, 2022, the total amount drawn on the December Working Capital Note was $86,100.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from New Parent with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
We will enter into a registration rights agreement with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Tastemaker Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board of directors who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
Related Party Policy
We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Tastemaker.
In addition, our audit committee, pursuant to a written charter that we have adopted, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We also require each of our directors and officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or another independent firm that commonly renders fairness opinions that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to the Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination. However, the following payments will be made to the Sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of our IPO held in the Trust Account prior to the completion of our initial business combination:
•
Repayment, on January 12, 2021, of the full $195,000 borrowed from the Sponsor to cover expenses related to the IPO;

•
Payment to the Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support;

•
Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•
Repayment of loans (at a nominal interest rate) which have been, or may in the future be, made by the Sponsor or an affiliate of the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination (including the March Working Capital Note, the July Working Capital Note and December Working Capital Note), the terms of which (other than as described above with respect to the March Working Capital Note, the July Working Capital Note and the December Working Capital Note) have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans (other than the December Working Capital Loan) may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender.

Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Rosser, Heyer and Federico and Ms. Johnson are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

MANAGEMENT AFTER THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to the Quality Gold Companies and their consolidated subsidiaries, prior to the Business Combination and New Parent and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
Tastemaker and the Quality Gold Companies anticipate that certain executives of the Quality Gold Companies will become the executive officers of New Parent and certain directors of Tastemaker and the Quality Gold Companies will become the directors of New Parent. The following persons are expected to serve as New Parent’s executive officers and directors following the Business Combination. Tastemaker and the Quality Gold Companies do not anticipate that any members of Tastemaker management will serve as executive officers of New Parent.
Name	Age	Position
Executive Officers:
Michael Langhammer	56	Chief Executive Officer, President and Director
Jason Langhammer	53	Chief Operating Officer, Secretary and Director
Dennis Horn	53	Chief Financial Officer
Non-Employee Directors:
[•]	[•]	Director
[•]	[•]	Director
[•]	[•]	Director
[•]	[•]	Director
[•]	[•]	Director
Executive Officers
Michael Langhammer, Chief Executive Officer, President and Director. Michael joined Quality Gold in 1987, serving in various roles underneath his father, David Langhammer, who led Quality Gold at the time. In 2005, he took over the role of Chief Executive Officer of Quality Gold. Michael has over 30 years of experience in distribution and logistics solutions for the jewelry industry. He currently oversees the finance, product, and customer service aspects of Quality Gold’s business. Michael received his bachelor’s degree in Business with concentrations in Finance/Economics and Management from the University of Evansville. He is qualified to serve as a director due to his extensive industry and leadership experience.
Jason Langhammer, Chief Operating Officer, Secretary and Director. Jason joined Quality Gold in 1992, serving in various roles. In 2005, he took the role of Chief Operations Officer of Quality Gold. Jason also has over 30 years of experience in distribution and logistics solutions for the jewelry industry. He currently oversees the operations, manufacturing, and programming aspects of Quality Gold’s business. Jason received both his bachelor’s degree in Human Factor Engineering and master’s degree in Biomedical Engineering from Write State University. He is qualified to serve as a director due to his significant consumer and operational experience in the industry.
Dennis Horn, Chief Executive Officer. Dennis has served as Quality Gold’s Controller since 1995 and was promoted to Chief Financial Officer in 2022. He has over 30 years of experience in accounting leadership positions. Dennis is responsible for managing cash flow, leading short and long-term financial objectives, and managing various other accounting functions of Quality Gold’s business. Dennis received his bachelor’s degree in Accounting from Miami University of Ohio. He is an active CPA in the State of Ohio.
Non-Employee-Directors
[•]
[•]

[•]
[•]
For biographical information concerning [•], see “Information About Tastemaker — Directors and Executive Officers.”
Corporate Governance
We will structure our corporate governance in a manner Tastemaker and the Quality Gold Companies believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:
•
we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•
at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers
Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. Other than Michael Langhammer and Jason Langhammer, who are brothers, there are no family relationships among any of our directors or executive officers.
Board Composition
Our board of directors will consist of seven directors upon the Closing. Each of our directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors.
Our board of directors is divided into three classes, each serving staggered, three-year terms:
•
our Class I directors will be [•] designees to be determined, and their terms will expire at the first annual meeting of stockholders following the Closing;

•
our Class II directors will be [•] designees to be determined, and their terms will expire at the second annual meeting of stockholders following the Closing; and

•
our Class III directors will be [•] designees to be determined, and their terms will expire at the third annual meeting of stockholders following the Closing.

Pursuant to the Business Combination Agreement, Michael Langhammer will be designated as a director by the Quality Gold Companies at Closing, [•] will be designated as a director by Tastemaker at Closing and five of the directors will be designated by the Quality Gold Companies at Closing.
As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.
Independence of our Board of Directors
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that the board of directors will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of NASDAQ. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the sections titled “Certain Quality Gold Company Relationships and Related Party Transactions” and “Certain Tastemaker Relationships and Related Person Transactions.”
Board Committees
Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Audit Committee
The audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee will meet the requirements for independence of audit committee members under applicable SEC and NASDAQ rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. In addition, one of the members of the audit committee will qualify as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.
Our board of directors will adopt a new written charter for the audit committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.
Compensation Committee
The compensation committee will determine our general compensation policies and the compensation provided to our officers. The compensation committee will also make recommendations to our board of directors regarding director compensation. In addition, the compensation committee will review and determine equity-based compensation for our directors, officers, employees and consultants and will administer our equity incentive plans. Our compensation committee will also oversee our corporate compensation programs. Each member of our compensation committee will be independent, as defined under the NASDAQ listing rules, which also satisfies NASDAQ’s additional independence standards for compensation committee members. Each member of our compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).
Our board of directors will adopt a new written charter for the compensation committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Each member of our nominating and corporate governance committee will be independent as defined under the NASDAQ listing rules.
Our board of directors will adopt a new written charter for the nominating and corporate governance committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.
Role of Our Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our company’s policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation policies and programs is reasonably likely to have a material adverse effect on our company.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees.
Code of Ethics
Our board of directors will adopt a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of ethics will be available on our website after adoption. We intend to disclose future amendments to certain provisions of our code of ethics, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or in our public filings. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.
Compensation of Directors and Officers
Overview
Following the closing of the Business Combination, decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Annual Bonuses
We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
Stock-Based Awards
We expect to use stock-based awards in future years to promote our interest by providing executives and employees with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning their interests with those of New Parent’s equityholders.
Other Compensation
We expect New Parent to continue to maintain various employee benefit plans currently maintained by the Quality Gold Companies, including medical, dental, vision, life insurance and 401(k) plans, paid time off and holidays, car allowances and employee assistance program benefits in which the named executive officers will participate. We also expect New Parent to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by the Quality Gold Companies that are not generally available to all employees.
Director Compensation
Following the Business Combination, non-employee directors of New Parent will receive varying levels of compensation for their services as directors and members of committees of New Parent’s board of directors. New Parent anticipates determining director compensation in accordance with industry practice and standards.

DESCRIPTION OF QUALITY GOLD HOLDINGS, INC.’S SECURITIES
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to New Parent and its subsidiaries following the consummation of the Business Combination.
The following summary of the material terms of New Parent’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed certificate of incorporation in its entirety for a complete description of the rights and preferences of New Parent’s securities following the Business Combination.
Authorized and Outstanding Stock
General
The proposed certificate of incorporation authorizes the issuance of [400,000,000] shares of common stock, $0.0001 par value per share and [1,000,000] shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of common stock are, and the shares of common stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Parent Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action, and no holder of any series of preferred stock shall be entitled to any voting powers in respect thereof. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to New Parent Common Stock.
Election of Directors
Our board of directors is currently divided into three classes, where the term of Class I directors will expire at the first annual meeting of stockholders of New Parent, the term of Class II directors will expire at the second annual meeting of stockholders of New Parent, and the term of Class III directors will expire at the third annual meeting of stockholders of New Parent. Following the Closing, our board of directors will also be divided into three classes, where each of the newly elected directors will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Preferred Stock
The amended and restated certificate of incorporation of New Parent will provide, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional, or special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New Parent or the removal of existing management.
The Company has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.
Redeemable Warrants
As of September 30, 2022, there were 22,500,000 Tastemaker Warrants to purchase Tastemaker Class A Common Stock outstanding, consisting of 13,800,000 Public Warrants and 8,700,000 Private Placement Warrants. Each whole warrant entitles the registered holder to purchase one whole share of Tastemaker Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial business combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Tastemaker Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Pursuant to the Warrant Agreement, each whole warrant to purchase one share of Tastemaker Class A Common Stock will become a warrant to purchase one share of New Parent Common Stock upon the closing of the Business Combination.
We will not be obligated to deliver any shares of New Parent Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New Parent Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New Parent Common Stock upon exercise of a warrant unless New Parent Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
We have agreed that as soon as practicable, but in no event later than 20 business days, after the closing of our initial business combination, we will use our commercially reasonable efforts to file, and within 60 business days following our initial business combination to have declared effective, a registration statement for the registration, under the Securities Act, covering the issuance of the shares of New Parent Common Stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the New Parent Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public New Parent Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price Per Share of New Parent Common Stock Equals or Exceeds $18.00
Once the warrants become exercisable, we may redeem the outstanding warrants (excluding the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of New Parent Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.
If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New Parent Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New Parent Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Parent Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Parent Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the New Parent Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Parent Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
Redemption of Warrants When the Price Per Share of New Parent Common Stock Equals or Exceeds $10.00
Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of New Parent Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the New Parent Common Stock except as otherwise described below;
•
if, and only if, the last reported sale price of the New Parent Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently called for redemption at the same price (equal to a number of shares of New Parent Common Stock) as the outstanding public warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of the New Parent Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of New Parent Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Parent Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
Redemption Date (period to expiration of warrants)	Fair Market Value of New Parent Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363

Redemption Date (period to expiration of warrants)	Fair Market Value of New Parent Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Parent Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of New Parent Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Parent Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of New Parent Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Parent Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.365 shares of New Parent Common Stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Parent Common Stock.
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the New Parent Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of the New Parent Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of New Parent Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides New Parent with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow New Parent to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, New Parent would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, New Parent can redeem the warrants when the New Parent Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the New Parent Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Parent Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Parent Common Stock if and when such New Parent Common Stock trades at a price higher than the exercise price of $11.50.
No fractional shares of New Parent Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Parent will round down to the nearest whole number of the number of shares of New Parent Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Parent Common Stock pursuant to the Warrant Agreement, the warrants may be exercised for such security.
Exercise Limitation
A holder of a warrant may notify New Parent in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of New Parent Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of New Parent Common Stock is increased by a stock dividend payable in shares of New Parent Common Stock, or by a split-up of shares of New Parent Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Parent Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Parent Common Stock. A rights offering to holders of New Parent Common Stock entitling holders to purchase shares of New Parent Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New Parent Common Stock equal to the product of (i) the number of shares of New Parent Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Parent Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of New Parent Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New Parent Common Stock, in determining the price payable for New Parent Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New Parent Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New Parent Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the New Parent Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Parent Common Stock on account of such shares of New Parent Common Stock (or other shares of our capital stock into which the warrants are convertible), other than as described above and certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Parent Common Stock in respect of such event.
If the number of outstanding shares of the New Parent Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Parent Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Parent Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Parent Common Stock.
Whenever the number of shares of New Parent Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Parent Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Parent Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of New Parent Common Stock (other than those described above or that solely affects the par value of such shares of New Parent Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Parent Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Parent Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if the holders of the New Parent Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders of New Parent Common Stock in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by our stockholders as provided for in our amended and restated certificate of incorporation or as a result of the redemption of shares of New Parent Common Stock by us if a proposed initial business combination is presented to our stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of New Parent Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the New Parent Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of New Parent Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The New Parent Warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the New Parent Warrants may be amended without the consent of any holder for the purposes of curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Warrant Agreement, or to correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public New Parent Warrants to make any change that adversely affects the interests of the registered holders of public New Parent Warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the New Parent Private Placement Warrants, a majority of the number of the then outstanding New Parent Private Placement Warrants. In addition, solely with respect to any amendment to the terms of the New Parent Private Placement Warrants or any provision of the Warrant Agreement with respect to the New Parent Private Placement Warrants, a majority of the number of the then outstanding New Parent Private Placement Warrants is required.
In addition, if (x) Tastemaker issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by Tastemaker’s board of directors) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of Tastemaker’s initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Tastemaker Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Business Combination is consummated (such price, the “Market Value”) is below $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per share of New Parent Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per share of New Parent Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The warrant holders do not have the rights or privileges of holders of New Parent Common Stock or any voting rights until they exercise their warrants and receive shares New Parent Common Stock. After the issuance of shares of New Parent Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New Parent Common Stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of our initial business combination, subject to certain limited exceptions, and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees (except as described under “Description of Quality Gold Holdings, Inc.’s Securities — Redeemable Warrants — Redemption of Warrants When the Price Per Share of New Parent Common Stock Equals or Exceeds $10.00”. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and the Sponsor and its permitted transferees will also have certain registration rights related to the Private Placement Warrants (including the shares of New Parent Common Stock issuable upon exercise of the Private Placement Warrants, as described below. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of New Parent Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Parent Common Stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor fair market value. The “sponsor fair market value” shall mean the average last reported sale price of the New Parent Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of New Parent Common Stock issuable upon exercise of the warrants freely in the open market, such holders could be significantly restricted from doing so. As a result, we believe that allowing these certain holders to exercise such warrants on a cashless basis is appropriate.
The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the New Parent Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, subject to certain limited exceptions.
Dividends
New Parent has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. Pursuant to the Business Combination Agreement and subject to certain limitations, the Quality Gold Companies may declare, set aside, authorize, make or pay cash dividends or other cash distributions in an aggregate amount, not to exceed $40,000,000, prior to the completion of the Business Combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the New Parent Board at such time. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a business combination. Further, if New Parent incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection with such indebtedness.
Certain Anti-Takeover Provisions of Delaware Law
Special Meetings of Stockholders
Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman. New Parent’s post-Business Combination bylaws will provide that special meetings of our stockholders may be called only by (i) a majority vote of our board of directors, (ii) Chief Executive Officer or (iii) our Chairman.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
The amended and restated certificate of incorporation provides that unless New Parent consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or amended and restated certificate of incorporation or the bylaws of the Company, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. The amended and restated certificate of incorporation also requires that the federal district courts of the United States situated in the State of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Additionally, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Section 203 of the Delaware General Corporation Law
A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the amended and restated certificate of incorporation, New Parent has elected not to be governed by Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if
•
our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Classified Board of Directors
Our amended and restated certificate of incorporation will provide that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Action by Written Consent
The amended and restated certificate of incorporation provides that any action required to be taken at any meeting of stockholders may not be effected by written consent of the stockholders and must be effected by a duly called annual or special meeting of such stockholders.
Limitation on Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation will provide that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, and as permitted under Delaware law, our amended and restated certificate of incorporation will provide that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors
We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
Upon closing of the Business Combination, New Parent will have [400,000,000] shares of New Parent Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 102,556,927 shares of New Parent Common Stock issued and outstanding, assuming no shares of Tastemaker Class A Common Stock are redeemed in connection with the Business Combination. All of the shares of New Parent Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by New Parent’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the New Parent Common Stock in the public market could adversely affect prevailing market prices of the New Parent Common Stock.
Lock-up Agreements and Registration Rights
Certain persons and entities holding Founder Shares and Private Placement Warrants of Tastemaker and certain equityholders of the Quality Gold Companies (the “Holders”) will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, New Parent will be obligated to file a registration statement to register the resale of certain securities of New Parent held by the Holders within 30 days following the Closing Date. The Registration Rights and Lock-Up Agreement also provides for certain “demand” and “piggy-back” registration rights, subject to certain requirements and customary conditions. The Registration Rights and Lock-Up Agreement further provides that the Holders be subject to certain restrictions on transfer of New Parent Common Stock, subject to certain exceptions, until the earliest of (x) 180 days following the Closing, (y) the date after the Closing Date on which the last reported sale price of the New Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period or (z) the date after the Closing Date on which New Parent consummates a liquidation, merger, share exchange, or other similar transaction with an unaffiliated third party that results in all of New Parent’s stockholders having the right to exchange their equity holdings in New Parent for cash, securities or other property. The Registration Rights and Lock-Up Agreement will replace the Insider Letter, pursuant to which the Sponsor and Tastemaker’s directors and officers had agreed to, among other things, certain restrictions on the transfer of Founder Shares (or any shares of Tastemaker common stock issuable upon conversion thereof) for one year following the Closing, subject to certain exceptions.
For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”
Rule 144
A person who has beneficially owned restricted shares of New Parent Common Stock or restricted New Parent Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of New Parent Common Stock or restricted New Parent Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:
•
1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal up to 1,025,569 shares of New Parent Common Stock and 225,000 New Parent Warrants; or

•
the average weekly trading volume of New Parent Common Stock of the same class or New Parent Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of New Parent under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Parent.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 9,826,927 shares of Tastemaker common stock outstanding. Of these shares, the 2,926,927 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 6,900,000 shares owned collectively by the Tastemaker Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are a total of 22,500,000 Tastemaker Warrants outstanding. Each warrant is exercisable for one share of Tastemaker Class A Common Stock, in accordance with the terms of the Warrant Agreement governing the Tastemaker Warrants. 13,800,000 of these Tastemaker Warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the issuance of 22,500,000 shares of Tastemaker Class A Common Stock that may be issued upon the exercise of the Tastemaker Warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the expected beneficial ownership of New Parent Common Stock immediately following the consummation of the Business Combination:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding New Parent Common Stock;

•
each person who will become an executive officer or director of New Parent post-Business Combination; and

•
all executive officers and directors of New Parent as a group post-Business Combination.

The following table assumes (i) the Minimum Redemption Scenario, and alternatively the Maximum Redemption Scenario, and (ii) the Quality Gold Companies, Tastemaker and New Parent do not issue any additional equity securities prior to Closing.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of New Parent Common Stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. More than one person may be deemed to be a beneficial owner of the same securities. Each person named in the table has sole voting and investment power with respect to all of the shares of New Parent Common Stock shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
Unless otherwise indicated, the expected beneficial ownership percentages set forth in the table below do not take into account (i) potential future exercises of New Parent Warrants and (ii) the issuance of any shares (or options to acquire shares) under New Parent’s equity plan.
Unless otherwise indicated, New Parent believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To New Parent’s knowledge, no shares of New Parent Common Stock beneficially owned by any executive officer, director or director nominee have been pledged as security.
	Minimum Redemption Scenario		Maximum Redemption Scenario
Beneficial Owner(1)	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding
5% Stockholders
Stephen J. Schuh(2)	44,483,933	42.88%	45,284,321	43.72%
Jonathan Theders(3)	41,825,808	40.34%	42,578,369	41.14%
Jason A. Langhammer(4)	6,879,192	6.70%	7,002,967	6.83%
Tastemaker Sponsor LLC(5)	10,920,000	10.05%	10,920,000	10.07%
Executive Officers, Directors and Director Nominees
Michael J. Langhammer(6)	4,221,067	4.11%	4,297,016	4.19%
Jason A. Langhammer(4)	6,879,192	6.70%	7,002,967	6.83%
Dennis Horn	—	—	—	—
Directors and Executive Officers (3 persons):	11,100,259	10.81%	11,299,983	11.02%

(1)
Unless otherwise stated, the business address of each of these entities or individuals is 500 Quality Blvd., Fairfield, Ohio 45014.

(2)
With respect to the Minimum Redemption Scenario, consists of 30,067,058 shares of New Parent Common Stock, including 805,616 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants, held of record by the Michael J. Langhammer Irrevocable Family Trust and 14,416,875 shares of New Parent Common Stock, including 386,285 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants, held of record by the Michelle C. Langhammer Irrevocable Trust. With respect to the Maximum Redemption Scenario, consists of 30,608,047 shares of New Parent Common Stock, including 805,616 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants, held of record by the Michael J. Langhammer Irrevocable Family Trust and 14,676,274 shares of New Parent Common Stock, including 386,285 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants, held of record by the Michelle C. Langhammer Irrevocable Trust. Stephen J. Schuh is the Independent Special Trustee of each of the Michael J. Langhammer Irrevocable Family Trust and the Michelle C. Langhammer Irrevocable Trust, for which he has sole voting and investment power with respect to the shares of New Parent Common Stock owned by each trust. Accordingly, Stephen J. Schuh may be deemed to have or share beneficial ownership of such securities.

(3)
With respect to the Minimum Redemption Scenario, consists of 16,820,369 shares of New Parent Common Stock, including 450,684 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants, held of record by the Langhammer Children Irrevocable Trust and 25,005,439 shares of New Parent Common Stock, including 669,995 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants, held of record by the Jason A. Langhammer Irrevocable Family Trust. With respect to the Maximum Redemption Scenario, consists of 17,123,013 shares of New Parent Common Stock, including 450,684 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants, held of record by the Langhammer Children Irrevocable Trust and 25,455,356 shares of New Parent Common Stock, including 669,995 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants, held of record by the Jason A. Langhammer Irrevocable Family Trust. Jonathan Theders is the Independent Special Trustee of each of the Langhammer Children Irrevocable Trust and the Jason A. Langhammer Irrevocable Family Trust, for which he has sole voting and investment power with respect to the shares of New Parent Common Stock owned by each trust. Accordingly, Jonathan Theders may be deemed to have or share beneficial ownership of such securities.

(4)
Beneficial ownership presented in the table includes 184,321 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants.

(5)
Tastemaker Sponsor LLC is the record holder of the shares reported herein. David Pace, Andrew Pforzheimer and Gregory Golkin are the managing members of Tastemaker Sponsor LLC and have voting and investment discretion with respect to the common stock held of record by Tastemaker Sponsor LLC and may be deemed to have shared beneficial ownership of the common stock held directly by Tastemaker Sponsor LLC. The business address of each of Messrs. Pace, Pforzheimer, Golkin and Tastemaker Sponsor LLC is c/o 501 Madison Avenue, Floor 5, New York, NY 10019. Beneficial ownership presented in the table includes 6,090,000 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants.

(6)
Beneficial ownership presented in the table includes 113,099 shares of New Parent Common Stock issuable upon exercise of the New Parent Private Placement Warrants.

The number of shares and percentage interests set forth in the tables above are based on certain hypothetical scenarios related to, as described above, redemptions. The actual outcome of the redemptions is dependent on the actions of third parties and, accordingly, is outside of our control. For that reason, we are unable to predict the likelihood of a particular outcome.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Price Range of Tastemaker Securities
Tastemaker’s units, Tastemaker Class A Common Stock and Tastemaker Warrants are currently listed on Nasdaq under the symbols “TMKRU,” “TMKR,” and “TMKRW,” respectively.
The closing price of the units, Tastemaker Class A Common Stock and Tastemaker Warrants on October 20, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.08, $10.03 and $0.1499, respectively. As of [•], the record date for the special meeting of stockholders, the closing price for each unit, Tastemaker Class A Common Stock and Tastemaker Warrants was $[•], $[•] and $[•], respectively.
Quality Gold Companies Securities
There is no public market for shares of the Quality Gold Companies’ capital stock.
Dividends
Tastemaker has not paid any cash dividends on the Tastemaker common stock to date and New Parent does not intend to pay cash dividends prior to the completion of the Business Combination. Pursuant to the Business Combination Agreement, the Quality Gold Companies may declare, set aside, authorize, make or pay cash dividends or other cash distrbutions in an aggregate amount, not to exceed $40,000,000, prior to the completion of the Business Combination. The payment of cash dividends in the future is dependent upon New Parent’s revenues and earnings, if any, capital requirements, the terms of any indebtedness or preferred securities and general financial condition subsequent to the Closing. The payment of any cash dividends subsequent to the Closing will be within the discretion of New Parent’s board of directors at such time. In addition, Tastemaker’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

ADDITIONAL INFORMATION
Submission of Future Stockholder Proposals
Tastemaker’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
Tastemaker does not expect to hold a 2022 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Tastemaker does not consummate a business combination by January 12, 2023 (or up to July 12, 2023 if Tastemaker extends the time to complete a business combination as described in this proxy statement/prospectus or such other date as Tastemaker’s stockholders may approve to extend the date by which Tastemaker must consummate an initial business combination), Tastemaker is required to begin the dissolution process provided for in the Tastemaker Charter. Tastemaker will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.
Legal Matters
Certain legal matters relating to the validity of the New Parent Common Stock to be issued hereunder will be passed upon by Frost Brown Todd LLP.
Experts
The audited financial statements of Quality Gold, Inc., Subsidiaries and Affiliates included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The financial statements for Tastemaker as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from August 10, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Tastemaker to continue as a going concern as described in Note 1 of the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, Tastemaker and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Tastemaker will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify Tastemaker of their requests by calling or writing Tastemaker at its principal executive offices at (212) 616-9600 and 501 Madison Avenue, Floor 5, New York, NY 10019.
Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for the shares of common stock of Tastemaker and the warrant agent for Tastemaker Warrants is Continental Stock Transfer & Trust Company. Tastemaker has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
Tastemaker files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Tastemaker’s SEC filings, including this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:
Tastemaker Acquisition Corp.
501 Madison Avenue
Floor 5
New York, NY 10019
Telephone: (212) 616-9600
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: TMKR.info@investor.morrowsodali.com
If you are a stockholder of Tastemaker and would like to request documents, please do so by [•], to receive them before the Tastemaker special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to Tastemaker has been supplied by Tastemaker, and all such information relating to the Quality Gold Companies has been supplied by the Quality Gold Companies. Information provided by either Tastemaker or the Quality Gold Companies does not constitute any representation, estimate or projection of any other party.
Neither Tastemaker or the Quality Gold Companies has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL INFORMATION
Unaudited Condensed, Consolidated, and Combined Financial Statements for Quality Gold, Inc., Subsidiaries and Affiliates
Condensed, Consolidated, and Combined Balance Sheets as of September 30, 2022 (Unaudited) and March 31, 2022 (Audited)	F-1
Condensed, Consolidated, and Combined Statements of Income (Unaudited) for the Three and Six Months Ended September 30, 2022 and 2021	F-2
Condensed, Consolidated, and Combined Statements of Retained Earnings, Members’ Equity and Noncontrolling Interest (Unaudited) for the Three and Six Months Ended September, 2022 and 2021	F-3
Condensed, Consolidated, and Combined Statements of Cash Flows (Unaudited) for the Six Months Ended September 30, 2022 and 2021	F-4
Notes to Condensed, Consolidated, and Combined Financial Statements (Unaudited)	F-5
Audited Consolidated and Combined Financial Statements for Quality Gold, Inc., Subsidiaries and Affiliates
Report of Independent Registered Public Accounting Firm	F-20
Consolidated and Combined Balance Sheets as of March 31, 2022 and 2021	F-21
Consolidated and Combined Statements of Income for the Years Ended March 31, 2022 and 2021	F-22
Consolidated and Combined Statements of Retained Earnings, Members’ Equity and Noncontrolling Interest for the Years Ended March 31, 2022 and 2021	F-23
Consolidated and Combined Statements of Cash Flows for the Years Ended March 31, 2022 and 2021	F-24
Notes to Consolidated Financial Statements	F-25
Unaudited Financial Statements for Tastemaker Acquisition Corp.
Condensed Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-48
Condensed Statements of Operations for the Three and Nine Months Ended September 30, 2022 and 2021 (Unaudited)	F-49
Condensed Statements of Changes in Stockholders’ Deficit for the Three and Nine Months Ended September 30, 2022 and 2021 (Unaudited)	F-50
Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021 (Unaudited)	F-52
Notes to Condensed Financial Statements (Unaudited)	F-53
Audited Financial Statements for Tastemaker Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-74
Balance Sheets as of December 31, 2021 and 2020	F-75
Statements of Operations for the Year Ended December 31, 2021 and the Period from August 10, 2020 (inception) through December 31, 2020	F-76
Statements of Changes in Stockholders’ Deficit for the Year Ended December 31, 2021 and the Period from August 10, 2020 (inception) through December 31, 2020	F-77
Statements of Cash Flows for the Year Ended December 31, 2021 and the Period from August 10, 2020 (inception) through December 31, 2020	F-78
Notes to Financial Statements	F-79

F-1

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Condensed, Consolidated and Combined Balance Sheets
	September 30, 2022	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$5,128,062	$3,761,323
Trade receivables (net of allowance for credit losses & sales returns of $5,007,970 and $6,000,000 at September 30, 2022 and March 31, 2022, respectively)	63,874,984	64,554,108
Notes receivable	419,552	258,416
Inventory	165,530,193	137,316,858
Deposits – current	2,500,000	2,500,000
Prepaid expenses and other current assets	5,135,685	2,484,374
Total current assets	242,588,476	210,875,079
Property and equipment, net	6,854,329	6,710,579
Noncurrent notes receivable	2,557,740	2,415,812
Noncurrent notes receivable – related parties	106,300	106,300
Deposits – noncurrent	4,603,166	5,849,199
Goodwill	2,911,284	2,321,284
Intangible assets, net	1,435,041	196,750
Other long-term assets	1,567,173	1,421,461
Total assets	$262,623,509	$229,896,464
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable – trade	28,833,795	17,061,871
Accrued payables	5,871,440	5,880,032
Short-term debt	59,883,073	25,906,276
Short-term debt – related party	2,178,236	1,089,118
Uncertain tax position liability	3,270,000	2,570,000
Other current liabilities	12,015	31,672
Total current liabilities	100,048,559	52,538,969
Long-term debt	11,458,333	14,208,333
Long-term debt – related parties	5,404,652	7,033,610
Other long-term liabilities	44,439	—
Total liabilities	116,955,983	73,780,912
Commitments and contingencies (see Note 15)
Stockholders’ equity:
Quality Gold, Inc. capital stock (No par value, $0.09 stated value; 12,000 shares authorized; 10,569 shares issued and outstanding as of September 30, 2022 and March 31, 2022)	1,000	1,000
J&M Group Holdings, Inc. capital stock ($100.00 par value; 50 shares authorized; 50 shares issued and outstanding as of September 30, 2022 and March 31, 2022)	5,000	5,000
Retained earnings	132,818,749	143,322,823
Members’ equity	9,094,618	9,212,500
Less: Quality Gold, Inc. treasury stock (1,000 shares, at cost)	(14,000)	(14,000)
Total Quality Gold, Inc. and affiliates stockholders’ equity	141,905,367	152,527,323
Noncontrolling interest	3,762,159	3,588,229
Total stockholders’ equity	145,667,526	156,115,552
Total liabilities and stockholders’ equity	$262,623,509	$229,896,464
The accompanying notes are an integral part of these condensed, consolidated and combined financial statements.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Condensed, Consolidated and Combined Statements of Income
	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Revenue	$100,634,840	$122,363,015	$221,420,391	$254,282,547
Cost of revenues	73,791,740	93,409,232	164,991,000	197,102,077
Gross profit	26,843,100	28,953,783	56,429,391	57,180,470
Operating expenses:
Selling and shipping expenses	4,063,309	3,799,932	8,068,848	7,045,795
General and administrative expenses	9,389,710	7,516,810	17,348,098	14,984,487
Total operating expenses	13,453,019	11,316,742	25,416,946	22,030,282
Income from operations	13,390,081	17,637,041	31,012,445	35,150,188
Other income (expense):
Interest expense	(1,095,829)	(571,798)	(1,901,055)	(1,126,632)
Miscellaneous income	418,122	44,953	506,673	257,881
Forgiveness of SBA Paycheck Protection Program loan payable	—	3,227,500	—	3,282,820
Total other income (expense)	(677,707)	2,700,655	(1,394,382)	2,414,069
Income before income taxes	12,712,374	20,337,696	29,618,063	37,564,257
Provision for income taxes	584,893	346,054	1,454,090	1,066,957
Net income	$12,127,481	$19,991,642	$28,163,973	$36,497,300
Net income attributable to non-controlling interest in affiliate	137,131	159,763	305,930	1,698,161
Net income attributable to controlling interests	$11,990,350	$19,831,879	$27,858,043	$34,799,139
The accompanying notes are an integral part of these condensed, consolidated and combined financial statements.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Condensed, Consolidated and Combined Statements of Retained Earnings, Members’ Equity and Noncontrolling Interest in Affiliate
	Quality Gold, Inc.		J&M Group Holdings, Inc.		Quality Gold, Inc.		Retained Earnings	Members’ Equity	Noncontrolling Interest in Affiliates	Total Stockholders’ Equity
	Capital Stock		Capital Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at March 31, 2022	10,569	$1,000	50	$5,000	1,000	$(14,000)	$143,322,823	$9,212,500	$3,588,229	$156,115,552
Distributions to stockholders and members	—	—	—	—	—	—	(30,879,999)	—	(66,000)	(30,945,999)
Net income	—	—	—	—	—	—	15,374,136	493,557	168,799	16,036,492
Balance at June 30, 2022	10,569	1,000	50	5,000	1,000	(14,000)	127,816,960	9,706,057	3,691,028	141,206,045
Distributions to stockholders and members	—	—	—	—	—	—	(6,800,000)	(800,000)	(66,000)	(7,666,000)
Net income	—	—	—	—	—	—	11,801,789	188,561	137,131	12,127,481
Balance as of September 30, 2022	10,569	$1,000	50	$5,000	1,000	$(14,000)	$132,818,749	$9,094,618	$3,762,159	$145,667,526
	Quality Gold, Inc.		J&M Group Holdings, Inc.		Quality Gold, Inc.		Retained Earnings	Members’ Equity	Noncontrolling Interest in Affiliates	Total Stockholders’ Equity
	Capital Stock		Capital Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at March 31, 2021	10,569	$1,000	50	$5,000	1,000	$(14,000)	$111,657,633	$7,587,154	$11,538,482	$130,775,269
Distributions to stockholders and members	—	—	—	—	—	—	(27,749,999)	—	(66,000)	(27,815,999)
Acquisition of MTM, Inc.	—	—	—	—	—	—	(4,116,306)	—	(9,833,217)	(13,949,523)
Net income	—	—	—	—	—	—	14,588,556	378,704	1,538,398	16,505,658
Balance at June 30, 2021	10,569	1,000	50	5,000	1,000	(14,000)	94,379,884	7,965,858	3,177,663	105,515,405
Distributions to stockholders and members	—	—	—	—	—	—	—	—	(66,000)	(66,000)
Net income	—	—	—	—	—	—	19,687,673	144,206	159,763	19,991,642
Balance as of September 30, 2021	10,569	$1,000	50	$5,000	1,000	$(14,000)	$114,067,557	$8,110,064	$3,271,426	$125,441,047
The accompanying notes are an integral part of these condensed, consolidated and combined financial statements.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Condensed, Consolidated and Combined Statements of Cash Flows
	Six Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,163,973	$36,497,300
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	(26,834)	(37,442)
Depreciation and amortization	499,117	494,817
Forgiveness of SBA Paycheck Protection Program loan payable	—	(3,282,820)
Bad debt expense	—	2,195
Inventory allowance	588,000	(15,000)
(Gain) loss on fair value of Gold Loan	(676,000)	170,775
Change in operating assets and liabilities:
Trade receivables	1,391,544	(4,699,809)
Inventory	(27,998,832)	(16,678,573)
Prepaid expenses and other current assets	(2,651,311)	(1,868,926)
Deposits	1,246,033	695,356
Other long-term assets	(118,878)	37,498
Accounts payable	11,771,924	(133,343)
Accrued payables and other current liabilities	(28,249)	(1,031,035)
Uncertain tax position liability	700,000	—
Other long-term liabilities	44,439	—
Net cash provided by operating activities	12,904,926	10,150,993
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisitions	(4,055,457)	—
Other, net	(233,688)	2,247,693
Net cash (used in) provided by investing activities	(4,289,145)	2,247,693
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	82,390,052	77,680,853
Repayments of lines of credit	(48,413,255)	(59,555,095)
Repayment of related party notes payable	—	(7,319,103)
Distributions to stockholders/members	(38,611,999)	(27,881,999)
Other, net	(2,613,840)	222,635
Net cash used in financing activities	(7,249,042)	(16,852,709)
Cash and cash equivalents:
Net change during the period	1,366,739	(4,454,023)
Balance, beginning of period	3,761,323	7,174,625
Balance, end of period	$5,128,062	$2,720,602
Noncash investing and financing activity
Notes payable issued as consideration for acquisition of MTM	$—	$13,949,524
The accompanying notes are an integral part of these condensed, consolidated and combined financial statements.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements
NOTE 1.   DESCRIPTION OF BUSINESS
Nature of Operations
Quality Gold, Inc. and its subsidiaries and affiliates (the “Company”) are wholesalers in the jewelry and precious metals market, provide refining, manufacturing, and distribution services, and export gold and various other precious metals. The Company operates under four main legal entities (as noted below), which are collectively referred to as the “Quality Gold Companies”:
•
Quality Gold, Inc. (“Quality Gold, Inc.)

•
QGM, LLC (“QGM”)

•
J&M Group Holdings, Inc. (“J&M”)

•
L&L Group Holdings, LLC (“L&L”)

Quality Gold, Inc. is a holding company headquartered in Fairfield, Ohio, and operates four subsidiaries: (1) Gold, LLC (75.1% owned by Quality Gold, Inc.), which operates as a sales and distribution center in North Hollywood, CA; (2) MTM, Inc. (“MTM”, which is 100% owned by Quality Gold, Inc.), founded in 2007 and serves the wholesale jewelry market by supplying gold and silver products; (3) Gotham Jewelry, LLC (100% owned by Quality Gold, Inc.), which is an E-Commerce distributor of watchbands; and (4) IB Goodman Manufacturing Co., Inc. (“I.B. Goodman”) (100% owned by Quality Gold, Inc.), which is a fine jewelry manufacturer.
QGM is a manufacturer and precious metal refiner which also operates LogoArt, LLC (100% owned by QGM), a wholesaler of licensed jewelry with retail customers throughout the United States.
J&M was created by the stockholders of Quality Gold, Inc. in November 2015 as a holding company for various entities in India and to help facilitate business transactions. J&M operates four subsidiaries: (1) QGC Importers ULC (100% owned by J&M); (2) Quality Gold Manufacturing India LLP (99.9% owned by J&M); QG Technologies (India) Private Limited (99.9% owned by J&M); and (4) QG India Lab Grown LLP (99.9% owned by J&M). The subsidiaries of J&M specialize in the importation/exportation of precious metals and studded jewelry, engage in the trading of lab grown diamonds, and provide photography, IT services, and administrative services for its operations in India.
L&L was created by the stockholders of Quality Gold, Inc. in August 2017 as a holding company that owns a 100% interest in Clas Investment Holdings, which encompasses a service center that handles administration and prepares annual financial statements for L&L. Clas Investment Holdings is the immediate stockholder of 99.9% of Steckbeck Jewelry Private Limited’s shares, which is an entity that operates as an office, warehouse, and manufacturing facility for fine jewelry and precious metals in India.
Seasonality
The Company’s sales and revenues have a seasonal pattern as sales and revenue are typically higher in the period from October through December. This seasonal pattern typically results in higher net revenues during the Company’s third quarter ending December 31.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation and Combination
The accompanying condensed consolidated and combined financial statements include the accounts of Quality Gold, Inc., QGM, L&L, and J&M and their subsidiaries, including less-than-wholly owned subsidiaries in which Quality Gold, Inc, QGM, L&L, and J&M have a controlling financial interest, as well as variable interest entities (“VIEs”) in which Quality Gold, Inc. was deemed the primary beneficiary (see

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
Note 3) (collectively, the “Company”), all of which are under common control. All significant intercompany transactions and balances have been eliminated in consolidation and combination.
The unaudited condensed, consolidated and combined financial statements as of and for the three and six months ended September 30, 2022 and 2021 are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. In the opinion of management, all adjustments considered necessary to present fairly the financial position as of September 30, 2022 and the results of operations and cash flows for the interim periods ended September 30, 2022 and 2021 have been included. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP, but which are not required for interim reporting purposes, have been omitted. The accompanying unaudited condensed, consolidated and combined financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the fiscal year ended March 31, 2022.
Use of Estimates
The preparation of the condensed consolidated and combined financial statements in conformity with GAAP and US Securities and Exchange (“SEC”) regulations require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could materially differ from those estimates. Estimates and assumptions are primarily made in relation to determination of fair value (primarily with respect to derivatives, certain financial instruments, and certain investments), impairment assessments of property, plant and equipment and intangible assets, valuation allowance determination on deferred tax assets, and revenue recognition judgments.
Emerging Growth Company
The Company will be an “emerging growth company” (“EGC”) as defined in Section 2(a) of the Securities Act of 1933, as amended, (“Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”).
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
Recently Adopted Accounting Pronouncements
In February 2016, FASB issued ASU No. 2016-02, (“ASU 2016-02” or “ASC 842”), Leases (Topic 842). The amendments in this update require lessees to recognize a lease liability measured on a discounted basis and a right-of-use (“ROU”) asset for all leases at the commencement date. The Company adopted ASC 842 as of April 1, 2022 using the modified retrospective transition approach. The Company elected the transition package of practical expedients provided within the amended guidance, which eliminated the requirements to reassess lease identification, lease classification, and initial direct costs for leases that commenced before the effective date. The Company also elected to combine lease and non-lease components and to exclude

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
short-term leases from its consolidated balance sheets. The Company did not elect the hindsight practical expedient in determining the lease term.
In connection with the adoption of ASC 842, the Company recognized operating lease liabilities of $48,518 and right-of-use (“ROU”) assets of $48,518. The operating lease liabilities were included within other long-term liabilities as applicable, in the condensed consolidated and combined balance sheets. The ROU assets were included within other long-term assets as applicable, in the condensed consolidated and combined balance sheets. The Company’s lease liabilities were based on the present value of the remaining minimum lease commitments using the Company’s incremental borrowing rates as of April 1, 2022, and the Company’s ROU assets were based upon the operating lease liabilities adjusted for prepaid and deferred rents. The adoption of ASC 842 did not have a material impact on the Company’s results of operations or cash flows.
For the Company’s lease accounting policy and other disclosures, refer to Note 12.
In March 2020, the FASB issued ASU 2020-04 (“ASU 2020-04”), Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (“IBORs”) and, particularly, the risk of cessation of the London Interbank Offered Rate (“LIBOR”), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. ASU 2020-04 provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. We adopted ASU 2020-04 effective April 1, 2022. The Company’s primary association with LIBOR was through interest rates applicable to its Term Loan (as defined in Note 10), which was amended in April 2022 to change the interest benchmark from daily LIBOR to daily Bloomberg Short Term Bank Yield Index (“BSBY”). Accordingly, the Company applied the optional expedients and accounts for the contract as if the modification were not substantial. As a result, the modification is accounted for by prospectively adjusting the effective interest rate in the agreement.
NOTE 3.   VARIABLE INTEREST ENTITIES
On June 30, 2021, Quality Gold, Inc. acquired 100% of the outstanding common stock of MTM and consolidated the assets and liabilities as a wholly-owned subsidiary (see Note 16). Prior to the acquisition of MTM as a wholly-owned subsidiary, Quality Gold, Inc. was deemed the primary beneficiary of MTM and consolidated the assets and liabilities of MTM as a VIE. The primary beneficiary determination was based on the fact that Quality Gold, Inc. had both the power to direct the activities of MTM that most significantly impacted MTM’s economic performance and the obligation to absorb losses or the right to receive benefits from MTM that could potentially be significant to MTM.
In July 1997, Quality Gold, Inc.’s executives created QGC Land Holdings LLC (“QGC Land Holdings”) — an entity whose purpose was to purchase and lease real estate on behalf of Quality Gold, Inc. Quality Gold, Inc. leases its U.S. facilities from QGC Land Holdings. The stockholders of Quality Gold, Inc. own 100% of QGC Land Holdings. As a result of the common control of Quality Gold, Inc. and QGC Land Holdings, it was determined that Quality Gold, Inc. participated significantly in the design of QGC Land Holdings and has the power to direct the activities that most significantly impact QGC Land Holdings economic performance. As such, Quality Gold, Inc. was determined to be the primary beneficiary of QGC Land Holdings and QGC Land Holdings is consolidated within Quality Gold, Inc. As of September 30, 2022 and March 31, 2022, QGC Land Holdings had $4,935,007 and $4,953,888 in total assets, $7,275,264 and $3,560,264 in total liabilities, respectively. For the three months ended September 30, 2022 and 2021, QGC Land Holdings had $76,115 and $54,132 in total revenue and $177,030 and $146,133 in total expenses, respectively. For the six months ended September 30, 2022 and 2021, QGC Land Holdings had $129,346 and $108,263 in total revenue and $331,671 and $306,321 in total expenses, respectively.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
Quality Gold, Inc. incurred rent expense of $285,863 on its leases with QGC Land Holdings during each of the three months ended September 30, 2022 and 2021, which was eliminated in consolidation. Quality Gold, Inc. incurred rent expense of $571,725 on its leases with QGC Land Holdings during each of the six months ended September 30, 2022 and 2021, which was eliminated in consolidation. QGC Land Holdings’ assets can only be used to settle the obligation of QGC Land Holdings. Creditors and beneficial holders of QGC Land Holdings had no recourse to the assets or general credit of Quality Gold, Inc.
The table below presents a summary of the carrying value and balance sheet classification of assets and liabilities in consolidated VIE. The assets and liabilities as of September 30, 2022 and March 31, 2022 were inclusive of the assets and liabilities of QGC Land Holdings.
	September 30, 2022	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$67,794	$48,020
Trade receivables	93,971	11,000
Total current assets	161,765	59,020
Property and equipment, net	4,761,800	4,860,327
Noncurrent notes receivable – related parties	(16,712)	—
Other long-term assets	28,154	34,541
Total assets	$4,935,007	$4,953,888
Liabilities
Current liabilities:
Accrued payables	$110,264	$155,264
Short-term debt	7,165,000	3,405,000
Total current liabilities	7,275,264	3,560,264
Total liabilities	$7,275,264	$3,560,264
NOTE 4 .   DERIVATIVE INSTRUMENTS AND HEDGING TRANSACTIONS
Quality Gold, Inc. holds derivative financial instruments in the form of forward and futures contracts for the purpose of hedging the risks of certain identifiable and anticipated transactions. In general, the types of risks hedged are those relating to the variability of future earnings and cash flows caused by changes in gold prices. In hedging the transactions, Quality Gold, Inc. in the normal course of business, hold future contracts to hedge certain precious metal inventory subject to price risk. Derivatives are held only for the purpose of hedging such risks, not for speculation.
Generally, Quality Gold, Inc. enters into hedging relationships such that changes in the fair value of the precious metals being hedged are expected to be offset by corresponding changes in the value of the derivatives. At September 30, 2022 and March 31, 2022, hedging relationships exist on Quality Gold, Inc.’s inventory of gold and silver. As of September 30, 2022 and March 31, 2022, Quality Gold, Inc.’s open contracts had a notional value (defined as notional quantity times market value per notional quantity unit) of approximately $38,640,450 and $44,917,650, respectively.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
The following table presents the Company’s derivative assets and liabilities:
	Derivative Assets				Derivative Liabilities
	September 30, 2022		March 31, 2022		September 30, 2022		March 31, 2022
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments under ASC 815
Precious metal contracts	Other current assets	$1,539,560	Other current assets	$69,350	Other current liabilities	$—	Other current liabilities	$19,657
Total derivatives not designated as hedging instruments		$1,539,560		$69,350		$—		$19,657
The location and amount of gains (losses) from derivatives not designated as hedging instruments in the consolidated and combined statements of income were as follows:
	Three Months Ended September 30,				Six Months Ended September 30,
	2022		2021		2022		2021
	Statement of Income Location	Amount of Gains Recognized on Derivatives	Statement of Income Location	Amount of Gains Recognized on Derivatives	Statement of Income Location	Amount of Gains Recognized on Derivatives	Statement of Income Location	Amount of Losses Recognized on Derivatives
Derivatives not designated as hedging instruments under ASC 815
Precious metal contracts	Cost of revenues	$3,747,850	Cost of revenues	$716,691	Cost of revenues	$6,879,166	Cost of revenues	$(370,121)
Total derivatives not designated as hedging instruments		$3,747,850		$716,691		$6,879,166		$(370,121)
NOTE 5.   INVENTORY
Inventory consisted of the following:
	September 30, 2022	March 31, 2022
Finished goods	$125,615,113	$91,511,854
Work-in-process	4,092,231	2,939,593
Raw materials	35,822,849	42,865,411
Total inventory	$165,530,193	$137,316,858
In conjunction with the Line of Credit (as defined in Note 10), there are two related consignment facilities with two separate banks (each a “Consignment Bank,” and, collectively, the “Consignment Banks”). Quality Gold, Inc., MTM, Gold, LLC and LogoArt, LLC have an agreement with these banks under which gold and silver inventory owned by the Consignment Banks is consigned to Quality Gold, Inc. and MTM. Title to such gold and silver remains with the bank until the Company has paid for amounts used. During such time as the gold and silver is consigned, the Company must pay a consignment fee. Under the agreement with one Consignment Bank, the consignment fee is 2.55% for gold and 3.80% for silver at

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
September 30, 2022 and 2.05% for gold and 2.00% for silver at March 31, 2022. Under the agreement with the second Consignment Bank, the consignment fee is 2.25% for gold and silver at September 30, 2022 and March 31, 2022. The fixed consignment fees are calculated based upon the fair value of the underlying consigned metal on the drawdown date. The fair value is determined by the London Bullion Market Association (“LBMA”), a globally recognized precious metals trade platform, on that specified date. In addition, Quality Gold, Inc., MTM, Gold, LLC and LogoArt, LLC are required to maintain and pay the insurance premium and in addition are responsible for making the Consignment Banks whole in instances where the insurance does not cover the value of the consigned inventory. Therefore Quality Gold, Inc., MTM, Gold, LLC and LogoArt, LLC bear the risk of loss, theft, damage, or destruction of such gold, silver or platinum inventory for which appropriate insurance coverage has been obtained.
The Company maintain a portion of metals on a consignment basis in order to reduce its exposure to price movements and to reduce its working capital investment. This inventory is usually in the form of finished jewelry pieces that are purchased from third-party vendors. The notional value of off-balance sheet precious metals was $92,261,351 and $79,154,798 as of September 30, 2022 and March 31, 2022, respectively. The Company remained in compliance with all of the covenants contained in the consignment agreements as of September 30, 2022 and March 31, 2022.
NOTE 6.   FAIR VALUE MEASUREMENTS
The fair value of investments in forward and futures contracts is included within other assets and other liabilities, as applicable, in the condensed consolidated and combined balance sheets. The fair value of the precious metals loan is included within long-term debt — related parties, as applicable, in the condensed consolidated and combined balance sheet. The investments in forward and futures contracts are valued utilizing models that use as their basis readily observable market parameters and is classified within Level 2 of the valuation hierarchy. The precious metals loan is valued using an observable market quote in an active market and is classified within Level 1 of the valuation hierarchy.
The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of September 30, 2022 and March 31, 2022, aggregated by the level in the fair value hierarchy within which the measurements fall:
	September 30, 2022
	Amount at Fair Value	Level 1	Level 2	Level 3
Assets
Investment in futures contract	$1,539,560	$—	$1,539,560	$—
Total assets	$1,539,560	$—	$1,539,560	$—
Liabilities
Gold Loan payable to MTM former stockholder (see Note 10)	$4,179,375	$—	$4,179,375	$—
Total liabilities	$4,179,375	$—	$4,179,375	$—

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
	March 31, 2022
	Amount at Fair Value	Level 1	Level 2	Level 3
Assets
Investment in futures contract	$69,350	$—	$69,350	$—
Total assets	$69,350	$—	$69,350	$—
Liabilities
Investment in futures contract	$19,657	$—	$19,657	$—
Gold Loan payable to MTM former stockholder (see Note 10)	4,855,375	—	4,855,375	$—
Total liabilities	$4,875,032	$—	$4,875,032	$—
NOTE 7 .   NOTES RECEIVABLE
Notes Receivable — Related Parties
At September 30, 2022 and March 31, 2022, Quality Gold, Inc. has a note receivable from a stockholder for payments made by Quality Gold, Inc. on behalf of that stockholder. There are no terms associated with this note and no interest is being charged. The balance due to Quality Gold, Inc. under the note at each September 30, 2022 and March 31, 2022 was $106,300. Quality Gold, Inc. had a second note receivable from a stockholder for payments made by Quality Gold, Inc. on behalf of that stockholder that was repaid in full during the six months ended September 30, 2021.
Notes Receivable — Unrelated Parties
MTM has a note receivable from a supplier for various assets paid for by MTM to be repaid in 48 monthly installments with interest charged monthly at LIBOR plus 1.15% (4.29% at September 30, 2022). The balances due to MTM at September 30, 2022 and March 31, 2022 were $468,079 and $596,020, respectively. Interest income on the note is included in interest income on the condensed, consolidated and combined statements of income.
MTM has a second note receivable from a supplier for various assets paid for by MTM to be repaid in 48 monthly installments with interest charged monthly at LIBOR plus 1.15% (4.29% at September 30, 2022). The balance due to MTM at September 30, 2022 and March 31, 2022 was $623,934 and $192,929, respectively. Interest income on the note is included in interest income on the condensed, consolidated and combined statements of income.
MTM has a third note receivable from a supplier for various assets paid for by MTM. There are no terms associated with the note and no interest is being charged. The balance due to MTM at September 30, 2022 and March 31, 2022 was $125,279.
J&M has a note receivable from a supplier. There are no terms associated with this note and no interest is being charged. The balance due to J&M was $1,760,000 at September 30, 2022 and March 31, 2022.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
NOTE 8.   PROPERTY AND EQUIPMENT
Property and equipment consisted of the following as of September 30, 2022 and March 31, 2022:
	September 30, 2022	March 31, 2022
Buildings	$8,119,171	$8,122,166
Land	1,085,307	1,085,307
Furniture and equipment	11,032,605	11,722,430
Leasehold improvements	748,792	748,792
Automobiles	50,154	52,771
Computer equipment	1,629,950	1,590,713
Software	1,014,801	1,080,820
Construction in process	777,981	221,605
	24,458,761	24,624,604
Less: Accumulated depreciation	(17,604,432)	(17,914,025)
Property and equipment, net	$6,854,329	$6,710,579
Depreciation and amortization charged to income was $191,584 and $396,874 for the three and six months ended September 30, 2022. Depreciation and amortization charged to income was $207,781 and $439,285 for the three and six months ended September 30, 2021.
NOTE 9 .   GOODWILL AND INTANGIBLE ASSETS
The following is a summary of the changes in the carrying value of goodwill for the six months ended September 30, 2022 and 2021:
Goodwill as of March 31, 2021	$2,321,284
Changes in carrying value	—
Goodwill as of September 30, 2021	$2,321,284
Goodwill as of March 31, 2022	2,321,284
Changes in carrying value	—
Acquisition of I.B. Goodman	590,000
Goodwill as of September 30, 2022	$2,911,284
The following is a summary of other identifiable intangible assets:
			September 30, 2022			March 31, 2022
	Estimated Useful Lives (Years)	Remaining Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived:
Tradenames and trademarks	5 – 15	12	$1,569,189	$(479,148)	$1,090,041	$588,654	$(391,904)	$196,750
Customer relationships	6	6	360,000	(15,000)	345,000	—	—	—
Total identifiable intangible assets			$1,929,189	$(494,148)	$1,435,041	$588,654	$(391,904)	$196,750

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
The Company does not have any indefinite-lived intangible assets. In addition, as of September 30, 2022 and March 31, 2022, no impairment has been recognized on goodwill or intangible assets.
Amortization expense charged to income was $102,244 and $55,532 for the six months ended September 30, 2022 and 2021, respectively. Estimated annual amortization expense related to definite-lived intangible assets for the succeeding five years is as follows:
Fiscal 2023	$262,171
Fiscal 2024	185,261
Fiscal 2025	161,440
Fiscal 2026	161,440
Fiscal 2027	141,396
Thereafter	523,333
$1,435,041
NOTE 10.   DEBT
Debt consisted of the following:
	September 30, 2022	March 31, 2022
Short and Long-Term Debt
Line of Credit	$47,218,073	$17,001,276
QGC Land Holdings Line of Credit	7,165,000	3,405,000
Term Loan	16,958,333	19,708,333
Gold Loan	4,179,375	4,855,375
MTM Note Payable	3,267,353	3,267,353
QG Technologies Notes Payable	136,160	—
Total short and long-term debt	78,924,294	48,237,337
Less: Short-Term Debt
Line of Credit	(47,218,073)	(17,001,276)
QGC Land Holdings Line of Credit	(7,165,000)	(3,405,000)
Term Loan current portion	(5,500,000)	(5,500,000)
MTM Note Payable current portion	(2,178,236)	(1,089,118)
Total long-term debt	$16,862,985	$21,241,943
Line of Credit
The Company has a secured credit agreement (the “Line of Credit”) with a bank (the “Lender”) that allows for borrowings up to $60,000,000 (subject to adjustment based on inventory and accounts receivable levels) and is payable on demand. The maturity date on the Line of Credit is September 30, 2023. The Line of Credit is secured by all assets, excluding consigned inventory as discussed in Note 5, of Quality Gold, Inc., MTM, Gold, LLC, and LogoArt, LLC. The Line of Credit has various financial covenant provisions which must be met. Additionally, there is an ‘intercreditor agreement’ between the Lender and the Consignment Banks (see Note 5) to ensure the distribution of collateral. The Company was compliant with all covenants as of September 30, 2022 and March 31, 2022. Unused amounts under the Line of Credit were $12,781,927 and $22,998,724 (as of March 31, 2022, the Line of Credit allowed borrowings up to $40,000,000) at September 30, 2022 and March 31, 2022, respectively. The weighted average interest rate on the Line of Credit was 3.50% and 1.24% for the three months ended September 31, 2022 and 2021,

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
respectively. The weighted average interest rate on the Line of Credit was 2.78% and 1.24% for the six months ended September 31, 2022 and 2021, respectively.
QGC Land Holdings Line of Credit
QGC Land Holdings has a secured credit agreement (the “QGC Land Holdings Line of Credit”) with a bank that allows for borrowings up to $7,784,000 and is payable on demand. The maturity date on the QGC Land Holdings Line of Credit is October 26, 2023. The QGC Land Holdings Line of Credit is secured by mortgages taken out by QGC Land Holdings on two buildings. The QGC Land Holdings Line of Credit does not have any financial covenant provisions. Unused amounts under the QGC Land Holdings Line of Credit were $619,000 and $4,379,000 at September 30, 2022 and March 31, 2022, respectively. The weighted average interest rate on the QGC Land Holdings Line of Credit was 4.78% and 2.50% for the three months ended September 30, 2022 and 2021, respectively. The weighted average interest rate on the QGC Land Holdings Line of Credit was 3.89% and 2.50% for the six months ended September 30, 2022 and 2021, respectively.
Term Loan
Quality Gold, Inc. has a note payable due to a bank for the purchase of equipment (the “Term Loan”). The note is secured by the purchased equipment. In October 2021, Quality Gold, Inc. refinanced the Term Loan and increased the principal balance to $22,000,000. In April 2022, the interest benchmark was changed from daily LIBOR to daily Bloomberg Short Term Bank Yield Index (“BSBY”). The balance outstanding at September 30, 2022 and March 31, 2022 was $16,958,333 and $19,708,333, respectively. Payments are made monthly with a maturity date of October 2025. Interest is charged daily at BSBY plus 1.15% (4.29% at September 30, 2022).
Small Business Administration (“SBA”) Paycheck Protection Program Loan Payable
In April 2020, Quality Gold, Inc. and MTM. each received a loan in the amount of $3,227,500 and $55,320, respectively, under the Paycheck Protection Program (“PPP Loans”). The loans accrued interest at a rate of 1% and had an original maturity date of two years which could be extended to five years by mutual agreement of the companies and SBA. The PPP Loans contained customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The PPP Loans were forgiven in full during fiscal year ended March 31, 2022. The Company recognized a gain on the forgiveness of SBA Paycheck Protection Program Loan Payable, of $3,227,500 and $3,282,820 during the three and six months ended September 30, 2021, respectively.
Notes Payable — Related Parties
MTM has an unsecured note payable to a company owned by a former stockholder (the “MTM Note Payable”) in the amount of $3,267,353 at both September 30, 2022 and March 31, 2022. On July 1, 2021, the Company agreed to payment and interest terms on the MTM Note Payable. Pursuant to the agreement, the MTM Note Payable bears interest from and after June 30, 2021 at 2% per annum and is payable in installment over a period of three years. The first installment is due June 30, 2022 in the amount of one-third of the principal amount plus all interest accumulated to that date. The second installment is due June 30, 2023 in the amount of one-half of the outstanding principal balance plus all interest accumulated to that date. The balance and all remaining accumulated interest is due and payable on June 30, 2024. In June 2022, the Company and holder of the note agreed to delay the payment of the first installment until December 2022.
A former stockholder of MTM has from time to time loaned MTM gold (the “Gold Loan”) for use in operations. The quantity of gold loaned to MTM was 2,500 ounces at September 30, 2022 and March 31, 2022. The carrying value of the Gold Loan is adjusted to reflect the fair market value of the loaned gold at each balance sheet date using the market price of gold, with changes in fair value recognized within cost of revenues in the condensed consolidated and combined statements of income. The carrying value of the

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
Gold Loan was $4,179,375 and $4,855,375 at September 30, 2022 and March 31, 2022, respectively. Beginning July 1, 2021 the Gold Loan accrues interest at a rate of 2%. The accrued interest on the Gold Loan was $38,562 and $85,752 at September 30, 2022 and March 31, 2022, respectively, and was included within accrued payables as applicable, in the condensed, consolidated and combined balance sheets. There are no payment terms associated with the Gold Loan. The Gold Loan has been classified as long-term in the condensed, consolidated and combined balance sheets.
QG Technologies (India) Private Limited, a subsidiary of J&M, has a note payable to a director in the aggregate of $136,160 at September 30, 2022. There are no payment terms or interest on the note payable. The note payable has been classified as long-term in the condensed, consolidated and combined balance sheets.
NOTE 11.   INCOME TAXES
The Company’s effective tax rate for the six months ended September 30, 2022, and September 30, 2021, was 4.91% and 2.84% respectively. The Company’s effective tax rate for the three months ended September 30, 2022, and September 30, 2021, was 4.60% and 1.70% respectively. The effective tax rates for all periods differs from the US federal statutory tax rate of 21% because substantially all the income of the entities included in the consolidated financial statements are US pass through entities not subject to income taxes at the entity level. Instead, the income is taxed to the shareholders.
The income tax expense for each period is primarily due to activities in India, US city income taxes assessed at the entity level, and an accrual for US state uncertain tax positions. For those states that assess tax at the entity level for pass through entities, and where the Company does not file a tax return but where state taxable nexus is likely, the Company accrues the tax, interest and penalties. The Company estimates an annual effective tax rate based on projected full year income and estimated tax expense, and then records the quarterly income tax expense using the estimated annual effective tax rate.
NOTE 12.   LEASES
Effective April 1, 2022, the Company adopted the provisions of ASU 842. Under this guidance, at the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the facts and circumstances present. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. At the lease commencement date, operating and finance lease liabilities and their corresponding right of use asset (“ROU assets”) are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable and, as such, the Company uses its incremental borrowing rate to discount the lease liabilities, which is the rate incurred to borrow on a collateralized basis over a similar term in a similar economic environment. Certain adjustments to the ROU asset may be required for items such as incentives received. The Company does not recognize on the balance sheet leases with terms of one year or less.
The Company has operating leases that are comprised of warehouse and office space. Some of the Company’s leases include options to extend or early terminate the lease, which are included in the lease term when it is reasonably certain to exercise and there is a significant economic incentive to exercise that option. Certain lease agreements contain provisions for future rent increases. Lease payments included in the measurement of the lease liability comprise fixed payments. The Company combines lease and non-lease components as a single component. Operating lease cost is recognized over the expected lease term on a straight-line basis. Variable lease payments, which are primarily comprised of maintenance, taxes, and other payments based on usage, are recognized when the expense is incurred. The Company’s leases do not contain residual value guarantees.
In connection with the adoption of ASC 842, the Company recognized operating lease liabilities of $48,518 and ROU assets of $48,518. The Company has omitted other ASC 842 disclosures as they are not material to the financial statements.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
NOTE 13.   RELATED PARTY TRANSACTIONS
QGC Land Holdings leases space to a related party under common ownership of the Company. The Company recognized rental income in connection with this lease of $46,875 and $93,750 for each of the three and six months ended September 30, 2022 and 2021. The rental income is included in miscellaneous income (expense) in the condensed, consolidated and combined statements of income.
See Notes 7 and 10 for additional information regarding related party notes receivable and payable, respectively.
NOTE 14.   REVENUE
A receivable is generally recognized when the Company transfers control and records revenue. Accordingly, the Company did not have any contract assets associated with the future right to invoice its customers at September 30, 2022 and 2021. There are certain products sold by the Company which contain a lifetime warranty against manufacturing defects and jewelry that has been damaged through normal use. The Company estimates the portion of revenue related to this performance obligation based on historical claim information. The contract liability associated with this warranty is immaterial to the condensed, consolidated and combined financial statements. Further, for the three and six months ended September 30, 2022 and 2021, revenue recognized in the reporting period that was included in the contract liability balance at the beginning of the period was not material.
Disaggregation of Revenue
The following table shows the Company’s revenue disaggregated by product type. Precious metals includes gold, silver, and platinum jewelry with no stones (i.e. diamonds and gemstones). Any gold, silver, or platinum jewelry with stones is included within stones in the table below.
	Three Months Ended September 30,				Six Months Ended September 30,
	2022		2021		2022		2021
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Precious metals (gold and silver)	$78,752,999	78%	$94,045,791	77%	$172,815,528	78%	$199,273,955	78%
Stones (diamonds, gemstones, and other stones)	19,000,807	19%	20,587,801	17%	43,103,632	20%	44,168,299	18%
Other	2,881,034	3%	7,729,423	6%	5,501,231	2%	10,840,293	4%
Total	$100,634,840	100%	$122,363,015	100%	$221,420,391	100%	$254,282,547	100%
NOTE 15.   COMMITMENTS AND CONTINGENCIES
Legal Contingencies
The Company is involved in various litigation arising from the ordinary course of business. In the opinion of management, none of the litigation is expected to materially affect the financial position of the Company.
License Agreements
LogoArt, LLC has entered into various licensing agreements with professional organizations to manufacture and sell certain trademarked jewelry. The agreements expire at various dates through December 2024. LogoArt, LLC is obligated to pay the licensor guaranteed royalties. Royalty rates range between 1% and 18% of net sales proceeds of these products. Included in royalty expense for the three months ended September 30, 2022 and 2021 was $48,524 and $56,161. Included in royalty expense for the six months

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
ended September 30, 2022 and 2021 was $90,430 and $116,598, respectively. Amounts due under the guaranteed royalties were $19,453 and $31,965 at September 30, 2022 and March 31, 2022, respectively, and was included within accrued payables as applicable, in the condensed, consolidated and combined balance sheets.
NOTE 16.   BUSINESS COMBINATION
IB Goodman Manufacturing Co., Inc.
On May 27, 2022, Quality Gold, Inc. entered into an asset purchase agreement (the “Asset Purchase Agreement”) with I.B. Goodman, pursuant to which, Quality Gold, Inc. acquired 100% of the operating assets of IB Goodman’s business (the “Transaction”). Quality Gold, Inc. acquired the operating assets of I.B. Goodman to expand the products offered to Quality Gold, Inc.’s current customers. The operating assets of I.B. Goodman included goodwill (as noted below), which is determined to be deductible for tax purposes.
On July 1, 2022, the Company closed the Transaction. The acquisition date fair value of the consideration transferred was $3,444,923, which consisted entirely of cash.
The following table summarizes the preliminary estimated fair values of the assets acquired at the acquisition date:
Assets acquired:
Tangible assets:
Accounts receivable	$712,420
Inventory	432,503
Property and equipment	610,000
Total identifiable tangible assets	1,754,923
Intangible assets and goodwill:
Customer relationships – 6 year weighted-average useful life	360,000
Tradenames and trademarks – 15 year weighted-average useful life	740,000
Goodwill	590,000
Total identifiable intangible assets and goodwill	1,690,000
Total net assets acquired	$3,444,923
The Company applied the replacement cost method in determining the fair value of the property and equipment, the income method in determining the fair value of the customer relationships, and the relief from royalty method in determining the fair value of the tradenames and trademarks. The valuation models were based on estimates of future operating projections of I.B. Goodman, as well as judgments on the discount rates used and other variables. The Company developed forecasts based on a number of factors, including future revenue and operating cost projections, a discount rate that is representative of the weighted average cost of capital, and royalty and long-term sustainable growth rates based on a market analysis. The fair value of the remaining assets acquired were not significantly different from their carrying values at the acquisition date.
Total acquisition-related costs for the Transaction were $4,625, consisting of legal fees, which were charged to general and administrative expense in fiscal 2022. The Company did not incur any acquisition-related costs during the six months ended September 30, 2022.
The Company’s consolidated results of operations since the acquisition date include I.B. Goodman revenue of approximately $594,000 and pretax earnings of approximately $198,000. The Company has determined that any further pro forma business combination disclosures are immaterial to the condensed

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
consolidated and combined financial statements and have been omitted from these condensed consolidated and combined financial statements.
MTM
On June 30, 2021, Quality Gold, Inc. acquired 100% of the outstanding common stock of MTM. The consideration transferred consisted of $13,949,524 in notes payable issued by the Company. Previous owners of 50% of the outstanding MTM common stock are related parties to the Company.
Prior to the acquisition, Quality Gold, Inc. was determined to be the primary beneficiary of MTM and, as the primary beneficiary, consolidated the assets and liabilities and results of operations of the VIE (see Note 3). As the primary beneficiary of the VIE, Quality Gold, Inc. had a controlling financial interest in MTM prior to the acquisition. As such, the transaction was deemed to be a common control transaction in accordance with guidance in ASC 805-50, Business Combinations, Related Issues (“ASC 805-50”), and the assets and liabilities of MTM will continue to be carried at historical cost.
The carrying amount of the noncontrolling interest was adjusted to reflect the change in the ownership of the subsidiary. The excess of consideration paid over the noncontrolling interest acquired was treated as an equity transaction.
Asset Acquisition
In May 2022, Quality Gold, Inc. acquired the operating assets of DeBeer Watch Bands, Inc. for approximately $611,000. Quality Gold, Inc. acquired the operating assets, which consisted of inventory, equipment, and intangible assets of DeBeer Watch Bands, Inc. to expand the products offered to Quality Gold, Inc.’s current customers. The purchase was financed with cash on hand.
NOTE 17.   SUBSEQUENT EVENTS
In preparing its condensed, consolidated and combined financial statements, the Company has evaluated events subsequent to the balance sheet date through December 22, 2022, which is the date the condensed, consolidated and combined financial statements were available to be issued.
Tastemaker Business Combination Agreement
On October 20, 2022, Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker”), Quality Gold Holdings, Inc., a Delaware corporation (“New Parent”), Tastemaker Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), QGM Merger Sub, Inc., an Ohio corporation (“Merger Sub II”), J&M Merger Sub, Inc., a Delaware corporation (“Merger Sub III”), L&L Merger Sub, Inc., an Ohio corporation (“Merger Sub IV”), Quality Gold Merger Sub, Inc., an Ohio corporation (“Merger Sub V” and, together with Merger Sub I, Merger Sub II, Merger Sub III and Merger Sub IV, the “Merger Subs”), and the Quality Gold Companies, entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) pursuant to which Tastemaker and the Quality Gold Companies will consummate a business combination. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”
Structure of the Transaction
The acquisition is structured as a “double dummy” transaction, resulting in the following:
•
Each of New Parent and the Mergers Subs are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. New Parent is a wholly-owned direct subsidiary of Quality Gold and each Merger Sub is a wholly-owned direct subsidiary of New Parent.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Condensed, Consolidated and Combined Financial Statements (Continued)
•
On the closing date, each of the following transactions will occur contemporaneously: (i) Merger Sub I will merge with and into Tastemaker (the “First Merger”), with Tastemaker surviving the First Merger as a wholly-owned subsidiary of New Parent (the “First Surviving Company”); (ii) Merger Sub II will merge with and into QGM (the “Second Merger”), with QGM surviving the Second Merger as a wholly-owned subsidiary of New Parent (the “Second Surviving Company”); (iii) Merger Sub III will merge with and into J&M (the “Third Merger”), with J&M surviving the merger as a subsidiary of New Parent (the “Third Surviving Company”); (iv) Merger Sub IV will merge with and into L&L (the “Fourth Merger”), with L&L surviving the merger as a subsidiary of New Parent (the “Fourth Surviving Company”); and (v) Merger Sub V will merge with and into Quality Gold (the “Fifth Merger,” and together with the First Merger, the Second Merger, the Third Merger and the Fourth Merger, the “Mergers”), with Quality Gold surviving the merger as a subsidiary of New Parent (the “Fifth Surviving Company” and, together with the First Surviving Company, the Second Surviving Company, the Third Surviving Company and the Fourth Surviving Company, the “Surviving Companies”). Following the transactions, the Surviving Companies will be wholly-owned subsidiaries of New Parent.

Upon closing of the Business Combination, New Parent is expected to be listed on the Nasdaq Capital Market.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Quality Gold, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated and combined balance sheets of Quality Gold, Inc., Subsidiaries and Affiliates (the “Company”) as of March 31, 2022 and 2021, the related consolidated and combined statements of income, statements of retained earnings, members’ equity and noncontrolling interest in affiliate, and cash flows for each of the two years in the period ended March 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2022.
Cincinnati, Ohio
December 22, 2022

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Consolidated and Combined Balance Sheets
March 31, 2022 and 2021
	March 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,761,323	$7,174,625
Trade receivables (net of allowance for credit losses & sales returns of $6,000,000 and $5,125,000 at March 31, 2022 and 2021, respectively)	64,554,108	55,070,929
Notes receivable	258,416	249,292
Inventory	137,316,858	104,613,496
Deposits – current	2,500,000	2,500,000
Prepaid expenses and other current assets	2,484,374	2,936,197
Total current assets	210,875,079	172,544,539
Property and equipment, net	6,710,579	7,256,634
Noncurrent notes receivable	2,415,812	710,148
Noncurrent notes receivable – related parties	106,300	4,387,843
Deposits – noncurrent	5,849,199	8,349,199
Goodwill	2,321,284	2,321,284
Intangible assets, net	196,750	307,814
Deferred tax benefit	199,053	192,162
Other long-term assets	1,222,408	1,372,898
Total assets	$229,896,464	$197,442,521
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable – trade	$17,061,871	$13,091,543
Accrued payables	5,880,032	4,269,748
Short-term debt	25,906,276	25,513,600
Short-term debt – related party	1,089,118	1,506,665
Uncertain tax position liability	2,570,000	1,615,000
Other current liabilities	31,672	743,505
Total current liabilities	52,538,969	46,740,061
SBA Paycheck Protection Program loan payable	—	3,282,820
Long-term debt	14,208,333	7,812,500
Long-term debt – related parties	7,033,610	8,831,871
Total liabilities	73,780,912	66,667,252
Commitments and contingencies (see Note 18)
Stockholders’ equity:
Quality Gold, Inc. capital stock (No par value; $0.09 stated value; 12,000 shares authorized; 10,569 shares issued and outstanding as of March 31, 2022 and 2021)	1,000	1,000
J&M Group Holdings, Inc. capital stock ($100.00 par value; 50 shares authorized; 50 shares issued and outstanding as of March 31, 2022 and 2021)	5,000	5,000
Retained earnings	143,322,823	111,657,633
Members’ equity	9,212,500	7,587,154
Less: Quality Gold, Inc. treasury stock (1,000 shares, at cost)	(14,000)	(14,000)
Total Quality Gold, Inc. and affiliates stockholders’ equity	152,527,323	119,236,787
Noncontrolling interest	3,588,229	11,538,482
Total stockholders’ equity	156,115,552	130,775,269
Total liabilities and stockholders’ equity	$229,896,464	$197,442,521
The accompanying notes are an integral part of these consolidated and combined financial statements.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Consolidated and Combined Statements of Income
Years Ended March 31, 2022 and 2021
	Year Ended March 31,
	2022	2021
Revenue	$544,568,257	$391,727,758
Cost of revenues	421,379,711	289,885,077
Gross profit	123,188,546	101,842,681
Operating expenses:
Selling and shipping expenses	15,371,478	12,726,141
General and administrative expenses	34,159,683	29,568,754
Total operating expenses	49,531,161	42,294,895
Income from operations	73,657,385	59,547,786
Other income (expense):
Interest expense	(2,438,308)	(1,939,698)
Miscellaneous income (expense)	1,456,964	(756,799)
Forgiveness of SBA Paycheck Protection Program loan payable	3,282,820	—
Bad debt expense	(68,034)	(2,742,502)
Total other income (expense)	2,233,442	(5,438,999)
Income before income taxes	75,890,827	54,108,787
Provision for income taxes	3,117,021	2,026,224
Net income	72,773,806	52,082,563
Net income (loss) attributable to non-controlling interest in affiliate	2,146,964	(1,809,642)
Net income attributable to controlling interests	$70,626,842	$53,892,205
The accompanying notes are an integral part of these consolidated and combined financial statements.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Consolidated and Combined Statements of Retained Earnings, Members’ Equity
and Noncontrolling Interest
Years Ended March 31, 2022 and 2021
	Quality Gold, Inc.		J&M Group Holdings, Inc.		Quality Gold, Inc.
	Capital Stock		Capital Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Retained Earnings	Members’ Equity	Noncontrolling Interest in Affiliates	Total Stockholders’ Equity
Balance at March 31, 2020	10,569	$1,000	50	$5,000	1,000	$(14,000)	$82,300,074	$6,632,508	$13,348,124	$102,272,706
Distributions to stockholders and members	—	—	—	—	—	—	(22,980,000)	(600,000)	—	(23,580,000)
Net income (loss)	—	—	—	—	—	—	52,337,559	1,554,646	(1,809,642)	52,082,563
Balance at March 31, 2021	10,569	1,000	50	5,000	1,000	(14,000)	111,657,633	7,587,154	11,538,482	130,775,269
Distributions to stockholders and members	—	—	—	—	—	—	(33,250,000)	—	(264,000)	(33,514,000)
Contributions by members	—	—	—	—	—	—	—	30,000	—	30,000
Acquisition of MTM, Inc.	—	—	—	—	—	—	(4,116,306)	—	(9,833,217)	(13,949,523)
Net income	—	—	—	—	—	—	69,031,496	1,595,346	2,146,964	72,773,806
Balance as of March 31, 2022	10,569	$1,000	50	$5,000	1,000	$(14,000)	$143,322,823	$9,212,500	$3,588,229	$156,115,552
The accompanying notes are an integral part of these consolidated and combined financial statements.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Consolidated and Combined Statements of Cash Flows
Years Ended March 31, 2022 and 2021
	Year Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$72,773,806	$52,082,563
Adjustments to reconcile net income to net cash used in operating activities:
Deferred tax expense (benefit)	4,919	59,822
Depreciation and amortization	974,864	1,147,874
Forgiveness of SBA Paycheck Protection Program loan payable	(3,282,820)	—
Bad debt expense	(68,034)	2,742,502
Inventory allowance	—	(500,000)
Loss on fair value of Gold Loan	734,045	277,328
Other, net	—	(498,102)
Change in operating assets and liabilities:
Trade receivables	(9,415,145)	(14,254,845)
Inventory	(32,703,362)	(8,706,759)
Prepaid expenses and other current assets	451,823	453,905
Deposits	2,500,000	(10,775,647)
Other receivables	150,490	2,898,626
Accounts payable	3,970,328	2,746,290
Accrued payables	1,610,284	672,501
Uncertain tax position liability	955,000	715,000
Other current liabilities	(711,833)	(1,723,668)
Net cash provided by operating activities	37,944,365	27,337,390
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(329,554)	(280,828)
Issuance of notes receivable	(2,045,784)	(157,322)
Repayment of notes receivable	330,996	22,043
Issuance of notes receivable – related parties	(118,130)	(3,983,724)
Repayment of notes receivable – related parties	4,399,672	—
Net cash provided by (used in) investing activities	2,237,200	(4,399,831)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	150,259,130	124,276,352
Repayments of lines of credit	(152,241,454)	(126,242,902)
Proceeds on Paycheck Protection Program loan payable	—	3,282,820
Proceeds from notes payable	12,885,417	7,347,457
Repayment of notes payable	(4,114,583)	(2,501,059)
Proceeds from related party notes payable	83,445	75,000
Repayment of related party notes payable	(3,033,298)	(624,033)
Repayment of notes payable issued as consideration for acquisition of MTM	(13,949,524)	—
Contributions from members	30,000	—
Distributions to stockholders/members	(33,514,000)	(23,580,000)
Net cash used in financing activities	(43,594,867)	(17,966,365)
Cash and cash equivalents:
Net change during the period	(3,413,302)	4,971,194
Balance, beginning of period	7,174,625	2,203,431
Balance, end of period	$3,761,323	$7,174,625
Supplemental cash flow information
Cash paid for interest	$2,395,660	$2,288,134
Cash paid for income taxes	$1,919,882	$939,545
Noncash investing and financing activity
Notes payable issued as consideration for acquisition of MTM	$13,949,524	$—
The accompanying notes are an integral part of these consolidated and combined financial statements.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements
NOTE 1. DESCRIPTION OF BUSINESS
Nature of Operations
Quality Gold, Inc. and its subsidiaries and affiliates (the “Company”) are wholesalers in the jewelry and precious metals market, provide refining, manufacturing, and distribution services, and export gold and various other precious metals. The Company operates under four main legal entities (as noted below), which are collectively referred to as the “Quality Gold Companies”:
•
Quality Gold, Inc. (“Quality Gold, Inc.)

•
QGM, LLC (“QGM”)

•
J&M Group Holdings, Inc. (“J&M”)

•
L&L Group Holdings, LLC (“L&L”)

Quality Gold, Inc. is a holding company headquartered in Fairfield, Ohio, and operates three subsidiaries: (1) Gold, LLC (75.1% owned by Quality Gold, Inc.), which operates as a sales and distribution center in North Hollywood, CA; (2) MTM, Inc. (“MTM”, which is 100% owned by Quality Gold, Inc.), founded in 2007 and serves the wholesale jewelry market by supplying gold and silver products; and (3) Gotham Jewelry, LLC (100% owned by Quality Gold, Inc.), which is an E-Commerce distributor of watchbands.
QGM is a manufacturer and precious metal refiner which also operates LogoArt, LLC (100% owned by QGM), a wholesaler of licensed jewelry with retail customers throughout the United States.
J&M was created by the stockholders of Quality Gold, Inc. in November 2015 as a holding company for various entities in India and to help facilitate business transactions. J&M operates four subsidiaries: (1) QGC Importers ULC (100% owned by J&M); (2) Quality Gold Manufacturing India LLP (99.9% owned by J&M); QG Technologies (India) Private Limited (99.9% owned by J&M); and (4) QG India Lab Grown LLP (99.9% owned by J&M). The subsidiaries of J&M specialize in the importation/exportation of precious metals and studded jewelry, engage in the trading of lab grown diamonds, and provide photography, IT services, and administrative services for its operations in India.
L&L was created by the stockholders of Quality Gold, Inc. in August 2017 as a holding company that owns a 100% interest in Clas Investment Holdings, which encompasses a service center that handles administration and prepares annual financial statements for L&L. Clas Investment Holdings is the immediate stockholder of 99.9% of Steckbeck Jewelry Private Limited’s shares, which is an entity that operates as an office, warehouse, and manufacturing facility for fine jewelry and precious metals in India.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Combination
The accompanying consolidated and combined financial statements include the accounts of Quality Gold, Inc., QGM, L&L, and J&M and their subsidiaries, including less-than-wholly owned subsidiaries in which Quality Gold, Inc, QGM, L&L, and J&M have a controlling financial interest, as well as variable interest entities (“VIEs”) in which Quality Gold, Inc. was deemed the primary beneficiary (see Note 3) (collectively, the “Company”), all of which are under common control. All significant intercompany transactions and balances have been eliminated in consolidation and combination.
The financial statements for the fiscal years ended March 31, 2022 and 2021 are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America.
Use of Estimates
The preparation of the consolidated and combined financial statements in conformity with GAAP and US Securities and Exchange (“SEC”) regulations require management to make estimates and assumptions

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
that affect certain reported amounts and disclosures. Accordingly, actual results could materially differ from those estimates. Estimates and assumptions are primarily made in relation to determination of fair value (primarily with respect to derivatives, certain financial instruments, and certain investments), impairment assessments of property, plant and equipment and intangible assets, valuation allowance determination on deferred tax assets, and revenue recognition judgments.
Emerging Growth Company
The Company will be an “emerging growth company” (“EGC”) as defined in Section 2(a) of the Securities Act of 1933, as amended, (“Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”).
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
Advertising Costs
Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising (catalogs) are capitalized and amortized over the period during which future benefits are expected to be received. Costs incurred during production of the catalogs are capitalized and amortized, on a straight-line basis, over the life of the catalogs, which is two years for the main catalog and addendums. The amount capitalized was $904,766 and $1,643,552 for the years ending March 31, 2022 and 2021, respectively. The net prepaid catalog costs were $1,013,066 and $1,394,277 at March 31, 2022 and 2021, respectively. Amortization incurred was $1,273,759 and $874,088 during March 31, 2022 and 2021, respectively. Advertising costs, other than catalogs, charged to expense was $3,026,056 and $3,283,060 for the years ended March 31, 2022 and 2021, respectively.
Business Combinations
The Company accounts for business combinations by applying the acquisition method in accordance with ASC Topic 805, Business Combinations (“ASC 805”). The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. Transaction costs related to the acquisition of a business are expensed as incurred and excluded from the fair value of consideration transferred. The identifiable assets acquired, liabilities assumed and noncontrolling interests, if any, in an acquired entity are recognized and measured at their estimated fair values. The excess of the fair value of consideration transferred over the fair values of identifiable assets acquired, liabilities assumed and noncontrolling interests, if any, in an acquired entity is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets and liabilities. Net cash paid to acquire a business is classified as investing activities on the accompanying consolidated and combined statements of cash flows.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
Cash and Cash Equivalents
The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At March 31, 2022 and 2021, cash equivalents consisted primarily of depository accounts.
Concentration of Credit Risk
The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk.
The Company is engaged in the wholesale distribution and marketing of jewelry, with customers located primarily in the United States and Canada. The Company performs ongoing credit evaluations of its customers and generally requires no collateral from them.
Deposits
The Company entered into three separate agreements during 2021 with a vendor to purchase inventory. The Company is committed to buying certain quantities of inventory each month throughout the five year duration of the agreements, which expire in June, July, and September 2025. The agreements lock in pricing for the Company in exchange for the commitment of monthly purchase. The agreements resulted in gross deposits of $12,500,000. The deposit balance remaining at March 31, 2022 was $8,291,667, of which $2,500,000 and $5,791,667 was classified as current and noncurrent, respectively. The deposit balance remaining at March 31, 2021 was $10,791,667 of which $2,500,000 and $8,291,667 was classified as current and noncurrent, respectively. The Company is currently in compliance with these purchase commitments.
Fair Value Measurements
The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
The carrying amounts of cash and cash equivalents, accounts receivables, notes receivables, prepaid catalog costs, prepaid expenses, accounts payable, accrued payables, and other current liabilities approximate

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
fair value due to their short-term nature. The carrying amounts of lines of credit and notes payable to unrelated parties approximate fair value based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities.
See Note 6 for additional information regarding assets and liabilities measured at fair value.
Finite-Lived Intangibles
Finite-lived intangible assets consist primarily of copyrights. Intangible assets subject to amortization are amortized using the straight-line method over their useful lives, which are estimated to be five years to fifteen years. The Company reviews its finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
Goodwill and Indefinite-Lived Intangibles
In a business combination, the Company estimates and records the fair value of all assets acquired and liabilities assumed, including identifiable intangible assets and liabilities. The fair value of these intangible assets and liabilities is estimated based on management’s assessment, including selection of appropriate valuation techniques, inputs and assumptions in the determination of fair value. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Goodwill and other indefinite-lived intangibles such as trade names and trademarks, are not subject to amortization but are evaluated for impairment at least annually. However, for tax purposes, goodwill acquired in connection with a taxable asset acquisition is generally deductible.
The Company evaluates its goodwill and other indefinite-lived intangibles in accordance with the ASC Topic 350, Intangibles — Goodwill and Other at the end of each fiscal year. Goodwill is reviewed for impairment at a reporting unit level which corresponds to the Company’s one reportable operating segment. There was no impairment of goodwill during the years ended March 31, 2022 and 2021.
See Note 9 for additional information regarding the Company’s goodwill and intangibles.
Hedging Activities
The cost of the Company’s precious metal inventory is linked to the prevailing price of the underlying precious metal commodity. The Company seeks to minimize the effect of price changes of the underlying commodity and enters into inventory hedging transactions, principally utilizing metals commodity futures contracts traded on national futures exchanges or forward contracts with credit worthy financial institutions.
Forward and futures contracts entered into for hedging purposes are recorded at fair value on the trade date and are marked-to-market each period. The difference between the original contract values and the market values of these contracts are reflected as derivative assets or derivative liabilities in the consolidated and combined balance sheets at fair value, with the corresponding unrealized gains or losses included as a component of cost of revenues.
The Company enters into forward and futures contracts solely for the purpose of hedging certain precious metal inventory subject to price risk, and not for speculation.
The Company is not using hedge accounting as defined under ASC Topic 815, Derivatives and Hedging (“ASC 815”), whereby the gains or losses would be deferred and included as a component of other comprehensive income. As such, the changes in fair value are recorded in current earnings.
See Note 4 for additional information regarding the Company’s hedging activities.
Income Taxes
Quality Gold, Inc. has elected under the Internal Revenue Code to be taxed as an S corporation. As a result, taxable income (loss) is passed through to the stockholders and taxed to them at each stockholder’s respective rate. Certain income taxes are paid at the entity level.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
QGM was formed as a two-member limited liability company. As a result, taxable income (loss) is passed through to the members and taxed to them at each member’s respective rate.
Gold, LLC was formed as a three-member limited liability company. Gold, LLC has elected to be taxed as a corporation. As a result, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.
J&M has elected under the Internal Revenue Code to be taxed as an S corporation. As a result, taxable income (loss) is passed through to the stockholders and taxed to them at each stockholder’s respective rate. J&M owns foreign entities in Canada and India, and therefore are subject to pay income taxes and record deferred taxes under those jurisdictions.
L&L was formed as a two-member limited liability company. As a result, taxable income (loss) is passed through to the members and taxed to them at each member’s respective rate. L&L owns a foreign entity in India, and therefore is subject to pay income tax and record deferred tax under that jurisdiction.
ASC Topic 740, Income Taxes (“ASC 740”) sets forth standards for financial presentation and disclosure of income tax liabilities and expense. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), differences in uniform capitalization of inventory, and bad debt write-offs. The deferred tax assets or liabilities represent the future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.
The Company has adopted the provisions of ASC 740-10, which clarifies the accounting for uncertain tax positions. These provisions clarify the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement principles for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return that are not certain to be realized.
See Note 11 for additional information regarding the Company’s income taxes.
Inventory
The Company’s inventory, consisting primarily of gold and silver jewelry, is stated at the lower of cost or net realizable value. Amounts are removed from inventory and recognized in costs of revenues on a weighted average basis.
See Note 5 for additional information regarding the Company’s inventory.
Leases
The Company’s leases are classified as operating leases in accordance with ASC Topic 840, Leases (“ASC 840”). Assets subject to an operating lease and the related lease payments are not recorded on the consolidated and combined balance sheets. Rent expense is recognized on a straight-line basis over the expected lease term and is recorded in general and administrative expenses in the consolidated and combined statements of income.
Nonmonetary Transactions
Nonmonetary transactions are accounted for in accordance with ASC Topic 845, Nonmonetary Transactions which requires the transfer or distribution of a nonmonetary asset or liability to be based on the fair value of the asset or liability that is received or surrendered, whichever is more clearly evident.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
Property and Equipment, Net
Property and equipment are carried at cost less accumulated depreciation, amortization and impairment charges. Costs of maintenance and repairs are charged to expense as incurred. Major improvements and renewals, in general, are capitalized. Depreciation and amortization are calculated using a straight-line method based on the estimated useful lives of the related assets. Improvements to leased property are amortized over the term of the lease or the estimated life of the assets, whichever is shorter. Additions to fixed assets are depreciated on straight-line method for financial reporting purposes. The following table shows the useful lives of the Company’s depreciable property and equipment:
Depreciable Asset Category	Useful Life
Buildings	39 years
Furniture and equipment	2 – 10 years
Leasehold improvements	7 – 10 years
Automobiles	5 years
Computer equipment	3 – 5 years
Software	3 – 5 years
The Company reviews the carrying value of these assets for impairment whenever events and circumstances indicate that the carrying value of the asset may not be recoverable. In evaluating for impairment, the carrying value of each asset or group of assets is compared to the undiscounted estimated future cash flows expected to result from its use and eventual disposition. An impairment loss is recognized for the difference when the carrying value exceeds the discounted estimated future cash flows. The factors considered by the Company in performing this assessment include current and projected operating results, trends and prospects, the manner in which these assets are used, and the effects of obsolescence, demand and competition, as well as other economic factors. There was no impairment of property and equipment during the years ended March 31, 2022 and 2021.
See Note 8 for additional information regarding the Company’s property and equipment.
Receivables and Credit Policies
Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Quality Gold, Inc. collects finance charges for unpaid accounts receivable with invoice dates over 30 days old, which bear interest at 2.0% per month. Accounts receivable are stated at the amount billed to the customer plus any accrued and unpaid interest. Interest is accrued monthly on delinquent accounts until the invoice is paid in full or written off. All of the other consolidated and combined companies do not charge interest on delinquent accounts receivable. Accounts receivable for these customers are stated at the amount billed to the customer. Accounts receivable at March 31, 2022 and 2021 was $64,554,108 and $55,070,929, respectively.
Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by an allowance for credit losses that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that exceed 90 days from invoice date and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. Management also uses past experiences and future economic conditions in estimating the total uncollectible amount.
Revenue Recognition
The Company accounts for revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The Company’s revenue recognition policies are established in accordance with ASC 606, and

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
accordingly, revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.
The Company generates revenue primarily from the sale of finished products to customers, whereby each product unit represents a single performance obligation. The Company recognizes revenue from product sales when the customer has obtained control of the products, which is either at point of sale or delivery to the customer, depending upon the specific terms and conditions of the contact. Revenue is measured based on consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties.
Control transfers to the customer at a point in time. The Company’s principal terms of sale are FOB Shipping Point and FOB Destination and the Company transfers control and records revenue for product sales either upon shipment or delivery to the customer, respectively. For goods on consignment with retailers, revenue is recorded when a predetermined event occurs. This is typically when the retailer has sold the goods to its customer or when the consignment period ends which is the point in time at which control of the consigned goods has transferred to the retailer.
The nature of the Company’s business gives rise to variable consideration, including discounts, product returns and other price concessions that generally decrease the transaction price which reduces revenue. Variable consideration is estimated at the most likely amount that is expected to be earned based on historical information.
The majority of the Company’s contracts contain warranty clauses that relate solely to assurance that the products provided meet those expectations and without defect. Such warranties are accounted for in accordance with the ASC Topic 460, Guarantees. In addition, there are certain products sold by the Company which contain a lifetime warranty against manufacturing defects. The Company defers a portion of revenue related to this performance obligation based on historical claim information. The revenue allocated to the lifetime warranty has historically been immaterial to the consolidated and combined financial statements.
The Company elected to account for shipping and handling expenses that occur after the customer has obtained control of products as a fulfillment activity in cost of revenues. Shipping and handling expenses in the amount of $6,497,218 and $5,395,881 were classified as selling and shipping expenses on the consolidated and combined statements of income for the years ended March 31, 2022 and 2021, respectively. The Company applies the practical expedient provided for by the applicable revenue recognition guidance by not adjusting the transaction price for significant financing components for periods less than one year. The Company also applies the practical expedient provided by the applicable revenue recognition guidance based upon which the Company expenses sales commissions when incurred because the amortization period is one year or less. Sales commissions are recorded within “Selling and shipping expenses” in the consolidated and combined statements of income.
See Note 16 for additional information regarding the Company’s revenue recognition.
Segment Reporting
The Company determines its reporting unit(s) in accordance with ASC Topic 280, Segment Reporting (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. Management reviews its business as a single operating segment, using financial and other information reported.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
Variable Interest Entity
The Company follows ASC Topic 810, Consolidation (“ASC 810”), under the generally accepted accounting principles (“GAAP”) provisions of accounting for consolidation of VIEs. These provisions introduce a framework for determining the primary beneficiary of a VIE. The primary beneficiary of a VIE is required to consolidate the assets and liabilities of the VIE. Under ASC 810, the primary beneficiary is the party that has both the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.
To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE or have the right to unilaterally remove those decision makers are deemed to have the power to direct the activities of a VIE.
To assess whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company considers all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment requires that the Company apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include: common ownership and management, the entity’s equity balance, and the services performed for the VIE by personnel of the Company.
The Company performs on-going reassessments of whether any entities previously evaluated under the majority voting interest framework have become VIE’s, based on certain events, and therefore subject to the VIE consolidation framework and whether changes in the facts and circumstances regarding the Company’s involvement with a VIE cause the Company’s consolidation conclusion regarding the VIE to change.
See Note 3 for additional information regarding the Company’s consideration regarding VIE.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, FASB issued ASU No. 2016-02, (“ASU 2016-02”), Leases (Topic 842). The amendments in this update require lessees to recognize a lease liability measured on a discounted basis and a right-of-use (“ROU”) asset for all leases at the commencement date. This update is effective for the Company on April 1, 2022 (for fiscal years beginning after December 15, 2021, and interim periods thereafter), and is to be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Based on the Company’s preliminary assessment, upon the adoption of the new standard, the Company expects to record approximately $10,000 (or about less than .5% of the Company’s total assets) of ROU assets and approximately $10,000 of corresponding lease liabilities for leases classified as operating leases on the consolidated and combined balance sheets. The Company does not expect the adoption of this new accounting guidance to have a material impact on its financial position, results of operations, or cash flows.
In June 2016, the FASB issued ASU No. 2016-13, (“ASU 2016-13”), Financial Instruments — Credit Loss (Topic 326), which updates the guidance on recognition and measurement of credit losses for financial assets. The new requirements, known as the current expected credit loss model (“CECL”) will require entities to adopt an impairment model based on expected losses rather than incurred losses. This update is effective for fiscal years beginning after December 15, 2022, including interim periods. The Company does not expect the adoption of this new accounting guidance to have a material impact on its financial position, results of operations, or cash flows.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
In October 2021, the FASB issued ASU 2021-08, (“ASU 2021-08”) Business Combinations (Topic 805). ASU 2021-08 will require companies to apply the definition of a performance obligation under ASU 2014-09, Revenue from contracts with customers (“Topic 606”) to recognize and measure contract assets and contract liabilities relating to contracts with customers that are acquired in a business combination. Under current U.S. GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. ASU 2021-08 will result in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASU Topic 606. ASU 2021-08 is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial position, results of operations, or cash flows.
NOTE 3. VARIABLE INTEREST ENTITIES
Quality Gold, Inc. was deemed the primary beneficiary of MTM and consolidated the assets and liabilities of MTM as the VIE at March 31, 2021. During year ended March 31, 2022, Quality Gold, Inc. acquired the assets and assumed the liabilities of MTM and consolidated the assets and liabilities as a wholly owned subsidiary (see Note 19).The primary beneficiary determination was based on the fact that Quality Gold, Inc. had both the power to direct the activities of MTM that most significantly impacted MTM’s economic performance and the obligation to absorb losses or the right to receive benefits from MTM that could potentially be significant to MTM. As of March 31, 2021, MTM (including intercompany accounts) had $41,223,989 in total assets and $12,160,416 in total liabilities, $116,817,272 in total revenue, and $135,218,702 in total expenses. MTM’s assets could only be used to settle the obligations of MTM. Creditors and beneficial holders of MTM had no recourse to the assets or general credit of Quality Gold, Inc.
In July 1997, Quality Gold, Inc.’s executives created QGC Land Holdings LLC (“QGC Land Holdings”) — an entity whose purpose was to purchase and lease real estate on behalf of Quality Gold, Inc. Quality Gold, Inc. leases its U.S. facilities from QGC Land Holdings. The stockholders of Quality Gold, Inc. own 100% of QGC Land Holdings. As a result of the common control of Quality Gold, Inc. and QGC Land Holdings, it was determined that Quality Gold, Inc. participated significantly in the design of QGC Land Holdings and has the power to direct the activities that most significantly impact QGC Land Holdings economic performance. As such, Quality Gold, Inc. was determined to be the primary beneficiary of QGC Land Holdings and QGC Land Holdings is consolidated within Quality Gold, Inc. As of March 31, 2022 and 2021 QGC Land Holdings had $4,953,888 and $8,813,894 in total assets, $3,560,264 and $7,868,995 in total liabilities, $218,500 and $217,822 in total revenue and $571,737 and $5,390,392 in total expenses, respectively. Quality Gold, Inc. incurred rent expense of $1,037,400 and $1,035,900 on its leases with QGC Land Holdings during the years ended March 31, 2022 and 2021, respectively, which was eliminated in consolidation. QGC Land Holdings’ assets can only be used to settle the obligation of QGC Land Holdings. Creditors and beneficial holders of QGC Land Holdings had no recourse to the assets or general credit of Quality Gold, Inc.
The table below presents a summary of the carrying value and balance sheet classification of assets and liabilities in consolidated VIEs. The assets and liabilities as of March 31, 2022 and 2021 were inclusive of the assets and liabilities of QGC Land Holdings as of March 31, 2022 and QGC Land Holdings and MTM as of March 31, 2021.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
	March 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$48,020	$3,294,544
Trade receivables	11,000	20,590,491
Notes receivable	—	249,292
Inventory	—	16,192,941
Prepaid expenses and other current assets	—	200,000
Total current assets	59,020	40,527,268
Property and equipment, net	4,860,327	5,065,622
Noncurrent notes receivable	—	710,148
Noncurrent notes receivable – related parties	—	3,700,000
Other long-term assets	34,541	34,845
Total assets	$4,953,888	$50,037,883
Liabilities
Current liabilities:
Accounts payable – trade	$—	$1,027,920
Accrued payables	155,264	153,566
Short-term debt	3,405,000	7,715,429
Short-term debt – related party	—	1,506,665
Other current liabilities	—	738,640
Total current liabilities	3,560,264	11,142,220
SBA Paycheck Protection Program loan payable	—	55,320
Long-term debt – related parties	—	8,831,871
Total liabilities	$3,560,264	$20,029,411
NOTE 4 . DERIVATIVE INSTRUMENTS AND HEDGING TRANSACTIONS
Quality Gold, Inc. holds derivative financial instruments in the form of forward and futures contracts for the purpose of hedging the risks of certain identifiable and anticipated transactions. In general, the types of risks hedged are those relating to the variability of future earnings and cash flows caused by changes in gold prices. In hedging the transactions, Quality Gold, Inc. in the normal course of business, hold future contracts to hedge certain precious metal inventory subject to price risk. Derivatives are held only for the purpose of hedging such risks, not for speculation.
Generally, Quality Gold, Inc. enters into hedging relationships such that changes in the fair value of the precious metals being hedged are expected to be offset by corresponding changes in the value of the derivatives. At March 31, 2022 and 2021, hedging relationships exist on Quality Gold, Inc.’s inventory of gold and silver. As of March 31, 2022 and 2021, Quality Gold, Inc.’s open contracts had a notional value (defined as notional quantity times market value per notional quantity unit) of approximately $44,917,650 and $25,615,700, respectively.
The following table presents the Company’s derivative assets and liabilities:

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
	Derivative Assets				Derivative Liabilities
	2022		2021		2022		2021
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments under ASC 815
Precious metal contracts	Other current assets	$69,350	Other current assets	$532,275	Other current liabilities	$19,657	Other current liabilities	$42,350
Total derivatives not designated as hedging instruments		$69,350		$532,275		$19,657		$42,350
The location and amount of losses from derivatives not designated as hedging instruments in the consolidated and combined statements of income were as follows:
	Year Ended March 31,
	2022		2021
	Statement of Income Location	Amount of Losses Recognized on Derivatives	Statement of Income Location	Amount of Losses Recognized on Derivatives
Derivatives not designated as hedging instruments under ASC 815
Precious metal contracts	Cost of revenues	$(4,096,711)	Cost of revenues	$(1,435,351)
Total derivatives not designated as hedging instruments		$(4,096,711)		$(1,435,351)
NOTE 5. INVENTORY
Inventory consisted of the following:
	March 31,
	2022	2021
Finished goods	$91,511,854	$81,734,640
Work-in-process	2,939,593	3,592,043
Raw materials	42,865,411	19,286,813
Total inventory	137,316,858	104,613,496
The Company maintains a portion of its metals on a consignment basis in order to reduce its exposure to price movements and to reduce its working capital investment. This inventory is usually in the form of finished jewelry pieces that are purchased from third-party vendors. The notional value of off-balance sheet precious metals was $79,154,798 and $66,882,037 as of March 31, 2022 and 2021, respectively. The Company remained in compliance with all of the covenants contained in the consignment agreements as of March 31, 2022 and 2021.
In conjunction with the Line of Credit (as defined in Note 10), there are two related consignment facilities with two separate banks (each a “Consignment Bank,” and, collectively, the “Consignment Banks”). Quality Gold, Inc., MTM, Gold, LLC and LogoArt, LLC have an agreement with these banks under which gold and silver inventory owned by the Consignment Banks is consigned to Quality Gold, Inc. and MTM. Title to such gold and silver remains with the bank until the Company has paid for amounts used. During such time as the gold and silver is consigned, the Company must pay a consignment fee. Under

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
the agreement with one Consignment Bank, the consignment fee is 2.05% for gold and 2.00% for silver at March 31, 2022 and 2021. Under the agreement with the second Consignment Bank, the consignment fee is 2.25% for gold and silver at March 31, 2022. The agreement with the second Consignment Bank was not in place at March 31, 2021. The fixed consignment fees are calculated based upon the fair value of the underlying consigned metal on the drawdown date. The fair value is determined by the London Bullion Market Association (“LBMA”), a globally recognized precious metals trade platform, on that specified date. In addition, Quality Gold, Inc., MTM, Gold, LLC and LogoArt, LLC are required to maintain and pay the insurance premium and in addition are responsible for making the Consignment Banks whole in instances where the insurance does not cover the value of the consigned inventory. Therefore Quality Gold, Inc., MTM, Gold, LLC and LogoArt, LLC bear the risk of loss, theft, damage, or destruction of such gold, silver or platinum inventory for which appropriate insurance coverage has been obtained.
NOTE 6. FAIR VALUE MEASUREMENTS
The fair value of investments in forward and futures contracts is included within other assets and other liabilities, as applicable, in the consolidated and combined balance sheets. The fair value of the precious metals loan is included within long-term debt — related parties, as applicable, in the consolidated and combined balance sheets. The investments in forward and futures contracts are valued utilizing models that use as their basis readily observable market parameters and is classified within Level 2 of the valuation hierarchy. The precious metals loan is valued using an observable market quote in an active market and is classified within Level 1 of the valuation hierarchy.
The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of March 31, 2022 and 2021, aggregated by the level in the fair value hierarchy within which the measurements fall:
	March 31, 2022
	Amount at Fair Value	Level 1	Level 2	Level 3
Assets
Investment in futures contract	$69,350	$—	$69,350	$—
Total assets	$69,350	$—	$69,350	$—
Liabilities
Investment in futures contract	$19,657	$—	$19,657	$—
Gold Loan payable to MTM former stockholder (see Note 10)	4,855,375	—	4,855,375	$—
Total liabilities	$4,875,032	$—	$4,875,032	$—
	March 31, 2021
	Amount at Fair Value	Level 1	Level 2	Level 3
Assets
Investment in futures contract	$532,275	$—	$532,275	$—
Total assets	$532,275	$—	$532,275	$—
Liabilities
Investment in futures contract	$42,350	$—	$42,350	$—
Gold Loan payable to MTM former stockholder (see Note 10)	5,580,465	—	5,580,465	$—
Total liabilities	$5,622,815	$—	$5,622,815	$—

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
NOTE 7 . NOTES RECEIVABLE
Notes Receivable — Related Parties
At March 31, 2022 and 2021, Quality Gold, Inc. has notes receivable from two separate stockholders for payments made by Quality Gold, Inc. on behalf of those stockholders. There are no terms associated with these notes and no interest is being charged. The balance due to Quality Gold, Inc. at March 31, 2022 was $106,300 and $0, respectively, under the two notes. The balance due to Quality Gold, Inc. at March 31, 2021 was $368,619 and $134,444, respectively, under the two notes.
At March 31, 2021, Quality Gold, Inc. had a note receivable from a stockholder. The note is to be paid on demand with interest charged yearly at 6.00%. The balance due to Quality Gold, Inc. at March 31, 2022 and 2021 was $0 and $184,780, respectively. Interest income on the note is included in interest income on the consolidated and combined statements of income.
At March 31, 2021, QGC Land Holdings had a note receivable from a stockholder. There were no terms associated with the note and no interest charged. The balance due to QGC Landholdings at March 31, 2022 and 2021 was $0 and $3,700,000, respectively.
Notes Receivable — Unrelated Parties
MTM has a note receivable from a supplier for various assets paid for by MTM to be repaid in 48 monthly installments with interest charged monthly at LIBOR plus 1.15% (1.60% at March 31, 2022). The balances due to MTM at March 31, 2022 and 2021 were $596,020 and $824,161, respectively. Interest income on the note is included in interest income on the consolidated and combined statements of income.
MTM has a second note receivable from a supplier for various assets paid for by MTM. There are no terms associated with the note and no interest is being charged. The balance due to MTM at March 31, 2022 and 2021 was $192,929 and $0, respectively.
MTM has a third note receivable from a supplier for various assets paid for by MTM. There are no terms associated with the note and no interest is being charged. The balance due to MTM at March 31, 2022 and 2021 was $125,279 and $135,279, respectively.
J&M has a note receivable from a supplier. There are no terms associated with these notes and no interest is being charged. The balances due to J&M at March 31, 2022 and 2021 were $1,760,000 and $0, respectively.
NOTE 8. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following as of March 31, 2022 and 2021:
	March 31,
	2022	2021
Buildings	$8,122,166	$8,122,166
Land	1,085,307	1,085,307
Furniture and equipment	11,722,430	12,927,884
Leasehold improvements	748,792	716,930
Automobiles	52,771	52,771
Computer equipment	1,590,713	1,572,484
Software	1,080,820	1,078,420
Construction in process	221,605	124,771
	24,624,604	25,680,733
Less: Accumulated depreciation	(17,914,025)	(18,424,099)
Property and equipment, net	$6,710,579	$7,256,634

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
Depreciation and amortization charged to income was $863,800 and $1,036,810 for the years ended March 31, 2022 and 2021.
NOTE 9 . GOODWILL AND INTANGIBLE ASSETS
The following is a summary of the changes in the carrying value of goodwill for the years ended March 31, 2022 and 2021:
Goodwill as of March 31, 2020	$2,321,284
Changes in carrying value	—
Goodwill as of March 31, 2021	2,321,284
Changes in carrying value	—
Goodwill as of March 31, 2022	$2,321,284
The following is a summary of other identifiable intangible assets:
	Estimated Useful Lives (Years)	Remaining Weighted Average Amortization Period (Years)	March 31, 2022			March 31, 2021
			Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived:
Tradenames and trademarks	5 – 15	6	$588,654	$(391,904)	$196,750	$588,654	$(280,840)	$307,814
Total identifiable intangible assets			$588,654	$(391,904)	$196,750	$588,654	$(280,840)	$307,814
The Company does not have any indefinite-lived intangible assets. In addition, as of March 31, 2022 and 2021, no impairment has been recognized on goodwill or intangible assets.
Amortization expense charged to income was $111,064 and $111,064 for the years ended March 31, 2022 and 2021, respectively. Estimated annual amortization expense related to definite-lived intangible assets for the succeeding five years is as follows:
2023	$109,231
2024	72,398
2025	5,955
2026	3,333
2027	3,333
Thereafter	2,500
$196,750

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
NOTE 10. DEBT
Debt consisted of the following:
	March 31,
	2022	2021
Short and Long-Term Debt
Line of Credit	$17,001,276	$14,673,171
QGC Land Holdings Line of Credit	3,405,000	7,715,429
Term Loan	19,708,333	10,937,500
SBA Paycheck Protection Program Loan Payable	—	3,282,820
First MTM Note Payable	—	1,506,665
Gold Loan	4,855,375	5,580,465
Second MTM Note Payable	3,267,353	3,251,406
Total short and long-term debt	48,237,337	46,947,456
Less: Short-Term Debt
Line of Credit	(17,001,276)	(14,673,171)
QGC Land Holdings Line of Credit	(3,405,000)	(7,715,429)
Term Loan current portion	(5,500,000)	(3,125,000)
First MTM Note Payable – short term	—	(1,506,665)
Second MTM Note Payable current portion	(1,089,118)	—
Total long-term debt	$21,241,943	$19,927,191
Line of Credit
The Company has a secured credit agreement (the “Line of Credit”) with a bank (the “Lender”) that allows for borrowings up to $40,000,000 (subject to adjustment based on inventory and accounts receivable levels) and is payable on demand. As of March 31, 2022, the maturity date on the Line of Credit was September 30, 2022. On September 29, 2022, the Company entered into an amendment to extend the maturity date to September 30, 2023. The Line of Credit is secured by all assets, excluding consigned inventory as discussed in Note 5, of Quality Gold, Inc., MTM, Gold, LLC, and LogoArt, LLC. The Line of Credit has various financial covenant provisions which must be met. Additionally, there is an ‘intercreditor agreement’ between the Lender and the Consignment Banks (see Note 5) to ensure the distribution of collateral. The Company was compliant with all covenants as of March 31, 2022 and 2021. Unused amounts under the Line of Credit were $22,998,724 and $25,326,829 at March 31, 2022 and 2021, respectively. The weighted average interest rate on the Line of Credit was 1.28% and 1.38% for the years ended March 31, 2022 and 2021, respectively.
QGC Land Holdings Line of Credit
QGC Land Holdings has a secured credit agreement (the “QGC Land Holdings Line of Credit”) with a bank that allows for borrowings up to $7,784,000 and is payable on demand. The maturity date on the QGC Land Holdings Line of Credit is October 26, 2023. The QGC Land Holdings Line of Credit is secured by mortgages taken out by QGC Land Holdings on two buildings. The QGC Land Holdings Line of Credit does not have any financial covenant provisions. Unused amounts under the QGC Land Holdings Line of Credit were $4,379,000 and $68,571 at March 31, 2022 and 2021, respectively. The weighted average interest rate on the QGC Land Holdings Line of Credit was 2.5% for each of the years ended March 31, 2022 and 2021.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
Term Loan
Quality Gold, Inc. has a note payable due to a bank for the purchase of equipment (the “Term Loan”). The note is secured by the purchased equipment. The balance outstanding at March 31, 2021 was $10,937,500. In October 2021, Quality Gold, Inc. amended the Term Loan and increased the principal balance to $22,000,000. The balance outstanding at March 31, 2022 was $19,708,333. Payments are made monthly with a maturity date of October 2025. Interest is charged daily at LIBOR plus 1.15% (1.60% at March 31, 2022). In April 2022, the interest benchmark was changed from daily LIBOR to daily Bloomberg Short Term Bank Yield Index (“BSBY”).
Small Business Administration (“SBA”) Paycheck Protection Program Loan Payable
In April 2020, Quality Gold, Inc. and MTM each received a loan in the amount of $3,227,500 and $55,320, respectively, under the Paycheck Protection Program (“PPP Loans”). The loans accrued interest at a rate of 1% and had an original maturity date of two years which could be extended to five years by mutual agreement of the companies and SBA. The PPP Loans contained customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The PPP Loans were forgiven in full during the year ended March 31, 2022. The Company recognized a gain on the forgiveness of SBA Paycheck Protection Program Loan Payable, of $3,282,820 during the year ended March 31, 2022.
Notes Payable — Related Parties
MTM has an unsecured note payable (the “First MTM Note Payable”) to a former stockholder in the amount of $0 and $1,506,665 at March 31, 2022 and 2021, respectively. There were no payment terms or interest associated with the First MTM Note Payable. The First MTM Note Payable has been classified as short-term in the consolidated and combined balance sheets at March 31, 2021.
MTM has a separate unsecured note payable to a former stockholder (the “Second MTM Note Payable”) in the amount of $3,267,353 and $3,251,406 at March 31, 2022 and 2021, respectively. At March 31, 2021, there were no payment terms or interest associated with the Second MTM Note Payable. As such, the Second MTM Note Payable was classified as long-term in the consolidated and combined balance sheet as of March 31, 2021. On July 1, 2021, the Company agreed to payment and interest terms on the Second MTM Note Payable. Pursuant to the agreement, the Second MTM Note Payable bears interest from and after June 30, 2021 at 2% per annum and is payable in installment over a period of three years. The first installment is due June 30, 2022 in the amount of one-third of the principal amount plus all interest accumulated to that date. The second installment is due June 30, 2023 in the amount of one-half of the outstanding principal balance plus all interest accumulated to that date. The balance and all remaining accumulate interest is due and payable on June 30, 2024.
A former stockholder of MTM has from time to time loaned MTM gold (the “Gold Loan”) for use in operations. The quantity of gold loaned to MTM was 2,500 and 3,300 ounces at March 31, 2022 and 2021, respectively. The carrying value of the Gold Loan is adjusted to reflect the fair market value of the loaned gold at each balance sheet date using the market price of gold, with changes in fair value recognized within cost of revenues in the consolidated and combined statements of income. The carrying value of the Gold Loan was $4,855,375 and $5,580,465 at March 31, 2022 and 2021, respectively. Beginning July 1, 2021, the Gold Loan accrues interest at a rate of 2%. The accrued interest on the Gold Loan was $85,752 and $0 at March 31, 2022 and 2021, respectively, and was included within accrued payables as applicable, in the consolidated and combined balance sheets. There are no payment terms associated with the Gold Loan. The Gold Loan has been classified as long-term in the consolidated and combined balance sheets.
Future Principal Payments
Scheduled future principal payments of debt are $6,589,118 in fiscal 2023, $6,589,118 in fiscal 2024, $6,589,117 in fiscal 2025, and $3,208,333 in fiscal 2026. These principal payments relate to the Term Loan and the Second MTM Note Payable There are no scheduled payment terms for the Company’s other outstanding debt.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
NOTE 11. INCOME TAXES
Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.
The federal income tax provision for the years ended March 31, 2022 and 2021 consisted of the following:
	2022	2021
Current Federal	$42,188	$32,889
Current State	1,235,521	818,895
Current Local	665,765	512,800
Current Foreign	1,168,628	601,818
Total Current	3,112,102	1,966,402
Deferred Federal	3,979	68,158
Deferred State & Local
Deferred Foreign	940	(8,336)
Total Deferred	4,919	59,822
Total Current & Deferred	$3,117,021	$2,026,224
Deferred Tax
The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of March 31, 2022 and 2021 are as follows:
	2022	2021
Deferred tax benefits:
Bad debts	$27,984	$27,984
Inventories	171,085	164,194
Total deferred tax benefits	199,069	192,178
Deferred tax liabilities:
Property, plant and equipment	(16)	(16)
Total deferred tax liabilities	(16)	(16)
Net deferred tax benefits	$199,053	$192,162
A reconciliation of the U.S. Federal statutory income tax rate to our actual effective rate is provided below:
	2022	2021
Computed at the expected statutory rate	21.00%	21.00%
Income not subject to US federal taxing jurisdictions	(20.02)	(19.98)
Changes in uncertain tax positions	1.26	1.32
State and local income tax	1.30	1.14
Foreign income taxed at local rates	0.57	0.26
Income tax expense – effective rate	4.11%	3.74%

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
Uncertain Tax Positions
Quality Gold, Inc and various of its subsidiaries are taxable as pass-through entities for US tax purposes with the exception of Gold, LLC which is taxable as a corporation. Changes in uncertain tax positions represent changes in our net tax liability related to prior year positions. The state and local income tax primarily represents state and local taxes imposed on the S-corporation. These state taxes primarily include, Kentucky, New Jersey, Texas, and Fairfield, Ohio. Foreign income taxed at local rates represents income generated in and subject to tax in non-US jurisdictions, primarily India. The foreign income and taxes from these operations are passed through to the shareholders.
Unrecognized Tax Benefit
Quality Gold has accrued an uncertain tax position of $2,104,430 for state income tax liabilities for tax years 2017 through 2022. Quality Gold, an S-corporation, more likely than not has taxable nexus in certain jurisdictions that impose an income tax at the entity level. The Company has also accrued interest and penalties of $132,877 and $332,693 respectively at March 31, 2022. The Company recorded interest expense of $49,376 and $36,968 for the years ended March 31, 2022 and March 31, 2021 respectively. The Company recorded penalties of $92,559 and $123,627 for the years ended March 31, 2022 and March 31, 2021 respectively.
Balance at March 31, 2020	$736,960
Increase relating to year ended March 31, 2021	585,474
Increase relating to year ended March 31, 2022	781,996
Balance at March 31, 2022	$2,104,430
NOTE 12. ACCRUED PAYABLES
Accrued payables consisted of the following as of March 31, 2022 and 2021:
	March 31,
	2022	2021
Profit sharing	$1,000,000	$1,300,000
Salaries, payroll taxes and paid time off	980,002	907,072
Health insurance	60,000	50,678
Interest	236,512	31,890
Legal and professional	65,000	65,000
Bank fees	167,000	132,600
Commissions	590,000	46,000
Shipping and processing	377,539	304,810
Other	2,403,979	1,431,698
	$5,880,032	$4,269,748
NOTE 13. OPERATING LEASES
Quality Gold, Inc. leases certain equipment and office space from unrelated parties that expired in May 2022 and was not renewed.
Gold, LLC leases a building for administrative and warehouse facilities expiring in April 2022 from unrelated parties.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
Future minimum lease payments under the Company’s operating are as follows:
2023	$33,008
2024	8,136
2025	4,548
2026	4,548
2027	3,411
Total minimum lease payments	$53,651
The Company does not have any leases classified as financing leases. Total rent expense related to operating leases was $186,387 and $229,336 for the years ended March 31, 2022 and 2021, respectively.
NOTE 14. RELATED PARTY TRANSACTIONS
J&M National Insurance Company and Auric National Insurance Company (the “Captive Insurance Companies”) were created by the stockholders of the Company as captive insurance companies. As such, the Captive Insurance Companies and the Company are under common control. The Company’s involvement with the Captive Insurance Companies is limited to insurance premiums paid to the captive and the Company incurred expenses related to the insurance premiums of approximately $1,050,000 in 2021. The Company did not renew these insurance policies for the year ended March 31, 2022. There is no continued recourse to the Company.
QGC Land Holdings leases space to a related party under common ownership of the Company. The Company recognized rental income in connection with this lease of $187,500 for each of the years ended March 31, 2022 and 2021. The rental income is included in miscellaneous income in the consolidated and combined statements of income.
See Notes 7 and 10 for additional information regarding related party notes receivable and payable, respectively.
NOTE 15. STOCKHOLDERS’ AND MEMBERS’ EQUITY
Capital Stock
Quality Gold, Inc. has two classes of common stock — voting and non-voting. The Company is authorized to issue 12,000 shares of common stock with no par value. As of March 31, 2022 and 2021, there were 10,569 shares issued and outstanding, consisting of 528 voting shares and 10,041 non-voting shares. Voting shares are entitled to one vote per share. With the exception of voting rights, all other rights and privileges of voting and non-voting shares are equal.
J&M has one class of stock. J&M is authorized to issue up to 50 shares of stock with a par value of $100.00 per share. As of March 31, 2022 and 2021, there were 50 shares issued and outstanding.
Members’ Equity
QGM and L&L operate as limited liability companies. As of March 31, 2022 and 2021, total members’ equity was $9,212,500 and $7,587,154, respectively.
Noncontrolling interests
Noncontrolling interests are the portion of equity (net assets) in an entity in which the combined Entities have a controlling financial interest that is not attributable, directly or indirectly, to one of the combined Entities. Such noncontrolling interest is reported on the consolidated and combined balance sheets within equity, separately from the Company’s equity. On the consolidated and combined statements of

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
income, revenues, expenses and net income or loss from the less-than-wholly owned subsidiary are reported at their consolidated amounts, including both the amounts attributable to the Company and the noncontrolling interest. Income or loss is allocated to the noncontrolling interest based on its weighted average ownership percentage for the applicable period.
Distributions
During the years ended March 31, 2022 and 2021, Quality Gold, Inc. made aggregate distributions to its stockholders of $33,250,000 and $22,980,000, respectively. During the years ended March 31, 2022 and 2021, QGM made aggregate distributions to its members of $0 and $600,000, respectively. During the years ended March 31, 2022 and 2021, QGC Land Holdings made aggregate distributions to its stockholders of $264,000 and $0, respectively. All other entities made aggregate distributions of $0 during the years ended March 31, 2022 and 2021.
Member Contributions
During the year ended March 31, 2022, L&L members made aggregate contributions of $30,000. All other entities made aggregate contributions of $0 during the years ended March 31, 2022 and 2021.
NOTE 16. REVENUE
A receivable is generally recognized when the Company transfers control and records revenue. Accordingly, the Company did not have any contract assets associated with the future right to invoice its customers at March 31, 2022 and 2021. There are certain products sold by the Company which contain a lifetime warranty against manufacturing defects and jewelry that has been damaged through normal use. The Company estimates the portion of revenue related to this performance obligation based on historical claim information. The contract liability associated with this warranty is immaterial to the consolidated and combined financial statements. Further, for the years ended March 31, 2022 and 2021, revenue recognized in the reporting period that was included in the contract liability balance at the beginning of the period was not material.
Disaggregation of Revenue
The following table shows the Company’s revenue disaggregated by product type. Precious metals includes gold, silver, and platinum jewelry with no stones (i.e. diamonds and gemstones). Any gold, silver, or platinum jewelry with stones is included within stones in the table below.
	Year ended March 31,
	2022		2021
	Revenue	% of Revenue	Revenue	% of Revenue
Precious metals (gold, silver, and platinum jewelry)	$425,225,007	79%	$299,929,297	76%
Stones (loose and finished stone jewelry)	100,484,690	18%	80,997,266	21%
Other	18,858,560	3%	10,801,195	3%
Total	$544,568,257	100%	$391,727,758	100%
NOTE 17. PROFIT SHARING RETIREMENT PLAN
Quality Gold, Inc. and Gold, LLC have a qualified profit-sharing retirement plan with a 401(k) provision covering all eligible employees. Employees may elect to contribute any percentage of their compensation not to exceed the maximum federal deferral limit. Quality Gold, Inc. has the discretion to contribute to the plan each year, but an annual contribution by Quality Gold, Inc. is not required. For

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
the years ended March 31, 2022 and 2021, Quality Gold, Inc. elected to make a matching contribution equal to 50% of an employee’s deferral amount, not to exceed 6% of each employee’s compensation. The amount of the matching contribution expense for the years ended March 31, 2022 and 2021 was $253,189 and $229,707, respectively. Additionally, Quality Gold, Inc. made voluntary profit-sharing contributions of $1,000,000 and $1,300,000 during the years ended March 31, 2022 and 2021, respectively. The contributions are included in general and administrative expenses on the accompanying consolidated and combined statements of income.
NOTE 18. COMMITMENTS AND CONTINGENCIES
Legal Contingencies
The Company is involved in various litigation arising from the ordinary course of business. In the opinion of management, none of the litigation is expected to materially affect the financial position of the Company.
License Agreements
LogoArt, LLC has entered into various licensing agreements with professional organizations to manufacture and sell certain trademarked jewelry. The agreements expire at various dates through December 2024. LogoArt, LLC is obligated to pay the licensor guaranteed royalties. Royalty rates range between 1% and 18% of net sales proceeds of these products. Included in royalty expense for the year ended March 31, 2022 and 2021 was $254,489 and $367,073, respectively. Amounts due under the guaranteed royalties were $31,965 and $20,941 at March 31, 2022 and 2021, respectively, and was included within accrued payables as applicable, in the consolidated and combined balance sheets.
NOTE 19. BUSINESS COMBINATION
On June 30, 2021, Quality Gold, Inc. acquired 100% of the outstanding common stock of MTM. The consideration transferred consisted of $13,949,524 in notes payable issued by the Company. Previous owners of 50% of the outstanding MTM common stock are related parties to the Company.
Prior to the acquisition, Quality Gold, Inc. was determined to be the primary beneficiary of MTM and, as the primary beneficiary, consolidated the assets and liabilities and results of operations of the VIE (see Note 3). As the primary beneficiary of the VIE, Quality Gold, Inc. had a controlling financial interest in MTM prior to the acquisition. As such, the transaction was deemed to be a common control transaction in accordance with guidance in ASC 805-50, Business Combinations, Related Issues (“ASC 805-50”), and the assets and liabilities of MTM will continue to be carried at historical cost.
The carrying amount of the noncontrolling interest was adjusted to reflect the change in the ownership of the subsidiary. The excess of consideration paid over the noncontrolling interest acquired was treated as an equity transaction.
NOTE 20. SUBSEQUENT EVENTS
In preparing its consolidated and combined financial statements, the Company has evaluated events subsequent to the balance sheet date through December 22, 2022, which is the date the consolidated and combined financial statements were available to be issued.
Asset Acquisition
In May 2022, Quality Gold, Inc. acquired the operating assets of DeBeer Watch Bands, Inc. for approximately $611,000. Quality Gold, Inc. acquired the operating assets, which consisted of inventory, equipment, and intangible assets of DeBeer Watch Bands, Inc. to expand the products offered to Quality Gold, Inc.’s current customers. The purchase was financed with cash on hand.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
Business Combination
On May 27, 2022, Quality Gold, Inc. entered into an asset purchase agreement (the “Asset Purchase Agreement”) with IB Goodman Manufacturing Co., Inc. (“I.B. Goodman”), a fine jewelry manufacturer, pursuant to which, Quality Gold, Inc. acquired 100% of the operating assets of IB Goodman’s business (the “Transaction”). Quality Gold, Inc. acquired the operating assets of I.B. Goodman to expand the products offered to Quality Gold, Inc.’s current customers. The operating assets of I.B. Goodman included goodwill (as noted below), which is determined to be deductible for tax purposes.
On July 1, 2022, the Company closed the Transaction. The acquisition date fair value of the consideration transferred was $3,444,923, which consisted entirely of cash.
The following table summarizes the preliminary estimated fair values of the assets acquired at the acquisition date:
Assets acquired:
Tangible assets:
Accounts receivable	$712,420
Inventory	432,503
Property and equipment	610,000
Total identifiable tangible assets	1,754,923
Intangible assets and goodwill:
Customer relationships – 6 year weighted-average useful life	360,000
Tradenames and trademarks – 15 year weighted-average useful life	740,000
Goodwill	590,000
Total identifiable intangible assets and goodwill	1,690,000
Total net assets acquired	$3,444,923
The Company applied the replacement cost method in determining the fair value of the property and equipment, the income method in determining the fair value of the customer relationships, and the relief from royalty method in determining the fair value of the tradenames and trademarks. The valuation models were based on estimates of future operating projections of I.B. Goodman, as well as judgments on the discount rates used and other variables. The Company developed forecasts based on a number of factors, including future revenue and operating cost projections, a discount rate that is representative of the weighted average cost of capital, and royalty and long-term sustainable growth rates based on a market analysis. The fair value of the remaining assets acquired were not significantly different from their carrying values at the acquisition date.
Total acquisition-related costs for the Transaction were $4,625, consisting of legal fees. The Company did not incur any acquisition-related costs during the year ended March 31, 2022.
Distributions
Subsequent to March 31, 2022, Quality Gold, Inc. has paid distributions totaling $37,680,000 to its stockholders.
Line of Credit
On April 26, 2022, the Company entered into an amendment to the Line of Credit to increase the borrowing limit from $40,000,000 to $50,000,000. On September 30, 2022, the Company entered into another amendment to the Line of Credit to increase the borrowing limit from $50,000,000 to $60,000,000.

QUALITY GOLD, INC., SUBSIDIARIES AND AFFILIATES
Notes to Consolidated and Combined Financial Statements (Continued)
Tastemaker Business Combination Agreement
On October 20, 2022, Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker”), Quality Gold Holdings, Inc., a Delaware corporation (“New Parent”), Tastemaker Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), QGM Merger Sub, Inc., an Ohio corporation (“Merger Sub II”), J&M Merger Sub, Inc., a Delaware corporation (“Merger Sub III”), L&L Merger Sub, Inc., an Ohio corporation (“Merger Sub IV”), Quality Gold Merger Sub, Inc., an Ohio corporation (“Merger Sub V” and, together with Merger Sub I, Merger Sub II, Merger Sub III and Merger Sub IV, the “Merger Subs”), and the Quality Gold Companies, entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) pursuant to which Tastemaker and the Quality Gold Companies will enter into a business combination. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”
Structure of the Transaction
The acquisition is structured as a “double dummy” transaction, resulting in the following:
•
Each of New Parent and the Mergers Subs are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. New Parent is a wholly-owned direct subsidiary of Quality Gold and each Merger Sub is a wholly-owned direct subsidiary of New Parent.

•
On the closing date, each of the following transactions will occur contemporaneously: (i) Merger Sub I will merge with and into Tastemaker (the “First Merger”), with Tastemaker surviving the First Merger as a wholly-owned subsidiary of New Parent (the “First Surviving Company”); (ii) Merger Sub II will merge with and into QGM (the “Second Merger”), with QGM surviving the Second Merger as a wholly-owned subsidiary of New Parent (the “Second Surviving Company”); (iii) Merger Sub III will merge with and into J&M (the “Third Merger”), with J&M surviving the merger as a subsidiary of New Parent (the “Third Surviving Company”); (iv) Merger Sub IV will merge with and into L&L (the “Fourth Merger”), with L&L surviving the merger as a subsidiary of New Parent (the “Fourth Surviving Company”); and (v) Merger Sub V will merge with and into Quality Gold (the “Fifth Merger,” and together with the First Merger, the Second Merger, the Third Merger and the Fourth Merger, the “Mergers”), with Quality Gold surviving the merger as a subsidiary of New Parent (the “Fifth Surviving Company” and, together with the First Surviving Company, the Second Surviving Company, the Third Surviving Company and the Fourth Surviving Company, the “Surviving Companies”). Following the transactions, the Surviving Companies will be wholly-owned subsidiaries of New Parent.

Upon closing of the Business Combination, New Parent is expected to be listed on the Nasdaq Capital Market.

TASTEMAKER ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	September 30, 2022	December 31, 2021
	(Unaudited)
Assets:
Current assets:
Cash	$219,812	$181,220
Prepaid expenses and other	86,008	259,396
Total current assets	305,820	440,616
Investments held in Trust Account	280,524,996	278,820,318
Total Assets	$280,830,816	$279,260,934
Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$16,594	$13,474
Income tax payable	307,721	—
Franchise tax payable	149,589	137,049
Accrued expenses	1,457,263	178,350
Convertible promissory note – related party	41,200	—
Total current liabilities	1,972,367	328,873
Deferred underwriting fee payable	10,350,000	10,350,000
Warrant liabilities	2,250,000	11,250,000
Total liabilities	14,572,367	21,928,873
Commitments and Contingencies (Note 6)
Class A common stock, $0.0001 par value, subject to possible redemption; 27,600,000 shares at redemption value at September 30, 2022 and December 31, 2021	279,896,011	278,760,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued at September 30, 2022 and December 31, 2021; no shares outstanding (excluding 27,600,000 shares subject to possible redemption) at September 30, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,900,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	690	690
Additional paid-in capital	—	—
Accumulated deficit	(13,638,252)	(21,428,629)
Total Stockholders’ Deficit	(13,637,562)	(21,427,939)
Total Liabilities and Stockholders’ Deficit	$280,830,816	$279,260,934
The accompanying notes are an integral part of these unaudited condensed financial statements.

TASTEMAKER ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Operating and formation costs	$1,414,604	$285,056	$1,928,331	$567,759
Franchise tax expense	50,411	66,011	149,789	164,918
Expensed offering costs	—	—	—	736,627
Loss from operations	(1,465,015)	(351,067)	(2,078,120)	(1,469,304)
Gain from investments held in Trust Account	1,415,358	—	1,833,426	20,871
Interest Income	2	7,190	3	32,368
Change in fair value of warrant liabilities	(450,000)	2,112,000	9,000,000	6,975,006
Change in fair value of convertible promissory note – related party	17,200	—	33,400	—
Loss (income) before income taxes	(482,455)	1,768,123	8,788,709	5,558,941
Income tax expense	(286,673)	—	(307,721)	—
Net Loss (income)	$(769,128)	$1,768,123	$8,480,988	$5,558,941
Basic and diluted weighted average shares outstanding, Class A common stock	27,600,000	27,600,000	27,600,000	26,386,813
Basic and diluted net (loss) income per share, Class A common stock	$(0.02)	$0.05	$0.25	$0.17
Basic and diluted weighted average shares outstanding, Class B common stock	6,900,000	6,900,000	6,900,000	6,863,736
Basic and diluted net (loss) income per share, Class B common stock	$(0.02)	$0.05	$0.25	$0.17
The accompanying notes are an integral part of these unaudited condensed financial statements.

TASTEMAKER ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	6,900,000	$690	$—	$(21,428,629)	$(21,427,939)
Proceeds received in excess of initial fair value of convertible promissory note – related party	—	—	—	—	115,100	—	115,100
Net income	—	—	—	—	—	5,944,018	5,944,018
Balance – March 31, 2022	—	—	6,900,000	690	115,100	(15,484,611)	(15,368,821)
Net Income	—	—	—	—	—	3,306,098	3,306,098
Balance – June 30, 2022	—	—	6,900,000	690	115,100	(12,178,513)	(12,062,723)
Net loss	—	—	—	—	—	(769,128)	(769,128)
Proceeds received in excess of initial fair value of convertible promissory note – related party	—	—	—	—	330,300	—	330,300
Remeasurement of Class A common stock to redemption amount	—	—	—	—	(445,400)	(690,611)	(1,136,011)
Balance – September 30, 2022	—	$—	6,900,000	$690	$—	$(13,638,252)	$(13,637,562)
The accompanying notes are an integral part of these unaudited condensed financial statements.

TASTEMAKER ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	6,900,000	$690	$24,310	$(106,670)	$(81,670)
Excess of cash received over fair value of private placement warrants	—	—	—	—	348,000	—	348,000
Accretion of Class A common stock to redemption amount	—	—	—	—	(372,310)	(29,956,516)	(30,328,826)
Net income	—	—	—	—	—	7,723,757	7,723,757
Balance – March 31, 2021	—	—	6,900,000	690	—	(22,339,429)	(22,338,739)
Net loss	—	—	—	—	—	(3,932,939)	(3,932,939)
Balance – June 30, 2021	—	—	6,900,000	690	—	(26,272,368)	(26,271,678)
Net income	—	—	—	—	—	1,768,123	1,768,123
Balance – September 30, 2021	—	$—	6,900,000	$690	$—	$(24,504,245)	$(24,503,555)
The accompanying notes are an integral part of these unaudited condensed financial statements.

TASTEMAKER ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Cash Flows from Operating Activities:
Net income	$8,480,988	$5,558,941
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of convertible promissory note – related party	(33,400)	—
Expensed offering costs on issuance of Public Warrants	—	736,627
Gain on investments held in Trust Account	(1,833,426)	(20,871)
Interest income on investments held in Trust Account	—	(32,343)
Change in fair value of warrant liabilities	(9,000,000)	(6,975,006)
Changes in operating assets and liabilities:
Prepaid expenses	173,388	(325,909)
Accounts payable	3,120	25,000
Income tax payable	307,721	—
Franchise tax payable	12,540	38,926
Accrued expenses	1,278,913	93,000
Net cash used in operating activities	(610,156)	(901,635)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(278,760,000)
Proceeds from Trust Account for payment of franchise taxes	128,748	—
Net cash provided by (used in) investing activities	128,748	(278,760,000)
Cash Flows from Financing Activities:
Repayment of promissory note	—	(195,000)
Proceeds from Initial Public Offering, net of underwriter’s discount paid	—	270,480,000
Proceeds from sale of Private Placement Warrants	—	8,700,000
Proceeds from convertible promissory note – related party	520,000	—
Reimbursed offering costs	—	1,352,400
Offering costs paid	—	(366,877)
Net cash provided by financing activities	520,000	279,970,523
Net change in cash	38,592	308,888
Cash – beginning of period	181,220	18,716
Cash – end of period	$219,812	$327,604
Supplemental disclosure of noncash investing and financing activities:
Excess of cash received over fair value of convertible promissory note – related party	$445,400	$—
Remeasurement of Class A common stock subject to possible redemption at redemption value	$1,136,011	$—
Accretion of Class A common stock subject to possible redemption at IPO date	$—	$30,328,826
Deferred underwriting fee payable	$—	$10,350,000
Reclassification of deferred offering costs to equity upon completion of the initial public offering	$—	$172,970
The accompanying notes are an integral part of these unaudited condensed financial statements.

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY
Tastemaker Acquisition Corp. (the “Company” or “Tastemaker”) is a blank check company incorporated in Delaware on August 10, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating an initial Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2022, the Company had not commenced any operations. All activity from August 10, 2020 (inception) through September 30, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) as described below, and since the closing of the Initial Public Offering, the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income or gains on investments on the cash and investments held in a Trust Account from the proceeds derived from the Initial Public Offering, and potential gains from changes in the fair value of warrant liabilities and convertible promissory notes.
The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, including 3,600,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $276,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,700,000 Private Placement Warrants (as defined in Note 4) in the Private Placement (as defined in Note 4) at a price of $1.00 per Private Placement Warrant to Tastemaker Sponsor, LLC (the “Sponsor”) generating gross proceeds of $8,700,000, which is described in Note 4.
Following the closing of the Initial Public Offering on January 12, 2021, an amount of $278,760,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, the exercise of the underwriters’ over-allotment option in full, and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with maturities of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an initial business combination or (ii) the distribution of the funds in the Trust Account.
Transaction costs related to the issuances described above amounted to $15,057,447, consisting of $5,520,000 of cash underwriting fees, $10,350,000 of deferred underwriting fees, and $539,847 of other offering costs, partially offset by reimbursed offering costs of $1,352,400. In addition, at September 30, 2022 and December 31, 2021, $219,812 and $181,220 of cash was held outside of the Trust Account and is available for working capital purposes, respectively.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a. The Company must complete an initial business combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
into an initial business combination. The Company will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect an initial business combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of an initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of an initial business combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).
The Company will proceed with the initial business combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of an initial business combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the initial business combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing an initial business combination. If, however, stockholder approval of the initial business combination is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with an initial business combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving an initial business combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed initial business combination or do not vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of an initial business combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to waive (i) redemption rights with respect to any Founder Shares and Public Shares held in connection with the completion of an initial business combination, (ii) redemption rights with respect to any Founder Shares and Public Shares held in connection with a stockholder vote to approve an amendment to the Certificate of Incorporation to modify the substance or timing of our obligation to allow redemption in connection with an initial business combination or to redeem 100% of Public Shares if the Company has not consummated an initial business combination within 24 months from the closing of the Initial Public Offering or with respect to any other provisions relating to stockholders’ rights or pre-initial

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
business combination activity and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held if the Company fails to complete an initial business combination within 24 months from the closing of the Initial Public Offering or any extended period of time that the Company may have to consummate an initial business combination.
The Company will have until January 12, 2023 to complete an initial business combination (the “Combination Period”). If the Company is unable to complete an initial business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete an initial business combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete an initial business combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
Indemnity
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity
As of September 30, 2022, the Company had $219,812 in cash held outside of the Trust Account and a working capital deficit of $1,666,547.

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares, and a loan of $300,000 under an unsecured and non-interest bearing promissory note (see Note 6). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity was and will be satisfied through the net proceeds from the Private Placement held outside of the Trust Account and proceeds from the Sponsor Working Capital Loans (as defined in Note 5).
Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an initial business combination or for at least one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable and accrued liabilities, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial business combination.
Going Concern Consideration
The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company anticipates that the cash held outside of the Trust Account as of September 30, 2022, will be not sufficient to allow the Company to operate until January 12, 2023, the date at which the Company must complete an initial business combination, which is less than one year from the issuance of the financial statements. If an initial business combination is not consummated by January 12, 2023, there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
Management plans to address this uncertainty through the initial business combination as discussed above. There is no assurance that the Company’s plans to consummate an initial business combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
The United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the recent invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. In addition, the recent invasion of Ukraine by Russia, and the impact of sanctions against Russia and the potential for retaliatory acts from Russia, could result in increased cyber-attacks against U.S. companies.
Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine and subsequent

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
sanctions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination. The extent and duration of the Russian invasion of Ukraine, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K. If these disruptions or other matters of global concern continue for an extensive period of time, the Company’s ability to consummate an initial business combination, or the operations of a target business with which the Company may ultimately consummate an initial business combination, may be materially adversely affected.
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying condensed financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on March 25, 2022. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. More significant accounting estimates included in the financial statements include the determination of the fair value of warrant liabilities, and the fair value of the Company’s related party loans, both of which are described below.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. The initial valuation of the Public Warrants (as defined in Note 3), the recurring valuation of the Private Placement Warrants (as defined in Note 4), and the valuations for the Sponsor Working Capital Loans (as defined in Note 5) require management to exercise significant judgement in its estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021. As of September 30, 2022 and December 31, 2021, the Company had operating cash (i.e. cash held outside the Trust Account) of $219,812 and $181,220, respectively.
Investments Held in Trust Account
At September 30, 2022 and December 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.
Convertible Promissory Note — Related Party
The Company accounts for the convertible promissory notes under ASC Topic 815. The Company has made the election under 815-15-25 to account for the notes under the fair value option. Using the fair value option, the convertible promissory notes are required to be recorded at their initial fair value on the date of issuance, and each balance sheet thereafter. Differences between the face value of the note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the condensed statements of operations.
Class A Common Stock Subject to Possible Redemption
All of the 27,600,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with an initial business combination and in connection with certain amendments to the Company’s Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A common stock has been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
As of September 30, 2022 and December 31, 2021, the Class A common stock reflected in the condensed balance sheets are reconciled in the following table:
Gross proceeds	$276,000,000
Less:
Proceeds allocated to Public Warrants	(13,248,006)
Issuance costs allocated to Class A common stock	(14,320,820)
Plus:
Remeasurement of carrying value to redemption value	30,328,826
Class A common stock subject to possible redemption as of December 31, 2021	278,760,000
Plus:
Remeasurement of carrying value to redemption value	1,136,011
Class A common stock subject to possible redemption as of September 30, 2022	$279,896,011
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $15,057,446 as a result of the Initial Public Offering (consisting of $5,520,000 of cash underwriting discounts, $10,350,000 of deferred underwriting discounts, and $539,846 of other offering costs). The Company was reimbursed $1,352,400 for offering costs by the underwriters. As such, the Company recorded $14,320,820 of offering costs as a reduction of equity in connection with the shares of Class A common stock included in the Units. The Company immediately expensed $736,627 of offering costs in connection with the Public Warrants (as defined in Note 3) included in the Units that were classified as liabilities.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance.
For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The initial fair value of the Public Warrants was estimated using a Monte Carlo simulation approach and the initial and subsequent fair value of the Private Placement Warrants was estimated using a Black-Scholes Option Pricing Model. The subsequent measurement of the fair value of the Public Warrants was measured using quoted market prices (see Note 9).
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company’s effective tax rate for the three and nine months ended September 30, 2022 was (59.4)% and 3.5%, respectively. The Company’s effective tax rate for the three and nine months ended September 30, 2021 was 0% and 0%, respectively. The Company’s effective tax rate differs from the statutory income tax rate of 21% primarily due to the recognition of gains or losses from the change in the fair value of convertible promissory notes and warrant liabilities and derivative asset — forward purchase agreement, which are not recognized for tax purposes, and recording a full valuation allowance on deferred tax assets. The Company has historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss for the reporting period. The Company has used a discrete effective tax rate method to calculate taxes for the three and nine months ended September 30, 2022. The Company believes that, at this time, the use of the discrete method for the three and nine months ended September 30, 2022 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations beginning in 2023, with certain exceptions (the “Excise Tax”). Because we are a Delaware corporation and our securities trade on the New York Stock Exchange, we will likely be considered a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from Congress or the U.S. Department of the Treasury, there is significant risk that the Excise Tax will apply to

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
any redemptions of our common stock after December 31, 2022, including redemptions in connection with an initial Business Combination and any amendment to our certificate of incorporation to extend the time to consummate an initial Business Combination, unless an exemption is available. In addition, the Excise Tax may make a transaction with us less appealing to potential business combination targets, and thus, potentially hinder our ability to enter into and consummate an initial Business Combination. Further, the application of the Excise Tax in the event of a liquidation after December 31, 2022 is uncertain, and could impact the per-share amount that would otherwise be received by our stockholders in connection with our liquidation.
Net Income (loss) Per Share of Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share. The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Remeasurement associated with the redeemable shares of Class A common stock is excluded from net income (loss) per share as the redemption value approximates fair value. Therefore, the earnings per share calculation allocates income shared pro rata between Class A and Class B common stock. As a result, the calculated net income (loss) per share is the same for Class A and Class B shares of common stock. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 22,500,000 shares in the calculation of diluted income (loss) per share, or the effects of the convertible promissory note since the exercise of the warrants and conversion of the promissory note is contingent upon the occurrence of future events.
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	For the Three Months Ended September 30, 2022		For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2022		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Net income (loss)	$(615,303)	$(153,825)	$1,414,498	$353,625	$6,784,790	$1,696,198	$4,411,438	$1,147,503
Denominator:
Basic and diluted weighted average shares outstanding	27,600,000	6,900,000	27,600,000	6,900,000	27,600,000	6,900,000	26,386,813	6,863,736
Basic and diluted net income (loss) per share	$(0.02)	$(0.02)	$0.05	$0.05	$0.25	$0.25	$0.17	$0.17
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework.

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Recent Accounting Standards
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000, at $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consisted of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,700,000 warrants at a price of $1.00 per warrant in a private placement (the “Private Placement Warrants”) to the Sponsor (the “Private Placement”), generating gross proceeds of $8,700,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an initial business combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On August 10, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). In January 2021, the

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Company effected a 1:1.20 stock split of Class B common stock, resulting in an aggregate of 6,900,000 shares of Class B common stock issued and outstanding. Effective upon consummation of the Initial Public Offering, the Sponsor collectively owns, on an as-converted basis, 20% of the Company’s issued and outstanding shares.
The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (a) one year after the completion of an initial business combination or (b) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after an initial business combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property. Notwithstanding the foregoing, if (i) the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 after the initial business combination or (ii) if the Company consummates a transaction after the initial business combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.
Promissory Note — Related Party
On August 10, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company received proceeds of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and was payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $195,000 was repaid at the closing of the Initial Public Offering on January 12, 2021.
Related Party Loans
In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (the “Sponsor Working Capital Loans”). If the Company completes an initial business combination, the Company would repay the Sponsor Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Sponsor Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Sponsor Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Sponsor Working Capital Loans. Except for the foregoing, the terms of such Sponsor Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Sponsor Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Sponsor Working Capital Loans may be convertible into warrants of the post-initial business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
On March 22, 2022, the Company entered into a working capital loan with the Sponsor (the “March Sponsor Working Capital Loan”) in the amount of $150,000, pursuant to which the Company received proceeds of $150,000. The March Sponsor Working Capital Loan is non-interest bearing and payable upon the earlier of (i) completion of the initial business combination or (ii) the date the winding up of the Company is effective. The unpaid principal balance on the promissory note may be convertible into warrants at the option of the Sponsor at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2022, the total amount drawn on the March Sponsor Working Capital Loan was $150,000.
On July 21, 2022, the Company entered into a separate working capital loan with the Sponsor (the “July Sponsor Working Capital Loan,” together with the March Sponsor Working Capital Loan, the

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
“Sponsor Working Capital Loans”) in the amount of $375,000. The July Sponsor Working Capital Loan matures on the earliest to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. The promissory note in connection with the July Sponsor Working Capital Loan is convertible into warrants at $1.00 per warrant on terms identical to those of the Private Placement Warrants. On July 21, 2022, the Company drew $370,000 from the July Sponsor Working Capital Loan, which has not yet been repaid as of September 30, 2022.
The fair value option was elected (see Note 9) and, as such, the fair value of the Sponsor Working Capital Loans is shown on the balance sheet as $41,200.
Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay the Sponsor a total of $10,000 per month for secretarial and administrative support. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the three months ended September 30, 2022 and September 30, 2021, the Company incurred expenses of $30,000 and $30,000, respectively. During the nine months ended September 30, 2022 and September 30, 2021, the Company incurred expenses of $90,000 and $78,000, respectively. These expenses are recorded in Accrued expenses in the balance sheets.
NOTE 6. COMMITMENTS
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants) will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,600,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On January 12, 2021 the underwriters exercised the over-allotment option in full and purchased 3,600,000 Units at an offering price of $10.00 per Unit, generating additional gross proceeds of $36,000,000 to the Company.
The underwriters were paid a cash underwriting fee of $0.20 per Unit, or $5,520,000 in the aggregate. In addition, $0.375 per Unit, or $10,350,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.
NOTE 7. REDEEMABLE WARRANTS
Each whole redeemable warrant is exercisable to purchase one share of Class A common stock and only whole warrants are exercisable. The redeemable warrants will become exercisable on the later of 30 days after the completion of the initial business combination or 12 months from the closing of the Initial

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Public Offering. Each whole redeemable warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.
Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade requiring a purchase at least three units to receive or trade a whole warrant. The warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
If the shares issuable upon exercise of the warrants are not registered under the Securities Act within 60 business days following the initial business combination, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the initial business combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective within 60 business days following its initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, inclusive of interest earned on equity held in trust, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the initial business combination is consummated (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the initial business combination and they will not be redeemable so long as they are held by the Company’s Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Redeemable Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis the Redeemable Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, or its permitted transferees is because it is not known at this time whether they will be affiliated with us following the initial business combination. If they remain affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. The Company expects to have policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
The Company’s Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date the Company completes its initial business combination.
At September 30, 2022 and December 31, 2021, there were 13,800,000 Public Warrants and 8,700,000 Private Placement Warrants outstanding. The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in ASC Topic 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
NOTE 8. STOCKHOLDERS’ DEFICIT
Preferred stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of September 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue up to 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 27,600,000 shares of Class A common stock issued and outstanding, including 27,600,000 shares of Class A common stock subject to possible redemption, respectively.
Class B common stock — The Company is authorized to issue up to 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 6,900,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law. Prior to an initial business combination, holders of Class B common stock will have the right to elect all of the Company’s directors and may remove members of the board of directors for any reason.
The Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of an initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with an initial business combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the company in connection with or in relation to the consummation of the initial business combination, excluding any shares of Class A common stock or equity-linked securities or rights

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial business combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 9. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Amount at Fair Value	Level 1	Level 2	Level 3
September 30, 2022
Assets
Investments held in Trust Account:
Money Market investments	$280,524,996	$280,524,996	$—	$—
Liabilities
Warrant liability – Public Warrants	$1,380,000	$1,380,000	$—	$—
Warrant liability – Private Placement Warrants	$870,000	$—	$870,000	$—
Convertible promissory note – related party	$41,200	$—	$—	$41,200
Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$278,820,318	$278,820,318	$—	$—
Liabilities
Warrant liability – Public Warrants	$6,900,000	$6,900,000	$—	$—
Warrant liability – Private Placement Warrants	$4,350,000	$—	$4,350,000	$—
The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of September 30, 2022 and December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker TMKRW. The quoted price of the Public Warrants was $0.10 and $0.50 per warrant as of September 30, 2022 and December 31, 2021, respectively.
The Company utilizes a Modified Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. As of September 30, 2022 and December 31, 2021, the Private Placement Warrants are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
The aforementioned warrant liabilities are not subject to qualified hedge accounting.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in March 2021 when the Public Warrants were separately listed and traded. There were no transfers between Levels 1, 2 or 3 during the three and nine months ended September 30, 2022.
The following table provides the significant inputs to the Monte Carlo Simulation for the fair value of the Public Warrants:
At January 12, 2021 (Initial Measurement)
Stock price	$10.00
Strike price	$11.50
Probability of completing an initial business combination	90.0%
Expected life of the option to convert (in years)	6.6
Volatility	4.0% pre-merger / 30.0% post-merger
Risk-free rate	0.8%
Fair value of warrants	$0.96
The following table provides the significant inputs to the Modified Black-Scholes model for the fair value of the Private Placement Warrants:
	As of September 30, 2021	As of December 31, 2021	As of September 30, 2022
Stock price	9.86	$9.89	$9.97
Strike price	11.50	$11.50	$11.50
Probability of completing an initial business combination	100.0%	100.0%	8.0%
Dividend yield	—%	—%	—%
Remaining term (in years)	5.9	5.6	5.3
Volatility	10.5%	8.7%	10.0%
Risk-free rate	1.1%	1.3%	4.1%
Fair value of warrants	$0.65	$0.50	$0.10

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
The convertible promissory notes — related party were valued using a combination of Black-Scholes and Discounted Cash Flows methods, which is considered to be a Level 3 fair value measurement. The estimated fair values of the convertible promissory notes — related party were based on the following significant inputs:
	As of March 2, 2022 (Initial Measurement)	As of March 25, 2022 (Initial Measurement)	As of July 21, 2022 (Initial Measurement)	As of September 30, 2022
Warrant price	$0.22	$0.23	$0.14	$0.10
Conversion price	$1.00	$1.00	$1.00	$1.00
Expected term	0.45	0.38	0.48	0.28
Warrant volatility	79.0%	77.0%	152.9%	302.9%
Risk free rate	0.6%	0.8%	2.9%	3.4%
Discount rate	3.91%	4.96%	6.44%	9.00%
Probability of completing an initial business combination	25.0%	21.0%	11.0%	8.0%
Fair value convertible promissory note – related party	$24,600	$10,300	$39,700	$41,200
The Company recognized a gain on the change in fair value of the initial convertible promissory note — related party of $17,200 and $33,400 in the condensed statement of operations for the three and nine months ended September 30, 2022, respectively.
The following tables present the changes in the fair value of warrant liabilities:
	Private Placement	Public Warrants	Warrant Liabilities
Fair value as of December 31, 2020	$—	$—	$—
Initial measurement at January 12, 2021	8,352,000	13,248,006	21,600,006
Change in valuation inputs or other assumptions	(2,697,000)	(4,278,006)	(6,975,006)
Fair value as of September 30, 2021	$5,655,000	$8,970,000	$14,625,000
The Company recognized a gain in connection with changes in the fair value of warrant liabilities of $2,112,000 and $6,975,006 within the change in fair value of warrant liabilities in the condensed statements of operating during the three and nine months ended September 30, 2021, respectively.
	Private Placement	Public Warrants	Warrant Liabilities
Fair value as of December 31, 2021	$4,350,000	$6,900,000	$11,250,000
Change in valuation inputs or other assumptions	(2,436,000)	(3,864,000)	(6,300,000)
Fair value as of March 31, 2022	1,914,000	3,036,000	4,950,000
Change in valuation inputs or other assumptions	(1,218,000)	(1,932,000)	(3,150,000)
Fair value as of June 30, 2022	696,000	1,104,000	1,800,000
Change in valuation inputs or other assumptions	174,000	276,000	450,000
Fair value as of September 30, 2022	$870,000	$1,380,000	$2,250,000
The Company recognized a loss in connection with changes in the fair value of warrant liabilities of $450,000 and a gain in the change of the fair value of warrant liabilities of $9,000,000 in the condensed statements of operations during the three and nine months ended September 30, 2022, respectively.

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
The following table presents the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value:
Fair value at August 10, 2020 (inception)	$—
Initial measurement of Public Warrants and Private Placement Warrants as of January 12, 2021	21,600,006
Change in fair value	(8,550,006)
Transfer of Public Warrants to Level 1 measurement	(8,004,000)
Transfer of Private Placement Warrants to Level 2 measurement	(5,046,000)
Fair value at December 31, 2021	—
Initial measurement of draw on convertible promissory note – related party on March 2, 2022	24,600
Initial measurement of draw on convertible promissory note – related party on March 25, 2022	10,300
Change in fair value	(5,400)
Fair value as of March 31, 2022	29,500
Change in fair value	(10,800)
Fair value as of June 30, 2022	18,700
Change in fair value	21,000
Fair value as of July 21, 2022 (Initial Measurement)	39,700
Change in fair value	1,500
Fair value as of September 30, 2022	$41,200
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued.
Business Combination Agreement
On October 20, 2022, Tastemaker Acquisition Corp., Quality Gold Holdings, Inc., a Delaware corporation, Tastemaker Merger Sub, Inc., a Delaware corporation, QGM Merger Sub, Inc., an Ohio corporation, J&M Merger Sub, Inc., a Delaware corporation, L&L Merger Sub, Inc., an Ohio corporation, Quality Gold Merger Sub, Inc., an Ohio corporation, Quality Gold, Inc., an Ohio corporation, QGM, LLC, an Ohio limited liability company, J & M Group Holdings Inc., a Delaware corporation and L & L Group Holdings, LLC, an Ohio limited liability company, entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which Tastemaker and the Quality Gold Companies will enter into a business combination. Capitalized terms used in this Note 10 but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.
Support Agreement
In connection with the execution of the Business Combination Agreement, Tastemaker entered into a Support Agreement with Michael Langhammer, the Michael J. Langhammer Irrevocable Family Trust, the Michelle C. Langhammer Irrevocable Trust, Jason Langhammer, the Jason A. Langhammer Irrevocable Family Trust, and the Langhammer Children Irrevocable Trust (collectively, the “Support Shareholders”).

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
Pursuant to the Support Agreement, each Support Shareholder, as an equityholder of the Quality Gold Companies, agreed, with respect to each Quality Gold Company, to vote at any meeting of the equityholders of such Quality Gold Company, and in any action by written consent of the equityholders of such Company, all of such Support Shareholder’s Quality Gold Company Shares (a) in favor of the approval and adoption of the Business Combination Agreement and related transaction documents, including the Mergers, (b) in favor of any matter reasonably necessary to the consummation of the Business Combination and considered and voted upon by the equityholders of such Quality Gold Company, (c) in favor of any proposal to adjourn or postpone to a later date any meeting of the equityholders of such Quality Gold Company at which any of the foregoing matters are submitted for consideration and vote of the equityholders of such Quality Gold Company if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (d) against at any action, agreement or transactions (other than the Business Combination Agreement and the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent, impede, delay or adversely affect in any material respects the transactions contemplated by the Business Combination Agreement or any other transaction document or (ii) result in failure of the transactions contemplated by the Business Combination to be consummated.
Additionally, each of the Support Shareholders has agreed (i) not to, among other things, sell, assign, transfer, or dispose of any of the Quality Gold Company Shares they hold, (ii) to repay in full, at or prior to the Effective Time, any indebtedness owed by such Support Shareholder to any Quality Gold Company and their respective subsidiaries and (iii) indemnify the Quality Gold Companies and their respective subsidiaries for certain tax liabilities, if incurred.
Each Support Shareholder has also agreed to terminate all agreements between itself or any of its affiliates and any of the Quality Gold Companies and their respective subsidiaries, subject to certain exceptions.
Sponsor Support and Waiver Letter Agreement
Concurrently with the execution of the Business Combination Agreement, Quality Gold entered into the Sponsor Support and Waiver Letter Agreement with the Sponsor, pursuant to which the Sponsor has agreed to vote all of its shares of Tastemaker Class A Common Stock and Class B common stock, par value $0.0001 per share, of Tastemaker (together with the Tastemaker Class A Common Stock, the “Tastemaker Common Stock”) (a) in favor of the approval and adoption of the Business Combination Agreement and other transaction documents, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement, and (c) against at any action, agreement or transactions (other than the Business Combination Agreement and the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent or materially delay the transactions contemplated by the Business Combination Agreement or any other transaction document or (ii) result in failure of the transactions contemplated by the Business Combination to be consummated.
Immediately upon the occurrence of Effective Time, (i) the Sponsor will automatically forfeit up to 2,070,000 shares of New Parent Common Stock, and such shares will be cancelled and no longer outstanding and (ii) 2,070,000 shares of New Parent Common Stock issuable to the Sponsor will be subjected to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the Business Combination Agreement. For more information about the Sponsor’s right to receive the Deferred Sponsor Shares, see the section entitled “Consideration — Forfeiture and Deferral of New Parent Equity.” The number of forfeited shares of New Parent Common Stock described in clause (i) of the preceding sentence will be reduced by (i) the number of shares of Tastemaker Common Stock and (ii) one-third of the number of Tastemaker private placement warrants, in each case, that are transferred by the Sponsor or its affiliates to facilitate any private placement of equity securities of Tastemaker or New Parent, any non-redemption agreement, or any similar arrangement, in each case, approved by the Quality Gold Companies. In addition, the Sponsor has agreed, immediately following the Effective Time, to transfer 2,610,000 private placement

TASTEMAKER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
(UNAUDITED)
warrants of New Parent to the equityholders of the Quality Gold Companies, in accordance with the Allocation Schedule, for no consideration.
As contemplated by the Business Combination Agreement, New Parent will enter into the Registration Rights and Lock-Up Agreement at the closing of the Business Combination. Additionally, effective as of the closing of the Business Combination, Tastemaker, New Parent, and Continental Stock & Trust Company, as warrant agent, will enter into the Warrant Amendment, which will amend the Warrant Agreement entered into in connection with Tastemaker’s initial public offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Tastemaker Acquisition Corp
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Tastemaker Acquisition Corp (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from August 10, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 10, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 24, 2022

TASTEMAKER ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash	$181,220	$18,716
Prepaid expenses and other	259,396	—
Total current assets	440,616	18,716
Deferred offering costs	—	172,970
Investments held in Trust Account	278,820,318	—
Total Assets	$279,260,934	$191,686
Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$13,474	$—
Accrued expenses	178,350	—
Franchise tax payable	137,049	78,356
Promissory note-related party	—	195,000
Total current liabilities	328,873	273,356
Deferred underwriting fee payable	10,350,000	—
Warrant liabilities	11,250,000	—
Total Liabilities	21,928,873	273,356
Commitments and Contingencies (Note 6)
Class A common stock, $0.0001 par value, subject to possible redemption; 27,600,000 and no shares at redemption value at December 31, 2021 and December 31, 2020, respectively	278,760,000	—
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued at December 31, 2021 and December 31, 2020; no shares outstanding (excluding 27,600,000 shares and no shares subject to possible redemption) at December 31, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,900,000 shares issued and outstanding at December 31, 2021 and 2020	690	690
Additional paid-in capital	—	24,310
Accumulated deficit	(21,428,629)	(106,670)
Total Stockholders’ Deficit	(21,427,939)	(81,670)
Total Liabilities and Stockholders’ Deficit	$279,260,934	$191,686
The accompanying notes are an integral part of these financial statements.

TASTEMAKER ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2021	For the period from August 10, 2020 (inception) through December 31, 2020
Operating and formation costs	$838,745	$28,314
Franchise tax expense	200,424	78,356
Loss from operations	(1,039,169)	(106,670)
Interest income	60,347	—
Expensed offering costs	(736,627)	—
Change in fair value of warrant liabilities	10,350,006	—
Net income (loss)	$8,634,557	$(106,670)
Basic and diluted weighted average shares outstanding, Class A Common Stock	26,692,603	—
Basic and diluted net income (loss) per share, Class A Common Stock	$0.26	$0.00
Basic and diluted weighted average shares outstanding, Class B Common Stock	6,872,877	6,000,000
Basic and diluted net income (loss) per share, Class B Common Stock	$0.26	$(0.02)
The accompanying notes are an integral part of these financial statements.

TASTEMAKER ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – August 10, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Sale of Class B common stock to Sponsor	—	—	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	—	—	(106,670)	(106,670)
Balance – December 31, 2020	—	—	6,900,000	690	24,310	(106,670)	(81,670)
Excess of cash received over fair value of private placement warrants	—	—	—	—	348,000	—	348,000
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	(372,310)	(29,956,516)	(30,328,826)
Net Income	—	—	—	—	—	8,634,557	8,634,557
Balance – December 31, 2021	—	$—	6,900,000	$690	$—	$(21,428,629)	$(21,427,939)
The accompanying notes are an integral part of these financial statements.

TASTEMAKER ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2021	For the period from August 10, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$8,634,557	$(106,670)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Expensed offering costs	736,627	—
Interest income	(60,318)	—
Change in fair value of warrant liabilities	(10,350,006)	—
Changes in operating assets and liabilities:
Prepaid expenses and other	(259,396)	—
Accounts payable	13,474	—
Accrued expenses	178,350	—
Franchise tax payable	58,693	78,356
Net cash used in operating activities	(1,048,019)	(28,314)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(278,760,000)	—
Net cash used in investing activities	(278,760,000)	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from issuance of promissory note-related party	—	195,000
Repayment of promissory note-related party	(195,000)	—
Proceeds from initial public offering, net of underwriter’s discount paid	270,480,000	—
Proceeds from sale of private placement warrants	8,700,000	—
Offering costs paid	(366,877)	(172,970)
Reimbursed offering costs	1,352,400
Net cash provided by financing activities	279,970,523	47,030
Net change in cash	162,504	18,716
Cash-beginning of period	18,716	—
Cash-end of period	$181,220	$18,716
Supplemental disclosure of noncash investing and financing activities:
Accretion of Class A common stock subject to redemption to redemption value	$30,328,826	$—
Deferred underwriting fee payable	$10,350,000	$—
Reclassification of deferred offering costs to equity upon completion of the initial public offering	$172,970	$60,000
The accompanying notes are an integral part of these financial statements.

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY
Tastemaker Acquisition Corp. (the “Company” or “Tastemaker”) is a blank check company incorporated in Delaware on August 10, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity through August 10, 2020 (inception) though December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) as described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income or gains on investments on the cash and investments held in a trust account from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, including 3,600,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $276,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,700,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Tastemaker Sponsor, LLC (the “Sponsor”) generating gross proceeds of $8,700,000, which is described in Note 4.
Following the closing of the Initial Public Offering on January 12, 2021, an amount of $278,760,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, the exercise of the underwriters’ over-allotment option in full, and the sale of the Private Placement Warrants (as defined in Note 4) was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with maturities of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account.
Transaction costs related to the issuances described above amounted to $15,057,447, consisting of $5,520,000 of cash underwriting fees, $10,350,000 of deferred underwriting fees, and $539,847 of other offering costs, partially offset by reimbursed offering costs of $1,352,400. In addition, at December 31, 2021 and December 31, 2020, $181,220 and $18,716 of cash was held outside of the Trust Account and is available for working capital purposes, respectively.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. New York Stock Exchange rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders are entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 480 Distinguishing Liabilities from Equity (“ASC 480”).
The Company will proceed with the Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination or do not vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to waive (i) redemption rights with respect to any Founder Shares and Public Shares held in connection with the completion of an initial Business Combination, (ii) redemption rights with respect to any Founder Shares and Public Shares held in connection with a stockholder vote to approve an amendment to an amended and restated certificate of incorporation to modify the substance or timing of our obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of Public Shares if the Company has not consummated an initial Business Combination within 24 months from the closing of the Initial Public Offering or with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held if the Company fails to complete an initial Business

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Combination within 24 months from the closing of the Initial Public Offering or any extended period of time that the Company may have to consummate an initial Business Combination.
The Company will have until January 12, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.10).
Indemnity
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity
As of December 31, 2021, the Company had $181,220 in cash held outside of the Trust Account and a working capital surplus of $111,743.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares, and a loan of $300,000 under an

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
unsecured and non-interest bearing promissory note (see Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity will be satisfied through the net proceeds from the private placement held outside of the Trust Account.
The Company will have until January 12, 2023 to complete a Business Combination, unless an extension is approved by our stockholders as a result of an amendment to the Certificate of Incorporation (the “Extension Period”). Management acknowledges that there is inherent uncertainty in its ability to effect the Extension Period described above through an amendment to the Certificate of Incorporation.
Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or for at least one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable and accrued liabilities, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Going Concern Consideration
The Company anticipates that the cash held outside of the Trust Account as of December 31, 2021 will not be sufficient to allow the Company to operate for at least one year from this filing, assuming that a Business Combination is not consummated during that time.
The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Management has determined that the Combination Period is less than one year from the date of the issuance of the financial statements. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, there is substantial doubt that the Company can sustain operations for a period of at least one year from the issuance date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
As of December 31, 2021 and December 31, 2020, the Company had $181,220 and $18,716, respectively. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and December 31, 2020.
Investments Held in Trust Account
At December 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.
Class A Common Stock Subject to Possible Redemption
All of the 27,600,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A common stock has been classified outside of permanent equity.

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
As of December 31, 2021, the Class A common stock subject to possible redemption reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$276,000,000
Less:
Proceeds allocated to Public Warrants	(13,248,006)
Issuance costs allocated to Class A common stock	(14,320,820)
Plus:
Accretion of carrying value to redemption value	30,328,826
Class A common stock subject to possible redemption	$278,760,000
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A-Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $15,057,446 as a result of the Initial Public Offering (consisting of $5,520,000 of cash underwriting discounts, $10,350,000 of deferred underwriting discounts, and $539,846 of other offering costs). The Company was reimbursed $1,352,400 for offering costs by the underwriters. As such, the Company recorded $14,320,820 of offering costs as a reduction of equity in connection with the shares of Class A common stock included in the Units. The Company immediately expensed $736,627 of offering costs in connection with the Public Warrants included in the Units that were classified as liabilities.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The initial fair value of the Public Warrants was estimated using a Monte Carlo simulation approach and the initial and subsequent fair value of the Private Placement Warrants was estimated using

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
a Black-Scholes Option Pricing Model. The subsequent measurement of the fair value of the Public Warrants was measured using quoted market prices (see Note 10).
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) Per Share of Common Stock
Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Accretion associated with the redeemable shares of Class A common stock is excluded from net income (loss) per share as the redemption value approximates fair value. Therefore, the earnings per share calculation allocates income (loss) shared pro rata between Class A and Class B common stock. As a result, the calculated net income (loss) per share is the same for Class A and Class B shares of common stock. The Company has not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 22,500,000 shares in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events.
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	For the Year ended December 31, 2021		For the Period from August 10, 2020 (inception) Through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Net income (loss)	$6,866,543	$1,768,014	$—	$(106,670)
Denominator:
Basic and diluted weighted average shares outstanding	26,692,603	6,872,877	—	6,000,000
Basic and diluted net income (loss) per share	$0.26	$0.26	—	$(0.02)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging -Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if converted method for all convertible instruments. ASU 2020-06 is effective for the Company on January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021 using the full retrospective method of transition. The adoption of ASU 2020-06 did not have a material impact on the financial statements for the fiscal year ended December 31, 2021.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000, at $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consisted of one share of Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,700,000 warrants at a price of $1.00 per warrant in a private placement (the “Private Placement Warrants”) to the Sponsor, generating gross proceeds of $8,700,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On August 10, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). In January 2021, the Company effected a 1:1.20 stock split of Class B common stock, resulting in an aggregate of 6,900,000 shares of Class B common stock issued and outstanding. Effective upon consummation of the Initial Public Offering, the Sponsor collectively owns, on an as-converted basis, 20% of the Company’s issued and outstanding shares.
The Sponsor has agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (a) one year after the completion of a Business Combination or (b) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property. Notwithstanding the foregoing, if (i) the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 after the Business Combination or (ii) if the Company consummates a transaction after the Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.
Promissory Note — Related Party
On August 10, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company received proceeds of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and was payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $300,000 was repaid at the closing of the Initial Public Offering on January 12, 2021.

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay the Sponsor a total of $10,000 per month for secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the year ended December 31, 2021, $108,000 of administrative support expenses were incurred.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of 1.00 per warrant. The warrants would be identical to the Private Placement Warrants. No Working Capital Loans were outstanding as of December 31, 2021 and December 31, 2020.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants) will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,600,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On January 12, 2021 the underwriters exercised the over-allotment option in full and purchased 3,600,000 Units at an offering price of $10.00 per Unit, generating additional gross proceeds of $36,000,000 to the Company.
The underwriters were paid a cash underwriting fee of $0.20 per Unit, or $5,520,000 in the aggregate. In addition, $0.375 per Unit, or $10,350,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 7. REDEEMABLE WARRANTS
Each whole Redeemable Warrant is exercisable to purchase one share of Class A common stock and only whole warrants are exercisable. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.
Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade requiring a purchase at least three units to receive or trade a whole warrant. The warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
If the shares issuable upon exercise of the warrants are not registered under the Securities Act within 60 business days following the Initial Business Combination, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective within 60 business days following its Initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, inclusive of interest earned on equity held in trust, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Initial Business Combination is consummated (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Initial Business Combination and they will not be redeemable so long as they are held by the Company’s Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Redeemable Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis the Redeemable Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, or its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Initial Business Combination. If they remain affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. The Company expects to have policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
The Company’s Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date the Company completes its Initial Business Combination.
At December 31, 2021, there were 13,800,000 Public Warrants and 8,700,000 Private Placement Warrants outstanding. There were no Public Warrants or Private Placement Warrants outstanding as of December 31, 2020. The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
NOTE 8. STOCKHOLDERS’ DEFICIT
Preferred stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021 and December 31, 2020, there were 27,600,000 and no shares of Class A common stock issued or outstanding, respectively, including 27,600,000 shares of Class A common stock subject to possible redemption at December 31, 2021.
Class B common stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2021 and December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law. Prior to an initial Business Combination, holders of Class B common stock will have the right to elect all of the Company’s directors and may remove members of the board of directors for any reason.
The Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of an initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with an initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
securities or rights issued or deemed issued, by the company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 9. INCOME TAX
The Company’s net deferred tax assets (liabilities) as of December 31, 2021 is as follows:
	2021	2020
Deferred tax assets:
Start-up costs	$179,062	$5,946
Net operating loss carryforwards	45,877	16,455
Total deferred tax assets	224,939	22,401
Valuation allowance	(224,939)	(22,401)
Deferred tax assets, net of allowance	$—	$—
The income tax provision for the year ended December 31, 2021 consists of the following:
Federal
Current	$—
Deferred	(202,538)
State
Current	—
Deferred	—
Change in valuation allowance	202,538
Income tax provision	$—
As of December 31, 2021 and December 31, 2020, the Company has available U.S. federal operating loss carry forwards of approximately $218,463 and $78,357, respectively, that may be carried forward indefinitely.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2021 and December 31, 2020, the valuation allowance increased $202,538 and $22,401, respectively.

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of derivative warrant liabilities	(25.2)%
Non-deductible transaction costs	1.8%
Change in valuation allowance	2.4%
Income tax provision	0.0%
NOTE 10. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Investments held in Trust Account	$278,820,318	$278,820,318	$—	$—
Liabilities
Warrant liability – Public Warrants	$6,900,000	$6,900,000	$—	$—
Warrant liability – Private Placement Warrants	$4,350,000		$4,350,000	$—
The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker TMKRW. The quoted price of the Public Warrants was $0.50 per warrant as of December 31, 2021.
The Company utilizes a Black-Scholes Option Pricing Model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the Private Placement warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The expected volatility as of the date of the Initial Public Offering was derived from observable share pricing of companies operating in the Company’s target industries and comparable ‘blank-check’ companies without an identified target. The expected volatility as of December 31, 2021 was implied from the Company’s own Public Warrant pricing. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. As of December 31, 2021 the Private Placement Warrants are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.
The aforementioned warrant liabilities are not subject to qualified hedge accounting.
Transfers to/form Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants in the table above transferred from a Level 3 measurement to a Level 1 fair value measurement in March 2021 when the Public Warrants were separately listed and traded. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
fair value measurement during the three months ended December 31, 2021 due to the use of an observable market quote for a similar asset in an active market.
The following table provides the significant inputs to the Monte Carlo Simulation for the fair value of the Public Warrants:
At January 12, 2021 (Initial Measurement)
Stock price	$10.00
Strike price	$11.50
Probability of completing a Business Combination	90.0%
Expected life of the option to convert (in years)	6.6
Volatility	4.0% pre-merger/30.0% post-merger
Risk-free rate	0.8%
Fair value of warrants	$0.96
The following table provides the significant inputs to the Black-Scholes Option Pricing Model for the fair value of the Private Placement Warrants:
	At January 12, 2021 (Initial Measurement)	As of December 31, 2021
Stock price	$10.00	$9.89
Strike price	$11.50	$11.50
Probability of completing a Business Combination	90.0%	100.0%
Dividend yield	—%	—%
Remaining term (in years)	6.6	5.6
Volatility	14.0%	8.7%
Risk-free rate	0.8%	1.3%
Fair value of warrants	$0.96	$0.50
The following table presents the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value:
Fair value as of December 31, 2020	$—
Initial measurement at January 12, 2021	21,600,006
Transfer of Public Warrants to Level 1 measurement	(13,248,006)
Transfer of Private Placement Warrants to Level 2 measurement	(4,350,000)
Change in fair value	(4,002,000)
Fair value as of December 31, 2021	$—
The Company recognized gains in connection with changes in the fair value of the Public Warrants and Private Placement Warrants of $10,350,006 and $0 within change in fair value of warrant liabilities in the Statements of Operations for the year ended December 31, 2021 and for the period from August 10, 2020 (inception) through December 31, 2020, respectively.

TASTEMAKER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On March 22, 2022, the Company entered into a Working Capital Loan (see Note 5) with the Sponsor (the “Sponsor Working Capital Loan”), pursuant to which the Company received proceeds of $150,000. The Sponsor Working Capital Loan is non-interest bearing and payable upon the completion of a Business Combination or the date the winding up of the Company is effective. The Sponsor Working Capital Loan may be convertible into warrants of the post-Business Combination entity at the option of the Sponsor at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Annex A
BUSINESS COMBINATION AGREEMENT
by and among
TASTEMAKER ACQUISITION CORP.,
QUALITY GOLD HOLDINGS, INC.,
TASTEMAKER MERGER SUB, INC.,
QGM MERGER SUB, INC.,
J&M MERGER SUB, INC.,
L&L MERGER SUB, INC.,
QUALITY GOLD MERGER SUB, INC.,
QUALITY GOLD, INC.,
QGM, LLC,
J & M GROUP HOLDINGS INC.,
and
L & L GROUP HOLDINGS, LLC.
Dated as of October 20, 2022

A-i

A-ii

A-iii

A-iv

BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 20, 2022 (the “Signing Date”), by and among Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker”), Quality Gold Holdings, Inc, a Delaware corporation (“Parentco”), Tastemaker Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), QGM Merger Sub, Inc., an Ohio corporation (“Merger Sub II”), J&M Merger Sub, Inc., a Delaware corporation (“Merger Sub III”), L&L Merger Sub, Inc., an Ohio corporation (“Merger Sub IV”), Quality Gold Merger Sub, Inc., an Ohio corporation (“Merger Sub V” and, together with Merger Sub I, Merger Sub II, Merger Sub III and Merger Sub IV, the “Merger Subs”), Quality Gold, Inc., an Ohio corporation (“Quality Gold”), QGM, LLC, an Ohio limited liability company (“QGM”), J & M Group Holdings Inc., a Delaware corporation (“J&M”), and L & L Group Holdings, LLC, an Ohio limited liability company (“L&L” and, together with Quality Gold, QGM and J&M, each, a “Company” and, collectively, the “Companies”).
WHEREAS, each of Parentco and the Merger Subs is an entity newly formed for the purposes of the Transactions;
WHEREAS, Parentco is a wholly-owned direct Subsidiary of Quality Gold and each of the Merger Subs is a wholly-owned direct Subsidiary of Parentco;
WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”), Sections 1701.78 and 1701.791 of the Ohio General Corporation Law (“OGCL”) and Sections 1706.71 through 1706.713 of the Ohio Revised Limited Liability Company Act (“OLLCA”), as applicable, Merger Sub I will merge with and into Tastemaker (the “First Merger”), with Tastemaker surviving the First Merger as a wholly-owned Subsidiary of Parentco, Merger Sub II will merge with and into QGM (the “Second Merger”), with QGM surviving the Second Merger as a wholly-owned Subsidiary of Parentco, Merger Sub III will merge with and into J&M (the “Third Merger”), with J&M surviving the Third Merger as a wholly-owned Subsidiary of Parentco, Merger Sub IV will merge with and into L&L (the “Fourth Merger”), with L&L surviving the Fourth Merger as a wholly-owned Subsidiary of Parentco, and Merger Sub V will merge with and into Quality Gold (the “Fifth Merger” and together with the First Merger, the Second Merger, the Third Merger and the Fourth Merger, the “Mergers”), with Quality Gold surviving the Fifth Merger as a wholly-owned Subsidiary of Parentco;
WHEREAS, the board of directors of Tastemaker (the “Tastemaker Board”) has unanimously (a) approved and adopted this Agreement, the First Merger and the other Transactions and (b) recommended the approval and adoption of this Agreement, the First Merger and the other Transactions by the stockholders of Tastemaker (the “Tastemaker Board Recommendation”);
WHEREAS, the board of directors of Parentco (the “Parentco Board”) has unanimously (a) approved and adopted this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions and (b) recommended the approval and adoption of this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions by Quality Gold, as the sole stockholder of Parentco;
WHEREAS, the Governing Board of each of the Merger Subs has unanimously (a) approved and adopted this Agreement, the applicable Merger to which such Merger Sub is a party, and the other Transactions and (b) recommended the approval and adoption of this Agreement, the applicable Merger to which such Merger Sub is a party, and the other Transactions by such Merger Sub’s equityholders;
WHEREAS, the Governing Board of each Company has unanimously (a) approved and adopted this Agreement, the applicable Merger to which such Company is a party, and the other Transactions, in accordance with applicable law and such Company’s Organizational Documents and (b) recommended the approval and adoption of this Agreement, the applicable Merger to which such Company is a party, and the other Transactions, in each case, upon the terms and subject to the conditions in effect as of the Signing Date;
WHEREAS, Parentco, Sponsor and the Company Key Shareholders will enter into a registration rights and lock-up agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights and Lock-Up Agreement”), at the Closing;

WHEREAS, contemporaneously with the execution of this Agreement, the Company Key Shareholders have entered into a support agreement (the “Support Agreement”), pursuant to which each Company Key Shareholder has agreed, among other things and subject to certain exceptions, (i) to vote in favor of the approval of this Agreement, the Mergers and the other Transactions, (ii) to terminate certain related party agreements to which such Company Key Shareholder is a party, effective as of the Effective Time and (iii) to repay any indebtedness owed to any Group Company;
WHEREAS, in connection with Closing, on the Closing Date, (a) the Company Equityholders, in accordance with the Allocation Schedule, will receive 11,700,000 newly issued shares of Parentco Common Stock (the “Deferred Company Shares”); and (b) the Sponsor will receive 2,070,000 shares of Parentco Common Stock pursuant to the First Merger (the “Deferred Sponsor Shares” and, together with the Deferred Company Shares and the Closing Adjustment Deferred Shares, the “Deferred Shares”), in each case for the immediately preceding clauses (a) and (b), that will be subject to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the terms of this Agreement;
WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor has entered into a letter agreement with Quality Gold (the “Sponsor Letter Agreement”) pursuant to which the Sponsor has agreed, among other things, to waive the provisions of Section 4.3(b)(ii) of the amended and restated certificate of incorporation of Tastemaker, dated January 7, 2021, to vote all its shares of Tastemaker Common Stock in favor of this Agreement and the Transactions, to forfeit certain shares of Parentco Common Stock that it otherwise would be entitled to pursuant to this Agreement and to transfer certain Parentco Warrants to the Company Equityholders.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Tastemaker, Parentco, the Merger Subs and each Company hereby agree as follows.
ARTICLE I
THE MERGERS AND OTHER TRANSACTIONS
Section 1.01    The Mergers.
(a)   On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub I shall be merged with and into Tastemaker. As a result of the First Merger, Merger Sub I shall cease to exist and Tastemaker shall continue as the surviving company of the First Merger (the “First Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.
(b)   On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the OGCL and the OLLCA, Merger Sub II shall be merged with and into QGM. As a result of the Second Merger, Merger Sub II shall cease to exist and QGM shall continue as the surviving company of the Second Merger (the “Second Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.
(c)   On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub III shall be merged with and into J&M. As a result of the Third Merger, Merger Sub III shall cease to exist and J&M shall continue as the surviving company of the Third Merger (the “Third Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.
(d)   On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the OGCL and the OLLCA, Merger Sub IV shall be merged with and into L&L. As a result of the Fourth Merger, Merger Sub IV shall cease to exist and L&L shall continue as the surviving company of the Fourth Merger (the “Fourth Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.
(e)   On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the OGCL, Merger Sub V shall be merged with and into Quality Gold. As a result of the Fifth Merger, Merger Sub V shall cease to exist and Quality Gold shall continue as the surviving company of the Fifth Merger (the “Fifth Surviving Company” and, together with the First Surviving Company, the Second Surviving Company, the Third Surviving Company and the Fourth Surviving Company, each, a “Surviving Company” and, collectively, the “Surviving Companies”) and shall become a wholly-owned Subsidiary of Parentco.
Section 1.02   Closing.   Unless this Agreement is terminated earlier pursuant to Article IX, the closing of the Mergers (the “Closing”) shall take place at such time and on a date to be mutually agreed by Tastemaker and Quality Gold, which date (the “Closing Date”) shall be as soon as practicable, but in no event later than three (3) Business Days, following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020, unless another date, time or place is agreed to in writing by Tastemaker and Quality Gold.
Section 1.03   Effective Time.
(a)   Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “First Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective at the time that the properly executed and certified copy of the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such First Certificate of Merger and specified in the First Certificate of Merger.
(b)   Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Ohio executed in accordance with, and in such form as is required by, the relevant provisions of OGCL and the OLLCA (the “Second Certificate of Merger”), and shall make all other filings, recordings or publications required under the OGCL and the OLLCA in connection with the Second Merger. The Second Merger shall become effective at the time that the properly executed and certified copy of the Second Certificate of Merger is filed with the Secretary of State of the State of Ohio or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such Second Certificate of Merger and specified in the Second Certificate of Merger.
(c)   Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the Third Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Third Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Third Merger. The Third Merger shall become effective at the time that the properly executed and certified copy of the Third Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such Third Certificate of Merger and specified in the Third Certificate of Merger.
(d)   Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the Fourth Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Ohio executed in accordance with, and in such form as is required by, the relevant provisions of OGCL and the OLLCA (the “Fourth Certificate of Merger”), and shall make all other filings, recordings or publications required under the OGCL and the OLLCA in connection with the Fourth Merger. The Fourth Merger shall become effective at the time that the properly executed and certified copy of the Fourth Certificate of Merger is filed with the Secretary of State of the State of Ohio or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such Fourth Certificate of Merger and specified in the Fourth Certificate of Merger.
(e)   Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the Fifth Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Ohio executed in accordance with, and in such form as is required by, the relevant provisions of the OGCL (the “Fifth Certificate of Merger”), and shall make all other filings, recordings or publications required under the OGCL in connection with the Fifth Merger. The Fifth Merger shall become effective at the time that the properly executed and certified copy of the Fifth Certificate of Merger is filed with the Secretary of State of the State of Ohio or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such Fifth Certificate of Merger and specified in the Fifth Certificate of Merger (the time at which the Mergers become effective is herein referred to as the “Effective Time”).
Section 1.04   Effect of the Mergers.
(a)   The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the First Merger and without any further action on the part of Tastemaker, any stockholder of Tastemaker, Parentco, or Merger Sub I, (i) Merger Sub I shall be merged with and into Tastemaker, the separate corporate existence of Merger Sub I shall cease and Tastemaker shall continue as the First Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of Tastemaker and Merger Sub I shall vest in the First Surviving Company, (iii) all debts, liabilities and duties of Tastemaker and Merger Sub I shall become the debts, liabilities and duties of the First Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of Tastemaker (as the First Surviving Company) shall continue unaffected by the First Merger in accordance with the DGCL.
(b)   The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the OGCL and the OLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Second Merger and without any further action on the part of Quality Gold, QGM, any QGM member, Parentco, or Merger Sub II, (i) Merger Sub II shall be merged with and into QGM, the separate corporate existence of Merger Sub II shall cease and QGM shall continue as the Second Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of QGM and Merger Sub II shall vest in the Second Surviving Company, (iii) all debts, liabilities and duties of QGM and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of QGM (as the Second Surviving Company) shall continue unaffected by the Second Merger in accordance with OGCL and the OLLCA.
(c)   The Third Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Third Merger and without any further action on the part of Quality Gold, J&M, any J&M stockholder, Parentco, or Merger Sub III, (i) Merger Sub III shall be merged with and into J&M, the separate corporate existence of Merger Sub III shall cease and J&M shall continue as the Third Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of J&M and Merger Sub III shall vest in the Third Surviving Company, (iii) all debts, liabilities and duties of J&M and Merger Sub III shall become the debts, liabilities and duties of the Third Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of J&M (as the Third Surviving Company) shall continue unaffected by the Third Merger in accordance with the DGCL.
(d)   The Fourth Merger shall have the effects set forth in this Agreement and the applicable provisions of the OGCL and the OLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Fourth Merger and without any further action on the part of Quality Gold, L&L, any L&L member, Parentco, or Merger Sub IV, (i) Merger Sub IV shall be merged with and into L&L, the separate corporate existence of Merger

Sub IV shall cease and L&L shall continue as the Fourth Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of L&L and Merger Sub IV shall vest in the Fourth Surviving Company, (iii) all debts, liabilities and duties of L&L and Merger Sub IV shall become the debts, liabilities and duties of the Fourth Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of L&L (as the Fourth Surviving Company) shall continue unaffected by the Fourth Merger accordance with the OGCL and the OLLCA.
(e)   The Fifth Merger shall have the effects set forth in this Agreement and the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Fifth Merger and without any further action on the part of Quality Gold, any Quality Gold stockholder, Parentco, or Merger Sub V, (i) Merger Sub V shall be merged with and into Quality Gold, the separate corporate existence of Merger Sub V shall cease and Quality Gold shall continue as the Fifth Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of Quality Gold and Merger Sub V shall vest in the Fifth Surviving Company, (iii) all debts, liabilities and duties of Quality Gold and Merger Sub V shall become the debts, liabilities and duties of the Fifth Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of Quality Gold (as the Fifth Surviving Company) shall continue unaffected by the Fifth Merger in accordance with the OGCL.
Section 1.05   Organizational Documents.
(a)   The certificate of incorporation of Tastemaker in effect at the Effective Time shall be the certificate of incorporation of the First Surviving Company, until amended in accordance with applicable Law. The bylaws of Tastemaker in effect at the Effective Time shall be the bylaws of the First Surviving Company until amended in accordance with the provisions of such bylaws.
(b)   The certificate of formation of QGM, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Second Surviving Company, until thereafter amended as provided by Law. The limited liability company agreement of the Second Surviving Company shall be substantially in the form attached as Exhibit F hereto, until amended in accordance with the provisions of such limited liability company agreement.
(c)   The certificate of incorporation of J&M, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Third Surviving Company, until thereafter amended as provided by Law. The bylaws of J&M in effect at the Effective Time shall be the bylaws of the Third Surviving Company until amended in accordance with the provisions of such bylaws.
(d)   The certificate of formation of L&L, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Fourth Surviving Company, until thereafter amended as provided by Law. The limited liability company agreement of the Fourth Surviving Company shall be substantially in the form attached as Exhibit F hereto, until amended in accordance with the provisions of such limited liability company agreement.
(e)   The certificate of incorporation of Quality Gold, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Fifth Surviving Company, until thereafter amended as provided by Law. The bylaws of Quality Gold in effect at the Effective Time shall be the bylaws of the Fifth Surviving Company until amended in accordance with the provisions of such bylaws.
(f)   Immediately prior to the Effective Time, the certificate of incorporation of Parentco shall be, and the parties shall take or cause to be taken all action required to cause the certificate of incorporation of Parentco to be, amended and restated to be in the form attached hereto as Exhibit B (the “Amended and Restated Parentco Certificate of Incorporation”), until thereafter amended as provided by Law and such certificate of incorporation.
Section 1.06   Directors and Officers.
(a)   The Parentco Board (or its designees) as of immediately following the Effective Time shall determine the individuals to serve as the managers or directors, as applicable, and officers of each of the Surviving Companies and their respective Subsidiaries.

(b)   The parties shall cause the Parentco Board and the officers of Parentco, as of immediately following the Effective Time, to be comprised of the individuals described on Exhibit D, each to hold office until their successors are duly elected and qualified. At the Closing, unless otherwise agreed to by Tastemaker and the Companies, the Parentco Board shall initially have seven members, with six designated by the Companies (one of which shall be Michael Langhammer) and one initially designated by Tastemaker and reasonably acceptable to the Companies. Parentco shall have a classified board, and the Tastemaker designee will be included in the “class” of directors with the longest initial term after the Closing. The Parentco Board shall comply with SEC and Nasdaq Stock Market requirements, including with respect to independence and committee composition.
ARTICLE II
MERGER CONSIDERATION; CONVERSION OF SECURITIES
Section 2.01   Conversion of Securities at First Merger.   At the Effective Time, by virtue of the First Merger and without any action on the part of Tastemaker, Parentco, any Merger Sub, any Company or the holders of any of the following securities:
(a)   Each share of Tastemaker Class A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive one validly issued, fully paid and nonassessable share of Parentco Common Stock. The shares of Tastemaker Class B Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive, in the aggregate, (x) a number of shares of Parentco Common Stock equal to 4,830,000 less the number of Forfeited Securities (as defined in the Sponsor Letter Agreement), and (y) 2,070,000 Deferred Sponsor Shares.
(b)   Each share of Tastemaker Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist as of the Effective Time.
(c)   Each share of Tastemaker Common Stock and Tastemaker Preferred Stock held in the treasury of Tastemaker immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.
(d)   Each share of Merger Sub I common stock issued and outstanding as of immediately prior to the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the First Surviving Company.
(e)   Each share of Parentco Common Stock held by Quality Gold issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist as of the Effective Time.
Section 2.02   Conversion of Securities at Second Merger, Third Merger, Fourth Merger and Fifth Merger.   At the Effective Time, by virtue of the Second Merger, the Third Merger, the Fourth Merger and the Fifth Merger and without any action on the part of Tastemaker, Parentco, any Merger Sub, any Company or the holders of any of the following securities:
(a)   Each Company Share that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the applicable portion of the Merger Consideration set forth in Section 2.03, as allocated pursuant to the Allocation Schedule and subject to the terms herein.
(b)   Each Company Share held in the treasury of such Company and each Company Share owned by a Group Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.
(c)   Each share of Merger Sub II common stock issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable common unit of the Second Surviving Company.

(d)   Each share of Merger Sub III common stock issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Third Surviving Company.
(e)   Each share of Merger Sub IV common stock issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable common unit of the Fourth Surviving Company.
(f)   Each share of Merger Sub V common stock issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Fifth Surviving Company.
Section 2.03   Merger Consideration.   The aggregate consideration to be paid to the Company Equityholders in the Mergers (the “Merger Consideration”) shall consist of $35,000,000 (the “Cash Consideration”), 83,100,000 newly issued shares of Parentco Common Stock, as adjusted pursuant to this Section 2.03 (the “Stock Consideration”), the Deferred Company Shares and the Closing Adjustment Deferred Shares (if any); provided, however, if, after giving effect to any Tastemaker Share Redemptions, (x) the amount of cash in the Trust Account to be released to Tastemaker at Closing plus (y) the aggregate proceeds to be received pursuant to any private placement of Equity Interests of Tastemaker or Parentco plus (z) all funds held by Tastemaker outside of the Trust Account and immediately available to Tastemaker (the sum of (x), (y), and (z), the “Tastemaker Closing Cash”) is less than $27,900,000 (the “Threshold Amount”), then the Cash Consideration shall be reduced by the difference between the Threshold Amount and the Tastemaker Closing Cash (the “Cash Consideration Shortfall”), and the Stock Consideration will be increased by a number of shares of Parentco Common Stock equal, in the aggregate, to the quotient of (i) the Cash Consideration Shortfall divided by (ii) $10.10; provided, further, the Stock Consideration shall be increased (if the Closing Adjustment is a positive number) or decreased (if the Closing Adjustment is a negative number) by a number of shares of Parentco Common Stock equal to (i) the Closing Adjustment divided by (ii) $10.10. Notwithstanding the foregoing, the Company Equityholders may elect (by written notice delivered to Tastemaker at least two days prior to the Closing Date) to reduce the Cash Consideration to which they would otherwise be entitled (after taking into account any Cash Consideration Shortfall), in which case the Stock Consideration will be increased by a number of shares of Parentco Common Stock equal, in the aggregate, to the quotient of such reduction in Cash Consideration divided by $10.10. The Cash Consideration, Stock Consideration, Deferred Company Shares and Closing Adjustment Deferred Shares shall be allocated amongst the Company Equityholders in accordance with the Allocation Schedule.
Section 2.04   Allocation Schedule.   Within ten Business Days following the date hereof, Quality Gold shall deliver to Tastemaker and Parentco an allocation schedule (the “Allocation Schedule”) setting forth:
(a)   the mailing addresses, telephone numbers and email addresses for each Company Equityholder; and
(b)   each Company Equityholder’s percentage allocation of the Cash Consideration, Stock Consideration, Deferred Company Shares and Closing Adjustment Deferred Shares.
Section 2.05   Deferred Shares.
(a)   Upon the Closing, the Deferred Shares shall be subject to restrictions on transfer, as more fully described in Section 2.05(b)(iii), and shall vest in accordance with Section 2.05(c). The Deferred Company Shares and the Closing Adjustment Deferred Shares shall be allocated to the Company Equityholders in accordance with the Allocation Schedule.
(b)   Procedures Applicable to the Deferred Shares.
(i)   At the Closing, Parentco shall place restrictive legends, in substantially the form set forth in this Section 2.05(b)(i), on the certificates or book entries representing the Deferred Shares: “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT DATED OCTOBER 20, 2022 (THE “COMBINATION AGREEMENT”), BY AND AMONG TASTEMAKER ACQUISITION CORP., QUALITY GOLD HOLDINGS, INC., AND CERTAIN OTHER PARTIES THERETO,

AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”
(ii)   Promptly following the occurrence of a Triggering Event, Parentco (with respect to the Deferred Shares that are so determined to have vested) shall cause the restrictive legends set forth in Section 2.05(b)(i) to be removed from certificates or book entries representing such Deferred Shares.
(iii)   The holders of the Deferred Shares shall not, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Deferred Shares until the date on which the relevant Triggering Event has been satisfied as described in Section 2.05(c) (the foregoing restrictions, the “Deferred Share Restrictions”), and thereafter, such Deferred Shares shall continue to be subject to the terms and restrictions of the Registration Rights and Lock-Up Agreement and the Amended and Restated Parentco Certificate of Incorporation, as applicable; provided that, subject to the procedures and restrictions of the Registration Rights and Lock-Up Agreement in the case of a transfer of Deferred Shares, a holder of Deferred Shares may transfer such Deferred Shares to a Permitted Transferee (as defined in the Registration Rights and Lock-Up Agreement) if such Permitted Transferee agrees in writing to become bound by the Deferred Share Restrictions. Notwithstanding anything to the contrary contained herein, in the event that the members or former members of the Sponsor hold any Deferred Shares directly, such members or former members of the Sponsor shall be treated as the Sponsor under this Section 2.05; provided that such members or former members of the Sponsor, taken as a whole, shall (i) exercise their rights based on the majority-in-interest of such members or former members holding Deferred Shares; and (ii) not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.
(iv)   For the avoidance of doubt, no shares of Parentco Common Stock will be subject to the Deferred Share Restrictions in this Section 2.05 except for the Deferred Shares, and upon all of the Deferred Shares becoming vested in accordance with this Section 2.05, the Deferred Share Restrictions shall no longer have any force or effect.
(c)   Triggering Events.   The Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares shall be vested, and as a result no longer subject to the Deferred Share Restrictions, as follows (each such event, a “Triggering Event”):
(i)   the first time that the closing price per share of Parentco Common Stock equals or exceeds $13.00 (such share price, as adjusted pursuant to this Section 2.05, “Price Target 1”) for 20 Trading Days within any 30 consecutive Trading Day period following the Closing, all of the Closing Adjustment Deferred Shares and one-third of each of (x) the Deferred Company Shares and (y) the Deferred Sponsor Shares shall be vested and no longer subject to the Deferred Share Restrictions;
(ii)   the first time that the closing price per share of Parentco Common Stock equals or exceeds $15.00 (such share price, as adjusted pursuant to this Section 2.05, “Price Target 2”) for 20 Trading Days within any 30 consecutive Trading Day period following the Closing, one-third of each of (x) the Deferred Company Shares and (y) the Deferred Sponsor Shares shall be vested and no longer subject to the Deferred Share Restrictions;
(iii)   the first time that the closing price per share of Parentco Common Stock equals or exceeds $17.00 (such share price, as adjusted pursuant to this Section 2.05, “Price Target 3” and, together with Price Target 1 and Price Target 2, the “Price Targets”) for 20 Trading Days within any 30 consecutive Trading Day period following the Closing, one-third of each of (x) the Deferred Company Shares and (y) the Deferred Sponsor Shares shall be vested and no longer subject to the Deferred Share Restrictions;
(iv)   if a definitive agreement with respect to a Change in Control is entered into, then, effective as of immediately prior to closing of such Change in Control, each of (x) the Deferred

Company Shares, (y) the Deferred Sponsor Shares, and (z) the Closing Adjustment Deferred Shares shall be vested and no longer subject to the Deferred Share Restrictions; and
(v)   on the seventh anniversary of the Closing, each of (x) the Deferred Company Shares, (y) the Deferred Sponsor Shares, and (z) the Closing Adjustment Deferred Shares shall be vested and no longer subject to the Deferred Share Restrictions.
(d)   Achievement of Multiple of Triggering Events; Equitable Adjustments.
(i)   For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.05(c), the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares vested in connection with each such Triggering Events shall be vested and no longer subject to the Deferred Share Restrictions in accordance with this Section 2.05, and shall, in each case, be cumulative with the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares vested prior to such time in connection with the satisfaction of any other Triggering Event (if any).
(ii)   The Price Targets each shall be adjusted appropriately and in good faith by the Parentco Board to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parentco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parentco Common Stock or Parentco Warrants at any time prior to the vesting of all of the Deferred Shares pursuant to this Section 2.05 so as to provide the holders of Deferred Shares with the same economic effect as contemplated by this Section 2.05 and the other applicable provisions of this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Price Targets.
(iii)   If Parentco, at any time prior to the vesting of all of the Deferred Shares, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Parentco Common Stock on account of such Parentco Common Stock, other than as described in Section 2.05(d)(ii) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then each Price Target shall each be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Parentco Board, in good faith) of any securities or other assets paid on each share of Parentco Common Stock in respect of such Extraordinary Dividend. Without limiting the foregoing and for the avoidance of doubt, no Deferred Shares shall be entitled to any Extraordinary Dividend unless and until a Triggering Event has occurred.
Section 2.06   Warrant Amendment.   At the Effective Time, each Tastemaker Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to the Tastemaker Warrant Instrument, cease to represent a right to acquire one share of Tastemaker Class A Common Stock and shall be converted in accordance with the terms of such Tastemaker Warrant Instrument, at the Effective Time, into a right to acquire one share of Parentco Common Stock (a “Parentco Warrant” and collectively, the “Parentco Warrants”) on substantially the same terms as were in effect immediately prior to the Effective Time under the terms of the Tastemaker Warrant Instrument. The parties shall take all lawful action to effect the aforesaid provisions of this Section 2.06, including causing the Tastemaker Warrant Instrument to be amended or amended and restated to the extent necessary to give effect to this Section 2.06, including adding Parentco as a party thereto and adding the Company Equityholders as parties thereto to effect the transfer of certain Parentco Warrants to the Company Equityholders in accordance with the terms of the Sponsor Letter Agreement, such amendment to be in substantially the form attached hereto as Exhibit C or such other form reasonably acceptable to Tastemaker, Parentco, the Companies and the other parties thereto (the “Warrant Amendment”).
Section 2.07   Closing Adjustment Statement.
(a)   Closing Adjustment.   At least three (3) Business Days before the Closing, the Companies shall prepare and deliver to Tastemaker a statement in the form of the Example Statement setting forth their good faith estimate and calculation of the Closing Working Capital, the Closing Net Debt and the Closing Adjustment and the resulting calculation of the Stock Consideration, including a detailed itemization of the components thereof, and determined pursuant to the definitions contained in this Agreement (the “Closing Adjustment Statement”). From and after delivery of the Closing Adjustment Statement and through the Closing Date, (i) the Companies shall promptly provide Tastemaker updates to the Closing Adjustment Statement to reflect any changes thereto (including any component thereof) (the Closing Adjustment Statement revised to reflect any such updates is hereinafter referred to as an “Updated Closing Adjustment Statement”), and (ii) Tastemaker shall have the right to review and comment on such calculations and estimates, the Companies shall consider in good faith any such comments made by Tastemaker, and the Companies and Tastemaker shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Closing Adjustment Statement or any Updated Closing Adjustment Statement (and any updates or revisions as may be agreed by the Companies and Tastemaker shall be included in any Updated Closing Adjustment Statement). The Companies shall, and shall cause their Representatives to, (x) reasonably cooperate with Tastemaker and its Representatives to the extent related to Tastemaker’s review of the Closing Adjustment Statement and any Updated Closing Adjustment Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the review of the Closing Adjustment Statement and any Updated Closing Adjustment Statement and reasonably requested by Tastemaker or its Representatives in connection with such review; provided, that such access shall not unreasonably interfere with the business of the Companies and their Subsidiaries.
(b)   Post-Closing Adjustment.   In the event the parties hereto have not agreed on the Closing Adjustment at the time all other conditions to Closing set forth in this Agreement have been satisfied or waived, the parties hereto shall close the transactions contemplated by this Agreement, making no adjustment for the Closing Adjustment, and shall, thereafter, promptly proceed to finalize their determination of the Closing Adjustment in accordance with this Section 2.07. Except as otherwise provided herein, if the parties hereto have not agreed on the Closing Adjustment at or before the Closing, any adjustment to the Stock Consideration to reflect the Closing Adjustment, as contemplated in Section 2.03, shall be made within five (5) Business Days of the resolution of the Disputed Amounts described in Section 2.07(c). Parentco shall take such actions as are necessary to issue or cancel Parentco Common Stock to adjust the Stock Consideration, as contemplated by Section 2.03, and the Company Equityholders shall surrender any stock certificates and provide any other documents that Parentco may reasonably request to evidence or acknowledge any such decrease in the Stock Consideration. Any increase or decrease of Parentco Common Stock, pursuant to this Section 2.07, shall be allocated among the Company Equityholders in the same proportion as the Stock Consideration was allocated at Closing or as the Company Equityholders may otherwise agree in writing.
(c)   Examination and Review.
(i)   Until such time as the Closing Adjustment is agreed upon by the parties hereto, the Company Equityholders and their accountants shall have full access to the books and records of Parentco and its Subsidiaries, the personnel of, and work papers prepared by, Parentco and/or Parentco’s accountants to the extent that they relate to the Closing Adjustment Statement or the latest Updated Closing Adjustment Statement, if applicable, and to such historical financial information (to the extent in Parentco’s possession) relating to the Closing Adjustment Statement or the latest Updated Closing Adjustment Statement, if applicable, as the Company Equityholders may reasonably request for the purpose of resolving any disputes with respect to the Closing Adjustment, provided, that such access shall be in a manner that does not interfere with the normal business operations of Parentco or its Subsidiaries.
(ii)   If Parentco and the Company Equityholders fail to reach an agreement with respect to the Closing Adjustment within 30 days after the Closing Date, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants (which firm has not been used by Parentco, the Sponsor, the Company Equityholders or any of their respective Affiliates at any time within the prior 2-year period for any significant engagement) appointed by agreement of Parentco and the Company Equityholders (the “Independent Accountants”). Promptly following the appointment of the Independent Accountants, Parentco shall deliver to the Independent Accountants a written statement of Parentco’s objections to the Closing Adjustment Statement or, if applicable, the latest Updated Closing Adjustment Statement provided to the Sponsor prior to the Closing, setting forth in reasonable detail each disputed item or amount and the basis for the Sponsor’s disagreement therewith (the “Statement of Objections”). The Independent Accountants, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Adjustment and the Closing Adjustment Statement or, if applicable, the latest Updated Closing Adjustment Statement that Parentco provided to the Sponsor prior to the Closing. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Adjustment Statement or the latest Updated Closing Adjustment Statement, as applicable, and the Statement of Objections, respectively. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Adjustment Statement or the latest Updated Closing Adjustment Statement, as applicable, and/or the Closing Adjustment shall be conclusive and binding upon the parties hereto. The fees and expenses of the Independent Accountants shall be paid by Parentco.
(iii)   Any actions permitted or required to be taken by Parentco pursuant to this Section 2.07 after the Closing shall be taken only at the direction of the directors of Parentco (by majority vote) that were not appointed by the Company Equityholders.
Section 2.08   Withholding.   Any party making a payment pursuant to this Agreement (and any of their respective representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding; provided, further, that such cooperation shall not require the payor party to incur any Taxes or costs that are not reimbursed by the relevant payee. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
Except as disclosed in the Companies’ disclosure schedule to this Agreement delivered by the Companies to Tastemaker concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), each Company, jointly and severally, hereby represents and warrants to Tastemaker as follows:
Section 3.01   Organization and Qualification; Subsidiaries.
(a)   Each Company and each Subsidiary of a Company (each such Subsidiary, a “Company Subsidiary”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each Company and each Company Subsidiary has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals has not had, and would not have, a Company Material Adverse Effect. Each Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing has not had, and would not have, a Company Material Adverse Effect.
(b)   A true and complete list of all of the Company Subsidiaries, together with the jurisdiction of organization, formation or incorporation of each Company Subsidiary, and the Equity Interests of each Company Subsidiary owned by each of the Group Companies is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except for the Company Subsidiaries set forth in Section 3.01(b) of the Company Disclosure Schedule, no Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture, business association or other entity.
Section 3.02   Organizational Documents.   An accurate and complete copy of each Group Company’s Organizational Documents currently in effect and as amended through the Signing Date, has been made available to Tastemaker prior to the Signing Date. Each Group Company’s Organizational Documents are currently in effect, and no Group Company is in violation in any material respect of any of the provisions thereof.
Section 3.03   Capitalization.
(a)   The equity interests of each Group Company: (i) have been duly authorized and validly issued, and are fully paid and (with respect to Group Companies that are corporations) nonassessable and, in each case, free and clear of all Liens (other than Permitted Liens); (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any Contract or preemptive rights, rights of first refusal or other similar rights.
(b)   Except as set forth on Section 3.03(c) of the Company Disclosure Schedule, there are no Equity Interests of any Group Company and, without limiting the foregoing, there are no (i) bonds, debentures, notes or other indebtedness or securities of any Group Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of Equity Interests of any Group Company may vote authorized, issued or outstanding, nor (ii) outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character that any Group Company is a party to relating to any equity interests in any Group Company or obligating any Group Company to issue or sell any equity interests, or any other interest, in any Group Company. Other than the Organizational Documents of each Group Company, there are no voting trusts, proxies or other agreements or understandings in effect that any Group Company is a party to with respect to the voting or transfer of any of the equity interests of any Group Company.
(c)   Section 3.03(c) of the Company Disclosure Schedule contains a true and correct statement of the number and class or series (as applicable) of the capital stock (or percentage), limited liability company interests, shares, warrants and other Equity Interests of each of the Group Companies and the identity of the Persons that are the record owners thereof (including the percentage interests of the Group Companies held thereby). There are no other classes of the capital stock, limited liability company interests, shares, warrants and other Equity Interests of any Group Company and no bonds, debentures, notes or other indebtedness or securities of any Group Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of any Group Company may vote are authorized, issued or outstanding.
Section 3.04   Authority Relative to This Agreement.
(a)   Each Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with and upon the terms and conditions set forth herein. The execution and delivery of this Agreement by each Company and the consummation by each Company of the Transactions, to which each Company is a party, have been duly and validly authorized by all members of the Governing Board of each Company and, subject to (i) obtaining the approval from each Company’s Company Equityholders in accordance with each Company’s Organizational Documents and (ii) the filing and recordation of appropriate documents related to the Mergers as required by the DGCL, OGCL and/or the OLLCA, as applicable, no other proceedings on the part of the Companies or their respective Company Equityholders are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Company, Parentco, and each Merger Sub, and, assuming the due authorization, execution and delivery by Tastemaker, constitutes a legal, valid and binding obligation of each Company, Parentco, and each Merger Sub, enforceable against each Company, Parentco, and each Merger Sub in accordance with its terms; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).
(b)   The Governing Board of each Company has, by resolutions unanimously adopted thereby, (i) determined that this Agreement and the Transactions are advisable and in the best interests of the respective Company and its Company Equityholders and that, considering the financial position of the merging companies (including the representations and warranties set forth in Article III and Article IV), no reasonable concern exists that any of the Surviving Companies will be unable to fulfill the obligations of each Company to its creditors as a result of the Transactions, (ii) approved this Agreement, the Mergers and the Transactions, and (iii) recommended that the equityholders of such Company approve and adopt this Agreement, the applicable Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement, and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the equityholders of such Company at a meeting or by written consent (which approval has been obtained prior to or simultaneously with the execution of this Agreement). None of the aforesaid actions by the Governing Board of each Company has been amended, rescinded or modified.
Section 3.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by each Company does not, and the performance of this Agreement and the Transactions by each Company will not: (i) conflict with or violate the Organizational Documents of any Company or any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) of the Company Disclosure Schedule have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or foreign federal, state, city and local statute, law, ordinance, regulation, rule, guidelines, code, restriction, executive order, injunction, judgment, directive, decree or other order issued by a Governmental Authority, or the rules and regulations by any applicable securities exchange (“Law”) applicable to any Company or any Company Subsidiary or by which any property or asset of any Company or any Company Subsidiary is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require an additional payment (other than reimbursement of legal fees for reviewing such consent) to or the consent of any third party, or result in the creation of a Lien or other encumbrance on any property or asset of any Company or any Company Subsidiary pursuant to, any Material Contract except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, consent requirements, defaults or other occurrences which would not have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement by each Company does not, and the performance of this Agreement by each Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States or foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing and recordation of appropriate merger documents as required by the DGCL, OGCL and/or the OLLCA, (iii) the consents, approvals, authorizations and other actions described in Section 3.05(b) of the Company Disclosure Schedule and (iv) such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not have a Company Material Adverse Effect.

Section 3.06   Permits; Compliance; Jewelry Laws; Vendor Compliance.
(a)   Each of the Group Companies is in possession of all franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances, Orders and any other authorizations by a Governmental Authority necessary for each of the Group Companies to lawfully own, lease and operate its properties or to carry on its business as it is now being conducted, including, without limitation, all necessary and appropriate licenses, certificates and authorizations required under applicable Laws of any state relating to the sale and distribution of precious gemstones and precious metals (the “Company Permits”), except where the failure to have any Company Permits would not have a Company Material Adverse Effect. The Company Permits held by the Group Companies are valid and in full force and effect in all material respects, and, except as would not have a Company Material Adverse Effect, (i) will not be terminated or (ii) except as set forth on Section 3.06(a) of the Company Disclosure Schedule or described in Section 3.05(b), will not require any filings, approvals or consents to be sought from any Governmental Authority or third party as a result of this Agreement and the Transactions. No suspension, revocation, involuntary termination or cancellation of any of the Company Permits is pending or, to the knowledge of each Company, threatened in writing. Except as would not have a Company Material Adverse Effect, each of the Group Companies is, and since January 1, 2019, has been, in compliance with all applicable Laws of applicable Governmental Authorities. Except as would not have a Company Material Adverse Effect, since January 1, 2019, no Group Company has received notice (whether verbally or in writing) of any warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority that has not been remediated, terminated or otherwise corrected to the satisfaction of such Governmental Authority.
(b)   Without limiting the foregoing, except as would not have a Company Material Adverse Effect, each of the Group Companies is, and at all times has been, in compliance with all applicable Laws relating to diamonds, gemstones and jewelry administration (including, without limitations, the Supervision of Diamonds Law, Import and Export, 1979, the Kimberley Process, the Clean Diamond Trade Act, the Rough Diamonds Control Regulation, the Guides for Jewelry, Precious Metals, and Pewter Laws, the Federal Trade Commission Act of 1914 and any other conflict minerals Laws) (collectively, “Jewelry Laws”). No Group Company has received any written notice of or been charged with a material violation of any Jewelry Law. To each Company’s knowledge, no Group Company has been under investigation with respect to the violation of any Jewelry Laws.
(c)   Each Group Company has made available to Tastemaker true, correct and complete copies of its policies with respect to compliance with trade control Laws in effect from time to time and its materials relating to vendor standards. Each Group Company has conducted its transactions in compliance in all material respects with such policies and to the knowledge of each Company, suppliers and other business partners of the Group Companies have (A) complied in all material respects with the applicable policies and (B) complied in all material respects with the other provisions of the applicable vendor standards.
Section 3.07   Financial Statements.
(a)   The Companies have delivered to Tastemaker true and complete copies of (i) the audited consolidated and combined balance sheets of the Companies and the consolidated Company Subsidiaries and Affiliates as of March 31, 2022 and March 31, 2021 and the related audited consolidated and combined statements of income, retained earnings, members’ equity and noncontrolling interest in affiliate, and cash flows of the Companies and the consolidated Company Subsidiaries and Affiliates for each of the years then ended (collectively, the “Annual Financial Statements”) and (ii) the unaudited consolidated and combined balance sheet of the Companies and the consolidated Company Subsidiaries and Affiliates as of June 30, 2022 (the “Latest Balance Sheet Date”), and the related unaudited consolidated and combined statements of operations of the Companies and the consolidated Company Subsidiaries and Affiliates for the fiscal periods then-ended (the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule, and which contains an unqualified report of the Companies’ auditors.

(b)   Each of the Financial Statements have been derived from the books and records of the Group Companies. Each of the Financial Statements (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) fairly presents, in all material respects, the combined assets, liabilities and financial condition as of the respective dates thereof and the operating results of the Companies for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein, (B) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (C) that the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (D) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (A), (B), (C), or (D), which are not material, individually or in the aggregate, in amount or effect.
(c)   Each of the independent auditors for the Group Companies, with respect to their report included in the Annual Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.
(d)   No Group Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any Group Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Group Company in any audited or unaudited financial statements of the Group Companies.
(e)   The Group Companies maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Group Companies’ financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f)   Since January 1, 2019 through the Signing Date, the Group Companies have not received from their independent auditors any written notification of a material weakness in the Group Companies’ internal controls over financial reporting and there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of any chief executive officer, chief financial officer, chief accounting officer, manager or general counsel of any Group Company or, to the knowledge of any Company, any Governing Board (or any committee thereof) of any Group Company.
(g)   Since January 1, 2019, none of the Group Companies nor, to the knowledge of the Companies, any director, officer, manger, external auditor, internal auditor or accountant of any of the Group Companies has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal controls over financial reporting, including any material complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices.
Section 3.08   No Company Material Adverse Effect.   Since the Latest Balance Sheet Date, there has been no Company Material Adverse Effect.
Section 3.09   Absence of Certain Changes or Events.   Since March 31, 2022, except for actions and omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated by this

Agreement (a) the Group Companies have conducted, in all material respects, their respective businesses in the ordinary course and in a manner consistent with past practice and (b) except as expressly contemplated by this Agreement and the other Transaction Documents, none of the Group Companies has taken any action that would require the consent of Tastemaker under Section 6.02 if such action had been taken after the execution of this Agreement.
Section 3.10   No Undisclosed Liabilities.   Except for liabilities or obligations (i) set forth in or reserved against in the Unaudited Financial Statements, (ii) incurred in the ordinary course of business since the Latest Balance Sheet Date or in connection with the Transactions, or (iii) that would not have a Company Material Adverse Effect, none of the Group Companies has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise, including with regard to hedging accounts or activities (whether or not required to be reflected on a consolidated combined balance sheet of the Companies (or the notes thereto) prepared in accordance with GAAP).
Section 3.11   Absence of Litigation.   There is no litigation, suit, action, hearing, legal, arbitral, judicial, administrative or other proceeding or, to the knowledge of the Companies, investigation (an “Action”) pending or, to the knowledge of the Companies, threatened in writing against any Group Company, or any property or asset of any Group Company, at Law or in equity by or before any Governmental Authority (other than routine claims for benefits pursuant to a plan), except for those Actions that would not have a Company Material Adverse Effect. No Group Company nor any property or asset of any Group Company is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of each Company, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case that would cause a Company Material Adverse Effect.
Section 3.12   Employee Benefit Plans.
(a)   Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Employee Benefit Plan, other than any such Company Employee Benefit Plan that may be established or entered into after the date hereof in compliance with this Agreement. Each Group Company has made available to Tastemaker, as applicable: (i) current, accurate and complete copies of each such Company Employee Benefit Plan and trust agreements and insurance contracts relating thereto; (ii) copies of the most recent Internal Revenue Service determination letter or opinion letter; (iii) copies of the non-discrimination testing results for each Company Employee Benefit Plan for the three (3) most recent plan years; (iv) copies of the three (3) most recent Forms 5500 annual report and accompanying schedules, (v) the most recent summary plan descriptions and any summaries of material modifications thereto; and (vi) all material non-routine correspondence received from any Governmental Authority with respect to any Company Employee Benefit Plan within the past three years.
(b)   Except as would not have a Company Material Adverse Effect, or as otherwise scheduled in Section 3.12(b) of the Company Disclosure Schedule (i) each of the Company Employee Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws, (ii) all payments and contributions required to be made under the terms of any Company Employee Benefit Plan and applicable Laws have been timely made or, to the extent required by applicable accounting policies, accrued in accordance with such policies, (iii) all material reports, returns and similar documents required to be filed with any Governmental Authority with respect to a Company Employee Benefit Plan have been duly and timely filed and (iv) no non-exempt “prohibited transaction” nor “reportable event” that cannot be waived has occurred within the meanings of the applicable provisions of ERISA or the Code with respect to a Company Employee Benefit Plan.
(c)   Except as would not have a Company Material Adverse Effect, neither the execution or delivery of this Agreement by each Group Company party hereto nor the consummation of the Transactions will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee of any of the Group Companies, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any funding obligation under any Company Employee Benefit Plan or (v) result in any amount being nondeductible under Section 280G of the Code or subject to the excise tax under Section 4999 of the Code. No current or former employee of any of the Group Companies is entitled to receive any Tax gross-up payment from any Group Company in respect of the excise taxes imposed under Section 409A or 4999 of the Code.
(d)   Except as would not have a Company Material Adverse Effect, each Company Employee Benefit Plan (i) that is intended to qualify for special Tax treatment (including under Section 401(a) of the Code) has met all requirements for such Tax treatment, and (ii) if intended or required to be qualified, approved or registered with a Governmental Authority, is so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.
(e)   No Company Employee Benefit Plan is, and none of the Group Companies nor any of its respective ERISA Affiliates has within the past six years incurred any liability with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a multiple employer plan, as defined in Section 4063 or 4064 of ERISA, or (iii) a plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.
(f)   All amounts that any of the Group Companies is legally or contractually required either (A) to deduct from the employees’ salaries and/or to transfer to an employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance, or (B) to withhold from the current employees’ salaries and benefits and to pay to any Governmental Authority as required by the Code or any other Law have, in each case, been duly deducted, transferred, withheld and paid, and the Group Companies’ liability towards its respective employees regarding salary, remuneration, benefit in kind, severance pay, accrued vacation, and contributions to all Company Employee Benefit Plans governed by applicable Law, and all contributions required to be made by any of the Group Companies to any arrangement that would be a Company Employee Benefit Plan governed by applicable Law, but for the fact that such arrangement is sponsored or maintained by a Governmental Authority, are fully funded to the extent required by applicable Law or if not required by any applicable Law to be funded, are accrued on the financial statements to the extent required by applicable accounting policies, except, in the case of each of clauses (A) and (B), as would not have a Company Material Adverse Effect.
(g)   Except as would not have a Company Material Adverse Effect, (i) there are no pending, or, to the knowledge of each Company, threatened proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Company Employee Benefit Plan, by any employee or beneficiary covered under such Company Employee Benefit Plan, as applicable, or otherwise involving such Company Employee Benefit Plan, and (ii) there are no material charges, complaints or proceedings by any Governmental Authority pending or, to each Company’s knowledge, threatened against any Group Company in connection with a Company Employee Benefit Plan.
(h)   Except as would not have a Company Material Adverse Effect, (i) none of the Group Companies is obligated under any Company Employee Benefit Plan or otherwise to provide medical or death benefits with respect to any employee or former employee of any of the Group Companies after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, and (ii) each Group Company has complied with both (x) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (y) the minimum essential coverage and affordability requirements of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Company Employee Benefit Plan that is a group health plan.
(i)   Except as would not have a Company Material Adverse Effect, each Company Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder.

Section 3.13   Labor and Employment Matters.
(a)   Except as would not have a Company Material Adverse Effect, (i) none of the Group Companies is a party to or otherwise bound by any Labor Agreement, (ii) no Labor Agreement is presently being negotiated, (iii) there are no labor union organizing activities or representation campaigns pending or, to the knowledge of each Company, threatened by or with respect to any of the employees of any Group Company, and (iv) from the Look-Back Date, there have not been any, and there are no, pending strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting any Group Company.
(b)   The Group Companies are, and since the Look-Back Date have been, in compliance with all applicable Laws, policies, procedures, agreements and collective agreements and expansion orders, if any, respecting or relating to recruitment, employment of labor, employment practices, and other employment-related obligations on employees, consultants and independent contractors, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, worker classification, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues and unemployment insurance, except where failure to comply would not have a Company Material Adverse Effect.
(c)   There are no controversies pending or, to the knowledge of each Company, threatened between any Group Company and any of their respective current or former personnel or other service providers, which controversies, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.
(d)   Since January 1, 2016, none of the Group Companies has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Group Companies; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any of the Group Companies; and none of the Group Companies has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.
(e)   There are no, and from the Look-Back Date there have been no, proceedings against any of the Group Companies pending or, to the Group Companies’ knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any of the Group Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, failure to properly pay wages, equal pay or any other employment related matter arising under applicable Laws, which proceedings, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.
(f)   In the last three years, no allegations of sexual harassment have been made internally to or, to the Group Companies’ knowledge, threatened against any of the Group Companies by any employee of any of the Group Companies, which allegations, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect, provided, however, that in the past five years, to the Group Companies’ knowledge, no allegations of sexual harassment have been made internally to, or threatened against, any of the Group Companies with respect to alleged conduct by or involving any of the individuals set forth on Section 3.13(f) of the Company Disclosure Schedule. To the Group Companies’ knowledge, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving any of the Group Companies or an employee of any of the Group Companies.
(g)   Except as would not have a Company Material Adverse Effect, (i) each of the Group Companies currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state and local wage and hour Laws, and is and has been otherwise in compliance with such Laws since the Look-Back Date, and (ii) each of the Group Companies currently classifies and has properly classified all natural person independent contractors as contractors, and not employees, for the purposes of the Fair Labor Standards Act and state and local wage and hour Laws, and is and has been otherwise in compliance with such Laws, since the Look-Back Date.
Section 3.14   Real Property.
(a)   Except as would not have a Company Material Adverse Effect, the Group Companies have: (i) good and marketable title (or equivalent title in jurisdictions outside of the United States) to all of the Company Owned Real Property, free and clear of all Liens other than Permitted Liens; and (ii) valid leasehold interests in all of the Company Leased Real Property, free and clear of all Liens other than Permitted Liens.
(b)   Except as would not have a Company Material Adverse Effect: (i) each lease, sublease, license or similar occupancy agreement relating to a Company Leased Real Property (as amended, each a “Real Property Lease”) is in full force and effect and is a valid and binding obligation of each Group Company that is a party thereto and, to the knowledge of each Company, the other parties thereto (subject to the Enforceability Exceptions); (ii) none of the Group Companies nor, to the knowledge of each Company, any other party thereto, is in breach of, or default under, any Real Property Lease; and (iii) as of the Signing Date, none of the Group Companies has received written notice of any actual or potential violation of, or failure to comply with, any term of any Real Property Lease which remains uncured. Each Real Property Lease that was furnished or made available to Tastemaker is, to the knowledge of each Company, a true, correct and materially complete copy of such lease, sublease, license or similar occupancy agreement relating to a Company Leased Real Property in effect on the date hereof, together with all material amendments and supplements relating thereto.
(c)   Except as would not have a Company Material Adverse Effect: (i) the Company Owned Real Property and the Company Leased Real Property are in good operating condition (subject to normal wear and tear) and are suitable and adequate for the purposes for which they are currently being used, in compliance with all regulatory or legislative requirements applicable to them; and (ii) to the knowledge of each Company, there are no existing, pending or threatened condemnation proceedings or similar actions relating to any part of the Company Owned Real Property or Company Leased Real Property, taken as a whole.
Section 3.15   Intellectual Property.
(a)   Except as would not have a Company Material Adverse Effect, each Group Company owns or duly licenses, free and clear of all Liens, other than Permitted Liens, all material Intellectual Property used in or otherwise necessary for the business of such Group Company as now conducted or is otherwise entitled to use such material Intellectual Property by operation of Law. Section 3.15(a)(i) of the Company Disclosure Schedule contains a complete list of the registered patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications owned by each Group Company. The Company IP Rights shall, in all material respects, be available for use by each Group Company immediately after the Closing Date on materially the same terms and conditions to those under which each such entity owned or used such Intellectual Property immediately prior to the Closing Date. The Company-Owned Intellectual Property Rights are subsisting and to the knowledge of each Company, valid and enforceable. Except as would not have a Company Material Adverse Effect, each employee of any Group Company and each contractor, consultant or other person who has engaged with any Group Company and, in each of the foregoing instances, contributed to the conception, development or reduction to practice of any material Company-Owned Intellectual Property Rights has assigned to one of the Group Companies all of his or her rights to such Intellectual Property, pursuant to a written agreement containing present, affirmative assignment language. Except for off-the-shelf software and other similar items licensed on a non-exclusive basis and used in the ordinary course of its business and except as set forth in Section 3.15(a)(ii) of the Company Disclosure Schedule, none of the Group Companies is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution or provision of any Products or other Company IP Rights, except for (i) ordinary course advertising or marketing agreements, and (ii) other ordinary course agreements that did not, in the most recently ended fiscal year, and are not reasonably expected to, in the current fiscal year, (A) individually involve the payment of royalties in excess of $150,000 or relate to the sale of Products or other Company IP Rights generating revenue in excess of $1,000,000, or (B) in the aggregate involve the payment of royalties in excess of $500,000 or relate to the sale of Products or other Company IP Rights generating revenue in excess of $5,000,000. To the knowledge of each Company, except as set forth in Section 3.15(a)(iii) of the Company Disclosure Schedule, the conduct of and operation of each Group Company’s businesses does not infringe or misappropriate, and has not since the Look-Back Date infringed or misappropriated, or otherwise violated any Intellectual Property of other persons, in each case except for any infringement, misappropriation or violation that would not reasonably be expected to result in a cost to the Group Companies of more than $100,000. To the knowledge of each Company, there is no current or ongoing infringement or violation by a third party of any of the material Company-Owned Intellectual Property Rights. As of the Signing Date, except as set forth in Section 3.15(a)(iii) of the Company Disclosure Schedule, none of the Group Companies has received any written claim or threat alleging that it has violated or, by conducting its business, would violate any of the Intellectual Property of any other person, that has not been fully resolved. Except as would not have a Company Material Adverse Effect, the Group Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and proprietary information used in conducting the business (“Company Proprietary Information”), and, to the knowledge of each Company, there has not been any breach by any employee or consultant of any Group Company of any confidentiality obligation to a Group Company. Except as would not have a Company Material Adverse Effect, one of the Group Companies owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the respective business of each Group Company as currently conducted by such Group Company. Each Group Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been effective upon testing in all material respects, and since the Look-Back Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.
(b)   Except as would not have a Company Material Adverse Effect, none of the software owned by the Group Companies or licensed by the Group Companies and incorporated into and licensed, sold or distributed with the Products includes or incorporates any software, including “open source” or similar software, in such a manner as to require any Group Company to (i) disclose or distribute in source code form, license for making derivative works, or redistribute at no or de minimis charge any such Product of the Group Companies (other than the applicable open source or similar software) or (ii) give third parties free rights in or to use any such Product or any of the source code related thereto (other than the applicable open source or similar software). To the knowledge of each Company, no Products contain any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other software code designed or intended to have any of the following functions: (1) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (2) damaging or destroying any data or file without the user’s consent.
(c)   The information technology systems of each Group Company (the “IT Systems”) are owned by, or validly licensed, leased or supplied under contracts to each such Group Company. The IT Systems are adequate and sufficient, in all material respects, for the respective operations of each Group Company as currently conducted. Each Group Company has taken measures reasonable in the industry to preserve and maintain the performance, security and integrity of such respective systems and all software, information or data stored thereon, including disaster data recovery technology.
(d)   In the last four years, the Group Companies are and have been in material compliance with (i) all applicable Laws pertaining to (A) privacy, data security, cyber security, e-commerce, and electronic and telephonic communications and marketing, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer (referred to collectively as “Processing”) of Personal Data ((A) and (B) together “Privacy Laws”); and (ii) all Contracts (or portions thereof) to which a Group Company is a party that are applicable to the Processing of Personal Data (collectively “Privacy Agreements”). The Group Companies have implemented and are in material compliance with written policies relating to Processing of Personal Data and a comprehensive information security program (“Privacy and

Information Security Policies”). Neither the execution, delivery, or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated in this Agreement or the other Transaction Documents will violate any Privacy Laws, Privacy Agreements, or Privacy and Information Security Policies.
(e)   At all times since the Look-Back Date, the Group Companies have taken all reasonable steps (including by implementing reasonable administrative, technical and physical security measures) to ensure that all Company Data and Business Systems are protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access or damage to, or use, modification, acquisition or disclosure of, Company Data that would cause a Company Material Adverse Effect. There have been no unauthorized intrusions into, breaches of the security of, or ransomware attacks on, the Business Systems that would cause a Company Material Adverse Effect.
(f)   Except as would not have a Company Material Adverse Effect, each of the Group Companies is, and at all times since the Look-Back Date have been, in compliance with, as applicable, the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank.
Section 3.16   Taxes.
(a)   The Group Companies: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate and in compliance with all applicable Laws in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that any Group Company is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open.
(b)   The charges, accruals, and reserves with respect to Taxes on the financial statements of the Group Companies are adequate, were calculated in accordance with GAAP and were properly recorded in their books and records.
(c)   None of the Group Companies is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, whether or not written).
(d)   None of the Group Companies has entered into a closing agreement that is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any Group Company.
(e)   No Group Company has requested or received a revenue ruling, private letter ruling, or other similar tax ruling or arrangement or related correspondence from any Governmental Authority, including any application for or receipt of a Tax ruling or arrangement from any Governmental Authority on such company’s behalf or on behalf on any of its Company Equityholders whether or not in connection with this Agreement or applied for any tax ruling with respect to any Group Company’s Tax Returns.
(f)   Each of the Group Companies has collected or withheld and paid to the appropriate Tax authority all material Taxes required to have been collected or withheld and paid in connection with amounts received from or paid or owing to any customer, current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the collection, payment and withholding of Taxes, including all material reporting and record keeping requirements related thereto.
(g)   None of the Group Companies has been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of the Group Companies).
(h)   None of the Group Companies has any material liability for the Taxes of any person (other than the Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(i)   Except as contemplated in this Agreement, none of the Group Companies has in place or has requested a ruling, advance pricing agreement or similar agreement in respect of Taxes pending between any Group Company and any Tax authority which will have any effect after the Closing Date.
(j)   None of the Group Companies has made, nor is it or will it be required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method from a taxable period ending on or before the Closing Date or otherwise.
(k)   None of the Group Companies has within the past three years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(l)   None of the Group Companies is, or has been a party to a reportable transaction, as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.
(m)   None of the Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) income inclusions relating to periods prior to the Closing as a result of Sections 951, 951A, 956 or 965 of the Code.
(n)   Except with regard to the Transactions, since March 31, 2022, and until the Closing Date, there has not been any material change, amendment or revocation of any Tax election, material amendment to a Tax Return, a request for or surrender of a right to claim a material Tax refund, or material change of any method of Tax accounting by any Group Company.
(o)   There are no Tax Liens upon any assets of any of the Group Companies except for Permitted Liens.
(p)   None of the Group Companies has taken or agreed to take any action, and does not intend or plan to take any action, or have knowledge of any agreement, plan or intention to take any action, including any distribution of cash or other property, that is reasonably likely to prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code.
(q)   Each of the Group Companies is and has always been tax resident solely in the country of its incorporation or formation. None of the Group Companies has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which such company is incorporated and organized.
(r)   Each of the Group Companies has duly and timely collected all material amounts on account of any sales or Transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by them and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by Law to be remitted by the Group Companies.

(s)   Since January 1, 2017, Quality Gold has been a valid Subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code and any analogous provision of state or local law. Since November 4, 2015, J&M has been a valid Subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code and any analogous provision of state or local law. Neither of such Companies has acquired any assets in the last five (5) years from a corporation that was taxable as a C corporation in a transaction in which such Company’s Tax basis of the acquired asset is determined, in whole or in part, with reference to the Tax basis of the acquired asset in the hands of a C corporation. As of the Signing Date, neither Quality Gold nor J&M would have any liability for any Tax under Section 1374 of the Code if it sold its assets. At all times since their formation, L&L and QGM have been classified as partnerships for federal income tax purposes. Section 3.16(s) of the Company Disclosure Schedule lists the tax classification of each other Group Company for federal income tax purposes.
Notwithstanding anything in this Agreement to the contrary, the Group Companies make no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute (each, a “Tax Attribute”) of the Group Companies arising on or before the Closing Date, or the ability of any Person to utilize such Tax Attributes after the Closing.
Section 3.17   Environmental Matters.
(a)   The Group Companies are currently, and for the past three years have been, in possession of all licenses and Permits that are both material to the Group Companies, taken as a whole, and required for the operation of the business under Laws and regulations concerning pollution or protection of employee health, safety and the environment that are in effect on the date hereof, including all such Laws and regulations relating to the presence, handling, emission, disposal, discharge, release or threatened release of any chemicals, petroleum, asbestos, urea, pollutants, per- and polyfluoroalkyl substances, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or Hazardous Substances, hazardous or toxic materials, substances or waste (as was in effect on the Closing Date, “Environmental and Safety Requirements”).
(b)   Except as would not have a Company Material Adverse Effect, the Group Companies currently are, and since the Look-Back Date have been, in compliance with all terms and conditions of such licenses and Permits and are and were also in compliance with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder.
(c)   Except as would not have a Company Material Adverse Effect, to the Group Companies’ knowledge, none of the properties currently (or, to each Group Company’s knowledge, formerly) owned, leased or operated by any Group Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, or remediation by the Group Companies under Environmental and Safety Requirements.
(d)   Except as would not have a Company Material Adverse Effect, to the Group Companies’ knowledge, no Group Company is subject to any claim, liability, investigation or suit based upon any Hazardous Substance or violation of or liability or obligation under any Environmental and Safety Requirements.
(e)   Except as would not have a Company Material Adverse Effect, to the Group Company’s knowledge, the Group Companies are not subject to any outstanding order, judgement, decree, or other similar requirement of any Governmental Authority under Environmental and Safety Requirements which have not been resolved without material ongoing obligations or costs.
(f)   Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, or as would not have a Company Material Adverse Effect, there neither are nor have been any landfills, disposal areas, aboveground storage tanks or underground storage tanks at any of the Group Company’s currently or, to the Group Company’s knowledge, at any of the Group Company’s formerly owned, leased, or operated properties, during the period of any Group Companies’ ownership, lease, or operation.

(g)   Except as would not have a Company Material Adverse Effect, the Group Companies have not assumed responsibility for, or agreed to indemnify or hold harmless any Person for, any liability or obligation, arising under or relating to Environmental and Safety Requirements, including but not limited to, any obligation for investigation, corrective or remedial action.
(h)   The Group Companies have made available copies of all material environmental assessments, environmental sampling and monitoring data, and health and safety audits concerning their respective businesses, in each case, which are in the Group Companies’ possession or under their reasonable control.
Section 3.18   Material Contracts.
(a)   Subsections (i) through (xvii) of Section 3.18(a) of the Company Disclosure Schedule list, as of the Signing Date, the following types of contracts and agreements (including any material amendments thereto) currently in effect to which any Group Company is a party, or by which it or their assets or properties are bound, (such contracts and agreements as are required to be set forth in Section 3.18(a) of the Company Disclosure Schedule being the “Material Contracts”):
(i)   each contract or agreement that involves consideration payable to any of the Group Companies reasonably expected to exceed $4,000,000, in the aggregate, in the current fiscal year or the next fiscal year, or which exceeded such amount in the year ended March 31, 2022;
(ii)   each contract or agreement for the purchase of inventory, other materials or personal property, with any contract manufacturing organization, with any supplier or for the furnishing of services to any Group Company or otherwise related to their respective businesses, including without limitation in connection with hedging activities or services, to which any Group Company is a party, in each case, that involves consideration payable by any of the Group Companies that is reasonably expected to exceed $10,000,000, in the aggregate, in the current fiscal year or the next fiscal year, or which exceeded such amount in the year ended March 31, 2022;
(iii)   all contracts or agreements evidencing outstanding indebtedness for borrowed money of any Group Company, or commitments therefor, except for indebtedness and commitments in an amount not exceeding $5,000,000 individually or in the aggregate;
(iv)   all employment or consulting agreements with any Group Company that provide for annual compensation in excess of $250,000 or payments due and owing in the event of, or otherwise relating to, a change in control transaction or the consummation of the Transactions, other than at will agreements that can be terminated at any time for any reason without severance or similar liability to any Group Company;
(v)   all partnership or joint venture agreements with a third party, including any agreement involving the sharing of any Group Company’s profits with such third party, other than the Organizational Documents of each Group Company;
(vi)   all contracts that involve the acquisition or disposition, or future acquisition or disposition, directly or indirectly (by merger, asset sale, sale of stock or otherwise), of material assets, properties, business, or capital stock or other equity interests by a Group Company which has been entered into since the Look-Back Date and involves the acquisition of any person or any assets of a person in excess of $5,000,000 (excluding any assets or inventories acquired in the ordinary course of business);
(vii)   all contracts that contain a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which any Group Company is or would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other material assets;
(viii)   all contracts and agreements that (A) limit, or purport to limit, in any material respect the ability of any Group Company to compete in any material line of business or with any person or entity or in any geographic area or during any period of time or (B) contains any “most favored nation” pricing terms that any Group Company must provide to a third party;

(ix)   any agreement with any Governmental Authorities (other than Permits);
(x)   any agreement requiring any Group Company to guarantee the indebtedness of any Person (other than any other Group Company) or pursuant to which any Person (other than any of the Group Companies) has guaranteed the indebtedness of any of the Group Companies, except agreements in relation to indebtedness for an amount not exceeding $1,000,000 individually or in the aggregate;
(xi)   any agreement under which any of the Group Companies has, directly or indirectly, (1) made any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than any of the Group Companies), or (2) agreed to make after the date hereof any loan, advance or assignment or payment to any Person (other than any of the Group Companies) or any capital contribution to or investment in, any Person (other than any of the Group Companies), in each case in the foregoing clauses (1) and (2), in an amount exceeding $2,000,000 individually or in the aggregate;
(xii)   any agreement licensing by or to any of the Group Companies any Intellectual Property that is material to the business of the Group Companies, other than licenses for generally commercially available software and hardware and non-exclusive licenses by any of the Group Companies to a customer in the ordinary course of business;
(xiii)   all collective bargaining agreements or other agreements with any labor organization, labor union or other employee representative;
(xiv)   any agreement that provides for, or is related to, the settlement or compromise of any Action settled or compromised since March 31, 2020 pursuant to which the cash amount paid or to be paid by or on behalf of any of the Group Companies exceeds $250,000 (such cash amount shall exclude any payments made by insurance carriers pursuant to any insurance policies of any of the Group Companies) or which imposed any material ongoing non-monetary obligations upon any of the Group Companies that will survive the Closing;
(xv)   all contracts that provide for any Group Company to indemnify (other than any of the Group Companies) or hold harmless any other Person entered into outside of the ordinary course of business, that would reasonably be expected to impose on any Group Company a liability in excess of $1,000,000;
(xvi)   any agreement required to be disclosed on Section 3.25 of the Company Disclosure Schedule (Interested Party Transactions); and
(xvii)   any documents that may be required to be filed by a Group Company as an exhibit for a registration statement on Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if a Group Company was the registrant;
(b)   Except as would not have a Company Material Adverse Effect: each Material Contract is in full force and effect and is a legal, valid and binding obligation of each Group Company party thereto and, to the knowledge of each Company, the other parties thereto; no Group Company is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; and to each Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and the Group Companies have not received any written claim of default under any such agreement. Since the Look-Back Date, no Group Company has received written notice of the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or materially accelerate the obligations of any Group Company thereunder. The Companies have furnished or made available to Tastemaker true and complete copies of all Material Contracts, including any and all material amendments thereto (excluding statements of work, orders for additional licenses or renewal letters, and similar supplements thereunder).
Section 3.19   CARES Act.   Except as set forth on Section 3.19 of the Company Disclosure Schedule, no Group Company has (a) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the

CARES Act, (b) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (c) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, (d) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or (e) during the COVID-19 Quarantine Period, to the Group Companies’ knowledge, had employees teleworking from a state other than their regular work location on a regular and consistent basis. For purposes of this representation, “COVID-19 Quarantine Period” means, with respect to each regular work location, the period during which the state or local Governmental Authority restricted nonessential work at such location.
Section 3.20   Anti-Corruption Laws.
(a)   Since March 31, 2019, none of the Group Companies, their directors or officers, nor, to the knowledge of each Company, any other employees, agents or other Persons while acting for or on behalf of any Group Company, has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”).
(b)   To the knowledge of each Company, none of the Group Companies (i) is under external or internal investigation for any violation of the Anti-Corruption Laws, (ii) has received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a violation of the Anti-Corruption Laws.
Section 3.21   Export Controls and Import Laws.   Except as would not have a Company Material Adverse Effect:
(a)   In the last three years, the Group Companies have conducted their import and export transactions in accordance with applicable provisions of U.S. and other trade Laws of the countries where they conduct business.
(b)   The Group Companies have obtained all export licenses and other approvals required for their exports of products, software and technologies from the U.S. or any other country from which any of the Group Companies exports products, software or technologies.
(c)   The Group Companies are in compliance with the terms of such applicable export licenses or other approvals, and, to the knowledge of the Companies, there are no facts or circumstances that would reasonably be expected to result in any liability to any of the Group Companies for violation of any export controls or import restrictions.
Section 3.22   Takeover Statutes.   No “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or similar antitakeover statute applies to this Agreement or the Transactions, except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation, or any of the Transactions.
Section 3.23   Insurance.   Except as would not have a Company Material Adverse Effect, there have not been any claims pending against the insurance policies where any Group Company is named as an insured party currently in effect. All premiums due and payable with respect to such policies have been fully paid. To the knowledge of each Company, no Group Company has received any threatened termination of any such insurance policies. All such insurance policies are in full force and effect, and, no Group Company has received from any of its respective insurance carriers any notice of cancellation or nonrenewal, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies of any such insurance policies where any Group Company is named as an insured party. With respect to each such insurance policy to which a Group Company is a beneficiary, the policy is legal, valid, binding and enforceable against such Group Company in accordance with its terms, except for policies that have expired under their terms in the ordinary course. There have been no gaps (historical or otherwise) or lapses in any insurance coverage within the last three years.
Section 3.24   Certain Business Practices.   None of the Group Companies nor, to each Company’s knowledge, any directors, managers or officers, agents or employees of any Group Company (on or behalf of any Group Company), has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.
Section 3.25   Interested Party Transactions.   Except as set forth on Section 3.25 of the Company Disclosure Schedule, no director, manager, officer or Affiliate of any Group Company is a party to any Contract with any Group Company (other than (a) the payment of compensation and provision of benefits to, and the entering into of compensatory arrangements, benefit plans and similar transactions, agreements or contracts with, or with respect to, officers, managers, employees and independent contractors of any Group Company, including equity compensation, (b) agreements and transactions in connection with any such manager’s, officer’s or Affiliate’s direct or indirect ownership of Equity Interests in any Group Company, including distributions by a Group Company in respect of its equity interests or (c) as otherwise contemplated by this Agreement, including the Company Disclosure Schedule).
Section 3.26   Brokers.   Except as set forth in Section 3.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Group Company.
Section 3.27   Indebtedness.   Immediately after giving effect to the Transactions, there will be no “Default,” “Event of Default” or similar event that has occurred and is continuing with respect to the material indebtedness for borrowed money of any of the Group Companies, provided that the applicable third-party consents, approvals and authorizations set forth in Section 8.01(e) of the Company Disclosure Schedule shall have been obtained.
Section 3.28   Information Supplied.   None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing: (a) in the Tastemaker Proxy Statement/Prospectus and Registration Statement will, when the Tastemaker Proxy Statement/Prospectus and Registration Statement is declared effective or when the Tastemaker Proxy Statement/Prospectus and Registration Statement is mailed to stockholders of Tastemaker or at the time of the meeting of such stockholders to be held in connection with the Transactions, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.
Section 3.29   HIPAA Compliance.   Except as would not have a Company Material Adverse Effect:
(a)   Each of the Group Companies that maintains a self-funded group health plan has been in compliance with (i) all applicable group health plan requirements set forth at 45 C.F.R. § 164.504(f); (ii) the requirements to obtain and maintain business associate agreements as set forth at 45 C.F.R. § 164.504(e); (iii) requirements to maintain appropriate access to protected health information (as that term is defined under HIPAA) by individuals who are not authorized to receive it; (iv) requirements to provide each employee with a notice of the group health plan’s privacy practices which explains the allowable uses and disclosures of protected health information; and (v) training on HIPAA privacy and security policies and procedures and breach reporting for each staff member with access to protected health information by virtue of their administrative responsibilities for the applicable group health plan;
(b)   No Group Company group health plan creates or receives protected health information for any purposes other than: (i) for enrolment and disenrollment information or (ii) limited summary health information for the purpose of obtaining premium bids or modifying, amending, or terminating the plan;
(c)   No Group Company group health plan have, at any time, used or disclosed protected health information for employment-related actions and decisions or in connection with any other benefit or employee benefit plan of any Group Company;

(d)   None of the Group Companies has experienced a Breach, as defined under HIPAA, with respect to any employee’s protected health information; and
(e)   There is no pending, nor has there ever been any, material complaint, audit, proceeding, investigation, or claim against any of the Group Companies initiated by (i) any Person or entity, (ii) the United States Department of Health and Human Services Office for Civil Rights or (iii) any state attorney general or similar state official alleging that any of the Group Companies violated HIPAA with respect to its group health plan activities.
Section 3.30   NO OTHER REPRESENTATIONS OR WARRANTIES.
(a)   NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE COMPANY DISCLOSURE SCHEDULES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EACH COMPANY IN ARTICLE III AND ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE GROUP COMPANIES OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO TASTEMAKER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EACH COMPANY IN ARTICLE III AND ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY EACH COMPANY.
(b)   WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE GROUP COMPANIES, THE COMPANY EQUITYHOLDERS, NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO TASTEMAKER, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF ANY GROUP COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY TASTEMAKER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE GROUP COMPANIES AND THEIR RESPECTIVE REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY GROUP COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY TASTEMAKER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO PARENTCO AND THE MERGER SUBS
Except as disclosed in the Company Disclosure Schedule, each Company, jointly and severally, hereby represents and warrants to Tastemaker as follows:
Section 4.01   Corporate Organization.   Parentco and each of the Merger Subs is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. Parentco and each of the Merger Subs is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.
Section 4.02   Organizational Documents.   The Companies have heretofore furnished to Tastemaker a complete and correct copy of the Organizational Documents of Parentco and each of the Merger Subs. Such Organizational Documents of Parentco and each Merger Sub are in full force and effect, and neither Parentco nor any of the Merger Subs is in violation in any material respect of any of the provisions of its respective Organizational Documents.
Section 4.03   Capitalization.
(a)   The authorized capital stock of Parentco consists of 1,000 shares of Parentco Common Stock. 1,000 shares of Parentco Common Stock are issued and outstanding. The outstanding Parentco Common Stock has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to, nor issued in violation of, any preemptive rights, and is held by Quality Gold free and clear of all Liens, other than transfer restrictions under applicable securities Laws and Quality Gold’s and Parentco’s respective Organizational Documents. Parentco is a wholly-owned Subsidiary of Quality Gold. Other than the Transaction Documents and the Transaction, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parentco or obligating Parentco to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Parentco or any of its controlled Affiliates (including following the Closing, Tastemaker (solely with respect to any Contract entered into by Quality Gold or its controlled Affiliates prior to the Effective Time)). There are no voting trusts, proxies or other agreements or understandings in effect that Quality Gold, Parentco or any Merger Sub is a party to with respect to the voting or transfer of any of the equity interests of Parentco. There are no outstanding contractual obligations of Quality Gold, Parentco or each Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
(b)   The shares of Parentco Common Stock to be issued in accordance with Section 2.01 and Section 2.02 will be duly authorized, validly issued, fully paid and non-assessable and not subject to, nor issued in violation of, any preemptive rights.
(c)   The authorized capital stock of each Merger Sub consists of 1,000 shares of common stock, 1,000 of which are issued and outstanding. All outstanding shares of common stock of each Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor issued in violation of, any preemptive rights, and are held by Parentco free and clear of all Liens, other than transfer restrictions under applicable securities Laws and Parentco’s and such Merger Sub’s respective Organizational Documents. Each Merger Sub is a wholly-owned Subsidiary of Parentco. Except for the Merger Subs, Parentco does not own or control any Equity Interest in any other Person. There are no Equity Interests or other rights, agreements, arrangements or commitments of any character (other than this Agreement) relating to the issued or unissued capital stock of any Merger Sub or obligating any Group Company to issue or sell any Equity Interest in, any Merger Sub or any of its Affiliates. There are no voting trusts, proxies or other agreements or understandings in effect that any Group Company is a party to with respect to the voting or transfer of any of the Equity Interests of any Merger Sub.
Section 4.04   Authority Relative to This Agreement.   Parentco and each Merger Sub have all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parentco and each Merger Sub, and the consummation by Parentco and each Merger Sub of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parentco and each Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by (a) the sole stockholder of Parentco, (b) the sole stockholder of Merger Sub I, (c) the sole stockholder of Merger Sub II, (d) the sole stockholder of Merger Sub III, (e) the sole stockholder of Merger Sub IV and (f) the sole stockholder of Merger Sub V). This Agreement has been duly and validly executed and delivered by Parentco and each Merger Sub and, assuming due authorization, execution and delivery by Tastemaker and each Company, constitutes a legal, valid and binding obligation of Parentco and each Merger Sub, enforceable against Parentco and each Merger Sub in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.
Section 4.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by Parentco and each Merger Sub do not, and the performance of this Agreement by Parentco and each Merger Sub will not, (i) conflict with or violate the Organizational Documents of Parentco or any of the Merger Subs; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) and Section 4.05(b) have been obtained and all filings and obligations described in Section 3.05(b) and Section 4.05(b) have been satisfied, conflict with or violate any Law applicable to Parentco or any of the Merger Subs or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any capital stock or other interest, property or asset of Parentco or any of the Mergers Subs pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation binding on Parentco or any of the Mergers Subs, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement by Parentco and each Merger Sub do not, and the performance of this Agreement by Parentco and each Merger Sub will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States or foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the HSR Act, or (iii) such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay the ability of Parentco or any Merger Sub to consummate the Transactions.
Section 4.06   Compliance.   None of Parentco or any of the Merger Subs is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parentco or any of the Merger Subs or by which any property or asset of Parentco or any of the Merger Subs is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Parentco or any Merger Sub is a party or by which Parentco or any Merger Sub or any property or asset of Parentco or any of the Merger Subs is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect. Each of Parentco and the Merger Subs is in possession of all material franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority necessary for Parentco and each of the Merger Subs to own, lease and operate their respective properties or to carry on its business as it is now being conducted. None of Parentco or any Merger Sub has received notice (whether verbally or in writing) of any warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority, and, to the knowledge of Quality Gold, no Governmental Authority is considering such action nor do circumstances exist that would reasonably be expected to lead to any such action.
Section 4.07   Absence of Litigation.   There is no Action pending or, to the knowledge of the Quality Gold, threatened against Parentco or any Merger Sub, or any property or asset of Parentco or any of the Merger Subs before any Governmental Authority. Neither Parentco, any Merger Sub nor any of their respective material properties or assets is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Quality Gold, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
Section 4.08   Board Approval; Vote Required.
(a)   The Governing Board of Parentco, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including each Merger to which Parentco is a party or pursuant to which Parentco will issue any Equity Interests and the Amended and Restated Parentco Certificate of Incorporation, are fair to and in the best interests of Parentco and its equityholders, (ii) approved this Agreement, the Amended and Restated Parentco Certificate of Incorporation, and the Transactions, and (iii) recommended that the equityholders of Parentco approve and adopt this Agreement, the applicable Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement, and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the equityholders of Parentco at a meeting or by written consent (which approval has been obtained prior to or simultaneously with the execution of this Agreement).
(b)   The Governing Board of each of the Merger Subs, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including each Merger to which such Merger Sub is a party and the Amended and Restated Parentco Certificate of Incorporation, are fair to and in the best interests of such Merger Sub and its equityholders, (ii) approved this Agreement, the Amended and Restated Parentco Certificate of Incorporation, and the Transactions, and (iii) recommended that the equityholders of such Merger Sub approve and adopt this Agreement, the applicable Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement, and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the equityholders of such Merger Sub at a meeting or by written consent (which approval has been obtained prior to or simultaneously with the execution of this Agreement)
Section 4.09   No Other Activities.   Each of Parentco and the Merger Subs (a) were formed solely for the purpose of the Transactions, (b) have not conducted any business or engaged in any activities other than those directly related to the Transactions, (c) have no liabilities other than those incurred in connection with the Transactions, this Agreement, or any other Transaction Documents, and (d) are not a party to any Contract other than their respective Organizational Documents and the other Transaction Documents to which it is a party.
Section 4.10   Brokers.   Except as set forth on Section 4.10 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parentco or any of the Merger Subs.
Section 4.11   Employees.   Neither Parentco nor any of the Merger Subs has ever had any employees or any liability with respect to any employee.
Section 4.12   Liabilities.   Except for liabilities incurred in connection with the Transactions, this Agreement and any other Transaction Documents, none of Parentco or any of the Merger Subs has any indebtedness, debts or other liabilities, commitments or obligations, whether asserted or unasserted, billed or unbilled, known or unknown, absolute or contingent or matured or unmatured, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TASTEMAKER
Except as disclosed in (i) Tastemaker SEC Reports filed with the SEC by Tastemaker prior to the Signing Date (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) or (ii) Tastemaker’s disclosure schedule to this Agreement delivered by Tastemaker to the Company concurrently with the execution of this Agreement (the “Tastemaker Disclosure Schedule”), Tastemaker hereby represents and warrants to the Companies as follows:
Section 5.01   Corporate Organization.   Tastemaker is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Tastemaker Material Adverse Effect. Tastemaker is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Tastemaker Material Adverse Effect.
Section 5.02   Certificate of Incorporation and By-laws.   Tastemaker has heretofore furnished to the Companies a complete and correct copy of the certificate of incorporation and the by-laws of Tastemaker. Such Organizational Documents of Tastemaker are in full force and effect. Tastemaker is not in violation in any material respect of any of the provisions of its Organizational Documents.
Section 5.03   Capitalization.
(a)   The authorized capital stock of Tastemaker consists of (i) 100,000,000 shares of Class A common stock, par value $0.0001 per share (“Tastemaker Class A Common Stock”), (ii) 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Tastemaker Class B Common Stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Tastemaker Preferred Stock”). As of the Signing Date, (A) 27,600,000 shares of Tastemaker Class A Common Stock and 6,900,000 shares of Tastemaker Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable (collectively, the “Outstanding Tastemaker Shares”), (B) 0 shares of Tastemaker Class A Common Stock or Tastemaker Class B Common Stock are held in the treasury of Tastemaker, and (C) 22,500,000 shares of Tastemaker Class A Common Stock are reserved for future issuance pursuant to Tastemaker Warrants. As of the Signing Date, there are 22,500,000 Tastemaker Warrants issued and outstanding, of which 8,700,000 Tastemaker Warrants are Tastemaker Private Warrants (collectively, the “Outstanding Tastemaker Warrants”). There are no shares of Tastemaker Preferred Stock issued and outstanding. Other than the 22,500,000 Tastemaker Warrants, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character (in each case, to which Tastemaker is a party) relating to the issued or unissued capital stock of Tastemaker or obligating Tastemaker to issue or sell any shares of capital stock of, or other Equity Interest in, Tastemaker or any of its Affiliates (including following the Closing, any Group Company). All outstanding shares of Tastemaker Class A Common Stock and Tastemaker Class B Common Stock are duly authorized, validly issued, fully paid and non-assessable. Tastemaker is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or indirect. Other than the Sponsor Letter Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Tastemaker Class A Common Stock, Tastemaker Class B Common Stock or any of the equity interests or other securities of Tastemaker. Other than the Redemption Rights, there are no outstanding contractual obligations of Tastemaker to repurchase, redeem or otherwise acquire any shares of Tastemaker Class A Common Stock or Tastemaker Class B Common Stock. There are no outstanding contractual obligations of Tastemaker to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
(b)   Tastemaker does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture, business association or other person.
(c)   (i) Other than the Outstanding Tastemaker Shares and the Outstanding Tastemaker Warrants, there are no outstanding Equity Interests issued by Tastemaker or any of its controlled Affiliates; and (ii) other than the Transaction Documents, neither Tastemaker nor any of its controlled Affiliates is bound by any Contract involving any Equity Interest of Tastemaker or any of its controlled Affiliates.
Section 5.04   Authority Relative to This Agreement.   Tastemaker has all necessary power and authority to execute and deliver this Agreement and subject to obtaining the Tastemaker Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Tastemaker and the consummation by Tastemaker of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Tastemaker are necessary to authorize this Agreement or to consummate the Transactions (other than the Tastemaker Stockholder Approval). This Agreement has been duly and validly executed and delivered by Tastemaker and, assuming due authorization, execution and delivery by the Companies, Parentco and the Merger Subs, constitutes a legal, valid and binding obligation of Tastemaker, enforceable against Tastemaker in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.
Section 5.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by Tastemaker do not, and the performance of this Agreement by Tastemaker will not, (i) conflict with or violate the Organizational Documents of Tastemaker; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been satisfied, conflict with or violate any Law applicable to Tastemaker or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any capital stock or other interest, property or asset of Tastemaker pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation binding on Tastemaker, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Tastemaker Material Adverse Effect.
(b)   The execution and delivery of this Agreement by Tastemaker do not, and the performance of this Agreement by Tastemaker will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States or foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the HSR Act, or (iii) such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Tastemaker’s ability to consummate the Transactions.
Section 5.06   Compliance.   Tastemaker is not in conflict with, or in default, breach or violation of, (a) any Law applicable to Tastemaker or by which any property or asset of Tastemaker is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Tastemaker is a party or by which Tastemaker or any property or asset of Tastemaker is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Tastemaker Material Adverse Effect. Tastemaker is in possession of all material franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority necessary for Tastemaker to own, lease and operate their respective properties or to carry on its business as it is now being conducted. Tastemaker has not received notice (whether verbally or in writing) of any warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority that has not been remediated, terminated or otherwise corrected to the satisfaction of such Governmental Authority.
Section 5.07   SEC Filings; Financial Statements.
(a)   Tastemaker has filed all forms, reports and documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “Tastemaker SEC Reports”). Tastemaker has furnished to the Companies true and correct copies of all amendments and modifications that have not been filed by Tastemaker with the SEC to all agreements, documents and other instruments that previously had been filed by Tastemaker with the SEC and are currently in effect. The Tastemaker SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Tastemaker has filed with the SEC all statements required with respect to Tastemaker by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq Stock Market.
(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the Tastemaker SEC Reports was prepared in accordance with United States generally accepted accounting principles, as in effect on the Signing Date (“GAAP”) and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Tastemaker as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have a Tastemaker Material Adverse Effect). Tastemaker has no off-balance sheet arrangements that are not disclosed in the Tastemaker SEC Reports. No financial statements other than those of Tastemaker are required by GAAP to be included in the consolidated financial statements of Tastemaker.
(c)   Tastemaker does not have any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Tastemaker’s business.
(d)   Tastemaker is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.
Section 5.08    Absence of Certain Changes or Events.   Since December 31, 2021, or as expressly contemplated by this Agreement, (a) Tastemaker has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been a Tastemaker Material Adverse Effect.
Section 5.09   Absence of Litigation.   There is no Action pending or, to the knowledge of Tastemaker, threatened against Tastemaker, or any property or asset of Tastemaker before any Governmental Authority. Neither Tastemaker nor any of its material properties or assets is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Tastemaker, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
Section 5.10   Board Approval; Vote Required.   The Tastemaker Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including the First Merger, are fair to and in the best interests of Tastemaker and its stockholders, (ii) approved this Agreement and the Transactions, and (iii) recommended that the stockholders of Tastemaker approve and adopt this Agreement, the First Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the stockholders of Tastemaker at the Tastemaker Stockholders’ Meeting.
Section 5.11   Taxes.
(a)   Tastemaker: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by Tastemaker as of the date hereof and all such filed Tax Returns are complete and accurate and in compliance with all applicable Laws in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Tastemaker is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to Tastemaker, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.
(b)   The charges, accruals and reserves with respect to Taxes on the financial statements of Tastemaker are adequate, were calculated in accordance with GAAP and were properly recorded in their books.
(c)   Tastemaker has not entered into a closing agreement that is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to Tastemaker.
(d)   Tastemaker has not requested or received a revenue ruling, private letter ruling, or other similar Tax ruling or arrangement or related correspondence from any Governmental Authority, including any application for or receipt of a Tax ruling or arrangement from any Governmental Authority on such entity’s behalf or on behalf of any of its stockholders, whether or not in connection with this Agreement or applied to for any Tax ruling with respect to Tastemaker’s Tax Returns.
(e)   Tastemaker is not a party to or bound by, or does not have an obligation, under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses).
(f)    Tastemaker has collected or withheld and paid to the appropriate Tax authority all material Taxes required to have been collected or withheld and paid in connection with amounts received from or paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the collection, payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.
(g)   Tastemaker has not been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of Tastemaker).
(h)   Tastemaker does not have any material liability for the Taxes of any person (other than Tastemaker) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(i)    Tastemaker does not have in place or has not requested a ruling, transfer pricing agreement or similar agreement in respect of Taxes pending between Tastemaker and any Tax authority which will have any effect after the Closing Date.

(j)    Tastemaker has not made, nor is it or will it be required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method from a taxable period ending on or before the Closing Date or otherwise.
(k)    Tastemaker has not within the past three years distributed stock of another person, or has not had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(l)    Tastemaker is not, or has not been a party to a reportable transaction, as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.
(m)   Tastemaker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.
(n)   There are no Tax Liens upon any assets of Tastemaker except for Permitted Liens.
(o)   Tastemaker has not taken or agreed to take any action, and does not intend or plan to take any action, or have knowledge of any agreement, plan or intention to take any action, including any distribution of cash or other property, that is reasonably likely to prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code.
(p)   Tastemaker is and has always been tax resident solely in the countries of its incorporation. Tastemaker does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which such entity is incorporate or organized.
(q)   Since December 31, 2021 and until the Closing Date, there has not been any material change, amendment or revocation of any Tax election, material amendment to a Tax Return, a request for or surrender of a right to claim a material Tax refund, or material change of any method of Tax accounting, by Tastemaker.
(r)    Tastemaker has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(s)   At all time since its formation, Tastemaker has been a C corporation for federal income tax purposes.
Notwithstanding anything in this Agreement to the contrary, Tastemaker makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax Attribute of Tastemaker arising on or before the Closing Date or the ability of any Person to utilize such Tax Attributes after the Closing.
Section 5.12   Brokers.   Except as set forth on Section 5.12 of the Tastemaker Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Tastemaker.
Section 5.13   Trust Account.   There is at least $278,948,720 (less, as of the Closing, payments required to be paid to Redeeming Stockholders) held in the Trust Account, pursuant to the Investment Management Trust Agreement, dated as of January 7, 2021, between Continental Stock Transfer & Trust Company (“SPAC Trustee”) and Tastemaker, as amended, restated, or otherwise modified from time to time (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Tastemaker SEC Reports to be inaccurate in any material respect and/or that would entitle any person (other than (i) stockholders of Tastemaker holding shares of Tastemaker Class A Common Stock sold in Tastemaker’s initial public offering who shall have elected to redeem their shares of Tastemaker Class A Common Stock pursuant to the Organizational Documents of Tastemaker and the Trust Agreement and (ii) the payment of deferred underwriting commissions upon Closing) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Tastemaker’s Organizational Documents. Amounts in the Trust Account are invested in cash, cash equivalents, or United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Tastemaker has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Tastemaker, no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Tastemaker has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Tastemaker to dissolve or liquidate pursuant to Tastemaker’s Organizational Documents shall terminate, and as of the Effective Time, Tastemaker shall have no obligation whatsoever pursuant to Tastemaker’s Organizational Documents to dissolve and liquidate the assets of Tastemaker by reason of the consummation of the Transactions, and following the Effective Time, no Tastemaker stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Tastemaker stockholder is a Redeeming Stockholder. Tastemaker has no reason to believe that, as of the Effective Time, any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Tastemaker on the Closing Date, other than with respect to funds required to satisfy any redemption payments owed to Redeeming Stockholders.
Section 5.14   Employees.   Tastemaker has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Tastemaker’s officers and directors in connection with activities on Tastemaker’s behalf, Tastemaker does not have any unsatisfied liability with respect to any employee.
Section 5.15   Liabilities.   As of the Signing Date, except for liabilities incurred in connection with the Transactions, this Agreement and any other Transaction Documents, incurred pursuant to working capital loans from the Sponsor that are set forth on Section 5.15 of the Tastemaker Disclosure Schedule, or reflected in the latest balance sheet included in the Tastemaker SEC Reports, Tastemaker does not have any indebtedness, debts or other liabilities, commitments or obligations, whether asserted or unasserted, billed or unbilled, known or unknown, absolute or contingent or matured or unmatured, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
Section 5.16   Listing.   The issued and outstanding shares of Tastemaker Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Stock Market. There is no Action pending or threatened in writing against Tastemaker by Nasdaq Stock Market or the SEC with respect to any intention by such entity to deregister the Tastemaker Class A Common Stock or prohibit or terminate the listing of Tastemaker Class A Common Stock on Nasdaq Stock Market. Except as contemplated by the Transaction Documents, neither Tastemaker nor any of its Representatives has taken any action that is designed to terminate the registration of Tastemaker Class A Common Stock under the Exchange Act.
Section 5.17   Affiliate Transactions.   Other than (a) for payment of salary and benefits for services rendered, (b) reimbursement for expenses incurred on behalf of Tastemaker, or (c) with respect to any person’s ownership of equity interests of Tastemaker, there are no Contracts between Tastemaker, on the one hand, and, on the other hand, (i) any present or former manager, employee, officer or director of Tastemaker, or (ii) any record or beneficial owner of the outstanding equity interests of the Sponsor.

Section 5.18   NO OTHER REPRESENTATIONS OR WARRANTIES.
(a)   NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE TASTEMAKER DISCLOSURE SCHEDULES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY TASTEMAKER IN THIS ARTICLE V OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF TASTEMAKER OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO TASTEMAKER OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY TASTEMAKER IN THIS ARTICLE V OR IN ANY OTHER TRANSACTION DOCUMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY TASTEMAKER.
(b)   WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF TASTEMAKER NOR ITS AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TASTEMAKER THAT HAVE BEEN MADE AVAILABLE TO THE COMPANIES, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TASTEMAKER, BY THE MANAGEMENT OF TASTEMAKER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANIES, PARENTCO OR THE MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TASTEMAKER AND ITS REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TASTEMAKER AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANIES, PARENTCO OR THE MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME
Section 6.01   Conduct of Business by Tastemaker Pending the Effective Time.
(a)   From and after the Signing Date until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (A) as expressly contemplated by this Agreement or any other Transaction Document, (B) as required by applicable Law, (C) as set forth on Section 6.01(a) of the Tastemaker Disclosure Schedule; or (D) as consented to in writing by Quality Gold (such consent not to be unreasonably conditioned, withheld or delayed): (i) Tastemaker, shall conduct its business, in the ordinary course of business and in a manner consistent with past practice and (ii) Tastemaker shall not directly or indirectly (a) incur or suffer any indebtedness, debts or other liabilities, commitments and obligations, except any fees and expenses incurred in connection with this Agreement, any other Transaction Document, or consummating the Transactions; or (b) take any action that would violate Section 6.02(c) if such actions were taken by any Group Company.

Section 6.02   Conduct of Business by each Group Company Pending the Effective Time.
(a)   Each Company agrees that, from and after the Signing Date until the earlier of the Closing or termination of this Agreement in accordance with its terms, except as expressly contemplated by any other provision of this Agreement or any other Transaction Document, as required by Law (including COVID-19 Measures) or any Governmental Authority, or as set forth in Section 6.02 of the Company Disclosure Schedule, unless Tastemaker shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), (i) the businesses of the Group Companies shall be conducted in, and the Group Companies shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19, the Group Companies shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of the Group Companies’ employees, directors, officers or agents or to meet legal requirements and (ii) each Group Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Group Companies, to keep available the services of the current officers, key employees and key consultants of the Group Companies and to preserve the current relationships of the Group Companies with material customers, suppliers and other persons with which any Group Company has significant business relations.
(b)   From and after the Signing Date until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (A) as expressly contemplated by this Agreement or any other Transaction Document, (B) as required by applicable Law, or (C) as consented to in writing by Tastemaker (such consent not to be unreasonably conditioned, withheld or delayed), Parentco and each of the Merger Subs shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or any other Transaction Document.
(c)   Except as expressly contemplated by any other provision of this Agreement or any other Transaction Documents, as required by Law (including COVID-19 Measures) or any Governmental Authority, or as set forth in Section 6.02 of the Company Disclosure Schedule, no Group Company shall, between the Signing Date and the Effective Time or the earlier termination of this Agreement in accordance with Section 9.01, directly or indirectly, take any of the following without the prior written consent of Tastemaker (such consent not to be unreasonably conditioned, withheld or delayed):
(i)   amend or otherwise change its Organizational Documents;
(ii)   issue, sell, pledge, dispose of, transfer, grant or encumber, or authorize the issuance, sale, pledge, disposition, transfer, grant or encumbrance of, any equity or voting interests of any Group Company, or any options, warrants, convertible securities or other rights of any kind to acquire any equity or voting interests, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company, except in connection with the incurrence or refinancing of indebtedness permitted pursuant to this Agreement;
(iii)   declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, provided that, so long as the Net Debt does not exceed $170,000,000 prior to or as a result thereof, the Group Companies may declare, set aside, authorize, make or pay cash dividends or other cash distributions in an aggregate amount following the Signing Date not to exceed $40,000,000;
(iv)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests or debt securities;
(v)   sell, pledge, dispose of, transfer, abandon, allow to lapse, dedicate to the public, lease, license, mortgage, grant any Lien (other than Permitted Liens or Liens securing indebtedness permitted to be incurred pursuant to this Agreement) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of any Group Company having a fair market value in excess of $2,000,000 in the aggregate, except (A) sales (including consignment sales) in the ordinary course of business, (B) transfers solely among the Group

Companies, (C) disposition of obsolete tangible assets or inventory, (D) with respect to leases, licenses or other similar grants of real property, any grant, amendment, extension, modification, renewal or non-renewal in the ordinary course of business, (E) non-exclusive licenses of Intellectual Property to customers or suppliers in their capacities as such in the ordinary course of business, and (F) hedging transactions entered into in the ordinary course of business (and not for speculative purposes);
(vi)   forgive any loans or advances to any officers, employees or directors of any of the Group Companies, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business;
(vii)   redeem, pay, discharge or satisfy any indebtedness that has a material repayment cost, “make whole” amount or prepayment penalty (other than indebtedness incurred by any of the Group Companies and owed to any of the Group Companies), except as required by the terms of any Contract existing as of the date hereof;
(viii)   acquire (including, without limitation, by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, joint venture, other business organization or any division thereof or any material amount of assets, unless such acquisition is a permitted acquisition pursuant to Schedule 6.02(c)(viii), or such acquisition is for consideration equal to or less than $10,000,000 for any such acquisition or group of related acquisitions;
(ix)   incur or refinance any indebtedness for borrowed money or issue or sell any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, if after giving effect to such transaction, the Net Debt would equal or exceed $170,000,000;
(x)   discontinue any material line of business, other than the discontinuation of product lines in the ordinary course of business;
(xi)   liquidate, dissolve, or reorganize;
(xii)   (A) other than as required by Law, the terms of a written employment agreement or routine raises in the ordinary course of business consistent with past practice, increase the annual level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or independent contractor of any Group Company, (B) hire any individual to be employed by any Group Company other than in the ordinary course of business; (C) enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement or contract with, or amend the terms of existing agreements or contracts with, any current director, officer, employee or independent contractor of any of the Group Companies other than in the ordinary course of business; or (D) except to the extent required pursuant to any Company Employee Benefit Plan or Labor Agreement as in effect on the Signing Date, establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Employee Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Employee Benefit Plan if it had been in effect on the Signing Date, except, in each case, in the ordinary course of business;
(xiii)   Except in connection with any refinancing of indebtedness permitted pursuant to this Agreement, (A) terminate, materially amend or modify, or waive any material rights under, any Material Contract or material Real Property Lease or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the Signing Date, in each case other than in the ordinary course of business and other than with respect to (1) Contracts for hedging activities or services, and (2) Contracts described in Section 3.18(a)(iv);
(xiv)   terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering any Group Company or their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policies, as applicable, are entered into;
(xv)   amend, modify or extend any existing Labor Agreement, or enter into any new agreement or arrangement that would be a Labor Agreement if it had been in effect on the Signing Date, except (A) as required by Law or as required pursuant to an applicable Contract in effect as of the Signing Date or (B) where such actions are made in the ordinary course of business on terms that do not impose any additional material obligations or extend any existing Labor Agreements beyond their current terms;
(xvi)   make any material change to its methods of financial accounting, except as required by GAAP (or any interpretation thereof) or a Governmental Authority or quasi-Governmental Authority;
(xvii)   without the consent of Tastemaker, which consent shall not be unreasonably withheld, conditioned or delayed, (A) change any material aspect of its method of Tax accounting, (B) file any material amendment to a material Tax Return, (C) settle or compromise any audit or proceeding with respect to material Tax matters, or (D) surrender any right to claim a material Tax refund;
(xviii)   merge or consolidate any Group Company with any person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of any Group Company, other than solely among the respective Subsidiaries of each Company and so long as such transaction would not be adverse in any material respect to Tastemaker and would not reasonably be expected to prevent, impede or delay the consummation of any of the Mergers or the other Transactions;
(xix)   enter into, engage in or amend any transaction or Contract with any Affiliates, or current or former director, officer or manager of a Group Company, or any of his or her immediate family members, or any holder of five percent or more of the outstanding Equity Interests of a Company (“Related Party”), except for transactions between the Group Companies on arm’s length terms;
(xx)   release, compromise, assign, settle or agree to settle any proceeding, disputes or claims other than settlements that result solely in monetary obligations of any Group Company (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Tastemaker or any of the Group Companies) of an amount not greater than $1,500,000 in the aggregate; or
(xxi)   enter into any binding agreement, or otherwise make a binding commitment, to do any of the foregoing.
Section 6.03   Claims Against Trust Account.
(a)   Each Group Company understands that, except for a portion of the interest earned on the amounts held in the Trust Account, Tastemaker may disburse or cause to be disbursed monies from the Trust Account only: (i) to Redeeming Stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Tastemaker; (ii) to Tastemaker (less Tastemaker’s deferred underwriting compensation obligation) after Tastemaker consummates a business combination; or (iii) as consideration to the sellers of a target business with which Tastemaker completes a business combination.
(b)   Each party hereto agrees that, notwithstanding any other provision contained in this Agreement or any other Transaction Document, such party does not now have, and shall not at any time prior to the Effective Time, have any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between any of the parties hereto on the one hand, and Tastemaker on the other hand, this Agreement, any other Transaction Document, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Article IX as the “Claims”). Notwithstanding any other provision contained in this Agreement or any other Transaction Document, each party hereto hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, for a time period prior to the Effective Time only), and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit or limit any party hereto from (i) pursuing a claim against Tastemaker or the stockholders of Tastemaker pursuant to Section 10.06 of this Agreement for specific performance or other equitable relief (but not any monetary relief) in connection with the Transactions or (ii) pursuing any claims that any such party hereto may have against Tastemaker’s assets or funds that are not held in the Trust Account. In the event that any of the parties hereto commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Tastemaker or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distribution therefrom) or Tastemaker’s public shareholders, whether in the form of money damages or injunctive relief, Tastemaker and its Representatives, as applicable, shall be entitled to recover from any the Companies the associated legal fees and costs in connection with any such action, in the event Tastemaker or its Representatives, as applicable, prevails in such action or proceeding.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.01   Proxy Statement/Prospectus; Registration Statement.
(a)   As promptly as practicable, after the Signing Date (i) Tastemaker shall prepare and file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Tastemaker Proxy Statement/Prospectus”) to be sent to the stockholders of Tastemaker soliciting proxies from such stockholders to obtain the Tastemaker Stockholder Approval at the Tastemaker Stockholders’ Meeting and (ii) Parentco and Tastemaker shall prepare and file with the SEC a registration statement on Form S-4 or such other applicable form (as amended or supplemented from time to time, the “Registration Statement”), in which the Tastemaker Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parentco Common Stock issuable in connection with the Transactions. The Companies shall furnish all information concerning the Group Companies as Tastemaker or Parentco may reasonably request in connection with such actions and the preparation, filing and distribution of the Tastemaker Proxy Statement/Prospectus and Registration Statement. The parties hereto each shall use their reasonable best efforts to cause the Tastemaker Proxy Statement/Prospectus and Registration Statement to become effective as promptly as practicable and to keep the Tastemaker Proxy Statement/Prospectus and Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Tastemaker and Parentco shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parentco Common Stock, in each case to be issued or issuable to the Company Equityholders or Tastemaker stockholders pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective by the SEC, Tastemaker shall use its reasonable commercial efforts to cause the Tastemaker Proxy Statement/Prospectus to be mailed to its stockholders. The Companies and their legal counsel shall be given reasonable opportunity to review and comment on the Tastemaker Proxy Statement/Prospectus and Registration Statement prior to the filing thereof with the SEC and Tastemaker and Parentco shall each give reasonable consideration to any such comments. Tastemaker and Parentco shall promptly notify the other, the Companies and their legal counsel upon the receipt of any comments received by Tastemaker or Parentco or their legal counsel from the SEC or its staff with respect to the Tastemaker Proxy Statement/Prospectus and Registration Statement, or any request from the SEC for amendments or supplements to the Tastemaker Proxy Statement/Prospectus or Registration Statement, and shall promptly provide the other, the Companies and their legal counsel with copies of all written correspondence between Tastemaker, Parentco or their respective Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. Tastemaker and Parentco shall each give the other, the Companies and their legal counsel a reasonable opportunity to participate in preparing Tastemaker’s or Parentco’s proposed response to comments received from the SEC or its staff and to promptly provide comments on any proposed response thereto, and Tastemaker and Parentco shall give reasonable consideration to any such comments. Each of Tastemaker and Parentco and each Company: (A) shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Tastemaker Proxy Statement/Prospectus and Registration Statement; and (B) to the extent required by the applicable requirements of United States securities Laws and the rules and regulations of the SEC promulgated thereunder, shall use its reasonable best efforts to promptly correct any information provided by it for use in the Tastemaker Proxy Statement/Prospectus and Registration Statement to the extent such information shall be or shall have become false or misleading in any material respect, and Tastemaker and Parentco shall take all steps necessary to cause the Tastemaker Proxy Statement/Prospectus and Registration Statement, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities Laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to Tastemaker’s or Parentco’s stockholders.
(b)   No amendment or supplement to the Tastemaker Proxy Statement/Prospectus or the Registration Statement will be made by Tastemaker or Parentco, without the approval of Quality Gold (such approval not to be unreasonably withheld, conditioned or delayed). Tastemaker, Parentco and the Companies each will advise the other, promptly after they receive notice thereof, of the time when the Tastemaker Proxy Statement/Prospectus and/or the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the shares of Parentco Common Stock to be issued or issuable to Company Equityholders, in connection with this Agreement for offering or sale in any jurisdiction.
(c)   The Companies and Parentco shall provide to Tastemaker as promptly as reasonably practicable after the Signing Date, (i) audited consolidated and combined balance sheets of the Group Companies as of March 31, 2022 and March 31, 2021, and the related audited consolidated and combined statements of operations, members’ equity, and cash flows of the Group Companies for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Companies’ independent auditors, prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB, (ii) the financial statements of Parentco, audited in accordance with the standards of the PCAOB to the extent requested by the SEC, (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by any Group Company required under the applicable rules and regulations and guidance of the SEC to be included in the Tastemaker Proxy Statement/Prospectus and/or the current report on Form 8-K announcing the Closing (together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K) (the “Closing Form 8-K”), including pro forma financial information, (iv) all selected financial data of the Group Companies and Parentco required by Item 301 of Regulation S-K, as necessary for inclusion in the Tastemaker Proxy Statement/Prospectus and the Closing Form 8-K and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Group Companies and Parentco were subject thereto) with respect to the periods described in clauses (i) through (iii) above, as necessary for inclusion in the Tastemaker Proxy Statement/Prospectus and the Closing Form 8-K (including pro forma financial information).
(d)   Tastemaker represents that the information supplied by Tastemaker for inclusion in the Registration Statement and the Tastemaker Proxy Statement/Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Tastemaker Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Tastemaker, (iii) the time of the Tastemaker Stockholders’ Meeting or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance should be discovered by Tastemaker which is required to be set forth in an amendment or a supplement to the Registration Statement or the Tastemaker Proxy Statement/Prospectus by the applicable requirements of the

Securities Act and the rules and regulations thereunder or the Exchange Act and the rules and regulations thereunder, Tastemaker shall promptly inform the Companies. All documents that Tastemaker is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(e)   Each Company and Parentco represents that the information supplied by Parentco or any Group Company for inclusion in the Registration Statement, the Tastemaker Proxy Statement/Prospectus, and any other Tastemaker SEC Reports filed or required to be filed in connection with the Transactions and their consummation shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Tastemaker Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Tastemaker, (iii) the time of the Tastemaker Stockholders’ Meeting or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance, should be discovered by Parentco or any Company which is required to be set forth in an amendment or a supplement to the Registration Statement, the Tastemaker Proxy Statement/Prospectus, or any other Tastemaker SEC Report by the applicable requirements of the Securities Act and the rules and regulations thereunder or the Exchange Act and the rules and regulations thereunder, Parentco or any such Company shall promptly inform Tastemaker. All documents that the Parentco or any Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
Section 7.02   Tastemaker Stockholders’ Meetings.   Tastemaker shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of the Tastemaker stockholders (the “Tastemaker Stockholders’ Meeting”) for the purpose of voting upon (i) the approval and adoption of this Agreement, the First Merger and the other Transactions; (ii) any other proposals Tastemaker shall deem necessary to effectuate the Transactions; and (iii) a proposal to adjourn the Tastemaker Stockholders’ Meeting, as necessary, to solicit additional proxies if there are not sufficient votes at the time of the Tastemaker Stockholders’ Meeting to approve the foregoing proposals (the “Tastemaker Stockholder Approval”), and Tastemaker shall hold the Tastemaker Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Tastemaker shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Tastemaker Stockholder Approval and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders with respect to the Tastemaker Stockholder Approval. Tastemaker covenants that none of the Tastemaker Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Tastemaker Board to withdraw or modify, in a manner adverse to any Company, the Tastemaker Board Recommendation or any other recommendation by the Tastemaker Board of the proposals set forth in the Tastemaker Proxy Statement/Prospectus and the Tastemaker Proxy Statement/Prospectus shall include the recommendation of the Tastemaker Board to the stockholders of Tastemaker in favor of the proposals set forth in the Tastemaker Proxy Statement/Prospectus, including the Tastemaker Board Recommendation.
Section 7.03   Parentco Stockholder Approval.   Immediately following the execution of this Agreement, the Company Equityholders shall approve and adopt this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the Transactions, as the sole equityholders of each of the Companies. Immediately following the execution of this Agreement, Quality Gold shall approve and adopt this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the Transactions, as the sole stockholder of Parentco. Immediately following the execution of this Agreement, Parentco shall approve and adopt this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the other Transactions, in its capacity as the sole stockholder of each of the Merger Subs.

Section 7.04   Access to Information; Confidentiality.
(a)   From the Signing Date until the Effective Time, each Company and Tastemaker shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, managers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (A) each Company and Tastemaker and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other party; and (B) nothing herein shall require any Company and Tastemaker to provide access to, or to disclose any information to, the other party or any of its Representatives if such access or disclosure, in the good faith reasonable belief of such party, (x) would waive any legal privilege or (y) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any agreement to which such party is a party (taking into account the confidential nature of the disclosure); provided, that, in each case, each Company and Tastemaker shall use their respective reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without violating such privilege, contract or Law.
(b)   All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated March 8, 2022 (the “Confidentiality Agreement”), between Tastemaker and Quality Gold.
(c)   No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
(d)   Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to its Representatives, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.
Section 7.05   No Solicitation.
(a)   Company Non-Solicitation.
(i)   From the Signing Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.01, (A) each Company shall, and shall cause the Company Subsidiaries, Parentco, and each Merger Sub and its and their respective officers and directors to, immediately cease, and shall instruct and cause its and their respective other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to any Company Acquisition Proposal, (B) each Company shall not, and shall cause their respective Company Subsidiaries, Parentco, each Merger Sub and its and their respective officers and directors not to, and shall instruct and cause its other respective Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making or submission of, a Company Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of any of the Group Companies to, any Person (other than Tastemaker or any of its Representatives) relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (3) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of any Group Company, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any

Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action, (C) each Group Company shall not provide any third party and shall on the Signing Date, terminate access of any third party who has made or indicated an interest in making a Company Acquisition Proposal to any data room (virtual or actual) containing any nonpublic information of any Group Company and (D) within two Business Days of the Signing Date, Quality Gold shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with any Group Company.
(b)   Tastemaker Non-Solicitation.
(i)   From the Signing Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.01, (i) Tastemaker shall, and shall cause its officers and directors to, immediately cease, and shall instruct and cause its other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to a Tastemaker Acquisition Proposal, (ii) Tastemaker shall not, and shall cause its officers and directors not to, and shall instruct and cause its other Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making or submission of a Tastemaker Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of Tastemaker to, any Person (other than the Companies or any of their respective Representatives) relating to or for the purpose of encouraging or facilitating any Tastemaker Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussion), (3) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Tastemaker, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Tastemaker Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Tastemaker Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action, and (iii) within two (2) Business Days of the Signing Date, Tastemaker shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Tastemaker Acquisition Proposal with Tastemaker. Tastemaker shall promptly notify the Companies (and in any event within twenty-four (24) hours) of the receipt of any Tastemaker Acquisition Proposal after the date hereof. Notwithstanding anything to the contrary contained herein, nothing in this Agreement (including this Section 7.05(b)) shall limit or restrict the ability of any Representative of Tastemaker to take any action or engage in any activity in respect of, or on behalf of, any Person (including any current or future special purpose acquisition company) other than Tastemaker.
Section 7.06   Employee Benefits Matters.   The parties shall cooperate to establish the New Stock Incentive Plan to be effective in connection with the Closing, which shall provide for an aggregate share reserve thereunder (the “Equity Pool”) equal to 15% of the shares of Parentco Common Stock on a Fully Diluted Basis.
Section 7.07   Notification of Certain Matters.   The Companies and Parentco shall give prompt notice to Tastemaker, and Tastemaker shall give prompt notice to the Companies, of (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the Transactions or (b) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause the conditions set forth in Article VIII to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.08   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) at the request of the other party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Mergers and the other Transactions and (ii) use its reasonable best efforts to take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the Mergers, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, waivers, approvals, authorizations, qualifications and Orders of Governmental Authorities and third parties as are necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers, including, (A) all necessary pre-Closing and post-Closing filing or notification requirements under applicable state or federal Laws and (B) the third-party consents, approvals and authorizations as set forth on Section 8.01(e) of the Company Disclosure Schedule. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.
(b)   If, and to the extent, required by any underwriter, placement agent, financial advisor, capital markets advisor or other adviser to Tastemaker and/or the Companies, each of Tastemaker and the Companies will use its reasonable best efforts to deliver, in connection with the effectiveness of the Registration Statement and the occurrence of the Tastemaker Stockholders’ Meeting, reasonable and customary (i) comfort letters from the independent certified public accounting firms (and, where appropriate, a CFO certificate from the applicable CFO) of each of Tastemaker and the Companies and (ii) so long as outside counsel to such advisor is also delivering such a negative assurance letter, negative assurance letters of outside counsel to each of Tastemaker and the Companies.
(c)   In furtherance and not in limitation of Section 7.08(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the Transactions shall be paid by the Companies. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and unless prohibited by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(d)   No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the expiration or termination of any applicable waiting period or the receipt of required approvals or clearances for the transactions contemplated hereby under any Antitrust Laws. Nothing in this Agreement obligates Tastemaker or the Companies or any of their respective Affiliates (1) to propose, agree to, or effect (i) any divestiture, sale, license, or other disposition, or holding separate of, any assets, operations, or businesses; or (ii) any restriction, limitation, condition, or other constraint upon the operation of any assets or businesses; or (2) to defend, join, commence, or otherwise participate in any litigation, arbitration, or other dispute under any Antitrust Law.
Section 7.09   Public Announcements.   The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Tastemaker and Parentco. Thereafter, between the Signing Date and the Closing Date or the earlier termination of this Agreement in accordance with Section 9.01, unless otherwise required by applicable Law or the requirements of the Nasdaq Stock Market (in which case Tastemaker and the Companies shall each use their reasonable best efforts to consult with each other before making any required public statement or communication and coordinate such required public statement or communication with the other party, prior to announcement or issuance), no party to this Agreement shall make any other public statement or issue any other public communication regarding this Agreement or the Transactions without the prior written consent of Tastemaker and Parentco, in each case, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the Transactions to their respective directors, officers, managers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 7.09 provided, further, that nothing in this Section 7.09 shall prohibit any Company or any of their respective Representatives from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent required to affect the Transactions.
Section 7.10   Stock Exchange Listing.   Each of Tastemaker and Parentco shall use its reasonable best efforts as promptly as practicable after the Signing Date, but in no event later than the Closing Date, to: (i) have Parentco satisfy all applicable initial and continuing listing requirements of the Nasdaq Stock Market, (ii) have the shares of Parentco Common Stock and Parentco Warrants approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.
Section 7.11   Takeover Laws.   If any takeover statute becomes or is deemed to become applicable to any Company or the Mergers or the other Transactions, the parties hereto shall use their respective reasonable best efforts to take any and all actions within their respective control as are permitted under applicable Law and necessary to eliminate or, if it is not possible to eliminate, then to minimize the effects of such statutes on the foregoing.
Section 7.12   Directors’ and Officers’ Indemnification.
(a)   Parentco, Tastemaker and each Company agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, managers, officers or employees of each Company (in the case of employees, only such persons who are covered by the Companies’ or Tastemaker’s respective existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance as of the date hereof) (the “D&O Indemnified Parties”) as provided in the Organizational Documents of each Company or Tastemaker, respectively, or any indemnification Contract between such Person and any of the Companies or Tastemaker, respectively (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Tastemaker prior to, the Signing Date) shall survive the Mergers and shall continue in full force and effect. To the maximum extent permitted by applicable Law, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Organizational Documents or other applicable agreements. For a period of seven years from the Effective Time, Parentco and the

Surviving Companies shall maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Organizational Documents of each Company or Tastemaker, respectively, as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the final disposition of such action or final resolution of such claim.
(b)   Notwithstanding anything to the contrary set forth in this Section 7.12 or elsewhere in this Agreement, without the prior written consent of the applicable D&O Indemnified Party, neither Parentco, Tastemaker nor any of their Subsidiaries (including, after the Effective Time, the Surviving Companies and any of their respective Subsidiaries) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification is sought by a D&O Indemnified Party under or as contemplated by this Agreement unless such settlement, compromise, consent or termination does not include any admission of wrongdoing by such D&O Indemnified Party and includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim, proceeding, investigation or inquiry.
(c)   Parentco shall obtain prior to the Closing and maintain a fully-paid, non-cancellable “tail” insurance policy for a term of six years (or such shorter period as mutually agreed to by the Parties) from the Closing Date in respect of the Companies and Tastemaker (the “D&O Tail Policy”), with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under such Company’s and Tastemaker’s respective existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Closing (including in connection with this Agreement and the Transactions). Parentco and the Surviving Companies shall maintain the D&O Tail Policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by Parentco and the Surviving Companies. Parentco and the Surviving Companies will instruct the insurer and broker that they may communicate directly with the D&O Indemnified Party(ies) regarding claims under the D&O Tail Policy, and Parentco and the Surviving Companies will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request.
(d)   In the event Parentco, any Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Parentco, such Surviving Company or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 7.12.
(e)   The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 7.12 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement. The covenants contained in this Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.
Section 7.13   Certain Tax Matters.
(a)   For United States federal income tax purposes, the Mergers, taken together, are intended to be treated as an integrated transaction qualifying as an exchange described in Section 351 of the Code in which the members and shareholders of the Companies and the shareholders of Tastemaker are deemed to have contributed their respective ownership interests in the Companies and Tastemaker to Parentco in exchange for voting stock and $35,000,000 (payable to members and shareholders of the Companies only) such that the members and shareholders of the Companies and the shareholders of Tastemaker are in “control” of Parentco, as that term is defined in Section 367(c) of the Code, immediately after the Mergers. From and after the Signing Date and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Mergers to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code. Following the Effective Time, each party hereto shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to cause the Mergers, taken together, to fail to qualify as an exchange described in Section 351 of the Code. To the extent any party hereto has a United States federal income tax reporting obligation with respect to the Mergers, such party shall report the Mergers, taken together, as an exchange described in Section 351 of the Code unless otherwise required by Law, and comply with the requirements of Treasury Regulations Section 1.351-3.
(b)   All Transfer Taxes incurred in connection with the Transactions shall be borne and paid by the Companies.
(c)   The Subchapter S elections of Quality Gold and J&M will terminate the day before the Mergers. Quality Gold and J&M will each file Form 1120S for the period January 1, 2022 through the date of the termination of the corporation’s S election using the closing of the books method.
(d)   The tax years of both QGM and L&L will terminate on the date of the Mergers.
(e)   Tastemaker will file a separate return for the period January 1 to the date of the Mergers.
(f)   Tastemaker, Quality Gold and J&M will be included as members of an affiliated group filing a consolidated return with Parentco as the parent for such periods as the board of directors of Parentco deems advisable. QGM and L&L will be treated as disregarded entities for federal income tax purposes unless the board of directors of Parentco chooses to cause either or both of such entities to elect to be classified as a corporation for federal income tax purposes.
(g)   Any Taxes imposed under Section 4501 of the Code as a result of a Tastemaker Share Redemption shall be borne and paid by Parentco and its Subsidiaries.
Section 7.14   Transaction Litigation.   Each party hereto shall promptly notify the other parties hereto of any shareholder or member, as applicable, demands or other shareholder or member, as applicable, Actions (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors, managers or officers relating to this Agreement, any other Transaction Document or the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other parties hereto informed regarding any Transaction Litigation. Each of the parties hereto shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and each of the parties hereto shall give the other parties hereto the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation, shall consider in good faith the advice of the other parties hereto with respect to such Transaction Litigation and shall give the other parties hereto the opportunity to participate in the defense and settlement of such Transaction Litigation; provided, that, notwithstanding the foregoing, in no event shall any party hereto or any of its Affiliates be required to incur any out-of-pocket costs or expenses in connection with any Transaction Litigation in which it or its Affiliates is not also a defendant.
Section 7.15   Trust Account.   Tastemaker shall take such actions as shall be required to cause the SPAC Trustee, as of the Closing, to liquidate the Trust Account and to make such payments from the Trust Account as the parties shall agree.
Section 7.16   Sponsor Letter Agreement.   Tastemaker shall cause Sponsor to fully perform, as of the Effective Time, all of Sponsor’s obligations under the Sponsor Letter Agreement that are to be performed at or before the Effective Time.

ARTICLE VIII
CONDITIONS TO THE MERGERS
Section 8.01   Conditions to the Obligations of Each Party.   The obligations of the Companies, Tastemaker, Parentco and the Merger Subs to consummate the Transactions are subject to the satisfaction or waiver (where permissible) by Tastemaker and the Companies of the following conditions:
(a)   Tastemaker Stockholder Approval.   Tastemaker Stockholder Approval shall have been received by Tastemaker.
(b)   No Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, writ, injunction, determination, Order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.
(c)   U.S. Antitrust Approvals and Waiting Periods.   All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.
(d)   Governmental Consents.   The consents, approvals and authorizations legally required to be obtained to consummate the Transactions set forth in Section 8.01(d) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.
(e)   Third Party Consents.   The third-party consents, approvals and authorizations required to be obtained to consummate the Transactions set forth in Section 8.01(e) of the Company Disclosure Schedule shall have been obtained.
(f)   Authorization and Listing Requirements.   The shares of Parentco Common Stock issuable in connection with the Transactions shall be duly authorized by the Parentco Board and Parentco’s Organizational Documents. Parentco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Stock Market and Parentco shall not have received any notice of non-compliance therewith, and the shares of Parentco Common Stock shall have been approved for listing on the Nasdaq Stock Market.
(g)   Tastemaker Proxy Statement/Prospectus and Registration Statement.   The Tastemaker Proxy Statement/Prospectus and Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Tastemaker Proxy Statement/Prospectus and Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.
Section 8.02   Conditions to the Obligations of Tastemaker.   The obligations of Tastemaker to consummate the First Merger and the other Transactions are subject to the satisfaction or waiver by Tastemaker (where permissible) of the following additional conditions:
(a)   Representations and Warranties of the Companies.
(i)   The representations and warranties of the Companies set forth in Article III (other than the Company Fundamental Representations and the representation and warranty in Section 3.09), without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Signing Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Company Material Adverse Effect;
(ii)   The Company Fundamental Representations shall be true and correct in all respects as of the Signing Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and
(iii)   The representation and warranty in Section 3.09, without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as though then made.
(b)   Agreements and Covenants.   Each of the Companies, Parentco, and the Merger Subs, respectively, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)   Company Officer Certificate.   Each Company shall have delivered to Tastemaker a certificate, dated the Closing Date, signed by an authorized officer of the applicable Company certifying (i) as to the satisfaction of the conditions specified in Section 8.02(a) and 8.02(b) and (ii) the calculation of the Cash Consideration and Stock Consideration as of the Effective Time (with such supporting materials and calculations thereof as Tastemaker may reasonably request).
(d)   Quality Gold Secretary’s Certificate.   Quality Gold shall have delivered to Tastemaker a certificate, dated the Closing Date, signed by the Secretary of Quality Gold certifying as to the resolutions of Quality Gold’s, Parentco’s, and the Merger Subs’ respective Governing Board, unanimously authorizing and approving this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the other Transactions, and their respective equityholders’ authorization and approval of this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the other Transactions.
(e)   Other Secretaries’ Certificate.   Each of QGM, J&M and L&L shall have delivered to Tastemaker a certificate, dated the Closing Date, signed by the Secretary of each such Company certifying as to its respective Company Equityholders’ approval and to the resolutions of each such Company’s Governing Board, authorizing and approving this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the applicable Merger to which such Company is a party, and the other Transactions.
(f)   Appointment to the Parentco Board.   The individuals described on Exhibit D shall have been appointed to the Parentco Board effective as of the Effective Time.
(g)   Warrant Amendment.   Parentco shall have delivered, or caused to be delivered, to the Companies and Tastemaker a fully executed Warrant Amendment.
(h)   Material Adverse Effect.   Since the Signing Date, no Company Material Adverse Effect shall have occurred.
(i)   Registration Rights and Lock-Up Agreement.   Parentco shall have delivered, or caused to be delivered, to Tastemaker a counterpart signature of the Registration Rights and Lock-Up Agreement executed by the Company Key Shareholders and Parentco.
(j)   Form W-9.   Each Company shall have delivered to Tastemaker a properly completed and duly executed Internal Revenue Service Form W-9.
Section 8.03   Conditions to the Obligations of the Companies, Parentco, and the Merger Subs.   The obligations of the Companies, Parentco, and the Merger Subs to consummate the Mergers and the other Transactions are subject to the satisfaction or waiver (where permissible) by the Companies of the following additional conditions:
(a)   Representations and Warranties.
(i)   The representations and warranties of Tastemaker set forth in Article V (other than the Tastemaker Fundamental Representations and the representations and warranties in Section 5.03), in each case, without giving effect to any materiality or Tastemaker Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Signing Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Tastemaker Material Adverse Effect;
(ii)   The Tastemaker Fundamental Representations shall be true and correct in all respects as of the Signing Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and
(iii)   The representation and warranty set forth in Section 5.03, without giving effect to any materiality or Tastemaker Material Adverse Effect qualifiers contained therein, shall be true and correct, as of the Signing Date and as of the Closing Date, as though then made, in all respects other than de minimis inaccuracies and any inaccuracies resulting from redemptions of Redeeming Stockholders or any issuance of Equity Interests consented to by Quality Gold.
(b)   Agreements and Covenants.   Tastemaker shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)   Officer Certificate.   Tastemaker shall have delivered to the Companies a certificate, dated the Closing Date, signed by an authorized officer of Tastemaker, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).
(d)   Secretary’s Certificate.   Tastemaker shall have delivered to the Companies a certificate, dated the Closing Date, signed by the Secretary of Tastemaker certifying as to the resolutions of Tastemaker’s board of directors unanimously authorizing and approving this Agreement and the other Transactions and its stockholders’ authorization and approval of this Agreement and the other Transactions.
(e)   Registration Rights and Lock-Up Agreement.   Tastemaker shall have delivered, or cause to be delivered, to Parentco a counterpart signature of the Registration Rights and Lock-Up Agreement executed by Tastemaker.
(f)   Warrant Amendment.   Tastemaker shall have delivered, or cause to be delivered, to Parentco a fully executed Warrant Amendment.
(g)   Sponsor Letter Agreement.   Sponsor shall have performed, in all material respects, all of its obligations under the Sponsor Letter Agreement to be performed by or before the Effective Time.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.01   Termination.   This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company Equityholders or the stockholders of Tastemaker, as follows:
(a)   by mutual written consent of Tastemaker and Quality Gold; or
(b)   by either Tastemaker or Quality Gold if the Effective Time shall not have occurred on or before April 20, 2023 (the “Outside Date”); provided that the Outside Date shall automatically be extended without any further action by any party hereto until June 20, 2023 if the Registration Statement has not been declared effective by the SEC prior to February 14, 2023; provided, further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VIII to be satisfied on or prior to the Outside Date; or

(c)   by either Tastemaker or Quality Gold if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, Order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers; or
(d)   by either Tastemaker or the Companies if the Tastemaker Stockholder Approval is not adopted and approved by the requisite Tastemaker stockholders at the Tastemaker Stockholders’ Meeting duly convened or any adjournment or postponement thereof; or
(e)   by Tastemaker upon a breach of any representation, warranty, covenant or agreement on the part of any of the Companies, Parentco, and the Merger Subs set forth in this Agreement, or if any representation or warranty of the Companies shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that Tastemaker has not waived such Terminating Company Breach and Tastemaker is not then in breach of any representation, warranty, covenant or agreement on the part of Tastemaker set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; provided, however, that, if such Terminating Company Breach is curable by the Companies, Parentco, or the Merger Subs, Tastemaker may not terminate this Agreement under this Section 9.01(e) unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by Tastemaker to the Companies; and (ii) the Outside Date; or
(f)   by Quality Gold upon a breach of any representation, warranty, covenant or agreement on the part of Tastemaker set forth in this Agreement, or if any representation or warranty of Tastemaker shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied (“Terminating Tastemaker Breach”); provided, that Quality Gold has not waived such Terminating Tastemaker Breach and the Companies, Parentco and the Merger Subs are not then in breach of any representation, warranty, covenant or agreement on the part of the Companies, Parentco or the Merger Subs set forth in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied; provided, however, that, if such Terminating Tastemaker Breach is curable by Tastemaker, Quality Gold may not terminate this Agreement under this Section 9.01(f) unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by the Companies to Tastemaker; and (ii) the Outside Date.
Section 9.02   Effect of Termination.   Subject to Section 9.03, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto.
Section 9.03   Fees and Expenses.   Except as otherwise set forth in this Agreement or any Transaction Document, if the Transactions are not consummated, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses. Notwithstanding the foregoing, the Companies shall pay (i) any filing or similar fees with respect to any regulatory or governmental approval (including any fees with respect to notifications required under the HSR Act), (ii) all fees and expenses incurred in connection with preparing and filing the Tastemaker Proxy Statement/Prospectus, the Tastemaker Stockholders’ Meeting and the receipt of stock exchange approval in connection with the listing of Parentco Common Stock issued as consideration in connection with the Closing, (iii) all transfer taxes and (iv) all other transaction expenses (which, if the Closing does not occur, shall not include any Taxes imposed on Tastemaker under Section 4501 of the Code as a result of a Tastemaker Share Redemption or any fees or other costs incurred by Tastemaker to extend the deadline for Tastemaker to consummate a business combination), except that Tastemaker will be responsible for the costs of Tastemaker’s advisors if the Closing does not occur.
Section 9.04   Amendment.   This Agreement may be amended by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 9.05   Waiver.   At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X
GENERAL PROVISIONS
Section 10.01   Non-Survival of Representations, Warranties and Agreements.   The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except that this Section 10.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 10.06.
Section 10.02   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
if to Tastemaker:
Tastemaker Acquisition Corp.
501 Madison Avenue, Floor 5
New York, NY 10022
Attention: Christopher Bradley
Email: cbradley@mistralequity.com
with a copy (which shall not constitute effective notice) to:
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: Sidney Burke
Email: sidney.burke@dlapiper.com
if to the Companies, Parentco, or the Merger Subs:
Quality Gold, Inc.
500 Quality Blvd.
Fairfield, OH 45014
Attention: Michael J. Langhammer, Chief Executive Officer
Email: mike@qgold.com
with a copy (which shall not constitute effective notice) to:
Frost Brown Todd LLC
9277 Centre Pointe Drive, Suite 300
West Chester, OH 45069
Attention: Patricia M. Plavko, Esq.
Email: pplavko@fbtlaw.com
Section 10.03   Certain Definitions.
(a)   For purposes of this Agreement:
“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are required by Law to be closed.

“Business Systems” means all software, computer hardware (whether general or special purpose), devices, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or used by or for any Companies or any Company Subsidiary in the conduct of its business.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.
“Change in Control” means a transaction occurring after the Effective Time whereby a Person or group of Persons acting in concert (other than any Person or group of Persons acting in concert that held more than 50% of the total voting power or economic rights of the equity securities of Parentco as of the Effective Time) acquire, directly or indirectly, more than 50% of the total voting power or economic rights of the equity securities of Parentco (excluding, for the avoidance of doubt, any Deferred Shares to become vested in connection with such transaction pursuant to Section 2.05) (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise).
“Closing Adjustment” means an amount (which may be positive or negative) equal to (a) the Closing Working Capital minus the Target Working Capital (provided that if the amount calculated under this clause (a) exceeds $10 million, then this clause (a) shall be deemed to be $10 million and the Company Equityholders shall receive a number of newly issued shares of Parentco Common Stock (the “Closing Adjustment Deferred Shares”) equal, in the aggregate, to the quotient of such excess divided by $10.10) plus (b) the Closing Net Debt minus the Target Net Debt plus (c) the Specified Tastemaker Expenses.
“Closing Net Debt” means an amount (which may be positive or negative) equal to (a) the cash and cash equivalents, net of outstanding checks, of the Specified Group Companies minus (b) the total Debt of the Specified Group Companies, in each case, determined as of 11:59 p.m. on the day immediately preceding the Closing Date and determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies used in the Example Statement.
“Closing Working Capital” means an amount (which may be positive or negative) equal to (a) the Current Assets of the Specified Group Companies minus (b) the Current Liabilities of the Specified Group Companies, determined as of 11:59 p.m. on the day immediately preceding the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Acquisition Proposal” means a proposal or offer from any Person (other than Tastemaker or Representatives) providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving a Company, pursuant to which any such Person (including such Person’s direct or indirect shareholders immediately prior to such transaction) would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of any Company immediately following such transaction, (ii) sale or other disposition, directly or indirectly, of assets of any Company (including the capital stock or other equity interests of any of such Company’s Subsidiaries) and/or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets, revenues or net income of such Company and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of any Company, or (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person would acquire, directly or indirectly, beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of any Company.
“Company Data” means all Personal Data, Intellectual Property, Company Product Data, confidential information or customer or employee data in the possession or control of any Company, a Company Subsidiary, or any of its or their contractors or services providers with regard to any Company Data obtained from or on behalf of any Company or any Company Subsidiary.
“Company Employee Benefit Plan” means each employee benefit plan, program, policy, practice, Contract or other agreement or arrangement providing for employment, compensation, severance, pension arrangement, profit-sharing, termination pay, deferred compensation, retirement benefits, performance awards, bonus, stock or stock-related awards or other equity based benefit, health, welfare, disability, insurance, vacation, options, retention, change of control, golden parachute, education or tuition assistance, fringe benefits, perquisites or other benefits or remuneration sponsored or maintained by any Company or any of the Company Subsidiaries or to which any Company or any of the Company Subsidiaries contributes or could otherwise reasonably be expected to have any liability, in each case, excluding plans or other arrangements sponsored or maintained solely by any Governmental Authority.
“Company Equityholders” means all holders of Equity Interests in any Company prior to the Closing.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Qualifications; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to This Agreement), Section 3.08 (No Company Material Adverse Effect), Section 3.26 (Brokers), and Article IV.
“Company IP Rights” means, collectively, the Company-Owned Intellectual Property Rights and the Company-Licensed IP that is material to the respective business of each Company and the Company Subsidiaries as currently conducted.
“Company Key Shareholders” means Michael Langhammer and Jason Langhammer and/or entities controlled by such individuals which currently own Equity Interests in any of the Companies (including any trusts for the benefit of any family member of the foregoing).
“Company Leased Real Property” means any real property which any Company or any of the Company Subsidiaries leases, subleases, licenses an interest in real property from any other third-party Person or otherwise occupies pursuant to a similar occupancy agreement (whether as a tenant, subtenant or pursuant to other occupancy arrangements).
“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed to any Company or any Company Subsidiary or to which any Company or any Company Subsidiary otherwise has a right to use.
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, condition or development (each a “Change,” and collectively, “Changes”) that, individually or in the aggregate with all other Changes, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise) or results of operation of the Companies, Parentco and the Company Subsidiaries, taken as a whole, or (b) the ability of the Companies, Parentco and the Company Subsidiaries to perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the Transactions; provided, however, that, for the purposes of the foregoing clause (a), in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: any adverse Change attributable to: (i) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which a Company or the Company Subsidiaries operate; (ii) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or India, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or India; (iii) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (iv) the announcement or pendency or consummation of the Transactions (including the identity of Tastemaker or any communication by Tastemaker or any of its Affiliates regarding its plans or intentions with respect to the business of any Company, Parentco or any Company Subsidiary, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Company or any Company Subsidiary) or the taking of any action required by this Agreement and the other agreements contemplated hereby, including the completion of the Transactions (provided that this clause (iv) shall not apply to any representation and warranty contained in Section 3.05, Section 4.05 or Section 5.05 to the extent that it purports to address the effect of this Agreement and/or any other Transaction Documents or the Transactions (or the condition to Closing contained in

Section 8.02(a) to the extent it relates to such representations and warranties)) or any action taken at the written request of Tastemaker and not otherwise required to have been taken by this Agreement or any other Transaction Document; (v) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vi) the failure of any Company or any Company Subsidiary to meet or achieve the results set forth in any internal or published budget, plan, projection, prediction or forecast (although the underlying facts and circumstances resulting in such failure shall be taken into account unless otherwise excluded under clauses (i) through (v) or (vii) through (ix) of this definition); (vii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (viii) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; or (ix) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world, in each case with respect to any of the foregoing clauses (i), (ii), (iii), (v), (vii), (viii) and (ix), to the extent such Change does not materially and disproportionately affect the Companies and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Companies and the Company Subsidiaries operate.
“Company-Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by any Company or any Company Subsidiary and used in its business as currently conducted.
“Company Owned Real Property” means any material real property owned by any Company or any of the Company Subsidiaries.
“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Products.
“Company Shares” means the Equity Interests of any Company.
“Contract” means any legally binding written or oral agreement, contract, arrangement, lease, sublease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, face covering, personal protective equipment, social distancing, delay, shut down (including, the shutdown of air cargo routes, shut down of foodservice or certain business activities), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, and any future Law, directive, guidelines or recommendations promulgated by any Governmental Authority in connection with or in response to COVID-19.
“Current Assets” means the current assets of the Specified Group Companies on a consolidated basis included in the line items set forth in the Example Statement, determined in accordance with (a) the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, and (b) the modifications and limitations, in each case, used in the Example Statement. Notwithstanding anything to the contrary herein, in calculating Closing Working Capital, to the extent any of the following would otherwise be included in the calculation of Current Assets: (1) the cash and cash equivalents, net of outstanding checks, shall not be included in Current Assets;

and (2) any related party balances, including any amounts owed from any Affiliate or other Related Party, shall not be included in Current Assets.
“Current Liabilities” means the current liabilities of the Specified Group Companies on a consolidated basis included in the line items set forth in the Example Statement, determined in accordance with (a) the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, and (b) the modifications and limitations, in each case, used in the Example Statement. Notwithstanding anything to the contrary herein, in calculating Closing Working Capital, to the extent any of the following would otherwise be included in the calculation of Current Liabilities: (1) any related party balances, including any amounts owed to any Affiliate or other Related Party, shall not be included in Current Liabilities; (2) Debt, including both principal and interest and lines of credit, shall not be included in Current Liabilities; and (3) any fees, costs or other expenses incurred in connection with this Agreement or the Transactions shall not be included in Current Liabilities.
“Debt” means any liability under or for: (a) indebtedness for borrowed money (including, in the case of Debt of the Specified Group Companies, notes payable to QGCLH and Larry Mandel and any unpaid interest on such notes); (b) indebtedness evidenced by a note, debenture, deed of trust, mortgage or similar instrument, including any commitments by which a creditor is assured or guaranteed for loss; (c) letters of credit, bankers acceptances or surety bonds (but only to the extent such letter of credit or surety bond has been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) all obligations for deferred payment obligations, including deferred compensation under any employment agreement; and (e) any obligations with respect to the termination of any interest rate hedging or swap agreements.
“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that together with any Company is deemed to be a “single employer” for purposes of Section 4001(b)(i) of ERISA or part of the same “controlled group” as the Company for purposes of Section 414 of the Code.
“Example Statement” means the Example Statement attached hereto as Exhibit E.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.
“Families First Act” means the Families First Coronavirus Response Act, as signed into Law by the President of the United States on March 18, 2020.
“Fully Diluted Basis” means the number of shares of Parentco Common Stock issued and outstanding at Closing, including any shares reserved for issuance under the New Stock Incentive Plan.
“Governing Board” means, with respect to any Person, such Person’s board of directors, board of managers, or other applicable governing body.
“Governmental Authority” means any United States or non-United States federal, state, city, county or local government, governmental, regulatory, administrative authority, agency, department, board, bureau, instrumentality, division or commission thereof or any court, tribunal, judicial or arbitral body or a securities exchange.

“Group Companies” means, collectively, the Companies and the Company Subsidiaries, and “Group Company” means any of them.
“Hazardous Substances” means (a) those substances defined as hazardous in or regulated as hazardous under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including by-products, breakdown products, crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; and (d) polychlorinated biphenyls, per- and poly-fluoroalkyl substances, toxic mold and asbestos.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and all amendments thereto, including the Health Information Technology for Economic and Clinical Health Act, part of the American Recovery and Reinvestment Act of 2009, and all regulations promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information, 45 CFR Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, 45 CFR Parts 160 and 164, Subparts A and C, the Standards for Electronic Transactions and Code Sets, 45 CFR Parts 160 and 162, and the Breach Notification for Unsecured Protected Health Information Rules, 45 CFR Parts 164, Subpart D).
“Intellectual Property” means (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, trade names, Internet domain names and other source identifiers together all applications, registrations and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights and other works of authorship, moral rights, and registrations and applications for registration thereof, (d) trade secrets (including know how, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information, in each case, to the extent constituting a trade secret under applicable Law); and (e) all other intellectual property or proprietary rights of any kind or description.
“knowledge” or “to the knowledge” of a person means in the case of any Group Company, the actual knowledge of Michael Langhammer, Jason Langhammer, Pareesh Mehta, and Dennis Horn after taking into account the reasonable inquiry of the actual knowledge of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence), and in the case of Tastemaker the actual knowledge of David Pace, Andrew Pforzheimer, Gregory Golkin, Christopher Bradley and Dan Fleischmann after taking into account the reasonable inquiry of the actual knowledge of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence).
“Labor Agreement” means (i) any collective bargaining agreement (ii) any industry-wide or nation-wide agreement governing labor or (iii) any other labor-related agreement, arrangement or understanding to which any Company or any of the Company Subsidiaries, are subject or bound.
“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liens” means any mortgage, lien, hypothecation, pledge, charge, encumbrance or any other security interest of third parties or any agreement to create any of the foregoing.
“Look-Back Date” means April 1, 2020.

“Nasdaq Stock Market” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.
“Net Debt” means an amount (which may be positive or negative) equal to (a) the total Debt of the Specified Group Companies minus (b) the cash and cash equivalents, net of outstanding checks, of the Specified Group Companies, in each case, determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies used in the Example Statement.
“Net Working Capital” means an amount (which may be positive or negative) equal to (a) the Current Assets minus (b) the Current Liabilities.
“New Stock Incentive Plan” means an equity incentive plan mutually agreeable to Quality Gold and Tastemaker.
“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.
“Organizational Documents” means: (i) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.
“Parentco Common Stock” means the shares of common stock of Parentco, par value $0.0001 per share, authorized pursuant to the Amended and Restated Parentco Certificate of Incorporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permit” means any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.
“Permitted Liens” means (a) warehousemen’s, mechanic’s, materialmen’s, carriers’, repairers’, builders’, suppliers’, construction and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments, utilities or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way, servitudes, restrictive covenants, reciprocal agreements, cost-sharing agreements and similar restrictions affecting title to the real property and other title defects) that do not materially interfere with the Company or the Company Subsidiaries’ present uses or occupancy of such real property, (d) Liens securing the obligations of any Company or the Company Subsidiaries under any existing credit or other finance agreement, (e) Liens granted to any lender at the Closing in connection with any financing by Tastemaker, Parentco, or any of the Merger Subs of the Transactions, (f) zoning, building codes and other land use Laws, by-laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (g) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (h) development agreements, subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with any Governmental Authority or utility company affecting the development, servicing use or operation of any real property and any Liens in respect of security given to any Governmental Authority or utility company in connection therewith, (i) non-exclusive licenses of Intellectual Property entered in the ordinary course of business, (j) purchase money Liens and Liens securing rental payments under capital lease arrangements, (k) restrictions in joint venture agreements on the applicable joint venture granting Liens on its assets or the equity interests of such joint venture, (l) Liens incurred or pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefit (m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods and (n) such other Liens which arise in the ordinary course of business that are not, individually or in the aggregate, material in amount or that, in the aggregate, do not materially impair the value or the continued use and operation of the business of the Companies or the Company Subsidiaries.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Data” means any data relating to one or more individual(s) or an individual’s device, data that identifies an individual or, in combination with any other information or data available to a Company or a Company Subsidiary, is capable of identifying an individual or an individual’s device; data that is non-personally identifying, including, without limitation, aggregate or de-identified data; and data that is defined as personal data, personally identifiable information, personal information, or similar term as defined under Privacy Laws, Privacy Agreements, or Privacy and Information Security Policies. Personal Data includes information in any form, whether paper or electronic.
“Proceeding” means any action, claim, inquiry, suit, charge, litigation, arbitration, notice of violation or citation received, investigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Authority.
“Products” mean any products or services that are developed by, offered for sale, distributed, or otherwise provided by the Companies or the Company Subsidiaries to purchasers, whether directly or through multiple tiers of distribution.
“Redeeming Stockholder” means each Tastemaker stockholder who properly exercises its Redemption Rights.
“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Certificate of Incorporation of Tastemaker.
“Specified Group Companies” means Quality Gold and its Subsidiaries, but excluding any Subsidiary that was acquired after the Signing Date.
“Specified Tastemaker Expenses” means an amount equal to the sum (without duplication), which amount may be positive or negative, of (a) any Debt of Tastemaker, including any working capital loans from the Sponsor, that is outstanding at the Closing plus (b) any unpaid expenses incurred in connection with any amendment to the Organizational Documents of Tastemaker and/or the Trust Agreement to extend the deadline for Tastemaker to consummate a business combination plus (c) the amount of any Taxes imposed under Section 4501 of the Code as a result of a Tastemaker Share Redemption plus (d) all premiums and other costs and expenses attributable to the D&O Tail Policy for the benefit of Tastemaker that is referenced in Section 7.12(c) as mutually agreed by Tastemaker and the Companies minus (e) all funds held by Tastemaker outside of the Trust Account and immediately available to Tastemaker minus (f) all Taxes payable to any Governmental Authority in India as a result of the consummation of the Transactions.
“Sponsor” means Tastemaker Sponsor LLC.
“Subsidiary” or “Subsidiaries” of any person means any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person or a combination thereof. For purposes of this definition, a person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.
“Target Net Debt” means -$94 million (negative $94 million).
“Target Working Capital” shall be an amount equal to the average Net Working Capital for August 2022, September 2022 and October 2022 determined in accordance with (a) the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, and (b) the modifications and limitations, in each case, used in the Example Statement.
“Tastemaker Acquisition Proposal” means a proposal, inquiry or offer from any Person (other than the Companies or their respective Subsidiaries or Representatives) to Tastemaker or by Tastemaker to any Person (other than the Companies or their respective Subsidiaries or Representatives) providing for any merger, purchase of a material portion of the ownership interests or assets of, recapitalization or similar business combination transaction involving Tastemaker and any Person that is not the Companies.
“Tastemaker Common Stock” means the Tastemaker Class A Common Stock and the Tastemaker Class B Common Stock.
“Tastemaker Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.04 (Authority Relative to This Agreement), Section 5.08 (Absence of Certain Changes or Events), Section 5.12 (Brokers), Section 5.13 (Trust Account) and Section 5.15 (Liabilities).
“Tastemaker Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Tastemaker taken as a whole or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Tastemaker from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any Change resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Tastemaker.
“Tastemaker Private Warrants” means the “Private Placement Warrants” as defined in the Tastemaker Warrant Instrument.
“Tastemaker Share Redemption” means the election of an eligible holder of the Tastemaker Class A Common Stock (as determined in accordance with the Organizational Documents of Tastemaker and the Trust Agreement) to redeem all or a portion of such holder’s Tastemaker Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the Organizational Documents of Tastemaker and the Trust Agreement), by tendering such holders’ Tastemaker Class A Common Stock for redemption not later than the Tastemaker Share Redemption Deadline.
“Tastemaker Share Redemption Deadline” means 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Tastemaker Stockholders’ Meeting.
“Tastemaker Warrant Instrument” means that certain warrant agreement, dated January 7, 2021, by and between Tastemaker and Continental Stock Transfer & Trust Company.
“Tastemaker Warrants” means the issued and outstanding warrants to purchase shares of Tastemaker Class A Common Stock.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other similar tax, including any interest, penalties or additions to tax in respect of the foregoing.
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.
“Trading Day” means any day on which the Parentco Common Stock is traded on the Nasdaq Stock Market, or, if Nasdaq Stock Market is not the principal trading market for the Parentco Common Stock on such day, then on the principal national securities exchange or securities market on which the Parentco Common Stock is then traded.
“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, the Company Disclosure Schedule, the Tastemaker Disclosure Schedule, the Amended and Restated Parentco Certificate of Incorporation, the Support Agreement, the Registration Rights and Lock-up Agreement, the Sponsor Letter Agreement and all other agreements, certificates and instruments executed and delivered by Tastemaker, Parentco, or any Group Company in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers.
“Transfer Taxes” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Trust Account” means the trust account established by Tastemaker pursuant to the Trust Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) and the regulations promulgated thereunder or any similar state, local or foreign Law.
(b)   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
Action	§ 3.11
Agreement	Preamble
Allocation Schedule	§ 2.04
Amended and Restated Parentco Certificate of Incorporation	§ 1.05(f)
Annual Financial Statements	§ 3.07(a)
Anti-Corruption Laws	§ 3.20(a)
Antitrust Laws	§ 7.08(c)
Attorney-Client Communications	§ 10.14(b)
Blue Sky Laws	§ 3.05(b)
Cash Consideration	§ 2.03
Cash Consideration Shortfall	§ 2.03
Change	Definition of Company Material Adverse Effect
Changes	Definition of Company Material Adverse Effect
Claims	§ 6.03(b)
Closing	§ 1.02

Defined Term	Location of Definition
Closing Adjustment Statement	§ 2.07
Closing Adjustment Deferred Shares	Definition of Closing Adjustment
Closing Date	§ 1.02
Closing Form 8-K	§ 7.01(c)
Companies	Preamble
Company	Preamble
Company Disclosure Schedule	Article III
Company Permits	§ 3.06
Company Proprietary Information	§ 3.15(a)
Company Subsidiary	§ 3.01(a)
Confidentiality Agreement	§ 7.04(b)
COVID-19 Quarantine Period	§ 3.19
D&O Indemnified Parties	§ 7.12(a)
D&O Tail Policy	§ 7.12(c)
Deferred Company Shares	Recitals
Deferred Share Restrictions	§ 2.05(b)(iii)
Deferred Shares	Recitals
Deferred Sponsor Shares	Recitals
DGCL	Recitals
Disputed Amounts	§ 2.07(c)(ii)
DLA	§ 10.14(a)
Effective Time	§ 1.03(e)
Enforceability Exceptions	§ 3.04(a)
Environmental and Safety Requirements	§ 3.17(a)
Equity Pool	§ 7.06
Extraordinary Dividend	§ 2.05(d)(iii)
FBT	§ 10.14(a)
Fifth Certificate of Merger	§ 1.03(e)
Fifth Merger	Recitals
Fifth Surviving Company	§ 1.01(e)
Financial Statements	§ 3.07(a)
First Certificate of Merger	§ 1.03(a)
First Merger	Recitals
First Surviving Company	§ 1.01(a)
Fourth Certificate of Merger	§ 1.03(d)
Fourth Merger	Recitals
Fourth Surviving Company	§ 1.01(d)
GAAP	§ 5.07(b)
HSR Act	§ 3.05(b)
Independent Accountants	§ 2.07(c)(ii)
IT Systems	§ 3.15(c)
J&M	Preamble
Jewelry Laws	§ 3.06(b)

Defined Term	Location of Definition
L&L	Preamble
Latest Balance Sheet Date	§ 3.07(a)
Law	§ 3.05(a)
Material Contracts	§ 3.18(a)
Merger Consideration	§ 2.03
Merger Sub	Preamble
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub III	Preamble
Merger Sub IV	Preamble
Merger Sub V	Preamble
Merger Subs	Preamble
Mergers	Recitals
Non-Party Affiliate	§ 10.13
OGCL	Recitals
OLLCA	Recitals
Outside Date	§ 9.01(b)
Outstanding Tastemaker Shares	§ 5.03(a)
Outstanding Tastemaker Warrants	§ 5.03(a)
Parentco	Preamble
Parentco Board	Recitals
Parentco Warrant	§ 2.06
Parentco Warrants	§ 2.06
Price Target 1	§ 2.05(c)(i)
Price Target 2	§ 2.05(c)(ii)
Price Target 3	§ 2.05(c)(iii)
Price Targets	§ 2.05(c)(iii)
Privacy Agreements	§ 3.15(d)
Privacy and Information Security Policies	§ 3.15(d)
Privacy Laws	§ 3.15(d)
Processing	§ 3.15(d)
QGM	Preamble
Quality Gold	Preamble
Quality Gold Group	§ 10.14(b)
Real Property Lease	§ 3.14(b)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Related Party	§ 6.02(c)(xix)
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Second Certificate of Merger	§ 1.03(b)
Second Merger	Recitals
Second Surviving Company	§ 1.01(b)

Defined Term	Location of Definition
Securities Act	§ 5.07(a)
Signing Date	Preamble
SPAC Trustee	§ 5.13
Specified Tastemaker Equityholders	§ 10.14(a)
Sponsor Letter Agreement	Recitals
Statement of Objections	§ 2.07(c)(ii)
Stock Consideration	§ 2.03
Support Agreement	Recitals
Surviving Companies	§ 1.01(e)
Surviving Company	§ 1.01(e)
Tastemaker	Preamble
Tastemaker Board	Recitals
Tastemaker Board Recommendation	Recitals
Tastemaker Class A Common Stock	§ 5.03(a)
Tastemaker Class B Common Stock	§ 5.03(a)
Tastemaker Closing Cash	§ 2.03
Tastemaker Disclosure Schedule	Article V
Tastemaker Group	§ 10.14(c)
Tastemaker Preferred Stock	§ 5.03(a)
Tastemaker Proxy Statement/Prospectus	§ 7.01(a)
Tastemaker SEC Reports	§ 5.07(a)
Tastemaker Stockholder Approval	§ 7.02
Tastemaker Stockholders’ Meeting	§ 7.02
Tax Attribute	§ 3.16(r)
Terminating Company Breach	§ 9.01(e)
Terminating Tastemaker Breach	§ 9.01(f)
Third Certificate of Merger	§ 1.01(c)
Third Merger	Recitals
Third Surviving Company	§ 1.01(c)
Threshold Amount	§ 2.03
Transaction Litigation	§ 7.14
Triggering Event	§ 2.05(c)
Trust Agreement	§ 5.13
Unaudited Financial Statements	§ 3.07(a)
Updated Closing Adjustment Statement	§ 2.07
Warrant Amendment	§ 2.06
Section 10.04   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.05   Entire Agreement; Assignment.   This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise); provided, however, that a Company may assign its rights (in whole or in part) under this Agreement to any lender or financing source, but in no event shall any such assignment release such Company from any of its obligations under this Agreement.
Section 10.06   Specific Performance.   The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Delaware Chancery Court or, if that court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 10.07   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than Section 7.08(b) (which is intended to be for the benefit of any underwriter, placement agent, financial advisor, capital markets advisor or other adviser and may be enforced by such persons) and Section 7.12 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
Section 10.08   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. Except as expressly provided in Section 2.07, all (a) actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware, and (b) the parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement or any other Transaction Document brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
Section 10.09   Waiver of Jury Trial.   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Transaction Documents or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, Transaction Documents and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.
Section 10.10   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.11   Counterparts.   This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12   Construction.   In this Agreement:
(a)   References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.
(b)   The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.
(c)   Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all.”
(d)   Unless otherwise specified, any reference to any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.
(e)   Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedule. Any reference in a schedule contained in the Company Disclosure Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties (or applicable covenants) contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty (or applicable covenants) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.
(f)   If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.
(g)   References to “$” or Dollars means United States Dollars.
(h)   Captions are not a part of this Agreement, but are included for convenience, only.
(i)   The parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.
Section 10.13   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any Transaction Document, and notwithstanding the fact that any party may be a corporation, partnership, limited liability company, or otherwise, each party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Documents or other instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder, or member of any party (or any of their successors or permitted assignees) or any Affiliate thereof, or against any former, current, or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto (each, but excluding for the avoidance of doubt, the parties hereto, a

“Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate shall have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement, including any Transaction Documents, if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as parties and then only with respect to the specific obligations set forth herein with respect to such party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 10.13.
Section 10.14   Waiver of Conflicts; Attorney-Client Communications.
(a)   Recognizing that (i) Frost Brown Todd LLC (or any successor thereto) (“FBT”) has acted as legal counsel to the Group Companies prior to the Closing and may represent certain of the Company Equityholders and/or their respective Affiliates prior to the Closing, and that the Company Equityholders and their respective Affiliates may engage FBT to act as legal counsel to the Company Equityholders and/or their respective Affiliates after the Closing, Parentco (on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker)), consents to, waives, and will not assert, and agrees, after the Closing, to cause its Subsidiaries (including the Group Companies and Tastemaker) to consent to, waive, and not assert, any present, past or future actual or potential conflict of interest that may arise in connection with FBT representing any or all of the Company Equityholders and/or their respective Affiliates, and the communication to such Persons, in any such representation, of any fact known to FBT, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with Parentco, the Group Companies or any other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute , and (ii) DLA Piper LLP (US) (“DLA”) has acted as legal counsel to (A) certain Tastemaker equityholders (including the Sponsor) and their respective Affiliates (the “Specified Tastemaker Equityholders”) and (B) Tastemaker and its Affiliates, in each case, prior to the Closing, and that certain Specified Tastemaker Equityholders intend to continue to engage DLA to act as legal counsel to such Specified Tastemaker Equityholders, Parentco (on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker)) consents to, waives, and will not assert, and agrees, after the Closing, to cause its Subsidiaries (including the Group Companies and Tastemaker) to consent to, waive, and to not assert, any present, past or future actual or potential conflict of interest that may arise in connection with DLA representing any or all of the Tastemaker equityholders (including the Sponsor) and their respective Affiliates, and the communication to such Persons, in any such representation, of any fact known to DLA, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with Parentco, the Group Companies or any other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.
(b)   Parentco, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) by, between or among any or all of the Company Equityholders, Parentco, the Group Companies and their respective Affiliates, the officers, directors, employees, and agents of the Company Equityholders, Parentco, the Group Companies and their respective Affiliates, the financial advisors, attorneys, accountants and other advisors to the foregoing (collectively, the “Quality Gold Group”), and FBT and its members and employees, and all of FBT’s work product, with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Transaction Document or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the Company Equityholders and shall be deemed to be confidential and proprietary information solely of the Company Equityholders; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Company Equityholders, and not by Parentco or any of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by Parentco and the Group Companies of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by Parentco and the Group Companies to the Company Equityholders, and Parentco, the Group Companies and their respective Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever, including any access to, possession of or right to use or rely on such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) FBT shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to Parentco or any of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker) by reason of any attorney-client relationship between FBT and Parentco, any of the Group Companies or any of their respective Affiliates. Notwithstanding the foregoing, in the event that a dispute arises between Parentco or any of its Subsidiaries (including, after the Closing, any Group Company or Tastemaker), on the one hand, and a third party other than the Quality Gold Group, on the other hand, Parentco, Tastemaker, and/or the applicable Group Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that Parentco, Tastemaker, and/or any Group Company may not waive such privilege without the prior written consent of the Company Equityholders, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)   Parentco, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) by, between or among any or all of Tastemaker, the Specified Tastemaker Equityholders and their respective Affiliates, the officers, directors, employees, and agents of Tastemaker, the Specified Tastemaker Equityholders and their respective Affiliates, the financial advisors, attorneys, accountants and other advisors to the foregoing (collectively, the “Tastemaker Group”), and DLA and its partners and employees, and all of DLA’s Attorney-Client Communications shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the Sponsor and shall be deemed to be confidential and proprietary information solely of the Sponsor; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Sponsor, and not by Parentco or any of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by Tastemaker of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by Tastemaker to the Sponsor, and Tastemaker and its Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever, including any access to, possession of or right to use or rely on such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) DLA shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to Parentco or any of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker) by reason of any attorney-client relationship between DLA, on the one hand, and Tastemaker, any Tastemaker equityholders (including the Sponsor) and their respective Affiliates, on the other hand. Notwithstanding the foregoing, in the event that a dispute arises between Parentco or any of its Subsidiaries (including, after the Closing, any Group Company or Tastemaker), on the one hand, and a third party other than the Tastemaker Group, on the other hand, Parentco, Tastemaker, and/or the applicable Group Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that Parentco, Tastemaker, and/or any Group Company may not waive such privilege without the prior written consent of the Sponsor, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)   This Section 10.14 is intended for the benefit of, and shall be enforceable by, DLA and FBT, as applicable. This Section 10.14 shall be irrevocable, and no term of this Section 10.14 that affects or relates to DLA or FBT may be amended, waived or modified, without the prior written consent of DLA or FBT, as applicable.
Section 10.15   Acknowledgements.
(a)   Each of the Group Companies specifically acknowledges and agrees to Tastemaker’s disclaimer of any representations or warranties other than those set forth in Article V or in any Transaction Document, whether made by Tastemaker or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Group Companies, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided by Tastemaker, its Affiliates or representatives to the Group Company or any of their Affiliates or representatives), other than those set forth in Article V or any Transaction Document. The Group Companies specifically acknowledge and agree that, without limiting the generality of this Section 10.15, neither Tastemaker nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each Group Company specifically acknowledges and agrees that except for the representations and warranties of Tastemaker set forth in Article V or any Transaction Document, Tastemaker makes no, nor has Tastemaker made, any other express or implied representation or warranty with respect to Tastemaker, its assets or Liabilities, the businesses of Tastemaker or the transactions contemplated by this Agreement or the Transaction Documents.
(b)   Tastemaker specifically acknowledges and agrees to the Companies’ disclaimer of any representations or warranties other than those set forth in Article III, Article IV, or any Transaction Document, whether made by any Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Tastemaker, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Tastemaker, its Affiliates or representatives by any Company or any of its respective Affiliates or representatives), other than those set forth in Article III, Article IV, or any Transaction Document. Tastemaker specifically acknowledges and agrees that, without limiting the generality of this Section 10.15, no Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Tastemaker specifically acknowledges and agrees that except for the representations and warranties of the Companies set forth in Article III, Article IV, or any Transaction Document, the Companies do not make, nor has any Company made, any other express or implied representation or warranty with respect to the Companies, their assets or Liabilities, the businesses of the Companies or the transactions contemplated by this Agreement or the Transaction Documents.
signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
TASTEMAKER ACQUISITION CORP.
By: /s/ Christopher Bradley
Name: Christopher Bradley Title: Chief Financial Officer
QUALITY GOLD HOLDINGS, INC.
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Chief Executive Officer
TASTEMAKER MERGER SUB, INC.
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Chief Executive Officer
QGM MERGER SUB, INC.
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Chief Executive Officer
J&M MERGER SUB, INC.
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Chief Executive Officer
L&L MERGER SUB, INC.
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Chief Executive Officer
QUALITY GOLD MERGER SUB, INC.
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Chief Executive Officer

QUALITY GOLD, INC.
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Chief Executive Officer
QGM, LLC
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Manager
J & M GROUP HOLDINGS INC.
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: President
L & L GROUP HOLDINGS, LLC
By: /s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Manager

Annex B
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
QUALITY GOLD HOLDINGS, INC.
[•], 2022
Quality Gold Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is “Quality Gold Holdings, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 3, 2022 (the “Original Certificate”).
2.   This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3.   This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.
4.   The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the Corporation is Quality Gold Holdings, Inc.
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is National Registered Agents, Inc.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [four hundred one] million ([401],000,000) shares, consisting of (a) [four hundred] million ([400],000,000) shares of common stock (the “Common Stock”), and (b) [one] million ([1],000,000) shares of preferred stock (the “Preferred Stock”).
Section 4.2   Preferred Stock.   The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3   Common Stock.
(a)   Voting.
(i)   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(iii)   Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(b)   Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the

Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
Section 5.2   Number, Election and Term.
(a)   The number of directors of the Corporation shall be not less than three, with at least one director in each of Class I, Class II and Class III. The exact number of directors shall be fixed from time to time by the action of a majority of the entire Board, provided that no decrease in the number of directors shall shorten the term of any incumbent director.
(b)   Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c)   Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.
Section 5.3   Newly Created Directorships and Vacancies.   Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4   Removal.   Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5   Preferred Stock — Directors.   Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI
BY-LAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, by this Amended and Restated Certificate (including any Preferred Stock Designation), or by the By-Laws, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1   Special Meetings.   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.
Section 7.3   Action by Written Consent.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
DGCL SECTION 203
The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE X
CORPORATE OPPORTUNITY
To the fullest extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.
ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 12.1   Forum.   Subject to the last sentence in this Section 12.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 as amended, or the rules and regulations promulgated thereunder.
Section 12.2   If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
ARTICLE XIII
SEVERABILITY
If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
[Signature Page Follows]

IN WITNESS WHEREOF, Quality Gold Holdings, Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
QUALITY GOLD HOLDINGS, INC.
By:
Name:
Title:
[Signature Page to Amended and Restated Certificate of Incorporation]

Annex C
BY-LAWS
OF
QUALITY GOLD HOLDINGS, INC.
(THE “CORPORATION”)
ARTICLE I
OFFICES
Section 1.1.   Registered Office.   The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.
Section 1.2.   Additional Offices.   The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
Section 2.1.   Annual Meetings.   The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.
Section 2.2.   Special Meetings.   Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).
Section 2.3.   Notices.   Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.
Section 2.4.   Quorum.   Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section 2.5.   Voting of Shares.
(a)   Voting Lists.   The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
(b)   Manner of Voting.   At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
(c)   Proxies.    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i)   A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii)   A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)   Required Vote.    Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
(e)   Inspectors of Election.    The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.6.   Adjournments.   Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 2.7.   Advance Notice for Business.
(a)   Annual Meetings of Stockholders.    No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a).    Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.
(i)   In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).
(ii)   To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
(iii)   The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(iv)   In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(b)   Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.
(c)   Public Announcement.    For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).
Section 2.8.   Conduct of Meetings.   The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9.   Consents in Lieu of Meeting.
(a)   Unless otherwise provided by the Certificate of Incorporation, until the Corporation consummates the transactions pursuant to the business combination agreement among the Company, Tastemaker Acquisition Corp., Tastemaker Merger Sub, Inc., QGM Merger Sub, Inc., J&M Merger Sub, Inc., L&L Merger Sub, Inc., Quality Gold Merger Sub, Inc., Quality Gold, Inc., QGM, LLC, J & M Group Holdings Inc., and L & L Group Holdings, LLC, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
(b)   Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
ARTICLE III
DIRECTORS
Section 3.1.   Powers; Number.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.
Section 3.2.   Advance Notice for Nomination of Directors.
(a)   Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.
(b)   In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.
(c)   Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d)   To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e)   If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(f)   In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
Section 3.3.   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
ARTICLE IV
BOARD MEETINGS
Section 4.1.   Annual Meetings.   The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.
Section 4.2.   Regular Meetings.   Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.
Section 4.3.   Special Meetings.   Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.
Section 4.4.   Quorum; Required Vote.   A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 4.5.   Consent In Lieu of Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.6.   Organization.   The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V
COMMITTEES OF DIRECTORS
Section 5.1.   Establishment.   The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 5.2.   Available Powers.   Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
Section 5.3.   Alternate Members.   The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section 5.4.   Procedures.   Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.
ARTICLE VI
OFFICERS
Section 6.1.   Officers.   The officers of the Corporation elected by the Board shall be a Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.
(a)   Chairman of the Board.    The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.
(b)   Chief Executive Officer.    The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.
(c)   Chief Operating Officer.    The Chief Operating Officer shall, subject to the direction and supervision of the board of directors, supervise the day to day operations of the corporation and perform all other duties incident to the office of Chief Operating Officer as from time to time may be assigned to him by the chairman of the board, the Board or the Chief Executive Officer.
(d)   Chief Financial Officer.    The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).
(e)   President.    The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.
(f)   Vice Presidents.    In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
(g)   Secretary.
(i)   The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
(ii)   The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(h)   Assistant Secretaries.    The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
(i)   Treasurer.    The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.
Section 6.2.   Term of Office; Removal; Vacancies.   The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
Section 6.3.   Other Officers.   The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
Section 6.4.   Multiple Officeholders; Stockholder and Director Officers.   Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.
ARTICLE VII
SHARES
Section 7.1.   Certificated and Uncertificated Shares.   The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Section 7.2.   Multiple Classes of Stock.   If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 7.3.   Signatures.   Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section 7.4.   Consideration and Payment for Shares.
(a)   Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.
(b)   Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
Section 7.5.   Lost, Destroyed or Wrongfully Taken Certificates.
(a)   If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b)   If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 7.6.   Transfer of Stock.
(a)   If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
(i)   in the case of certificated shares, the certificate representing such shares has been surrendered;
(ii)   (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
(iii)   the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
(iv)   the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and
(v)   such other conditions for such transfer as shall be provided for under applicable law have been satisfied.
(b)   Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7.   Registered Stockholders.   Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section 7.8.   Effect of the Corporation’s Restriction on Transfer.
(a)   A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
(b)   A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.
Section 7.9.   Regulations.   The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE VIII
INDEMNIFICATION
Section 8.1.   Right to Indemnification.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 8.2.   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.
Section 8.3.   Right of Indemnitee to Bring Suit.   If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
Section 8.4.   Non-Exclusivity of Rights.   The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
Section 8.5.   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 8.6.   Indemnification of Other Persons.   This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.
Section 8.7.   Amendments.   Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.
Section 8.8.   Certain Definitions.   For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
Section 8.9.   Contract Rights.   The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
Section 8.10.   Severability.   If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
Section 9.1.   Place of Meetings.   If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.
Section 9.2.   Fixing Record Dates.
(a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 9.3.   Means of Giving Notice.
(a)   Notice to Directors.    Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)   Notice to Stockholders.    Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii)   if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c)   Electronic Transmission.    “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d)   Notice to Stockholders Sharing Same Address.    Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e)   Exceptions to Notice Requirements.    Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 9.4.   Waiver of Notice.   Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.5.   Meeting Attendance via Remote Communication Equipment.
(a)   Stockholder Meetings.    If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(i)   participate in a meeting of stockholders; and
(ii)   be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.
(b)   Board Meetings.    Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.6.   Dividends.   The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section 9.7.   Reserves.   The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section 9.8.   Contracts and Negotiable Instruments.   Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 9.9.   Fiscal Year.   The fiscal year of the Corporation shall be fixed by the Board.
Section 9.10.   Seal.   The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 9.11.   Books and Records.   The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section 9.12.   Resignation.   Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 9.13.   Surety Bonds.   Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
Section 9.14.   Securities of Other Corporations.   Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
Section 9.15.   Amendments.   The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

Annex D
REGISTRATION RIGHTS AND LOCK-UP AGREEMENT
This REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is made as of [•], by and among (i) Quality Gold Holdings, Inc., a Delaware corporation (“Pubco”), (ii) each of the Persons listed on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof, and (iii) each of the other Persons set forth from time to time on the Schedule of Holders who, at any time, own securities of Pubco and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing (ii) and (iii), a “Holder” and, collectively, the “Holders”). Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 12 hereof.
WHEREAS, Tastemaker Acquisition Corp. (“Tastemaker”) and certain of the Holders (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of January 7, 2021 (the “Original Tastemaker RRA”);
WHEREAS, the Original Holders currently hold an aggregate of [•] shares of Common Stock, including 2,070,000 Deferred Shares (as defined in the BCA (as defined below)) and after giving effect to the forfeiture of certain shares of Common Stock pursuant to the Sponsor Letter Agreement (as defined in the BCA) (collectively, the “Founder Shares”);
WHEREAS, Tastemaker, the officers and directors of Tastemaker (such officers and directors, collectively, the “Insiders”), and Tastemaker Sponsor LLC (the “Sponsor”) entered into that certain letter agreement, dated as of January 7, 2021 (the “Original Lock-Up Agreement” and together with the Original Tastemaker RRA, the “Original Agreements”), pursuant to which, the Insiders and the Sponsor agreed to, among other things, certain restrictions on their ability to transfer securities of Tastemaker;
WHEREAS, certain of the Holders currently hold an aggregate of 8,700,000 warrants (the “Private Placement Warrants”) to purchase, at an exercise price of $11.50 per share (subject to adjustment), shares of Common Stock;
WHEREAS, Tastemaker, Pubco, Quality Gold, Inc., an Ohio corporation (“Quality Gold”), and certain other parties thereto entered into a business combination agreement (as amended or supplemented from time to time, the “BCA”) on October 20, 2022; and
WHEREAS, each of the parties to the Original Agreements desire to terminate the Original Agreements and to provide for the terms and conditions included herein and to include the recipients of the other Registrable Securities identified herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.
Resale Shelf Registration Rights.

(a)   Registration Statement Covering Resale of Registrable Securities.   Pubco shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the date of this Agreement (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”); provided, however, that a Holder may elect to exclude some or all the Holder’s Registrable Shares from the initial Resale Shelf Registration Statement. The Resale Shelf Registration Statement shall be on Form S-3 (“Form S-3”) or, if Form S-3 is not then available to Pubco, on Form S-1 or such other appropriate form permitting Registration of such Registrable Securities for resale by such Holders. Pubco shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline or (ii) ten (10) Business Days after the Commission notifies Pubco that it will not review the Resale Shelf Registration Statement, if applicable (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended by no more than ninety (90) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, Pubco shall use reasonable best efforts to keep the Resale Shelf Registration Statement continuously effective and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available,under the Securities Act at all times until such date as all Registrable Securities covered by the Resale Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”). The Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders.
(b)   Notification and Distribution of Materials.   Pubco shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.
(c)   Amendments and Supplements.   Subject to the provisions of Section 1(a) above, Pubco shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement filed pursuant to Section 1(a) is filed on Form S-3 and thereafter Pubco becomes ineligible to use Form S-3 for secondary sales, Pubco shall promptly notify the Holders of such ineligibility and shall file a shelf registration on Form S-1 or other appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and use its reasonable best efforts to have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time Pubco once again becomes eligible to use Form S-3, Pubco shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.
(d)   Notwithstanding the registration obligations set forth in this Section 1, in the event the Commission informs Pubco that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, Pubco agrees to promptly (i) inform each of the holders thereof and shall file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to Pubco for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, Pubco shall advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that

Pubco used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event Pubco amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, Pubco shall file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to Pubco or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.
(e)   Registrations effected pursuant to this Section 1 shall not be counted as Demand Registrations effected pursuant to Section 2.
2.   Demand Registrations.
(a)   Requests for Registration.   Subject to the terms and conditions of this Agreement, at any time or from time to time, the holders of Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration statement (“Long-Form Registrations”) or, if available, on Form S-3 (including a shelf registration pursuant to Rule 415 under the Securities Act) or any similar short-form registration statement, including an automatic shelf registration statement (as defined in Rule 405) (an “Automatic Shelf Registration Statement”), if available to Pubco (“Short-Form Registrations”), in accordance with Section 2(b) and Section 2(c) below (such holders being referred to herein as the “Initiating Holders” and all registrations requested by the Initiating Holders being referred to herein as “Demand Registrations”). Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Within five (5) Business Days after receipt of any such request, Pubco shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms and conditions set forth herein, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all such Registrable Securities with respect to which Pubco has received written requests for inclusion therein within five (5) Business Days after the receipt of Pubco’s notice. Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.
(b)   Long-Form Registrations.   (i) Michael Langhammer (including Holders affiliated with Michael Langhammer) may request one (1) Long-Form Registration and (ii) Jason Langhammer (including Holders affiliated with Jason Langhammer) may request one (1) Long-Form Registration, in each case of the foregoing clauses (i) and (ii), in which Pubco shall pay all Registration Expenses whether or not any such Long-Form Registration has become effective; provided that, Pubco shall not be obligated to effect, or to take any action to effect, any Long-Form Registration unless the aggregate market price of the Registrable Securities requested to be registered in such Long-Form Registration exceeds $25,000,000 at the time of request. A registration shall not count as the sole permitted Long-Form Registration until it has become effective and unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration; provided that in any event Pubco shall pay all Registration Expenses in connection with any registration initiated as a Long-Form Registration whether or not it has become effective and whether or not such registration has counted as one of the permitted Long-Form Registrations hereunder.
(c)   Short-Form Registrations.   In addition to the Long-Form Registrations provided pursuant to Section 2(b), (i) the Holders holding a majority of the Founder Shares shall be entitled to request an unlimited number of Short-Form Registrations, and (ii) each of (A) Michael Langhammer (including Holders affiliated with Michael Langhammer), and (B) Jason Langhammer (including Holders affiliated with Jason Langhammer), shall be entitled to one (1) Short-Form Registration per year, in each case of the foregoing clauses (i) and (ii), in which Pubco shall pay all Registration Expenses whether or not any such Short-Form Registration has become effective; provided, however, that Pubco shall not be obligated to effect any such Short-Form Registration: (i) if the holders of Registrable Securities, together with the holders of any other securities of Pubco entitled to inclusion in such Short-Form Registration, propose to sell Registrable Securities with an aggregate market price at the time of request of less than $5,000,000, or (ii) if Pubco has, within the twelve (12) month period preceding the date of such request, already effected two (2) Short-Form Registrations for the holders of Registrable Securities requesting a Short-Form Registration pursuant to this Section 2(c). Demand Registrations shall be Short-Form Registrations whenever Pubco is permitted to use any applicable short form registration and if the managing underwriters (if any) agree to the use of a Short-Form Registration. For so long as Pubco is subject to the reporting requirements of the Exchange Act, Pubco shall use its reasonable best efforts to make Short-Form Registrations available for the offer and sale of Registrable Securities. If Pubco is qualified to and, pursuant to the request of the holders of a majority of the Registrable Securities or the Initiating Holder(s), as applicable, has filed with the Commission a registration statement under the Securities Act on Form S-3 pursuant to Rule 415 (a “Shelf Registration”), then Pubco shall use its reasonable best efforts to cause the Shelf Registration to be declared effective under the Securities Act as soon as practicable after filing, and, if Pubco is a WKSI at the time of any such request, to cause such Shelf Registration to be an Automatic Shelf Registration Statement, and once effective, Pubco shall cause such Shelf Registration to remain effective (including by filing a new Shelf Registration, if necessary) for a period ending on the earlier of (i) the date on which all Registrable Securities included in such registration have been sold or distributed pursuant to the Shelf Registration or (ii) the date as of which all of the Registrable Securities included in such registration are able to be sold within a 90-day period in compliance with Rule 144 under the Securities Act. If for any reason Pubco ceases to be a WKSI or becomes ineligible to utilize Form S-3, Pubco shall prepare and file with the Commission a registration statement or registration statements on such form that is available for the sale of Registrable Securities.
(d)   Shelf Takedowns.   At any time when the Resale Shelf Registration Statement or a Shelf Registration for the sale or distribution by holders of Registrable Securities on a delayed or continuous basis pursuant to Rule 415, including by way of an underwritten offering, block sale or other distribution plan (each, a “Resale Shelf Registration”) is effective and its use has not been otherwise suspended by Pubco in accordance with the terms of Section 2(f) below, upon a written demand (a “Takedown Demand”) by any Holder that is, in either case, a Shelf Participant holding Registrable Securities at such time (the “Initiating Holder”), Pubco will facilitate in the manner described in this Agreement a “takedown” of Registrable Securities off of such Resale Shelf Registration (a “takedown offering”) and Pubco shall pay all Registration Expenses in connection therewith; provided that Pubco will provide in connection with any marketed underwritten takedown offering, at least five (5) Business Days’ notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant. In connection with any marketed underwritten takedown offering, if any Shelf Participants entitled to receive a notice pursuant to the preceding sentence request inclusion of their Registrable Securities (by notice to Pubco, which notice must be received by Pubco no later than three (3) Business Days following the date notice is given to such participant), the Initiating Holder and the other Shelf Participants that request inclusion of their Registrable Securities shall be entitled to sell their Registrable Securities in such offering. Each holder of Registrable Securities that is a Shelf Participant agrees that such holder shall treat as confidential the receipt of the notice of a Takedown Demand and shall not disclose or use the information contained in such notice without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.
(e)   Priority on Demand Registrations and Takedown Offerings.   Pubco shall not include in any Demand Registration that is an underwritten offering any securities that are not Registrable Securities without the prior written consent of the managing underwriters and the holders of a majority of the Registrable Securities then outstanding. If a Demand Registration or a takedown offering is an underwritten offering and the managing underwriters advise Pubco in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities held by Initiating Holders, Pubco shall include in such offering prior to the inclusion of any securities which are not Registrable Securities the maximum number of Registrable Securities requested to be included in such registration (if necessary, allocated pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder).
(f)   Restrictions on Demand Registrations and Takedown Offerings.   Any demand for the filing of a registration statement or for a registered offering (including a takedown offering) hereunder will be subject to the constraints of any applicable lock-up arrangements, and any such demand must be deferred until such lock-up arrangements no longer apply.
(i)   Pubco shall not be obligated to effect any Demand Registration within 30 days prior to Pubco’s good faith estimate of the date of filing of an underwritten public offering of Pubco’s securities and for such a period of time after such a filing as the managing underwriters request, provided that such period shall not exceed 90 days from the effective date of any such underwritten public offering. Pubco may postpone, for up to 60 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of any Resale Shelf Registration (and therefore suspend sales of the Registrable Securities included therein) by providing written notice to the holders of Registrable Securities if the board of directors of Pubco reasonably determines in good faith that the offer or sale of Registrable Securities would be expected to have a material adverse effect on any proposal or plan by Pubco or any subsidiary thereof to engage in any material acquisition or disposition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or would require Pubco to disclose any material nonpublic information which would reasonably be likely to be detrimental to Pubco and its subsidiaries; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration or Takedown Demand shall be entitled to withdraw such request. Pubco may delay or suspend the effectiveness of a Demand Registration or takedown offering pursuant to this Section 2(f)(i) only twice in any consecutive twelve-month period; provided that, for the avoidance of doubt, Pubco may in any event delay or suspend the effectiveness of any Demand Registration or takedown offering in the case of an event described under Section 5(g) to enable it to comply with its obligations set forth in Section 5(g). Pubco may extend the Suspension Period for an additional consecutive 30 days with the consent of the Applicable Approving Party; provided further that under no circumstances shall the aggregate Suspension Periods during any consecutive twelve-month period exceed 90 days.
(ii)   In the case of an event that causes Pubco to suspend the use of any Resale Shelf Registration as set forth in Section 2(f)(i) or pursuant to Section 5(g) (a “Suspension Event”), Pubco shall give a notice to the holders of Registrable Securities registered pursuant to such Shelf Registration (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing. A holder of Registrable Securities shall not effect any sales of the Registrable Securities pursuant to such Resale Shelf Registration (or such filings) at any time after it has received a Suspension Notice from Pubco and prior to receipt of an End of Suspension Notice (as defined below). Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such holder in breach of the terms of this Agreement. The holders of Registrable Securities may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf Registration (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from Pubco, which End of Suspension Notice shall be given by Pubco to the holders of Registrable Securities and to such holders’ counsel, if any, promptly following the conclusion of any Suspension Event (it being understood that, in the case of a Suspension Event pursuant to Section 2(f)(i), such Suspension Event shall automatically end, with or without delivery of an End of Suspension Notice, if the Suspension Period thereof pursuant to such Section 2(f)(i) shall have expired).
(iii)   Notwithstanding any provision herein to the contrary, if Pubco shall give a Suspension Notice with respect to any Resale Shelf Registration pursuant to this Section 2(f), Pubco agrees that it shall extend the period of time during which such Resale Shelf Registration shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the holders of the Suspension Notice to and including the date of receipt by the holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date that Common Stock covered by such Resale Shelf Registration are no longer Registrable Securities.
(g)   Selection of Underwriters.   In connection with any Demand Registration, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided that such selection shall be subject to the written consent of Pubco, which consent will not be unreasonably withheld, conditioned or delayed. If any takedown offering is an underwritten offering, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer such takedown offering. In each case, the Applicable Approving Party shall have the right to approve the underwriting arrangements with such investment banker(s) and manager(s) on behalf of all holders of Registrable Securities participating in such offering. All Holders proposing to distribute their securities through underwriting shall (together with Pubco) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.
(h)   Other Registration Rights.   Pubco represents and warrants to each holder of Registrable Securities that the registration rights granted in this Agreement do not conflict with any other registration rights granted by Pubco. Except as provided in this Agreement, Pubco shall not grant to any Persons the right to request Pubco to register any equity securities of Pubco, or any securities, options or rights convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding.
(i)   Revocation of Demand Notice or Takedown Notice.   At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Takedown Demand, the holders of a majority of the Registrable Securities or the Initiating Holder(s), as applicable, that requested such Demand Registration or takedown offering may revoke such request for a Demand Registration or takedown offering on behalf of all holders of Registrable Securities participating in such Demand Registration or takedown offering without liability to such holders of Registrable Securities, in each case by providing written notice to Pubco.
3.   Piggyback Registrations.
(a)   Right to Piggyback.   Whenever Pubco proposes to register any of its securities under the Securities Act (other than (i) pursuant to the Resale Shelf Registration Statement, (ii) pursuant to a Demand Registration, (iii) pursuant to a Takedown Demand, (iv) in connection with registrations on Form S-4 or S-8 promulgated by the Commission or any successor forms, (v) a registration relating solely to employment benefit plans, (vi) in connection with a registration the primary purpose of which is to register debt securities, or (vii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), Pubco shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a Piggyback Registration and, subject to the terms of Sections 3(c) and 3(d) hereof, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which Pubco has received written requests for inclusion therein within 10 business days after the delivery of Pubco’s notice; provided that any such other holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.
(b)   Piggyback Expenses.   The Registration Expenses of the holders of Registrable Securities shall be paid by Pubco in all Piggyback Registrations, whether or not any such registration became effective.
(c)   Priority on Primary Registrations.   If a Piggyback Registration is an underwritten primary registration on behalf of Pubco, and the managing underwriters advise Pubco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, Pubco shall include in such registration (i) first, the securities Pubco proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.
(d)   Priority on Secondary Registrations.   If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Pubco’s securities other than holders of Registrable Securities, and the managing underwriters advise Pubco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, Pubco shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.
(e)   Other Registrations.   If Pubco has previously filed a registration statement with respect to Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then Pubco shall not be required to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form) at the request of any holder or holders of such securities until a period of at least 90 days has elapsed from the effective date of such previous registration.
(f)   Right to Terminate Registration.   Pubco shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any holder of Registrable Securities has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by Pubco in accordance with Section 7.
4.   Agreements of Holders.
(a)   Reserved.
(b)   The holders of Registrable Securities shall use reasonable best efforts to provide such information as may reasonably be requested by Pubco, or the managing underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 3 and in connection with Pubco’s obligation to comply with federal and applicable state securities laws.
5.   Registration Procedures.   In connection with the Registration to be effected pursuant to the Resale Shelf Registration Statement, and whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a takedown offering, Pubco shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto Pubco shall as expeditiously as reasonably possible:
(a)   prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that at least five (5) Business Days before filing a registration statement or prospectus or any amendments or supplements thereto, Pubco shall furnish to counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b)   notify each holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by Pubco or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;
(c)   prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
(d)   furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
(e)   during any period in which a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act;
(f)   use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the lead underwriter or the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that Pubco shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);
(g)   promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of any request by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, Pubco promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
(h)   cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Pubco are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;
(i)   provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j)   enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares and preparing for and participating in such number of “road shows”, investor presentations and marketing events as the underwriters managing such offering may reasonably request);
(k)   make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of Pubco as shall be necessary to enable them to exercise their due diligence responsibility, and cause Pubco’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
(l)   take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration (including any Shelf Registration) or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(m)   otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission;
(n)   permit any holder of Registrable Securities who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of Pubco to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to Pubco in writing, which in the reasonable judgment of such holder and its counsel should be included;
(o)   in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, Pubco shall use its reasonable best efforts promptly to obtain the withdrawal of such order;
(p)   use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;
(q)   cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;
(r)   cooperate with each holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
(s)   if such registration includes an underwritten public offering, use its reasonable best efforts to obtain a cold comfort letter from Pubco’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters as the underwriters in such registration reasonably request;
(t)   provide a legal opinion of Pubco’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;
(u)   if Pubco files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;
(v)   if Pubco does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and
(w)   subject to the terms of Section 2(c) and Section 2(d), if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when Pubco is required to re-evaluate its WKSI status Pubco determines that it is not a WKSI, use its reasonable best efforts to refile the registration statement on Form S-3 and keep such registration statement effective (including by filing a new Resale Shelf Registration or Shelf Registration, if necessary) during the period throughout which such registration statement is required to be kept effective.
6.   Termination of Rights.   Notwithstanding anything contained herein to the contrary, the right of any Holder to include Registrable Securities in any Demand Registration or any Piggyback Registration shall terminate on such date that such Holder may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise; provided, however, that with respect to any Holder whose rights have terminated pursuant to this Section 6, if following such a termination, such Holder loses the ability to sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise due to a change in interpretive guidance by the Commission, then such Holder’s right to include Registrable Securities in any Demand Registration or any Piggyback Registration shall be reinstated until such time as the Holder is once again able to sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise; provided, further, that if after such termination, a Holder is issued Deferred Shares in accordance with the terms of the BCA, such Deferred Shares shall be treated as Registrable Securities under this Agreement and such Holder shall be entitled to all of the rights under this Agreement with respect to such Deferred Shares.
7.   Registration Expenses.
(a)   All expenses incident to Pubco’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for Pubco and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by Pubco (all such expenses being herein called “Registration Expenses”), shall be borne by Pubco as provided in this Agreement and, for the avoidance of doubt, Pubco also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by Pubco are then listed. Each Person that sells securities pursuant to a Demand Registration, a Takedown Demand or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions and transfer taxes applicable to the securities sold for such Person’s account.
(b)   Pubco shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel and one local counsel (if necessary) chosen by the Applicable Approving Party for the purpose of rendering a legal opinion on behalf of such holders in connection with any underwritten Demand Registration, takedown offering or Piggyback Registration.
(c)   To the extent Registration Expenses are not required to be paid by Pubco, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.
8.   Indemnification.
(a)   Pubco agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by Pubco of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to Pubco and relating to action or inaction required of Pubco in connection with any such registration, qualification or compliance, and (ii) pay to each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to Pubco or any managing underwriter by such Holder expressly for use therein; provided, however, that the indemnity agreement contained in this Section 9 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Pubco (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall Pubco be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the registration statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement. In connection with an underwritten offering, Pubco shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.
(b)   In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to Pubco in writing such information as Pubco reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify Pubco, its officers, directors, employees, agents and representatives and each Person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds actually received by such holder from the sale of Registrable Securities pursuant to such registration statement.
(c)   Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)   Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 8(a) or 8(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 8(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 8(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.
(e)   The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.
9.   Participation in Underwritten Registrations.   No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, custody agreements, stock powers, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to Pubco or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities, such Person’s authority to sell such securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to Pubco or the underwriters with respect thereto that are materially more burdensome than those provided in Section 8. Each holder of Registrable Securities shall execute and deliver such other agreements as may be reasonably requested by Pubco and the lead managing underwriter(s) that are consistent with such holder’s obligations under Section 4, Section 5 and this Section 9 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 9, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the holders, Pubco and the underwriters created pursuant to this Section 9.
10.   Other Agreements.   Pubco shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Holders may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Form S-3 or any similar registration form hereafter adopted by the Commission. Upon request, Pubco shall deliver to the Holders a written statement as to whether it has complied with such requirements. Pubco shall at all times use its reasonable best efforts to cause the securities so registered to continue to be listed on one or more of the New York Stock Exchange, the New York Stock Exchange American and the Nasdaq Stock Market. Pubco shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities and delivery of any opinions requested by the transfer agent.
11.   Lock-Up Provisions.
(a)   Each Holder hereby agrees not to, during the period commencing on the Closing Date (as defined in the BCA) and through the earliest of (x) the one hundred and eightieth (180th) day anniversary of the Closing Date, (y) the date after the Closing Date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (z) the date after the Closing Date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Pubco’s stockholders having the right to exchange their equity holdings in Pubco for cash, securities or other property (“Change in Control Transaction”) (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Common Stock (other than (x) any securities convertible or exercisable into Common Stock or (y) any Common Stock issuable upon the conversion or exercise of the securities described in clause (x)) (the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing (other than the filing of a registration statement with the Commission which contemplates such a transaction), whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply: (a) to the transfer of any or all of the Restricted Securities owned by a Holder by a bona fide gift or charitable contribution; (b) to the transfer of any or all of the Restricted Securities owned by a Holder by will or intestate succession upon the death of such Holder; (c) to the transfer of any or all of the Restricted Securities owned by a Holder to any Permitted Transferee; (d) to the transfer of any or all of the Restricted Securities owned by a Holder pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (e) to the pledge of the Restricted Securities owned by a Holder to a nationally recognized financial institution to secure a bona fide debt financing and any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure; (f) to the transfer of any or all of the Restricted Securities owned by a Holder to Pubco in connection with the repurchase by Pubco from the undersigned of any Restricted Securities pursuant to a repurchase right arising upon the termination of the undersigned’s employment or service with Pubco; provided, that such repurchase right is pursuant to contractual agreements with Pubco; (g) to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock; provided, that such plan does not provide for the transfer of Common Stock during the Lock-Up Period; (h) with respect to voting rights pursuant to the execution and delivery of a support, voting or similar agreement in connection with a Change in Control Transaction that is approved by Pubco’s board of directors; or (i) transfers by private sales or transfers made in connection with the consummation of the transactions contemplated by the BCA, in each case by the Sponsor, at prices no greater than the price at which the securities were originally purchased; provided, however, that in any of cases (a), (b), (c), (d) or (e), it shall be a condition to such transfer that the transferee executes and delivers to Pubco an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Section 11 applicable to such Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Section 11; and provided further, that in any of the of cases (a), (b) or (c) such transfer or distribution shall not involve a disposition for value. Each Holder further agrees to execute such agreements as may be reasonably requested by Pubco that are consistent with the foregoing or that are necessary to give further effect thereto. For the avoidance of doubt, the provisions of this Section 11(a) shall not apply to shares of Common Stock held by a Holder resulting from purchases in open market transactions prior to and after the date of this Agreement.
(b)   If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 11(b), Pubco may impose stop-transfer instructions with respect to the Restricted Securities of a Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.
(c)   During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, DATED AS OF [•], BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. Pubco agrees to (i) instruct its transfer agent to remove the legends in Section 11(c) upon the expiration of the Lock-Up Period and (ii) cause its legal counsel, at Pubco’s expense, to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).
(e)   The Private Placement Warrants shall be subject to the restrictions on transfer set forth in Section 2.6 of the Warrant Agreement, dated January 7, 2021, by and between Tastemaker and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).
12.   Definitions.
(a)   “Applicable Approving Party” means the holders of a majority of the Registrable Securities participating in the applicable offering or, if applicable, in the case of a Long-Form Registration or Short-Form Registration effected pursuant to Section 2.3(b) or Section 2.3(c), respectively, the holders of a majority of the type of Registrable Securities that initiated such Short-Form Registration.
(b)   “Block Trade” means any non-marketed underwritten takedown offering taking the form of a bought deal or block sale to a financial institution.
(c)   “Business Day” means any day that is not a Saturday or Sunday or a legal holiday in the state in which Pubco’s chief executive office is located or in New York, NY.
(d)   “Commission” means the U.S. Securities and Exchange Commission.
(e)   “Common Stock” means the Common Stock of Pubco, par value $0.0001 per share.

(f)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
(g)   “FINRA” means the Financial Industry Regulatory Authority.
(h)   “Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.
(i)   “Permitted Transferee” means: (a) the members of a Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (b) any trust for the direct or indirect benefit of a Holder or the immediate family of a Holder; (c) if a Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (d) as a distribution to the direct or indirect: general partners, limited partners, shareholders, members of, or owners of similar equity interests in a Holder; or (e) to any affiliate of a Holder or any fund, investment vehicle or other entity controlled, managed or advised by a Holder or an affiliate of a Holder.
(j)   “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(k) “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
(l)   “Public Offering” means any sale or distribution by Pubco and/or holders of Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.
(m)   “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.
(n)   “Registrable Securities” means (i) any shares of Common Stock held by the Holders, (ii) any Founder Shares held by the Holders, (iii) any Private Placement Warrants (or underlying securities) held by the Holders, or (iv) any Common Stock issued or issuable with respect to the securities referred to in the preceding clauses (i) through (iii) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been sold or distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 following the Closing Date or repurchased by Pubco or any of its subsidiaries. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock and Private Placement Warrants be registered pursuant to this Agreement.
(o)   “Registration Statement” means any registration statement filed by Pubco with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(p)   “Rule 144”, “Rule 405”, and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.
(q)   “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
(r)   “Shelf Participant” means any holder of Registrable Securities listed as a potential selling stockholder in connection with the Resale Shelf Registration Statement or the Shelf Registration or any such holder that could be added to such Resale Shelf Registration Statement or Shelf Registration without the need for a post-effective amendment thereto or added by means of an automatic post-effective amendment thereto.
(s)   “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.
13.   Miscellaneous.
(a)   No Inconsistent Agreements.   Pubco shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Holders in this Agreement.
(b)   Entire Agreement.   This Agreement and the Warrant Agreement (to the extent applicable to holders of Private Placement Warrants) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof, including without limitation the Original Agreements.
(c)   Remedies.   Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.
(d)   Other Registration Rights.   Pubco represents and warrants that no person, other than a Holder of Registrable Securities pursuant to this Agreement, has any right to require Pubco to register any securities of Pubco for sale or to include such securities of Pubco in any Registration Statement filed by Pubco for the sale of securities for its own account or for the account of any other person. Further, Pubco represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
(e)   Termination of Other Agreements.   Upon the closing of the transactions contemplated by the BCA, the Original Agreements shall terminate and no longer have any force or effect.
(f)   Amendments and Waivers.   Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only with the prior written consent of Pubco and each holder that holds at least 1.5% of the Registrable Securities at such date as any such amendment or waiver is requested; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of Pubco, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any amendment or waiver effected in accordance with this Section 13(f) shall be binding upon each Holder and Pubco. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
(g)   Successors and Assigns; No Third-Party Beneficiaries.   This Agreement and the rights, duties and obligations of Pubco hereunder may not be assigned or delegated by Pubco in whole or in part. A

Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) a Permitted Transferee of such Holder, (b) direct and/or indirect equity holders of the Sponsor or (c) any person with the prior written consent of Pubco. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Pubco unless and until Pubco shall have received (i) written notice of such assignment as provided in this Section 13(g) and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 13(g) shall be null and void.
(h)   All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.
(i)   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement.
(j)   Counterparts.   This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(k)   Descriptive Headings; Interpretation.   The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”
(l)   Governing Law; Jurisdiction.   All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
(m)   Notices.   All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to each Holder at the address indicated on the Schedule of Holders attached hereto and to Pubco at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(m)):
if to Pubco:
Quality Gold Holdings, Inc.
500 Quality Blvd.
Fairfield, OH 45014
Attention: Michael Langhammer, Chief Executive Officer
Email: mike@qgold.com
with a copy to:
Frost Brown Todd LLC
9277 Centre Pointe Drive, Suite 300
West Chester, OH 45069
Attention: Patricia M. Plavko, Esq.
Email: pplavko@fbtlaw.com
(n)   Mutual Waiver of Jury Trial.   As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.
(o)   No Strict Construction.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
* * * * *
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
QUALITY GOLD HOLDINGS, INC.
By:
	Name:	Michael Langhammer
	Title:	Chief Executive Officer
TASTEMAKER SPONSOR LLC
By:
	Name:	David Pace
	Title:	Managing Member
DAVID PACE

ANDREW PFORZHEIMER

GREGORY GOLKIN

CHRISTOPHER BRADLEY

RICK FEDERICO

STARLETTE JOHNSON

ANDREW HEYER

HAL ROSSER

MICHAEL LANGHAMMER

JASON LANGHAMMER

MICHAEL J. LANGHAMMER IRREVOCABLE FAMILY TRUST DATED 12.30.2016

MICHELLE C. LANGHAMMER, TRUSTEE
MICHELLE C. LANGHAMMER IRREVOCABLE TRUST AGREEMENT DATED JUNE 26, 2020

MICHAEL J. LANGHAMMER, TRUSTEE
JASON A. LANGHAMMER IRREVOCABLE FAMILY TRUST DATED 12.30.2016

MICHAEL J. LANGHAMMER, TRUSTEE
LANGHAMMER CHILDREN IRREVOCABLE TRUST AGREEMENT DATED NOVEMBER 27, 2020

MICHELLE C. LANGHAMMER, TRUSTEE

NORTH SIDE BANK & TRUST COMPANY, TRUSTEE

SCHEDULE A
SCHEDULE OF HOLDERS
Name and Address
TASTEMAKER SPONSOR LLC
501 Madison Avenue, Floor 5
New York, NY 10019
DAVID PACE
c/o TASTEMAKER ACQUISITION CORP.
501 Madison Avenue, Floor 5
New York, NY 10019
ANDREW PFORZHEIMER
c/o TASTEMAKER ACQUISITION CORP.
501 Madison Avenue, Floor 5
New York, NY 10019
GREGORY GOLKIN
c/o TASTEMAKER ACQUISITION CORP.
501 Madison Avenue, Floor 5
New York, NY 10019
CHRISTOPHER BRADLEY
c/o TASTEMAKER ACQUISITION CORP.
501 Madison Avenue, Floor 5
New York, NY 10019
RICK FEDERICO
c/o TASTEMAKER ACQUISITION CORP.
501 Madison Avenue, Floor 5
New York, NY 10019
STARLETTE JOHNSON
c/o TASTEMAKER ACQUISITION CORP.
501 Madison Avenue, Floor 5
New York, NY 10019
ANDREW HEYER
c/o TASTEMAKER ACQUISITION CORP.
501 Madison Avenue, Floor 5
New York, NY 10019
HAL ROSSER
c/o TASTEMAKER ACQUISITION CORP.
501 Madison Avenue, Floor 5
New York, NY 10019
MICHAEL LANGHAMMER
500 Quality Blvd.
Fairfield, OH 45014
JASON LANGHAMMER
500 Quality Blvd.
Fairfield, OH 45014
MICHELLE C. LANGHAMMER, TRUSTEE OF MICHAEL J. LANGHAMMER
IRREVOCABLE FAMILY TRUST DATED 12.30.2016
500 Quality Blvd.
Fairfield, OH 45014

MICHAEL J. LANGHAMMER, TRUSTEE OF THE MICHELLE C. LANGHAMMER
IRREVOCABLE TRUST AGREEMENT DATED JUNE 26, 2020
500 Quality Blvd.
Fairfield, OH 45014
MICHAEL J. LANGHAMMER, TRUSTEE OF JASON A. LANGHAMMER
IRREVOCABLE FAMILY TRUST DATED 12.30.2016
500 Quality Blvd.
Fairfield, OH 45014
MICHELLE C. LANGHAMMER AND NORTH SIDE BANK & TRUST COMPANY, TRUSTEES UNDER THE LANGHAMMER CHILDREN IRREVOCABLE TRUST AGREEMENT DATED NOVEMBER 27, 2020
500 Quality Blvd.
Fairfield, OH 45014

EXHIBIT A
REGISTRATION RIGHTS AND LOCK-UP AGREEMENT JOINDER
The undersigned is executing and delivering this Registration Rights and Lock-Up Agreement Joinder (this “Joinder”) pursuant to the Registration Rights and Lock-Up Agreement dated as of (as the same may hereafter be amended, the “Registration Rights and Lock-Up Agreement”), among Quality Gold Holdings, Inc., a Delaware corporation, and the other persons named as parties therein.
By executing and delivering this Joinder, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights and Lock-Up Agreement as a holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights and Lock-Up Agreement.
Accordingly, the undersigned has executed and delivered this Joinder as of the    day of          , 20  .
HOLDER:
[•]
By:
Its:
Address for Notices:
[•] [•] [•] [•]
Agreed and accepted as of
QUALITY GOLD HOLDINGS, INC.
By:
Its:

Annex E
Tastemaker Sponsor LLC
501 Madison Avenue, Floor 5
New York, NY 10019
October 20, 2022
Quality Gold, Inc.
500 Quality Blvd.
Fairfield, OH 45014
Re:
Voting Support and Waiver

Ladies and Gentlemen:
This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Business Combination Agreement (the “BCA”), entered into on the date hereof, by and among Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker”), Quality Gold Holdings, Inc. (“Parentco”), Quality Gold, Inc. (“Quality Gold”), and the other parties thereto, relating to the proposed business combination between Tastemaker, Quality Gold, and certain affiliates of Quality Gold. Unless otherwise defined herein, capitalized terms are used herein as defined in the BCA.
In order to induce the Companies and Tastemaker to enter into the BCA and to proceed with the consummation of the transactions contemplated by the BCA (the “Transactions”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tastemaker Sponsor LLC (the “Sponsor”) hereby agrees as follows:
1.   The Sponsor hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as any Company or Tastemaker may reasonably request in connection therewith), at any meeting of the shareholders of Tastemaker, and in any action by written consent of the shareholders of Tastemaker, to vote all of the Sponsor’s shares of Tastemaker Common Stock (a) in favor of the approval and adoption of the BCA, the Transaction Documents, and the transactions contemplated by the BCA and the Transaction Documents, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the shareholders of Tastemaker, and (c) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent or materially delay the transactions contemplated by the BCA or any Transaction Document or (ii) result in the failure of the transactions contemplated by the BCA to be consummated. The Sponsor acknowledges receipt and review of a copy of the BCA.
2.   From the date hereof until the earlier of the Closing and the termination of the BCA in accordance with its terms, the Sponsor hereby agrees that it shall not, directly or indirectly, without the prior written consent of the Companies (other than the transfer to any of Sponsor’s direct or indirect equityholders; provided that such transferee agrees, with respect to the shares of Tastemaker Common Stock transferred to it, to be bound by the Sponsor’s voting obligation pursuant to Section 1 as if it were a party hereto), (a) sell, assign, transfer (including by operation of law), permit the creation of any lien, pledge, dispose of or otherwise encumber any of its shares of Tastemaker Common Stock or otherwise agree to do any of the foregoing, (b) deposit any of its shares of Tastemaker Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Letter Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its shares of Tastemaker Common Stock, or (d) take any action that would have the effect of preventing or disabling the Sponsor from performing its obligations hereunder.
Notwithstanding the foregoing, the Sponsor (and any permitted transferee) may take any of the foregoing actions in connection with a transfer (i) to Tastemaker’s officers or directors, any affiliates or family members of any of Tastemaker’s officers or directors, any members of the Sponsor or any affiliate of the members of the Sponsor, any affiliates of the Sponsor or any employees of such affiliates; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of the Transactions at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of Tastemaker’s liquidation prior to the completion of the Transactions; (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (viii) to Tastemaker for no value for cancellation in connection with the consummation of the Transactions; provided, however, that in the case of clauses (i) through (vii) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.
3.   The Sponsor agrees that it shall (a) not, directly or indirectly, including through any Representative, take any action that Tastemaker is prohibited from taking, and (b) take all actions that Tastemaker is required to take, in each case for the immediately preceding clauses (a) and (b), by §7.05(b) (Tastemaker Non-Solicitation) of the BCA.
4.   The Sponsor hereby waives (for itself, for its successors, heirs and assigns and for all holders of Tastemaker Class B Common Stock), the provisions of §4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of Tastemaker, dated January 7, 2021, to have the shares of Tastemaker Class B Common Stock convert to shares of Tastemaker Class A Common Stock at a ratio of greater than one-for-one. The waiver specified in this Section 4 shall be applicable only in connection with the Transactions (and any issuances of shares of Tastemaker Class A Common Stock, or equity linked securities issued by Tastemaker, in connection with the Transactions) and shall be void and of no force and effect if the BCA shall be terminated for any reason.
5.   The Sponsor hereby agrees that, immediately upon the occurrence of the Effective Time, the Sponsor shall automatically be deemed to have irrevocably transferred to Parentco, surrendered and forfeited for no consideration 2,070,000 (subject to adjustment as provided herein) shares of Parentco Common Stock (the “Forfeited Securities”) and that from and after such time such Parentco Common Stock shall be deemed to be cancelled and no longer outstanding. The Sponsor hereby acknowledges and agrees that pursuant to the First Merger, at the Effective Time, the Tastemaker Class B Common Stock shall automatically be converted into the right to receive, in the aggregate, (x) a number of shares of Parentco Common Stock equal to 4,830,000 less the number of Forfeited Securities, and (y) 2,070,000 Deferred Sponsor Shares. The Sponsor further acknowledges and agrees that the terms and conditions of the Deferred Sponsor Shares (including the restrictions on transfer of any such Deferred Sponsor Shares provided therein) are governed by §2.05 (Deferred Shares) of the BCA and the Sponsor acknowledges and agrees to be bound by such terms and conditions. Notwithstanding the foregoing, the number of Forfeited Securities forfeited pursuant to this Section 5 shall be reduced by (i) the number of shares of Tastemaker Common Stock and (ii) 1/3 of the number of Tastemaker Warrants, in each case, that are transferred by the Sponsor or its affiliates to facilitate any private placement of Equity Securities of Tastemaker or Parentco, any non-redemption agreement, or any similar arrangement, in each case, approved by the Companies.
6.   The Sponsor hereby agrees that, immediately following the Effective Time, the Sponsor shall transfer to the Company Equityholders, through execution and delivery of an instruction letter to Parentco’s transfer agent, for no consideration, 2,610,000 Parentco Warrants in the aggregate (the “Transferred Warrants”). The Transferred Warrants shall be allocated amongst the Company Equityholders in accordance with the Allocation Schedule (or as otherwise directed in writing by the Company Equityholders at least two Business Days prior to the Closing Date).
7.   This Letter Agreement and the obligations of the Sponsor under this Letter Agreement shall automatically terminate upon the termination of the BCA in accordance with its terms. Upon termination, no party shall have any further obligations or liabilities under this Letter Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of this Letter Agreement occurring prior to termination.

8.   This Letter Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Letter Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise).
9.   This Letter Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement. Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Letter Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
10.   This Letter Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Letter Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Letter Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Letter Agreement or the Transactions may not be enforced in or by any of the above-named courts.
11.   Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Letter Agreement.
12.   This Letter Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Signature Pages Follow

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.
TASTEMAKER SPONSOR LLC
By:
/s/ Gregory Golkin

Name: Gregory Golkin
Title: Managing Member
QUALITY GOLD, INC.
By:
/s/ Michael J. Langhammer

Name: Michael J. Langhammer
Title: Chief Executive Officer
[Signature Page to Voting Support and Waiver Letter Agreement]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
In connection with the business combination, New Parent will enter into indemnification agreements with each of its directors and certain executive officers. These agreements will provide that New Parent will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.
New Parent will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of New Parent arising out of claims based on acts or omissions in their capacities as directors or officers.

Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit	Description
1.1	Underwriting Agreement, dated January 7, 2021, by and between Tastemaker Acquisition Corp. and Stifel, Nicolaus & Company, Incorporated.(1)
2.1†	Business Combination Agreement, dated as of October 20, 2022, by and among Tastemaker
Acquisition Corp., Quality Gold Holdings, Inc., Tastemaker Merger Sub, Inc., QGM Merger Sub,
Inc., J&M Merger Sub, Inc., L&L Merger Sub, Inc., Quality Gold Merger Sub, Inc., Quality Gold,
Inc., QGM, LLC, J & M Group Holdings Inc. and L & L Group Holdings, LLC (included as
Annex A to this proxy statement/prospectus).
3.1	Certificate of Incorporation of Quality Gold Holdings, Inc.
3.2	Bylaws of Quality Gold Holdings, Inc. (included as Annex C to this proxy statement/prospectus).
3.3	Form of Amended and Restated Certificate of Incorporation of Quality Gold Holdings, Inc. (included as Annex B to this proxy statement/prospectus).
4.1	Warrant Agreement, dated January 7, 2021, between the Tastemaker Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.(1)
4.2	Form of Warrant Assignment, Assumption and Amendment Agreement, by and among between Tastemaker Acquisition Corp., Quality Gold Holdings, Inc., and Continental Stock & Trust Company, as warrant agent.
4.3	Form of Registration Rights and Lock-up Agreement by and among Quality Gold Holdings, Inc.
and each of the persons or entities listed on Schedule A thereto (included as Annex D to this proxy statement/prospectus).
5.1+	Opinion of Frost Brown Todd LLP with respect to the legality of the securities being registered.
8.1+	Opinion of Frost Brown Todd LLP regarding tax matters.
10.1	Registration Rights Agreement, dated January 7, 2021, by and among Tastemaker Acquisition Corp. and Tastemaker Sponsor LLC.(1)
10.2	Letter Agreement, dated January 7, 2021, by and among Tastemaker Acquisition Corp., Tastemaker Sponsor LLC, and Tastemaker Acquisition Corp.’s officers and directors.(1)
10.3	Investment Management Trust Agreement, dated January 7, 2021, by and between Tastemaker Acquisition Corp. and Continental Stock Transfer & Trust Company.(1)
10.4	Administrative Support Agreement, dated January 7, 2021, by and between Tastemaker Acquisition Corp. and the Tastemaker Sponsor LLC.(1)
10.5	Private Placement Warrants Purchase Agreement, dated January 7, 2021, by and between Tastemaker Acquisition Corp. and Tastemaker Sponsor LLC.(1)
10.6	Support Agreement, dated as of October 20, 2022, by and among Tastemaker Acquisition Corp., Michael Langhammer, Jason Langhammer and the other parties thereto.(2)
10.8	Sponsor Support and Waiver Letter Agreement, dated as of October 20, 2022, by and among Tastemaker Sponsor LLC and Quality Gold, Inc. (included as Annex E to this proxy statement/prospectus).
10.9#	Form of Quality Gold Holdings, Inc. 2023 Incentive Compensation Plan.
10.10	Promissory Note, dated March 22, 2022, issued by Tastemaker Acquisition Corp. to Tastemaker Sponsor LLC.(3)
10.11	Promissory Note, dated July 21, 2022, issued by Tastemaker Acquisition Corp. to Tastemaker Sponsor LLC.(4)
10.12†	Consignment Agreement, dated December 20, 2018, by and between Quality Gold, Inc., MTM, Inc. and HSBC Bank USA, National Association.
10.13	First Amendment and Agreement to Consignment Agreement, dated September 13, 2019, by and between Quality Gold, Inc., MTM, Inc. and HSBC Bank USA, National Association.

Exhibit	Description
10.14†	Consent and Second Amendment and Agreement to Consignment Agreement, dated October 1, 2020, by and between Quality Gold, Inc., MTM, Inc. and HSBC Bank USA, National Association.
10.15	Third Amendment and Agreement to Consignment Agreement, dated February 24, 2021, by and between Quality Gold, Inc., MTM, Inc. and HSBC Bank USA, National Association.
10.16	Waiver and Fourth Amendment and Agreement to Consignment Agreement, dated October 19, 2021, by and between Quality Gold, Inc., MTM, Inc. and HSBC Bank USA, National Association.
10.17	Joinder and Fifth Amendment and Agreement to Consignment Agreement, dated December 30, 2021, by and between Quality Gold, Inc., MTM, Inc., L&L Group Holdings, LLC and HSBC Bank USA, National Association.
10.18	Purchase and Sale Agreement, dated December 20, 2018, by and between Quality Gold, Inc., MTM, Inc. and HSBC Bank USA, National Association.
10.19	Bill of Sale, dated December 20, 2018, by and between Quality Gold, Inc., MTM, Inc. and HSBC Bank USA, National Association.
10.20	Guaranty Agreement, dated December 20, 2018, by and between Gold Limited Liability Company, Gold/Gold/Gold, Inc., LogoArt LLC, QGM, LLC, QG Refining, LLC, J & M Group Holdings, Inc., J & M Group Holdings Italy, LLC and HSBC Bank USA, National Association.
10.21	Security Agreement, dated December 20, 2018, by and between Gold Limited Liability Company,
Gold/Gold/Gold, Inc., LogoArt LLC, QGM, LLC, QG Refining, LLC, J & M Group Holdings,
Inc., J & M Group Holdings Italy, LLC and HSBC Bank USA, National Association.
10.22	Security Agreement, dated December 20, 2018, by and between Quality Gold, Inc., MTM, Inc. and HSBC Bank USA, National Association.
10.23†	Master Bullion Consignment Agreement, dated February 24, 2021, by and between Quality Gold, Inc., MTM, Inc., L&L Group Holdings, LLC and Bank of Montreal.
10.24	Joinder, Waiver and Amendment No. 1 to Master Bullion Consignment Agreement, dated October 19, 2021, by and between Quality Gold, Inc., MTM, Inc., L&L Group Holdings, LLC and Bank of Montreal.
10.25	Guaranty Agreement, dated Feb 24, 2021, by and between Gold Limited Liability Company, Gold/Gold/Gold, Inc., LogoArt LLC, QGM, LLC, QG Refining, LLC, J & M Group Holdings, Inc., J & M Group Holdings Italy, LLC and Bank of Montreal.
10.26	Security Agreement, dated Feb 24, 2021, by and between Gold Limited Liability Company, Gold/Gold/Gold, Inc., LogoArt LLC, QGM, LLC, QG Refining, LLC, J & M Group Holdings, Inc., J & M Group Holdings Italy, LLC and Bank of Montreal.
10.27	Security Agreement, dated Feb 24, 2021, by and between Quality Gold, Inc., MTM, Inc. and Bank of Montreal.
10.28†	Revolving Credit, Term Loan and Security Agreement, dated December 20, 2018, by and between
Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank,
National Association.
10.29	Revolving Credit Note, dated December 20, 2018, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank, National Association.
10.30†	Working Cash, Line of Credit, Investment Sweep Rider, dated December 20, 2018, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank, National Association.
10.31	Term Note A, dated December 20, 2018, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank, National Association.
10.32	Guaranty, dated December 20, 2018, by and between Gold/Gold/Gold, Inc, QGM, LLC, QG Refining, LLC, J & M Group Holdings, Inc., J & M Group Holdings Italy, LLC and PNC Bank, National Association.

Exhibit	Description
10.33	Security Agreement, dated December 20, 2018, by and between Gold/Gold/Gold, Inc, QGM, LLC, QG Refining, LLC, J & M Group Holdings, Inc., J & M Group Holdings Italy, LLC and PNC Bank, National Association.
10.34†	Trademark Security Agreement, dated December 20, 2018, by and between Quality Gold, Inc. and PNC Bank, National Association.
10.35	Amendment No. 1 to Loan Documents, dated October 1, 2019, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank, National Association.
10.36	Amendment No. 2 to Loan Documents, dated September 29, 2020, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank, National Association.
10.37	Amendment No. 3 to Loan Documents, dated February 24, 2021, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank, National Association.
10.38†	Joinder and Amendment No. 4 to Loan Documents, dated October 19, 2021, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC, L&L Group Holdings, LLC and PNC Bank, National Association.
10.39	Amendment No. 5 to Loan Documents, dated April 26, 2022, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank, National Association.
10.40	Amendment No. 6 to Loan Documents, dated June 28, 2022, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank, National Association.
10.41	Amendment No. 7 to Loan Documents, dated September 29, 2022, by and between Quality Gold, Inc., MTM, Inc., Gold Limited Liability Company, LogoArt LLC and PNC Bank, National Association.
10.42	Intercompany Master Lease Agreement, dated April 1, 2022, by and between QGC Landholdings, LLC and Quality Gold, Inc.
10.43	Non-Negotiable Promissory Note, dated April 18, 2022, by and between Quality Gold, Inc. and QGC Land Holdings, LLC.
10.44	Promissory Note, dated December 9, 2022, issued by Tastemaker Acquisition Corp. to Tastemaker Sponsor LLC.(5)
23.1	Consent of Marcum LLP.
23.2	Consent of Grant Thornton LLP.
24.1	Power of Attorney (included on signature page).
99.1+	Form of Consent of [•] to be named as a director.
99.2+	Form of Proxy Card.
107	Filing Fee Table.

+
To be filed by amendment.

#
Indicates management contract or compensatory plan or arrangement.

†
Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.

(1)
Incorporated by reference to an exhibit to Tastemaker Acquisition Corp.’s current report on Form 8-K filed with the SEC on January 13, 2021.

(2)
Incorporated by reference to an exhibit to Tastemaker Acquisition Corp.’s current report on Form 8-K filed with the SEC on October 21, 2022.

(3)
Incorporated by reference to an exhibit to Tastemaker Acquisition Corp.’s annual report on Form 10-K filed with the SEC on March 25, 2022.

(4)
Incorporated by reference to an exhibit to Tastemaker Acquisition Corp.’s current report on Form 8-K filed with the SEC on July 25, 2022.

(5)
Incorporated by reference to an exhibit to Tastemaker Acquisition Corp.’s current report on Form 8-K filed with the SEC on December 13, 2022.

Undertakings
The undersigned registrant hereby undertakes:
A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, Ohio, on December 22, 2022.
Quality Gold Holdings, Inc.
By:	/s/ Michael Langhammer
Name: Michael Langhammer
Title: Chief Executive Officer and President
Power of Attorney
Each person whose individual signature appears below hereby authorizes and appoints Michael Langhammer and Dennis Horn, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:
Signature	Title	Date
/s/ Michael Langhammer Michael Langhammer	Chief Executive Officer, President and Director (Principal Executive Officer)	December 22, 2022
/s/ Dennis Horn Dennis Horn	Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2022
/s/ Jason Langhammer Jason Langhammer	Chief Operating Officer, Secretary and Director	December 22, 2022